Exhibit (17)(e)

Open Funds

Annual Report

October 31, 2014

www.transamerica.com

Customer Service 1-888-233-4339

P.O. Box 9012 • Clearwater, FL 33758-9012

Distributor: Transamerica Capital, Inc.

Dear Fellow Shareholder,

On behalf of Transamerica Funds, I would like to thank you for your continued support and confidence in our products as we look forward to continuing to serve you and your financial adviser in the future. We value the trust you have placed in us.

This annual report is provided to you with the intent of presenting a comprehensive review of the investments of each of your Funds. The Securities and Exchange Commission requires that annual and semi-annual reports be sent to all shareholders, and we believe this report to be an important part of the investment process. In addition to providing a comprehensive review, this report also provides a discussion of accounting policies as well as matters presented to shareholders that may have required their vote.

We believe it is important to understand market conditions over the last year in order to provide a context for reading this report. At the beginning of this year, markets were focused on the possibility that 2014 would be the year that quantitative easing—the extraordinary monetary accommodation enacted by the U.S. Federal Reserve (“Fed”)—would finally be coming to an end. Fed officials had widely publicized their intentions to end the quantitative easing program as long as they saw continued improvement in the economy. In a welcomed development, the economy and the all-important labor market continued to make gains throughout 2014, with the Bureau of Labor Statistics reporting that the unemployment rate falling below six percent in September, the first time this has occurred since July 2008.

For all of the economic improvements witnessed in the U.S., much of the rest of the world seems to have been on a different path. Europe produced anemic economic growth, as it continued to grapple with weak internal demand and structural imbalances. Japan, a very indebted country, has been attempting to boost its economy through aggressive Central Bank stimulus. Finally, China has been working to slowly let the air out of speculative areas of its economy while trying to avoid damaging its broader economy.

Given the notable differences in Central Bank policy and the different degrees of economic health in which major economies find themselves, it is little surprise that the returns from major asset classes have varied. For the year ended October 31, 2014, the S&P 500® returned 17.27% while the Morgan Stanley Capital International Europe, Australasia, Far East Index, representing international developed market equities, lost 0.17%. During the same period, the Barclays U.S. Aggregate Bond Index returned 4.14%. Please keep in mind that it is important to maintain a diversified portfolio as investment returns have historically been difficult to predict.

In addition to your active involvement in the investment process, we firmly believe that a financial adviser is a key resource to help you build a complete picture of your current and future financial needs. Financial advisers are familiar with the market’s history, including long-term returns and volatility of various asset classes. With your financial adviser, you can develop an investment program that incorporates factors such as your goals, your investment timeline, and your risk tolerance.

Please contact your financial adviser if you have any questions about the contents of this report, and thanks again for the confidence you have placed in us.

Sincerely,

Marijn Smit

President & Chief Executive Officer

Transamerica Funds

Tom Wald, CFA

Chief Investment Officer

Transamerica Funds

The views expressed in this report reflect those of the portfolio managers only and may not necessarily represent the views of Transamerica Funds. These views are subject to change based upon market conditions. These views should not be relied upon as investment advice and are not indicative of trading intent on behalf of Transamerica Funds.

Transamerica Capital Growth

(unaudited)

MARKET ENVIRONMENT

Although volatility re-emerged toward the end of the period, U.S. stocks appreciated strongly over the 12-month period. After much anticipation, the U.S. Federal Reserve (“Fed”) announced in December 2013 that it would begin reducing its bond purchases beginning the next month. Stocks finished 2013 on a high note but stumbled in the early months of 2014 as an exceptionally cold winter dampened economic activity. As the year progressed, economic growth recovered and stocks resumed their climb. However, August saw a return to volatility as geopolitical risks intensified, the pace of global economic growth slowed, and the timing of the Fed’s first rate hike was debated. A spike in oil prices during the summer also contributed to some softness in U.S. economic data. After recovering their losses in September, stocks tumbled sharply again in October. Uncertainty about U.S. corporate earnings growth and weak economic data in Europe and China contributed to market volatility. In the final weeks of the period, stocks rallied strongly, erasing the losses from the downturn earlier in October.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Capital Growth Class A returned 16.52%. By comparison, its benchmark, the Russell 1000® Growth Index, returned 17.11%.

STRATEGY REVIEW

The investment team looks for high-quality growth companies that we believe have these attributes: sustainable competitive advantages, above-average business visibility, rising return on invested capital, strong free cash flow generation and a favorable risk/reward profile. We find these companies through intense fundamental research. Our emphasis is on secular growth, and as a result, short-term market events are not as meaningful in the stock selection process.

The Fund slightly underperformed its benchmark during the year ended October 31, 2014.

Stock selection in the Health Care sector was the largest positive contributor to relative performance during the period. Illumina, Inc., a leader in genetic testing and analysis, was the Fund’s top-contributing holding for the period. Although Illumina, Inc.’s stock price was pressured by a general sell-off in high-growth and high-valuation stocks in March and April, its shares recovered significantly in May and June. We attributed the strength to continued investor enthusiasm for the company’s progress in lowering the cost of genome mapping. We believe Illumina, Inc. is unique because it controls the core patents and intellectual property used in analyzing genetic variation and biological function, and provides best-in-class genomic tools for academic and industry researchers to generate valuable medical information that can potentially enhance drug discovery and clinical research.

The Consumer Staples and Information Technology (“IT”) sectors also added to relative returns. A holding in specialty coffee producer Keurig Green Mountain, Inc. was the chief contributor in the Consumer Staples sector. In the IT sector, both an overweight position and stock selection bolstered relative results. The Fund’s holding in online social networking service Facebook, Inc., Class A led the IT sector’s performance.

The Consumer Discretionary sector detracted the most from relative performance during the period. Both stock selection and an overweight position were unfavorable to returns, with e-commerce giant Amazon.com, Inc. hurting the most. Its shares were pressured earlier in 2014 during the general sell-off in high growth, high multiple stocks. In addition, the company’s results have fallen short of high expectations due to somewhat slower unit growth and reinvestment in various business initiatives which is weighing on near-term profitability. We believe this could be transitory and remain attracted to Amazon.com, Inc., as we believe the company has substantial scale, strong brand and competitive advantages, which should allow it to continue gaining market share in both its core retail and cloud computing businesses. Stock selection in the Industrial sector also diminished relative returns. All four of the Fund’s holdings in the sector had a negative impact on performance. In the Financial sector, both stock selection and an overweight position dampened performance. Although most of the Fund’s holdings in the sector added to performance, relative gains were hampered by the Fund’s lack of exposure to real estate investment trusts (“REITs”), a group which performed well within the Index during the period.

During the period, the Fund utilized options for foreign exchange management. These positions detracted from performance.

Dennis P. Lynch

Alexander T. Norton

Armistead B. Nash

David S. Cohen

Jason C. Yeung, CFA

Sam G. Chainani, CFA

Co-Portfolio Managers

Morgan Stanley Investment Management Inc.

Transamerica Funds	Annual Report 2014

Transamerica Capital Growth

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	16.52%	17.64%	11/13/2009
Class A (POP)	10.09%	16.30%	11/13/2009
Russell 1000® Growth Index (A)	17.11%	16.32%
Class B (NAV)	15.39%	16.79%	11/13/2009
Class B (POP)	10.39%	16.68%	11/13/2009
Class C (NAV)	15.74%	16.91%	11/13/2009
Class C (POP)	14.74%	16.91%	11/13/2009
Class I (NAV)	16.88%	18.73%	11/30/2009
Class I2 (NAV)	17.05%	23.11%	09/30/2011

(A) The Russell 1000® Growth Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Returns on growth stocks may not move in tandem with returns on other categories of stocks or the market as a whole. Growth stocks may be particularly susceptible to larger price swings or to adverse developments. Growth stocks as a group may be out of favor and underperform the overall equity market for a long period of time, for example, while the market favors “value” stocks.

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Concentrated Growth

(formerly, The Torray Resolute Fund)

(unaudited)

MARKET ENVIRONMENT

The last 12 months continued to generate the kind of positive returns enjoyed by investors over the past five years. Equity markets are rising along with steady underlying fundamentals: moderate economic growth, muted inflation, low cost of capital and productivity-driven profit margin expansion. With this as a backdrop, profits at U.S. companies are growing; over the past five years (as of 9/30/14), earnings for the Russell 1000® Growth Index (the “Index”) have compounded at a double digit pace as the Index has gained more than 15% on an average annual basis. Despite the occasional bout of volatility, robust returns have been supported by similar earnings growth.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Concentrated Growth Class I returned 11.34%. By comparison, its benchmark, the Russell 1000® Growth Index, returned 17.11%.

STRATEGY REVIEW

The Fund’s strategy is to invest in companies with proven records of increasing earnings on a consistent and sustainable basis. Over the long term, this has been a successful approach for producing attractive returns without assuming excessive risk. Over the last 12 months, the strategy has performed in a manner consistent with expectations, lagging in a particularly strong market while offering lower risk characteristics compared to its benchmark and peers. For the period, underperformance was largely the result of three factors: (1) not assuming enough risk in the strongest areas of the market, which included Health Care and Biotechnology, and (2) poor stock selection in cyclical areas, such as Materials and Industrials, and (3) timing of fund flows resulting in higher-than-desired cash levels. We have addressed the mechanics of the fund flow process to reduce the potential for future impact. Despite recent underperformance, we remain committed to our strategy of investing in high-quality companies with sustainable growth characteristics. We have taken advantage of recent volatility to make a number of new investments we believe contribute to the Fund’s growth profile and decrease associated market risks.

The three best performing holdings over the period contributed 4.2% to performance. These included Apple, Inc., Gilead Sciences, Inc., and Fiserv, Inc. Conversely, the three worst performing holdings detracted just 2.1% from performance, which included FMC Corp., Class A, Core Laboratories NV, and Precision Castparts Corp. Sector performance was largely consistent with the winners and losers identified above; the best performing sectors were Information Technology, Consumer Discretionary and Telecommunication Services. The poorest performing sectors were Industrials, Materials and Health Care. Underperforming sectors were penalized by growing concerns about global growth, a rising dollar, declining commodity prices and moderating demand for industrial goods. As foreign holdings constitute less than 10% of the Fund’s value, country performance had little effect on performance.

In the face of uncertainty, perspective is critical to successful investing. U.S. equities have exhibited a remarkable degree of resilience despite numerous geopolitical and economic risks. Recent events have caused some to question this resilience and cast an element of risk aversion over global capital markets. We don’t believe much has changed in the economy since the market reached a high in September 2014. The basic message remains the same: a gradually improving global economy led by a strong U.S. economy. We believe that short-term challenges should not overshadow long-term opportunities, which include low energy costs, high productivity, declining unemployment and low inflation. Importantly, we continue to see many long-term growth trends fueled by innovation and outstanding companies. Our strategy is to identify and invest in these trends and the businesses that benefit from them over time.

Nicholas C. Haffenreffer

Portfolio Manager

Torray LLC

Transamerica Funds	Annual Report 2014

Transamerica Concentrated Growth

(formerly, The Torray Resolute Fund)

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class		Inception Date
Class A (NAV)	N/A	4.17	% (A)	03/01/2014
Class A (POP)	N/A	(1.58	)% (A)	03/01/2014
Class C (NAV)	N/A	3.66	% (A)	03/01/2014
Class C (POP)	N/A	2.66	% (A)	03/01/2014
Class I (NAV)	11.34%	14.90%		12/31/2010
Russell 1000® Growth Index (B)	17.11%	15.64%
Class I2 (NAV)	N/A	4.43	% (A)	03/01/2014

(A) Not annualized.

(B) The Russell 1000® Growth Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Equities are subject to market risk meaning that stock prices in general may decline over short or extended periods of time. The Fund may be more concentrated than that of a more diversified fund, subjecting it to greater fluctuation and risk.

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Dividend Focused

(unaudited)

MARKET ENVIRONMENT

Equity markets around the globe remained resilient during the period despite a number of geopolitical risks, including the violence in Middle East, Argentina’s default, the continuing Russia/Ukraine dispute, fears of a slowdown in China, and the Ebola scare. Meanwhile, central banks sent mixed messages, with European and Japanese Central banks signaling further accommodation while the U.S. Federal Reserve (“Fed”) continued to wind down the massive, multi-year stimulus program that has driven interest rates to near-record lows and domestic stock markets to record highs.

Several trends within our primary large cap value universe, the Russell 1000® Value Index (the “Index”), have created significant headwinds for active managers over the last 12 months and even prior years. First, the smaller/mid cap stocks in the Index have outperformed the largest capitalization stocks. Another trend is the meaningful outperformance of low and non-dividend paying stocks in tandem with lower quality companies that have outperformed higher quality companies.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Dividend Focused Class A returned 14.14%. By comparison, its benchmark, the Russell 1000® Value Index, returned 16.46%.

STRATEGY REVIEW

Our approach to the equity market is based on the underlying philosophy that markets are inefficient. These inefficiencies can best be exploited through adherence to a value-oriented investment process dedicated to the selection of securities on a bottom-up basis and constructing concentrated portfolios.

We stay fully invested with a conservative orientation based on our belief that superior returns can be achieved while taking below average risks. We implement this strategy by constructing portfolios of individual stocks that reflect all three value characteristics: price/earnings and price/book ratios below the market and dividend yields above the market (S&P 500®). In addition, the strategy requires that stocks purchased in the Fund not only pay a dividend, but also that each stock has a consecutive 25-year history of paying cash dividends. While we are exacting in our definition of value, we are equally demanding in our pursuit of quality companies. We seek companies with profitability and earnings growth greater than the market. Our history indicates that a strategy of emphasizing discounted valuations and high dividend yields provides a measure of protection in down markets, as well as participation in improving economic cycles.

The Fund modestly trailed the value benchmark for the year ended October 31, 2014. Performance of selections in the Industrials sector was one of the largest contributors to performance, although relative allocation diminished some of the positive effects. Overweighting the Health Care sector also positively contributed to performance. The top five contributing stocks included Southwest Airlines Co., Cardinal Health, Inc., Teva Pharmaceutical Industries, Ltd. (no longer held at year end), General Dynamics Corp., and Raytheon Co.

Not participating in the Information Technology sector was the greatest detractor from performance as none of the Tech stocks that detracted from relative performance met the 25-year divided paying history requirement. Also detracting were stock selection combined with allocation in Financials, Telecommunication Services and Materials. Holdings in Consumer Discretionary also detracted from performance, but underweighting the sector lessened some of the negative total effect. The five largest detractors from performance for the period were BP PLC, Target Corp., Loews Corp., Occidental Petroleum Corp., and CRH PLC.

We believe the market is transitioning from dependence upon an accommodative Fed and low interest rates. Additionally, if central banks continue to diverge in their monetary policies to the benefit of the U.S. dollar, there may be an additional element of volatility and complexity that should benefit our active and fundamental stock selection process.

Ray Nixon, Jr.

Lewis Ropp

Brian Quinn, CFA

Co-Portfolio Managers

Barrow, Hanley, Mewhinney & Strauss, LLC

Transamerica Funds	Annual Report 2014

Transamerica Dividend Focused

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	14.14%	19.49%	01/04/2013
Class A (POP)	7.84%	15.86%	01/04/2013
Russell 1000® Value Index (A)	16.46%	21.68%
Class C (NAV)	13.30%	18.61%	01/04/2013
Class C (POP)	12.30%	18.61%	01/04/2013
Class I (NAV)	14.37%	19.71%	01/04/2013
Class I2 (NAV)	14.56%	19.86%	01/04/2013

(A) The Russell 1000® Value Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Focused funds are less diversified than other mutual funds; therefore, the performance of each holding in a focused fund has a greater impact upon the overall portfolio, which increases the risks associated with investing in the Fund. Value investing carries the risk that the market will not recognize a security’s intrinsic value for a long time or that a stock considered undervalued. ADRs involve the same risks as foreign securities including currency fluctuations, adverse social and political developments, and relatively small size and lesser liquidity of the markets.

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Debt

(unaudited)

MARKET ENVIRONMENT

Over the past fiscal year, the emerging market debt universe has witnessed periods of both euphoria and pain. 2014 started in a frenzy as the Turkish Central Bank hiked rates aggressively in late January, causing a dramatic turn in investor sentiment. Following the inauspicious start, the first half of 2014 recovered to report impressive returns despite geopolitical headwinds in Russia and the Middle East. With the call for higher interest rates in the U.S. and a stronger dollar failing to materialize for much of the first half, emerging market assets performed well. Corporate spreads tightened and foreign exchange (“F/X”), away from the hotspot of Russia, appreciated versus developed market currencies across the board. In the second half of the year, the euphoria faded, and despite U.S. interest rates rallying, the dollar appreciated dramatically and market sentiment shifted negatively. Commodity prices dropped, and high beta sovereigns and local currency positions underperformed.

Two themes have been driving factors in overall risk sentiment as it pertains to the asset class: elections and U.S. interest rates. On the election side, India and Indonesia have voted for reform while Brazil and Turkey have opted for the status quo. Meanwhile, U.S. interest rates remain low, with many investors looking at the U.S. as a potential carry trade given low yields in Germany and Japan. We believe that the election follow through will be key in determining the flow of funds into emerging economies, while the direction of interest rates will remain a heated debate for the some time to come.

“Data dependent” has been the phrase of the day, and the market continues to search for clues as to where and when the U.S. Federal Reserve (“Fed”) will move interest rates higher. With asset purchases ending in the U.S. and the European Central Bank trying to stimulate, the world is left wondering whether or not growth will materialize. Emerging market policy makers are adjusting to this in different ways, with some maintaining a focus on controlling inflation and others toeing the line between inflation and growth.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Emerging Markets Debt Class A returned 4.91%. By comparison, its benchmark, the J.P. Morgan Emerging Markets Bond Index Global, returned 7.20%.

STRATEGY REVIEW

The Fund underperformed its benchmark, the J.P. Morgan Emerging Market Bond Index Global (the “Index”) during the fiscal year. The Fund’s diverse allocation underperformed, as high beta sovereign paper and local currency exposure lagged longer duration U.S. dollar (“USD”) sovereign paper. The Fund’s lack of exposure to interest rate sensitive securities, in favor of event dependent sovereign exposure was a large drag on performance.

The local currency exposure in the Fund ranged from 20% to 32% for the year. The focus remained on higher real rate countries like Brazil and reform oriented regimes in Mexico. As the year progressed, the Fund did increase exposure in lower volatility Asian countries, such as Malaysia and Thailand, while reducing some exposure within the higher volatility F/X space. The Fund did increase exposure to the Indian Rupee throughout the year and remains committed to that exposure.

Corporate allocations were more dynamic, with the headlines within Russia and Ukraine driving a significant shift in the asset mix of the Fund. The Fund reduced overall Russia risk by four to five percent, primarily through a reduction of corporate and local currency assets. Corporate exposure in Brazil and Turkey were increased with a focus on the five to seven year maturity bucket, where the Fund can increase its yield advantage without significantly increasing its duration exposure. The winter could provide pockets of opportunity in credits more exposed to the Russia/Ukraine conflict, however, the Fund remains at lower levels of exposure to that region.

Finally, in the USD sovereign space it was “a tale of two cities.” Low beta investment grade sovereigns, (away from Russia), performed very well on an absolute return basis as they have kept pace with U.S. Treasuries, while high beta countries such as Ukraine and Venezuela struggled. The Fund’s exposure in high grade assets like Mexico, Colombia and Turkey helped offset some of the drag in other areas, but this wasn’t enough to compensate for local currency and high beta sovereign exposure.

Looking forward, we are committed to keeping an active balance of diversified assets in the Fund and continue to search for individual opportunities that are exploitable. Brazilian policy makers could set the tone during the fourth quarter, as the market hopes for signals that the Dilma’s second term will not be a repeat of the first. Monetary and fiscal policy responses to lower commodity prices and increased F/X volatility will likely be a key driver of both investor sentiment and asset price moves going forward. Therefore, the Fund may increase exposure in local currency assets if we see policy makers start to act. It is too soon to call for the differentiation of emerging market F/X versus developed markets; however, we believe the massive underperformance of non-dollar assets could present an attractive entry point for the Fund.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Debt

(unaudited)

STRATEGY REVIEW (continued)

Within the Fund, derivatives were a minor positive contributor to performance. The Fund used futures which were a drag on performance as well as currency forwards which added to returns.

Scott Moses, CFA

Todd Howard, CFA

Co-Portfolio Managers

Logan Circle Partners, LP

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Debt

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	4.91%	7.86%	08/31/2011
Class A (POP)	(0.07)%	6.21%	08/31/2011
J.P. Morgan Emerging Markets Bond Index Global (A)	7.20%	6.56%
Class C (NAV)	4.31%	7.14%	08/31/2011
Class C (POP)	3.32%	7.14%	08/31/2011
Class I (NAV)	5.39%	8.24%	08/31/2011
Class I2 (NAV)	5.39%	8.31%	08/31/2011

(A) The J.P. Morgan Emerging Markets Bond Index Global is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 4.75% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waiver and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

The risks of investing in foreign securities are magnified in emerging markets. These may include risks related to market and currency volatility, adverse social and political developments, and the relatively small size and lesser liquidity of these markets. Debt investing is subject to credit risk, inflation risk, and interest rate risk.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Equity

(unaudited)

MARKET ENVIRONMENT

The market environment for the year ended October 31, 2014 was volatile for the emerging markets.

While the global economy appears to be making positive gains in 2014, geopolitical risks do have the potential to disrupt this outlook. In addition, market volatility in September and October, and ongoing concerns about an Ebola epidemic have rattled investors. Growth rates may finally be able to sustain a normal, healthy recovery, albeit with the level of Gross Domestic Product (“GDP”) still tracking below previous long term trends. The global growth projection from the International Monetary Fund (“IMF”) for 2014 has been reduced by 0.3% to 3.4%. This reflects both a weak first quarter, particularly in the U.S., and a less optimistic outlook for several emerging markets. With somewhat stronger growth expected in some advanced economies next year, the IMF global growth projection for 2015 remains at 4%.

One key driver of market volatility was concerns over a Chinese slowdown. China’s GDP grew 7.5% in the second quarter of 2014 versus a year earlier, however almost half of the GDP increase was due to amplified fixed asset investment, which was up 17.3%. It appears that government stimulus continues to spur economic growth. The government has shown concerns that the drop in house prices will contribute to slower economic growth, and has taken steps to stimulate housing activity.

As is almost always the case, even in markets that are facing challenges, there will be individual companies that are thriving, and who may very well be a great investment now because of the cynicism around their area of the world. Perhaps now more than ever, a focus on good stock selection and solid macro risk control is critical. It is our opinion that emerging market equities have been, and continue to be, an important, long-term, core investment from a strategic perspective.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Emerging Markets Equity Class A returned (0.40)%. By comparison, its benchmark, the Morgan Stanley Capital International Emerging Markets Index, returned 0.98%.

STRATEGY REVIEW

The Fund continues to be positioned in line with our overall philosophy. ClariVest Asset Management LLC employs a strategy of aggressively identifying and investing in the securities of firms entering or extending a fundamental growth cycle. We manage this aggressive strategy by marrying it with a disciplined approach to portfolio construction. We maintain a balanced profile of growth and value, as demonstrated by a positive exposure to recent earnings growth relative to benchmark, as well as a positive exposure to valuation (via such measures as earnings to price) relative to benchmark.

The Fund underperformed its benchmark this fiscal year. An overweight in Health Care and an underweight in Energy contributed to performance. An underweight to Russia helped performance, whereas an overweight to South Korea detracted from performance.

Top stock-level contributors included Tata Motors, Ltd., Series V, an India-based automotive company, and Largan Precision Co., Ltd., a Taiwanese camera lens manufacturer and Apple, Inc. supplier. Tata Motors, Ltd. outperformed due to strong performance in its Jaguar Land Rover division globally, and the introduction of a new car in India in an effort to gain market share. Largan Precision Co., Ltd. helped performance as it benefited from the smartphone camera upgrade cycle and an increase in smartphone demand from China. Bottom stock-level contributors included Hyundai Motor Co., a South Korean automotive company, and Vale SA, Class B, a Brazil-based metals and mining company. Hyundai Motors Co. detracted from performance following its successful bid for the land sold by Korea Electric Power Corp. at a higher price than expected. The company also suffered from a partial labor strike and an appreciating currency. Vale SA, the world’s largest iron ore producer, hurt performance as stocks in the industry suffered from a large decline in iron ore prices. The stock was also affected by the uncertainty leading up to the presidential elections in Brazil.

David R. Vaughn, CFA

Alex Turner, CFA

Stacey Nutt, PhD

Priyanshu Mutreja, CFA

Co-Portfolio Managers

ClariVest Asset Management LLC

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Equity

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	(0.40)%	1.51%	04/30/2012
Class A (POP)	(5.92)%	(0.74)%	04/30/2012
Morgan Stanley Capital International Emerging Markets Index (A)	0.98%	2.96%
Class C (NAV)	(1.15)%	0.84%	04/30/2012
Class C (POP)	(2.13)%	0.84%	04/30/2012
Class I (NAV)	(0.04)%	1.83%	04/30/2012
Class I2 (NAV)	(0.02)%	1.91%	04/30/2012

(A) The Morgan Stanley Capital International Emerging Markets Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

The risks of investing in foreign securities are magnified in emerging markets. These may include risks related to market and currency volatility, adverse social and political developments and the relatively small size and less liquidity of these markets.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

(unaudited)

MARKET ENVIRONMENT

For the year ended October 31, 2014 we have seen a flattening of the yield curve and positive performance from the municipal bond market. For the remainder of 2014, interest rates and market volatility will be important to monitor.

Puerto Rico, Detroit, and the bond insurers were the big headlines in the first quarter. Puerto Rico successfully placed $3.5 billion in general obligation bonds that were well received. Both Assured Guaranty and National Public Finance were upgraded by S&P to AA and AA- respectively. S&P downgraded Detroit Water and Sewer bonds to CCC. Puerto Rico continued to take up the majority of the headlines after legislation was passed allowing for the restructuring of Puerto Rico Electric Power Authority (“PREPA”), Puerto Rico Aqueduct & Sewer Authority (“PRASA”), and Puerto Rico Highways & Transportation Authority (“PRHTA”). In response, Moody’s downgraded PREPA to Caa2 from Ba3, PRASA downgraded to Caa1 from Ba3, and PRHTA downgraded to Caa1 from Ba3. Puerto Rico’s General Obligation bonds were downgraded to B2 from Ba2. While it is still possible that insured Puerto Rico bonds will see full or near-full repayment, many buyers are concerned that if governments can change the rules once they might change them in the future. Continued headline risk from Puerto Rico may create opportunities across the municipal market and in the name itself. Any panic could offer further opportunities, especially if redemption’s ramp up from funds with large losses in Puerto Rico.

A common theme for 2014 was large inflows to municipal bond funds coupled with a low supply of new issues. The trend reversal from 2013 was due to falling interest rates and anemic tax-exempt supply. Between the first and second quarters of 2014 alone, inflows rose substantially. This trend into bond funds from equities could continue, especially if there is concern of a slowing economy and developing geopolitical risks.

Supply has remained tight as state and local governments have been reluctant to issue new bonds, and the majority of refunding has already occurred. Improving state budgets combined with the supply and demand imbalance have been factors contributing to more positive fundamentals of municipal bond funds. These same dynamics have also contributed to a compression of credit spreads.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Enhanced Muni Class A returned 10.05%. By comparison, its benchmark, the Barclays Managed Money Intermediate (1-17 Year) Index, returned 5.71%.

STRATEGY REVIEW

The Fund’s outperformance was primarily attributable to duration management, credit quality allocation, bond selection and active management. Over the course of the year, the duration of the Fund has moved slightly, but remained range bound. It was extended in the first half of the year and then scaled back slightly to opportunistically capitalize on the supply/demand imbalance of longer dated bonds.

Additionally, there was an increased exposure to lower rated credits, however, the average credit quality remained constant at A. This move helped bolster relative performance.

Looking ahead, we will continue to closely monitor and potentially adjust the Fund’s exposure to interest rates (i.e., duration). However, we don’t currently anticipate an upward move in interest rates in the first half of 2015.

Matthew Dalton

Brian Steeves

Co-Portfolio Managers

Belle Haven Investments, L.P.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	10.05%	8.02%	10/31/2012
Class A (POP)	6.45%	6.23%	10/31/2012
Barclays Managed Money Intermediate (1-17 Year) Index (A)	5.71%	2.32%
Class C (NAV)	9.35%	7.35%	10/31/2012
Class C (POP)	8.35%	7.35%	10/31/2012
Class I (NAV)	10.16%	8.10%	10/31/2012

(A) The Barclays Managed Money Intermediate (1-17 Year) Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the previous 10 years or since the inception date of the class, whichever is more recent. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 3.25% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Municipal bond prices can rise or fall depending on interest rates. Interest rate changes generally have a greater effect on long-term bond prices. All municipal bonds carry credit risk that the issuer will default or be unable to make timely payments of interest and principal. Generally, lower rated bonds carry more credit risk.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Flexible Income

(unaudited)

MARKET ENVIRONMENT

The year ended October 31, 2014 can be summarized as great expectations that were never met. This narrative applies most directly to the economic recovery and the expected sell-off in fixed income markets, especially long duration assets.

The expectations were building throughout 2013 as the 10-year Treasury rate almost doubled, briefly piercing the 3% threshold. This move was intertwined with the consensus thinking that the growth rate of the U.S. economy was finally going to hit terminal velocity of close to three percent. All was perceived to be going as planned until Mother Nature chimed in. The cold weather and snow in the first quarter of this year sent inventory accumulation into hibernation. What magnified the weather event is that in the second half of 2013, factories had been participating in the consensus view that the economy was accelerating by rapidly ramping up their inventories in anticipation of higher demand in 2014. The literal freeze in economic activity in the first quarter of 2014 created such a drag that it was quickly made apparent that the full-year growth numbers were not going to be attainable.

The underwhelming economic performance was not just a U.S. event. The consensus in the Eurozone had also been calling for a healthy acceleration. However, the necessary balance sheet repairs needed to allow banks to pass the Asset Quality Review test meant that lending to the region would be very hard to come by. Such a restriction of private credit, especially to the Small & Medium Sized Enterprises, is completely contrary to what is required for an economic expansion. The ensuing slowdown was not limited to the periphery, as even the German growth engine lost steam.

The most recent policy answer to the European growth problem created a new global narrative – divergent monetary policy in the developed world. At a time when the U.S. and U.K. have been winding down quantitative easing (“QE”) and talking about raising interest rates, Japan and Europe have been going the other way – either increasing the pace of QE or seeking alternative ways to implement QE policy. (Even the largest Emerging Market country (China) is adding stimulus through numerous channels.) This divergence of policy has resulted in a huge interest rate differential between sovereign bonds and has incentivized, in part, investors domiciled in countries with low yields to buy debt instruments in (relatively) higher interest bearing countries. This so called ‘tractor-beam’ effect has also contributed downward pressure to U.S. interest rates.

As is often the case, what the consensus was expecting to be the worst asset class for the coming year (i.e., 30-year Treasuries) turned out to be one of the best, especially after accounting for volatility. Can history repeat itself in 2015? It will be tough, at least for the long bond, given the challenges to attaining capital appreciation on top of the lower starting yield versus last year. Much of the 2015 narrative could be a continuation of the divergence in global monetary policy – does the U.S. Federal Reserve (“Fed”) and Bank of England start hiking rates in 2015? Does the European Central Bank start sovereign QE? How long does the Bank of Japan keep up its torrid pace of QE? While the answers to these questions may play out in due time, with no recession seen in site, Aegon USA Investment Management, LLC remains of the view that risk assets remain in a long-term bull market.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Flexible Income Class A returned 3.98%. By comparison, its benchmark, the Barclays U.S. Aggregate Bond Index, returned 4.14%.

STRATEGY REVIEW

The Fund achieved a higher gross total return than the benchmark for the fiscal year ended October 31, 2014. The biggest driver of performance was our overweighting of various spread products, primarily, corporate bonds (investment grade and high yield). In addition, investments in non-agency residential mortgage backed securities (“RMBS”) as well as name and sector selection added to Fund performance. Our underweighting of U.S. Treasuries and Agency mortgage backed securities (“MBS”) securities helped performance given their minimal carry and interest rate risk.

Corporate bonds continued to benefit from strong corporate profitability and robust market technicals. However, given the increase in M&A activity this year, diligence to avoid idiosyncratic risks became more paramount. Our overweighting of financials benefited the Fund during the period, as we have seen credit spreads tighten due to the improved environment for asset quality and regulations supporting credit quality.

Within other spread sectors, our allocation to non-agency RMBS was a solid contributor during the fiscal year. Improvement in the housing environment due to price appreciation, lower delinquencies and higher recoveries all helped RMBS performance. We continued to be selective in our emerging markets positioning, investing mostly in Mexico and in solid corporate credits. Though we have remained cautious on many of these markets, we believe there continue to be select opportunities to pursue yield and return.

Transamerica Funds	Annual Report 2014

Transamerica Flexible Income

(unaudited)

STRATEGY REVIEW (continued)

Finally, our yield curve positioning was a drag on performance during the year. Long Treasury bonds rallied during the year as the Fed began to normalize its policies, and given the low global interest rate environment, we were underweight this component of the yield curve. While the rally in the long end of the curve added to the Index’s total returns, the excess returns from our investments in other spread based assets helped performance for the year. While spreads on risky assets do not offer the return opportunities they once did, we believe there are still excess yield opportunities available.

Brian W. Westhoff, CFA

Doug Weih, CFA

Rick Perry, CFA

James K. Schaeffer, Jr.

Co-Portfolio Managers

Aegon USA Investment Management, LLC

Transamerica Funds	Annual Report 2014

Transamerica Flexible Income

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	5 Years	10 Years or Life of Class	Inception Date
Class A (NAV)	3.98%	7.75%	4.86%	06/29/1987
Class A (POP)	(0.98)%	6.70%	4.35%	06/29/1987
Barclays U.S. Aggregate Bond Index (A)	4.14%	4.22%	4.64%
Class B (NAV)	3.09%	6.86%	4.24%	10/01/1995
Class B (POP)	(1.91)%	6.70%	4.24%	10/01/1995
Class C (NAV)	3.26%	7.00%	4.15%	11/11/2002
Class C (POP)	2.26%	7.00%	4.15%	11/11/2002
Class I (NAV)	4.25%	N/A	7.77%	11/30/2009
Class I2 (NAV)	4.35%	8.16%	5.37%	11/08/2004

(A) The Barclays U.S. Aggregate Bond Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the previous 10 years or since the inception date of the class, whichever is more recent. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 4.75% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investing in bond funds entails interest rate and credit risk as well as additional risks in that the Fund may invest in high-yield/high-risk bonds and is subject to greater levels of liquidity risk, which are described in more detail in the prospectus.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Floating Rate

(unaudited)

MARKET ENVIRONMENT

The year ended October 31, 2014 can be summarized as great expectations that were never met. This narrative applies most directly to the economic recovery and the expected sell-off in fixed income markets, especially long duration assets.

The expectations were building throughout 2013 as the 10-year Treasury rate almost doubled, briefly piercing the 3% threshold. This move was intertwined with the consensus thinking that the growth rate of the U.S. economy was finally going to hit terminal velocity of close to three percent. All was perceived to be going as planned until Mother Nature chimed in. The cold weather and snow in the first quarter of this year sent inventory accumulation into hibernation. What magnified the weather event is that in the second half of 2013, factories had been participating in the consensus view that the economy was accelerating by rapidly ramping up their inventories in anticipation of higher demand in 2014. The literal freeze in economic activity in the first quarter of 2014 created such a drag that it was quickly made apparent that the full-year growth numbers were not going to be attainable.

The underwhelming economic performance was not just a U.S. event. The consensus in the Eurozone had also been calling for a healthy acceleration. However, the necessary balance sheet repairs needed to allow banks to pass the Asset Quality Review test meant that lending to the region would be very hard to come by. Such a restriction of private credit, especially to the Small & Medium Sized Enterprises, is completely contrary to what is required for an economic expansion. The ensuing slowdown was not limited to the periphery, as even the German growth engine lost steam.

The most recent policy answer to the European growth problem created a new global narrative – divergent monetary policy in the developed world. At a time when the U.S. and U.K. have been winding down quantitative easing (“QE”) and talking about raising interest rates, Japan and Europe have been going the other way – either increasing the pace of QE or seeking alternative ways to implement QE policy. (Even the largest Emerging Market country (China) is adding stimulus through numerous channels.) This divergence of policy has resulted in a huge interest rate differential between sovereign bonds and has incentivized, in part, investors domiciled in countries with low yields to buy debt instruments in (relatively) higher interest bearing countries. This so called ‘tractor-beam’ effect has also contributed downward pressure to U.S. interest rates.

As is often the case, what the consensus was expecting to be the worst asset class for the coming year (i.e., 30-year Treasuries) turned out to be one of the best, especially after accounting for volatility. Can history repeat itself in 2015? It will be tough, at least for the long bond, given the challenges to attaining capital appreciation on top of the lower starting yield versus last year. Much of the 2015 narrative could be a continuation of the divergence in global monetary policy – does the U.S. Federal Reserve (“Fed”) and Bank of England start hiking rates in 2015? Does the European Central Bank start sovereign QE? How long does the Bank of Japan keep up its torrid pace of QE? While the answers to these questions may play out in due time, with no recession seen in site, Aegon USA Investment Management, LLC remains of the view that risk assets remain in a long-term bull market.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Floating Rate Class A returned 2.17%. By comparison, its benchmark, the Credit Suisse Leveraged Loan Index, returned 3.77%.

STRATEGY REVIEW

The Fund finished its first full year at the end of October 2014. Preliminary performance for this time period shows the Fund slightly underperforming the benchmark. Due to the large cash installments during the ramp-up, transaction costs had a negative impact on performance. The Fund did benefit from an underweighting of Metals and Mining sectors as well as other Energy related sectors (i.e. offshore drilling) as these sectors underperformed.

In terms of valuation, we believe the leveraged loan asset class remains attractive at current levels. We believe for the next several months, loans can earn a coupon while having some potential for limited capital appreciation. This is due to our belief that Collateralized Loan Obligation issuance may create increasing demand for loans. In addition, longer term, we believe short term interest rates should eventually start to rise, potentially increasing demand for floating-rate loans which could push prices up. Fundamentally, we believe the credit markets can remain reasonably strong as the U.S. economy continues to recover and many corporate balance sheets exhibit abundant liquidity.

John F. Bailey, CFA

Jason P. Felderman, CFA

James K. Schaeffer, Jr.

Co-Portfolio Managers

Aegon USA Investment Management, LLC

Transamerica Funds	Annual Report 2014

Transamerica Floating Rate

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	2.17%	2.17%	10/31/2013
Class A (POP)	(2.69)%	(2.69)%	10/31/2013
Credit Suisse Leveraged Loan Index (A)	3.77%	3.77%
Class C (NAV)	1.43%	1.43%	10/31/2013
Class C (POP)	0.44%	0.44%	10/31/2013
Class I (NAV)	2.45%	2.45%	10/31/2013
Class I2 (NAV)	2.47%	2.47%	10/31/2013

(A) The Credit Suisse Leveraged Loan Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 4.75% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investing in high-yield bond (“junk bonds”) funds may be subject to greater volatility and risks as the income derived from these securities is not guaranteed and may be unpredictable and the value of these securities tends to decline when interest rates increases. Interest rates may go up, causing the value of the Fund’s investments to decline. Changes in interest rates, the market’s perception of the issuers and the creditworthiness of the issuers may significantly affect the value of a bond.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Global Bond

(unaudited)

MARKET ENVIRONMENT

Since the inception of the Transamerica Global Bond, there have been significant fluctuations in global currencies and interest rates. In the early part of 2014, the asset class exhibited very little currency volatility with a bullish backdrop for global rates. However, as monetary policies diverged further over the course of the year, with both the European Central Bank and the Bank of Japan committing to additional monetary easing, the U.S. dollar stood out as a compelling asset within an environment of global competitive devaluation. The commensurate commodity price weakness supported by dollar strength and weaker global demand also exacerbated moves for many developing market currencies.

PERFORMANCE

For the period ended October 31, 2014, Transamerica Global Bond Class A returned (0.82)%. By comparison, its benchmark, the Citigroup Non-U.S. Dollar World Government Bond Index (the “Index”), returned (3.64)%.

STRATEGY REVIEW

Although the absolute return was negative, the Fund outperformed the Index from inception thru October 31, 2014.

Opportunities within global fixed income remain, but room for dramatically lower yields is limited within many of the largest sovereign issuers like Germany, Japan, Sweden and other core European countries. We will look to maintain positions in countries where we believe the fundamental outlook is strongest and valuations remain supportive, such as Mexico, New Zealand and United Kingdom. Within developing market exposures, we prefer to own idiosyncratic opportunities such as India, Indonesia and longer-dated Brazil local opportunities.

The Fund is currently positioned in anticipation of a gradual rising rate environment, as we are marginally shorter duration versus the Index. There is continued anticipation that the dollar will benefit from an improving U.S. economy along with a higher probability that the U.S. Federal Reserve (“Fed”) will raise rates in mid-2015. We envisage that the majority of the U.S. dollar’s strength will be reflected in developed market currencies, such as the Japanese Yen and the Euro and to a lesser degree in developing market currencies.

The Fund utilizes derivatives such as forwards primarily to gain or hedge currency exposure. During the period, derivatives slightly detracted from returns.

Scott Moses, CFA

Todd Howard, CFA

Co-Portfolio Managers

Logan Circle Partners, LP

Transamerica Funds	Annual Report 2014

Transamerica Global Bond

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	10 Years or Life of Class		Inception Date
Class A (NAV)	(0.82	)% (A)	03/01/2014
Class A (POP)	(5.54	)% (A)	03/01/2014
Citigroup Non-U.S. Dollar World Government Bond Index (B)	(3.64	)% (A)
Class C (NAV)	(1.34	)% (A)	03/01/2014
Class C (POP)	(2.32	)% (A)	03/01/2014
Class I (NAV)	(0.71	)% (A)	03/01/2014
Class I2 (NAV)	(0.61	)% (A)	03/01/2014

(A) Not annualized.

(B) The Citigroup Non-U.S. Dollar World Government Bond Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 4.75% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investments in global/international markets involve risks not associated with U.S. markets, such as currency fluctuations adverse social and political developments, and the relatively small size and lesser liquidity of the markets. Investments in developing markets involve greater risks than investments in developed markets. Fixed income investing is subject to credit risk, inflation risk, and interest rate risk.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Global Equity

(formerly, Transamerica Multi-Manager International Portfolio)

(unaudited)

MARKET ENVIRONMENT

Since we began managing the Fund in September 2014, global equity markets experienced elevated volatility and a brief but sharp correction that bottomed in mid-October. There were a number of contributing factors: decelerating growth in most geographies outside of the U.S.; the fear of Ebola spreading beyond West Africa; falling commodity prices, especially in crude oil; and growing concern of deflation in the Eurozone. These issues prompted policymakers to seek more market-friendly measures in an effort to calm market sentiment and stimulate aggregate demand. Specifically, the European Central Bank indicated that it intends to materially expand its balance sheet through low-cost loans to European banks and asset purchases. The Chinese central bank injected 200 billion yuan ($32.7 billion) into 20 banks in an effort to boost liquidity. The Bank of Japan then gave markets a surprise Halloween treat by announcing an unexpected expansion in its quantitative and qualitative easing program on October 31, 2014. These measures helped to calm jittery markets and triggered a V-shaped recovery in equity markets around the globe.

On the currency front, the U.S. dollar rose to multi-year highs. The U.S. economy strengthened while the rest of the world appeared to be softening. Likewise, U.S. monetary policy moved toward tightening while several of its trading partners were still easing. However, in spite of the strengthening economy, U.S. Treasury’s long bond yields drifted lower in 2014. With crude oil prices sliding to multi-year lows, it may take longer to reach the U.S. Federal Reserve’s 2% inflation target.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Global Equity Class A returned 2.54%. By comparison, its primary and secondary benchmarks, the Morgan Stanley Capital International All Country World Index Net and Morgan Stanley Capital International World ex-U.S. Index, returned 7.77% and 0.30%, respectively.

STRATEGY REVIEW

We continue to expect that equities should have a positive bias as long as corporate earnings continue to grow on a year-over-year basis and valuations in general remain reasonable based on historic measures. We made several Fund changes as a result of economic and industry developments. Specifically, we reduced exposure to the energy sector as crude oil prices declined. It was unclear the extent to which Saudi Arabia would reduce production in an effort to support oil prices as it has done in the past. We also increased exposure to stocks that we believe could benefit from lower fuel costs. For example, some companies in the utilities and hospitality industries may benefit from lower fuel costs and potentially more consumer spending. We also continued to view airlines and cruise industries positively.

Additionally, we believe the strengthening U.S. dollar will start to impact many multinational corporations’ sales and earnings. U.S.-headquartered multinational corporations could face some potential headwinds as their products and services become more expensive overseas. On the other hand, select exporters in the Eurozone and Japan would likely benefit from having a much weaker home currency to boost their exports.

Our Fund’s largest sector overweight was in Health Care, which has benefited from aging demographics in the developed world and a rising standard of living in emerging markets. Select companies also benefited from breakthrough innovations in life sciences.

The Fund’s biggest sector underweight was in Materials. With China working on rebalancing its economy from infrastructure driven to a more consumption-driven growth model, we believe base metal prices are likely to continue their downward bias until production is materially curtailed.

David P. Harris, CFA

Jimmy C. Chang, CFA

Co-Portfolio Managers

Rockefeller & Co., Inc.

Transamerica Funds	Annual Report 2014

Transamerica Global Equity

(formerly, Transamerica Multi-Manager International Portfolio)

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	5 Years	10 Years or Life of Class		Inception Date
Class A (NAV)	2.54%	6.98%	3.21%		03/01/2006
Class A (POP)	(3.12)%	5.77%	2.54%		03/01/2006
Morgan Stanley Capital International All Country World Index Net (A)	7.77%	10.57%	5.26%
Morgan Stanley Capital International World ex-U.S. Index (A)	0.30%	7.03%	3.81%
Class B (NAV)	1.64%	6.16%	2.51%		03/01/2006
Class B (POP)	(3.36)%	6.00%	2.51%		03/01/2006
Class C (NAV)	1.73%	6.26%	2.51%		03/01/2006
Class C (POP)	0.73%	6.26%	2.51%		03/01/2006
Class I (NAV)	2.75%	N/A	6.76%		11/30/2009
Class I2 (NAV)	N/A	N/A	(2.21	)% (B)	09/04/2014

(A) The Morgan Stanley Capital International All Country World Index Net and Morgan Stanley Capital International World ex-U.S. Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

(B) Not annualized.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares or 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investments in global/international markets involve risks not associated with U.S. markets, such as currency fluctuations, adverse social and political developments, and the relatively small size and lesser liquidity of the markets. Investments in developing markets involve greater risks than investments in developed markets. Investments in small- and medium-size companies involve greater risks than are customarily associated with more established companies.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Growth Opportunities

(unaudited)

MARKET ENVIRONMENT

Although volatility re-emerged toward the end of the period, U.S. stocks appreciated strongly over the 12-month period. After much anticipation, the U.S. Federal Reserve (“Fed”) announced in December 2013 that it would begin reducing its bond purchases beginning the next month. Stocks finished 2013 on a high note but stumbled in the early months of 2014 as an exceptionally cold winter dampened economic activity. As the year progressed, economic growth recovered and stocks resumed their climb. However, August saw a return to volatility as geopolitical risks intensified, the pace of global economic growth slowed, and the timing of the Fed’s first rate hike was debated. A spike in oil prices during the summer also contributed to some softness in U.S. economic data. After recovering their losses in September, stocks tumbled sharply again in October. Uncertainty about U.S. corporate earnings growth and weak economic data in Europe and China contributed to market volatility. In the final weeks of the period, stocks rallied strongly, erasing the losses from the downturn earlier in October.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Growth Opportunities Class A returned 9.57%. By comparison, its benchmark, the Russell Midcap® Growth Index, returned 14.59%.

STRATEGY REVIEW

The investment team looks for high-quality growth companies that we believe have these attributes: sustainable competitive advantages, above-average business visibility, rising return on invested capital, strong free cash flow generation and a favorable risk/reward profile. We find these companies through intense fundamental research. Our emphasis is on secular growth, and as a result, short-term market events are not as meaningful in the stock selection process.

The Fund underperformed its benchmark during the year ended October 31, 2014.

Relative underperformance was mainly driven by stock selection in the Information Technology and Consumer Discretionary sectors. A holding in cyber security services provider, FireEye, Inc., was the largest detractor in the Fund overall. The stock declined in March and April amid a general sell-off in high-growth, high-valuation stocks. Its stock price saw another drop in May, when shares were pressured by the expiration of the lock-up period, which restricts certain insiders from selling shares within a certain time period following an initial public offering. We remain attracted to FireEye, Inc., as we believe it is a leading next-generation security vendor with a disruptive technology and a large addressable market.

In contrast, the Health Care sector was a positive contributor to relative performance, due to both stock selection and overweight position in the sector. Illumina, Inc., a leader in genetic testing and analysis, was the Fund’s top-contributing holding for the period. Although Illumina, Inc.’s stock price was similarly pressured by the general sell-off in high-growth and high-valuation stocks in March and April, its shares recovered meaningfully in May and June. We attribute the strength to continued investor enthusiasm for the company’s progress in lowering the cost of genome mapping. We believe Illumina, Inc. is unique because it controls the core patents and intellectual property used in analyzing genetic variation and biological function, and provides best-in-class genomic tools for academic and industry researchers to generate valuable medical information that can potentially enhance drug discovery and clinical research.

The Fund’s underweight in the Energy sector was beneficial to relative performance as well, as the sector was the weakest-performing group in the Index during the period.

During the period, the Fund utilized options for foreign exchange management. These positions detracted from performance.

Dennis P. Lynch

Alexander T. Norton

Armistead B. Nash

David S. Cohen

Jason C. Yeung, CFA

Sam G. Chainani, CFA

Co-Portfolio Managers

Morgan Stanley Investment Management Inc.

Transamerica Funds	Annual Report 2014

Transamerica Growth Opportunities

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	5 Years	10 Years or Life of Class	Inception Date
Class A (NAV)	9.57%	15.32%	8.80%	03/01/2000
Class A (POP)	3.58%	14.02%	8.19%	03/01/2000
Russell Midcap® Growth Index (A)	14.59%	18.73%	10.17%
Class B (NAV)	8.63%	14.46%	8.17%	03/01/2000
Class B (POP)	3.63%	14.35%	8.17%	03/01/2000
Class C (NAV)	8.80%	14.52%	8.03%	11/11/2002
Class C (POP)	7.80%	14.52%	8.03%	11/11/2002
Class I (NAV)	9.97%	N/A	15.40%	11/30/2009
Class I2 (NAV)	10.16%	16.16%	8.40%	11/15/2005

(A) The Russell Midcap® Growth Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the previous 10 years or since the inception date of the class, whichever is more recent. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investing in small and medium-size companies involves greater risk than is customarily associated with more established companies. The securities of small and mid capitalization companies are subject to higher volatility than larger, more established companies.

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Bond

(unaudited)

MARKET ENVIRONMENT

The year ended October 31, 2014 can be summarized as great expectations that were never met. This narrative applies most directly to the economic recovery and the expected sell-off in fixed income markets, especially long duration assets.

The expectations were building throughout 2013 as the 10-year Treasury rate almost doubled, briefly piercing the 3% threshold. This move was intertwined with the consensus thinking that the growth rate of the U.S. economy was finally going to hit terminal velocity of close to three percent. All was perceived to be going as planned until Mother Nature chimed in. The cold weather and snow in the first quarter of this year sent inventory accumulation into hibernation. What magnified the weather event is that in the second half of 2013, factories had been participating in the consensus view that the economy was accelerating by rapidly ramping up their inventories in anticipation of higher demand in 2014. The literal freeze in economic activity in the first quarter of 2014 created such a drag that it was quickly made apparent that the full-year growth numbers were not going to be attainable.

The underwhelming economic performance was not just a U.S. event. The consensus in the Eurozone had also been calling for a healthy acceleration. However, the necessary balance sheet repairs needed to allow banks to pass the Asset Quality Review test meant that lending to the region would be very hard to come by. Such a restriction of private credit, especially to the Small & Medium Sized Enterprises, is completely contrary to what is required for an economic expansion. The ensuing slowdown was not limited to the periphery, as even the German growth engine lost steam.

The most recent policy answer to the European growth problem created a new global narrative – divergent monetary policy in the developed world. At a time when the U.S. and U.K. have been winding down quantitative easing (“QE”) and talking about raising interest rates, Japan and Europe have been going the other way – either increasing the pace of QE or seeking alternative ways to implement QE policy. (Even the largest Emerging Market country (China) is adding stimulus through numerous channels.) This divergence of policy has resulted in a huge interest rate differential between sovereign bonds and has incentivized, in part, investors domiciled in countries with low yields to buy debt instruments in (relatively) higher interest bearing countries. This so called ‘tractor-beam’ effect has also contributed downward pressure to U.S. interest rates.

As is often the case, what the consensus was expecting to be the worst asset class for the coming year (i.e., 30-year Treasuries) turned out to be one of the best, especially after accounting for volatility. Can history repeat itself in 2015? It will be tough, at least for the long bond, given the challenges to attaining capital appreciation on top of the lower starting yield versus last year. Much of the 2015 narrative could be a continuation of the divergence in global monetary policy – does the U.S. Federal Reserve (“Fed”) and Bank of England start hiking rates in 2015? Does the European Central Bank start sovereign QE? How long does the Bank of Japan keep up its torrid pace of QE? While the answers to these questions may play out in due time, with no recession seen in site, Aegon USA Investment Management, LLC remains of the view that risk assets remain in a long-term bull market.

PERFORMANCE

For the year ended October 31, 2014, Transamerica High Yield Bond Class A returned 5.85%. By comparison, its benchmark, the Barclays U.S. Corporate High Yield 2% Issuer Capped Index, returned 5.82%.

STRATEGY REVIEW

The Fund performed generally in-line with the Index for the year ended October 31, 2014. On the positive side, the Fund benefited from strong security selection across ratings categories. This was partially offset by our allocation decision, as the Fund’s underweight exposure to the BB segment of the High Yield (“HY”) market hurt performance. BB rated securities performed well, as the move lower in interest rates disproportionately benefited this sub-segment of the HY market. Looking at sector contributors and detractors, the Fund benefited from its positioning in Metals and Mining, Independent Energy, Oil Field Services, Brokerage, and Wirelines sectors. Sectors which detracted from performance included Gaming, Food and Beverage, Consumer Products, Media & Entertainment and Paper.

Despite historically low yields in the marketplace, we remain comfortable with the HY asset class largely due to the strong fundamental and technical backdrop. Aegon USA Investment Management, LLC’s forecast calls for stable growth into 2015, and we anticipate earnings will remain solid for most U.S. issuers. Balance sheets are generally conservatively positioned, and therefore, we expect defaults to remain low over the next 12 months, with our base case being a default rate below three percent.

From a valuation perspective, we remain constructive on the HY asset class at current levels, both relative to other fixed income assets and on an absolute return basis. We believe the combination of healthy fundamentals, low defaults, and low global interest rates should create demand for higher-yielding, shorter-duration assets such as high yield bonds.

Kevin Bakker, CFA

Benjamin D. Miller, CFA

Bradley J. Beman, CFA

James K. Schaeffer, Jr.

Co-Portfolio Managers

Aegon USA Investment Management, LLC

Transamerica Funds	Annual Report 2014

Transamerica High Yield Bond

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	5 Years	10 Years or Life of Class	Inception Date
Class A (NAV)	5.85%	9.81%	7.58%	06/14/1985
Class A (POP)	0.79%	8.75%	7.06%	06/14/1985
Barclays U.S. Corporate High Yield 2% Issuer Capped Index (A)	5.82%	10.38%	8.25%
Class B (NAV)	4.99%	9.01%	6.97%	10/01/1995
Class B (POP)	0.03%	8.87%	6.97%	10/01/1995
Class C (NAV)	4.98%	9.08%	6.85%	11/11/2002
Class C (POP)	3.99%	9.08%	6.85%	11/11/2002
Class I (NAV)	5.95%	N/A	10.01%	11/30/2009
Class I2 (NAV)	6.16%	10.29%	8.07%	11/08/2004

(A) The Barclays U.S. Corporate High Yield 2% Issuer Capped Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the previous 10 years or since the inception date of the class, whichever is more recent. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 4.75% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investments in high-yield bonds (“junk bonds”) may be subject to greater volatility and risks as the income derived from these securities is not guaranteed and may be unpredictable and the value of these securities tends to decline when the interest rate increases.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Muni

(unaudited)

MARKET ENVIRONMENT

For the year ended October 31, 2014 we have seen a flattening of the yield curve and positive performance from the municipal bond market. For the remainder of 2014, interest rates and market volatility will be important to monitor.

Puerto Rico, Detroit, and the bond insurers were the big headlines in the first quarter. Puerto Rico successfully placed $3.5 billion in general obligation bonds that were well received. Both Assured Guaranty and National Public Finance were upgraded by S&P to AA and AA- respectively. S&P downgraded Detroit Water and Sewer bonds to CCC. Puerto Rico continued to take up the majority of the headlines after legislation was passed allowing for the restructuring of Puerto Rico Electric Power Authority (“PREPA”), Puerto Rico Aqueduct & Sewer Authority (“PRASA”), and Puerto Rico Highways & Transportation Authority (“PRHTA”). In response, Moody’s downgraded PREPA to Caa2 from Ba3, PRASA downgraded to Caa1 from Ba3, and PRHTA downgraded to Caa1 from Ba3. Puerto Rico’s General Obligation (“GO”) bonds were downgraded to B2 from Ba2. While it is still possible that insured Puerto Rico bonds will see full or near-full repayment, many buyers are concerned that if governments can change the rules once they might change them in the future. Continued headline risk from Puerto Rico may create opportunities across the municipal market and in the name itself. Any panic could offer further opportunities, especially if redemption’s ramp up from funds with large losses in Puerto Rico.

A common theme for 2014 was large inflows to municipal bond funds coupled with a low supply of new issues. The trend reversal from 2013 was due to falling interest rates and anemic tax-exempt supply. Between the first and second quarters of 2014 alone, inflows rose substantially. This trend into bond funds from equities could continue, especially if there is concern of a slowing economy and developing geopolitical risks.

Supply has remained tight as state and local governments have been reluctant to issue new bonds, and the majority of refunding has already occurred. Improving state budgets combined with the supply and demand imbalance have been factors contributing to more positive fundamentals of municipal bond funds. These same dynamics have also contributed to a compression of credit spreads.

PERFORMANCE

For the year ended October 31, 2014, the Transamerica High Yield Muni Class A returned 16.70%. By comparison, its benchmark, the Barclays High Yield Municipal Index, returned 10.84%.

STRATEGY REVIEW

The Fund has been positioned to take on less interest rate risk than its benchmark during much of the past fiscal year, as we believe the potential risks currently outweigh the rewards. In this market environment, we have generally preferred to seek returns through specific credit stories as well as through value added trade execution. We have done this in an effort to position the Fund for a possible rising interest rate environment.

Over the course of the year, the Fund’s average credit quality has remained relatively constant at BBB. There was an increased exposure to higher quality municipal bonds in the period due to our more cautious views of the risk/rewards characteristic of high yield in this market environment. Looking ahead, there may be a reversal of that concentration should the right opportunities present themselves in lower rated credits.

Matthew Dalton

Portfolio Manager

Belle Haven Investments, L.P.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Muni

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	16.70%	15.67%	07/31/2013
Class A (POP)	12.94%	12.63%	07/31/2013
Barclays High Yield Municipal Index (A)	10.84%	8.47%
Class C (NAV)	16.16%	15.12%	07/31/2013
Class C (POP)	15.16%	15.12%	07/31/2013
Class I (NAV)	16.98%	15.92%	07/31/2013

(A) The Barclays High Yield Municipal Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the previous 10 years or since the inception date of the class, whichever is more recent. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 3.25% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Municipal bond prices can rise or fall depending on interest rates. Interest rate changes generally have a greater effect on long-term bond prices. All municipal bonds carry credit risk that the issuer will default or be unable to make timely payments of interest and principal. Generally, lower rated bonds carry more credit risk.

Investing in high-yield (junk) bond funds may be subject to greater volatility and risks as the income derived from these securities is not guaranteed and may be unpredictable and the value of these securities tends to decline when interest rates increases. Interest rates may go up, causing the value of the Fund’s investments to decline. Changes in interest rates, the market’s perception of the issuers and the creditworthiness of the issuers may significantly affect the value of a bond.

The Fund is classified as “non-diversified,” which means it may invest a larger percentage of its assets in a smaller number of issuers than a diversified fund. To the extent the Fund invests its assets in fewer issuers, the Fund will be more susceptible to negative events.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Income & Growth

(unaudited)

MARKET ENVIRONMENT

Global equity markets rose during the year ended October 31, 2014. The U.S. market was particularly strong, reflecting the country’s continued economic recovery. After a slow start to the year due to the long winter, the U.S. economy continued to gain strength. This was not the case in most other parts of the world. The economies of Western Europe generally slowed since early 2014, and were reflected in the relatively poor performance of their equity markets. Emerging market shares were also relatively poor performers, reflecting economic and political stagnation (or worse) in many of these countries. The Japanese market performed well in local currency terms, but the weak yen limited gains to dollar-based investors.

The decoupling of the U.S., European and developing economies presents an obstacle to global economic growth. It is easy to overlook the fact that the European and U.S. economies are roughly the same size. It will be difficult for the U.S. to continue its recovery if European economies weaken substantially. The situation also presented a dilemma for policy makers of an accommodative central bank in Europe and an increasingly restrictive one in the U.S. One could liken the situation to a nearly full bathtub in which the hot and cold water are turned on simultaneously - a lot of bubbles will be created but the temperature is unlikely to change much. The differing directions of monetary policy have important implications for economic growth, inflation and exchange rates.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Income & Growth Class A returned 3.29%. By comparison, its benchmark, the Morgan Stanley Capital International All Country World Index Gross, returned 8.32%.

STRATEGY REVIEW

The Fund seeks long-term growth of capital while providing current income through investment primarily in global equities. The sub-adviser’s philosophy is built around three investment characteristics: quality - return on invested capital, recurring revenues and strong industry position; financial strength - strong balance sheet, interest coverage and dividend coverage; and valuation - dividend yield, multiple of free sustainable free cash flow and earnings yield.

Identifying companies which meet all these criteria requires substantial research. Companies which meet the quality metrics are rarely available on valuation and yield levels, which are attractive for the strategy. Conversely, companies which sell at tempting yield levels almost never possess the quality or financial strength parameters which are required. This is one reason the sub-adviser typically limits the Fund to 50 well-researched stocks at a given time.

During the prior fiscal year, Belgian telecommunications services provider Belgacom SA was the top contributor to the Fund’s return. It was followed by U.S. midstream energy company Energy Transfer Partners, LP, Class B. The third largest contributor was British pharmaceutical firm AstraZeneca PLC (no longer held at year end). The biggest detractors of the Fund were U.S. pipeline company Boardwalk Pipeline Partners, LP, Australian Coca-Cola bottler Coca-Cola Amatil, Ltd., and offshore oil driller Diamond Offshore Drilling, Inc. None of the laggards remain in the Fund.

From a sector standpoint, Telecommunication Services, Financials and Consumer Discretionary shares were the biggest contributors to the Fund’s performance. Industrials, Energy and Consumer Staples were the biggest detractors. From a sector perspective, the Fund lagged the global benchmark primarily due to low weightings in the growth-oriented Technology and Health Care sectors. While the portfolio managers spent substantial time researching these sectors, they did not identify additional companies with the combination of quality and current income which they seek.

With equity markets at record highs and the prospect of interest rate increases in the not-too-distant future, there are substantial reasons for investors to be concerned about financial markets. In the year ahead, the portfolio managers expect European economies to be a drag on global growth. This may be offset somewhat by lower oil prices which will be a net positive for the global economy.

The sub-adviser believes the income focused, value driven philosophy of the fund may be well suited to an environment, which is likely to a more challenging one than has been seen in the past few years.

William R. Andersen, CFA, Senior Portfolio Manager and Chief Investment Officer

Jeff Middleswart, Assistant Portfolio Manager

Ranger International Management, LP

Transamerica Funds	Annual Report 2014

Transamerica Income & Growth

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	3.29%	8.76%	10/31/2012
Class A (POP)	(2.37)%	5.74%	10/31/2012
Morgan Stanley Capital International All Country World Index Gross (A)	8.32%	15.85%
Class C (NAV)	2.55%	7.96%	10/31/2012
Class C (POP)	1.57%	7.96%	10/31/2012
Class I (NAV)	3.54%	9.04%	10/31/2012
Class I2 (NAV)	3.63%	9.13%	10/31/2012

(A) The Morgan Stanley Capital International All Country World Index Gross is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the previous 10 years or since the inception date of the class, whichever is more recent. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

REITs are subject to a number of highly technical tax-related rules and requirements; and the failure to qualify as a REIT could result in corporate-level taxation, significantly reducing the return on an investment to the Fund.

Investments in MLPs involve risks that differ from investments in corporate issuers, including risks related to limited control, cash flow risks, dilution risks and risks related to the general partner’s right to require unitholders to sell their common units at an undesirable time or price.

Investments in global/international markets involve risks not associated with U.S. markets, such as currency fluctuations, adverse social and political developments, and the relatively small size and lesser liquidity of the markets. Investing in high-yield securities may be subject to greater volatility and risks as the income derived from these securities is not guaranteed and may be unpredictable and the value of these securities tends to decline when interest rates increases.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Inflation Opportunities

(unaudited)

MARKET ENVIRONMENT

Global inflation diverged meaningfully over the past year rising in the U.S., U.K., Japan, Latin America and parts of Asia while falling in Europe and China. U.S. Consumer Price Index inflation rose from 1.1% in October 2013 to 1.7% in September 2014. In contrast, European inflation was in free fall declining from 0.9% to 0.4% in the same period. Fear of deflation forced the European Central Bank to cut short-term rates to negative territory and install a new quantitative easing program that led to a precipitous drop in European bond yields. Longer-dated U.S. bond yields dropped as well, despite steady economic progress and a winding down of the asset purchase program by U.S. Federal Reserve (“Fed”). Divergent global monetary policy led to a significant increase in currency market volatility and meaningful appreciation of the U.S. dollar against most G-7 and Emerging Markets (“EM”) currencies between July and October 2014. During this four month period, oil prices also dropped to their lowest level since June 2012 pressured by higher U.S. shale gas production, weaker global demand, and a stronger U.S. dollar.

The 10 year Treasury bond yield ended October 2014 at 2.34%, down 0.22% from a year ago and 0.36% from March 1, 2014 (the launch date of the Fund). Lower interest rates globally had a positive impact on the Fund given the duration sensitivity of inflation-linked securities which more than offset the negative impact of lower oil prices on the breakeven rate of inflation securities. Within the credit sector, high yield experienced significant dislocation during the summer months on valuation concerns. Commodity and energy company bonds also were hit due to the weakness in global commodities. On the other hand, financial sector bonds performed well with a continued improvement in fundamentals. Overall credit recorded positive returns since the launch of the Fund thus benefiting the portfolio. Currency weakness negatively impacted the performance of non-domestic inflation-protected securities.

PERFORMANCE

For the period ended October 31, 2014, Transamerica Inflation Opportunities Class A returned 1.01%. By comparison, its benchmark, the Barclays Global Inflation Linked Bond Index, returned 1.08%.

STRATEGY REVIEW

The Fund underperformed the benchmark from the March 1, 2014 to October 31, 2014. Superior asset and foreign exchange allocation along with security selection helped performance while short duration positioning hurt performance versus the benchmark. With the government sector (“core” allocation), the Fund maintained an overweight position in U.S. Treasury Inflation-Protected Securities (“TIPS”) versus the benchmark and underweight in non-domestic TIPS, particularly in Europe, given weak inflation and prospects of continued currency volatility. Within the credit sector (“opportunistic” allocation), the Fund’s greatest exposure was in the Financial sector, mostly in floating-rate securities. The Fund allocated less than 5% to high-yield given its less attractive valuation. Exposure to commodity bonds was also very low. Within the Emerging Market sector, which is permitted by the guidelines, exposure was limited to Brazil, Mexico and Turkey. We believe inflation remains stubbornly high in Brazil and remains an attractive market for inflation linked securities, both from a yield and total return perspective.

Top securities that had the greatest positive impact on the Fund were Brazilian linker due to local stagflation and Spanish and Italian linkers due to Eurozone disinflation and a weakening currency. Top securities that have the greatest negative impact were U.S. TIPS and U.K. linker due to an improving economy. Among sectors, overweight in financials, industrials, and government-related entities had the greatest positive impact. Across countries, U.K. and Brazil had the largest positive impact, while Eurozone had the largest negative impact.

Treasury futures are utilized to manage duration and currency forwards are used to hedge currency risk. Forward foreign currency transactions were accretive, while futures contracts were drag on performance.

Amit Agrawal

Robert A. Vanden Assem, CFA

Co-Portfolio Managers

PineBridge Investments LLC

Transamerica Funds	Annual Report 2014

Transamerica Inflation Opportunities

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	10 Years or Life of Class		Inception Date
Class A (NAV)	1.01	% (A)	03/01/2014
Class A (POP)	(3.80	)% (A)	03/01/2014
Barclays Global Inflation Linked Bond Index (B)	1.08	% (A)
Class C (NAV)	0.52	% (A)	03/01/2014
Class C (POP)	(0.47	)% (A)	03/01/2014
Class I (NAV)	1.16	% (A)	03/01/2014
Class I2 (NAV)	1.26	% (A)	03/01/2014

(A) Not annualized.

(B) The Barclays Global Inflation Linked Bond Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 4.75% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Fixed income investing is subject to credit risk, inflation risk, and interest rate risk. Investing in high-yield (junk bonds) may be subject to greater volatility and risks as the income derived from these securities is not guaranteed and may be unpredictable and the value of these securities tends to decline when interest rates increases. Interest payments on inflation-protected debt securities can be unpredictable and will vary as the principal and/or interest is adjusted for inflation.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica International Equity

(unaudited)

MARKET ENVIRONMENT

The European Central Bank and the Bank of Japan both announced intentions to increase economic stimulus in the face of softening growth and inflation. As a result, the U.S. dollar appreciated rapidly in September against the euro and yen, meaningfully impacting U.S. dollar-based investors in global equities. For the year ended October 31, 2014, the Morgan Stanley Capital International Europe, Australasia, Far East Index (the “Index”) posted a gain of 6.8% in local currency terms. However, U.S. dollar-based investors experienced a modest decline of (0.6)%.

Low interest rates and a slow-growth global economy formed the fundamental foundation for stocks. The summer of 2014 saw a minor correction in prices, especially in U.S. dollar terms, as investors grappled with geopolitical worries and valuations that have moved closer to long-term averages after three terrific years for stocks. At period end, the Index traded at 8.6x cash flow and 13.9x expected earnings over the next 12 months. With bullish sentiment tempered by news of war, epidemic and economic torpor, the climate for patient value investors improved. We believe our valuation discipline and focus on fundamentals should be rewarded in this market environment.

PERFORMANCE

For the year ended October 31, 2014, Transamerica International Equity Class I returned (0.20)%. By comparison, its benchmark, the Morgan Stanley Capital International Europe, Australasia, Far East Index, returned (0.17)%.

STRATEGY REVIEW

The Fund performed in line with the Index for the fiscal year. In Japan, equities fared better than global peers as the government continued to pull all available levers to ensure the fragile economic recovery continues. Although equities declined (0.70)% in U.S. dollar terms they rose 13.47% in local currency, well ahead of other benchmark regions in local currency terms. Stock selection resulted in regional portfolio holdings posting a positive return and the region was the top contributor to relative return, with FUJIFILM Holdings Corp. up the most. FUJIFILM Holdings Corp. continued to post solid earnings growth, resulting from cost-cutting efforts and improving sales in both its document and medical systems businesses.

Europe was the only regional detractor from relative return for the period. Companies on the continent had difficulty maintaining top-line growth as the euro strengthened through the first half of the year, making it difficult for firms to compete on price for goods sold outside of the region. French chemicals firm Arkema SA declined the most, as investors grew concerned by the company’s worse-than-expected weakness in the fluorinated gas industry and its large currency headwinds.

Strong stock selection in financials was the leading contributor to relative return on a sector basis. In general, global economies and financial markets showed stability for several quarters. Better credit metrics, an improving ability to deal with toxic assets and compelling valuations attracted investors’ attention to the sector. Cheung Kong Holdings, Ltd., a real-estate development company in Hong Kong, led the group on continued strong sales momentum. Utilities were also a top contributor with four of the Fund’s five positions outperforming the benchmark. Hong Kong-based Guangdong Investment, Ltd. was the top contributor for the sector and the Fund overall. After 19 years of no change, water tariffs are expected to rise in Hong Kong, where the rate is currently 50% lower than in Beijing. This is an opportunity for Guangdong Investment, Ltd. to raise supply prices to water distributors in Hong Kong.

The consumer staples sector was the primary detractor from relative return. Two holdings with exposure to Russia had a noticeable impact. For German retailer Metro AG, news of additional sanctions against Russia caused the company’s planned spin-off of its Russian cash-and-carry business to be delayed, despite positive results for the subsidiary. Danish brewer Carlsberg A/S, Class B also declined as investors grew concerned the company’s revenue growth may be adversely impacted by a sales decline in Russian markets.

Brandon H. Harrell, CFA

Portfolio Manager

Thompson, Siegel & Walmsley LLC

Transamerica Funds	Annual Report 2014

Transamerica International Equity

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	5 Years	10 Years or Life of Class	Inception Date
Class A (NAV)	(0.51)%	N/A	6.82%	03/01/2011
Class A (POP)	(5.97)%	N/A	5.19%	03/01/2011
Class C (NAV)	(1.19)%	N/A	6.14%	03/01/2011
Class C (POP)	(2.14)%	N/A	6.14%	03/01/2011
Class I (NAV)	(0.20)%	9.69%	7.61%	12/18/1992
Morgan Stanley Capital International Europe, Australasia, Far East Index (A)	(0.17)%	7.00%	6.29%
Class I2 (NAV)	(0.07)%	N/A	7.32%	03/01/2011

(A) The Morgan Stanley Capital International Europe, Australasia, Far East Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the previous 10 years or since the inception date of the class, whichever is more recent. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

The prices of securities the sub-adviser believes are undervalued may not appreciate as anticipated or may go down. Investments in global/international markets involve risks not associated with U.S. markets, such as currency fluctuations, adverse social and political developments, and the relatively small size and lesser liquidity of the markets.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica International Small Cap Value

(unaudited)

MARKET ENVIRONMENT

The European Central Bank and the Bank of Japan announced intentions to increase economic stimulus in the face of softening growth and inflation. As a result, the U.S. dollar appreciated rapidly in September 2014 against the euro and yen, meaningfully impacting U.S. dollar-based investors in global equities. For the year ended October 31, 2014, the Morgan Stanley Capital International Europe, Australasia, Far East Small Cap Index Gross posted a gain of 5.7% in local currency terms. However, U.S. dollar-based investors experienced a decline of (1.69)%.

Low interest rates and a slow growth global economy formed the fundamental foundation for stocks. The summer of 2014 saw a minor correction in prices, especially in U.S. dollar terms, as investors grappled with geopolitical worries and valuations that have moved closer to long-term averages after three terrific years for stocks. At period end, the Morgan Stanley Capital International Europe, Australasia, Far East Small Cap traded at 9.9x cash flow and 14.4x expected earnings over the next 12 months. With bullish sentiment tempered by news of war, epidemic and economic torpor, the climate for patient value investors improved. We believe our valuation discipline and focus on fundamentals should be rewarded in this market environment.

PERFORMANCE

For the year ended October 31, 2014, Transamerica International Small Cap Value Class I2 returned (1.66)%. By comparison, its benchmark, the Morgan Stanley Capital International Europe, Australasia, Far East Small Cap returned (1.69)%.

STRATEGY REVIEW

The Fund outperformed the Morgan Stanley Capital International Europe, Australasia, Far East Small Cap Index for the year ended October 31, 2014. Japan was the top regional contributor primarily on strong stock selection in Consumer Discretionary and Health Care. In Consumer Discretionary, several Fund positions exceeded investor expectations despite the effects of the consumption tax increase that went into effect on April 1, 2014. In Health Care, Kaken Pharmaceutical Co., Ltd. received Food and Drug Administration approval to market its toe fungus treatment in the U.S. The product, a topical treatment with fewer side effects and an easier delivery method than competing products, also received a higher-than-expected pricing allowance by Japanese regulators.

A small allocation to North America, a non-benchmark region, was the primary detractor to relative return. Exposure to a basket of Canadian energy-related companies weighed on portfolio returns, as stocks traded down with rapidly falling oil prices. Equities in Asia Ex-Japan were also a detractor as Fund holdings, primarily in Australia, underperformed the market. Reject Shop, Ltd. (no longer held at year end), a discount retailer, had worse-than-expected results for the 2013 holiday shopping period. The stock was the largest detractor from relative return in the region and was sold after the resignation of its CEO.

Health Care was the top contributor to relative return on a sector basis. In addition to Kaken Pharmaceutical Co., Ltd., several additional holdings outperformed their benchmark peers with the portfolio sector up an average of 11.8% compared to the benchmark sector up 2.7%. In Denmark, vaccine manufacturer Bavarian Nordic A/S was also a top contributor on an announced licensing agreement with U.S.-based Johnson & Johnson. Stock selection in the Industrials sector also aided the Fund’s relative return. In the Netherlands, AerCap Holdings NV (no longer held at year end) announced the acquisition of International Lease Finance Corp. from AIG, making AerCap Holdings NV the largest global aircraft leasing firm. With investors cheering the news, we sold the stock on strength.

Stock selection in Financials was the primary detractor from a sector perspective. A position in Etalon Group, Ltd., a Russian homebuilder, listed in London, suffered the most as investors grew concerned over increasing sanctions placed on Russia as a result of unrest in Ukraine. Stock selection in Materials also lagged as a few portfolio positions experienced margin pressure from higher input costs. In Japan, Denki Kagaku Kogyo KK, a producer of specialty chemicals, declined the most, as the company has been pressured by high electricity costs.

Brandon H. Harrell, CFA

Stedman D. Oakey, CFA

Co-Portfolio Managers

Thompson, Siegel & Walmsley LLC

Transamerica Funds	Annual Report 2014

Transamerica International Small Cap Value

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class I (NAV)	(1.67)%	10.69%	01/04/2013
Class I2 (NAV)	(1.66)%	10.75%	01/04/2013
Morgan Stanley Capital International Europe, Australasia, Far East Small Cap Index Gross (A)	(1.69)%	11.54%

(A) The Morgan Stanley Capital International Europe, Australasia, Far East Small Cap Index Gross is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the previous 10 years or since the inception date of the class, whichever is more recent. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investing in small- and medium-size companies involves greater risk than is customarily associated with more established companies. The prices of securities the sub-adviser believes are undervalued may not appreciate as anticipated or may go down. Investments in global/international markets involve risks not associated with U.S. markets, such as currency fluctuations, adverse social and political developments, and relatively small size and lesser liquidity of the markets.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Large Cap Value

(unaudited)

MARKET ENVIRONMENT

U. S. equity markets turned in their fifth consecutive annual gain, with the Russell 1000® Value Index (the “Index”) up 16.46% for the year ended October 31, 2014. The driving factors behind these persistent gains have remained fairly constant, namely aggressively accommodative policies by the U.S. Federal Reserve (“Fed”) and other central banks around the world, a corresponding very low interest rate environment, low consumer price inflation, and moderate but relatively steady growth in U.S. and overall world economic activity.

As the bull market has matured, it may have become somewhat more momentum driven, and we believe it has temporarily impacted our contra-momentum strategy. However, we have benefited from the market becoming more catalyst driven, with merger and acquisition activity strong and managements seeking to use cash flows in shareholder friendly ways such as share repurchases or business spinoffs.

When interest rates inevitably rise, we expect equities to be perceived to be a better investment opportunity than bonds and therefore have a bias for further advancement.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Large Cap Value Class A returned 12.09%. By comparison, its benchmark, the Russell 1000® Value Index, returned 16.46%.

STRATEGY REVIEW

The Fund trailed the Index returns during the year ended October 31, 2014. Sector weights had limited net impact on relative performance; rather, our underperformance during this period came from stock selection. We believe the timing of catalysts has been delayed for some of our investments, and we remain confident in both our strategy and stock portfolio.

We pursue an intensive fundamental research strategy to identify individual investment ideas using a bottom up stock selection process. Our strategy emphasizes companies with leading competitive positions, strong balance sheets, healthy free cash flows that investor oriented managements will use to enhance shareholder value, and prospects for catalysts that can propel stock prices higher in the near to intermediate term. We furthermore seek companies that are down in price or have significantly underperformed the market averages. The Fund is diversified by industry and sector, and a sector overweight or underweight typically occurs only as a result of identifying more or fewer individual stock ideas in a given sector.

The top contributors to performance for the period were Apple, Inc., branded food company Pinnacle Foods, Inc., and pharmaceutical giant Merck & Co., Inc. (no longer held at year end). Apple, Inc. recovered to new highs as it benefited from a favorable product cycle, better profit margins on the new iPhones than most investors expected, and increasing willingness to use its very high cash generation to boost both its dividend and share repurchase program. Pinnacle Foods, Inc. is a recent IPO that has continued its successful strategy of acquiring and integrating second tier brands found in the grocery store. We owned Merck & Co., Inc. because we thought investors would give the stock a higher valuation once a series of new products were introduced. Once this happened, we sold the stock in August.

Top detractors from performance were iron ore miner Cliffs Natural Resources, Inc., private label soft drink company Cott Corp., and medical diagnostic equipment company Bio-Rad Laboratories, Inc., Class A. Cliffs Natural Resources, Inc. saw activist investors install a new management dedicated to unlocking hidden asset value in the company, but has been hurt by substantial weakness in iron ore prices in the meantime. Cott Corp. was hurt by weak carbonated soft drink (“CSD”) demand. We still like its valuation, strategy to diversify beyond CSD, and opportunity to make acquisitions to transform the company. Bio-Rad Laboratories, Inc. was hurt by constrained research budgets for its customers, especially in Europe. We like its valuation versus peers, opportunity to gain market share through new products, and expectations that research spending will improve somewhat.

Jack Murphy

John Levin

Co-Portfolio Managers

Levin Capital Strategies, L.P.

Transamerica Funds	Annual Report 2014

Transamerica Large Cap Value

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	12.09%	15.33%	11/15/2010
Class A (POP)	5.91%	13.70%	11/15/2010
Russell 1000® Value Index (A)	16.46%	16.43%
Class C (NAV)	11.30%	14.58%	11/15/2010
Class C (POP)	10.37%	14.58%	11/15/2010
Class I (NAV)	12.40%	15.75%	11/15/2010
Class I2 (NAV)	12.53%	15.87%	11/15/2010

(A) The Russell 1000® Value Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Growth stocks can be volatile and experience sharp price declines and certain types of stocks, especially technology, can be extremely volatile and subject to greater price swings than the broader market. Value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time or that an undervalued stock is actually appropriately priced.

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Mid Cap Growth

(unaudited)

MARKET ENVIRONMENT

The U.S. stock market appears to be on stable footing as an environment characterized by low interest rates and a steadily-growing economy remains in place. The U.S. Federal Reserve (“Fed”) has refrained from raising interest rates so far and is looking for a pick-up in wage growth to spur such action. Over the past 12 months, improvements in U.S. manufacturing, strong corporate earnings, falling headline unemployment, and steady growth in nonfarm payrolls all show evidence of a healing economy.

However, the Fed will likely wait for real wage growth, the final phase in a labor market recovery, to actually pull back on the extremely accommodative low interest rate policy currently in place. Additionally, advances in U.S. energy production and efficiency have led to material decline in crude oil prices. The lower fuel costs create economic tailwinds for U.S. consumer sentiment and spending heading into the holiday season.

Some risks to the U.S. economy do remain in place including the potential for a global growth slowdown, conflict between Russia and Ukraine, high debt and deflationary pressures in the Eurozone, and the over reliance on central bank support in many of the world’s largest economies as well as others. Mindful of such risks, we remain fully invested in quality growth companies based on our diligent fundamental analysis.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Mid Cap Growth Class A returned 9.50%. By comparison, its benchmark, the Russell Midcap® Growth Index, returned 14.59%.

STRATEGY REVIEW

The Fund was impacted in part by combination of macroeconomic and geopolitical events as well as by individual security selection within the strategy. While the equities within the strategy are typically higher-quality growth stocks, they were challenged in the near term due to detracting market actions.

The Fund underperformed its benchmark during the year ended October 31, 2014.

The Fund, on a total return basis, generated positive performance from the Consumer Discretionary, Energy and Financial sectors. While the Health Care, Consumer Staples, Industrials, Technology and Telecommunications sectors detracted from overall Fund performance for the respective time period. The Fund did not have any allocation the Utilities sector.

During the period, the largest contribution to performance came from Synaptics, Inc., which benefited from strength in its mobile phone business including their touchscreen products and newly acquired finger print identification products. The second biggest contributor during the period was PTC, Inc. PTC, Inc.’s strong product offerings and a global economic recovery allowed the company to accelerate its growth rate in its core computer-aided design and product lifecycle management lines of businesses. Furthermore, through cost containment, the company was able to significantly increase its profit margins. KLA-Tencor Corp. also contributed to the performance during the period. The company benefited from a rebound in global spending on semiconductor manufacturing equipment, in addition to a shareholder-friendly capital allocation policy.

On the other hand, Trimble Navigation, Ltd. detracted from the performance during the quarter. The company experienced significant weakness in its agricultural-related businesses, due in part to the decline in many agricultural commodities during the year. While this weakness was partially offset by relative strength in the company’s engineering and construction business, earnings still declined for the year pressuring the stock. Rock-Tenn Co., Class A (no longer held at year end) also detracted from performance during the period. After a solid year in 2013, containerboard volumes didn’t recover in 2014. In addition, box volumes are running well below trend for an economic recovery, which forced the company to idle plants to maintain industry pricing and the stock price has suffered as a result.

Timothy D. Chatard, CFA

Howard Aschwald, CFA

Co-Portfolio Managers

Quantum Capital Management

Transamerica Funds	Annual Report 2014

Transamerica Mid Cap Growth

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	9.50%	9.50%	10/31/2013
Class A (POP)	3.50%	3.50%	10/31/2013
Russell Midcap® Growth Index (A)	14.59%	14.59%
Class C (NAV)	8.80%	8.80%	10/31/2013
Class C (POP)	7.80%	7.80%	10/31/2013
Class I (NAV)	9.81%	9.81%	10/31/2013
Class I2 (NAV)	9.91%	9.91%	10/31/2013

(A) The Russell Midcap® Growth Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investing in small and medium-size companies involves greater risk than is customarily associated with more established companies. The securities of small and mid capitalization companies are subject to higher volatility than larger, more established companies. The price of equity securities may rise of fall because of changes in the market or changes in a company’s financial condition. Equities are subject to market risk, meaning that stock prices in general may decline over short or extended periods of time.

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Mid Cap Value Opportunities

(unaudited)

MARKET ENVIRONMENT

Over the last six months the equity markets in the U.S. have been driven by uncertainty over the fragile economic recovery coupled with investor concerns over the timing and length of the U.S. Federal Reserve’s (“Fed”) drawdown of the monumental stimulus program. Global issues further exacerbated the situation, including turmoil in the Middle East and eastern Europe, political tensions in Hong Kong, the human tragedy of Ebola, strained sovereign balance sheets and persistent disinflation across most of the world.

Despite the market’s vacillations, the Russell Midcap® Value Index is up 5.9% for the last six months and an average of 19.2% per year for the last five years, ahead of its large and small cap peers. As a result stock prices have risen faster than earnings, leading to multiple expansions. The benchmark’s valuation multiples on earnings, book value, sales, and growth are well above their long-term average. This may suggest the market expects earnings growth to accelerate. However, with profit margins at near-record levels, companies should drive top-line revenue growth or they may find it difficult to keep pace with investor expectations. In this environment, we expect our valuation discipline and focus on fundamentals to be rewarded.

PERFORMANCE

For the period from inception April 30, 2014 through October 31, 2014, Transamerica Mid Cap Value Opportunities Class A returned 7.62%. By comparison, its benchmark, the Russell Midcap® Value Index, returned 6.55%.

STRATEGY REVIEW

The Fund has outperformed the Russell Midcap® Value Index net of fees since inception on April 30, 2014 primarily from strong stock selection in the Technology, Consumer Discretionary and Utilities sectors. An overweight position and strong stock selection in Technology made the sector the top contributor to relative return. Storage and data management firm NetApp, Inc. was the top contributor. After several quarters of sluggish growth, the company reported results above expectations on renewed growth in U.S. enterprise spending and a strong new product cycle. In the Consumer Discretionary sector, stock selection resulted in three Fund holdings being up more than 25%. While we see compelling valuations and good long-term earnings power in media and select areas of retail, it was gaming that took the lead this period. International Game Technology (no longer held at period end), a manufacturer of electronic casino gaming equipment, was the Fund’s second best contributor on its announced acquisition by an Italian competitor. The Utilities sector continues to present an attractive combination of dividend yield and steady earnings growth. Windstream Holdings, Inc. (no longer held at period end) was the top contributor in the group after announcing plans to spin-off its real estate assets into a tax-advantaged publically traded Real Estate Investment Trust (“REIT”).

Stock selection in the Financials sector was the main detractor from relative performance. This is attributable to the Fund’s underweight in REITs, the largest component of the sector and the top performing industry for the period. Additionally, the Fund’s position in Ocwen Financial Corp., Class B was a significant drag on performance as the company traded lower after missing earnings expectations in July. Despite top-line growth and strong mortgage servicing metrics, uncertainties about the continued escalation of costs to meet new regulatory requirements have weighed on the industry. In the Energy sector, stocks traded in sympathy with rapidly declining oil prices. It was the worst performing sector for both the Fund and the benchmark. Stock selection in Energy XXI Bermuda, Ltd. was the Fund’s primary detractor to return as the company faced headwinds integrating the recent acquisition of EPL Corp. and significantly underperformed its peers. Finally, in Containers & Packaging, both of the Fund’s holdings underperformed the benchmark for the period. Rexam PLC was the primary detractor as investors worried about the aluminum can manufacturer’s exposure to Russia and emerging markets.

Brett P. Hawkins, CFA, CPA

Portfolio Manager

Thompson, Siegel & Walmsley LLC

Transamerica Funds	Annual Report 2014

Transamerica Mid Cap Value Opportunities

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	10 Years or Life of Class		Inception Date
Class A (NAV)	7.62	% (A)	04/30/2014
Class A (POP)	1.72	% (A)	04/30/2014
Russell Midcap® Value Index (B)	6.55	% (A)
Class C (NAV)	7.29	% (A)	04/30/2014
Class C (POP)	6.29	% (A)	04/30/2014
Class I (NAV)	7.83	% (A)	04/30/2014
Class I2 (NAV)	7.86	% (A)	04/30/2014

(A) Not annualized.

(B) The Russell Midcap® Value Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investing in mid-sized companies involves greater risk than is customarily associated with more established companies. The securities of mid-sized companies are subject to higher volatility than larger, more established companies. The prices of securities the sub-adviser believes are undervalued may not appreciate as anticipated or may go down. Value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time or that an undervalued stock is actually appropriately priced.

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica MLP & Energy Income

(unaudited)

MARKET ENVIRONMENT

Recent headlines have focused on the fall of the West Texas Intermediate crude oil spot price from approximately $105/bbl to under $80/bbl over the past four months. While this contributed to great volatility within the energy sector, we find it important to note that most companies in the energy infrastructure sector have limited direct exposure to oil prices (about 70-75% of master limited partnership (“MLPs”) activities are related to natural gas). In addition, most MLPs have migrated their business models to be more fee-based.

Mergers, acquisitions, and restructuring are the prevailing themes, highlighted by the announced restructuring of the Kinder Morgan family of companies that will result in Kinder Morgan, Inc. acquiring all outstanding units of Kinder Morgan Energy Partners, LP, El Paso Pipeline Partners, LP, and Kinder Morgan Management LLC in a cash and stock transaction valued at $71 billion. The combined effect of the transaction eliminates incentive distribution rights, lowers equity and debt capital costs, and affects a step-up in depreciation. This enables Kinder Morgan, Inc. to sustainably increase its dividend growth at nearly twice the rate Kinder Morgan Energy Partners, LP could have managed with the same assets, and positions the company to be highly competitive in the midstream energy consolidation theme we see emerging. Our significant exposure to the Kinder Morgan complex was consequently one of largest contributors to the Fund’s return.

Shifting focus to long-term fundamentals, shale drilling has boosted U.S. oil output to the highest level since 1986 and by next year is expected to reduce petroleum imports to the lowest level since 1968. The fundamental story underpinning growth in the MLP sector remains robust, driven by rising shale production and the corresponding demand for energy infrastructure investments required to support those growing volumes.

PERFORMANCE

For the year ended October 31, 2014, Transamerica MLP & Energy Income Class A returned 16.36%. By comparison, its primary and secondary benchmarks, the S&P 500® and the Transamerica MLP & Energy Income Blended Benchmark (“Blended Benchmark”), returned 17.27% and 8.50%, respectively.

The Blended Benchmark is comprised of the Alerian MLP Index (50%) and the Barclays Investment-Grade Credit Index (50%).

STRATEGY REVIEW

The Fund generated strong absolute returns during the year ended October 31, 2014, reflecting attractive underlying fundamentals, visible distribution growth, and M&A activity in the energy infrastructure sector. The latter half of the year was characterized by an increase in volatility as the price of crude oil declined, hostilities between Russia and Ukraine, geopolitical concerns in the Middle East and worries about global growth, which drove investors to reduce risk in their portfolios. Despite these concerns, the Fund achieved a healthy return in the last six months of the fiscal year.

While company fundamentals remained strong (as indicated by strong continuing operating results and distribution growth), we were more opportunistic when putting capital to work given the increase in volatility during the latter half of the fiscal year. Within sub-sectors in the energy infrastructure space, the strongest were General Partners / C-corps, with both Shipping and Canadian Infrastructure lagging. Our belief that M&A activity would pick up played out with a host of announced mergers and restructuring transactions. This resulted in the strongest portfolio-level contributions to return from our investments in Williams Cos., Inc. and Kinder Morgan Management LLC as both positions were top-5 positions in the Fund to begin the year. Transamerica MLP & Energy Income uses derivatives primarily in a covered call writing strategy. This helps to generate additional income for the Fund and can help reduce portfolio-level volatility. Written options contributed positively to performance.

John C. Frey

Portfolio Manager

Kayne Anderson Capital Advisors, L.P.

Transamerica Funds	Annual Report 2014

Transamerica MLP & Energy Income

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	16.36%	13.02%	04/30/2013
Class A (POP)	9.94%	8.87%	04/30/2013
S&P 500® (A)	17.27%	19.42%
Transamerica MLP & Energy Income Blended Benchmark (A)	8.50%	4.43%
Class C (NAV)	15.49%	12.14%	04/30/2013
Class C (POP)	14.49%	12.14%	04/30/2013
Class I (NAV)	16.69%	13.27%	04/30/2013
Class I2 (NAV)	16.79%	13.35%	04/30/2013

(A) The S&P 500® is an unmanaged index used as a general measure of market performance. The Transamerica MLP & Energy Income Blended Benchmark is composed of the following benchmarks: Alerian MLP Index (50%) and the Barclays Investment Grade Credit Index (50%). All benchmarks are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the Class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investments in MLPs involve risks that differ from investments in corporate issuers, including risks related to limited control, cash flow risks, dilution risks and risks related to the general partner’s right to require unit holders to sell their common units at an undesirable time or price. The energy industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels, energy conservation, the success of exploration projects, and tax and other government regulations.

The Fund is subject to certain MLP tax risks. Risks associated with accounting for deferred tax liability could materially impact the net asset value. An investment in the Fund does not offer the same tax benefits of a direct investment in a MLP.

The Fund is classified as “non-diversified,” which means it may invest a larger percentage of its assets in a smaller number of issuers than a diversified fund. To the extent the Fund invests its assets in fewer issuers, the Fund will be more susceptible to negative events affecting those issuers.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

(unaudited)

MARKET ENVIRONMENT

Aegon USA Investment Management, LLC

The year ended October 31, 2014 can be summarized as great expectations that were never met. This narrative applies most directly to the economic recovery and the expected sell-off in fixed income markets, especially long duration assets.

The expectations were building throughout 2013 as the 10-year Treasury rate almost doubled, briefly piercing the 3% threshold. This move was intertwined with the consensus thinking that the growth rate of the U.S. economy was finally going to hit terminal velocity of close to three percent. All was perceived to be going as planned until Mother Nature chimed in. The cold weather and snow in the first quarter of this year sent inventory accumulation into hibernation. What magnified the weather event is that in the second half of 2013, factories had been participating in the consensus view that the economy was accelerating by rapidly ramping up their inventories in anticipation of higher demand in 2014. The literal freeze in economic activity in the first quarter of 2014 created such a drag that it was quickly made apparent that the full-year growth numbers were not going to be attainable.

The underwhelming economic performance was not just a U.S. event. The consensus in the Eurozone had also been calling for a healthy acceleration. However, the necessary balance sheet repairs needed to allow banks to pass the Asset Quality Review test meant that lending to the region would be very hard to come by. Such a restriction of private credit, especially to the Small & Medium Sized Enterprises, is completely contrary to what is required for an economic expansion. The ensuing slowdown was not limited to the periphery, as even the German growth engine lost steam.

The most recent policy answer to the European growth problem created a new global narrative – divergent monetary policy in the developed world. At a time when the U.S. and U.K. have been winding down quantitative easing (“QE”) and talking about raising interest rates, Japan and Europe have been going the other way – either increasing the pace of QE or seeking alternative ways to implement QE policy. (Even the largest Emerging Market country (China) is adding stimulus through numerous channels.) This divergence of policy has resulted in a huge interest rate differential between sovereign bonds and has incentivized, in part, investors domiciled in countries with low yields to buy debt instruments in (relatively) higher interest bearing countries. This so called ‘tractor-beam’ effect has also contributed downward pressure to U.S. interest rates.

As is often the case, what the consensus was expecting to be the worst asset class for the coming year (i.e., 30-year Treasuries) turned out to be one of the best, especially after accounting for volatility. Can history repeat itself in 2015? It will be tough, at least for the long bond, given the challenges to attaining capital appreciation on top of the lower starting yield versus last year. Much of the 2015 narrative could be a continuation of the divergence in global monetary policy – does the U.S. Federal Reserve (“Fed”) and Bank of England start hiking rates in 2015? Does the European Central Bank start sovereign QE? How long does the Bank of Japan keep up its torrid pace of QE? While the answers to these questions may play out in due time, with no recession seen in site, Aegon USA Investment Management, LLC remains of the view that risk assets remain in a long-term bull market.

J.P. Morgan Investment Management Inc.

Early in the fiscal year, U.S. equity markets rallied as S&P 500® company quarterly earnings hit their third-consecutive record, offsetting earlier concerns about a 16-day shutdown of the U.S. government and relentless debate over when the Fed would begin reducing the pace of its bond-buying program. A proposal introduced by the U.S. Senate was passed at the last minute, funding the U.S. government through January 2014 and extending the debt ceiling to that February. The most important Fed development at that time was the decision to begin reducing the pace of asset purchases from $85 billion per month to $75 billion per month.

Choppier markets followed in subsequent months, as investors confronted volatility in emerging markets, a brutally harsh winter in the U.S., Russian occupation of Ukraine and signals from the Fed that interest rates could rise sooner than expected. Markets eventually settled down as Crimean citizens voted to join Russia without resistance, and investors came to realize that when the Fed did decide to raise interest rates, it would be a long time before policy became restrictive. March also saw a vicious rotation in the market as stocks with higher-growth expectations, such as biotechnology and internet companies, sold off significantly in favor of stocks with more attractive valuations, such as banks and mature technology companies.

By the middle of the fiscal year, investors began to question the strength of the global economy, as bond yields across the developed world continued to fall. Adding to investor anxiety were ongoing tensions between Russia and Ukraine and increasing insurgency in Iraq. Equity markets regained their footing in mid-May, as economic releases pointed to a U.S. economy that was much stronger than the initial U.S. Gross Domestic Product number suggested. Global monetary policy was also supportive of markets, particularly in June, as the Fed continued to reinforce continued low interest rate levels while the European Central Bank launched a new facility designed to encourage bank lending.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

(unaudited)

MARKET ENVIRONMENT (continued)

Towards the end of the fiscal year, U.S. equity indexes hit new highs. However, stocks later sold off over the fiscal year’s final two weeks, as weaker economic data from Europe and China reignited concerns over global growth. In the U.S., the question over the timing of the Fed’s first interest rate hike was also cause for volatility. Despite this, U.S. corporations posted record operating earnings, helped in part by greater revenue growth. Meanwhile, the Fed was able to calm fears over an early rise in interest rates by reiterating its pledge to not raise interest rates until a “considerable time” has passed after the end of its asset purchases.

October was a wild ride for U.S. equity markets. The S&P 500® fell 7.4% from its September 18 high, reaching a low of 1,862.49 on October 15, as investors feared that signs of a sharp reversal in the German economic outlook could increase the likelihood that the Eurozone could fall back in recession. Markets staged an impressive rebound during the back half of the month on strong corporate earnings and encouraging U.S. economic data. On the final trading day of the month, the index made its 35th new closing high of 2014, finishing at 2,018.05 on the heels of a surprise announcement by the Bank of Japan indicating that the central bank would increase its bond purchasing program.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Multi-Managed Balanced Class A returned 12.11%. By comparison, its primary and secondary benchmarks, the S&P 500® and the Barclays U.S. Aggregate Bond Index, returned 17.27% and 4.14%, respectively.

STRATEGY REVIEW

Aegon USA Investment Management, LLC

The Fund underperformed S&P 500® from its inception date of April 1, 2014 through its year end of October 31, 2014. The biggest driver of performance was our short duration positioning and underweighting of U.S. Treasuries and Agency Mortgage Backed Securities (“MBS”). Our overweighting of various spread products added positively to returns but did not deliver enough positive total return to offset the difference. We continue to position the Fund with a shorter than index duration and an underweight to Treasuries due to our belief that the current low rates offer minimal value.

Corporate bonds appeared to benefit from strong corporate profitability and robust market technicals. However, given the increase in merger and acquisition activity this year, diligence to avoid idiosyncratic risks becomes more paramount. Our overweighting of financials benefited during the period, as we have seen credit spreads tighten due to the improved environment for asset quality and regulations supporting credit quality. We continued to be selective in our emerging markets positioning, investing mostly in highly rated solid corporate credit.

Agency MBS outperformed their duration matched Treasuries, and our underweight was a negative contribution to performance. We continued to invest in agency mortgage dollar rolls which are helped by the Fed’s balance sheet policies and non-agency MBS re-REMICs, which have benefited from the extra yield and positive technicals. Due to the Fed’s taper of MBS purchases, we intend to remain underweight Agency MBS given our expectation of deteriorating technicals and widening spreads with their reduced role in the market. We also prefer other securitized segments, and we intend to focus on niche sectors in Asset Backed Securities (“ABS”) and select Commercial Mortgage Backed Securities (“CMBS”).

While we do not believe that spreads on risky assets offer the return opportunities they once did, our analysis suggests that there are still excess yield opportunities available. We have continued to position the Fund in corporate credit and structured securities to pursue potential opportunities to gain excess yield while remaining cautious around duration (i.e., interest rate) risks.

J.P. Morgan Investment Management Inc.

The Fund outperformed Barclays U.S. Aggregate Bond Index during the year ended October 31, 2014. Stock selection in the Retail, Basic Materials and Consumer Cyclical sectors added value while the Consumer Staples, Pharmaceutical/Medical Technology and Real Estate Investment Trust sectors detracted from returns.

Among contributors, an overweight position in Union Pacific Corp. added value. The stock outperformed throughout the year on strong pricing, share buybacks, improved operating metrics and higher volumes. We remain positive on the name, as we see pricing growth continuing to accelerate due to tight network capacity and legacy re-pricing. Within pharmaceutical/medical technology, an underweight in Pfizer, Inc. helped returns. The stock sold off later in the fiscal year after AstraZeneca thwarted the pharmaceutical company’s takeover attempt. We continue to think that Pfizer, Inc.‘s revenue and operating margin expectations are too high and believe that its

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

(unaudited)

STRATEGY REVIEW (continued)

pipeline is underwhelming. The company appears to be overvalued, and we see better opportunities elsewhere in the sector. In Basic Materials, shares of Alcoa, Inc. advanced throughout the year. Ongoing smelter closures supported aluminum prices, and we expect this trend to continue. A tight scrap market and sell-side analysts’ forecasts for large aluminum deficits also point to an aluminum supply shortage and potentially higher aluminum prices.

On the negative side, within the industrial cyclical sector, an overweight position in Fluor Corp. hurt performance, as management indicated that earnings would come in at the low end of guidance. The stock also saw choppiness amid concerns over whether order backlogs would be realized as revenue. However, we remain bullish on Fluor Corp.’s exposure to the oil and gas and petrochemical businesses, which we believe will be a driver going forward, especially in the U.S. and in China. In the Pharmaceutical/Medical Technology sector, our overweight position in Bristol-Myers Squibb Co. weighed on returns. Shares suffered particularly after Bristol-Myers Squibb Co. reported disappointing data for its lung cancer treatment. However, we see these concerns as near-term noise that should not significantly change the opportunity. We remain positive on the name. Lastly, within industrial cyclical, an overweight position in Ensco PLC, Class A detracted from results. The stock underperformed as offshore drillers have been challenged with an oversupplied market, leading to lower utilization, though we still like the high-quality name.

The Fund uses derivatives to hedge cash positions. The derivatives had a slight positive impact on performance.

Brian W. Westhoff, CFA

Rick Perry, CFA

Doug Weih, CFA

Co-Portfolio Managers

Aegon USA Investment Management, LLC

Raffaele Zingone, CFA

Timothy Snyder, CFA

Aryeh Glatter

Steven G. Lee

Co-Portfolio Managers

J.P. Morgan Investment Management Inc.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	5 Years	10 Years or Life of Class	Inception Date
Class A (NAV)	12.11%	14.17%	8.01%	12/02/1994
Class A (POP)	5.95%	12.89%	7.40%	12/02/1994
S&P 500® (A)	17.27%	16.69%	8.20%
Barclays U.S. Aggregate Bond Index (A)	4.14%	4.22%	4.64%
Class B (NAV)	11.07%	13.20%	7.40%	10/01/1995
Class B (POP)	6.07%	13.07%	7.40%	10/01/1995
Class C (NAV)	11.38%	13.50%	7.39%	11/11/2002
Class C (POP)	10.38%	13.50%	7.39%	11/11/2002
Class I (NAV)	12.46%	N/A	14.10%	11/30/2009

(A) The S&P 500® and the Barclays U.S. Aggregate Bond Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the previous 10 years or since the inception date of the class, whichever is more recent. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. There are no sales charges on Class I shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Equity securities tend to go up and down more dramatically over the short term and price movements may result from many individual factors as well as the market as a whole. Fixed income securities have several risks including fluctuations in market value, changes in interest rates as the value will decrease as interest rates rise, and issuers defaulting on their obligations to pay interest or return principal.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Opportunistic Allocation

(unaudited)

MARKET ENVIRONMENT

The year ended October 31, 2014 can be summarized as great expectations that were never met. This narrative applies most directly to the economic recovery and the expected sell-off in fixed income markets, especially long duration assets.

The expectations were building throughout 2013 as the 10-year Treasury rate almost doubled, briefly piercing the three percent threshold. This move was intertwined with the consensus thinking that the growth rate of the U.S. economy was finally going to hit terminal velocity close to three percent. All was perceived to be going as planned until Mother Nature chimed in. The cold weather and snow sent inventory accumulation into hibernation. What magnified the weather event is that in the second half of 2013, factories had been participating in the consensus view that the economy was accelerating by rapidly ramping up their inventories in anticipation of higher demand in 2014. The literal freeze in economic activity in first quarter of 2014 created such a drag that it was quickly made apparent that the full-year growth numbers were not going to be attainable.

The underwhelming economic performance was not just a U.S. event. The consensus in the Eurozone had also been calling for a healthy acceleration. However, the necessary balance sheet moves in order for banks to pass the Asset Quality Review test meant that lending to the region would be very hard to come by. Such restriction of private credit, especially to the Small & Medium Sized Enterprises, is completely contrary to what is required for an economic expansion. The ensuing slowdown was not limited to the periphery, even the German growth engine lost steam.

The most recent policy answer to the European growth problem created a new global narrative – divergent monetary policy in the developed world. At a time when U.S. and U.K. are winding down quantitative easing (“QE”) and talking about raising interest rates, Japan and Europe are going the other way – either increasing the QE pace or seeking alternative ways to implement QE policy. (Even the largest Emerging Market country (China) is adding stimulus through numerous channels.) This divergence of policy has resulted in a huge rate differential in sovereign bonds and has incentivized, in part, investors domiciled in low yielding countries to buy debt instruments in (relatively) higher interest bearing countries. This so called ‘tractor-beam’ effect has also contributed downward pressure to U.S. rates.

As is often the case, what consensus was expecting to be the worst asset class for the coming year (i.e., 30 year Treasuries) turned out to be one of the best, especially when factoring in volatility measures like the Sharpe ratio. Can history repeat itself in 2015? It will be tough, at least for the long bond given the challenges to attaining capital appreciation on top of the lower starting yield versus last year. Much of the 2015 narrative could be a continuation of the divergence in global monetary policy – does the U.S. Federal Reserve (“Fed”) and Bank of England start hiking rates in 2015? Does the European Central Bank start sovereign QE? How long does the Bank of Japan keep up its torrid pace of QE? While the answers to these questions may play out in due time, with no recession seen in site, Aegon USA Investment Management, LLC remains of the view that risk assets remain in a long-term bull market.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Opportunistic Allocation Class A returned 4.38%. By comparison, its primary and secondary benchmarks, the S&P 500® and the Transamerica Opportunistic Allocation Blended Benchmark returned 17.27% and 11.93%, respectively.

The Blended Benchmark is comprised of S&P 500® (60%) and the Barclays Aggregate Bond Index (40%).

STRATEGY REVIEW

In general, over the course of the fiscal year, the Fund was overweight in long-duration municipal bond closed-end funds. These holdings severally performed well, because interest rates declined significantly over the period, and the closed-end funds’ discounts to Net Asset Value (“NAV”) decreased. The Fund’s equity exposure also generally helped performance through the fiscal year. However, in the period from September to mid-October 2014, the Fund lost approximately 8% as a result of declines in the equity market, and expansion of the closed-end funds’ discounts to NAV. At that point we reallocated the Fund, but because many of the closed-end fund’s discounts to NAV were still deteriorating, few potential holdings passed our selection criteria. As a result, we significantly reduced the Fund’s equity exposure. The stock market generally rebounded through the end of October 2014, but the Fund was not able to fully participate in that rebound due to our equity underweight. As a result of the rebound, more potential holdings became acceptable, and consequently, the Fund is now back to being fully invested.

Todd R. Porter, CFA

Maciej J. Kowara, CFA

Co-Portfolio Managers

Aegon USA Investment Management, LLC

Transamerica Funds	Annual Report 2014

Transamerica Opportunistic Allocation

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	4.38%	4.38%	10/31/2013
Class A (POP)	(1.34)%	(1.34)%	10/31/2013
S&P 500® (A)	17.27%	17.27%
Transamerica Opportunistic Allocation Blended Benchmark (A)	11.93%	11.93%
Class C (NAV)	3.69%	3.69%	10/31/2013
Class C (POP)	2.70%	2.70%	10/31/2013
Class I (NAV)	4.74%	4.74%	10/31/2013

(A) The S&P 500® and the Transamerica Opportunistic Allocation Blended Benchmark are unmanaged indices used as a general measure of market performance. The Transamerica Opportunistic Allocation Blended Benchmark is composed of the following benchmarks: S&P 500 (60%) and Barclays Aggregate Bond Index (40%). Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Because the Fund invests its assets in various underlying closed-end funds and its ability to achieve its investment objective depends largely on the performance of the underlying funds in which it invests. Each of the underlying funds in which the Fund may invest has its own investment risks, and those risks can affect the value of the underlying funds’ shares and therefore the value of the Fund’s investments.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

(unaudited)

MARKET ENVIRONMENT

The year ended October 31, 2014 can be summarized as great expectations that were never met. This narrative applies most directly to the economic recovery and the expected sell-off in fixed income markets, especially long duration assets.

The expectations were building throughout 2013 as the 10-year Treasury rate almost doubled, briefly piercing the 3% threshold. This move was intertwined with the consensus thinking that the growth rate of the U.S. economy was finally going to hit terminal velocity close to 3%. All was perceived to be going as planned until Mother Nature chimed in. The cold weather and snow sent inventory accumulation into hibernation. What magnified the weather event is that in the second half of 2013, factories had been participating in the consensus view that the economy was accelerating by rapidly ramping up their inventories in anticipation of higher demand in 2014. The literal freeze in economic activity in the first quarter of 2014 created such a drag that it was quickly made apparent that the full-year growth numbers were not going to be attainable.

The underwhelming economic performance was not just a U.S. event. The consensus in the Eurozone had also been calling for a healthy acceleration. However, the necessary balance sheet moves in order for banks to pass the Asset Quality Review test meant that lending to the region would be very hard to come by. Such restriction of private credit, especially to the Small & Medium Sized Enterprises, is completely contrary to what is required for an economic expansion. The ensuing slowdown was not limited to the periphery, even the German growth engine lost steam.

The most recent policy answer to the European growth problem created a new global narrative – divergent monetary policy in the developed world. At a time when U.S. and U.K. are winding down quantitative easing (“QE”) and talking about raising interest rates, Japan and Europe are going the other way – either increasing the QE pace or seeking alternative ways to implement QE policy. (Even the largest Emerging Market country (China) is adding stimulus through numerous channels.) This divergence of policy has resulted in a huge rate differential in sovereign bonds and has incentivized, in part, investors domiciled in low yielding countries to buy debt instruments in (relatively) higher interest bearing countries. This so called ‘tractor-beam’ effect has also contributed downward pressure to U.S. rates.

As is often the case, what consensus was expecting to be the worst asset class for the coming year (i.e., 30 year Treasuries) turned out to be one of the best, especially when factoring in volatility measures like the Sharpe ratio. Can history repeat itself in 2015? It will be tough, at least for the long bond given the challenges to attaining capital appreciation on top of the lower starting yield versus last year. Much of the 2015 narrative could be a continuation of the divergence in global monetary policy – does the U.S. Federal Reserve (“Fed”) and Bank of England start hiking rates in 2015? Does the European Central Bank start sovereign QE? How long does the Bank of Japan keep up its torrid pace of QE? While the answers to these questions may play out in due time, with no recession seen in site, Aegon USA Investment Management, LLC remains of the view that risk assets remain in a long-term bull market.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Short-Term Bond Class I2 returned 2.18%. By comparison, its benchmark, the Bank of America Merrill Lynch U.S. Corporate & Government 1-3 Years Index, returned 0.92%.

STRATEGY REVIEW

The Fund maintained a higher yield and achieved a higher total return than the Bank of America Merrill Lynch U.S. Corporate & Government 1-3 Years Index for the year ended October 31, 2014. The primary driver was our overweighting of spread products and significant underweighting of Treasury and Agency Mortgage-Backed Securities (“MBS”). Overweight positioning in corporate bonds and out-of-index purchases in securitized bonds contributed to our additional yield versus the benchmark, while curve roll-down and sector/security selection added to our performance. Additionally, we maintained an underweight to interest-sensitive areas of the market (Treasuries and Agencies), which also favorably impacted performance.

Corporate bonds benefited from spread compression and strong market technicals. Throughout the year ended October 31, 2014, we maintained our overweight within the Financial sector in select bank and insurance company bonds. We continue to believe their repaired balance sheets and increased regulatory scrutiny has made them better capitalized and more stable companies since the financial crisis of 2008. We maintained an underweight to the metals and mining sector, as we believe the continued slowing in global growth will negatively impact these companies and the bonds could be relative underperformers. We increased our exposure to investment grade floating-rate credit. Although the relatively low yield offered on these bonds was a bit of a drag on performance, we believe the Fund will be in a better position to perform well when rates start to rise.

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

(unaudited)

STRATEGY REVIEW (continued)

Within securitized sectors, we continued to add investment grade rated Commercial Mortgage-Backed Securities (“CMBS”) and esoteric Asset-Backed Securities (“ABS”). As noted above, we added to our investment grade floating-rate exposure in securitized bonds to better position the Fund to perform well in a rising interest rate environment. We favored select single-borrower CMBS deals where we can leverage our internal commercial real estate valuation group. Additionally, we increased our exposure to the ABS sector with bonds collateralized by timeshares. This sector performed well through the last crisis.

Our duration positioning, which remained lower than the benchmark, had a positive relative impact on the Fund as short Treasury yields increased. With the Fed narrative skewed towards less accommodation and ultimately tightening, we believe rates may continue to have an upward pressure bias to them and, as such, we anticipate keeping our short duration positioning against the benchmark.

Doug Weih, CFA

Matthew Buchannan, CFA

Glen Kneeland

Co-Portfolio Managers

Aegon USA Investment Management, LLC

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	5 Years	10 Years or Life of Class	Inception Date
Class A (NAV)	1.97%	3.88%	4.45%	11/01/2007
Class A (POP)	(0.60)%	3.36%	4.06%	11/01/2007
Class C (NAV)	1.20%	3.09%	3.67%	11/01/2007
Class C (POP)	0.21%	3.09%	3.67%	11/01/2007
Class I (NAV)	2.18%	N/A	3.95%	11/30/2009
Class I2 (NAV)	2.18%	4.17%	4.31%	11/08/2004
Bank of America Merrill Lynch U.S. Corporate & Government 1-3 Years Index (A)	0.92%	1.49%	2.53%

(A) The Bank of America Merrill Lynch U.S. Corporate & Government 1-3 Years Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 2.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Short-term bond funds are exposed to many of the same risks that longer-term bond funds are subject to, including credit risk, inflation risk, interest rate risk and also foreign securities and mortgage-backed securities risk.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Core

(unaudited)

MARKET ENVIRONMENT

The year overall saw generally healthy market conditions for domestic small cap equities, with the Russell 2000® Index advancing modestly for the period. The favorable market action mirrored a constructive U.S. economic environment, which saw further expansion after a slow start to the calendar year due to severe winter weather conditions. U.S. Gross Domestic Product actually turned negative in the first quarter of 2014, as a winter freeze was felt deep into the South. However, domestic industrial activities picked up through the remainder of the year and led the economy back. This was seen in railroad, automobile, and housing data, all of which demonstrated strength during the past 12 months, creating a self-reinforcing cycle of solid business sentiment and spending levels. Consumer confidence improved as well, but this did not translate to widespread traffic gains at retailers, which saw mixed results overall.

Meanwhile, the U.S. economy faced headwinds from abroad in the last year, as weaker economic conditions in Europe, China and emerging markets generally became constraints. Aside from the obvious challenges, the slowdown in foreign markets has posed for U.S. multinationals and their trading partners, this dynamic has also had a pronounced effect on global interest rates. The domestic yield curve was by no means immune from this trend, which served to focus investors on stocks with high dividend yields. In fact, the highest-yielding quintile of stocks within the Russell 2000® Index were up almost twice as much as the index overall during the period. Given the cross currents in the economic backdrop over the period, investors also sought comfort in companies with earnings, as they materially outperformed their loss-making counterparts.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Small Cap Core Class A returned 8.18%. By comparison, its benchmark, the Russell 2000® Index, returned 8.06%.

STRATEGY REVIEW

Substantial academic and empirical research has shown the existence of a number of market anomalies that can be profitably exploited by a disciplined approach to security selection and portfolio construction. We believe the ultimate strength of our strategy lies in its ability to produce a portfolio that, in aggregate, maintains objective and economically-meaningful exposures to the factors our research has shown to be indicative of prospective outperformance.

The Fund outperformed its benchmark during the year ended October 31, 2014.

The outperformance of the Fund during this time frame is attributable to our stock selections, as the stocks in our Fund outperformed their counterparts in the benchmark in seven of the 10 economic sectors. Our holdings in the Energy sector added the most value, followed by those in the Information Technology and Materials sectors. The only sector where our holdings meaningfully detracted from results was Consumer Discretionary. From a sector allocation standpoint, our overweight to the Energy sector served to reduce our outperformance during the period.

Our stock selection model was effective at both identifying outperforming issues and avoiding underperformers, as those stocks in the top quintile of our ranking system outperformed those in the bottom quintile by a wide margin. Within our overall framework, our valuation and capital deployment measures proved to be the most helpful stock selection tools, as investors generally favored issues with lower valuation and more conservative capital use metrics. Our Fund also benefited from investors preference for companies with earnings. The relative underperformance of loss-making companies had a bigger negative impact on the benchmark than it did on our portfolio due to the Index’s larger exposure to these companies. Finally, our Fund had a greater proportion of its assets in the top quintile of companies sorted by earnings growth over the trailing 12 months. This served as a tailwind to relative performance as these stocks materially outperformed.

Eoin E. Middaugh, CFA

D. Kevin McCreesh, CFA

Co-Portfolio Managers

Systematic Financial Management, L.P.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Core

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	8.18%	8.18%	10/31/2013
Class A (POP)	2.25%	2.25%	10/31/2013
Russell 2000® Index (A)	8.06%	8.06%
Class C (NAV)	7.36%	7.36%	10/31/2013
Class C (POP)	6.36%	6.36%	10/31/2013
Class I (NAV)	8.44%	8.44%	10/31/2013
Class I2 (NAV)	8.55%	8.55%	10/31/2013

(A) The Russell 2000® Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investing in small- and medium-size companies involves greater risk than is customarily associated with more established companies. The securities of small- and mid-capitalization companies are subject to higher volatility than larger, more established companies. The price of equity securities may rise of fall because of changes in the market or changes in a company’s financial condition. Equities are subject to market risk, meaning that stock prices in general may decline over short or extended periods of time

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Growth

(unaudited)

MARKET ENVIRONMENT

The stock market has had a great run since the nadir in March 2009. Due to the length of this market cycle, investors have naturally asked whether the bull market is over. Our view is that the bull market is maturing. There has not yet been an economic boom and while valuations are higher, they have not reached levels of extreme exuberance. Core inflation rates are below the U.S. Federal Reserve’s (“Fed”) two percent target, and real Gross Domestic Product growth has not been consistently strong. Rather, the ocean of liquidity pumped by the Fed has fueled outsized performance by the most speculative asset classes. Now that tapering has ended, and there is a heightened volume of discussion by the Fed on higher rates, investors are keenly focused on sustainable growth and valuation. Therefore, we believe that as this market cycle matures there will be a renewed focus on quality stocks. During these periods of transition, our focus on fundamentals and valuation should exhibit differentiation. We continue to believe that a focus on innovative companies that are experiencing growing demand for their products and services should lead to superior returns and portfolio success.

Lower quality, speculative companies led the market in 2013 and early 2014. This trend was particularly evident in December 2013 and January 2014. As this market has begun to mature, quality has begun to exhibit leadership, and large cap stocks have begun to outperform the stocks of smaller companies.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Small Cap Growth Class A returned 4.04%. By comparison, its benchmark, the Russell 2000® Growth Index, returned 8.26%.

STRATEGY REVIEW

The Fund underperformed its benchmark during the year ended October 31, 2014.

Looking at the past fiscal year, most of the relative underperformance occurred in December 2013 and January 2014. During these two months, speculative stocks outperformed and the Fund was out of sync with the market. During the month of January, small cap pharmaceutical and biotechnology stocks in particular demonstrated significant outperformance. As a reminder, as part of our investment process, we avoid companies that are unprofitable and most small cap pharmaceutical and biotechnology companies fit this profile. In our view, these sorts of speculative rallies tend to be temporary in nature. This latest episode was no exception as the Fund outperformed from the beginning of February through the end of October 2014.

From a sector perspective, the two weakest performers on a relative basis over the past fiscal year were Technology and Producer Durables. On the positive side, the Health Care and Financial Services sectors were the two strongest performers for the year.

Akorn, Inc., Class A, an ophthalmic and injectable pharmaceutical company, was the largest contributor to Fund performance. The strength was attributable to better financial results and accretive acquisitions over the year. The second largest contributor to performance was Centene Corp., a managed care provider with a focus on Medicaid-related programs. The company has benefited meaningfully in the past year from the expansion of Medicaid programs in the U.S.

The biggest detractor from performance was Comstock Resources, Inc., an exploration and production company with operations focused onshore in the U.S. The biggest reason for the decline in the stock was the significant decline in oil prices from a peak in mid-June to late October 2014.

W. Conrad Doenges

Portfolio Manager

Ranger Investment Management, L.P.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Growth

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	4.04%	12.34%	08/31/2012
Class A (POP)	(1.68)%	9.46%	08/31/2012
Russell 2000® Growth Index (A)	8.26%	21.20%
Class C (NAV)	3.42%	11.64%	08/31/2012
Class C (POP)	2.42%	11.64%	08/31/2012
Class I (NAV)	4.35%	12.66%	08/31/2012
Class I2 (NAV)	4.51%	12.80%	08/31/2012

(A) The Russell 2000® Growth Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investing in small-sized companies involves greater risk than is customarily associated with more established companies. The securities of small capitalization companies are subject to higher volatility than larger, more established companies.

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Value

(unaudited)

MARKET ENVIRONMENT

The past year has been sporadic. At the end of 2013 markets were resilient to say the least as the upward climb continued despite the best efforts of many macro events. As a result of the markets’ strength, Price to Earnings (“P/E”) multiples for small caps were trading at their highest levels since 2007. In the first quarter of 2014 markets struggled to find direction as stocks posted modest declines in January followed by gains in February and early March. During the second quarter, the Russell 2000® Value Index (the “Index”) corrected from early April through mid-May, but then proceeded to climb upward and finished the second quarter at an all-time high. The Index corrected during the third quarter, but partially recovered in October 2014.

The end of the fiscal year was difficult for equities, small caps in particular. Many of the geopolitical concerns that existed earlier this year remain, while some new concerns replaced others. The markets digested another conflict between Israel and Hamas, ongoing unrest in the Middle East, and the fighting between Russia and Ukraine among others. Here in the U.S., the economic trends have not changed much – it remains uninspiring with a lack of direction. Steel production and auto sales were strong, and job growth ticked up slightly. On the other hand, the housing market sputtered a bit and commentary from many of our companies has been cautious.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Small Cap Value Class A returned 4.99%. By comparison, its benchmark, the Russell 2000® Value Index, returned 7.89%.

STRATEGY REVIEW

The Fund seeks capital appreciation through value-oriented stock selection, and employs a bottom-up strategy of buying stocks below intrinsic value and selling stocks as they become fully price, have a change in thesis, or if a better opportunity exists.

Transamerica Small Cap Value underperformed its benchmark during the year ended October 31, 2014.

During the period, the Fund’s stock selection was negative. Stock selection was positive/neutral in six of 10 sectors, with Industrials, Information Technology, and Health Care performing the best. This was offset by negative stock selection in four sectors, with Financials, Consumer Staples and Consumer Discretionary performing the worst.

The largest contributor to performance came from Janus Capital Group, Inc., an asset management holding company. Select Comfort Corp. also positively contributed to the performance. The company offers innovative and individualized sleep solutions including a complete line of Sleep Number beds through its own retail stores and website.

The largest detractor from performance during the period came from Nu Skin Enterprises, Inc., Class A, a developer and distributor of anti-aging personal care products and nutritional supplements. The second largest detractor was Ascena Retail Group, Inc., Class B, a national specialty retailer of apparel for women and teen girls. GrafTech International, Ltd., which is a manufacturer of graphite electrodes, products essential to the production of electric arc furnace steel and various other ferrous and nonferrous metals, also detracted from the performance during the period.

Alvin W. Marley, CFA

Andrew Absler

Stephen Malcolm, CFA

Co-Portfolio Managers

Lombardia Capital Partners, LLC

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Value

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	4.99%	14.25%	04/30/2012
Class A (POP)	(0.79)%	11.70%	04/30/2012
Russell 2000® Value Index (A)	7.89%	16.15%
Class C (NAV)	4.39%	13.58%	04/30/2012
Class C (POP)	3.41%	13.58%	04/30/2012
Class I (NAV)	5.37%	14.65%	04/30/2012
Class I2 (NAV)	5.54%	14.79%	04/30/2012

(A) The Russell 2000® Value Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investing in small-sized companies involves greater risk than is customarily associated with more established companies. The securities of small capitalization companies are subject to higher volatility than larger, more established companies.

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Small/Mid Cap Value

(unaudited)

MARKET ENVIRONMENT

The Fund’s absolute performance was boosted by healthy market conditions for the domestic equity markets. The favorable market action mirrored a constructive U.S. economic environment, which saw further expansion after a slow start to the calendar year due to severe winter weather conditions. U.S. Gross Domestic Product actually turned negative in the first quarter of 2014, as a winter freeze was felt deep into the South. At the time, our bottom-up investment research suggested that the economy was well positioned for the resumption of growth due to a healthy supply chain poised for reacceleration with only a small uptick in demand. Our analysis proved prescient, as domestic industrial activity did, indeed, pick up and lead the economy back In fact, railroad, automobile, and housing data all demonstrated strength during the past 12 months, creating a self-reinforcing cycle of solid business sentiment and spending levels. Consumer confidence improved as well, but this did not translate to widespread traffic gains at retailers, which saw mixed results overall.

Meanwhile, the U.S. economy saw headwinds from abroad in the last year, as weaker economic conditions in Europe, China and emerging markets generally became constraints. Aside from the obvious challenges, the slowdown in foreign markets has posed for U.S. multinationals and their trading partners, this dynamic has also had a pronounced effect on global interest rates. The domestic yield curve was by no means immune from this trend, which had served to focus investors on stocks with high dividend yields and not necessarily those with improving underlying company-level fundamentals.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Small/Mid Cap Value Class A returned 8.13%. By comparison, its benchmark, the Russell 2500® Value Index, returned 10.23%.

STRATEGY REVIEW

The Fund underperformed its benchmark during the year ended October 31, 2014.

Wall Street’s desire for yield over some of the fundamentals we rely upon in our investment discipline hurt the Fund’s performance on a relative basis. Our stock selection process works best when investors differentiate one stock from another on the basis of metrics, such as earnings and estimate revisions, not dividend yield. Instead, we saw valuation spreads between growth- and value-oriented investments actually contract in the past 12 months from already low levels entering the fiscal year, and investor appetite for yield played no small role there. In fact, the top 20% dividend payers in the Index (calculated by their yields) actually outperformed materially during the 12-month period. Given the historically high valuations of Utilities and Real Estate Investment Trusts (“REITs”) as indicated by our multifactor valuation methodology, we have been, and remain, underweight this particular category of equities. Many individual stocks held in the Fund were likewise hurt by the protracted decline in interest rates, such as our regional banks and life insurance companies. Accordingly, our sector allocation and relative stock selection was negative in Financials.

Sector allocation did have a slight positive impact to our relative performance overall during the past 12 months, our underweight to REITs and Utilities notwithstanding. Our overweight to Health Care was materially beneficial. Health Care stocks were up significantly, as the Affordable Care Act’s implementation was a driver of incremental business for many companies in the group.

Strong selection within the Health Care, Consumer Staples and Information Technology sectors was also positive for our results relative to the benchmark, but stock selection was negative overall. Along with Financials, selection in the Consumer Discretionary sector was unfavorable.

Ron Mushock, CFA

Kenneth Burgess, CFA

Co-Portfolio Managers

Systematic Financial Management, L.P.

Transamerica Funds	Annual Report 2014

Transamerica Small/Mid Cap Value

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	5 Years	10 Years or Life of Class	Inception Date
Class A (NAV)	8.13%	17.85%	11.91%	04/02/2001
Class A (POP)	2.18%	16.52%	11.28%	04/02/2001
Russell 2500® Value Index (A)	10.23%	17.63%	8.93%
Class B (NAV)	7.38%	17.05%	11.30%	04/02/2001
Class B (POP)	2.45%	16.95%	11.30%	04/02/2001
Class C (NAV)	7.42%	17.10%	11.18%	11/11/2002
Class C (POP)	6.43%	17.10%	11.18%	11/11/2002
Class I (NAV)	8.51%	N/A	17.74%	11/30/2009
Class I2 (NAV)	8.63%	18.46%	11.53%	11/15/2005

(A) The Russell 2500® Value Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the previous 10 years or since the inception date of the class, whichever is more recent. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Investing in small- and medium-size companies involves greater risk than is customarily associated with more established companies. The securities of small and mid capitalization companies are subject to higher volatility than larger, more established companies.

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Strategic High Income

(unaudited)

MARKET ENVIRONMENT

Since the Fund’s inception on March 3, 2014, the broad equity market as represented by the S&P 500® is up, the broad preferred stock market as represented by the iShares U.S. Preferred Stock ETF is up and the broad high yield credit market as represented by the iShares iBoxx High Yield Corporate Bond ETF is up. All three asset classes however saw significant volatility during the period with a minor pullback in early August followed by a more severe selloff in September. The S&P 500® and the iShares U.S. Preferred Stock ETF rebounded in October closing the month very close to the highs for the year. iShares iBoxx High Yield Corporate Bond ETF however rebounded less in October and is modestly lower than the high reached in June 2014.

Global macroeconomic uncertainty, concerns surrounding monetary policy, and domestic Ebola fears hit the market simultaneously in late September sending all ‘risk-on’ markets lower. This volatility, which we view as short-term and emotional in nature, more often than not presents opportunity with regard to portfolio management. We do realize we need to be concerned with the weak Euro region, the strengthening dollar due to opposing central bank actions, and the chance Ebola worsens but we also know that during these periods the baby often gets thrown out with the bathwater.

PERFORMANCE

For the period from inception March 1, 2014 through October 31, 2014, Transamerica Strategic High Income Class A returned 4.99%. By comparison, its primary and secondary benchmarks, the S&P 500® Index and Transamerica Strategic High Income Blended Benchmark, returned 9.94% and 6.94%, respectively.

The Blended Benchmark is comprised of S&P 500® (60%) and the Bank of America Merrill Lynch High Yield BB/B Rated Constrained Index (40%).

STRATEGY REVIEW

As volatility crept into the credit market in early September, we actively raised cash not only protecting the Fund but also giving us the dry powder needed to take advantage of market opportunities. We found compelling opportunities in both Technology and Consumer Discretionary on the equity side. In credit, we took advantage of forced selling by the ETFs to add securities we feel were mispriced offering great yield and strong risk/reward profiles.

In equities, Technology and Consumer Discretionary were the sectors contributing the most to relative return for the period. Fund holdings in Apple, Inc., Intel Corp., and Microsoft Corp. all performed well with the introduction of the iPhone 6 and Windows 10. An underweight to the Consumer Discretionary sector and favorable stock selection, were beneficial. Fund holding, Whirlpool Corp., bucked the trend as many stocks in this sector lagged the benchmark as concern of global events mounted.

The largest detractor from performance for the period was poor stock selection in Financials and Producer Durables. Copa Holding SA, Class A, a Panamanian based airline, posted poor results as economic conditions worsened in Venezuela and the company’s ability to continue ongoing operations in this region became uncertain. High dividend paying financial stocks, Annaly Capital Management, Inc. and New York Community Bancorp, Inc., underperformed as well with expectations of higher interest rates looming.

In credit, the Funds’ allocation to preferred stock was the largest contributor to return as long term interest rates fell during the period. Preferred equity of Corporate Office Properties Trust, Series L, PartnerRe, Ltd., Series E, and Allstate Corp., Series C were the best performers. The largest detractors from performance in credit came from the high yield sector. Energy bonds were hit with the sell-off in oil and three of our more levered names, Linn Energy LLC / Linn Energy Finance Corp., Stone Energy Corp., and Energy XXI Gulf Coast, Inc. bonds were impacted especially hard. Our position in Rent-A-Center, Inc. bonds also detracted from performance due to weaker than expected revenue growth and lower forward guidance to earnings.

William M. Bellamy, CFA

Portfolio Manager

Thompson, Siegel & Walmsley LLC

Transamerica Funds	Annual Report 2014

Transamerica Strategic High Income

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	10 Years or Life of Class		Inception Date
Class A (NAV)	4.99	% (A)	03/01/2014
Class A (POP)	(0.76	)% (A)	03/01/2014
S&P 500® (B)	9.94	% (A)
Transamerica Strategic High Income Blended Benchmark (B)	6.94	% (A)
Class C (NAV)	4.46	% (A)	03/01/2014
Class C (POP)	3.46	% (A)	03/01/2014
Class I (NAV)	5.24	% (A)	03/01/2014
Class I2 (NAV)	5.14	% (A)	03/01/2014

(A) Not annualized.

(B) The S&P 500® and the Transamerica Strategic High Income Blended Benchmark are unmanaged indices used as a general measure of market performance. The Transamerica Strategic High Income Blended Benchmark is comprised of the following benchmarks: S&P 500 (60%) and Bank of America Merrill Lynch High Yield BB/B Rated Constrained Index (40%). Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Equities are subject to market risk meaning that stock prices in general may decline over short or extended periods of time. Fixed income investing is subject to credit risk, inflation risk, and interest rate risk. Investing in high-yield (junk bonds) may be subject to greater volatility and risks. Investments in international markets involve risks not associated with U.S. markets, such as currency fluctuations, adverse social and political developments, and relatively small size and lesser liquidity of the markets.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Tactical Allocation

(unaudited)

MARKET ENVIRONMENT

The year ended October 31, 2014 can be summarized as great expectations that were never met. This narrative applies most directly to the economic recovery and the expected sell-off in fixed income markets, especially long duration assets.

The expectations were building throughout 2013 as the 10-year Treasury rate almost doubled, briefly piercing the three percent threshold. This move was intertwined with the consensus thinking that the growth rate of the U.S. economy was finally going to hit terminal velocity close to three percent. All was perceived to be going as planned until Mother Nature chimed in. The cold weather and snow sent inventory accumulation into hibernation. What magnified the weather event is that in the second half of 2013, factories had been participating in the consensus view that the economy was accelerating by rapidly ramping up their inventories in anticipation of higher demand in 2014. The literal freeze in economic activity in the first quarter of 2014 created such a drag that it was quickly made apparent that the full-year growth numbers were not going to be attainable.

The underwhelming economic performance was not just a U.S. event. The consensus in the Eurozone had also been calling for a healthy acceleration. However, the necessary balance sheet moves in order for banks to pass the Asset Quality Review test meant that lending to the region would be very hard to come by. Such restriction of private credit, especially to the Small & Medium Sized Enterprises, is completely contrary to what is required for an economic expansion. The ensuing slowdown was not limited to the periphery, even the German growth engine lost steam.

The most recent policy answer to the European growth problem created a new global narrative – divergent monetary policy in the developed world. At a time when U.S. and U.K. are winding down quantitative easing (“QE”) and talking about raising interest rates, Japan and Europe are going the other way – either increasing the QE pace or seeking alternative ways to implement QE policy. (Even the largest Emerging Market country (China) is adding stimulus through numerous channels.) This divergence of policy has resulted in a huge rate differential in sovereign bonds and has incentivized, in part, investors domiciled in low yielding countries to buy debt instruments in (relatively) higher interest bearing countries. This so called ‘tractor-beam’ effect has also contributed downward pressure to U.S. rates.

As is often the case, what consensus was expecting to be the worst asset class for the coming year (i.e., 30-year Treasuries) turned out to be one of the best, especially when factoring in volatility measures like the Sharpe ratio. Can history repeat itself in 2015? It will be tough, at least for the long bond given the challenges to attaining capital appreciation on top of the lower starting yield versus last year. Much of the 2015 narrative could be a continuation of the divergence in global monetary policy – does the U.S. Federal Reserve (“Fed”) and Bank of England start hiking rates in 2015? Does the European Central Bank start sovereign QE? How long does the Bank of Japan keep up its torrid pace of QE? While the answers to these questions may play out in due time, with no recession seen in site, Aegon USA Investment Management, LLC remains of the view that risk assets remain in a long-term bull market.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Tactical Allocation Class A returned 3.05%. By comparison, its primary, secondary, and additional benchmarks, the FTSE All-World Index Total Return, the Barclays Global Aggregate Index and the Transamerica Tactical Allocation Blended Benchmark returned 8.36%, 0.22% and 5.10%, respectively.

The Blended Benchmark is comprised of the FTSE All-World Index Total Return (60%) and the Barclays Global Aggregate Index (40%).

STRATEGY REVIEW

The Fund underperformed relative to the Transamerica Tactical Allocation Blended Benchmark, for the year ended October 31, 2014. As explained below, there were multiple factors contributing to, and detracting from performance over the period, but two broad themes carried the most weight over the course of the year. Our allocation to the domestic (U.S.) fixed income markets outperformed the Fund’s secondary benchmark, the Barclays Global Aggregate Index, for the year ended October 31, 2014. Investor confidence in non-U.S. growth deteriorated considerably during the period, especially the third quarter of 2014, leading to the performance differential. On the equity side of the Fund, the U.S./non-U.S. differential detracted from performance as we were overweight in certain non-U.S. markets. In aggregate, the equity portion of the Fund underperformed the primary benchmark, the FTSE All-World Index Total Return, for the year ended October 31, 2014. Additional negative impacts were generated from both commodity and volatility exposures.

Domestic fixed income exposures contributed positively to performance, while non-U.S. equity exposures representing Asia, emerging markets, etc. contributed negative excess returns relative to our Barclays Global Aggregate Index benchmark.

Frank Koster

David Halfpap, CFA

Frank Rybinski, CFA

Co-Portfolio Managers

Aegon USA Investment Management, LLC

Transamerica Funds	Annual Report 2014

Transamerica Tactical Allocation

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	3.05%	4.95%	10/31/2012
Class A (POP)	(2.63)%	2.04%	10/31/2012
FTSE All-World Index Total Return (A)	8.36%	15.87%
Barclays Global Aggregate Index (A)	0.22%	(0.69)%
Transamerica Tactical Allocation Blended Benchmark (A)	5.10%	9.03%
Class C (NAV)	2.24%	4.19%	10/31/2012
Class C (POP)	1.24%	4.19%	10/31/2012
Class I (NAV)	3.25%	5.26%	10/31/2012

(A) The FTSE All-World Index Total Return, the Barclays Global Aggregate Index, and the Transamerica Tactical Allocation Blended Benchmark are unmanaged indices used as a general measure of market performance. The Transamerica Tactical Allocation Blended Benchmark is composed of the following benchmarks: FTSE All-World Index Total Return (60%) and the Barclays Global Aggregate Index (40%). Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the class. You cannot invest directly in an Index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Tactical asset allocation is a portfolio strategy that attempts to take advantage of market highs and lows. The selection of a tactical asset allocation portfolio strategy will not guarantee a profit or protect against a loss. Exchange Traded Funds (“ETFs”) generally present the same risks as an investment in a conventional fund that has the same investment objectives, strategies, and policies. The market price of an ETFs share may be above or below the shares’ net asset value; and an active trading market for an ETFs share may not develop or be maintained.

The Fund’s investment exposure to the commodities markets may subject the Fund to greater volatility than investments in more traditional securities, such as stocks and bonds.

The risks of investing in foreign securities are magnified in emerging markets. These may include risks related to market and currency volatility, adverse social and political developments and the relatively small size and less liquidity of these markets. Fixed income investing is subject to credit risk, inflation risk and interest rate risk.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Tactical Income

(unaudited)

MARKET ENVIRONMENT

The year ended October 31, 2014 can be summarized as great expectations that were never met. This narrative applies most directly to the economic recovery and the expected sell-off in fixed income markets, especially long duration assets.

The expectations were building throughout 2013 as the 10-year Treasury rate almost doubled, briefly piercing the three percent threshold. This move was intertwined with the consensus thinking that the growth rate of the U.S. economy was finally going to hit terminal velocity close to three percent. All was perceived to be going as planned until Mother Nature chimed in. The cold weather and snow sent inventory accumulation into hibernation. What magnified the weather event is that in the second half of 2013, factories had been participating in the consensus view that the economy was accelerating by rapidly ramping up their inventories in anticipation of higher demand in 2014. The literal freeze in economic activity in the first quarter of 2014 created such a drag that it was quickly made apparent that the full-year growth numbers were not going to be attainable.

The underwhelming economic performance was not just a U.S. event. The consensus in the Eurozone had also been calling for a healthy acceleration. However, the necessary balance sheet moves in order for banks to pass the Asset Quality Review test meant that lending to the region would be very hard to come by. Such restriction of private credit, especially to the Small & Medium Sized Enterprises, is completely contrary to what is required for an economic expansion. The ensuing slowdown was not limited to the periphery, even the German growth engine lost steam.

The most recent policy answer to the European growth problem created a new global narrative – divergent monetary policy in the developed world. At a time when U.S. and U.K. are winding down quantitative easing (“QE”) and talking about raising interest rates, Japan and Europe are going the other way – either increasing the QE pace or seeking alternative ways to implement QE policy. (Even the largest emerging market country (China) is adding stimulus through numerous channels.) This divergence of policy has resulted in a huge rate differential in sovereign bonds and has incentivized, in part, investors domiciled in low yielding countries to buy debt instruments in (relatively) higher interest bearing countries. This so called ‘tractor-beam’ effect has also contributed downward pressure to U.S. rates.

As is often the case, what consensus was expecting to be the worst asset class for the coming year (i.e., 30-year Treasuries) turned out to be one of the best, especially when factoring in volatility measures like the Sharpe ratio. Can history repeat itself in 2015? It will be tough, at least for the long bond given the challenges to attaining capital appreciation on top of the lower starting yield versus last year. Much of the 2015 narrative could be a continuation of the divergence in global monetary policy – does the U.S. Federal Reserve (“Fed”) and Bank of England start hiking rates in 2015? Does the European Central Bank start sovereign QE? How long does the Bank of Japan keep up its torrid pace of QE? While the answers to these questions may play out in due time, with no recession seen in site, Aegon USA Investment Management, LLC remains of the view that risk assets remain in a long-term bull market.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Tactical Income Class A returned 6.39%. By comparison, its primary and secondary benchmarks, the iBoxx $ Liquid High Yield Index and the Transamerica Tactical Income Blended Benchmark, returned 4.99% and 8.34%, respectively.

The Blended Benchmark is comprised of S&P 500® (30%), the Barclays U.S. Aggregate Bond Index (30%), and the iBoxx $ Liquid High Yield Index (40%).

STRATEGY REVIEW

The Fund underperformed relative to its blended benchmark (30% S&P 500®, 30% Barclays U.S. Aggregate Bond Index, and 40% iBoxx $ Liquid High Yield Index) for the year ended October 31, 2014. Primary detractors from performance were our short duration posture relative to our benchmark on the fixed income side, and exposures to non-U.S. equities within the overall equity allocation.

As alluded to above, the macro backdrop, both domestic and foreign, changed rather dramatically over the course of the year. We were anticipating a gradual rise in interest rates over the course of the year, and positioned the Fund accordingly. Instead, rates rallied persistently from the beginning of calendar year 2014, as the global growth outlook slowed. Additionally, the deterioration of the growth outlook was primarily focused on non-U.S. markets, particularly the Eurozone and much of Asia, causing equity exposures in those markets to underperform U.S. equity markets.

Frank Koster

David Halfpap, CFA

Frank Rybinski, CFA

Co-Portfolio Managers

Aegon USA Investment Management, LLC

Transamerica Funds	Annual Report 2014

Transamerica Tactical Income

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	6.39%	6.28%	10/31/2011
Class A (POP)	1.30%	4.57%	10/31/2011
iBoxx $ Liquid High Yield Index (A)	4.99%	8.22%
Transamerica Tactical Income Blended Benchmark (A)	8.34%	9.71%
Class C (NAV)	5.61%	5.49%	10/31/2011
Class C (POP)	4.61%	5.49%	10/31/2011
Class I (NAV)	6.64%	6.52%	10/31/2011

(A) The iBoxx $ Liquid High Yield Index and the Transamerica Tactical Income Blended Benchmark are unmanaged indices used as a general measure of market performance. The Transamerica Tactical Income Blended Benchmark is composed of the following benchmarks: S&P 500® (30%), Barclays U.S. Aggregate Bond Index (30%), and the iBoxx $ Liquid High Yield Index (40%). Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the class. You cannot invest directly in an Index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 4.75% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Tactical asset allocation is a portfolio strategy that attempts to take advantage of market highs and lows. The selection of a tactical asset allocation portfolio strategy will not guarantee a profit or protect against a loss. Exchange Traded Funds (“ETFs”) generally present the same risks as an investment in a conventional fund that has the same investment objectives, strategies, and policies. The market price of an ETF’s share may be above or below the shares’ net asset value; and an active trading market for an ETF’s share may not develop or be maintained. Foreign and emerging market investments involve risks not associated with U.S. markets, such as currency fluctuations, adverse social and political developments and the relatively small size and lesser liquidity of the markets. Investments in the real estate industry are subject to risks associated with direct investment in real estate. Investments in high yield bonds (‘junk bonds’) may be subject to greater volatility and risks as the income derived from these securities is not guaranteed and may be unpredictable. Fixed income investing is subject to credit risk, inflation risk and interest rate risk.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica Tactical Rotation

(unaudited)

MARKET ENVIRONMENT

The year ended October 31, 2014 can be summarized as great expectations that were never met. This narrative applies most directly to the economic recovery and the expected sell-off in fixed income markets, especially long duration assets.

The expectations were building throughout 2013 as the 10-year Treasury rate almost doubled, briefly piercing the three percent threshold. This move was intertwined with the consensus thinking that the growth rate of the U.S. economy was finally going to hit terminal velocity close to three percent. All was perceived to be going as planned until Mother Nature chimed in. The cold weather and snow sent inventory accumulation into hibernation. What magnified the weather event is that in the second half of 2013, factories had been participating in the consensus view that the economy was accelerating by rapidly ramping up their inventories in anticipation of higher demand in 2014. The literal freeze in economic activity in first quarter of 2014 created such a drag that it was quickly made apparent that the full-year growth numbers were not going to be attainable.

The underwhelming economic performance was not just a U.S. event. The consensus in the Eurozone had also been calling for a healthy acceleration. However, the necessary balance sheet moves in order for banks to pass the Asset Quality Review test meant that lending to the region would be very hard to come by. Such restriction of private credit, especially to the Small & Medium Sized Enterprises, is completely contrary to what is required for an economic expansion. The ensuing slowdown was not limited to the periphery, even the German growth engine lost steam.

The most recent policy answer to the European growth problem created a new global narrative – divergent monetary policy in the developed world. At a time when U.S. and U.K. are winding down quantitative easing (“QE”) and talking about raising interest rates, Japan and Europe are going the other way – either increasing the QE pace or seeking alternative ways to implement QE policy. (Even the largest Emerging Market country (China) is adding stimulus through numerous channels.) This divergence of policy has resulted in a huge rate differential in sovereign bonds and has incentivized, in part, investors domiciled in low yielding countries to buy debt instruments in (relatively) higher interest bearing countries. This so called ‘tractor-beam’ effect has also contributed downward pressure to U.S. rates.

As is often the case, what consensus was expecting to be the worst asset class for the coming year (i.e., 30 year Treasuries) turned out to be one of the best, especially when factoring in volatility measures like the Sharpe ratio. Can history repeat itself in 2015? It will be tough, at least for the long bond given the challenges to attaining capital appreciation on top of the lower starting yield versus last year. Much of the 2015 narrative could be a continuation of the divergence in global monetary policy – does the U.S. Federal Reserve (“Fed”) and Bank of England start hiking rates in 2015? Does the European Central Bank start sovereign QE? How long does the Bank of Japan keep up its torrid pace of QE? While the answers to these questions may play out in due time, with no recession seen in site, Aegon USA Investment Management, LLC remains of the view that risk assets remain in a long-term bull market.

PERFORMANCE

For the year ended October 31, 2014, Transamerica Tactical Rotation Class A returned 6.31%. By comparison, its primary, secondary, and additional benchmarks, the FTSE All-World Index Total Return, the S&P 500®, and the Transamerica Tactical Rotation Blended Benchmark returned 8.36%, 17.27%, and 6.70%, respectively.

The Blended Benchmark is comprised of the FTSE All-World Index Total Return (80%) and the Barclays 1-3 Month U.S. Treasury Bill Index (20%).

STRATEGY REVIEW

The year resulted in very bifurcated performance between the U.S. and non-U.S. markets. The U.S. economy appears to be on a sustainable growth trajectory, while many non-U.S. economies appear to be slowing for various reasons. Regional conflicts (e.g. Ukraine), declining commodity prices (e.g. many emerging economies), and strained fiscal situations (e.g. much of the Eurozone) seem to be contributing to pull-backs in non-U.S. growth assumptions and equity market outcomes. These disparate outcomes have been manifested in the dollar appreciating over virtually all major currencies, detracting from realized performance from foreign markets translated to U.S. dollars. As these scenarios play out, we expect disparate returns to continue from one country to the next, creating both opportunity as well as risk.

The Fund underperformed the blended benchmark (80% FTSE World, 20% Barclays Capital Short Treasury 1-3mo) for the year ended October 31, 2014. Primary contributors to performance over the period came from allocations to the domestic healthcare, technology, and financials sectors. Detractions from performance for the year generally came from exposure to non-U.S. equities markets such as the Eurozone, Asia, and South America.

Frank Koster

David Halfpap, CFA

Frank Rybinski, CFA

Co-Portfolio Managers

Aegon USA Investment Management, LLC

Transamerica Funds	Annual Report 2014

Transamerica Tactical Rotation

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	6.31%	11.44%	10/31/2012
Class A (POP)	0.44%	8.35%	10/31/2012
FTSE All-World Index Total Return (A)	8.36%	15.87%
S&P 500® (A)	17.27%	22.11%
Transamerica Tactical Rotation Blended Benchmark (A)	6.70%	12.60%
Class C (NAV)	5.46%	10.60%	10/31/2012
Class C (POP)	4.46%	10.60%	10/31/2012
Class I (NAV)	6.57%	11.77%	10/31/2012

(A) The FTSE All-World Index Total Return, the S&P 500®, and the Transamerica Tactical Rotation Blended Benchmark are unmanaged indices used as a general measure of market performance. The Transamerica Tactical Rotation Blended Benchmark is composed of the following benchmarks: FTSE All-World Index Total Return (80%) and the Barclays 1-3 Month U.S. Treasury Bill Index (20%). Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the class. You cannot invest directly in an Index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge of 1% (during the first 12 months) for Class C shares. There are no sales charges on Class I shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Tactical asset allocation is a portfolio strategy that attempts to take advantage of market highs and lows. The selection of a Tactical Asset Allocation portfolio will not guarantee a profit or protect against a loss. Exchange Traded Funds (“ETFs”) generally present the same risks as an investment in a conventional fund that has the same investment objectives, strategies, and policies. The market price of an ETF’s share may be above or below the shares’ net asset value; and an active trading market for an ETF’s share may not develop or be maintained.

The risks of investing in foreign securities are magnified in emerging markets. These may include risks related to market and currency volatility, adverse social and political developments and the relatively small size and less liquidity of these markets. Fixed income investing is subject to credit risk, inflation risk and interest rate risk.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Transamerica US Growth

(formerly, Transamerica Diversified Equity)

(unaudited)

MARKET ENVIRONMENT

U.S. equities and other developed-market stocks rose during the one-year period as the S&P 500® posted a 17.27% return and the Morgan Stanley Capital International World Index posted a 9.3% return. Emerging markets trailed, with the Morgan Stanley Capital International Emerging Markets Index posting a gain of just 0.98%.

The fourth quarter of 2013 began on an unnerving note, with a 16-day government shutdown and near breach of the U.S. debt ceiling. The elimination of two market overhangs – the timing of the U.S. Federal Reserve’s (“Fed”) tapering and the threat of a government shutdown – led the market higher into 2014, only to be met by a pullback in January. However, once again U.S. equities fought back and finished February at a new peak, and by the end of the second quarter the S&P 500® was scaling new highs. The third quarter was also bumpy, with U.S. equities sinking in July, rebounding in August, and falling once again around mid-September before recovering towards the end of October.

All ten sectors in the Russell 1000® Growth Index posted positive returns during the period, led by Health Care, Utilities, and Information Technology. Energy, Telecommunication Services, and Consumer Discretionary posted more modest gains relative to the broader index.

PERFORMANCE

For the year ended October 31, 2014, Transamerica US Growth Class A returned 14.25%. By comparison, its benchmark, the Russell 1000® Growth Index, returned 17.11%.

STRATEGY REVIEW

The Fund underperformed its benchmark, the Russell 1000® Growth Index for the period.

The Fund’s portfolio management team adheres to a disciplined portfolio construction process that allows them to assess risk, weigh individual positions accordingly, and in the process build a portfolio that focuses largely on stock selection for generating benchmark relative outperformance.

During the year, security selection within the Industrials, Information Technology and Energy sectors detracted from relative performance. A frictional cash position in an upward trending market also weighed on relative results. More favorable selection within (as well as an underweight allocation to) Consumer Staples helped to partially offset weaker results elsewhere in the Fund. An overweight allocation to Information Technology also aided benchmark relative performance.

The Fund’s largest contributors to relative performance during the period included Monster Beverage Corp., a U.S. marketer and distributor of energy drinks, Skyworks Solutions, Inc. (no longer held at year end), a semiconductor firm, and Bristol-Myers Squibb Co., a biopharmaceutical company. The Fund’s avoidance of International Business Machines Corp., an information technology products and services provider, also contributed to relative results.

The Fund’s largest relative detractors during the period included Halliburton Co., a global oilfield services company, and Anadarko Petroleum Corp., Class A, an independent energy exploration and production company. The Fund’s underweight position in Apple, Inc. during the early part of the period also weighed on results, as did an underweight to benchmark constituent Amgen, Inc. (no longer held at year end).

Mammen Chally, CFA

Portfolio Manager

Wellington Management Company, LLP

Transamerica Funds	Annual Report 2014

Transamerica US Growth

(formerly, Transamerica Diversified Equity)

(unaudited)

Average Annual Total Return for Periods Ended 10/31/2014
	1 Year	10 Years or Life of Class	Inception Date
Class A (NAV)	14.25%	12.36%	11/13/2009
Class A (POP)	7.94%	11.08%	11/13/2009
Russell 1000® Growth Index (A)	17.11%	16.32%
Class B (NAV)	13.28%	11.53%	11/13/2009
Class B (POP)	8.28%	11.40%	11/13/2009
Class C (NAV)	13.37%	11.55%	11/13/2009
Class C (POP)	12.37%	11.55%	11/13/2009
Class I (NAV)	14.67%	13.44%	11/30/2009
Class I2 (NAV)	14.91%	13.08%	11/13/2009
Class T (NAV)	14.74%	14.85%	02/10/2012
Class T (POP)	4.99%	11.16%	02/10/2012

(A) The Russell 1000® Growth Index is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Class calculation is based on the inception date of the class. You cannot invest directly in an index.

The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on Fund distributions or the redemption of Fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamerica.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares or 1% (during the first 12 months) for Class C shares and the maximum sales charge of 8.5% for Class T shares. There are no sales charges on Class I and I2 shares.

Performance figures reflect any fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.

Performance results do not include adjustments made for financial reporting purposes in accordance with U.S. generally accepted accounting principles and may differ from amounts reported in the financial highlights.

Growth stocks can be volatile and experience sharp price declines and certain types of stocks, especially technology, can be extremely volatile and subject to greater price swings than the broader market. Value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time or that an undervalued stock is actually appropriately priced.

Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights related to the Russell indexes. Russell® is a trademark of Russell Investment Group.

Please refer to page 72 for index descriptions.

Transamerica Funds	Annual Report 2014

Index Descriptions

(unaudited)

Index	Description

Alerian MLP Index	The Alerian MLP Index is a composite of the 50 most prominent energy Master Limited Partnerships (“MLPs”) that provides investors with an unbiased, comprehensive benchmark for this asset class.

Bank of America Merrill Lynch U.S. Corporate & Government 1-3 Years Index	The Bank of America Merrill Lynch U.S. Corporate & Government 1-3 Years Index tracks the performance of U.S. dollar denominated investment grade debt publicly issued in the U.S. domestic market, including U.S. Treasury, U.S. agency, foreign government, supranational and corporate securities that have a remaining maturity of less than 3 years and more than 1 year.

Barclays 1-3 Month U.S. Treasury Bill Index	The Barclays 1-3 Month U.S. Treasury Bill Index includes all publicly issued zero coupon, fixed rate, non-convertible U.S. Treasury Bills denominated in U.S. dollars that have a remaining maturity of less than 3 months and more than 1 month, are rated investment grade, and have $250 million or more of outstanding face value.

Barclays Global Aggregate Index	The Barclays Global Aggregate Index is a multi-currency benchmark that includes fixed-rate treasury, government-related, corporate and securitized bonds from both developed and emerging markets issuers.

Barclays High Yield Municipal Index	The Barclays High Yield Municipal Index is comprised of bonds that are non-investment grade, unrated, or rated below Ba1 by Moody’s Investors Service with a remaining maturity of at least one year.

Barclays Investment Grade Credit Index	The Barclays Investment Grade Credit Index is comprised of the Barclays U.S. Corporate Index, which measures the investment grade, U.S. dollar-denominated, fixed-rate, taxable corporate bond market, as well as a non-corporate component that includes foreign agencies, sovereigns, supranationals and local authorities.

Barclays Managed Money Intermediate (1-17 Year) Index	The Barclays Managed Money Intermediate (1-17 Year) Index is comprised of tax-exempt bonds with maturites ranging from 1 to 17 years that are rated Aa3/AA- or higher by at least two of the following statistical ratings agencies: Moody’s, S&P and Fitch.

Barclays U.S. Aggregate Bond Index	The Barclays U.S. Aggregate Bond Index measures investment grade, U.S. dollar-denominated, fixed-rate taxable bonds, including Treasuries, government-related and corporate securities, as well as both mortgage- and asset-backed securities.

Transamerica Funds	Annual Report 2014

Index Descriptions (continued)

(unaudited)

Index	Description

Barclays U.S. Corporate High Yield 2% Issuer Capped Index	The Barclays U.S. Corporate High-Yield 2% Issuer Capped Index is an issuer-constrained measurement of the market of U.S. dollar denominated, non-investment grade, fixed-rate, taxable corporate bonds. The exposure of each issuer is limited to 2% of the total market value of the index.

Citigroup Non-U.S. Dollar World Government Bond Index	The Citigroup Non-U.S. Dollar World Government Bond Index measures the performance of fixed-rate, local currency, investment grade sovereign bonds issued by governments outside the U.S, and is comprised of sovereign debt from 22 countries that is denominated in a variety of currencies.

FTSE All-World Index Total Return	The FTSE All-World Index Total Return is a market-capitalization weighted index comprised of an aggregate of large and mid-cap stocks, providing coverage of developed and emerging markets.

iBoxx $ Liquid High Yield Index	The iBoxx $ Liquid High Yield Index is comprised of U.S. dollar-denominated high yield liquid corporate bonds.

J.P. Morgan Emerging Markets Bond Index Global	The J.P. Morgan Emerging Markets Bond Index Global tracks total returns for U.S. dollar denominated debt instruments issued by emerging market sovereign and quasi-sovereign entities: Brady bonds, loans, Eurobonds, and local market instruments.

Morgan Stanley Capital International Emerging Markets Index	The Morgan Stanley Capital International Emerging Markets Index captures large and mid-cap representation across emerging markets countries.

Morgan Stanley Capital International Europe, Australasia, Far East Index	The Morgan Stanley Capital International Europe, Australasia, Far East Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the U.S. and Canada.

Morgan Stanley Capital International Europe, Australasia, Far East Small Cap Index Gross	The Morgan Stanley Capital International Europe, Australasia, Far East Small Cap Index Gross is an equity index which captures small cap representation across developed markets countries around the world, excluding the U.S. and Canada.

Morgan Stanley Capital International All Country World Index Gross	The Morgan Stanley Capital International All Country World Index Gross is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed and emerging markets.

Transamerica Funds	Annual Report 2014

Index Descriptions (continued)

(unaudited)

Index	Description

Morgan Stanley Capital International World Index ex-U.S.	The Morgan Stanley Capital International World Index ex-U.S. captures large and mid-cap representation across developed markets countries, excluding the U.S.

Russell 1000® Growth Index	The Russell 1000® Growth Index measures the performance of the large-cap growth segment of the U.S. equity universe, and is comprised of Russell 1000® Index companies with higher price-to-book ratios and higher forecasted growth values.

Russell 1000® Value Index	The Russell 1000® Value Index measures the performance of the large-cap value segment of the U.S. equity universe, and is comprised of Russell 1000® Index companies with lower price-to-book ratios and lower expected growth values.

Russell 2000® Index	The Russell 2000® Index measures the performance of the small-cap segment of the U.S. equity universe, and is comprised of approximately 2,000 of the smallest securities of the Russell 3000® Index based on a combination of market cap and current index membership.

Russell 2000® Growth Index	The Russell 2000® Growth Index measures the performance of the small-cap growth segment of the U.S. equity universe, and is comprised of Russell 2000® Index companies with higher price-to-value ratios and higher forecasted growth values.

Russell 2000® Value Index	The Russell 2000® Value Index measures the performance of small-cap value segment of the U.S. equity universe, and is comprised of Russell 2000® Index companies with lower price-to-book ratios and lower forecasted growth values.

Russell 2500® Value Index	The Russell 2500® Value Index measures the performance of the small to mid-cap value segment of the U.S. equity universe, and is comprised of Russell 2500® Index companies with lower price-to-book ratios and lower forecasted growth values.

Russell Midcap® Growth Index	The Russell Midcap® Growth Index measures the performance of the mid-cap growth segment of the U.S. equity universe, and is comprised of Russell Midcap® Index companies with higher price-to-book ratios and higher forecasted growth values.

Russell Midcap® Value Index	The Russell Midcap® Value Index measures the performance of the mid-cap value segment of the U.S. equity universe, and is comprised of Russell Midcap® Index companies with lower price-to-book ratios and lower forecasted growth values.

S&P 500®	The S&P 500® is market-capitalization weighted index of 500 large U.S. companies with common stock listed on the NYSE or NASDAQ.

Transamerica Funds	Annual Report 2014

Understanding Your Funds’ Expenses

(unaudited)

SHAREHOLDER EXPENSES

Fund shareholders may incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases, contingent deferred sales charges on redemptions; and (2) ongoing costs, including management fees, and other fund expenses.

The following examples are intended to help you understand your ongoing costs (in dollars and cents) of investing in the Funds and to compare these costs with the ongoing costs of investing in other funds.

The examples are based on an investment of $1,000 invested at May 1, 2014, and held for the entire period until October 31, 2014.

ACTUAL EXPENSES

The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid during the period can decrease your ending account value.

HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES

The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the Funds’ actual expense ratios and assumed rates of return of 5% per year before expenses, which are not the Funds’ actual returns. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds. As in the case of the actual expense example, if your account is subject to an IRA fee, the amount of the fee paid through your account would increase the hypothetical expenses you would have paid during the period and decrease the hypothetical ending account value.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges and brokerage commissions paid on purchases and sales of Fund shares. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries, or other financial institutions.

Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not covered by the advisory and administrative fees, expenses and fees of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses			Hypothetical Expenses (A)
Fund Name	Beginning Account Value	Ending Account Value	Expenses Paid During Period		Ending Account Value	Expenses Paid During Period (B)	Annualized Expense Ratio

Transamerica Capital Growth
Class A	$1,000.00	$1,129.60	$6.71(B	)	$1,018.90	$6.36	1.25%
Class B	1,000.00	1,124.50	11.78(B	)	1,014.10	11.17	2.20
Class C	1,000.00	1,125.20	10.50(B	)	1,015.30	9.96	1.96
Class I	1,000.00	1,131.20	5.05(B	)	1,020.50	4.79	0.94
Class I2	1,000.00	1,132.10	4.35(B	)	1,021.10	4.13	0.81

Transamerica Concentrated Growth
Class A	1,000.00	1,055.30	6.06(B	)	1,019.30	5.95	1.17
Class C	1,000.00	1,051.50	9.93(B	)	1,015.50	9.75	1.92
Class I	1,000.00	1,056.50	4.92(B	)	1,020.40	4.84	0.95
Class I2	1,000.00	1,057.20	3.89(B	)	1,021.40	3.82	0.75

Transamerica Dividend Focused
Class A	1,000.00	1,045.80	4.95(B	)	1,020.40	4.89	0.96
Class C	1,000.00	1,041.90	9.32(B	)	1,016.10	9.20	1.81
Class I	1,000.00	1,046.70	4.13(B	)	1,021.20	4.08	0.80
Class I2	1,000.00	1,047.10	3.61(B	)	1,021.70	3.57	0.70

Transamerica Funds	Annual Report 2014

Understanding Your Funds’ Expenses (continued)

(unaudited)

		Actual Expenses			Hypothetical Expenses (A)
Fund Name	Beginning Account Value	Ending Account Value	Expenses Paid During Period		Ending Account Value	Expenses Paid During Period (B)	Annualized Expense Ratio

Transamerica Emerging Markets Debt
Class A	$1,000.00	$1,017.60	$5.80(B	)	$1,019.50	$5.80	1.14%
Class C	1,000.00	1,014.00	9.19(B	)	1,016.10	9.20	1.81
Class I	1,000.00	1,020.00	4.12(B	)	1,021.10	4.13	0.81
Class I2	1,000.00	1,020.40	3.56(B	)	1,021.70	3.57	0.70

Transamerica Emerging Markets Equity
Class A	1,000.00	1,038.50	8.43(B	)	1,016.90	8.34	1.64
Class C	1,000.00	1,034.70	11.85(B	)	1,013.60	11.72	2.31
Class I	1,000.00	1,041.50	6.74(B	)	1,018.60	6.67	1.31
Class I2	1,000.00	1,040.40	6.07(B	)	1,019.30	6.01	1.18

Transamerica Enhanced Muni
Class A	1,000.00	1,051.60	4.45(B	)	1,020.90	4.38	0.86	(C)
Class C	1,000.00	1,047.70	7.54(B	)	1,017.80	7.43	1.46	(C)
Class I	1,000.00	1,051.20	3.67(B	)	1,021.60	3.62	0.71	(C)

Transamerica Flexible Income
Class A	1,000.00	1,016.20	4.57(B	)	1,020.70	4.58	0.90
Class B	1,000.00	1,012.00	8.57(B	)	1,016.70	8.59	1.69
Class C	1,000.00	1,012.70	8.07(B	)	1,017.20	8.08	1.59
Class I	1,000.00	1,017.60	3.15(B	)	1,022.10	3.16	0.62
Class I2	1,000.00	1,019.20	2.60(B	)	1,022.60	2.60	0.51

Transamerica Floating Rate
Class A	1,000.00	1,005.90	5.31(B	)	1,019.90	5.35	1.05	(C)
Class C	1,000.00	1,002.20	9.08(B	)	1,016.10	9.15	1.80	(C)
Class I	1,000.00	1,007.30	4.05(B	)	1,021.20	4.08	0.80	(C)
Class I2	1,000.00	1,007.40	4.05(B	)	1,021.20	4.08	0.80	(C)

Transamerica Global Bond
Class A	1,000.00	967.50	4.96(B	)	1,020.20	5.09	1.00
Class C	1,000.00	963.70	8.66(B	)	1,016.40	8.89	1.75
Class I	1,000.00	968.20	3.72(B	)	1,021.40	3.82	0.75
Class I2	1,000.00	969.20	3.72(B	)	1,021.40	3.82	0.75

Transamerica Global Equity
Class A	1,000.00	997.30	4.08(B	)	1,021.10	4.13	0.81	(C)
Class B	1,000.00	992.80	8.24(B	)	1,016.90	8.34	1.64	(C)
Class C	1,000.00	993.70	7.89(B	)	1,017.30	7.98	1.57	(C)
Class I	1,000.00	998.20	2.92(B	)	1,022.30	2.96	0.58	(C)
Class I2	1,000.00	977.90	1.67(D	)	1,019.90	5.40	1.06

Transamerica Growth Opportunities
Class A	1,000.00	1,097.20	7.14(B	)	1,018.40	6.87	1.35
Class B	1,000.00	1,092.70	11.82(B	)	1,013.90	11.37	2.24
Class C	1,000.00	1,093.20	11.29(B	)	1,014.40	10.87	2.14
Class I	1,000.00	1,099.10	5.24(B	)	1,020.20	5.04	0.99
Class I2	1,000.00	1,101.00	4.40(B	)	1,021.00	4.23	0.83

Transamerica High Yield Bond
Class A	1,000.00	1,013.90	4.92(B	)	1,020.30	4.94	0.97
Class B	1,000.00	1,009.80	9.07(B	)	1,016.20	9.10	1.79
Class C	1,000.00	1,009.20	8.81(B	)	1,016.40	8.84	1.74
Class I	1,000.00	1,014.00	3.81(B	)	1,021.40	3.82	0.75
Class I2	1,000.00	1,015.50	3.30(B	)	1,021.90	3.31	0.65

Transamerica High Yield Muni
Class A	1,000.00	1,079.00	4.77(B	)	1,020.60	4.63	0.91	(C)
Class C	1,000.00	1,076.80	7.90(B	)	1,017.60	7.68	1.51	(C)
Class I	1,000.00	1,080.80	3.99(B	)	1,021.40	3.87	0.76	(C)

Transamerica Income & Growth
Class A	1,000.00	998.80	5.54(B	)	1,019.70	5.60	1.10
Class C	1,000.00	994.30	9.30(B	)	1,015.90	9.40	1.85
Class I	1,000.00	999.20	4.28(B	)	1,020.90	4.33	0.85
Class I2	1,000.00	999.60	3.78(B	)	1,021.40	3.82	0.75

Transamerica Inflation Opportunities
Class A	1,000.00	998.60	5.04(B	)	1,020.20	5.09	1.00
Class C	1,000.00	995.00	8.80(B	)	1,016.40	8.89	1.75
Class I	1,000.00	999.60	3.78(B	)	1,021.40	3.82	0.75
Class I2	1,000.00	1,000.60	3.63(B	)	1,021.60	3.67	0.72

Transamerica Funds	Annual Report 2014

Understanding Your Funds’ Expenses (continued)

(unaudited)

		Actual Expenses			Hypothetical Expenses (A)
Fund Name	Beginning Account Value	Ending Account Value	Expenses Paid During Period		Ending Account Value	Expenses Paid During Period (B)	Annualized Expense Ratio

Transamerica International Equity
Class A	$1,000.00	$960.20	$6.42(B	)	$1,018.70	$6.61	1.30%
Class C	1,000.00	957.50	9.87(B	)	1,015.10	10.16	2.00
Class I	1,000.00	962.20	4.70(B	)	1,020.40	4.84	0.95
Class I2	1,000.00	962.70	4.21(B	)	1,020.90	4.33	0.85

Transamerica International Small Cap Value
Class I	1,000.00	932.90	5.60(B	)	1,019.40	5.85	1.15
Class I2	1,000.00	932.90	5.12(B	)	1,019.90	5.35	1.05

Transamerica Large Cap Value
Class A	1,000.00	1,042.40	5.61(B	)	1,019.70	5.55	1.09
Class C	1,000.00	1,038.60	9.30(B	)	1,016.10	9.20	1.81
Class I	1,000.00	1,043.50	4.02(B	)	1,021.30	3.97	0.78
Class I2	1,000.00	1,044.20	3.56(B	)	1,021.70	3.52	0.69

Transamerica Mid Cap Growth
Class A	1,000.00	1,045.80	6.70(B	)	1,018.70	6.61	1.30
Class C	1,000.00	1,042.10	10.55(B	)	1,014.90	10.41	2.05
Class I	1,000.00	1,046.70	5.42(B	)	1,019.90	5.35	1.05
Class I2	1,000.00	1,046.70	4.80(B	)	1,020.50	4.74	0.93

Transamerica Mid Cap Value Opportunities
Class A	1,000.00	1,076.20	6.18(B	)	1,019.30	6.01	1.18
Class C	1,000.00	1,072.90	10.08(B	)	1,015.50	9.80	1.93
Class I	1,000.00	1,078.30	4.98(B	)	1,020.40	4.84	0.95
Class I2	1,000.00	1,078.60	4.51(B	)	1,020.90	4.38	0.86

Transamerica MLP & Energy Income
Class A	1,000.00	1,057.20	7.93(B	)	1,017.50	7.78	1.53
Class C	1,000.00	1,053.50	11.70(B	)	1,013.80	11.47	2.26
Class I	1,000.00	1,058.30	6.54(B	)	1,018.90	6.41	1.26
Class I2	1,000.00	1,058.70	5.97(B	)	1,019.40	5.85	1.15

Transamerica Money Market
Class A	1,000.00	1,000.00	1.16(B	)	1,024.00	1.17	0.23
Class B	1,000.00	1,000.00	1.16(B	)	1,024.00	1.17	0.23
Class C	1,000.00	1,000.00	1.16(B	)	1,024.00	1.17	0.23
Class I	1,000.00	1,000.00	1.16(B	)	1,024.00	1.17	0.23
Class I2	1,000.00	1,000.00	1.16(B	)	1,024.00	1.17	0.23

Transamerica Multi-Managed Balanced
Class A	1,000.00	1,058.30	6.28(B	)	1,019.10	6.16	1.21	(C)
Class B	1,000.00	1,053.50	11.02(B	)	1,014.50	10.82	2.13	(C)
Class C	1,000.00	1,054.50	9.84(B	)	1,015.60	9.65	1.90	(C)
Class I	1,000.00	1,059.60	4.72(B	)	1,020.60	4.63	0.91	(C)

Transamerica Opportunistic Allocation
Class A	1,000.00	972.20	5.97(B	)	1,019.20	6.11	1.20	(C)
Class C	1,000.00	968.60	9.68(B	)	1,015.40	9.91	1.95	(C)
Class I	1,000.00	973.50	4.73(B	)	1,020.40	4.84	0.95	(C)

Transamerica Short-Term Bond
Class A	1,000.00	1,005.60	4.25(B	)	1,021.00	4.28	0.84
Class C	1,000.00	1,001.80	8.02(B	)	1,017.20	8.08	1.59
Class I	1,000.00	1,006.60	3.19(B	)	1,022.00	3.21	0.63
Class I2	1,000.00	1,007.10	2.68(B	)	1,022.50	2.70	0.53

Transamerica Small Cap Core
Class A	1,000.00	1,026.60	6.64(B	)	1,018.70	6.61	1.30
Class C	1,000.00	1,021.90	10.45(B	)	1,014.90	10.41	2.05
Class I	1,000.00	1,027.50	5.37(B	)	1,019.90	5.35	1.05
Class I2	1,000.00	1,028.50	4.76(B	)	1,020.50	4.74	0.93

Transamerica Small Cap Growth
Class A	1,000.00	1,068.90	7.20(B	)	1,018.20	7.02	1.38
Class C	1,000.00	1,065.40	10.52(B	)	1,015.00	10.26	2.02
Class I	1,000.00	1,071.20	5.38(B	)	1,020.00	5.24	1.03
Class I2	1,000.00	1,071.90	4.65(B	)	1,020.70	4.53	0.89

Transamerica Small Cap Value
Class A	1,000.00	1,009.40	6.69(B	)	1,018.60	6.72	1.32	(C)
Class C	1,000.00	1,006.30	10.11(B	)	1,015.10	10.16	2.00	(C)
Class I	1,000.00	1,010.90	5.32(B	)	1,019.90	5.35	1.05	(C)
Class I2	1,000.00	1,011.60	4.61(B	)	1,020.60	4.63	0.91	(C)

Transamerica Funds	Annual Report 2014

Understanding Your Funds’ Expenses (continued)

(unaudited)

		Actual Expenses			Hypothetical Expenses (A)
Fund Name	Beginning Account Value	Ending Account Value	Expenses Paid During Period		Ending Account Value	Expenses Paid During Period (B)	Annualized Expense Ratio

Transamerica Small/Mid Cap Value
Class A	$1,000.00	$1,021.90	$6.63(B	)	$1,018.70	$6.61	1.30%
Class B	1,000.00	1,018.60	10.23(B	)	1,015.10	10.21	2.01
Class C	1,000.00	1,018.80	10.08(B	)	1,015.20	10.06	1.98
Class I	1,000.00	1,023.80	4.90(B	)	1,020.40	4.89	0.96
Class I2	1,000.00	1,024.50	4.39(B	)	1,020.90	4.38	0.86

Transamerica Strategic High Income
Class A	1,000.00	1,028.80	6.14(B	)	1,019.20	6.11	1.20	(C)
Class C	1,000.00	1,025.10	9.95(B	)	1,015.40	9.91	1.95	(C)
Class I	1,000.00	1,031.00	4.86(B	)	1,020.40	4.84	0.95	(C)
Class I2	1,000.00	1,031.10	4.86(B	)	1,020.40	4.84	0.95	(C)

Transamerica Tactical Allocation
Class A	1,000.00	999.80	5.54(B	)	1,019.70	5.60	1.10	(C)
Class C	1,000.00	996.00	9.31(B	)	1,015.90	9.40	1.85	(C)
Class I	1,000.00	1,001.00	4.29(B	)	1,020.90	4.33	0.85	(C)

Transamerica Tactical Income
Class A	1,000.00	1,024.40	4.34(B	)	1,020.90	4.33	0.85	(C)
Class C	1,000.00	1,020.50	8.25(B	)	1,017.00	8.24	1.62	(C)
Class I	1,000.00	1,025.50	3.22(B	)	1,022.00	3.21	0.63	(C)

Transamerica Tactical Rotation
Class A	1,000.00	1,021.80	5.61(B	)	1,019.70	5.60	1.10	(C)
Class C	1,000.00	1,016.70	9.40(B	)	1,015.90	9.40	1.85	(C)
Class I	1,000.00	1,022.70	4.33(B	)	1,020.90	4.33	0.85	(C)

Transamerica US Growth
Class A	1,000.00	1,086.50	6.47(B	)	1,019.00	6.26	1.23
Class B	1,000.00	1,081.50	11.38(B	)	1,014.30	11.02	2.17
Class C	1,000.00	1,082.20	10.60(B	)	1,015.00	10.26	2.02
Class I	1,000.00	1,088.20	4.63(B	)	1,020.80	4.48	0.88
Class I2	1,000.00	1,089.50	3.95(B	)	1,021.40	3.82	0.75
Class T	1,000.00	1,088.60	4.42(B	)	1,021.00	4.28	0.84

(A)	5% return per year before expenses.

(B)	Expenses are calculated using the Funds’ annualized expense ratios (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(C)	During the period ended October 31, 2014, expense ratios do not include expenses of the investment companies in which the Funds invest.

(D)	The Fund class commenced operations on September 4, 2014. Actual expenses are calculated using each Fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (58), and divided by the number of days in the year (365 days). For comparability purposes, hypothetical expenses assume that the Funds’ were in operation for the entire six-month period ended October 31, 2014. Thus, the hypothetical expenses are calculated using the Funds’ annualized expense ratios (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

Transamerica Funds	Annual Report 2014

Schedules of Investments Composition

At October 31, 2014

(unaudited)

Transamerica Capital Growth
Asset Allocation	% of Net Assets
Common Stocks	94.9%
Repurchase Agreement	11.2
Securities Lending Collateral	5.8
Purchased Foreign Exchange Options	0.0 *
Preferred Stock	0.0
Net Other Assets (Liabilities)	(11.9)
Total	100.0%

Transamerica Concentrated Growth (formerly, The Torray Resolute Fund)
Asset Allocation	% of Net Assets
Common Stocks	96.9%
Securities Lending Collateral	19.3
Repurchase Agreement	0.8
Net Other Assets (Liabilities)	(17.0)
Total	100.0%

Transamerica Dividend Focused
Asset Allocation	% of Net Assets
Common Stocks	95.6%
Securities Lending Collateral	4.8
Repurchase Agreement	4.3
Net Other Assets (Liabilities)	(4.7)
Total	100.0%

Transamerica Emerging Markets Debt
Asset Allocation	% of Net Assets
Foreign Government Obligations	53.7%
Corporate Debt Securities	42.4
Securities Lending Collateral	13.7
Repurchase Agreement	1.6
Asset-Backed Security	0.5
Net Other Assets (Liabilities)^	(11.9)
Total	100.0%

Transamerica Emerging Markets Equity
Asset Allocation	% of Net Assets
Common Stocks	97.2%
Securities Lending Collateral	2.4
Repurchase Agreement	2.2
Preferred Stock	0.3
Net Other Assets (Liabilities)	(2.1)
Total	100.0%

Transamerica Enhanced Muni
Credit Quality‡	% of Net Assets
AAA	4.6%
AA	49.3
A	7.8
BBB	9.0
BB and Below	2.1
NR (Not Rated)	47.7
Net Other Assets (Liabilities)	(20.5)
Total	100.0%

Transamerica Flexible Income
Asset Allocation	% of Net Assets
Corporate Debt Securities	57.3%
Mortgage-Backed Securities	12.8
U.S. Government Obligations	12.1
Asset-Backed Securities	6.7
Securities Lending Collateral	4.4
U.S. Government Agency Obligations	3.5
Short-Term U.S. Government Obligation	3.5
Preferred Corporate Debt Securities	1.4
Foreign Government Obligations	1.1
Repurchase Agreement	1.0
Preferred Stocks	0.9
Municipal Government Obligations	0.7
Convertible Bonds	0.6
Loan Assignments	0.5
Warrant	0.4
Common Stock	0.2
Net Other Assets (Liabilities)	(7.1)
Total	100.0%

Transamerica Floating Rate
Asset Allocation	% of Net Assets
Loan Assignments	94.5%
Repurchase Agreement	12.5
Corporate Debt Securities	3.6
Securities Lending Collateral	0.9
Investment Company	0.9
Net Other Assets (Liabilities)	(12.4)
Total	100.0%

Transamerica Global Bond
Asset Allocation	% of Net Assets
Foreign Government Obligations	79.7%
Corporate Debt Securities	10.2
Repurchase Agreement	6.2
U.S. Government Obligation	0.1
Net Other Assets (Liabilities)^	3.8
Total	100.0%

Transamerica Global Equity (formerly, Transamerica Multi-Manager International Portfolio)
Asset Allocation	% of Net Assets
Common Stocks	97.1%
Preferred Stock	1.8
Repurchase Agreement	0.8
Net Other Assets (Liabilities)	0.3
Total	100.0%

Transamerica Growth Opportunities
Asset Allocation	% of Net Assets
Common Stocks	93.5%
Securities Lending Collateral	16.5
Repurchase Agreement	10.0
Preferred Stocks	0.3
Convertible Preferred Stocks	0.1
Purchased Foreign Exchange Options	0.0 *
Net Other Assets (Liabilities)	(20.4)
Total	100.0%

Transamerica Funds	Annual Report 2014

Schedules of Investments Composition (continued)

At October 31, 2014

(unaudited)

Transamerica High Yield Bond
Asset Allocation	% of Net Assets
Corporate Debt Securities	88.0%
Securities Lending Collateral	11.8
Loan Assignments	4.4
Repurchase Agreement	2.9
Preferred Stocks	1.9
Preferred Corporate Debt Securities	1.2
Convertible Bond	0.2
Common Stock	0.1
Net Other Assets (Liabilities)	(10.5)
Total	100.0%

Transamerica High Yield Muni
Credit Quality‡	% of Net Assets
AA	47.9%
A	8.1
BBB	2.6
BB and Below	25.9
NR (Not Rated)	19.2
Net Other Assets (Liabilities)	(3.7)
Total	100.0%

Transamerica Income & Growth
Asset Allocation	% of Net Assets
Common Stocks	82.3%
Securities Lending Collateral	15.8
Master Limited Partnerships	15.0
Repurchase Agreement	2.1
Net Other Assets (Liabilities)	(15.2)
Total	100.0%

Transamerica Inflation Opportunities
Asset Allocation	% of Net Assets
U.S. Government Obligations	54.3%
Foreign Government Obligations	23.6
Corporate Debt Securities	13.7
Securities Lending Collateral	2.7
Repurchase Agreement	2.5
U.S. Government Agency Obligations	2.4
Mortgage-Backed Securities	1.8
Preferred Corporate Debt Securities	0.9
Preferred Stocks	0.5
Asset-Backed Securities	0.5
Short-Term U.S. Government Obligations	0.1
Net Other Assets (Liabilities)^	(3.0)
Total	100.0%

Transamerica International Equity
Asset Allocation	% of Net Assets
Common Stocks	93.2%
Securities Lending Collateral	5.3
Repurchase Agreement	3.8
Convertible Preferred Stock	1.3
Preferred Stocks	1.1
Net Other Assets (Liabilities)	(4.7)
Total	100.0%

Transamerica International Small Cap Value
Asset Allocation	% of Net Assets
Common Stocks	96.3%
Securities Lending Collateral	2.9
Repurchase Agreement	1.6
Preferred Stock	1.0
Right	0.0 *
Net Other Assets (Liabilities)	(1.8)
Total	100.0%

Transamerica Large Cap Value
Asset Allocation	% of Net Assets
Common Stocks	97.2%
Repurchase Agreement	3.4
Securities Lending Collateral	3.2
Net Other Assets (Liabilities)	(3.8)
Total	100.0%

Transamerica Mid Cap Growth
Asset Allocation	% of Net Assets
Common Stocks	99.1%
Securities Lending Collateral	24.7
Repurchase Agreement	1.0
Net Other Assets (Liabilities)	(24.8)
Total	100.0%

Transamerica Mid Cap Value Opportunities
Asset Allocation	% of Net Assets
Common Stocks	97.9%
Securities Lending Collateral	23.0
Repurchase Agreement	2.2
Net Other Assets (Liabilities)	(23.1)
Total	100.0%

Transamerica MLP & Energy Income
Asset Allocation	% of Net Assets
Common Stocks	53.2%
Master Limited Partnerships	33.5
Securities Lending Collateral	20.4
Repurchase Agreement	7.7
Corporate Debt Securities	5.2
Preferred Stocks	0.6
Convertible Preferred Stock	0.0 *
Net Other Assets (Liabilities) ^	(20.6)
Total	100.0%

Transamerica Money Market
Asset Allocation	% of Net Assets
Commercial Paper	69.5%
Certificates of Deposit	13.9
Repurchase Agreements	8.2
Short-Term U.S. Government Agency Obligation	3.9
Corporate Debt Security	3.1
Demand Note	2.0
Net Other Assets (Liabilities)	(0.6)
Total	100.0%

Transamerica Funds	Annual Report 2014

Schedules of Investments Composition (continued)

At October 31, 2014

(unaudited)

Transamerica Multi-Managed Balanced
Asset Allocation	% of Net Assets
Common Stocks	59.8%
Corporate Debt Securities	13.0
U.S. Government Obligations	8.0
U.S. Government Agency Obligations	6.0
Mortgage-Backed Securities	4.9
Short-Term U.S. Government Obligations	4.9
Asset-Backed Securities	4.6
Securities Lending Collateral	3.4
Repurchase Agreement	2.0
Preferred Corporate Debt Securities	0.6
Foreign Government Obligations	0.5
Municipal Government Obligations	0.2
Preferred Stocks	0.1
Net Other Assets (Liabilities) ^	(8.0)
Total	100.0%

Transamerica Opportunistic Allocation
Asset Allocation	% of Net Assets
Capital Markets	90.8%
Repurchase Agreement	17.2
Diversified Financial Services	3.2
Securities Lending Collateral	0.8
Net Other Assets (Liabilities)	(12.0)
Total	100.0%

Transamerica Short-Term Bond
Asset Allocation	% of Net Assets
Corporate Debt Securities	61.4%
Mortgage-Backed Securities	21.8
Asset-Backed Securities	12.5
Securities Lending Collateral	2.7
Loan Assignments	2.0
Preferred Corporate Debt Security	1.1
Municipal Government Obligation	0.3
Repurchase Agreement	0.2
U.S. Government Agency Obligation	0.0 *
Net Other Assets (Liabilities)	(2.0)
Total	100.0%

Transamerica Small Cap Core
Asset Allocation	% of Net Assets
Common Stocks	96.8%
Securities Lending Collateral	25.4
Repurchase Agreement	1.6
Master Limited Partnerships	1.3
Net Other Assets (Liabilities)	(25.1)
Total	100.0%

Transamerica Small Cap Growth
Asset Allocation	% of Net Assets
Common Stocks	97.3%
Securities Lending Collateral	25.6
Repurchase Agreement	2.4
Net Other Assets (Liabilities)	(25.3)
Total	100.0%

Transamerica Small Cap Value
Asset Allocation	% of Net Assets
Common Stocks	97.9%
Securities Lending Collateral	14.9
Repurchase Agreement	0.0 *
Net Other Assets (Liabilities)	(12.8)
Total	100.0%

Transamerica Small/Mid Cap Value
Asset Allocation	% of Net Assets
Common Stocks	98.7%
Securities Lending Collateral	8.9
Repurchase Agreement	1.6
Net Other Assets (Liabilities)	(9.2)
Total	100.0%

Transamerica Strategic High Income
Asset Allocation	% of Net Assets
Common Stocks	45.6%
Corporate Debt Securities	37.5
Securities Lending Collateral	24.8
Preferred Stocks	14.9
Repurchase Agreement	1.7
Investment Company	0.9
Net Other Assets (Liabilities)	(25.4)
Total	100.0%

Transamerica Tactical Allocation
Asset Allocation	% of Net Assets
Investment Companies	101.8%
Repurchase Agreement	47.1
Securities Lending Collateral	4.3
Net Other Assets (Liabilities)	(53.2)
Total	100.0%

Transamerica Tactical Income
Asset Allocation	% of Net Assets
Investment Companies	99.4%
Securities Lending Collateral	22.7
Repurchase Agreement	0.5
Net Other Assets (Liabilities)	(22.6)
Total	100.0%

Transamerica Tactical Rotation
Asset Allocation	% of Net Assets
Investment Companies	99.9%
Securities Lending Collateral	23.3
Repurchase Agreement	0.4
Net Other Assets (Liabilities)	(23.6)
Total	100.0%

Transamerica Funds	Annual Report 2014

Schedules of Investments Composition (continued)

At October 31, 2014

(unaudited)

Transamerica US Growth (formerly, Transamerica Diversified Equity)
Asset Allocation	% of Net Assets
Common Stocks	99.8%
Securities Lending Collateral	3.1
Repurchase Agreement	0.4
Net Other Assets (Liabilities)	(3.3)
Total	100.0%

*	Percentage rounds to less than 0.1% or (0.1)%.

^	The Net Other Assets (Liabilities) category may include, but is not limited to, reverse repurchase agreements, forward foreign currency contracts, futures contracts, swap agreements, written options and swaptions, securities sold short, TBA short commitments, and cash collateral.

‡	Source: S&P. Ratings BBB or higher are considered investment grade. “Not Rated” includes securities that are not ranked by S&P, but may have been ranked by other Nationally Recognized Statistical Rating Organizations. Credit ratings are subject to change.

Transamerica Funds	Annual Report 2014

Transamerica Capital Growth

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
PREFERRED STOCK - 0.0%
Automobiles - 0.0%
Better Place Series C, 0.00% (A) (B) (C) (D)	1,099,962	$ 0

Total Preferred Stock (Cost $4,993,827)		0

COMMON STOCKS - 94.9%
Automobiles - 3.6%
Tesla Motors, Inc. (A) (E)	175,102	42,322,153

Beverages - 1.5%
PepsiCo, Inc.	179,750	17,286,557

Biotechnology - 3.1%
Alexion Pharmaceuticals, Inc. (A)	35,309	6,756,730
Gilead Sciences, Inc. (A)	199,432	22,336,384
Regeneron Pharmaceuticals, Inc., Class A (A)	17,969	7,074,755

		36,167,869

Chemicals - 1.8%
Monsanto Co.	188,011	21,628,785

Diversified Financial Services - 3.6%
McGraw-Hill Financial, Inc.	342,832	31,019,440
MSCI, Inc., Class A	242,164	11,299,372

		42,318,812

Electrical Equipment - 0.4%
SolarCity Corp. (A) (E)	71,755	4,246,461

Food & Staples Retailing - 1.5%
Costco Wholesale Corp.	131,961	17,599,639

Food Products - 5.9%
Keurig Green Mountain, Inc.	243,749	36,988,911
Mead Johnson Nutrition Co., Class A	331,048	32,876,377

		69,865,288

Health Care Equipment & Supplies - 4.3%
Intuitive Surgical, Inc. (A)	103,426	51,278,611

Health Care Technology - 0.9%
athenahealth, Inc. (A) (E)	85,602	10,486,245

Hotels, Restaurants & Leisure - 2.0%
Starbucks Corp.	304,648	23,019,203

Insurance - 1.9%
Progressive Corp.	868,761	22,943,978

Internet & Catalog Retail - 12.8%
Amazon.com, Inc. (A)	274,504	83,849,992
JD.com, Inc. ADR (A) (E)	446,080	10,656,851
Netflix, Inc. (A)	31,554	12,393,464
Priceline Group, Inc. (A)	36,752	44,330,630

		151,230,937

Internet Software & Services - 23.0%
Alibaba Group Holding, Ltd. ADR (A)	202,753	19,991,446
Facebook, Inc., Class A (A)	1,218,988	91,411,910
Google, Inc., Class A (A)	55,546	31,542,907
Google, Inc., Class C (A)	82,136	45,920,595
LinkedIn Corp., Class A (A)	172,626	39,524,449
Twitter, Inc. (A)	1,033,660	42,865,880

		271,257,187

	Shares	Value
COMMON STOCKS (continued)
IT Services - 4.5%
Mastercard, Inc., Class A	309,582	$ 25,927,493
Visa, Inc., Class A	109,903	26,533,881

		52,461,374

Life Sciences Tools & Services - 4.8%
Illumina, Inc. (A)	295,137	56,837,483

Media - 1.5%
Naspers, Ltd., Class N	142,677	17,795,979

Pharmaceuticals - 2.9%
Valeant Pharmaceuticals International, Inc. (A)	258,472	34,387,115

Professional Services - 1.0%
Verisk Analytics, Inc., Class A (A)	188,780	11,770,433

Semiconductors & Semiconductor Equipment - 0.9%
ARM Holdings PLC ADR	251,040	10,721,918

Software - 7.2%
FireEye, Inc. (A) (E)	245,864	8,356,917
salesforce.com, Inc. (A)	636,243	40,713,190
Splunk, Inc. (A)	211,383	13,968,189
Workday, Inc., Class A (A)	224,536	21,438,697

		84,476,993

Technology Hardware, Storage & Peripherals - 3.3%
Apple, Inc.	363,772	39,287,375

Textiles, Apparel & Luxury Goods - 2.5%
Michael Kors Holdings, Ltd. (A)	380,849	29,930,923

Total Common Stocks (Cost $776,389,362)		1,119,321,318

	Notional Amount	Value
PURCHASED FOREIGN EXCHANGE OPTIONS - 0.0% (F) (G)
Call Options - 0.0% (G)
OTC - USD vs. CNY (C) Exercise Price CNY 6.50 Expires 01/07/2015 Counterparty: RBS	CNY 308,158,136	24,344
OTC - USD vs. CNY (C) Exercise Price CNY 6.62 Expires 06/19/2015 Counterparty: RBS	185,364,979	151,629

Total Purchased Foreign Exchange Options (Cost $1,290,286)		175,973

	Shares	Value
SECURITIES LENDING COLLATERAL - 5.8%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (H)	67,859,738	67,859,738

Total Securities Lending Collateral (Cost $67,859,738)		67,859,738

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Capital Growth

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
REPURCHASE AGREEMENT - 11.2%

State Street Bank & Trust Co.
0.01% (H), dated 10/31/2014, to be repurchased at $132,217,621 on 11/03/2014. Collateralized by U.S. Government Agency Obligations, 2.50%, due 10/20/2027 - 11/01/2027, and with a total value of $134,862,874.

	$ 132,217,511	$ 132,217,511

Total Repurchase Agreement (Cost $132,217,511)		132,217,511

Total Investments (Cost $982,750,724) (I)		1,319,574,540
Net Other Assets (Liabilities) - (11.9)%		(140,508,182)

Net Assets - 100.0%		$ 1,179,066,358

SECURITY VALUATION:

Valuation Inputs (J)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs (K)	Value at October 31, 2014
ASSETS
Investments
Preferred Stock
Automobiles	$—	$—	$0	$0
Common Stocks	1,101,525,339	17,795,979	—	1,119,321,318
Purchased Foreign Exchange Options	—	175,973	—	175,973
Securities Lending Collateral	67,859,738	—	—	67,859,738
Repurchase Agreement	—	132,217,511	—	132,217,511

Total Investments	$1,169,385,077	$150,189,463	$0	$1,319,574,540

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Non-income producing security.
(B)	Fair valued as determined in good faith in accordance with procedures established by the board of trustees. Total aggregate fair value of securities is $0, or less than 0.01% of the Fund’s net assets.
(C)	Total aggregate value of illiquid securities is $175,973, or 0.01% of the Fund’s net assets.
(D)	At October 31, 2014, the Fund owned the respective securities which were restricted to public resale:

Investments	Description	Acquisition Date	Cost	Value	Value as % of Net Assets
Preferred Stock	Better Place, Series C	11/11/2011	$4,993,827	$0	0.00%

(E)	All or a portion of this security is on loan. The value of all securities on loan is $66,414,450. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(F)	Cash in the amount of $260,000 has been segregated by the broker as collateral for open options contracts.
(G)	Percentage rounds to less than 0.1% or (0.1)%.
(H)	Rate shown reflects the yield at October 31, 2014.
(I)	Aggregate cost for federal income tax purposes is $983,477,517. Aggregate gross unrealized appreciation and depreciation for all securities is $352,848,146 and $16,751,123, respectively. Net unrealized appreciation for tax purposes is $336,097,023.
(J)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.
(K)	Level 3 securities were not considered significant to the Fund.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Capital Growth

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

DEFINITIONS:

ADR	American Depositary Receipt
RBS	Royal Bank of Scotland Group PLC

CURRENCY ABBREVIATION:

CNY	Chinese Yuan Renminbi
USD	United States Dollar

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Concentrated Growth

(formerly, The Torray Resolute Fund)

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
COMMON STOCKS - 96.9%
Aerospace & Defense - 7.2%
Precision Castparts Corp. (A)	55,493	$ 12,247,305
United Technologies Corp.	136,730	14,630,110

		26,877,415

Biotechnology - 6.6%
BioMarin Pharmaceutical, Inc. (A) (B)	166,495	13,735,838
Gilead Sciences, Inc. (B)	98,635	11,047,120

		24,782,958

Capital Markets - 2.5%
BlackRock, Inc., Class A	27,700	9,448,747

Chemicals - 5.9%
FMC Corp., Class A	166,880	9,570,568
Praxair, Inc. (A)	99,787	12,572,164

		22,142,732

Communications Equipment - 3.6%
QUALCOMM, Inc.	173,440	13,616,774

Electronic Equipment, Instruments & Components - 2.9%
Amphenol Corp., Class A	215,704	10,910,308

Energy Equipment & Services - 2.3%
Core Laboratories NV	60,997	8,510,911

Health Care Equipment & Supplies - 5.7%
Baxter International, Inc. (A)	169,453	11,885,434
Cooper Cos., Inc.	57,160	9,368,524

		21,253,958

Health Care Providers & Services - 3.9%
Express Scripts Holding Co. (A) (B)	189,865	14,585,429

Household Products - 3.5%
Colgate-Palmolive Co. (A)	193,498	12,941,146

Industrial Conglomerates - 4.3%
Danaher Corp.	198,101	15,927,320

Internet Software & Services - 3.1%
Akamai Technologies, Inc. (B)	190,210	11,469,663

IT Services - 12.3%
Accenture PLC, Class A (A)	159,376	12,928,581
Fiserv, Inc. (A) (B)	235,327	16,350,520
Visa, Inc., Class A (A)	68,735	16,594,691

		45,873,792

Machinery - 3.0%
Cummins, Inc.	76,591	11,196,072

Oil, Gas & Consumable Fuels - 6.7%
Enbridge, Inc. (A)	289,450	13,708,352
EOG Resources, Inc.	117,812	11,198,031

		24,906,383

Pharmaceuticals - 4.4%
Roche Holding AG, ADR	451,695	16,626,893

Professional Services - 1.9%
Verisk Analytics, Inc., Class A (B)	114,640	7,147,804

Real Estate Investment Trusts - 3.6%
American Tower Corp., Class A	138,487	13,502,483

Software - 1.9%
Adobe Systems, Inc. (A) (B)	101,534	7,119,564

	Shares	Value
COMMON STOCKS (continued)
Technology Hardware, Storage & Peripherals - 4.3%
Apple, Inc.	149,170	$ 16,110,360

Textiles, Apparel & Luxury Goods - 7.3%
NIKE, Inc., Class B (A)	140,925	13,101,797
VF Corp.	208,830	14,133,615

		27,235,412

Total Common Stocks (Cost $346,392,610)		362,186,124

SECURITIES LENDING COLLATERAL - 19.3%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (C)	72,458,026	72,458,026

Total Securities Lending Collateral (Cost $72,458,026)		72,458,026

	Principal	Value
REPURCHASE AGREEMENT - 0.8%
State Street Bank & Trust Co. 0.01% (C), dated 10/31/2014, to be repurchased at $2,858,857 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.00%, due 07/25/2037, and with a value of $2,919,211.	$ 2,858,855	2,858,855

Total Repurchase Agreement (Cost $2,858,855)		2,858,855

Total Investments (Cost $421,709,491) (D)		437,503,005
Net Other Assets (Liabilities) - (17.0)%		(63,662,467)

Net Assets - 100.0%		$ 373,840,538

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Concentrated Growth

(formerly, The Torray Resolute Fund)

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Common Stocks	$362,186,124	$—	$—	$362,186,124
Securities Lending Collateral	72,458,026	—	—	72,458,026
Repurchase Agreement	—	2,858,855	—	2,858,855

Total Investments	$434,644,150	$2,858,855	$—	$437,503,005

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $70,942,668. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Non-income producing security.
(C)	Rate shown reflects the yield at October 31, 2014.
(D)	Aggregate cost for federal income tax purposes is $421,978,980. Aggregate gross unrealized appreciation and depreciation for all securities is $24,685,401 and $9,161,376, respectively. Net unrealized appreciation for tax purposes is $15,524,025.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITION:

ADR	American Depositary Receipt

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Dividend Focused

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
COMMON STOCKS - 95.6%
Aerospace & Defense - 8.6%
General Dynamics Corp.	213,741	$ 29,872,442
Honeywell International, Inc.	551,600	53,019,792
Raytheon Co.	426,500	44,304,820

		127,197,054

Airlines - 1.8%
Southwest Airlines Co.	776,800	26,784,064

Banks - 8.7%
PNC Financial Services Group, Inc.	665,100	57,457,989
Wells Fargo & Co.	1,337,700	71,018,493

		128,476,482

Capital Markets - 5.2%
Ameriprise Financial, Inc.	123,200	15,544,144
State Street Corp.	812,200	61,288,612

		76,832,756

Chemicals - 0.6%
E.I. du Pont de Nemours & Co.	116,300	8,042,145

Construction Materials - 1.6%
CRH PLC, ADR	1,079,100	24,182,631

Consumer Finance - 3.4%
American Express Co.	560,900	50,452,955

Diversified Financial Services - 8.3%
Bank of America Corp.	3,983,300	68,353,428
JPMorgan Chase & Co.	898,000	54,311,040

		122,664,468

Diversified Telecommunication Services - 5.1%
AT&T, Inc.	1,138,500	39,665,340
Verizon Communications, Inc.	718,500	36,104,625

		75,769,965

Electric Utilities - 1.7%
Entergy Corp., Class B	302,700	25,432,854

Food & Staples Retailing - 2.9%
Wal-Mart Stores, Inc.	554,700	42,306,969

Health Care Equipment & Supplies - 3.9%
Medtronic, Inc. (A)	837,800	57,104,448

Health Care Providers & Services - 2.2%
Cardinal Health, Inc.	415,100	32,577,048

Household Durables - 1.1%
Lennar Corp., Class A (A)	360,400	15,526,032

Industrial Conglomerates - 0.9%
General Electric Co.	538,300	13,893,523

Insurance - 1.8%
Loews Corp.	603,197	26,299,390

Machinery - 4.3%
Illinois Tool Works, Inc., Class A	432,200	39,351,810
Stanley Black & Decker, Inc.	258,728	24,227,290

		63,579,100

Metals & Mining - 0.8%
Rio Tinto PLC, ADR (A)	240,300	11,527,191

Multiline Retail - 2.7%
Target Corp.	648,600	40,096,452

Oil, Gas & Consumable Fuels - 11.7%
BP PLC, ADR	989,300	42,994,978
ConocoPhillips	635,400	45,844,110

	Shares	Value
COMMON STOCKS (continued)
Oil, Gas & Consumable Fuels (continued)
Occidental Petroleum Corp.	407,700	$ 36,256,761
Phillips 66	610,300	47,908,550

		173,004,399

Pharmaceuticals - 10.7%
Johnson & Johnson	529,100	57,026,398
Merck & Co., Inc.	946,000	54,811,240
Pfizer, Inc.	1,539,200	46,099,040

		157,936,678

Road & Rail - 1.4%
Norfolk Southern Corp.	192,000	21,242,880

Specialty Retail - 1.3%
Gap, Inc., Class A	510,900	19,358,001

Tobacco - 4.9%
Altria Group, Inc.	567,100	27,413,614
Philip Morris International, Inc.	500,700	44,567,307

		71,980,921

Total Common Stocks (Cost $1,165,782,929)		1,412,268,406

SECURITIES LENDING COLLATERAL - 4.8%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (B)	70,447,920	70,447,920

Total Securities Lending Collateral (Cost $70,447,920)		70,447,920

	Principal	Value
REPURCHASE AGREEMENT - 4.3%
State Street Bank & Trust Co. 0.01% (B), dated 10/31/2014, to be repurchased at $63,523,780 on 11/03/2014. Collateralized by U.S. Government Agency Obligations, 3.00%, due 07/25/2037, and with a total value of $64,795,068.	$ 63,523,727	63,523,727

Total Repurchase Agreement (Cost $63,523,727)		63,523,727

Total Investments (Cost $1,299,754,576) (C)		1,546,240,053
Net Other Assets (Liabilities) - (4.7)%		(69,132,446)

Net Assets - 100.0%		$ 1,477,107,607

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Dividend Focused

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION:

Valuation Inputs (D)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Common Stocks	$1,412,268,406	$—	$—	$1,412,268,406
Securities Lending Collateral	70,447,920	—	—	70,447,920
Repurchase Agreement	—	63,523,727	—	63,523,727

Total Investments	$1,482,716,326	$63,523,727	$—	$1,546,240,053

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $68,883,946. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Rate shown reflects the yield at October 31, 2014.
(C)	Aggregate cost for federal income tax purposes is $1,299,754,576. Aggregate gross unrealized appreciation and depreciation for all securities is $253,269,347 and $6,783,870, respectively. Net unrealized appreciation for tax purposes is $246,485,477.
(D)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITIONS:

ADR	American Depositary Receipt

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Debt

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
FOREIGN GOVERNMENT OBLIGATIONS - 53.7%
Argentina - 0.6%
Argentina Boden Bonds
7.00%, 10/03/2015	$ 3,720,000	$ 3,475,100

Bahrain - 1.2%
Bahrain Government International Bond
6.00%, 09/19/2044, 144A (A)	6,700,000	6,934,500

Belarus - 1.1%
Republic of Belarus
8.75%, 08/03/2015, Reg S	6,290,000	6,417,058

Brazil - 3.1%
Brazil Notas do Tesouro Nacional Series F
10.00%, 01/01/2017 - 01/01/2025	BRL 29,940,000	11,109,380
Brazilian Government International Bond
5.00%, 01/27/2045	$ 7,215,000	7,070,700

		18,180,080

Cayman Islands - 0.4%
Brazil Minas SPE via State of Minas Gerais
5.33%, 02/15/2028, 144A	2,500,000	2,512,500

Colombia - 2.2%
Colombia Government International Bond
4.38%, 03/21/2023 (A)	COP 12,693,000,000	5,444,263
5.63%, 02/26/2044 (A)	$ 3,970,000	4,432,926
Empresa de Telecomunicaciones de Bogota
7.00%, 01/17/2023, 144A	COP 7,104,000,000	3,254,202

Costa Rica - 0.7%
Costa Rica Government International Bond
10.00%, 08/01/2020, 144A	$ 3,485,000	4,486,938

Cote d’Ivoire - 1.1%
Ivory Coast Government International Bond
7.77%, 12/31/2032 (Cash Rate: 7.77%), Reg S (A) (B) (C)	6,636,000	6,405,067

Croatia - 2.7%
Croatia Government International Bond
3.88%, 05/30/2022, Reg S	EUR 3,559,000	4,510,136
6.75%, 11/05/2019, 144A	$ 10,330,000	11,453,387

		15,963,523

Ecuador - 1.1%
Ecuador Government International Bond
7.95%, 06/20/2024, 144A	4,200,000	4,410,000
9.38%, 12/15/2015, Reg S	2,210,000	2,298,400

		6,708,400

Ghana - 2.0%
Republic of Ghana
8.13%, 01/18/2026, 144A (A)	11,650,000	11,708,250

	Principal	Value
FOREIGN GOVERNMENT OBLIGATIONS (continued)
Guatemala - 0.8%
Guatemala Government Bond
4.88%, 02/13/2028, 144A	$ 4,900,000	$ 5,010,250

Hungary - 2.9%
Hungary Government Bond
4.00%, 04/25/2018	HUF 2,659,000,000	11,236,683
Hungary Government International Bond
4.00%, 03/25/2019	$ 3,130,000	3,206,685
5.38%, 03/25/2024 (A)	2,690,000	2,878,569

		17,321,937

Indonesia - 6.2%
Indonesia Government International Bond
3.38%, 04/15/2023, 144A (A)	5,525,000	5,290,188
6.63%, 02/17/2037, 144A	5,510,000	6,432,925
Indonesia Treasury Bond
5.63%, 05/15/2023	IDR 56,508,000,000	3,997,877
7.00%, 05/15/2022	73,587,000,000	5,738,994
Perusahaan Penerbit SBSN Indonesia III
3.30%, 11/21/2022, 144A	$ 10,825,000	10,283,750
4.35%, 09/10/2024, 144A (A)	2,750,000	2,756,875
6.13%, 03/15/2019, 144A	2,300,000	2,553,000

		37,053,609

Lithuania - 0.9%
Lithuania Government International Bond
6.13%, 03/09/2021, 144A	4,673,000	5,444,045

Malaysia - 1.9%
Malaysia Government Bond
3.65%, 10/31/2019	MYR 18,800,000	5,716,606
4.18%, 07/15/2024	18,200,000	5,673,946

		11,390,552

Mexico - 3.1%
Mexican Bonos
7.75%, 05/29/2031	MXN 112,484,600	9,311,415
8.00%, 12/07/2023	68,500,000	5,837,154
Mexican Udibonos Series S
4.50%, 11/22/2035	34,113,988	2,979,084

		18,127,653

Paraguay - 0.8%
Republic of Paraguay
6.10%, 08/11/2044, 144A	$ 4,250,000	4,552,813

Peru - 0.9%
Peruvian Government International Bond
5.63%, 11/18/2050	$ 2,200,000	2,484,764
5.70%, 08/12/2024, 144A	PEN 8,100,000	2,764,466

		5,249,230

Romania - 0.7%
Romania Government Bond
5.95%, 06/11/2021	RON 12,910,000	4,186,657

Russian Federation - 1.3%
Russian Foreign Bond - Eurobond
4.88%, 09/16/2023, 144A	$ 7,160,000	7,170,382

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Debt

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
FOREIGN GOVERNMENT OBLIGATIONS (continued)
Russian Federation (continued)
Russian Foreign Bond - Eurobond (continued)
7.50%, 03/31/2030, Reg S (B)	$ 687,750	$ 780,246

		7,950,628

Slovenia - 2.9%
Slovenia Government International Bond
5.25%, 02/18/2024, 144A	10,370,000	11,167,246
5.50%, 10/26/2022, 144A	5,350,000	5,878,312

		17,045,558

South Africa - 1.4%
South Africa Government Bond
6.50%, 02/28/2041	ZAR 38,985,000	2,750,396
10.50%, 12/21/2026	50,250,000	5,468,854

		8,219,250

Sri Lanka - 1.1%
Sri Lanka Government International Bond
5.88%, 07/25/2022, 144A	$ 6,100,000	6,344,000

Supranational - 3.4%
Eastern and Southern African Trade and Development Bank Series MTN
6.38%, 12/06/2018, Reg S (A)	3,899,000	3,996,475
European Bank for Reconstruction & Development Series MTN
5.00%, 05/28/2015	INR 370,000,000	5,992,916
Inter-American Development Bank Series MTN
7.25%, 07/17/2017	IDR 61,600,000,000	5,074,800
International Finance Corp. Series MTN
7.75%, 12/03/2016	INR 235,100,000	3,905,922
7.80%, 06/03/2019	70,350,000	1,220,593

		20,190,706

Thailand - 1.3%
Thailand Government Bond
3.88%, 06/13/2019	THB 231,000,000	7,457,506

Turkey - 3.0%
Hazine Mustesarligi Varlik Kiralama AS
4.56%, 10/10/2018, 144A	$ 2,975,000	3,123,750
Turkey Government Bond
10.50%, 01/15/2020	TRY 12,201,000	6,002,652
Turkey Government International Bond
5.75%, 03/22/2024 (A)	$ 7,910,000	8,735,013

		17,861,415

Ukraine - 3.2%
Financing of Infrastrucural Projects State Enterprise
8.38%, 11/03/2017, Reg S	3,920,000	3,214,400
Ukraine Government International Bond
6.25%, 06/17/2016, 144A	6,030,000	5,366,700
6.88%, 09/23/2015, 144A (A)	8,117,000	7,428,678
7.50%, 04/17/2023, 144A	3,250,000	2,762,500

		18,772,278

Venezuela - 1.7%
Republic of Venezuela
6.00%, 12/09/2020, Reg S	2,760,000	1,642,200

	Principal	Value
FOREIGN GOVERNMENT OBLIGATIONS (continued)
Venezuela (continued)
Venezuela Government International Bond
7.75%, 10/13/2019, Reg S	$ 5,695,000	$ 3,687,512
9.25%, 09/15/2027 (A)	5,550,000	3,690,750
9.25%, 05/07/2028, Reg S	1,490,000	946,150

		9,966,612

Total Foreign Government Obligations (Cost $317,709,199)		318,067,506

ASSET-BACKED SECURITY - 0.5%
United States - 0.5%
Brazil Loan Trust 1
5.48%, 07/24/2023, 144A	3,120,345	3,245,159

Total Asset-Backed Security (Cost $3,164,529)

CORPORATE DEBT SECURITIES - 42.4%
Bermuda - 1.1%
Digicel Group, Ltd.
7.13%, 04/01/2022, 144A (A)	3,255,000	3,271,275
8.25%, 09/30/2020, 144A	2,900,000	3,030,500

		6,301,775

Brazil - 3.1%
Banco BMG SA
8.00%, 04/15/2018, 144A	3,000,000	3,165,000
Banco do Brasil SA
9.00%, 06/18/2024, 144A (D) (E)	3,115,000	3,062,045
Banco Santander Brasil SA Series MTN
8.00%, 03/18/2016, 144A	BRL 9,800,000	3,786,876
Oi SA
5.75%, 02/10/2022, 144A (A)	$ 3,250,000	3,071,250
Telemar Norte Leste SA
9.50%, 04/23/2019, 144A	4,590,000	5,129,325

		18,214,496

Canada - 1.0%
Pacific Rubiales Energy Corp.
5.63%, 01/19/2025, 144A (A)	2,220,000	2,111,109
7.25%, 12/12/2021, 144A (A)	3,830,000	4,088,525

		6,199,634

Cayman Islands - 4.6%
Braskem Finance, Ltd.
6.45%, 02/03/2024	3,620,000	3,839,915
Dubai Holding Commercial Operations, Ltd. Series MTN
6.00%, 02/01/2017	GBP 1,950,000	3,187,419
Fibria Overseas Finance, Ltd.
5.25%, 05/12/2024	$ 2,200,000	2,243,340
KWG Property Holding, Ltd.
13.25%, 03/22/2017, Reg S (A)	1,600,000	1,764,000
Marfrig Overseas, Ltd.
9.50%, 05/04/2020, 144A	3,990,000	4,214,438
Odebrecht Finance, Ltd.
8.25%, 04/25/2018, 144A	BRL 9,620,000	3,464,970
Saudi Electricity Global Sukuk Co.
2 5.06%, 04/08/2043, 144A	$ 4,980,000	5,051,613

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Debt

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Cayman Islands (continued)
Telemovil Finance Co., Ltd.
8.00%, 10/01/2017, 144A	$ 600,000	$ 622,500
Vale Overseas, Ltd.
8.25%, 01/17/2034 (A)	2,300,000	2,905,314

		27,293,509

Chile - 3.0%
Corp. Nacional del Cobre de Chile
4.88%, 11/04/2044, 144A (F)	3,430,000	3,395,069
Corpbanca SA
3.88%, 09/22/2019, 144A (A)	3,790,000	3,820,100
E.CL SA
4.50%, 01/29/2025, 144A (A)	3,500,000	3,518,011
GNL Quintero SA
4.63%, 07/31/2029, 144A	3,240,000	3,339,164
SACI Falabella
4.38%, 01/27/2025, 144A (A)	3,600,000	3,613,345

		17,685,689

Colombia - 1.6%
Bancolombia SA
6.13%, 07/26/2020 (A)	1,415,000	1,536,690
Ecopetrol SA
5.88%, 05/28/2045 (A)	2,500,000	2,568,750
Financiera de Desarrollo Territorial SA Findeter
7.88%, 08/12/2024, 144A	COP 10,548,000,000	5,218,376

		9,323,816

El Salvador - 0.5%
Telemovil Finance Co., Ltd.
8.00%, 10/01/2017, Reg S (A)	$ 3,000,000	3,112,500

Hungary - 0.4%
MFB Magyar Fejlesztesi Bank Zrt
6.25%, 10/21/2020, 144A (A)	2,045,000	2,254,613

India - 0.6%
Indian Oil Corp, Ltd.
5.63%, 08/02/2021, Reg S	3,400,000	3,685,831

Indonesia - 0.6%
Pelabuhan Indonesia III PT
4.88%, 10/01/2024, 144A (A)	1,700,000	1,725,500
Pertamina Persero PT
6.45%, 05/30/2044, 144A	1,480,000	1,576,200

		3,301,700

Ireland - 0.8%
Federal Grid Co., OJS via Federal Grid Finance, Ltd. Series MTN
8.45%, 03/13/2019, Reg S (A)	RUB 98,200,000	2,020,611
Vimpel Communications Via VIP Finance Ireland, Ltd., OJSC
7.75%, 02/02/2021, 144A	$ 2,920,000	2,971,100

		4,991,711

Israel - 0.6%
Israel Electric Corp, Ltd.
5.63%, 06/21/2018, Reg S (A)	3,200,000	3,400,320

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Kazakhstan - 0.9%
KazMunayGas National Co.
6.00%, 11/07/2044, 144A	$ 5,295,000	$ 5,222,511

Luxembourg - 1.6%
Atento Luxco 1 SA
7.38%, 01/29/2020, Reg S	2,500,000	2,536,250
7.38%, 01/29/2020, 144A	800,000	811,600
NII International Telecom SCA
7.88%, 08/15/2019, 144A (A) (G)	2,710,000	1,734,400
Tupy Overseas SA
6.63%, 07/17/2024, 144A	2,300,000	2,328,750
Wind Acquisition Finance SA
7.38%, 04/23/2021, 144A	2,100,000	2,052,750

		9,463,750

Mexico - 5.4%
America Movil SAB de CV
6.00%, 06/09/2019	MXN 67,790,000	5,072,829
Banco Inbursa SA Institucion de Banca Multiple
4.13%, 06/06/2024, 144A (A)	$ 3,740,000	3,665,200
Cemex SAB de CV
5.70%, 01/11/2025, 144A (A)	2,610,000	2,557,017
Fermaca Enterprises S de RL de CV
6.38%, 03/30/2038, 144A (A)	3,550,000	3,740,812
Grupo Televisa SAB Series MTN
7.25%, 05/14/2043	MXN 73,780,000	4,671,049
Petroleos Mexicanos
6.38%, 01/23/2045	$ 5,025,000	5,765,685
7.19%, 09/12/2024, 144A	MXN 64,575,000	4,859,099
8.63%, 02/01/2022	$ 1,450,000	1,805,250

		32,136,941

Netherlands - 2.3%
Bharti Airtel International Netherlands BV
5.13%, 03/11/2023, 144A	6,650,000	7,024,262
LUKOIL International Finance BV
6.13%, 11/09/2020, 144A	2,350,000	2,391,125
Petrobras Global Finance BV
5.63%, 05/20/2043	1,820,000	1,660,331
VimpelCom Holdings BV
5.95%, 02/13/2023, 144A	2,920,000	2,682,984

		13,758,702

Panama - 2.1%
ENA Norte Trust
4.95%, 04/25/2028, 144A	4,538,556	4,663,366
Global Bank Corp.
4.75%, 10/05/2017, 144A	4,200,000	4,317,600
5.13%, 10/30/2019, 144A	3,430,000	3,444,989

		12,425,955

Peru - 1.6%
BBVA Banco Continental SA
5.25%, 09/22/2029, 144A (A) (D)	3,650,000	3,691,975
Corp. Financiera de Desarrollo SA
5.25%, 07/15/2029, 144A (A) (D)	2,300,000	2,358,650
Telefonica del Peru SAA
8.00%, 04/11/2016, Reg S	PEN 10,560,004	3,757,237

		9,807,862

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Debt

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Sri Lanka - 0.5%
National Savings Bank
5.15%, 09/10/2019, 144A	$ 2,950,000	$ 2,920,500

Turkey - 3.3%
Finansbank AS
6.25%, 04/30/2019, 144A (A)	5,800,000	6,070,860
TC Ziraat Bankasi AS
4.25%, 07/03/2019, 144A	3,520,000	3,480,576
Turkiye Garanti Bankasi AS
4.75%, 10/17/2019, 144A (A)	2,975,000	3,018,316
Turkiye Halk Bankasi AS
4.75%, 06/04/2019, 144A	3,100,000	3,108,996
Turkiye Is Bankasi
5.00%, 04/30/2020, 144A	3,620,000	3,646,824

		19,325,572

United Arab Emirates - 0.4%
DP World, Ltd.
6.85%, 07/02/2037, 144A (A)	1,980,000	2,272,050

United States - 1.8%
Braskem America Finance Co.
7.13%, 07/22/2041, 144A	3,745,000	3,819,900
Cemex Finance LLC
9.38%, 10/12/2022, 144A	2,375,000	2,737,188
NII Capital Corp.
7.63%, 04/01/2021 (G)	2,267,000	453,400
10.00%, 08/15/2016 (A) (G)	1,920,000	595,200
Rolta Americas LLC
8.88%, 07/24/2019, 144A (A)	3,050,000	3,057,625

		10,663,313

Venezuela - 4.0%
Petroleos de Venezuela SA
5.25%, 04/12/2017, Reg S	5,960,000	3,951,480
5.38%, 04/12/2027, Reg S	2,250,000	1,068,750
6.00%, 05/16/2024, Reg S (A)	11,690,000	6,013,336
8.50%, 11/02/2017, Reg S	3,720,000	2,817,528
9.00%, 11/17/2021, Reg S	15,625,000	9,902,344

		23,753,438

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Virgin Islands, British - 0.6%
Arcos Dorados Holdings, Inc.
6.63%, 09/27/2023, 144A (A)	$ 1,668,000	$ 1,655,490
Yingde Gases Investment, Ltd.
7.25%, 02/28/2020, 144A (A)	2,150,000	2,133,875

		3,789,365

Total Corporate Debt Securities (Cost $258,214,067)		251,305,553

	Shares	Value
SECURITIES LENDING COLLATERAL - 13.7%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (H)	81,169,789	81,169,789

Total Securities Lending Collateral (Cost $81,169,789)		81,169,789

	Principal	Value
REPURCHASE AGREEMENT - 1.6%
State Street Bank & Trust Co. 0.01% (H), dated 10/31/2014, to be repurchased at $9,364,210 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.50%, due 02/15/2041, and with a value of $9,551,786.	$ 9,364,202	9,364,202

Total Repurchase Agreement (Cost $9,364,202)		9,364,202

Total Investments (Cost $669,621,786) (I)		663,152,209
Net Other Assets (Liabilities) - (11.9)%		(70,685,959)

Net Assets - 100.0%		$ 592,466,250

FUTURES CONTRACTS: (J)
Description	Type	Contracts	Expiration Date	Net Unrealized Appreciation (Depreciation)
Long U.S. Treasury Bond	Short	(60)	12/19/2014	$(103,211)

FORWARD FOREIGN CURRENCY CONTRACTS:
Counterparty	Settlement Date	Currency Purchased		Currency Sold		Unrealized Appreciation	Unrealized Depreciation
BCLY	11/28/2014	34,269,253	ZAR	3,116,463	USD	$—	$(23,690)
BOA	11/05/2014	158,550,000	RUB	3,775,000	USD	—	(94,019)
BOA	11/05/2014	3,748,670	USD	158,550,000	RUB	67,688	—
BOA	11/28/2014	1,032,580	USD	14,038,964	MXN	—	(8,146)
HSBC	11/12/2014	3,520,048,500	CLP	5,935,000	USD	175,304	—
NTC	11/03/2014	2,231,782	EUR	2,811,956	USD	—	(15,145)
RBS	11/28/2014	18,082,176	USD	14,224,829	EUR	253,144	—
RBS	11/28/2014	3,354,907	USD	2,079,692	GBP	28,780	—
RBS	11/28/2014	1,276,000	USD	310,802,894	HUF	12,836	—

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Debt

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FORWARD FOREIGN CURRENCY CONTRACTS (continued):
Counterparty	Settlement Date	Currency Purchased		Currency Sold		Unrealized Appreciation	Unrealized Depreciation
SCB	11/04/2014	1,381,680	BRL	565,289	USD	$—	$(8,376)
SCB	11/04/2014	570,000	USD	1,381,680	BRL	13,086	—
SCB	11/10/2014	17,934,393	BRL	7,340,479	USD	—	(125,016)
SCB	11/10/2014	13,675,000	USD	33,144,325	BRL	340,195	—
SCB	11/24/2014	16,522,200,000	COP	8,040,000	USD	—	(33,584)
SCB	11/28/2014	3,240,000	USD	35,310,816	ZAR	53,227	—

Total						$944,260	$(307,976)

INVESTMENTS BY INDUSTRY (unaudited):

Industry	Percentage of Total Investments	Value
Foreign Government Obligations	48.0%	$318,067,506
Oil, Gas & Consumable Fuels	9.0	59,487,854
Banks	8.3	54,991,160
Wireless Telecommunication Services	3.5	23,546,688
Diversified Telecommunication Services	3.2	21,034,824
Electric Utilities	1.8	11,969,944
Chemicals	1.5	9,793,690
Diversified Financial Services	1.4	9,597,637
Metals & Mining	1.3	8,629,133
Gas Utilities	1.1	7,079,976
Transportation Infrastructure	1.0	6,935,416
Commercial Services & Supplies	1.0	6,535,269
Construction Materials	0.8	5,294,205
Media	0.7	4,671,049
Food Products	0.6	4,214,438
Multiline Retail	0.5	3,613,345
Construction & Engineering	0.5	3,464,970
Asset-Backed Security	0.5	3,245,159
Software	0.5	3,057,625
Paper & Forest Products	0.3	2,243,340
Real Estate Management & Development	0.3	1,764,000
Marine	0.3	1,725,500
Hotels, Restaurants & Leisure	0.2	1,655,490

Investments, at Value	86.3	572,618,218
Short-Term Investments	13.7	90,533,991

Total Investments	100.0%	$663,152,209

SECURITY VALUATION:

Valuation Inputs (K)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Foreign Government Obligations	$—	$318,067,506	$—	$318,067,506
Asset-Backed Security	—	3,245,159	—	3,245,159
Corporate Debt Securities	—	251,305,553	—	251,305,553
Securities Lending Collateral	81,169,789	—	—	81,169,789
Repurchase Agreement	—	9,364,202	—	9,364,202

Total Investments	$81,169,789	$581,982,420	$—	$663,152,209

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Debt

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION (continued):

Valuation Inputs (continued) (K)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
Derivative Financial Instruments
Forward Foreign Currency Contracts (L)	$—	$944,260	$—	$944,260

Total Derivative Financial Instruments	$—	$944,260	$—	$944,260

LIABILITIES
Derivative Financial Instruments
Futures Contracts (L)	$(103,211)	$—	$—	$(103,211)
Forward Foreign Currency Contracts (L)	—	(307,976)	—	(307,976)

Total Derivative Financial Instruments	$(103,211)	$(307,976)	$—	$(411,187)

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $79,080,629. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Step bond. Coupon rate changes in increments to maturity. Rate disclosed is as of October 31, 2014. Maturity date disclosed is the ultimate maturity date.
(C)	Payment in-kind. Securities pay interest or dividends in the form of additional bonds or preferred stock. If a security makes cash payment in addition to in-kind, the cash rate is disclosed separately.
(D)	Floating or variable rate security. Rate is listed as of October 31, 2014.
(E)	The security has a perpetual maturity. The date shown is the next call date.
(F)	When-issued security. A conditional transaction in a security authorized for issuance, but not yet issued.
(G)	Security in default.
(H)	Rate shown reflects the yield at October 31, 2014.
(I)	Aggregate cost for federal income tax purposes is $675,584,586. Aggregate gross unrealized appreciation and depreciation for all securities is $10,414,353 and $22,846,730, respectively. Net unrealized depreciation for tax purposes is $12,432,377.
(J)	Cash in the amount of $228,000 has been segregated by the custodian as collateral to cover margin requirements for open futures contracts.
(K)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.
(L)	Derivative financial instruments valued at unrealized appreciation (depreciation) on the instrument.

DEFINITIONS:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $313,305,010, or 52.88% of the Fund’s net assets.
BCLY	Barclays Bank PLC
BOA	Bank of America
HSBC	HSBC Bank USA
MTN	Medium Term Note
NTC	Northern Trust Company
OJSC	Open Joint Stock Co.
RBS	Royal Bank of Scotland Group PLC
Reg S	Security exempt from registration under Regulation S of the Securities Act of 1933, which exempts from registration securities offered and sold outside the United States. Security may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.
SCB	Standard Chartered Bank

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Debt

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

CURRENCY ABBREVIATIONS:

BRL	Brazilian Real
CLP	Chilean Peso
COP	Columbian Peso
EUR	Euro
GBP	Pound Sterling
HUF	Hungarian Forint
IDR	Indonesian Rupiah
INR	Indian Rupee
MXN	Mexican Peso
MYR	Malaysian Ringgit
PEN	Peruvian Nuevo Sol
RON	New Romanian Leu
RUB	Russian Ruble
THB	Thai Baht
TRY	Turkish New Lira
USD	United States Dollar
ZAR	South African Rand

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Equity

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
PREFERRED STOCK - 0.3%
Brazil - 0.3%
Itausa - Investimentos Itau SA 3.81% (A)	222,051	$ 886,268

Total Preferred Stock (Cost $836,783)		886,268

COMMON STOCKS - 97.2%
Brazil - 8.1%
Banco Bradesco SA, ADR	181,700	2,721,866
BB Seguridade Participacoes SA	97,000	1,294,057
BRF SA, ADR (B)	51,234	1,334,646
Even Construtora e Incorporadora SA	303,800	657,156
Itau Unibanco Holding SA, ADR	223,913	3,304,956
JBS SA	1,126,100	5,021,754
Petroleo Brasileiro SA, Class A, ADR (B)	65,853	805,382
Vale SA, Class B, ADR	464,843	4,072,025
Vale SA, Class B, ADR (C)	78,700	794,083

		20,005,925

Chile - 0.9%
Banco de Chile	4,846,687	592,128
Enersis S.A., ADR	99,600	1,572,684

		2,164,812

China - 17.8%
Baidu, Inc., ADR (B)	2,300	549,171
Bank of China, Ltd., Class H	12,416,000	5,942,930
Beijing Capital International Airport Co., Ltd., Class H	674,000	494,684
China CITIC Bank Corp., Ltd., Class H	4,969,000	3,237,050
China Communications Construction Co., Ltd., Class H	1,617,000	1,241,344
China Construction Bank Corp., Class H	7,432,000	5,545,007
China Merchants Bank Co., Ltd., Class H	909,500	1,687,855
China Oilfield Services, Ltd., Class H	558,000	1,166,245
China Petroleum & Chemical Corp., ADR	16,723	1,454,567
CNOOC, Ltd., ADR (C)	7,900	1,235,323
Datang International Power Generation Co., Ltd., Class H	4,204,000	2,207,024
Dongfeng Motor Group Co., Ltd., Class H	2,866,000	4,432,147
Huadian Power International Corp., Ltd., Class H	1,684,000	1,290,670
Industrial & Commercial Bank of China, Ltd., Class H	5,165,000	3,422,668
KWG Property Holding, Ltd. (C)	1,941,000	1,347,814
PetroChina Co., Ltd., Class H	2,570,000	3,220,808
Shanghai Pharmaceuticals Holding Co., Ltd., Class H	453,400	1,134,654
Sihuan Pharmaceutical Holdings Group, Ltd.	1,034,000	828,317
Sinopharm Group Co., Ltd., Class H	500,800	1,966,105
Sinotrans, Ltd., Class H	1,034,000	820,483
Tencent Holdings, Ltd.	35,500	570,565

		43,795,431

Hong Kong - 3.6%
China Mobile, Ltd.	279,500	3,484,889
China Resources Cement Holdings, Ltd.	1,530,000	1,036,450
China Unicom Hong Kong, Ltd., ADR	87,600	1,312,248
Kingboard Chemical Holdings, Ltd.	579,800	1,134,809
Shiamo Property Holdings, Ltd.	540,500	1,164,678
Skyworth Digital Holdings, Ltd.	1,434,000	784,326

		8,917,400

	Shares	Value
COMMON STOCKS (continued)
India - 6.4%
Dr. Reddy’s Laboratories, Ltd., ADR (C)	37,069	$ 1,938,338
HDFC Bank, Ltd., ADR	32,261	1,691,444
ICICI Bank, Ltd., ADR	24,300	1,369,548
Infosys, Ltd., ADR (C)	30,635	2,048,256
State Bank of India, GDR, Reg S	13,506	1,185,827
Tata Motors, Ltd., Series V, ADR	140,935	6,638,039
Wipro, Ltd., ADR (C)	65,651	800,942

		15,672,394

Indonesia - 1.2%
Adaro Energy Tbk PT	6,670,900	627,316
Bank Negara Indonesia Persero Tbk PT	3,262,800	1,608,120
Gudang Garam Tbk PT	159,500	763,281

		2,998,717

Korea, Republic of - 16.5%
Amorepacific Corp.	251	538,957
CJ CheilJedang Corp.	3,224	1,177,169
Hana Financial Group, Inc.	36,581	1,266,794
Hyundai Mobis Co., Ltd.	4,627	1,082,554
Hyundai Motor Co.	28,323	4,494,338
Industrial Bank of Korea	89,683	1,311,463
KIA Motors Corp.	86,912	4,221,528
Korea Electric Power Corp.	83,629	3,670,960
Korea Gas Corp. (B)	17,141	803,593
LG Corp.	20,406	1,214,158
LG Electronics, Inc.	39,910	2,437,370
LG Innotek Co., Ltd. (B)	13,498	1,064,292
LG Uplus Corp.	374,298	3,849,268
Samsung Electronics Co., Ltd.	3,168	3,694,339
SK Holdings Co., Ltd.	17,193	2,694,983
SK Hynixm, Inc. (B)	90,208	4,022,762
SK Telecom Co., Ltd.	11,565	2,898,177

		40,442,705

Malaysia - 4.4%
AirAsia Bhd	3,190,500	2,425,226
Genting Malaysia Bhd, Class B	428,300	560,111
IHH Healthcare Bhd, Class A	570,200	858,095
Malayan Banking Bhd	673,878	1,988,024
Tenaga Nasional Bhd	1,206,900	4,903,345

		10,734,801

Mexico - 3.4%
America Movil SAB de CV, Series L, ADR	129,700	3,165,977
Gruma SAB de CV, Class B (B)	110,100	1,209,475
Grupo Lala SAB de CV	480,553	1,096,622
Grupo Mexico SAB de CV, Series B	358,000	1,232,214
Grupo Simec SAB de CV, Series B (B)	133,800	589,997
OHL Mexico SAB de CV (B)	356,000	999,034

		8,293,319

Peru - 0.6%
Credicorp, Ltd.	9,605	1,546,405

Poland - 2.3%
Bank Zachodni WBK SA	8,269	937,564
KGHM Polska Miedz SA	106,809	4,119,446
Polskie Gornictwo Naftowe I Gazownictwo SA	373,953	558,741

		5,615,751

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Equity

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Russian Federation - 0.5%
Mobile Telesystems OJSC, ADR	84,000	$ 1,201,200

South Africa - 10.5%
African Rainbow Minerals, Ltd.	52,466	647,224
AngloGold Ashanti, Ltd., ADR (B)	98,400	813,768
Aspen Pharmacare Holdings, Ltd. (B)	87,017	3,108,783
AVI, Ltd.	151,680	989,147
FirstRand, Ltd.	403,187	1,726,981
Mediclinic International, Ltd.	491,841	4,397,002
MMI Holdings, Ltd.	809,754	2,069,869
Murray & Roberts Holdings, Ltd.	271,358	557,430
Netcare, Ltd.	631,013	1,909,057
Sanlam, Ltd.	375,763	2,374,462
Sappi, Ltd. (B)	325,043	1,287,379
Sasol, Ltd.	120,963	6,040,312

		25,921,414

Taiwan - 15.3%
Catcher Technology Co., Ltd.	175,000	1,477,305
Cathay Financial Holding Co., Ltd.	431,224	710,815
Cathay Real Estate Development Co., Ltd.	778,000	405,770
Compal Electronics, Inc.	3,970,000	2,934,293
Delta Electronics, Inc.	116,000	695,906
HannStar Display Corp.	2,519,900	634,774
Highwealth Construction Corp.	827,100	1,431,501
Inotera Memories, Inc. (B)	809,000	1,250,290
Largan Precision Co., Ltd.	70,000	4,917,451
MediaTek, Inc.	377,000	5,384,675
Nan Ya Plastics Corp.	869,800	1,800,112
Pegatron Corp.	1,912,000	3,484,608
Taiwan Semiconductor Manufacturing Co., Ltd., ADR	404,500	8,907,090
Wistron Corp.	3,442,000	3,616,219

		37,650,809

Thailand - 2.0%
Bangkok Expressway PCL	946,529	1,104,332
Krung Thai Bank PCL	1,814,800	1,298,276

	Shares	Value
COMMON STOCKS (continued)
Thailand (continued)
PTT Exploration & Production PCL	233,400	$ 1,049,834
TMB Bank PCL	14,561,300	1,376,998

		4,829,440

Turkey - 3.7%
Pegasus Hava Tasimaciligi AS (B)	157,724	2,027,989
Turk Hava Yollari (B)	1,294,084	4,241,543
Turkiye Is Bankasi, Class C	875,588	2,189,323
Ulker Biskuvi Sanayi AS	76,415	563,288

		9,022,143

Total Common Stocks (Cost $227,620,200)		238,812,666

SECURITIES LENDING COLLATERAL - 2.4%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (A)	5,924,000	5,924,000

Total Securities Lending Collateral (Cost $5,924,000)		5,924,000

	Principal	Value
REPURCHASE AGREEMENT - 2.2%
State Street Bank & Trust Co. 0.01% (A), dated 10/31/2014, to be repurchased at $5,287,452 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.50%, due 01/01/2032, and with a value of $5,394,812.	$ 5,287,447	5,287,447

Total Repurchase Agreement (Cost $5,287,447)		5,287,447

Total Investments (Cost $239,668,430) (D)		250,910,381
Net Other Assets (Liabilities) - (2.1)%		(5,186,130)

Net Assets - 100.0%		$ 245,724,251

INVESTMENTS BY INDUSTRY (unaudited):

Industry	Percentage of Total Investments	Value
Banks	18.0%	$45,110,514
Semiconductors & Semiconductor Equipment	9.3	23,259,156
Automobiles	7.9	19,786,052
Oil, Gas & Consumable Fuels	6.0	14,992,283
Wireless Telecommunication Services	5.8	14,599,511
Metals & Mining	4.9	12,268,757
Technology Hardware, Storage & Peripherals	4.6	11,512,425
Food Products	4.5	11,392,101
Health Care Providers & Services	4.1	10,264,913
Electric Utilities	4.0	10,146,989
Airlines	3.5	8,694,758
Electronic Equipment, Instruments & Components	3.4	8,447,232
Insurance	2.6	6,449,203
Pharmaceuticals	2.3	5,875,438
Real Estate Management & Development	1.7	4,349,763
Industrial Conglomerates	1.6	3,909,141

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Emerging Markets Equity

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

INVESTMENTS BY INDUSTRY (unaudited) (continued):

Industry	Percentage of Total Investments	Value
Household Durables	1.5%	$3,878,852
Independent Power and Renewable Electricity Producers	1.4	3,497,694
Transportation Infrastructure	1.4	3,418,533
IT Services	1.1	2,849,198
Chemicals	0.7	1,800,112
Construction & Engineering	0.7	1,798,774
Diversified Financial Services	0.7	1,726,981
Diversified Telecommunication Services	0.5	1,312,248
Paper & Forest Products	0.5	1,287,379
Energy Equipment & Services	0.5	1,166,245
Internet Software & Services	0.5	1,119,736
Auto Components	0.4	1,082,554
Construction Materials	0.4	1,036,450
Gas Utilities	0.3	803,593
Tobacco	0.3	763,281
Hotels, Restaurants & Leisure	0.2	560,111
Personal Products	0.2	538,957

Investments, at Value	95.5	239,698,934
Short-Term Investments	4.5	11,211,447

Total Investments	100.0%	$250,910,381

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Preferred Stock	$886,268	$—	$—	$886,268
Common Stocks	60,676,338	178,136,328	—	238,812,666
Securities Lending Collateral	5,924,000	—	—	5,924,000
Repurchase Agreement	—	5,287,447	—	5,287,447

Total Investments	$67,486,606	$183,423,775	$—	$250,910,381

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Rate shown reflects the yield at October 31, 2014.
(B)	Non-income producing security.
(C)	All or a portion of this security is on loan. The value of all securities on loan is $5,747,061. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(D)	Aggregate cost for federal income tax purposes is $240,089,132. Aggregate gross unrealized appreciation and depreciation for all securities is $25,352,169 and $14,530,920, respectively. Net unrealized appreciation for tax purposes is $10,821,249.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITIONS:

ADR	American Depositary Receipt
GDR	Global Depositary Receipt
OJSC	Open Joint Stock Co.
Reg S	Security exempt from registration under Regulation S of the Securities Act of 1933, which exempts from registration securities offered and sold outside the United States. Security may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS - 92.7%
Alabama - 0.1%
County of Jefferson, Revenue Bonds
Series A, AGM-CR
5.50%, 01/01/2022	$ 85,000	$ 85,103

Alaska - 0.1%
City of Valdez, Revenue Bonds
Series C
5.00%, 01/01/2021	50,000	59,042

Arizona - 2.0%
City of Tucson, Certificate of Participation
Series A, NATL-RE
5.00%, 07/01/2019	75,000	80,553
County of Pima Sewer System Revenue, Revenue Bonds
Series A
5.00%, 07/01/2019	25,000	29,286
Maricopa County Elementary School District No. 25-Liberty, General Obligation Unlimited
Series A, BAM
4.00%, 07/01/2024 - 07/01/2025	395,000	443,896
Maricopa County Industrial Development Authority, Revenue Bonds
Series A
5.00%, 01/01/2034	725,000	785,929
Maricopa County Unified School District No. 89-Dysart, General Obligation Limited
5.00%, 07/01/2023	40,000	48,146

		1,387,810

California - 10.2%
Banning Unified School District, General Obligation Unlimited
AGM
3.25%, 08/01/2027	40,000	40,163
Calexico Financing Authority, Revenue Bonds
AGM
4.00%, 04/01/2024	715,000	790,254
California City Redevelopment Agency Successor Agency, Tax Allocation
AGM
3.25%, 09/01/2026	280,000	284,528
California Health Facilities Financing Authority, Revenue Bonds
Series D
5.00%, 08/15/2022	25,000	29,704
California Municipal Finance Authority, Revenue Bonds
5.50%, 08/01/2034, 144A	250,000	252,042
California School Finance Authority, Revenue Bonds
Series A
3.40%, 11/01/2015, 144A	100,000	100,027
6.40%, 08/01/2034	250,000	276,580
California Statewide Communities Development Authority, Revenue Bonds
AGM
5.00%, 10/01/2026	520,000	609,476

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
California (continued)
Caruthers Unified School District, General Obligation Unlimited
Series B, BAM
Zero Coupon, 08/01/2019 - 08/01/2030	$ 735,000	$ 429,874
City of San Buenaventura Wastewater Revenue, Revenue Bonds
Series B
4.00%, 01/01/2023	40,000	44,412
City of Visalia, Certificate of Participation
AGM
5.00%, 12/01/2024	360,000	435,305
Davis Joint Unified School District, Certificate of Participation
BAM
4.00%, 08/01/2024	95,000	107,340
Fontana Unified School District, General Obligation Unlimited
4.00%, 08/01/2024	150,000	167,833
Los Angeles County Redevelopment Authority, Tax Allocation
Series E, AGM
5.00%, 12/01/2022 - 12/01/2023	680,000	809,125
Los Angeles Unified School District, General Obligation Unlimited
Series A-1, NATL-RE
4.50%, 07/01/2025	50,000	54,477
Oakley Public Finance Authority, Special Assessment
BAM
2.50%, 09/02/2019	160,000	166,614
Oxnard Union High School District, General Obligation Unlimited
4.00%, 08/01/2020	25,000	28,477
Sacramento Power Authority, Revenue Bonds
AMBAC
5.05%, 07/01/2022 (A)	30,000	30,040
San Carlos Elementary School District, General Obligation Unlimited
Zero Coupon, 10/01/2025 - 10/01/2034	2,355,000	1,182,517
San Diego Unified School District, General Obligation Unlimited
Series C-2, AGM
5.50%, 07/01/2025	85,000	109,851
San Gorgonio Memorial Health Care District, General Obligation Unlimited
5.00%, 08/01/2024	135,000	160,425
San Leandro Unified School District, General Obligation Unlimited
Series B
4.00%, 08/01/2025	185,000	206,120
Stockton Public Financing Authority, Revenue Bonds
BAM
5.00%, 09/01/2019	230,000	266,724
Stockton Unified School District, General Obligation Unlimited
AGM
5.00%, 07/01/2021	75,000	89,832

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
California (continued)
Twin Rivers Unified School District, Certificate of Participation AGM
3.20%, 06/01/2027 (A)	$ 145,000	$ 145,132
Vallejo City Unified School District, Special Tax AGM
5.00%, 09/01/2019	100,000	100,297

		6,917,169

Colorado - 1.4%
Adams & Arapahoe Joint School District 28J Aurora, Certificate of Participation
3.50%, 12/01/2026	775,000	802,830
City of Colorado Springs Utilities System Revenue, Revenue Bonds Series A
5.00%, 11/15/2021	25,000	30,276
City of Longmont, Certificate of Participation Series A
5.00%, 12/01/2024	100,000	119,266

		952,372

Connecticut - 3.6%
City of West Haven, General Obligation Unlimited Series B, BAM
4.00%, 09/01/2034	230,000	233,358
Connecticut Housing Finance Authority, Revenue Bonds
Series A-2
3.50%, 05/15/2025	925,000	976,707
Series C-1
3.05%, 05/15/2025	800,000	816,136
Connecticut State Health & Educational Facility Authority, Revenue Bonds Series B, RADIAN
5.50%, 07/01/2032	250,000	250,217
State of Connecticut, General Obligation Unlimited Series C
3.00%, 06/01/2020	25,000	27,029
Town of East Haven, General Obligation Unlimited AGC-ICC
4.25%, 08/01/2019	50,000	56,256
Town of Hamden, General Obligation Unlimited Series A, BAM
4.00%, 08/15/2022	75,000	83,101
University of Connecticut, Revenue Bonds Series A
5.00%, 11/15/2023	25,000	29,057

		2,471,861

District of Columbia - 0.2%
District of Columbia, Revenue Bonds Series C
4.00%, 12/01/2021	25,000	28,636

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
District of Columbia (continued)
District of Columbia Water & Sewer Authority, Revenue Bonds Series A
5.00%, 10/01/2023	$ 25,000	$ 30,040
Metropolitan Washington Airports Authority, Revenue Bonds
Series A
5.00%, 10/01/2020	25,000	29,679
Series C
5.00%, 10/01/2019	55,000	64,417

		152,772

Florida - 3.2%
Citizens Property Insurance Corp., Revenue Bonds Series A-1, AGM
5.00%, 06/01/2016	25,000	26,803
City of Daytona Beach Utility System Revenue, Revenue Bonds AGM
4.00%, 11/01/2025	65,000	72,411
City of Fernandina Beach, Revenue Bonds Series A
5.00%, 09/01/2019	30,000	34,765
City of Riviera Beach, Revenue Bonds BAM
3.00%, 10/01/2022	125,000	133,259
City of Tampa, Revenue Bonds Series A
5.00%, 11/15/2025	25,000	28,808
County of Miami-Dade, Revenue Bonds Series A
5.00%, 10/01/2023	100,000	117,402
Escambia County Housing Finance Authority, Revenue Bonds AGM
3.50%, 06/01/2017	50,000	53,444
Florida Department of Environmental Protection, Revenue Bonds Series A
5.00%, 07/01/2022	55,000	66,500
Florida Department of Management Services, Certificate of Participation Series A
5.00%, 08/01/2019	35,000	39,974
Florida Municipal Power Agency, Revenue Bonds Series A
5.00%, 10/01/2018	25,000	28,665
Florida’s Turnpike Enterprise, Revenue Bonds Series A
5.00%, 07/01/2024	25,000	27,900
Greater Orlando Aviation Authority, Revenue Bonds Series A
3.60%, 10/01/2018	40,000	43,565

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Florida (continued)
Miami Beach Health Facilities Authority, Revenue Bonds
4.25%, 11/15/2034	$ 225,000	$ 226,825
Miami-Dade County Industrial Development Authority, Revenue Bonds
5.00%, 09/15/2034	130,000	134,709
Miami-Dade County School Board Foundation, Inc., Certificate of Participation
Series A, ASSURED GTY
5.00%, 02/01/2020	45,000	50,970
Series B, ASSURED GTY
4.00%, 05/01/2018	25,000	27,306
Sumter County Industrial Development Authority, Revenue Bonds
Series A
5.13%, 07/01/2034	200,000	219,528
Tampa Bay Water, Revenue Bonds NATL
5.50%, 10/01/2024	25,000	32,288
Tampa Sports Authority, Revenue Bonds
AGM
4.50%, 01/01/2025	25,000	25,171
Tradition Community Development District No. 1, Special Assessment
AGM
4.00%, 05/01/2023	725,000	791,381

		2,181,674

Georgia - 0.2%
City of Atlanta Department of Aviation, Revenue Bonds
Series C
5.00%, 01/01/2020	40,000	46,978
Municipal Electric Authority of Georgia, Revenue Bonds
Series B
5.00%, 01/01/2020	75,000	88,002

		134,980

Idaho - 0.3%
Idaho Health Facilities Authority, Revenue Bonds
Series B
6.13%, 12/01/2028	145,000	168,755

Illinois - 10.6%
Central Lake County Joint Action Water Agency, Revenue Bonds XLCA
4.13%, 05/01/2029	340,000	351,441
Chicago Board of Education, General Obligation Unlimited
Series A, AGM-CR, AMBAC
5.50%, 12/01/2021	480,000	552,326
Series A, AMBAC
5.50%, 12/01/2019	25,000	28,117
Series D, AGM
5.00%, 12/01/2017	70,000	77,223

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Illinois (continued)
Chicago O’Hare International Airport, Revenue Bonds
Series B
5.00%, 01/01/2021	$ 150,000	$ 177,510
City of Burbank, General Obligation Unlimited BAM
3.70%, 12/01/2018	500,000	538,385
City of Chicago, General Obligation Unlimited
Series A, AGM
5.00%, 01/01/2026	110,000	117,196
City of Chicago Waterworks Revenue, Revenue Bonds
5.00%, 11/01/2028	485,000	561,004
City of Evanston, General Obligation Unlimited
Series C
4.00%, 12/01/2018	50,000	55,114
City of Sterling, General Obligation Unlimited
3.00%, 11/01/2018	25,000	26,427
Cook County Forest Preserve District, General Obligation Unlimited
Series C
5.00%, 12/15/2020	150,000	177,033
Cook County School District No. 163 Park Forest, General Obligation Limited
Series A, AGM
5.00%, 12/15/2028	70,000	78,344
Cook County School District No. 89 Maywood, General Obligation Unlimited
Series A, AGM
5.00%, 12/15/2028	150,000	162,923
County of Cook, General Obligation Unlimited
Series C
5.00%, 11/15/2021	150,000	168,586
Series D
5.00%, 11/15/2019	25,000	28,626
Governors State University, Certificate of Participation
ASSURED GTY
4.50%, 01/01/2019	235,000	257,875
Grundy & Will Counties Community Unit School District No. 1 Coal City, General Obligation Unlimited XLCA
4.63%, 02/01/2015	30,000	30,326
Illinois Finance Authority, Revenue Bonds AGM
5.25%, 01/01/2022	25,000	27,417
Series A
5.00%, 08/15/2023 - 03/15/2025	115,000	127,643
Series A-2
5.00%, 11/01/2030 (A)	150,000	174,889
Series B
5.50%, 11/01/2020	80,000	94,162
Series B, AGM
4.50%, 05/15/2020	150,000	158,759
Series C
5.00%, 05/15/2020	100,000	115,958

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Illinois (continued)
Illinois Finance Authority, Revenue Bonds (continued)
Series D, AGM
6.25%, 11/01/2028	$ 105,000	$ 122,270
Illinois Municipal Electric Agency, Revenue Bonds
Series A, NATL
5.25%, 02/01/2026	75,000	81,810
Lake County School District No. 33 Emmons, General Obligation Unlimited
Series B, XCLA
Zero Coupon, 12/01/2031	45,000	21,502
Madison-Macoupin Counties Community College District No. 536, General Obligation Limited
AGM
4.25%, 11/01/2017	50,000	55,108
McHenry County Community Unit School District No. 12 Johnsburg, General Obligation Unlimited
Series A, AGM
4.25%, 01/01/2029	675,000	688,561
Metropolitan Pier & Exposition Authority, Revenue Bonds
Series A, AGM-CR, FGIC
5.50%, 12/15/2023	55,000	64,743
Northern Illinois University, Certificate of Participation
AGM
5.00%, 09/01/2024	355,000	409,173
Peoria Metropolitan Airport Authority, Revenue Bonds
5.60%, 12/01/2022	35,000	40,648
Railsplitter Tobacco Settlement Authority, Revenue Bonds
5.00%, 06/01/2018 - 06/01/2019	205,000	234,591
5.38%, 06/01/2021	85,000	101,060
6.00%, 06/01/2028	75,000	88,007
6.25%, 06/01/2024	25,000	27,171
Regional Transportation Authority, Revenue Bonds
Series A, AGM-CR, MBIA
6.00%, 07/01/2027	45,000	58,832
Series A, NATL-RE
5.00%, 07/01/2019	75,000	80,359
St. Clair County Community Unit School District No. 187 Cahokia, General Obligation Unlimited
AGM
Zero Coupon, 01/01/2022	50,000	40,051
State of Illinois, General Obligation Unlimited
4.50%, 04/01/2018	100,000	106,737
5.25%, 02/01/2034	200,000	217,544
AGM
5.00%, 08/01/2020	35,000	39,941
University of Illinois, Revenue Bonds
Series A, AMBAC
5.50%, 04/01/2022	200,000	245,094

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Illinois (continued)
Village of Bedford Park Water System Revenue, Revenue Bonds
Series A, AGM
4.00%, 12/01/2026	$ 295,000	$ 308,602
Village of Mount Prospect, General Obligation Unlimited
3.00%, 12/01/2021	100,000	107,784

		7,226,872

Indiana - 6.4%
Aurora School Building Corp., Revenue Bonds
5.00%, 07/15/2020	115,000	136,392
Greater Clark County School Building Corp., Revenue Bonds
Series A
4.00%, 07/15/2024	335,000	376,902
Indiana Finance Authority, Revenue Bonds
3.50%, 10/01/2025	1,310,000	1,299,114
4.25%, 10/01/2034	500,000	495,340
Series A
5.00%, 09/15/2021 - 02/01/2026	1,720,000	1,982,617
Indiana Health Facility Financing Authority, Revenue Bonds
Series A-8
5.00%, 11/01/2027 (A)	35,000	37,778

		4,328,143

Iowa - 0.1%
Iowa State Board of Regents, Revenue Bonds
4.00%, 09/01/2022	50,000	56,699

Kansas - 1.1%
City of Bel Aire, General Obligation Unlimited
Series A
3.25%, 10/01/2027	100,000	102,245
City of Dodge City, Revenue Bonds
3.00%, 07/15/2021 - 07/15/2022	485,000	508,242
Kansas Development Finance Authority, Revenue Bonds
Series A
5.00%, 01/01/2020	90,000	104,872

		715,359

Kentucky - 4.5%
Bullitt County School District Finance Corp., Revenue Bonds
3.10%, 09/01/2026	375,000	383,085
3.25%, 09/01/2028	545,000	553,905
City of Covington, General Obligation Unlimited
AGM
3.00%, 04/01/2021 - 04/01/2024	1,840,000	1,890,125
Kentucky Asset Liability Commission, Revenue Bonds NATL-RE
5.25%, 09/01/2019	150,000	177,198
Kentucky Turnpike Authority, Revenue Bonds
Series A
5.00%, 07/01/2021	25,000	30,040

		3,034,353

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Louisiana - 0.6%
Fremaux Economic Development District, Revenue Bonds
5.00%, 11/01/2034	$ 300,000	$ 314,418
St. Tammany Parish Wide School District No. 12, General Obligation Unlimited
Series A
4.00%, 03/01/2022	75,000	84,877

		399,295

Maine - 0.2%
Maine Municipal Bond Bank, Revenue Bonds
4.00%, 11/01/2019	25,000	28,235
Series B
5.00%, 11/01/2022 - 11/01/2025	75,000	90,395

		118,630

Maryland - 0.1%
Maryland Health & Higher Educational Facilities Authority, Revenue Bonds
5.00%, 07/01/2021	35,000	42,018

Michigan - 4.2%
City of Detroit Sewage Disposal System Revenue, Revenue Bonds
Series A, AGM
5.25%, 07/01/2023 - 07/01/2024	80,000	94,422
5.50%, 07/01/2015	100,000	103,412
Series A, NATL-RE
5.25%, 07/01/2019	60,000	64,988
Series B, NATL-RE
5.00%, 07/01/2015	50,000	51,489
City of Detroit Water Supply System Revenue, Revenue Bonds
Series A, NATL-RE
5.00%, 07/01/2034	10,000	9,999
Series C, AGM
5.00%, 07/01/2026 - 07/01/2033	165,000	169,242
Series C, BHAC, FGIC
4.25%, 07/01/2018	100,000	110,377
Series D, AGM
5.00%, 07/01/2025	100,000	103,787
Detroit City School District, General Obligation Unlimited
Series A, AGM
5.25%, 05/01/2027	195,000	230,180
Forest Hills Public Schools, General Obligation Unlimited
3.00%, 05/01/2023 - 05/01/2024	1,025,000	1,074,336
Grand Valley State University, Revenue Bonds
Series B
5.00%, 12/01/2026	55,000	65,285
Michigan Finance Authority, Revenue Bonds
5.00%, 10/01/2017 - 06/01/2029	145,000	146,692
Michigan Municipal Bond Authority, Revenue Bonds
5.00%, 10/01/2019	25,000	29,496
Michigan State Financing Authority, Revenue Bonds
Series D2, AGM
5.00%, 07/01/2026	250,000	283,815

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Michigan (continued)
Michigan State Hospital Finance Authority, Revenue Bonds
5.00%, 11/15/2020	$ 25,000	$ 29,090
Series A
6.00%, 12/01/2017	120,000	138,938
Wayne County Airport Authority, Revenue Bonds
Series B
3.25%, 12/01/2024	45,000	46,123
4.00%, 12/01/2021	40,000	44,436
5.00%, 12/01/2022	30,000	35,510

		2,831,617

Minnesota - 3.4%
City of Duluth, General Obligation Unlimited
Series D
3.13%, 02/01/2026	210,000	214,360
City of Rochester, Revenue Bonds
Series C
4.50%, 11/15/2038 (A)	50,000	58,223
Dakota County Community Development Agency, Revenue Bonds
Series A
5.00%, 09/01/2029	755,000	785,291
Minnesota Housing Finance Agency, Revenue Bonds
Series A
2.60%, 07/01/2021	100,000	102,815
Series B
3.20%, 07/01/2025	700,000	719,348
3.35%, 01/01/2026 - 07/01/2026	300,000	309,438
State of Minnesota, General Obligation Unlimited
Series E
3.00%, 08/01/2023	95,000	101,623

		2,291,098

Mississippi - 0.3%
City of Gulfport, General Obligation Unlimited
AGM
3.00%, 11/01/2025	110,000	111,096
Mississippi Development Bank, Revenue Bonds
Series A, CNTY GTD
5.25%, 01/01/2025	85,000	102,642
Mississippi Home Corp., Revenue Bonds
Series B-1, GNMA, FNMA, FHLMC
4.25%, 12/01/2018	15,000	16,347

		230,085

Montana - 0.2%
Montana Board of Housing, Revenue Bonds
Series A-3, FHA
3.38%, 12/01/2025	150,000	158,673

Nebraska - 0.0% (B)
Nebraska Public Power District, Revenue Bonds
Series B
5.00%, 01/01/2022	25,000	30,039

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Nevada - 0.5%
Clark County School District, General Obligation Limited
Class A, NATL
5.00%, 06/15/2025	$ 100,000	$ 113,238
County of Clark, Revenue Bonds
5.00%, 07/01/2024	25,000	28,617
Nevada System of Higher Education, Revenue Bonds
Series A
5.00%, 07/01/2021 - 07/01/2024	145,000	173,492

		315,347

New Jersey - 2.5%
Burlington County Bridge Commission, Revenue Bonds
Series A, CNTY GTD
5.00%, 10/15/2019	50,000	58,829
City of Trenton, General Obligation Unlimited
ASSURED GTY
5.00%, 07/15/2020	705,000	821,459
East Brunswick Sewage Authority, Revenue Bonds
AGM
4.00%, 12/15/2018	355,000	383,308
Lacey Municipal Utilities Authority, Revenue Bonds
4.00%, 12/01/2022	100,000	112,433
New Jersey Economic Development Authority, Revenue Bonds
Series A
5.25%, 09/01/2022	25,000	28,567
New Jersey Transportation Trust Fund Authority, Revenue Bonds
Series A
4.38%, 12/15/2020	50,000	55,857
5.00%, 06/15/2020	25,000	28,560
Series A, AGM-CR
5.25%, 12/15/2019	120,000	138,571
Township of Voorhees, General Obligation Unlimited
3.00%, 06/01/2020	60,000	64,839

		1,692,423

New Mexico - 1.6%
Artesia Hospital District, General Obligation Unlimited
3.50%, 08/01/2024	225,000	239,913
County of Dona Ana, Revenue Bonds
BAM
4.00%, 12/01/2022	610,000	675,789
Inc. County of Los Alamos, Revenue Bonds
5.00%, 06/01/2024	135,000	163,038
New Mexico Educational Assistance Foundation, Revenue Bonds
Series A-1
4.00%, 12/01/2020	25,000	28,384

		1,107,124

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
New York - 6.8%
Albany Capital Resource Corp., Revenue Bonds
Series A
5.00%, 12/01/2027 - 12/01/2033	$ 700,000	$ 796,215
Central Islip Union Free School District, General Obligation Unlimited
3.00%, 09/01/2025	425,000	441,970
City of Long Beach, General Obligation Limited
Series B, BAM
3.00%, 12/15/2018	385,000	409,698
County of Chautauqua, General Obligation Limited
AGM
4.00%, 06/01/2019	25,000	27,727
Metropolitan Transportation Authority, Revenue Bonds
Series A
5.00%, 11/15/2025	50,000	60,197
New York State Dormitory Authority, Revenue Bonds
Series A
5.00%, 07/01/2018 - 03/15/2028	925,000	1,103,035
Series A, NATL
5.50%, 05/15/2024	55,000	69,362
Niagara Tobacco Asset Securitization Corp., Revenue Bonds
4.00%, 05/15/2029	250,000	250,352
Town of Oyster Bay, General Obligation Limited
AGM
3.25%, 08/01/2022	1,365,000	1,420,719
Series B, AGM
4.00%, 11/01/2023	50,000	54,431

		4,633,706

North Carolina - 0.6%
City of Charlotte, Certificate of Participation
Series A
5.00%, 12/01/2021	25,000	30,310
County of Mecklenburg, Certificate of Participation
Series B
5.00%, 02/01/2018	30,000	34,050
County of Union, Revenue Bonds
4.00%, 12/01/2022	40,000	45,280
Johnston Memorial Hospital Authority, Revenue Bonds
AGM, FHA
5.00%, 10/01/2017	40,000	44,526
Winston-Salem State University, Revenue Bonds
5.00%, 06/01/2023	200,000	228,254

		382,420

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
North Dakota - 2.2%
City of Bismarck Water Revenue, Revenue Bonds
2.50%, 04/01/2025 - 04/01/2026 (C)	$ 1,270,000	$ 1,241,678
North Dakota Housing Finance Agency, Revenue Bonds
Series A
3.15%, 01/01/2025 - 07/01/2025	270,000	275,710

		1,517,388

Ohio - 5.4%
Buckeye Tobacco Settlement Financing Authority, Revenue Bonds
Series A-2
5.13%, 06/01/2024	280,000	233,663
City of Lorain, General Obligation Limited
BAM
3.00%, 12/01/2024	145,000	148,209
3.25%, 12/01/2026	185,000	188,352
City of Toledo, General Obligation Limited
AGM
5.25%, 12/01/2030	340,000	404,824
Cloverleaf Local School District, Certificate of Participation
BAM
4.00%, 03/01/2024	95,000	101,737
County of Allen, Revenue Bonds
Series B
4.13%, 09/01/2020	60,000	67,231
County of Cuyahoga, Revenue Bonds
7.50%, 01/01/2030	185,000	185,276
County of Lucas, Revenue Bonds
Series D
5.00%, 11/15/2018	25,000	28,844
County of Warren, Revenue Bonds
4.00%, 07/01/2018	125,000	136,246
5.00%, 07/01/2022 - 07/01/2023	425,000	490,792
Series B
4.00%, 04/01/2017	25,000	26,780
Ohio Higher Educational Facility Commission, Revenue Bonds
5.00%, 01/01/2019	35,000	40,559
Ohio Housing Finance Agency, Revenue Bonds
Series B-1, GNMA, FNMA
3.80%, 05/01/2021	25,000	27,332
Ohio State Water Development Authority, Revenue Bonds
Series C
4.00%, 06/01/2033 (A)	1,250,000	1,325,213
Toledo-Lucas County Port Authority, Revenue Bonds
Series A
5.00%, 07/01/2020	215,000	239,379

		3,644,437

Oklahoma - 0.9%
Grand River Dam Authority, Revenue Bonds
Series A
4.00%, 06/01/2024	535,000	605,277

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Oklahoma (continued)
Oklahoma Development Finance Authority, Revenue Bonds
5.00%, 06/01/2020	$ 25,000	$ 29,535

		634,812

Oregon - 0.3%
Oregon State Facilities Authority, Revenue Bonds
Series A
4.13%, 11/15/2032	90,000	94,118
State of Oregon Housing & Community Services Department, Revenue Bonds
Series A, FHLMC
5.00%, 07/01/2019	75,000	87,231
Series B
5.00%, 07/01/2019	45,000	51,700

		233,049

Pennsylvania - 3.9%
Allegheny Valley Joint School District, General Obligation Limited
BAM
5.00%, 11/01/2023	140,000	168,363
Beaver County Industrial Development Authority, Revenue Bonds
Series B
3.50%, 12/01/2035 (A)	840,000	863,344
Central Bradford Progress Authority, Revenue Bonds
5.25%, 12/01/2019	95,000	111,733
County of Westmoreland, General Obligation Unlimited
Series A
5.00%, 12/01/2021	25,000	30,180
Erie Water Authority, Revenue Bonds
AGM
4.00%, 12/01/2026 (C)	200,000	216,306
Hempfield Area School District, General Obligation Unlimited
Series B, XCLA
4.00%, 03/15/2021	25,000	26,634
Indiana County Hospital Authority, Revenue Bonds
Series A
5.50%, 06/01/2029	250,000	277,392
Philadelphia Gas Works Co., Revenue Bonds
5.00%, 07/01/2015	25,000	25,741
Pottsville Hospital Authority, Revenue Bonds
6.50%, 07/01/2028	700,000	737,387
School District of Philadelphia, General Obligation Unlimited
Series C
5.00%, 09/01/2017	150,000	167,028

		2,624,108

Puerto Rico - 5.5%
Commonwealth of Puerto Rico, General Obligation Unlimited
AGM
5.50%, 07/01/2018 - 07/01/2019	285,000	299,992

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Puerto Rico (continued)
Commonwealth of Puerto Rico, General Obligation Unlimited (continued)
AGM-CR
4.50%, 07/01/2023	$ 15,000	$ 14,925
5.25%, 07/01/2017	100,000	104,414
Series A, AMBAC
4.60%, 07/01/2019	20,000	20,174
Series A, ASSURED GTY
4.00%, 07/01/2015 - 07/01/2016	80,000	81,521
5.00%, 07/01/2016	35,000	36,128
Series A, NATL-RE
5.50%, 07/01/2019 - 07/01/2020	50,000	51,950
Series A, NATL-RE-IBC
5.50%, 07/01/2016 - 07/01/2018	170,000	176,023
Government Development Bank for Puerto Rico, Revenue Bonds
NATL-RE COMWLTH GTD
4.75%, 12/01/2015	610,000	610,342
Puerto Rico Electric Power Authority, Revenue Bonds
AGM-CR
5.00%, 07/01/2017	80,000	82,614
ASSURED GTY
5.00%, 07/01/2018	10,000	10,276
Series DDD, AGM
5.00%, 07/01/2023	25,000	25,368
Series KK, AGM
5.50%, 07/01/2015	80,000	81,478
Series LL, NATL-RE
5.50%, 07/01/2016 - 07/01/2017	185,000	189,060
Series MM, NATL-RE
5.00%, 07/01/2020	10,000	10,024
Series SS, AGM
5.00%, 07/01/2019	45,000	45,261
Series SS, NATL-RE
3.75%, 07/01/2015	20,000	20,012
Series UU, AGM
4.00%, 07/01/2015	50,000	50,397
5.00%, 07/01/2016 - 07/01/2024	525,000	531,383
Puerto Rico Highways & Transportation Authority, Revenue Bonds
NATL-RE
5.00%, 07/01/2018	20,000	20,029
Series A, AMBAC
Zero Coupon, 07/01/2015	300,000	290,397
Series E, AGM
5.50%, 07/01/2015 - 07/01/2017	205,000	208,982
Series L, AGC
5.25%, 07/01/2017 - 07/01/2019	270,000	277,409
Puerto Rico Infrastructure Financing Authority, Revenue Bonds
Series C, AMBAC
5.50%, 07/01/2016 - 07/01/2017	165,000	169,725
Puerto Rico Municipal Finance Agency, Revenue Bonds
Series A, AGM
5.00%, 08/01/2019	25,000	24,967

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Puerto Rico (continued)
Puerto Rico Municipal Finance Agency, Revenue Bonds (continued)
Series C, AGM
5.00%, 08/01/2015 - 08/01/2016	$ 250,000	$ 252,001
5.25%, 08/01/2017	25,000	25,641
University of Puerto Rico, Revenue Bonds
Series P, NATL-RE-IBC
5.00%, 06/01/2017	55,000	55,834

		3,766,327

Rhode Island - 0.0% (B)
Rhode Island Health & Educational Building Corp., Revenue Bonds
Series E, ASSURED GTY
5.00%, 05/15/2017	25,000	26,739

South Carolina - 0.3%
County of Florence, Revenue Bonds
Series A, AGM
5.00%, 11/01/2031	75,000	75,000
Piedmont Municipal Power Agency, Revenue Bonds
Series A-3
5.00%, 01/01/2023	70,000	80,459
Series A-4
5.00%, 01/01/2020	35,000	40,897

		196,356

Tennessee - 0.1%
Tennessee State School Bond Authority, Revenue Bonds
Series C
5.00%, 05/01/2019	30,000	35,100

Texas - 6.8%
Arlington Higher Education Finance Corp., Revenue Bonds
Series A, PSF-GTD
5.00%, 08/15/2021	215,000	255,179
Cinco Southwest Municipal Utility District No. 1, Revenue Bonds BAM
2.00%, 12/01/2018 (C)	570,000	586,194
City of Corpus Christi Utility System Revenue, Revenue Bonds
5.00%, 07/15/2019	60,000	70,285
City of Laredo International Toll Bridge System Revenue, Revenue Bonds
AGM
5.00%, 10/01/2021 - 10/01/2023	870,000	1,025,810
City of Pearland, General Obligation Limited
5.00%, 03/01/2023	25,000	30,346
City of Westworth Village, General Obligation Limited
BAM
3.00%, 08/15/2019	35,000	37,784
Denton County Fresh Water Supply District No. 10, General Obligation Unlimited
AGM
3.00%, 09/01/2026 (C)	300,000	292,767

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Texas (continued)
El Paso County Hospital District, General Obligation Limited
5.00%, 08/15/2022	$ 185,000	$ 221,306
Fort Bend County Levee Improvement District No. 7, General Obligation Unlimited
3.00%, 03/01/2023	250,000	264,002
Fort Bend County Municipal Utility District No. 133, General Obligation Unlimited
AGM
2.00%, 09/01/2019	150,000	151,981
3.00%, 09/01/2024	125,000	125,054
Harris County Cultural Education Facilities Finance Corp., Revenue Bonds
Series A
4.38%, 11/15/2021	20,000	22,374
Harris County Municipal Utility District No. 389, General Obligation Unlimited
BAM
4.00%, 09/01/2025	120,000	129,623
Harris County Municipal Utility District No. 419, General Obligation Unlimited
Series A, BAM
3.00%, 09/01/2026	140,000	139,719
Harris County Municipal Utility District No. 49, General Obligation Unlimited
BAM
6.00%, 04/01/2020	50,000	60,784
Lower Colorado River Authority, Revenue Bonds
5.00%, 05/15/2020	35,000	41,281
Metropolitan Transit Authority of Harris County, Revenue Bonds
Series A
5.00%, 11/01/2020	40,000	47,046
Montgomery County Municipal Utility District No. 112, General Obligation Unlimited
BAM
2.50%, 10/01/2022	85,000	84,651
3.00%, 10/01/2023	95,000	96,474
Montgomery County Municipal Utility District No. 94, General Obligation Unlimited
Series A, BAM
3.25%, 10/01/2026	260,000	260,772
Morton Road Municipal Utility District, General Obligation Unlimited
BAM
4.00%, 09/01/2026	565,000	600,493
University of Houston, Revenue Bonds
Series A	40,000	47,216
5.00%, 02/15/2024
University of North Texas, Revenue Bonds
Series A, AGM
5.50%, 04/15/2017	50,000	50,220

		4,641,361

Utah - 1.3%
City of Riverton, Revenue Bonds
5.00%, 08/15/2018	75,000	85,879

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Utah (continued)
South Davis Recreational District, General Obligation Unlimited
4.00%, 01/01/2025	$ 50,000	$ 55,508
Utah State Board of Regents, Revenue Bonds
Series EE-2
5.00%, 11/01/2019	40,000	47,134
Utah State Charter School Finance Authority, Revenue Bonds
4.00%, 04/15/2020	380,000	423,992
4.25%, 04/15/2034	170,000	176,261
Washington County Water Conservancy District, Revenue Bonds
5.00%, 10/01/2022	50,000	60,033

		848,807

Virginia - 0.1%
Virginia College Building Authority, Revenue Bonds
Series B
5.00%, 09/01/2028	50,000	57,415
Virginia Resources Authority, Revenue Bonds
Series C
5.00%, 11/01/2020	35,000	41,685

		99,100

Washington - 0.3%
Central Puget Sound Regional Transit Authority, Revenue Bonds
NATL
4.75%, 02/01/2028	50,000	50,553
Energy Northwest, Revenue Bonds
Series A
5.25%, 07/01/2018	35,000	40,506
Port of Seattle, Revenue Bonds
Series A
5.00%, 08/01/2018	25,000	28,598
Snohomish County Public Utility District No. 1, Revenue Bonds
5.00%, 12/01/2021	25,000	30,219
Washington Health Care Facilities Authority, Revenue Bonds
Series A
5.00%, 10/01/2019	25,000	29,177

		179,053

West Virginia - 0.0% (B)
West Virginia University, Revenue Bonds
Series A
5.00%, 10/01/2024	25,000	29,960

Wisconsin - 0.6%
Public Finance Authority, Revenue Bonds
Series A
4.50%, 09/01/2026	170,000	177,128
State of Wisconsin, Revenue Bonds
Series A
5.00%, 05/01/2019	25,000	29,214
Wisconsin Health & Educational Facilities Authority, Revenue Bonds
5.00%, 08/15/2022 - 08/15/2023	140,000	158,866

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Wisconsin (continued)
Wisconsin Health & Educational Facilities Authority, Revenue Bonds (continued)
Series B
5.00%, 08/15/2018	$ 25,000	$ 28,802

		394,010

Total Municipal Government Obligations (Cost $61,550,067)		62,976,046

	Shares	Value
INVESTMENT COMPANY - 0.1%
Capital Markets - 0.1%
PIMCO Municipal Income Fund III	8,940	97,446

Total Investment Company (Cost $95,920)		97,446

Principal	Value
REPURCHASE AGREEMENT - 27.7%

State Street Bank & Trust Co.
0.01% (D), dated 10/31/2014, to be repurchased at $18,801,303 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 2.00%, due 12/01/2027, and with a value of $19,178,691.

$ 18,801,287	$ 18,801,287

Total Repurchase Agreement (Cost $18,801,287)	18,801,287

Total Investments (Cost $80,447,274) (E)	81,874,779
Net Other Assets (Liabilities) - (20.5)%	(13,933,583)

Net Assets - 100.0%	$ 67,941,196

SECURITY VALUATION:

Valuation Inputs (F)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Municipal Government Obligations	$—	$62,976,046	$—	$62,976,046
Investment Company	97,446	—	—	97,446
Repurchase Agreement	—	18,801,287	—	18,801,287

Total Investments	$97,446	$81,777,333	$—	$81,874,779

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Floating or variable rate security. Rate is listed as of October 31, 2014.
(B)	Percentage rounds to less than 0.1% or (0.1)%.
(C)	When-issued security. A conditional transaction in a security authorized for issuance, but not yet issued.
(D)	Rate shown reflects the yield at October 31, 2014.
(E)	Aggregate cost for federal income tax purposes is $80,447,274. Aggregate gross unrealized appreciation and depreciation for all securities is $1,524,576 and $97,071, respectively. Net unrealized appreciation for tax purposes is $1,427,505.
(F)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITIONS:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $352,069, or 0.52% of the Fund’s net assets.
AGC	Assured Guaranty Corp.
AGM	Assured Guaranty Municipal Corp.
AMBAC	AMBAC Financial Group, Inc.
ASSURED GTY	Assured Guaranty, Ltd.
BAM	Build America Mutual Assurance Co.
BHAC	Berkshire Hathaway Assurance Corp.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Enhanced Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

DEFINITIONS (continued):

CNTY GTD	County Guaranteed
COMWLTH	Commonwealth
CR	Custodial Receipts
FGIC	Financial Guaranty Insurance Co.
FHA	Federal Housing Administration
FHLMC	Federal Home Loan Mortgage Corp.
FNMA	Federal National Mortgage Association
GNMA	Government National Mortgage Association
GTD	Guaranteed
IBC	Insured Bond Certificate
ICC	Insured Custody Certificate
MBIA	National Public Finance Guarantee Corp. (formerly Municipal Bond Insurance Association)
NATL	National Public Finance Guarantee Corp.
NATL-RE	National Public Finance Guarantee Corp. Reinsured
PSF	Public School Fund
RADIAN	Radian Asset Assurance Inc.
XLCA	Syncora (formerly XL Capital Assurance, Inc.)

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Flexible Income

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
U.S. GOVERNMENT OBLIGATIONS - 12.1%
U.S. Treasury Inflation Indexed Bond
2.50%, 01/15/2029	$ 4,353,050	$ 5,416,487
U.S. Treasury Note
0.25%, 05/15/2015	3,360,000	3,362,362
0.38%, 08/31/2015	27,193,600	27,248,830
0.50%, 09/30/2016	7,286,000	7,289,417
1.38%, 07/31/2018	19,125,000	19,192,244
1.75%, 05/15/2022	22,629,100	22,059,843
2.50%, 08/15/2023	3,763,000	3,840,318

Total U.S. Government Obligations (Cost $87,473,160)		88,409,501

U.S. GOVERNMENT AGENCY OBLIGATIONS - 3.5%
Federal Home Loan Mortgage Corp., IO
5.00%, 08/01/2035	1,977,362	405,986
Federal National Mortgage Association
3.50%, TBA	20,328,000	21,477,796
4.00%, TBA	3,468,000	3,682,041

Total U.S. Government Agency Obligations (Cost $26,146,556)		25,565,823

FOREIGN GOVERNMENT OBLIGATIONS - 1.1%
Canada Housing Trust No. 1
3.15%, 06/15/2015, 144A	CAD 2,500,000	2,246,883
Mexican Bonos
7.25%, 12/15/2016	MXN 28,500,000	2,263,769
8.50%, 12/13/2018	15,428,600	1,301,809
Philippine Government International Bond
4.95%, 01/15/2021	PHP 90,000,000	2,076,769

Total Foreign Government Obligations (Cost $8,029,434)		7,889,230

MORTGAGE-BACKED SECURITIES - 12.8%
7 WTC Depositor LLC Trust
Series 2012-7WTC, Class A
4.08%, 03/13/2031, 144A	$ 469,837	484,719
Alternative Loan Trust
Series 2004-3T1, Class A3
5.00%, 05/25/2034	453,833	466,906
Series 2005-14, Class 4A1
0.37%, 05/25/2035 (A)	2,109,527	1,799,682
Series 2006-OC1, Class 2A3A
0.47%, 03/25/2036 (A)	2,683,427	2,347,575
American Home Mortgage Assets Trust
Series 2007-2, Class A1
0.28%, 03/25/2047 (A)	1,070,358	868,996
BB-UBS Trust
Series 2012-TFT, Class C
3.47%, 06/05/2030, 144A (A)	2,325,000	2,218,738
BBCMS Trust
Series 2014-BXO, Class C
2.15%, 08/15/2027, 144A (A)	3,735,000	3,736,008
BCAP LLC Trust
Series 2009-RR10, Class 2A1
2.68%, 08/26/2035, 144A (A)	323,589	320,014

	Principal	Value
MORTGAGE-BACKED SECURITIES (continued)
BCAP LLC Trust (continued)
Series 2009-RR14, Class 1A1
6.00%, 05/26/2037, 144A (A)	$ 612,414	$ 651,547
Series 2009-RR6, Class 2A1
2.54%, 08/26/2035, 144A (A)	591,022	589,232
Series 2010-RR1, Class 12A1
5.25%, 08/26/2036, 144A (A)	668,919	686,155
BHMS Mortgage Trust
Series 2014-ATLS, Class CFX
4.69%, 07/05/2033, 144A (A)	4,500,000	4,496,175
Boca Hotel Portfolio Trust
Series 2013-BOCA, Class C
2.30%, 08/15/2026, 144A (A)	4,500,000	4,508,559
CD Commercial Mortgage Trust
Series 2007-CD4, Class A1A
5.29%, 12/11/2049 (A)	997,170	1,058,960
Citigroup Commercial Mortgage Trust
Series 2014-388G, Class D
1.90%, 06/15/2033, 144A (A)	1,280,000	1,275,180
Citigroup Mortgage Loan Trust
Series 2014-A, Class A
4.00%, 01/25/2035, 144A (A)	2,221,834	2,311,598
COMM Mortgage Trust
Series 2014-PAT, Class D
2.30%, 08/13/2027, 144A (A)	1,825,000	1,806,726
Credit Suisse Commercial Mortgage Trust
Series 2007-C1, Class A1A
5.36%, 02/15/2040	3,439,573	3,655,564
CSMC Trust
Series 2010-18R, Class 1A11
3.75%, 08/26/2035, 144A (A)	255,884	255,013
GS Mortgage Securities Trust
Series 2013-G1, Class A2
3.56%, 04/10/2031, 144A (A)	5,000,000	4,945,430
HarborView Mortgage Loan Trust
Series 2006-9, Class 2A1A
0.37%, 11/19/2036 (A)	6,640,128	4,819,651
Series 2007-2, Class 2A1A
0.31%, 05/25/2038 (A)	5,817,072	4,360,320
Hilton USA Trust
Series 2013-HLF, Class CFL
2.05%, 11/05/2030, 144A (A)	1,560,000	1,560,016
Independent National Mortage Corp. Index Mortgage Loan Trust
Series 2007-AR15, Class 2A1
4.38%, 08/25/2037 (A)	1,477,417	1,217,782
Jefferies Re-REMIC Trust
Series 2009-R2, Class 2A
2.59%, 12/26/2037, 144A (A)	233,118	232,632
Series 2009-R7, Class 10A3
6.00%, 12/26/2036, 144A	143,422	153,686
Series 2009-R7, Class 12A1
2.62%, 08/26/2036, 144A (A)	111,142	109,892
Series 2009-R7, Class 1A1
2.38%, 02/26/2036, 144A (A)	498,348	489,337
Series 2009-R7, Class 4A1
2.39%, 09/26/2034, 144A (A)	278,849	274,052
Series 2009-R9, Class 1A1
2.24%, 08/26/2046, 144A (A)	331,795	335,180

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Flexible Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MORTGAGE-BACKED SECURITIES (continued)
JPMorgan Chase Commercial Mortgage Securities Trust
Series 2007-LD11, Class ASB
5.79%, 06/15/2049 (A)	$ 545,622	$ 573,230
Series 2013-ALC, Class B
3.00%, 07/17/2026, 144A (A)	1,290,000	1,301,398
Series 2014-DSTY, Class B
3.77%, 06/10/2027, 144A	3,835,000	3,932,532
Series 2014-DSTY, Class C
3.80%, 06/10/2027, 144A (A)	4,475,000	4,510,272
Series 2014-FBLU, Class D
2.75%, 12/15/2028, 144A (A)	3,750,000	3,743,010
JPMorgan Commercial Mortgage-Backed Securities Trust
Series 2009-RR2, Class MLB
5.74%, 06/15/2050, 144A (A)	3,110,000	3,307,466
JPMorgan Re-REMIC Trust
Series 2009-7, Class 8A1
2.83%, 01/27/2047, 144A (A)	176,716	178,127
LB Commercial Mortgage Trust
Series 2007-C3, Class A1A
5.86%, 07/15/2044 (A)	1,291,440	1,419,127
Merrill Lynch Mortgage Investors Trust
Series 2006-A1, Class 1A1
2.83%, 03/25/2036 (A)	2,999,461	2,228,399
Morgan Stanley Re-REMIC Trust
Series 2010-GG10, Class A4A
5.80%, 08/15/2045, 144A (A)	2,209,607	2,396,438
Series 2010-R4, Class 3A
5.50%, 08/26/2047, 144A	795,842	826,085
Series 2014-R4, Class 4A
3.80%, 11/21/2035, 144A (A)	4,415,226	4,510,100
RALI Trust
Series 2006-QO1, Class 3A1
0.42%, 02/25/2046 (A)	1,889,474	1,253,696
Residential Asset Securitization Trust
Series 2004-A4, Class A11
5.50%, 08/25/2034	1,742,859	1,824,901
Structured Asset Mortgage Investments II Trust
Series 2006-AR7, Class A1BG
0.27%, 08/25/2036 (A)	6,701,694	5,140,675
Series 2007-AR3, Class 1A3
0.36%, 09/25/2047 (A)	5,882,476	4,098,633
Wells Fargo Mortgage-Backed Securities Trust
Series 2003-G, Class A1
2.49%, 06/25/2033 (A)	139,946	141,287
Series 2003-L, Class 1A2
2.49%, 11/25/2033 (A)	97,671	97,371

Total Mortgage-Backed Securities (Cost $92,119,085)		93,518,072

ASSET-BACKED SECURITIES - 6.7%
Bayview Opportunity Master Fund IIlA Trust, LP
Series 2013-4RPL, Class A
4.46%, 07/28/2018, 144A (A)	46,812	46,815

	Principal	Value
ASSET-BACKED SECURITIES (continued)
BXG Receivables Note Trust
Series 2013-A, Class A
3.01%, 12/04/2028, 144A	$ 1,708,195	$ 1,727,527
Countrywide Asset-Backed Certificates
Series 2005-AB3, Class 2A3
0.51%, 02/25/2036 (A)	2,957,686	2,755,055
Series 2006-22, Class 2A3
0.31%, 01/25/2034 (A)	3,390,942	2,904,047
Series 2006-6, Class 2A3
0.43%, 09/25/2036 (A)	3,600,000	3,037,194
CWABS Asset-Backed Certificates Trust
Series 2006-17, Class 2A2
0.30%, 03/25/2047 (A)	4,397,891	3,732,085
Diamond Resorts Owner Trust
Series 2013-1, Class A
1.95%, 01/20/2025, 144A	1,466,112	1,462,721
Series 2013-2, Class A
2.27%, 05/20/2026, 144A	1,208,613	1,218,601
GSAA Trust
Series 2006-1, Class A3
0.48%, 01/25/2036 (A)	1,879,291	1,322,072
GSAMP Trust
Series 2006-HE1, Class A2D
0.46%, 01/25/2036 (A)	2,270,000	2,074,108
HLSS Servicer Advance Receivables Trust
Series 2014-T1, Class DT1
2.29%, 01/17/2045, 144A	1,870,000	1,870,561
HSBC Home Equity Loan Trust
Series 2006-3, Class A4
0.40%, 03/20/2036 (A)	1,353,382	1,342,468
JGWPT XXIII LLC
Series 2011-1A, Class A
4.70%, 10/15/2056, 144A	2,698,280	2,973,615
Lehman XS Trust
Series 2005-8, Class 1A3
0.50%, 12/25/2035 (A)	2,223,778	1,509,562
Orange Lake Timeshare Trust
Series 2014-AA, Class A
2.29%, 07/09/2029, 144A	1,598,784	1,605,486
ORES LLC
Series 2014-LV3, Class A
3.00%, 03/27/2024, 144A	1,080,578	1,080,525
Popular ABS Mortgage Pass-Through Trust
Series 2006-A, Class A4
0.47%, 02/25/2036 (A)	1,042,827	1,024,785
SBA Tower Trust
Series 2014-1A, Class C
2.90%, 10/15/2044, 144A (A)	3,245,000	3,253,622
Sierra Timeshare Receivables Funding LLC
Series 2011-2A, Class A
3.26%, 05/20/2028, 144A	721,272	735,003
Series 2014-1A, Class A
2.07%, 03/20/2030, 144A	1,651,489	1,663,534
Soundview Home Loan Trust
Series 2006-3, Class A3
0.31%, 11/25/2036 (A)	3,978,462	3,302,195

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Flexible Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
ASSET-BACKED SECURITIES (continued)
Spirit Master Funding LLC
Series 2014-3A, Class A
5.74%, 03/20/2042, 144A	$ 6,571,558	$ 7,236,928
US Residential Opportunity Fund Trust
Series 2014, Class 1A
3.47%, 03/25/2034, 144A (A)	736,543	737,318
Westgate Resorts LLC
Series 2013-1A, Class A
2.25%, 08/20/2025, 144A	576,640	578,802

Total Asset-Backed Securities (Cost $44,788,747)		49,194,629

MUNICIPAL GOVERNMENT OBLIGATIONS - 0.7%
Rhode Island Economic Development Corp., Revenue Bonds
AGM
6.00%, 11/01/2015 (B)	1,065,000	1,082,530
State of California, General Obligation Unlimited
7.95%, 03/01/2036	3,150,000	3,894,282

Total Municipal Government Obligations (Cost $4,435,768)		4,976,812

PREFERRED CORPORATE DEBT SECURITIES - 1.4%
Insurance - 1.4%
Reinsurance Group of America, Inc.
6.75%, 12/15/2065 (A) (C)	2,925,000	2,983,500
ZFS Finance USA Trust II
6.45%, 12/15/2065, 144A (A)	7,105,000	7,566,825

Total Preferred Corporate Debt Securities (Cost $9,705,053)		10,550,325

CORPORATE DEBT SECURITIES - 57.3%
Aerospace & Defense - 0.3%
Bombardier, Inc.
4.75%, 04/15/2019, 144A (C)	1,920,000	1,972,800

Airlines - 1.7%
America West Airlines Pass-Through Trust
8.06%, 01/02/2022	682,381	772,796
American Airlines Pass-Through Trust
4.00%, 01/15/2027	2,765,529	2,800,098
Continental Airlines Pass-Through Trust
6.90%, 10/19/2023	1,700,673	1,802,713
7.46%, 10/01/2016	73,837	75,313
U.S. Airways Pass-Through Trust
3.95%, 05/15/2027	1,255,000	1,264,413
UAL Pass-Through Trust
10.40%, 05/01/2018	2,016,345	2,228,061
United Airlines Pass-Through Trust
3.75%, 03/03/2028	2,065,000	2,090,813
Virgin Australia Trust
5.00%, 04/23/2025, 144A	1,445,448	1,488,811

		12,523,018

Automobiles - 0.5%
Chrysler Group LLC / CG Co-Issuer, Inc.
8.25%, 06/15/2021	3,100,000	3,464,250

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Banks - 8.5%
Barclays Bank PLC
10.18%, 06/12/2021, 144A	$ 4,720,000	$ 6,337,412
BBVA Bancomer SA
6.50%, 03/10/2021, 144A (C)	3,000,000	3,330,000
BNP Paribas SA Series MTN
2.38%, 09/14/2017	3,225,000	3,286,952
CIT Group, Inc.
4.75%, 02/15/2015, 144A	570,000	574,275
Cooperatieve Centrale Raiffeisen-Boerenleenbank BA
11.00%, 06/30/2019, 144A (A) (D)	4,110,000	5,363,550
Deutsche Bank AG
6.00%, 09/01/2017	4,140,000	4,640,174
HBOS PLC Series MTN
6.75%, 05/21/2018, 144A	4,465,000	5,014,583
HSBC Holdings PLC
6.38%, 09/17/2024 (A) (C) (D)	3,060,000	3,121,200
ING Bank NV
5.80%, 09/25/2023, 144A	4,545,000	5,058,230
Intesa Sanpaolo SpA
2.38%, 01/13/2017	1,500,000	1,516,688
3.13%, 01/15/2016	2,750,000	2,807,767
5.02%, 06/26/2024, 144A	1,930,000	1,886,216
Regions Bank
7.50%, 05/15/2018	4,955,000	5,805,114
Royal Bank of Scotland Group PLC
5.13%, 05/28/2024	4,135,000	4,189,483
Societe Generale SA
5.75%, 04/20/2016, 144A	2,569,000	2,716,867
Turkiye Halk Bankasi AS
4.75%, 06/04/2019, 144A	1,070,000	1,073,105
Wells Fargo & Co.
7.98%, 03/15/2018 (A) (D)	5,105,000	5,626,665

		62,348,281

Beverages - 0.1%
Anheuser-Busch InBev Worldwide, Inc.
9.75%, 11/17/2015	BRL 2,200,000	878,970

Building Products - 1.2%
Associated Materials LLC / AMH New Finance, Inc.
9.13%, 11/01/2017	$ 3,175,000	3,103,562
Owens Corning
4.20%, 12/15/2022	5,653,000	5,690,706

		8,794,268

Capital Markets - 1.7%
Bank of New York Mellon Corp.
Series MTN
3.65%, 02/04/2024 (C)	1,000,000	1,026,678
Goldman Sachs Group, Inc.
5.70%, 05/10/2019 (A) (C) (D)	1,690,000	1,728,025
Morgan Stanley
5.45%, 07/15/2019 (A) (D)	1,210,000	1,215,673
5.75%, 01/25/2021	1,850,000	2,124,277
Prospect Capital Corp.
5.88%, 03/15/2023 (C)	2,625,000	2,756,436
UBS AG
7.63%, 08/17/2022	2,805,000	3,310,338

		12,161,427

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Flexible Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Chemicals - 0.5%
Huntsman International LLC
8.63%, 03/15/2021	$ 3,200,000	$ 3,488,000

Commercial Services & Supplies - 1.1%
Hertz Corp.
6.75%, 04/15/2019	1,685,000	1,756,613
Steelcase, Inc.
6.38%, 02/15/2021	3,035,000	3,507,258
Trinity Industries, Inc.
4.55%, 10/01/2024	2,675,000	2,605,153

		7,869,024

Communications Equipment - 0.7%
Motorola Solutions, Inc.
3.50%, 09/01/2021	4,990,000	4,967,301

Construction Materials - 0.7%
Martin Marietta Materials, Inc.
4.25%, 07/02/2024, 144A	4,820,000	4,913,696

Consumer Finance - 1.0%
Ally Financial, Inc.
4.63%, 06/26/2015	890,000	908,245
Springleaf Finance Corp. Series MTN
6.90%, 12/15/2017	5,640,000	6,147,600

		7,055,845

Containers & Packaging - 0.5%
Ardagh Packaging Finance PLC / Ardagh Holdings USA, Inc.
3.23%, 12/15/2019, 144A (A)	2,400,000	2,346,000
Exopack Holding Corp.
10.00%, 06/01/2018, 144A	1,280,000	1,376,000

		3,722,000

Distributors - 0.4%
Owens & Minor, Inc.
3.88%, 09/15/2021	3,060,000	3,082,136

Diversified Financial Services - 4.9%
Bank of America Corp.
6.50%, 07/15/2018	2,420,000	2,767,880
Series MTN
6.88%, 04/25/2018	4,050,000	4,684,927
Citigroup, Inc.
5.95%, 01/30/2023 (A) (D)	4,790,000	4,760,063
General Electric Capital Corp.
7.13%, 06/15/2022 (A) (D)	3,500,000	4,077,500
ILFC E-Capital Trust I
4.84%, 12/21/2065, 144A (A)	2,430,000	2,302,425
Jefferies Group LLC
5.13%, 01/20/2023	1,935,000	2,050,492
JPMorgan Chase & Co.
5.15%, 05/01/2023 (A) (C) (D)	4,810,000	4,557,475
Oaktree Capital Management, LP
6.75%, 12/02/2019, 144A	2,480,000	2,961,003
Vesey Street Investment Trust I
4.40%, 09/01/2016 (E)	3,745,000	3,963,008
Voya Financial, Inc.
5.50%, 07/15/2022	3,030,000	3,415,931

		35,540,704

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Diversified Telecommunication Services - 3.3%
CenturyLink, Inc.
5.80%, 03/15/2022	$ 2,975,000	$ 3,153,500
Frontier Communications Corp.
7.63%, 04/15/2024 (C)	3,220,000	3,461,500
GTP Acquisition Partners I LLC
7.63%, 06/15/2041, 144A	500,000	526,676
Hughes Satellite Systems Corp.
6.50%, 06/15/2019	885,000	958,012
Intelsat Jackson Holdings SA
7.50%, 04/01/2021	3,324,000	3,598,230
Level 3 Communications, Inc.
8.88%, 06/01/2019	180,000	193,050
Level 3 Financing, Inc.
8.13%, 07/01/2019	4,010,000	4,290,700
Unison Ground Lease Funding LLC
6.39%, 04/15/2040, 144A	4,615,000	5,295,593
Verizon Communications, Inc.
1.76%, 09/15/2016 (A)	2,387,000	2,440,891

		23,918,152

Electric Utilities - 0.1%
EDP Finance BV
5.25%, 01/14/2021, 144A	945,000	980,617

Electrical Equipment - 0.2%
Anixter, Inc.
5.95%, 03/01/2015	1,300,000	1,311,375

Energy Equipment & Services - 2.1%
Enterprise Products Operating LLC
8.38%, 08/01/2066 (A)	2,540,000	2,774,950
NuStar Logistics, LP
8.15%, 04/15/2018	2,196,000	2,481,480
Regency Energy Partners, LP / Regency Energy Finance Corp.
5.88%, 03/01/2022	1,000,000	1,065,000
Seadrill, Ltd.
6.13%, 09/15/2017, 144A	1,700,000	1,654,100
Transocean, Inc.
6.38%, 12/15/2021	2,221,000	2,333,953
Weatherford International, Ltd.
9.63%, 03/01/2019	3,657,000	4,673,262

		14,982,745

Food & Staples Retailing - 0.2%
CVS Health Corp.
2.25%, 08/12/2019 (C)	1,500,000	1,493,340

Food Products - 0.4%
Post Holdings, Inc.
7.38%, 02/15/2022 (C)	2,833,000	2,903,825

Health Care Equipment & Supplies - 0.6%
Hologic, Inc.
6.25%, 08/01/2020	1,465,000	1,540,081
Mallinckrodt International Finance SA
3.50%, 04/15/2018	3,155,000	3,107,675

		4,647,756

Health Care Providers & Services - 0.9%
CHS / Community Health Systems, Inc.
7.13%, 07/15/2020	3,400,000	3,680,500

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Flexible Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Health Care Providers & Services (continued)
Express Scripts Holding Co.
4.75%, 11/15/2021	$ 2,920,000	$ 3,206,677

		6,887,177

Hotels, Restaurants & Leisure - 0.5%
Wyndham Worldwide Corp.
2.50%, 03/01/2018 (C)	3,350,000	3,369,577

Household Durables - 0.2%
Meritage Homes Corp.
4.50%, 03/01/2018	1,430,000	1,458,600

Household Products - 0.6%
Reynolds Group Issuer, Inc. / Reynolds Group Issuer LLC
5.75%, 10/15/2020	4,000,000	4,160,000

Independent Power and Renewable Electricity Producers - 0.8%
NRG Energy, Inc.
7.88%, 05/15/2021 (C)	5,535,000	6,005,475

Insurance - 4.4%
American Financial Group, Inc.
9.88%, 06/15/2019	3,275,000	4,219,936
American International Group, Inc.,
Series MTN
5.85%, 01/16/2018	3,055,000	3,442,875
Chubb Corp.
6.38%, 03/29/2067 (A)	3,713,000	4,047,170
Fidelity National Financial, Inc.
6.60%, 05/15/2017 (C)	2,170,000	2,413,012
Hanover Insurance Group, Inc.
6.38%, 06/15/2021	3,365,000	3,850,297
Hartford Financial Services Group, Inc.
5.50%, 10/15/2016	3,124,000	3,384,435
Oil Insurance, Ltd.
3.22%, 12/01/2014, 144A (A) (D)	1,245,000	1,152,769
Sompo Japan Nipponkoa Insurance, Inc.
5.33%, 03/28/2073, 144A (A)	5,635,000	5,930,838
Stone Street Trust
5.90%, 12/15/2015, 144A	3,675,000	3,842,293

		32,283,625

IT Services - 0.4%
SunGard Data Systems, Inc.
6.63%, 11/01/2019	3,000,000	3,105,000

Life Sciences Tools & Services - 0.4%
Thermo Fisher Scientific, Inc.
1.30%, 02/01/2017	2,600,000	2,596,932

Media - 1.7%
CCO Holdings LLC / CCO Holdings Capital Corp.
7.25%, 10/30/2017	1,360,000	1,416,100
Clear Channel Worldwide Holdings, Inc.
7.63%, 03/15/2020	5,540,000	5,891,775
Nara Cable Funding, Ltd.
8.88%, 12/01/2018, 144A (C)	2,415,000	2,533,577
Numericable Group SA
4.88%, 05/15/2019, 144A	2,350,000	2,344,125

		12,185,577

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Metals & Mining - 1.2%
Anglo American Capital PLC
9.38%, 04/08/2019, 144A (C)	$ 1,956,000	$ 2,470,101
Glencore Finance Canada, Ltd.
5.80%, 11/15/2016, 144A	1,850,000	2,001,115
Glencore Funding LLC
2.50%, 01/15/2019, 144A (C)	955,000	947,133
Rio Tinto Finance USA, Ltd.
9.00%, 05/01/2019	2,614,000	3,373,885

		8,792,234

Multi-Utilities - 0.4%
Black Hills Corp.
4.25%, 11/30/2023	1,650,000	1,750,703
5.88%, 07/15/2020	1,200,000	1,379,223

		3,129,926

Oil, Gas & Consumable Fuels - 3.6%
California Resources Corp.
5.00%, 01/15/2020, 144A (C)	1,606,000	1,630,090
Chesapeake Energy Corp.
3.48%, 04/15/2019 (A)	1,400,500	1,401,466
6.50%, 08/15/2017 (C)	2,075,000	2,251,375
CITGO Petroleum Corp.
6.25%, 08/15/2022, 144A	1,706,000	1,735,855
Energy Transfer Partners, LP
4.90%, 02/01/2024	2,232,000	2,378,060
Gazprom OAO Via GAZ Capital SA
5.09%, 11/29/2015, 144A	725,000	736,042
Linn Energy LLC / Linn Energy Finance Corp.
6.25%, 11/01/2019	3,105,000	2,856,600
Lukoil International Finance BV
3.42%, 04/24/2018, 144A (C)	1,550,000	1,478,313
6.38%, 11/05/2014, 144A	1,180,000	1,180,000
Petrobras Global Finance BV
3.00%, 01/15/2019 (C)	3,980,000	3,879,465
Petroleum Co., of Trinidad & Tobago, Ltd.
9.75%, 08/14/2019, 144A (C)	1,351,000	1,688,750
Ras Laffan Liquefied Natural Gas Co., Ltd. III
6.75%, 09/30/2019, 144A (C)	2,270,000	2,689,950
Rosneft Finance SA
6.25%, 02/02/2015, 144A	1,835,000	1,843,808
Rosneft Oil Co. via Rosneft International Finance, Ltd.
3.15%, 03/06/2017, 144A	765,000	734,331

		26,484,105

Paper & Forest Products - 0.6%
Ainsworth Lumber Co., Ltd.
7.50%, 12/15/2017, 144A (C)	608,000	629,280
Boise Cascade Co.
6.38%, 11/01/2020	1,390,000	1,452,550
Coveris Holdings SA
7.88%, 11/01/2019, 144A	2,100,000	2,205,000

		4,286,830

Pharmaceuticals - 1.2%
Actavis Funding SCS
1.30%, 06/15/2017, 144A	2,235,000	2,200,860

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Flexible Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Pharmaceuticals (continued)
Actavis, Inc.
3.25%, 10/01/2022 (C)	$ 2,015,000	$ 1,935,893
Perrigo Co. PLC
2.30%, 11/08/2018	4,498,000	4,459,034

		8,595,787

Professional Services - 0.6%
Cardtronics, Inc.
5.13%, 08/01/2022, 144A	4,120,000	4,099,400

Real Estate Investment Trusts - 2.8%
ARC Properties Operating Partnership LP / Clark Acquisition LLC
2.00%, 02/06/2017 (C)	3,405,000	3,325,241
CBL & Associates, LP
5.25%, 12/01/2023	1,388,000	1,476,653
EPR Properties
5.75%, 08/15/2022	835,000	918,347
7.75%, 07/15/2020	4,558,000	5,505,832
Government Properties Income Trust
3.75%, 08/15/2019	3,990,000	4,055,504
Hospitality Properties Trust
5.00%, 08/15/2022	1,553,000	1,637,096
Kilroy Realty, LP
6.63%, 06/01/2020 (C)	3,252,000	3,829,204

		20,747,877

Road & Rail - 1.1%
Aviation Capital Group Corp.
4.63%, 01/31/2018, 144A	1,410,000	1,469,450
7.13%, 10/15/2020, 144A	5,925,000	6,810,420

		8,279,870

Semiconductors & Semiconductor Equipment - 0.3%
KLA-Tencor Corp.
4.13%, 11/01/2021	1,990,000	2,003,667

Software - 0.5%
First Data Corp.
6.75%, 11/01/2020, 144A (C)	422,000	451,540
7.38%, 06/15/2019, 144A	2,730,000	2,893,800

		3,345,340

Specialty Retail - 0.3%
Claire’s Stores, Inc.
9.00%, 03/15/2019, 144A	2,315,000	2,361,300

Tobacco - 0.4%
Lorillard Tobacco Co.
8.13%, 06/23/2019	2,700,000	3,307,562

Trading Companies & Distributors - 0.7%
International Lease Finance Corp.
6.75%, 09/01/2016, 144A	4,530,000	4,801,800

Wireless Telecommunication Services - 3.0%
Crown Castle Towers LLC
4.88%, 08/15/2040, 144A	2,150,000	2,372,725
6.11%, 01/15/2040, 144A	5,000,000	5,776,825
SBA Tower Trust
5.10%, 04/15/2042, 144A	3,680,000	3,901,911
Sprint Communications, Inc.
9.00%, 11/15/2018, 144A	5,185,000	6,098,856

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Wireless Telecommunication Services (continued)
WCP Wireless Site Funding / WCP Wireless Site RE Funding
4.14%, 11/15/2040, 144A	$ 1,416,682	$ 1,441,715
6.83%, 11/15/2040, 144A	2,570,000	2,651,857

		22,243,889

Total Corporate Debt Securities (Cost $407,460,589)		417,551,080

CONVERTIBLE BONDS - 0.6%
Automobiles - 0.3%
Ford Motor Co.
Series 2012-D, Class A3
4.25%, 11/15/2016	1,140,000	1,877,438

Diversified Telecommunication Services - 0.3%
Level 3 Financing, Inc.
8.63%, 07/15/2020	2,090,000	2,299,000

Total Convertible Bonds (Cost $3,773,142)		4,176,438

LOAN ASSIGNMENTS - 0.5%
Food & Staples Retailing - 0.1%
Albertson’s LLC, Term Loan B2
4.75%, 03/21/2019 (A)	495,012	493,259

Household Products - 0.3%
Dell, Inc., Term Loan B
4.50%, 04/29/2020 (A)	2,648,250	2,650,657

Metals & Mining - 0.1%
Atkore International, Inc., 2nd Lien Term Loan
7.75%, 10/09/2021 (A)	550,000	541,061

Total Loan Assignments (Cost $3,668,587)		3,684,977

SHORT-TERM U.S. GOVERNMENT OBLIGATION - 3.5%
U.S. Treasury Bill
0.03%, 12/11/2014 (F)	25,520,700	25,519,928

Total Short-Term U.S. Government Obligation (Cost $25,519,927)		25,519,928

	Shares	Value
PREFERRED STOCKS - 0.9%
Banks - 0.1%
CoBank ACB
Series F, 6.25%, 144A (A)	9,770	1,016,386

Consumer Finance - 0.3%
Ally Financial, Inc.
Series A, 8.50% (A)	69,200	1,832,416

Diversified Telecommunication Services - 0.5%
Centaur Funding Corp.
Series B, 9.08%, 144A	2,661	3,339,554

Total Preferred Stocks (Cost $6,173,197)		6,188,356

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Flexible Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCK - 0.2%
Diversified Telecommunication Services - 0.2%
Verizon Communications, Inc.	26,000	$ 1,306,500

Total Common Stock (Cost $814,250)		1,306,500

WARRANT - 0.4%
Banks - 0.4%
Wells Fargo & Co. (G)
Expiration: 10/28/2018
Exercise Price: $34.01	148,210	3,183,551

Total Warrant (Cost $1,141,217)		3,183,551

SECURITIES LENDING COLLATERAL - 4.4%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (F)	31,871,120	31,871,120

Total Securities Lending Collateral (Cost $31,871,120)		31,871,120

Principal	Value
REPURCHASE AGREEMENT - 1.0%

State Street Bank & Trust Co.
0.01% (F), dated 10/31/2014, to be repurchased at $7,244,494 on 11/03/2014. Collateralized by U.S. Government Agency Obligations, 2.26% - 4.00%, due 12/15/2017 -  10/17/2022, and with a total value of $7,393,218.

$ 7,244,488	$ 7,244,488

Total Repurchase Agreement (Cost $7,244,488)	7,244,488

Total Investments (Cost $760,364,320) (H)	780,830,830
Net Other Assets (Liabilities) - (7.1)%	(51,465,182)

Net Assets - 100.0%	$ 729,365,648

SECURITY VALUATION:

Valuation Inputs (I)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
U.S. Government Obligations	$—	$88,409,501	$—	$88,409,501
U.S. Government Agency Obligations	—	25,565,823	—	25,565,823
Foreign Government Obligations	—	7,889,230	—	7,889,230
Mortgage-Backed Securities	—	93,518,072	—	93,518,072
Asset-Backed Securities	—	49,194,629	—	49,194,629
Municipal Government Obligations	—	4,976,812	—	4,976,812
Preferred Corporate Debt Securities	—	10,550,325	—	10,550,325
Corporate Debt Securities	—	417,551,080	—	417,551,080
Convertible Bonds	—	4,176,438	—	4,176,438
Loan Assignments	—	3,684,977	—	3,684,977
Short-Term U.S. Government Obligation	—	25,519,928	—	25,519,928
Preferred Stocks	6,188,356	—	—	6,188,356
Common Stock	1,306,500	—	—	1,306,500
Warrant	3,183,551	—	—	3,183,551
Securities Lending Collateral	31,871,120	—	—	31,871,120
Repurchase Agreement	—	7,244,488	—	7,244,488

Total Investments	$42,549,527	$738,281,303	$—	$780,830,830

Investments	Transfer from Level 1 to Level 2	Transfer from Level 2 to Level 1 (J)	Transfer from Level 2 to Level 3	Transfer from Level 3 to Level 2
Preferred Stocks	$—	$4,355,940	$—	$—

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Floating or variable rate security. Rate is listed as of October 31, 2014.
(B)	Total aggregate value of illiquid securities is $1,082,530, or 0.15% of the Fund’s net assets.
(C)	All or a portion of this security is on loan. The value of all securities on loan is $31,211,453. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Flexible Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FOOTNOTES TO SCHEDULE OF INVESTMENTS (continued):

(D)	The security has a perpetual maturity. The date shown is the next call date.
(E)	Step bond. Coupon rate changes in increments to maturity. Rate disclosed is as of October 31, 2014. Maturity date disclosed is the ultimate maturity date.
(F)	Rate shown reflects the yield at October 31, 2014.
(G)	Non-income producing security.
(H)	Aggregate cost for federal income tax purposes is $760,364,320. Aggregate gross unrealized appreciation and depreciation for all securities is $24,114,812 and $3,648,302, respectively. Net unrealized appreciation for tax purposes is $20,466,510.
(I)	The Fund recognizes transfers between Levels at the end of the reporting period. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.
(J)	Transferred from Level 2 to 1 due to utilizing quoted market prices in active markets, which were not available on October 31, 2013.

DEFINITIONS:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $238,783,811, or 32.74% of the Fund’s net assets.
AGM	Assured Guaranty Municipal Corp.
IO	Interest only portion of a STRIPS (Separate Trading of Registered Interest and Principal of Securities)
MTN	Medium Term Note
TBA	To Be Announced

CURRENCY ABBREVIATIONS:

BRL	Brazilian Real
CAD	Canadian Dollar
MXN	Mexican Peso
PHP	Philippine Peso

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Floating Rate

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES - 3.6%
Banks - 0.7%
CIT Group, Inc.
5.25%, 03/15/2018	$ 1,500,000	$ 1,582,500

Chemicals - 0.4%
Hexion US Finance Corp.
6.63%, 04/15/2020	750,000	750,000

Commercial Services & Supplies - 0.2%
Ceridian LLC / Comdata, Inc.
8.13%, 11/15/2017, 144A	425,000	425,000

Food Products - 0.2%
Post Holdings, Inc.
6.75%, 12/01/2021, 144A	500,000	499,375

Health Care Providers & Services - 0.7%
CHS / Community Health Systems, Inc.
5.13%, 08/01/2021	1,000,000	1,045,000
LifePoint Hospitals, Inc.
5.50%, 12/01/2021	500,000	523,750

		1,568,750

Household Durables - 0.5%
Meritage Homes Corp.
4.50%, 03/01/2018 (A)	1,000,000	1,020,000

Household Products - 0.5%
Reynolds Group Issuer, Inc. / Reynolds Group Issuer LLC
5.75%, 10/15/2020	1,000,000	1,040,000

Media - 0.2%
Clear Channel Worldwide Holdings, Inc.
6.50%, 11/15/2022	500,000	515,000

Oil, Gas & Consumable Fuels - 0.2%
CITGO Petroleum Corp.
6.25%, 08/15/2022, 144A	396,000	402,930

Total Corporate Debt Securities (Cost $7,740,873)		7,803,555

LOAN ASSIGNMENTS - 94.5%
Aerospace & Defense - 0.9%
Silver II US Holdings LLC, Term Loan
4.00%, 12/13/2019 (B)	949,848	926,992
TransDigm, Inc., Term Loan C
3.75%, 02/28/2020 (B)	989,924	972,911

		1,899,903

Auto Components - 3.7%
Allison Transmission, Inc., Term Loan B3
3.75%, 08/23/2019 (B)	1,231,655	1,220,658
Crowne Group LLC, 1st Lien Term Loan
6.00%, 09/29/2020 (B)	1,000,000	985,000
Goodyear Tire & Rubber Co., 2nd Lien Term Loan
4.75%, 04/30/2019 (B)	3,000,000	3,003,000
UCI International, Inc., Term Loan B
5.50%, 07/26/2017 (B)	494,859	493,621
Veyance Technologies, Inc., 1st Lien Term Loan
5.25%, 09/08/2017 (B)	2,363,226	2,349,195

		8,051,474

	Principal	Value
LOAN ASSIGNMENTS (continued)
Automobiles - 0.5%
Chrysler Group LLC, Term Loan B
TBD, 05/24/2017 (C)	$ 1,000,000	$ 993,542

Biotechnology - 1.0%
Sage Products Holdings III LLC, Refi Term Loan B
4.25%, 12/13/2019 (B)	2,272,519	2,257,368

Building Products - 0.9%
Ply Gem Industries, Inc., Term Loan
4.00%, 02/01/2021 (B)	1,990,000	1,956,419

Capital Markets - 0.7%
Guggenheim Partners LLC, Term Loan
4.25%, 07/22/2020 (B)	1,493,715	1,482,047

Chemicals - 2.9%
Axalta Coating Systems US Holdings, Inc., Term Loan
3.75%, 02/01/2020 (B)	1,888,043	1,855,594
AZ Chem US, Inc., 1st Lien Term Loan
4.50%, 06/12/2021 (B)	1,478,767	1,474,453
Minerals Technologies, Inc., Term Loan B
4.00%, 05/09/2021 (B)	978,269	970,688
Road Infrastructure Investment LLC, 2nd Lien Term Loan
7.75%, 09/21/2021 (B)	1,000,000	905,000
Tronox Pigments BV, Term Loan
4.00%, 03/19/2020 (B)	496,646	490,990
Verdesian Life Sciences LLC, Term Loan
6.00%, 07/01/2020 (B)	493,750	492,515

		6,189,240

Commercial Services & Supplies - 6.3%
ADS Waste Holdings, Inc., Term Loan
3.75%, 10/09/2019 (B)	1,465,019	1,430,591
Allied Security Holdings LLC, 1st Lien Term Loan
4.25%, 02/12/2021 (B)	1,101,875	1,088,102
ARG IH Corp., Term Loan B
4.75%, 11/15/2020 (B)	1,488,750	1,483,633
Autoparts Holdings, Ltd., 1st Lien Term Loan
6.50%, 07/28/2017 (B)	796,093	796,839
EnergySolutions LLC, Term Loan
6.75%, 05/29/2020 (B)	997,500	1,001,657
Multi Packaging Solutions, Inc., Term Loan B
4.25%, 09/30/2020 (B)	995,000	977,587
Polymer Group, Inc., 1st Lien Term Loan
5.25%, 12/19/2019 (B)	1,989,054	1,981,595
Pre-Paid Legal Services, Inc., 1st Lien Term Loan
6.25%, 07/01/2019 (B)	1,187,719	1,184,255
Protection One, Inc., Term Loan
4.25%, 03/21/2019 (B)	818,723	813,947
PSC Industrial Outsourcing, LP, Term Loan B
5.50%, 05/15/2020 (B)	748,125	736,903
RGIS Services LLC, Term Loan C
5.50%, 10/18/2017 (B)	494,924	466,466

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Floating Rate

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
LOAN ASSIGNMENTS (continued)
Commercial Services & Supplies (continued)
W / S Packaging Group, Inc., Term Loan B
5.00%, 08/05/2019 (B)	$ 495,000	$ 488,194
WTG Holdings III Corp., 1st Lien Term Loan
4.75%, 01/15/2021 (B)	1,157,917	1,146,337

		13,596,106

Communications Equipment - 1.0%
AVSC Holding Corp., 1st Lien Term Loan
4.50%, 01/24/2021 (B)	1,492,500	1,480,684
Global Tel*Link Corp., 1st Lien Term Loan
5.00%, 05/22/2020 (B)	733,835	727,643

		2,208,327

Construction & Engineering - 0.7%
Floatel International, Ltd., Term Loan B
6.00%, 06/27/2020 (B)	497,500	481,331
Pike Corp., 1st Lien Term Loan
TBD, 10/01/2021 (C)	1,000,000	992,500

		1,473,831

Containers & Packaging - 5.1%
Anchor Glass Container Corp., 1st Lien Term Loan
4.25%, 06/30/2021 (B)	2,720,000	2,694,500
Berry Plastics Holding Corp., Term Loan E
3.75%, 01/06/2021 (B)	1,990,000	1,954,345
BWAY Holding Co., Inc., Term Loan B
5.50%, 08/14/2020 (B)	997,500	999,994
Crown Americas LLC, Term Loan B
TBD, 10/22/2021 (C)	1,500,000	1,503,750
Multi Packaging Solutions, Inc., Term Loan A
4.25%, 09/30/2020 (B)	498,750	491,269
Packaging Coordinators, Inc., 1st Lien Term Loan
5.25%, 08/01/2021 (B)	500,000	497,916
Printpack Holdings, Inc., Term Loan
6.00%, 05/28/2020 (B)	498,750	495,633
Tekni-Plex, Inc., Term Loan B
4.75%, 08/25/2019 (B)	2,482,453	2,463,835

		11,101,242

Diversified Consumer Services - 1.4%
ServiceMaster Co., Term Loan B
4.25%, 07/01/2021 (B)	2,000,000	1,980,834
William Morris Endeavor Entertainment LLC, 1st Lien Term Loan
5.25%, 05/06/2021 (B)	997,500	980,044

		2,960,878

Diversified Financial Services - 0.7%
Delos Finance Sarl, Term Loan B
3.50%, 03/06/2021 (B)	500,000	496,875
Duff & Phelps Investment Management Co., Term Loan B
4.50%, 04/23/2020 (B)	989,982	979,257

		1,476,132

Diversified Telecommunication Services - 0.9%
Cincinnati Bell, Inc., Term Loan B
4.00%, 09/10/2020 (B)	891,000	882,090

	Principal	Value
LOAN ASSIGNMENTS (continued)
Diversified Telecommunication Services (continued)
Level 3 Financing, Inc., Incremental Term Loan B5
TBD, 01/31/2022 (C)	$ 500,000	$ 501,407
Securus Technologies Holdings, Inc., Term Loan
4.75%, 04/30/2020 (B)	495,000	489,122

		1,872,619

Electric Utilities - 1.2%
Star West Generation LLC, Term Loan B
4.25%, 03/13/2020 (B)	1,229,136	1,216,845
Viva Alamo LLC, Term Loan B
4.75%, 02/20/2021 (B)	1,494,994	1,466,962

		2,683,807

Electrical Equipment - 0.2%
Trojan Battery Co. LLC, Term Loan
5.75%, 06/11/2021 (B)	498,750	495,633

Electronic Equipment, Instruments & Components - 1.5%
Sensus USA, Inc., 1st Lien Term Loan
4.50%, 05/09/2017 (B)	2,185,148	2,119,594
Zebra Technologies Corp., Term Loan B
TBD, 09/30/2021 (C)	1,000,000	1,006,500

		3,126,094

Energy Equipment & Services - 0.3%
Stallion Oilfield Services, Ltd., Term Loan B
8.00%, 06/19/2018 (B)	773,603	742,659

Food & Staples Retailing - 2.2%
Albertson’s LLC, Term Loan B2
4.75%, 03/21/2019 (B)	796,005	793,186
Bellisio Foods, Inc., Term Loan
4.50%, 07/31/2019 (B)	881,571	868,348
Rite Aid Corp., 2nd Lien Term Loan
5.75%, 08/21/2020 (B)	1,500,000	1,504,999
Roundy’s Supermarkets, Inc., Term Loan B
5.75%, 03/03/2021 (B)	1,038,960	925,973
SUPERVALU, Inc., Refi Term Loan B
4.50%, 03/21/2019 (B)	741,530	730,407

		4,822,913

Food Products - 5.5%
Aramark Services, Inc., Extended Synthetic Line of Credit 2
0.01%, 07/26/2016 (B)	1,409,295	1,398,725
Aramark Services, Inc., Extended Synthetic Line of Credit 3
0.01%, 07/26/2016 (B)	587,318	582,913
Big Heart Pet Brands, Term Loan
3.50%, 03/08/2020 (B)	1,495,000	1,436,695
CSM Bakery Solutions LLC, 1st Lien Term Loan
5.00%, 07/03/2020 (B)	1,988,959	1,969,899
Del Monte Foods, Inc., 1st Lien Term Loan
4.25%, 02/18/2021 (B)	1,488,750	1,394,463
Del Monte Foods, Inc., 2nd Lien Term Loan
8.25%, 08/18/2021 (B)	250,000	225,000
Dole Food Co., Inc., Term Loan B
4.50%, 11/01/2018 (B)	1,958,333	1,949,358
HB Acquisition LLC, Term Loan
TBD, 04/09/2020 (C)	1,000,000	1,018,750

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Floating Rate

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
LOAN ASSIGNMENTS (continued)
Food Products (continued)
Post Holdings, Inc., Series A Incremental Term Loan
3.75%, 06/02/2021 (B)	$ 997,500	$ 991,404
Shearer’s Foods, Inc., 1st Lien Term Loan
4.50%, 06/30/2021 (B)	1,000,000	993,125

		11,960,332

Health Care Equipment & Supplies - 4.3%
Alere, Inc., Term Loan B
4.25%, 06/30/2017 (B)	2,484,680	2,472,878
Biomet Inc., Term Loan B2
3.65%, 07/25/2017 (B)	1,934,309	1,927,357
CPI Buyer LLC, 1st Lien Term Loan
5.50%, 08/18/2021 (B)	1,000,000	985,000
DJO Finance LLC, Term Loan
4.25%, 09/15/2017 (B)	1,496,241	1,487,824
Kinetic Concepts, Inc., Term Loan E1
4.00%, 05/04/2018 (B)	1,989,987	1,975,063
Millennium Laboratories, Inc., Term Loan B
5.25%, 04/16/2021 (B)	498,750	498,438

		9,346,560

Health Care Providers & Services - 6.4%
Ardent Medical Services, Inc., Term Loan
6.75%, 07/02/2018 (B)	456,767	456,767
Community Health Systems, Inc., Term Loan D
4.25%, 01/27/2021 (B)	2,099,610	2,100,922
Halyard Health, Inc., Term Loan B
TBD, 10/01/2021 (C)	1,000,000	1,001,250
IASIS Healthcare LLC, Term Loan B2
4.50%, 05/03/2018 (B)	1,991,155	1,988,666
INC Research LLC, Term Loan B
TBD, 10/22/2021 (C)	1,000,000	997,083
Medpace Holdings, Inc., 1st Lien Term Loan
TBD, 04/01/2021 (C)	500,000	496,250
Ortho-Clinical Diagnostics, Inc., Term Loan B
4.75%, 06/30/2021 (B)	1,995,000	1,968,816
Planet Fitness Holdings LLC, Term Loan
4.75%, 03/31/2021 (B)	995,000	998,731
Radnet Management, Inc., Term Loan B
4.28%, 10/10/2018 (B)	487,500	481,162
Regionalcare Hospital Partners, Inc., 1st Lien Term Loan
6.00%, 04/19/2019 (B)	1,248,750	1,246,409
Surgery Center Holdings, Inc., 1st Lien Term Loan
TBD, 07/09/2020 (C)	500,000	498,750
United Surgical Partners International, Inc., Extended Term Loan
4.25%, 04/19/2017 (B)	496,183	492,462
United Surgical Partners International, Inc., Incremental Term Loan
4.75%, 04/03/2019 (B)	498,734	498,579
Valitas Health Services, Inc., Term Loan B
6.00%, 06/02/2017 (B)	700,000	658,000

		13,883,847

	Principal	Value
LOAN ASSIGNMENTS (continued)
Health Care Technology - 1.1%
CT Technologies Intermediate Holdings, Inc., 1st Lien Term Loan
5.25%, 10/02/2019 (B)	$ 496,250	$ 493,148
Onex Carestream Finance, LP, 1st Lien Term Loan
5.00%, 06/07/2019 (B)	1,942,788	1,943,274

		2,436,422

Hotels, Restaurants & Leisure - 6.4%
1011778 B.C. Unlimited Liability Co., Term Loan B
TBD, 10/27/2021 (C)	1,000,000	998,611
Affinity Gaming LLC, Term Loan B
5.25%, 11/09/2017 (B)	515,963	514,244
Aristocrat Leisure, Ltd., Term Loan B
TBD, 10/20/2021 (C)	500,000	495,417
Caesars Entertainment Resort Properties LLC, Term Loan B
7.00%, 10/11/2020 (B)	496,250	473,050
CityCenter Holdings LLC, Term Loan B
4.25%, 10/16/2020 (B)	1,500,000	1,489,125
Great Wolf Resorts, Inc., Term Loan B
4.25%, 08/06/2020 (B)	1,987,450	1,966,747
Hearthside Group Holdings LLC, Term Loan
4.50%, 06/02/2021 (B)	997,500	990,642
Hilton Worldwide Finance LLC, Term Loan B2
3.50%, 10/26/2020 (B)	1,040,000	1,028,950
MGM Resorts International, Term Loan B
3.50%, 12/20/2019 (B)	992,424	979,709
NEP/NCP Holdco, Inc., Incremental Term Loan
4.25%, 01/22/2020 (B)	1,487,534	1,450,346
Peninsula Gaming LLC, Term Loan
4.25%, 11/20/2017 (B)	492,297	488,144
Scientific Games International, Inc., Term Loan B1
4.25%, 10/18/2020 (B)	1,488,750	1,457,114
SGMS Escrow Corp., Incremental Term Loan B2
TBD, 10/01/2021 (C)	500,000	488,594
WMG Acquisition Corp., Term Loan
3.75%, 07/01/2020 (B)	990,000	957,206

		13,777,899

Household Durables - 1.1%
API Heat Transfer ThermaSys Corp., Term Loan
5.25%, 05/03/2019 (B)	993,590	977,444
Hoffmaster Group, Inc., 1st Lien Term Loan
5.25%, 05/09/2020 (B)	997,500	993,343
Libbey Glass, Inc., Term Loan B
TBD, 04/09/2021 (C)	500,000	492,813

		2,463,600

Household Products - 3.9%
Armored Autogroup, Inc., Term Loan B
6.00%, 11/04/2016 (B)	959,363	956,565
Dell, Inc., Term Loan B
4.50%, 04/29/2020 (B)	2,977,481	2,980,188

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Floating Rate

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
LOAN ASSIGNMENTS (continued)
Household Products (continued)
Herff Jones, Inc., Term Loan B
5.50%, 06/25/2019 (B)	$ 1,458,199	$ 1,452,730
KIK Custom Products, Inc., 1st Lien Term Loan
5.50%, 04/29/2019 (B)	1,984,965	1,970,078
Reynolds Group Holdings, Inc., Term Loan
4.00%, 12/01/2018 (B)	997,487	991,114

		8,350,675

Independent Power and Renewable Electricity Producers - 0.7%
Dynegy Holdings, Inc., Term Loan B2
4.00%, 04/23/2020 (B)	1,484,962	1,475,681

Industrial Conglomerates - 0.9%
Gates Global, Inc., Term Loan B
4.25%, 07/05/2021 (B)	1,000,000	987,321
Osmose Holdings, Inc., 1st Lien Term Loan
4.75%, 07/31/2021 (B)	997,500	986,902

		1,974,223

Insurance - 0.8%
Asurion LLC, Term Loan B1
5.00%, 05/24/2019 (B)	1,707,883	1,707,082

IT Services - 1.5%
MoneyGram International, Inc., Term Loan B
4.25%, 03/27/2020 (B)	248,737	229,460
SunGard Data Systems, Inc., Term Loan C
3.90%, 02/28/2017 (B)	1,000,000	995,000
SunGard Data Systems, Inc., Term Loan E
4.00%, 03/08/2020 (B)	2,019,928	2,009,829

		3,234,289

Life Sciences Tools & Services - 0.2%
Pharmaceutical Product Development LLC, Term Loan B
4.00%, 12/05/2018 (B)	494,962	490,755

Machinery - 5.0%
Apex Tool Group LLC, Term Loan B
4.50%, 01/31/2020 (B)	985,000	930,825
Doosan Infracore International, Inc., Term Loan B
4.50%, 05/28/2021 (B)	1,496,250	1,495,004
Filtration Group Corp., 1st Lien Term Loan
4.50%, 11/21/2020 (B)	1,488,750	1,479,445
Gardner Denver, Inc., Term Loan
4.25%, 07/30/2020 (B)	990,000	974,188
Phillips-Medisize Corp., 1st Lien Term Loan
4.75%, 06/16/2021 (B)	498,750	495,944
Rexnord LLC, 1st Lien Term Loan B
4.00%, 08/21/2020 (B)	1,990,000	1,958,373
Wastequip LLC, Term Loan
5.50%, 08/09/2019 (B)	987,500	985,031

	Principal	Value
LOAN ASSIGNMENTS (continued)
Machinery (continued)
Xerium Technologies, Inc., Term Loan
5.75%, 05/17/2019 (B)	$ 2,486,206	$ 2,476,883

		10,795,693

Marine - 0.2%
Commercial Barge Line Co., 1st Lien Term Loan
7.50%, 09/23/2019 (B)	492,500	491,577

Media - 6.8%
Affinion Group, Inc., Term Loan B
6.75%, 04/30/2018 (B)	991,137	959,750
Block Communications, Inc., Term Loan B
TBD, 10/21/2021 (C)	1,000,000	998,750
Charter Communications Operating LLC, Term Loan G
TBD, 09/12/2021 (C)	2,000,000	2,014,166
Cumulus Media Holdings, Inc., Term Loan
4.25%, 12/23/2020 (B)	1,447,315	1,425,605
Granite Acquisition, Inc., Term Loan B
TBD, 10/15/2021 (C)	1,957,854	1,960,302
Granite Acquisition, Inc., Term Loan C
TBD, 10/15/2021 (C)	42,146	42,198
Learfield Communications, Inc., 1st Lien Term Loan
4.50%, 10/09/2020 (B)	1,492,503	1,485,041
Liberty Cablevision of Puerto Rico LLC, 1st Lien Term Loan
4.50%, 01/07/2022 (B)	797,959	789,481
Liberty Cablevision of Puerto Rico LLC, 2nd Lien Term Loan
7.75%, 07/07/2023 (B)	1,000,000	991,667
Tribune Co., Term Loan
4.00%, 12/27/2020 (B)	2,106,536	2,089,421
Univision Communications, Inc., Term Loan C4
4.00%, 03/01/2020 (B)	1,485,009	1,469,231
Visant Corp., Term Loan
7.00%, 09/23/2021 (B)	500,000	492,083

		14,717,695

Metals & Mining - 0.5%
American Rock Salt Holdings LLC, 1st Lien Term Loan
4.75%, 05/20/2021 (B)	498,750	493,347
WireCo WorldGroup, Inc., Term Loan
6.00%, 02/15/2017 (B)	498,728	499,039

		992,386

Multi-Utilities - 0.5%
Solenis International, LP, 1st Lien Term Loan
4.25%, 07/31/2021 (B)	1,000,000	978,125

Oil, Gas & Consumable Fuels - 0.2%
Arch Coal, Inc., Term Loan B
6.25%, 05/16/2018 (B)	494,948	435,378

Paper & Forest Products - 0.7%
Exopack Holdings SA, Term Loan B
5.25%, 05/08/2019 (B)	1,492,500	1,498,097

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Floating Rate

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
LOAN ASSIGNMENTS (continued)
Personal Products - 2.1%
Prestige Brands, Inc., Term Loan
4.13%, 01/31/2019 (B)	$ 984,090	$ 981,630
Prestige Brands, Inc., Term Loan B2
4.50%, 09/03/2021 (B)	1,500,000	1,501,249
Revlon Consumer Products Corp., Acquisition Term Loan
4.00%, 10/08/2019 (B)	992,500	979,267
Vogue International, Inc., Term Loan
5.25%, 02/14/2020 (B)	995,000	995,000

		4,457,146

Pharmaceuticals - 3.3%
Akorn, Inc., Term Loan B
4.50%, 04/16/2021 (B)	1,000,000	992,083
Amneal Pharmaceuticals LLC, Term Loan
4.75%, 11/01/2019 (B)	1,441,115	1,433,009
Catalent Pharma Solutions, Inc., Term Loan B
4.50%, 05/20/2021 (B)	1,996,250	1,990,190
Salix Pharmaceuticals, Ltd., Term Loan
4.25%, 01/02/2020 (B)	1,925,000	1,921,562
Valeant Pharmaceuticals International, Inc.
Series E, Term Loan B
3.50%, 08/05/2020 (B)	802,213	795,528

		7,132,372

Professional Services - 1.9%
Ceridian LLC, Term Loan B1
4.12%, 05/09/2017 (B)	813,656	812,299
Ceridian LLC, Term Loan B2
4.50%, 09/15/2020 (B)	1,848,717	1,831,001
TransUnion LLC, Term Loan
4.00%, 04/09/2021 (B)	1,492,500	1,469,180

		4,112,480

Real Estate Management & Development - 1.4%
DTZ U.S. Borrower LLC, 1st Lien Term Loan
TBD, 11/04/2021 (C)	250,667	250,771
Realogy Corp., Extended Letter of Credit
4.25%, 10/10/2016 (B)	1,694,709	1,658,697
Realogy Corp., Term Loan B
3.75%, 03/05/2020 (B)	1,193,004	1,178,390

		3,087,858

Road & Rail - 1.2%
Fly Funding II S.a.r.l., Term Loan B
4.50%, 08/09/2019 (B)	1,703,125	1,699,400
Swift Transportation Co. LLC, Term Loan B
3.75%, 06/09/2021 (B)	1,000,000	992,083

		2,691,483

Semiconductors & Semiconductor Equipment - 0.9%
Avago Technologies Cayman, Ltd., Term Loan B
3.75%, 05/06/2021 (B)	997,500	993,759
Freescale Semiconductor, Inc., Term Loan B4
4.25%, 02/28/2020 (B)	992,500	978,078

		1,971,837

Software - 2.7%
Aricent Technologies, 1st Lien Term Loan
5.50%, 04/14/2021 (B)	498,750	497,919

	Principal	Value
LOAN ASSIGNMENTS (continued)
Software (continued)
BMC Foreign Holding Co., Term Loan
5.00%, 09/10/2020 (B)	$ 496,250	$ 484,464
BMC Software Finance, Inc., Term Loan
5.00%, 09/10/2020 (B)	478,889	472,250
First Data Corp., Term Loan B
3.65%, 03/24/2017 (B)	1,000,000	991,750
Infor, Inc., Term Loan B5
3.75%, 06/03/2020 (B)	1,460,011	1,435,981
Magic Newco LLC, 1st Lien Term Loan
5.00%, 12/12/2018 (B)	989,911	989,911
Sophia, LP, Term Loan B
4.00%, 07/19/2018 (B)	955,855	946,296

		5,818,571

Specialty Retail - 1.1%
PFS Holding Corp., 1st Lien Term Loan
4.50%, 01/31/2021 (B)	1,492,500	1,261,163
Pilot Travel Centers LLC, Term Loan B
TBD, 10/01/2021 (C)	1,000,000	1,000,625

		2,261,788

Technology Hardware, Storage & Peripherals - 0.7%
Kronos, Inc., Initial Incremental Term Loan
4.50%, 10/30/2019 (B)	1,488,277	1,480,092

Textiles, Apparel & Luxury Goods - 0.2%
Otter Products LLC, Term Loan
5.75%, 06/03/2020 (B)	498,750	492,516

Water Utilities - 0.2%
Utility Services Associates, Inc., Term Loan B
6.75%, 09/30/2020 (B)	496,250	493,769

Total Loan Assignments (Cost $206,480,943)		204,400,462

	Shares	Value
INVESTMENT COMPANY - 0.9%
Capital Markets - 0.9%
PowerShares Senior Loan Portfolio (A)	76,200	1,857,756

Total Investment Company (Cost $1,897,870)		1,857,756

SECURITIES LENDING COLLATERAL - 0.9%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (D)	2,010,000	2,010,000

Total Securities Lending Collateral (Cost $2,010,000)		2,010,000

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Floating Rate

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

Principal	Value
REPURCHASE AGREEMENT - 12.5%

State Street Bank & Trust Co.
0.01% (D), dated 10/31/2014, to be repurchased at $27,027,568 on 11/03/2014. Collateralized by U.S. Government Agency Obligations, 2.00% - 4.00%, due 11/01/2027 - 02/15/2041, and with a total value of $27,571,834.

$ 27,027,546	$ 27,027,546

Total Repurchase Agreement (Cost $27,027,546)	27,027,546

Total Investments (Cost $245,157,232) (E)	243,099,319
Net Other Assets (Liabilities) - (12.4)%	(26,901,657)

Net Assets - 100.0%	$ 216,197,662

SECURITY VALUATION:

Valuation Inputs (F)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Corporate Debt Securities	$—	$7,803,555	$—	$7,803,555
Loan Assignments	—	204,400,462	—	204,400,462
Investment Company	1,857,756	—	—	1,857,756
Securities Lending Collateral	2,010,000	—	—	2,010,000
Repurchase Agreement	—	27,027,546	—	27,027,546

Total Investments	$3,867,756	$239,231,563	$—	$243,099,319

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $1,960,494. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Floating or variable rate security. Rate is listed as of October 31, 2014.
(C)	All or a portion of this security represents unsettled loan commitments at October 31, 2014 where the rate will be determined at time of settlement.
(D)	Rate shown reflects the yield at October 31, 2014.
(E)	Aggregate cost for federal income tax purposes is $245,159,791. Aggregate gross unrealized appreciation and depreciation for all securities is $314,552 and $2,375,024, respectively. Net unrealized depreciation for tax purposes is $2,060,472.
(F)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITION:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $1,327,305, or 0.61% of the Fund’s net assets.
TBD	To Be Determined.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Global Bond

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
U.S. GOVERNMENT OBLIGATION - 0.1%
United States - 0.1%
U.S. Treasury Note
1.75%, 09/30/2019	$ 190,000	$ 191,262

Total U.S. Government Obligation (Cost $189,532)		191,262

FOREIGN GOVERNMENT OBLIGATIONS - 79.7%
Austria - 3.0%
Austria Government Bond
1.65%, 10/21/2024, Reg S	EUR 5,475,000	7,258,248

Belgium - 4.1%
Belgium Government Bond
3.75%, 06/22/2045, Reg S	1,456,522	2,410,230
4.00%, 03/28/2019	5,000,000	7,317,106

		9,727,336

Brazil - 1.0%
Brazil Notas do Tesouro Nacional
Series F
10.00%, 01/01/2025	BRL 6,720,000	2,399,700

Canada - 6.2%
Canadian Government Bond
1.25%, 03/01/2018	CAD 5,200,000	4,611,231
Province of Manitoba Canada
1.75%, 05/30/2019	$ 1,800,000	1,797,100
Province of Quebec Canada
4.50%, 12/01/2020	CAD 6,400,000	6,383,192
Series MTN
6.35%, 01/30/2026	$ 1,715,000	2,178,719

		14,970,242

Colombia - 0.8%
Colombia Government International Bond
4.38%, 03/21/2023	COP 4,687,000,000	2,010,341

Croatia - 1.0%
Croatia Government International Bond
3.88%, 05/30/2022, Reg S	EUR 1,810,000	2,293,719

Germany - 4.4%
Bundesrepublik Deutschland
2.00%, 08/15/2023	2,530,000	3,524,294
4.75%, 07/04/2028	3,900,000	7,049,127

		10,573,421

Ghana - 0.3%
Republic of Ghana
8.13%, 01/18/2026, 144A	$ 750,000	753,750

Hungary - 0.7%
Hungary Government Bond
4.00%, 04/25/2018	HUF 290,000,000	1,225,513
Magyar Nemzeti Bank
6.00%, 10/19/2015	JPY 51,000,000	467,480

		1,692,993

Indonesia - 1.6%
Indonesia Government International Bond
2.88%, 07/08/2021, 144A	EUR 2,580,000	3,281,624

	Principal	Value
FOREIGN GOVERNMENT OBLIGATIONS (continued)
Indonesia (continued)
Indonesia Treasury Bond
7.00%, 05/15/2022	IDR 6,500,000,000	$ 506,930

		3,788,554

Italy - 1.1%
Italy Buoni Poliennali del Tesoro
4.75%, 09/01/2044, Reg S	EUR 1,710,000	2,538,249

Korea, Republic of - 3.3%
Republic of Korea
2.13%, 06/10/2024, Reg S	6,085,000	7,998,614

Malaysia - 3.7%
Malaysia Government Bond
3.65%, 10/31/2019	MYR 19,600,000	5,959,866
4.18%, 07/15/2024	9,413,000	2,934,552

		8,894,418

Mexico - 3.7%
Mexican Bonos
7.75%, 05/29/2031	MXN 89,591,200	7,416,312
8.00%, 12/07/2023	18,200,000	1,550,893

		8,967,205

Netherlands - 4.6%
Netherlands Government Bond
2.00%, 07/15/2024	EUR 8,000,000	10,965,685

New Zealand - 4.2%
New Zealand Government Bond
3.00%, 04/15/2020, Reg S	NZD 13,583,000	10,138,593

Peru - 0.5%
Peruvian Government International Bond
5.70%, 08/12/2024, 144A	PEN 3,340,000	1,139,915

Poland - 4.6%
Poland Government Bond
3.25%, 07/25/2019	PLN 17,500,000	5,485,338
3.75%, 04/25/2018	15,000,000	4,729,321
Poland Government International Bond
0.91%, 11/13/2020	JPY 100,000,000	898,455

		11,113,114

Portugal - 2.1%
Portugal Obrigacoes do Tesouro OT
5.65%, 02/15/2024, Reg S	EUR 3,425,000	5,108,514

Romania - 2.7%
Romanian Government International Bond
Series MTN
3.63%, 04/24/2024, Reg S	1,785,000	2,386,609
4.88%, 11/07/2019, Reg S	2,843,000	4,052,222

		6,438,831

Slovenia - 1.9%
Slovenia Government Bond
4.63%, 09/09/2024, Reg S	2,384,000	3,447,586
Slovenia Government International Bond
5.50%, 10/26/2022, 144A	$ 950,000	1,043,813

		4,491,399

South Africa - 1.0%
South Africa Government Bond
10.50%, 12/21/2026	ZAR 20,860,000	2,270,255

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Global Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
FOREIGN GOVERNMENT OBLIGATIONS (continued)
Spain - 1.2%
Spain Government Bond
5.15%, 10/31/2044, Reg S	EUR 1,715,000	$ 2,809,265

Supranational - 9.7%
European Bank for Reconstruction & Development,
Series MTN
5.00%, 05/28/2015	INR 44,000,000	712,671
European Investment Bank
Series MTN
2.25%, 03/07/2020, Reg S	GBP 3,400,000	5,548,958
Inter-American Development Bank
Series MTN
7.25%, 07/17/2017	IDR 83,000,000,000	6,837,799
International Bank for Reconstruction & Development
1.38%, 06/23/2019	SEK 10,000,000	1,404,766
Series MTN
2.38%, 09/26/2016	CNY 26,250,000	4,285,618
3.75%, 05/19/2017	NOK 3,250,000	508,562
International Finance Corp.
Series MTN
3.88%, 02/26/2018	NZD 500,000	385,871
7.75%, 12/03/2016	INR 185,000,000	3,073,567
7.80%, 06/03/2019	27,500,000	477,133

		23,234,945

Sweden - 4.8%
Kommuninvest I Sverige AB
1.82%, 11/15/2016 (A)	NOK 10,500,000	1,550,086
Sweden Government Bond
3.50%, 06/01/2022	SEK 49,000,000	7,915,489
4.25%, 03/12/2019	13,000,000	2,061,782

		11,527,357

Thailand - 1.1%
Thailand Government Bond
3.88%, 06/13/2019	THB 78,000,000	2,518,119

Turkey - 1.1%
Turkey Government Bond
10.50%, 01/15/2020	TRY 5,450,000	2,681,293

Ukraine - 0.5%
Ukraine Government International Bond
7.50%, 04/17/2023, 144A	$ 1,350,000	1,147,500

United Kingdom - 4.8%
U.K. Gilt
4.75%, 12/07/2030, Reg S	GBP 1,515,000	3,089,004
5.00%, 03/07/2018, Reg S	4,700,000	8,469,093

		11,558,097

Total Foreign Government Obligations (Cost $198,794,152)		191,009,672

	Principal	Value
CORPORATE DEBT SECURITIES - 10.2%
Canada - 0.1%
TELUS Corp.
5.05%, 12/04/2019	CAD 125,000	$ 123,155

Colombia - 0.9%
Financiera de Desarrollo Territorial SA Findeter
7.88%, 08/12/2024, 144A	COP 4,436,000,000	2,194,607

France - 1.1%
Numericable Group SA
5.63%, 05/15/2024, 144A	EUR 2,100,000	2,723,722

Germany - 0.5%
KFW Series MTN
3.75%, 08/16/2017	NZD 500,000	387,146
3.75%, 06/14/2018, Reg S	1,000,000	769,857

		1,157,003

Ireland - 1.5%
GE Capital UK Funding
Series MTN
5.13%, 05/24/2023	GBP 1,920,000	3,533,042

Kazakhstan - 0.9%
KazMunayGas National Co.
6.00%, 11/07/2044, 144A	$ 2,180,000	2,150,156

Korea, Republic of - 0.4%
Korea Development Bank
0.43%, 01/29/2016	JPY 100,000,000	891,853

Mexico - 1.3%
America Movil SAB de CV
4.75%, 06/28/2022	EUR 500,000	774,873
6.00%, 06/09/2019	MXN 5,000,000	374,157
Petroleos Mexicanos
7.19%, 09/12/2024, 144A	27,115,000	2,040,333

		3,189,363

Netherlands - 0.3%
Cooperatieve Centrale Raiffeisen-Boerenleenbank
Series MTN
4.25%, 05/02/2018	NZD 1,000,000	775,481

Peru - 1.7%
Telefonica del Peru SAA
8.00%, 04/11/2016, Reg S	PEN 11,660,005	4,148,616

United States - 1.5%
Morgan Stanley
3.13%, 08/05/2021	CAD 3,700,000	3,250,833
Series MTN
7.60%, 08/08/2017	NZD 500,000	413,735

		3,664,568

Total Corporate Debt Securities (Cost $25,762,951)		24,551,566

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Global Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
REPURCHASE AGREEMENT - 6.2%

State Street Bank & Trust Co.
0.01% (B), dated 10/31/2014, to be repurchased at $14,910,907 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.00%, due 07/25/2037, and with a value of $15,211,358.

	$ 14,910,895	$ 14,910,895

Total Repurchase Agreement (Cost $14,910,895)		14,910,895

Total Investments (Cost $239,657,530) (C)		230,663,395
Net Other Assets (Liabilities) - 3.8%		9,020,952

Net Assets - 100.0%		$ 239,684,347

FORWARD FOREIGN CURRENCY CONTRACTS:
Counterparty	Settlement Date	Currency Purchased		Currency Sold		Unrealized Appreciation	Unrealized Depreciation
BCLY	11/28/2014	3,717,107	USD	12,372,392	PLN	$49,634	$—
BCLY	11/28/2014	4,213,768	USD	30,686,642	SEK	57,787	—
BCLY	11/28/2014	20,160,862	ZAR	1,833,439	USD	—	(13,937)
BOA	11/05/2014	65,730,000	RUB	1,565,000	USD	—	(38,977)
BOA	11/05/2014	1,554,084	USD	65,730,000	RUB	28,062	—
BOA	11/28/2014	2,198,141,878	JPY	20,398,496	USD	—	(824,900)
BOA	11/28/2014	48,891,245	NOK	7,381,582	USD	—	(139,996)
BOA	11/28/2014	4,396,340	NZD	3,458,930	USD	—	(41,260)
BOA	11/28/2014	1,930,126	USD	26,241,997	MXN	—	(15,226)
BOA	11/28/2014	10,241,965	USD	13,167,864	NZD	5,398	—
HSBC	11/12/2014	1,464,957,000	CLP	2,470,000	USD	72,957	—
HSBC	11/28/2014	1,570,731	USD	3,486,080	TRY	12,342	—
RBS	11/28/2014	5,954,019	USD	4,683,889	EUR	83,354	—
RBS	11/28/2014	15,562,609	USD	9,647,192	GBP	133,502	—
RBS	11/28/2014	1,187,339	USD	289,207,350	HUF	11,944	—
SCB	11/10/2014	3,920,849	BRL	1,607,655	USD	—	(30,197)
SCB	11/10/2014	1,385,000	USD	3,351,280	BRL	36,695	—
SCB	11/24/2014	6,966,450,000	COP	3,390,000	USD	—	(14,161)
SCB	11/28/2014	19,919,671	USD	22,426,064	CAD	35,318	—
SCB	11/28/2014	1,340,000	USD	14,603,856	ZAR	22,014	—

Total						$549,007	$(1,118,654)

INVESTMENTS BY INDUSTRY (unaudited):

Industry	Percentage of Total Investments	Value
Foreign Government Obligations	82.8%	$191,009,672
Diversified Financial Services	2.5	5,727,649
Diversified Telecommunication Services	1.8	4,271,771
Oil, Gas & Consumable Fuels	1.8	4,190,489
Capital Markets	1.6	3,664,568
Banks	1.2	2,824,337
Media	1.2	2,723,722
Wireless Telecommunication Services	0.5	1,149,030
U.S. Government Obligation	0.1	191,262

Investments, at Value	93.5	215,752,500
Short-Term Investments	6.5	14,910,895

Total Investments	100.0%	$230,663,395

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Global Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION:

Valuation Inputs (D)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
U.S. Government Obligation	$—	$191,262	$—	$191,262
Foreign Government Obligations	—	191,009,672	—	191,009,672
Corporate Debt Securities	—	24,551,566	—	24,551,566
Repurchase Agreement	—	14,910,895	—	14,910,895

Total Investments	$—	$230,663,395	$—	$230,663,395

Derivative Financial Instruments
Forward Foreign Currency Contracts (E)	$—	$549,007	$—	$549,007

Total Derivative Financial Instruments	$—	$549,007	$—	$549,007

LIABILITIES
Derivative Financial Instruments
Forward Foreign Currency Contracts (E)	$—	$(1,118,654)	$—	$(1,118,654)

Total Derivative Financial Instruments	$—	$(1,118,654)	$—	$(1,118,654)

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Floating or variable rate security. Rate is listed as of October 31, 2014.
(B)	Rate shown reflects the yield at October 31, 2014.
(C)	Aggregate cost for federal income tax purposes is $239,726,812. Aggregate gross unrealized appreciation and depreciation for all securities is $197,897 and $9,261,314, respectively. Net unrealized depreciation for tax purposes is $9,063,417.
(D)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.
(E)	Derivative financial instruments valued at unrealized appreciation (depreciation) on the instrument.

DEFINITIONS:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $16,475,420, or 6.87% of the Fund’s net assets.
BCLY	Barclays Bank PLC
BOA	Bank of America
HSBC	HSBC Bank USA
MTN	Medium Term Note
RBS	Royal Bank of Scotland Group PLC
Reg S	Security exempt from registration under Regulation S of the Securities Act of 1933, which exempts from registration securities offered and sold outside the United States. Security may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.
SCB	Standard Chartered Bank

CURRENCY ABBREVIATIONS:

BRL	Brazilian Real
CAD	Canadian Dollar
CLP	Chilean Peso
CNY	Chinese Yuan Renminbi
COP	Columbian Peso
EUR	Euro

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Global Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

CURRENCY ABBREVIATIONS (continued):

GBP	Pound Sterling
HUF	Hungarian Forint
IDR	Indonesian Rupiah
INR	Indian Rupee
JPY	Japanese Yen
MXN	Mexican Peso
MYR	Malaysian Ringgit
NOK	Norwegian Krone
NZD	New Zealand Dollar
PEN	Peruvian Nuevo Sol
PLN	Polish Zloty
RUB	Russian Ruble
SEK	Swedish Krona
THB	Thai Baht
TRY	Turkish New Lira
USD	United States Dollar
ZAR	South African Rand

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Global Equity

(formerly, Transamerica Multi-Manager International Portfolio)

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
PREFERRED STOCK - 1.8%
Automobiles - 1.8%
Hyundai Motor Co. 1.61% (A)	46,596	$ 5,573,682

Total Preferred Stock (Cost $5,223,944)		5,573,682

COMMON STOCKS - 97.1%
Aerospace & Defense - 4.1%
Honeywell International, Inc.	68,939	6,626,417
Safran SA	90,323	5,720,472

		12,346,889

Airlines - 2.3%
United Continental Holdings, Inc. (B)	128,017	6,760,578

Auto Components - 3.9%
Delphi Automotive PLC, Class A	83,045	5,728,444
NGK Spark Plug Co., Ltd.	125,295	3,267,757
Valeo SA	23,952	2,685,753

		11,681,954

Banks - 7.1%
DNB ASA	195,646	3,594,458
Swedbank AB, Class A	132,304	3,506,145
Toronto-Dominion Bank	155,531	7,654,767
Wells Fargo & Co.	122,822	6,520,620

		21,275,990

Biotechnology - 2.6%
Alexion Pharmaceuticals, Inc. (B)	13,490	2,581,446
Incyte Corp. (B)	42,735	2,865,809
Regeneron Pharmaceuticals, Inc., Class A (B)	5,804	2,285,151

		7,732,406

Chemicals - 0.9%
Johnson Matthey PLC	56,522	2,698,451

Communications Equipment - 1.5%
QUALCOMM, Inc.	57,481	4,512,833

Construction & Engineering - 0.9%
Boskalis Westminster NV	48,450	2,584,824

Construction Materials - 0.7%
Semen Indonesia Persero Tbk PT	1,471,900	1,933,418

Consumer Finance - 2.1%
Capital One Financial Corp.	76,574	6,338,030

Diversified Financial Services - 5.2%
ING Groep NV, CVA (B)	441,990	6,329,457
JPMorgan Chase & Co.	152,927	9,249,025

		15,578,482

Electric Utilities - 2.7%
Korea Electric Power Corp., ADR	366,602	8,013,920

Energy Equipment & Services - 2.1%
Baker Hughes, Inc.	62,174	3,292,735
Oceaneering International, Inc.	43,350	3,046,205

		6,338,940

Food & Staples Retailing - 1.6%
Wal-Mart Stores, Inc.	64,371	4,909,576

	Shares	Value
COMMON STOCKS (continued)
Food Products - 1.0%
Darling International, Inc. (B)	165,345	$ 2,910,072

Health Care Equipment & Supplies - 2.7%
CareFusion Corp., Class A (B)	69,481	3,986,125
St. Jude Medical, Inc.	61,389	3,939,332

		7,925,457

Health Care Providers & Services - 2.0%
Express Scripts Holding Co. (B)	76,158	5,850,458

Hotels, Restaurants & Leisure - 5.1%
MGM Resorts International (B)	160,875	3,740,344
Royal Caribbean Cruises, Ltd., Class A	111,929	7,607,814
Yum! Brands, Inc.	55,108	3,958,407

		15,306,565

Insurance - 6.0%
Aflac, Inc.	64,467	3,850,614
PICC Property & Casualty Co., Ltd., Class H	2,648,044	4,857,672
Prudential PLC	185,663	4,299,218
Reinsurance Group of America, Inc., Class A	57,967	4,883,720

		17,891,224

Internet & Catalog Retail - 1.1%
Ctrip.com International, Ltd., ADR (B)	56,133	3,272,554

Internet Software & Services - 5.3%
eBay, Inc. (B)	97,344	5,110,560
Google, Inc., Class C (B)	18,901	10,567,171

		15,677,731

IT Services - 2.9%
InterXion Holding NV (B)	47,081	1,287,195
Visa, Inc., Class A	31,084	7,504,610

		8,791,805

Machinery - 4.8%
Amada Co., Ltd.	490,823	4,286,616
Nabtesco Corp.	155,066	3,752,672
Pentair PLC	44,274	2,968,572
SMC Corp.	11,615	3,294,401

		14,302,261

Media - 1.9%
Comcast Corp., Class A	101,018	5,591,346

Multi-Utilities - 1.5%
Centrica PLC	919,908	4,461,528

Oil, Gas & Consumable Fuels - 8.4%
Anadarko Petroleum Corp., Class A	49,823	4,572,755
Apache Corp.	49,656	3,833,443
Cabot Oil & Gas Corp.	89,205	2,774,276
Chevron Corp.	62,840	7,537,658
Continental Resources, Inc., Class B (B)	41,720	2,351,756
Royal Dutch Shell PLC, Class A, ADR	57,728	4,144,293

		25,214,181

Pharmaceuticals - 8.2%
Kalbe Farma PT	11,002,700	1,553,500
Mallinckrodt PLC (B)	48,394	4,460,959
Merck & Co., Inc.	94,369	5,467,740

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Global Equity

(formerly, Transamerica Multi-Manager International Portfolio)

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Pharmaceuticals (continued)
Novartis AG, ADR	82,806	$ 7,675,288
Roche Holding AG	17,641	5,205,883

		24,363,370

Real Estate Management & Development - 0.7%
E-House China Holdings, Ltd., ADR	209,527	2,093,175

Software - 4.6%
Microsoft Corp.	180,804	8,488,748
Oracle Corp.	137,632	5,374,529

		13,863,277

Technology Hardware, Storage & Peripherals - 1.4%
NetApp, Inc.	98,905	4,233,134

Wireless Telecommunication Services - 1.8%
China Mobile, Ltd., ADR	86,233	5,354,207

Total Common Stocks (Cost $295,444,182)		289,808,636

Principal	Value
REPURCHASE AGREEMENT - 0.8%

State Street Bank & Trust Co.
0.01% (A), dated 10/31/2014, to be repurchased at $2,343,924 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.00%, due 07/25/2037, and with a value of $2,391,810.

$ 2,343,922	$ 2,343,922

Total Repurchase Agreement (Cost $2,343,922)	2,343,922

Total Investments (Cost $303,012,048) (C)	297,726,240
Net Other Assets (Liabilities) - 0.3%	813,955

Net Assets - 100.0%	$ 298,540,195

SECURITY VALUATION:

Valuation Inputs (D)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Preferred Stock	$—	$5,573,682	$—	$5,573,682
Common Stocks	225,776,411	64,032,225	—	289,808,636
Repurchase Agreement	—	2,343,922	—	2,343,922

Total Investments	$225,776,411	$71,949,829	$—	$297,726,240

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Rate shown reflects the yield at October 31, 2014.
(B)	Non-income producing security.
(C)	Aggregate cost for federal income tax purposes is $303,012,048. Aggregate gross unrealized appreciation and depreciation for all securities is $6,403,416 and $11,689,224, respectively. Net unrealized depreciation for tax purposes is $5,285,808.
(D)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITIONS:

ADR	American Depositary Receipt
CVA	Dutch Certificate-Depositary Receipt

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Growth Opportunities

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
CONVERTIBLE PREFERRED STOCKS - 0.1%
Automobiles - 0.0%
Better Place 0.00% (A) (B) (C) (D)	666,891	$ 0

Internet Software & Services - 0.1%
Dropbox, Inc. 0.00% (A) (B) (C) (D)	34,602	649,825

Total Convertible Preferred Stocks (Cost $1,980,343)		649,825

PREFERRED STOCKS - 0.3%
Automobiles - 0.0%
Better Place
Series C, 0.00% (A) (B) (C) (D)	581,653	0

Internet Software & Services - 0.0% (E)
Peixe Urbano, Inc. 0.00% (A) (B) (C) (D)	50,890	107,887

Software - 0.3%
Palantir Technologies, Inc.
Series G, 0.00% (A) (B) (C) (D)	355,382	2,132,292

Total Preferred Stocks (Cost $5,403,518)		2,240,179

COMMON STOCKS - 93.5%
Aerospace & Defense - 2.4%
TransDigm Group, Inc.	101,635	19,008,794

Automobiles - 3.7%
Tesla Motors, Inc. (A) (F)	119,902	28,980,313

Beverages - 1.0%
Monster Beverage Corp. (A)	77,948	7,863,394

Biotechnology - 1.9%
Alnylam Pharmaceuticals, Inc. (A)	42,709	3,960,833
Intercept Pharmaceuticals, Inc. (A)	5,075	1,311,329
Ironwood Pharmaceuticals, Inc., Class A (A) (F)	366,922	5,144,246
Pharmacyclics, Inc. (A) (F)	19,294	2,521,147
Seattle Genetics, Inc. (A) (F)	53,855	1,974,863

		14,912,418

Commercial Services & Supplies - 1.0%
Stericycle, Inc. (A)	60,604	7,636,104

Communications Equipment - 0.9%
Palo Alto Networks, Inc. (A)	64,216	6,787,631

Diversified Financial Services - 5.0%
McGraw-Hill Financial, Inc.	230,912	20,892,918
MSCI, Inc., Class A	399,940	18,661,200

		39,554,118

Electrical Equipment - 0.4%
SolarCity Corp. (A) (F)	52,945	3,133,285

Food Products - 7.6%
Keurig Green Mountain, Inc.	160,186	24,308,225
McCormick & Co., Inc.	105,598	7,467,891
Mead Johnson Nutrition Co., Class A	278,500	27,657,835

		59,433,951

Health Care Equipment & Supplies - 4.5%
Intuitive Surgical, Inc. (A)	70,564	34,985,631

Health Care Technology - 2.9%
athenahealth, Inc. (A) (F)	183,949	22,533,753

	Shares	Value
COMMON STOCKS (continued)
Hotels, Restaurants & Leisure - 4.8%
Chipotle Mexican Grill, Inc., Class A (A)	5,544	$ 3,537,072
Dunkin’ Brands Group, Inc.	394,911	17,960,552
Panera Bread Co., Class A (A) (F)	101,134	16,347,300

		37,844,924

Insurance - 3.0%
Arch Capital Group, Ltd. (A)	129,677	7,303,409
Progressive Corp.	615,358	16,251,605

		23,555,014

Internet & Catalog Retail - 3.5%
Ctrip.com International, Ltd., ADR (A)	134,526	7,842,866
Groupon, Inc., Class A (A) (F)	626,694	4,581,133
TripAdvisor, Inc. (A)	73,795	6,542,664
zulily, Inc., Class A (A) (F)	236,344	8,598,195

		27,564,858

Internet Software & Services - 12.6%
Autohome, Inc., ADR (A) (F)	125,926	6,660,226
Dropbox, Inc. (A) (B) (C) (D)	327,298	6,146,656
LinkedIn Corp., Class A (A)	164,888	37,752,756
MercadoLibre, Inc. (F)	43,484	5,920,347
Pandora Media, Inc. (A) (F)	301,960	5,821,789
Twitter, Inc. (A)	694,776	28,812,361
Youku Tudou, Inc., ADR (A) (F)	365,988	7,173,365

		98,287,500

IT Services - 5.2%
FleetCor Technologies, Inc. (A)	138,401	20,837,655
Gartner, Inc. (A)	243,400	19,644,814

		40,482,469

Life Sciences Tools & Services - 5.6%
Illumina, Inc. (A)	225,725	43,470,121

Machinery - 1.8%
Colfax Corp. (A)	254,045	13,814,967

Oil, Gas & Consumable Fuels - 0.5%
Range Resources Corp.	56,927	3,893,807

Pharmaceuticals - 3.4%
ENDO International PLC (A)	289,538	19,375,883
Zoetis, Inc., Class A	198,655	7,382,020

		26,757,903

Professional Services - 4.7%
IHS, Inc., Class A (A)	141,122	18,491,216
Verisk Analytics, Inc., Class A (A)	298,749	18,627,000

		37,118,216

Software - 11.7%
FireEye, Inc. (A) (F)	413,959	14,070,466
NetSuite, Inc. (A) (F)	70,446	7,654,662
ServiceNow, Inc. (A)	155,319	10,550,820
Splunk, Inc. (A)	389,385	25,730,561
Tableau Software, Inc., Class A (A) (F)	57,123	4,717,789
Workday, Inc., Class A (A)	275,202	26,276,287
Zynga, Inc., Class A (A)	975,607	2,487,798

		91,488,383

Technology Hardware, Storage & Peripherals - 0.9%
3D Systems Corp. (A) (F)	69,177	2,614,890
Stratasys, Ltd. (A) (F)	37,480	4,511,093

		7,125,983

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Growth Opportunities

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Textiles, Apparel & Luxury Goods - 4.5%
lululemon athletica, Inc. (A) (F)	178,648	$ 7,440,689
Michael Kors Holdings, Ltd. (A)	255,667	20,092,870
Under Armour, Inc., Class A (A) (F)	57,525	3,772,489
Zalando SE, 144A (A) (F)	155,274	3,599,760

		34,905,808

Total Common Stocks (Cost $572,547,251)		731,139,345

	Notional Amount	Value
PURCHASED FOREIGN EXCHANGE OPTIONS - 0.0% (E) (G)
Call Options - 0.0% (E)
OTC - USD vs. CNY (C)
Exercise Price CNY 6.50
Expires 01/07/2015
Counterparty: RBS	CNY 296,949,204	23,459
OTC - USD vs. CNY (C)
Exercise Price CNY 6.62
Expires 06/19/2015
Counterparty: RBS	135,629,653	110,945

Total Purchased Foreign Exchange Options (Cost $1,123,558)		134,404

	Shares	Value
SECURITIES LENDING COLLATERAL - 16.5%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (H)	128,753,647	$ 128,753,647

Total Securities Lending Collateral (Cost $128,753,647)		128,753,647

	Principal	Value
REPURCHASE AGREEMENT - 10.0%
State Street Bank & Trust Co. 0.01% (H), dated 10/31/2014, to be repurchased at $77,799,364 on 11/03/2014. Collateralized by U.S. Government Agency Obligations, 4.00%, due 12/15/2017, and with a total value of $79,355,820.	$ 77,799,299	77,799,299

Total Repurchase Agreement (Cost $77,799,299)		77,799,299

Total Investments (Cost $787,607,616) (I)		940,716,699
Net Other Assets (Liabilities) - (20.4)%		(159,155,025)

Net Assets - 100.0%		$ 781,561,674

SECURITY VALUATION:

Valuation Inputs (J)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Convertible Preferred Stocks
Automobiles	$—	$—	$0	$0
Internet Software & Services	—	—	649,825	649,825
Preferred Stocks
Automobiles	—	—	0	0
Internet Software & Services	—	—	107,887	107,887
Software	—	—	2,132,292	2,132,292
Common Stocks
Aerospace & Defense	19,008,794	—	—	19,008,794
Automobiles	28,980,313	—	—	28,980,313
Beverages	7,863,394	—	—	7,863,394
Biotechnology	14,912,418	—	—	14,912,418
Commercial Services & Supplies	7,636,104	—	—	7,636,104
Communications Equipment	6,787,631	—	—	6,787,631
Diversified Financial Services	39,554,118	—	—	39,554,118
Electrical Equipment	3,133,285	—	—	3,133,285
Food Products	59,433,951	—	—	59,433,951
Health Care Equipment & Supplies	34,985,631	—	—	34,985,631
Health Care Technology	22,533,753	—	—	22,533,753
Hotels, Restaurants & Leisure	37,844,924	—	—	37,844,924
Insurance	23,555,014	—	—	23,555,014
Internet & Catalog Retail	27,564,858	—	—	27,564,858
Internet Software & Services	92,140,844	—	6,146,656	98,287,500
IT Services	40,482,469	—	—	40,482,469

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Growth Opportunities

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION (continued):

Valuation Inputs (continued) (J)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
Life Sciences Tools & Services	$43,470,121	$—	$—	$43,470,121
Machinery	13,814,967	—	—	13,814,967
Oil, Gas & Consumable Fuels	3,893,807	—	—	3,893,807
Pharmaceuticals	26,757,903	—	—	26,757,903
Professional Services	37,118,216	—	—	37,118,216
Software	91,488,383	—	—	91,488,383
Technology Hardware, Storage & Peripherals	7,125,983	—	—	7,125,983
Textiles, Apparel & Luxury Goods	31,306,048	3,599,760	—	34,905,808
Purchased Foreign Exchange Options	—	134,404	—	134,404
Securities Lending Collateral	128,753,647	—	—	128,753,647
Repurchase Agreement	—	77,799,299	—	77,799,299

Total Investments	$850,146,576	$81,533,463	$9,036,660	$940,716,699

Level 3 Rollforward - Investments

Investments	Beginning Balance at October 31, 2013	Purchases	Sales	Accrued Discounts (Premiums)	Total Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation) (K)	Transfers into Level 3	Transfers out of Level 3	Ending Balance at October 31, 2014 (L)	Net Change in Unrealized Appreciation (Depreciation) on Investments Held at October 31, 2014 (K)
Convertible Preferred Stocks	$397,923	$—	$—	$—	$—	$251,902	$—	$—	$649,825	$251,902
Preferred Stocks	1,326,270	—	—	—	—	913,909	—	—	2,240,179	913,909
Common Stocks	3,763,927	—	—	—	—	2,382,729	—	—	6,146,656	2,382,729

Total	$5,488,120	$—	$—	$—	$—	$3,548,540	$—	$—	$9,036,660	$3,548,540

Quantitative Information About Significant Unobservable Inputs (Level 3)

Investments	Value at October 31, 2014	Valuation Techniques	Unobservable Input	Range		Weighted Average	Impact to Valuation from an Increase in Input
Convertible Preferred Stocks	$ 649,825	Market Transaction Method Market Comparable Companies Discounted Cash Flow	Precedent Transaction of Preferred Stock Enterprise Value / Revenue Discount for Lack of Marketability Weighted Average Cost of Capital Perpetual Growth Rate	$ 19.1012 7.9x 15.0% 16.0% 2.5%	$ 19.1012 18.8x 15.0% 18.0% 3.5%	$ 19.1012 14.1x 15.0% 17.0% 3.0%	Increase Increase Decrease Decrease Increase
		Merger & Acquisition Transaction Market Transaction Method	Sale / Merger Scenario Precedent Transaction of Preferred Stock	$ 2.12 $ 6.13	$ 2.12 $ 6.13	$ 2.12 $ 6.13	Increase Increase
Preferred Stocks	$ 2,240,179	Market Comparable Companies Discounted Cash Flow	Enterprise Value / Revenue Discount for Lack of Marketability Weighted Average Cost of Capital Perpetual Growth Rate	10.2x 15.0% 16.0% 2.5%	13.1x 15.0% 18.0% 3.5%	11.2x 15.0% 17.0% 3.0%	Increase Decrease Decrease Increase
Common Stock	$ 6,146,656	Market Transaction Method	Precedent Transaction of Preferred Stock	$ 19.1012	$ 19.1012	$ 19.1012	Increase
		Market Comparable Companies Discounted Cash Flow	Enterprise Value / Revenue Discount for Lack of Marketability Weighted Average Cost of Capital Perpetual Growth Rate	7.9x 15.0% 16.0% 2.5%	18.8x 15.0% 18.0% 3.5%	14.1x 15.0% 17.0% 3.0%	Increase Decrease Decrease Increase

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Growth Opportunities

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Non-income producing security.
(B)	Fair valued as determined in good faith in accordance with procedures established by the board of trustees. Total aggregate fair value of securities is $9,036,660, or 1.16% of the Fund’s net assets.
(C)	Total aggregate value of illiquid securities is $9,171,064, or 1.17% of the Fund’s net assets.
(D)	At October 31, 2014, the Fund owned the respective securities which were restricted to public resale:

Investments	Description	Acquisition Date	Cost	Value	Value as % of Net Assets
Convertible Preferred Stocks	Better Place	01/25/2010	$1,667,226	$0	0.00%
Convertible Preferred Stocks	Dropbox, Inc.	05/25/2012	313,117	649,825	0.08
Preferred Stocks	Better Place, Series C	11/11/2011	2,640,705	0	0.00
Preferred Stocks	Peixe Urbano, Inc.	12/02/2011	1,675,344	107,887	0.02
Preferred Stocks	Palantir Technologies, Inc., Series G	07/19/2012	1,087,469	2,132,292	0.27
Common Stocks	Dropbox, Inc.	05/01/2012	2,961,752	6,146,656	0.79

			$10,345,613	$9,036,660	1.16%

(E)	Percentage rounds to less than 0.1% or (0.1)%.
(F)	All or a portion of this security is on loan. The value of all securities on loan is $125,928,840. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(G)	Cash in the amount of $330,000 has been segregated by the broker as collateral for open options contracts.
(H)	Rate shown reflects the yield at October 31, 2014.
(I)	Aggregate cost for federal income tax purposes is $788,027,620. Aggregate gross unrealized appreciation and depreciation for all securities is $196,590,540 and $43,901,461, respectively. Net unrealized appreciation for tax purposes is $152,689,079.
(J)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.
(K)	Any difference between Net Change in Unrealized Appreciation (Depreciation) and Net Change in Unrealized Appreciation (Depreciation) on Investments Held at October 31, 2014 may be due to an investment no longer held or categorized as Level 3 at year end.
(L)	Total aggregate fair value of Level 3 securities is 1.16% of the Fund’s net assets.

DEFINITIONS:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $3,599,760, or 0.46% of the Fund’s net assets.
ADR	American Depositary Receipt
OTC	Over the Counter
RBS	Royal Bank of Scotland Group PLC

CURRENCY ABBREVIATIONS:

CNY	Chinese Yuan Renminbi
USD	United States Dollar

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Bond

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
PREFERRED CORPORATE DEBT SECURITIES - 1.2%
Banks - 0.8%
Goldman Sachs Capital II
4.00%, 12/01/2014 (A) (B)	$ 12,958,000	$ 9,744,416

Diversified Financial Services - 0.4%
Bank of America Corp.
6.50%, 10/23/2024 (A) (B) (C)	2,450,000	2,517,375
Citigroup, Inc.
5.80%, 11/15/2019 (A) (B) (C)	3,113,000	3,116,891

		5,634,266

Total Preferred Corporate Debt Securities (Cost $15,397,695)		15,378,682

CORPORATE DEBT SECURITIES - 88.0%
Aerospace & Defense - 1.8%
Bombardier, Inc.
6.00%, 10/15/2022, 144A	4,965,000	5,098,434
6.13%, 01/15/2023, 144A (C)	630,000	648,900
7.50%, 03/15/2018, 144A (C)	450,000	499,500
7.75%, 03/15/2020, 144A (C)	5,941,000	6,594,510
Spirit AeroSystems, Inc.
5.25%, 03/15/2022	627,000	637,973
6.75%, 12/15/2020	3,420,000	3,625,200
TransDigm, Inc.
6.00%, 07/15/2022	2,431,000	2,458,349
Triumph Group, Inc.
4.88%, 04/01/2021 (C)	320,000	323,200
5.25%, 06/01/2022	4,114,000	4,165,425

		24,051,491

Air Freight & Logistics - 0.2%
PHI, Inc.
5.25%, 03/15/2019	3,179,000	3,140,407

Airlines - 2.3%
American Airlines Group, Inc.
5.50%, 10/01/2019, 144A (C)	7,006,000	7,023,515
American Airlines Pass-Through Trust
5.60%, 01/15/2022, 144A	2,298,803	2,344,779
5.63%, 01/15/2021, 144A	1,083,592	1,110,682
6.00%, 01/15/2017, 144A	1,119,000	1,152,570
6.13%, 07/15/2018, 144A	1,600,000	1,636,000
Continental Airlines Pass-Through Certificates
6.13%, 04/29/2018	2,224,000	2,346,320
Continental Airlines Pass-Through Trust
5.50%, 04/29/2022	978,460	1,034,721
6.90%, 10/19/2023	3,036,851	3,219,063
Delta Air Lines Pass-Through Trust
6.38%, 07/02/2017, 144A	1,180,000	1,230,150
6.75%, 05/23/2017	1,325,000	1,381,312
U.S. Airways Pass-Through Trust
5.38%, 05/15/2023	507,000	515,873
6.75%, 12/03/2022	2,103,959	2,240,716
9.13%, 10/01/2015	1,028,933	1,064,946
United Airlines Pass-Through Trust
4.63%, 03/03/2024	1,070,000	1,037,900
United Continental Holdings, Inc.
6.38%, 06/01/2018 (C)	438,000	457,710

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Airlines (continued)
US Airways Group, Inc.
6.13%, 06/01/2018 (C)	$ 2,000,000	$ 2,065,000

		29,861,257

Auto Components - 0.4%
Goodyear Tire & Rubber Co.
6.50%, 03/01/2021 (C)	3,028,000	3,239,960
8.25%, 08/15/2020	1,294,000	1,391,050

		4,631,010

Automobiles - 1.8%
Chrysler Group LLC / CG Co-Issuer, Inc.
8.00%, 06/15/2019 (C)	5,944,000	6,367,510
8.25%, 06/15/2021	6,846,000	7,650,405
Jaguar Land Rover Automotive PLC
4.25%, 11/15/2019, 144A	748,000	751,740
5.63%, 02/01/2023, 144A (C)	2,465,000	2,563,600
8.13%, 05/15/2021, 144A	5,615,000	6,176,500

		23,509,755

Banks - 1.1%
Barclays PLC
6.63%, 09/15/2019 (A) (B) (C)	4,000,000	3,828,000
8.25%, 12/15/2018 (A) (B)	2,574,000	2,657,655
CIT Group, Inc.
4.25%, 08/15/2017	1,500,000	1,541,250
5.00%, 05/15/2017	450,000	471,375
5.25%, 03/15/2018	583,000	615,065
5.50%, 02/15/2019, 144A	3,500,000	3,734,063
Royal Bank of Scotland Group PLC
6.00%, 12/19/2023	2,183,000	2,349,497

		15,196,905

Beverages - 0.4%
Cott Beverages, Inc.
5.38%, 07/01/2022, 144A	5,380,000	5,326,200

Building Products - 2.1%
Associated Materials LLC / AMH New Finance, Inc.
9.13%, 11/01/2017	9,930,000	9,706,575
Builders FirstSource, Inc.
7.63%, 06/01/2021, 144A (C)	2,500,000	2,600,000
Building Materials Holding Corp.
9.00%, 09/15/2018, 144A	1,900,000	2,047,250
Griffon Corp. 5.25%, 03/01/2022 (C)	6,090,000	5,861,625
Ply Gem Industries, Inc.
6.50%, 02/01/2022 (C)	6,137,000	6,037,274
6.50%, 02/01/2022, 144A	2,032,000	1,998,980

		28,251,704

Capital Markets - 0.4%
Goldman Sachs Group, Inc.
5.70%, 05/10/2019 (A) (B) (C)	2,600,000	2,658,500
Morgan Stanley
5.45%, 07/15/2019 (A) (B) (C)	3,054,000	3,068,317

		5,726,817

Chemicals - 1.2%
Hexion US Finance Corp.
6.63%, 04/15/2020 (C)	7,980,000	7,980,000

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Chemicals (continued)
Huntsman International LLC
8.63%, 03/15/2020 (C)	$ 1,600,000	$ 1,716,416
8.63%, 03/15/2021	5,390,000	5,875,100

		15,571,516

Commercial Services & Supplies - 2.5%
Ceridian LLC
8.88%, 07/15/2019, 144A	7,071,000	7,813,455
Hertz Corp.
5.88%, 10/15/2020	3,413,000	3,438,597
6.75%, 04/15/2019	3,460,000	3,607,050
Polymer Group, Inc.
6.88%, 06/01/2019, 144A	1,795,000	1,772,563
United Rentals North America, Inc.
7.38%, 05/15/2020	2,634,000	2,857,890
7.63%, 04/15/2022	11,875,000	13,240,625
8.25%, 02/01/2021	589,000	642,010

		33,372,190

Construction & Engineering - 2.0%
Abengoa Finance SAU
7.75%, 02/01/2020, 144A (C)	1,350,000	1,410,750
Abengoa Greenfield SA
6.50%, 10/01/2019, 144A	2,490,000	2,496,225
Ashton Woods USA LLC / Ashton Woods Finance Co.
6.88%, 02/15/2021, 144A	6,724,000	6,589,520
K Hovnanian Enterprises, Inc.
7.00%, 01/15/2019, 144A	3,515,000	3,427,125
7.25%, 10/15/2020, 144A	5,630,000	5,925,575
7.50%, 05/15/2016	85,000	89,038
9.13%, 11/15/2020, 144A	6,427,000	6,973,295

		26,911,528

Construction Materials - 0.1%
Vulcan Materials Co.
7.15%, 11/30/2037	1,463,000	1,506,890

Consumer Finance - 2.5%
Ally Financial, Inc.
4.75%, 09/10/2018	6,325,000	6,641,250
7.50%, 09/15/2020 (C)	3,278,000	3,900,820
8.00%, 03/15/2020 (C)	563,000	677,007
Navient Corp.
Series MTN
4.88%, 06/17/2019	3,100,000	3,146,500
5.00%, 06/15/2018	1,700,000	1,683,000
Springleaf Finance Corp.
6.00%, 06/01/2020	8,500,000	8,797,500
7.75%, 10/01/2021 (C)	1,000,000	1,130,000
Series MTN
6.50%, 09/15/2017	150,000	160,500
6.90%, 12/15/2017	6,102,000	6,651,180

		32,787,757

Containers & Packaging - 1.4%
Ardagh Packaging Finance PLC / Ardagh Holdings USA, Inc.
3.23%, 12/15/2019, 144A (A)	3,010,000	2,942,275
Packaging Dynamics Corp.
8.75%, 02/01/2016, 144A (C)	6,520,000	6,568,900

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Containers & Packaging (continued)
Sealed Air Corp.
8.38%, 09/15/2021, 144A	$ 1,425,000	$ 1,613,813
Tekni-Plex, Inc.
9.75%, 06/01/2019, 144A	6,986,000	7,632,205

		18,757,193

Diversified Consumer Services - 0.1%
Service Corp., International
6.75%, 04/01/2016	220,000	232,650
7.00%, 06/15/2017	1,240,000	1,354,700

		1,587,350

Diversified Financial Services - 5.2%
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust
4.50%, 05/15/2021, 144A	844,000	852,440
Bank of America Corp.
5.13%, 06/17/2019 (A) (B) (C)	6,663,000	6,463,110
8.00%, 01/30/2018 (A) (B)	7,883,000	8,484,079
Citigroup, Inc.
6.30%, 05/15/2024 (A) (B)	923,000	917,231
Credit Suisse Group AG
6.25%, 12/18/2024, 144A (A) (B) (C)	3,050,000	2,966,125
7.50%, 12/11/2023, 144A (A) (B)	3,900,000	4,144,920
Denali Borrower LLC / Denali Finance Corp.
5.63%, 10/15/2020, 144A	12,691,000	13,460,392
General Motors Financial Co., Inc.
3.25%, 05/15/2018	938,000	959,105
4.75%, 08/15/2017	1,884,000	2,011,170
General Motors Financial Co., Inc. (Escrow Shares)
7.20%, 01/15/2049	2,825,000	847,500
ILFC E-Capital Trust I
4.84%, 12/21/2065, 144A (A)	6,316,000	5,984,410
Jefferies Finance LLC / JFIN Co-Issuer Corp.
7.50%, 04/15/2021, 144A	3,843,000	3,823,785
JPMorgan Chase & Co.
5.00%, 07/01/2019 (A) (B) (C)	3,000,000	2,951,250
7.90%, 04/30/2018 (A) (B)	4,950,000	5,364,562
Nuveen Investments, Inc.
9.50%, 10/15/2020, 144A	7,934,000	9,679,480

		68,909,559

Diversified Telecommunication Services - 8.3%
CenturyLink, Inc.
7.60%, 09/15/2039	7,123,000	7,194,230
7.65%, 03/15/2042 (C)	10,509,000	10,482,727
Cincinnati Bell, Inc.
8.38%, 10/15/2020	3,119,000	3,345,128
Frontier Communications Corp.
6.88%, 01/15/2025	500,000	506,250
7.13%, 01/15/2023 (C)	2,000,000	2,130,000
7.63%, 04/15/2024 (C)	6,101,000	6,558,575
Hughes Satellite Systems Corp.
6.50%, 06/15/2019	7,701,000	8,336,332
7.63%, 06/15/2021	4,418,000	4,915,025
Intelsat Jackson Holdings SA
7.25%, 04/01/2019 (C)	3,575,000	3,753,750
7.25%, 10/15/2020	2,963,000	3,163,003

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Diversified Telecommunication Services (continued)
Koninklijke KPN NV
7.00%, 03/28/2073, 144A (A)	$ 3,100,000	$ 3,230,200
Level 3 Communications, Inc.
8.88%, 06/01/2019	300,000	321,750
Level 3 Financing, Inc.
7.00%, 06/01/2020	3,500,000	3,736,250
8.13%, 07/01/2019	6,600,000	7,062,000
Sprint Capital Corp.
6.90%, 05/01/2019	3,593,000	3,808,580
8.75%, 03/15/2032	5,144,000	5,748,420
Telecom Italia Capital SA
7.00%, 06/04/2018	3,240,000	3,624,750
Telecom Italia SpA
5.30%, 05/30/2024, 144A	1,400,000	1,417,500
Virgin Media Finance PLC
6.00%, 10/15/2024, 144A (C)	1,137,000	1,182,480
6.38%, 04/15/2023, 144A (C)	6,600,000	6,979,500
Wind Acquisition Finance SA
4.75%, 07/15/2020, 144A	3,600,000	3,519,000
7.38%, 04/23/2021, 144A	6,368,000	6,224,720
Windstream Corp.
7.75%, 10/15/2020 - 10/01/2021	11,217,000	11,965,605

		109,205,775

Electric Utilities - 2.0%
Calpine Corp.
5.38%, 01/15/2023 (C)	500,000	505,000
5.75%, 01/15/2025 (C)	3,240,000	3,280,500
Dynegy Finance I, Inc. / Dynegy Finance II, Inc.
6.75%, 11/01/2019, 144A	1,155,000	1,195,425
Elwood Energy LLC
8.16%, 07/05/2026	4,170,531	4,650,141
Homer City Generation, LP
8.14%, 10/01/2019 (Cash Rate: 8.14%) (D)	2,840,529	2,947,049
8.73%, 10/01/2026 (Cash Rate: 8.73%) (D)	6,594,861	6,891,630
LSP Energy, LP (Escrow Shares)
7.16%, 01/15/2014 (E) (F) (G)	7,150,000	1
8.16%, 07/15/2025 (E) (F) (G)	750,000	4
NRG Energy, Inc.
6.25%, 07/15/2022	1,500,000	1,567,500
Red Oak Power LLC
9.20%, 11/30/2029	4,740,000	5,237,700

		26,274,950

Electronic Equipment, Instruments & Components - 0.9%
Belden, Inc.
5.50%, 09/01/2022, 144A	4,500,000	4,578,750
Sanmina Corp.
4.38%, 06/01/2019, 144A	3,121,000	3,124,901
Zebra Technologies Corp.
7.25%, 10/15/2022, 144A	3,505,000	3,689,013

		11,392,664

Energy Equipment & Services - 2.7%
Compressco Partners, LP / Compressco Finance, Inc.
7.25%, 08/15/2022, 144A	1,899,000	1,880,010

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Energy Equipment & Services (continued)
Kinder Morgan, Inc.
7.25%, 06/01/2018 (C)	$ 13,186,000	$ 15,032,040
Series MTN
8.05%, 10/15/2030	486,000	592,920
NuStar Logistics, LP
4.80%, 09/01/2020	1,140,000	1,142,850
6.75%, 02/01/2021	4,330,000	4,708,875
8.15%, 04/15/2018	1,210,000	1,367,300
Regency Energy Partners, LP / Regency Energy Finance Corp.
5.75%, 09/01/2020	9,355,000	9,939,687
5.88%, 03/01/2022	233,000	248,145
Tesoro Logistics, LP / Tesoro Logistics Finance Corp.
6.25%, 10/15/2022, 144A	1,090,000	1,128,150

		36,039,977

Food & Staples Retailing - 0.3%
Rite Aid Corp.
6.75%, 06/15/2021 (C)	3,722,000	3,973,235

Food Products - 1.0%
Aramark Services, Inc.
5.75%, 03/15/2020	1,705,000	1,781,725
JBS USA LLC / JBS USA Finance, Inc.
7.25%, 06/01/2021, 144A	3,523,000	3,751,995
Post Holdings, Inc.
7.38%, 02/15/2022 (C)	7,922,000	8,120,050

		13,653,770

Health Care Equipment & Supplies - 2.5%
Biomet, Inc.
6.50%, 08/01/2020	8,785,000	9,399,950
Crimson Merger Sub, Inc.
6.63%, 05/15/2022, 144A (C)	7,822,000	7,313,570
Hologic, Inc.
6.25%, 08/01/2020	4,605,000	4,841,006
Mallinckrodt International Finance SA
3.50%, 04/15/2018	4,420,000	4,353,700
4.75%, 04/15/2023 (C)	5,055,000	4,852,800
Mallinckrodt International Finance SA / Mallinckrodt CB LLC
5.75%, 08/01/2022, 144A	1,890,000	1,979,775

		32,740,801

Health Care Providers & Services - 6.2%
CHS / Community Health Systems, Inc.
6.88%, 02/01/2022 (C)	2,120,000	2,284,300
7.13%, 07/15/2020	7,490,000	8,107,925
8.00%, 11/15/2019	12,807,000	13,831,560
DaVita HealthCare Partners, Inc.
5.75%, 08/15/2022	4,280,000	4,536,800
HCA Holdings, Inc.
6.25%, 02/15/2021	7,824,000	8,420,580
7.75%, 05/15/2021	2,888,000	3,111,820
HCA, Inc.
6.50%, 02/15/2020	1,300,000	1,451,125
7.50%, 02/15/2022	8,235,000	9,562,894
HealthSouth Corp.
7.75%, 09/15/2022	6,256,000	6,686,100

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Health Care Providers & Services (continued)
LifePoint Hospitals, Inc.
5.50%, 12/01/2021	$ 2,442,000	$ 2,557,995
6.63%, 10/01/2020	5,634,000	5,986,125
Tenet Healthcare Corp.
4.38%, 10/01/2021	2,344,000	2,329,350
5.00%, 03/01/2019, 144A (C)	3,042,000	3,045,802
5.50%, 03/01/2019, 144A (C)	1,600,000	1,636,000
6.00%, 10/01/2020	1,293,000	1,389,975
6.25%, 11/01/2018	275,000	298,719
8.13%, 04/01/2022	5,549,000	6,360,541

		81,597,611

Hotels, Restaurants & Leisure - 4.7%
Caesars Entertainment Operating Co., Inc.
9.00%, 02/15/2020 (C)	2,112,000	1,589,560
10.00%, 12/15/2018	6,851,000	993,395
12.75%, 04/15/2018	6,500,000	1,137,500
Felcor Lodging, LP
5.63%, 03/01/2023	3,515,000	3,506,212
MGM Resorts International
6.63%, 12/15/2021 (C)	5,537,000	6,063,015
6.75%, 10/01/2020 (C)	4,384,000	4,811,440
11.38%, 03/01/2018	9,931,000	12,115,820
NCL Corp., Ltd.
5.00%, 02/15/2018	4,725,000	4,725,000
Pinnacle Entertainment, Inc.
6.38%, 08/01/2021	542,000	579,940
7.50%, 04/15/2021 (C)	7,892,000	8,424,710
Seneca Gaming Corp.
8.25%, 12/01/2018, 144A	5,173,000	5,405,785
Studio City Finance, Ltd.
8.50%, 12/01/2020, 144A (C)	2,735,000	2,967,475
Viking Cruises, Ltd.
8.50%, 10/15/2022, 144A	7,536,000	8,157,720
Wynn Las Vegas LLC / Wynn Las Vegas Capital Corp.
7.75%, 08/15/2020	2,147,000	2,308,025

		62,785,597

Household Durables - 3.7%
Beazer Homes USA, Inc.
5.75%, 06/15/2019	3,455,000	3,308,162
6.63%, 04/15/2018	1,917,000	1,998,473
7.25%, 02/01/2023	5,191,000	5,165,045
9.13%, 05/15/2019 (C)	5,250,000	5,486,250
Jarden Corp.
6.13%, 11/15/2022	3,000,000	3,142,500
7.50%, 05/01/2017	1,262,000	1,381,890
KB Home
4.75%, 05/15/2019 (C)	1,702,000	1,689,235
7.25%, 06/15/2018	2,765,000	2,993,113
9.10%, 09/15/2017	4,891,000	5,575,740
Meritage Homes Corp.
4.50%, 03/01/2018	3,330,000	3,396,600
7.00%, 04/01/2022	1,413,000	1,533,105
7.15%, 04/15/2020	4,953,000	5,448,300
Standard Pacific Corp.
6.25%, 12/15/2021	1,800,000	1,890,000
8.38%, 01/15/2021 (C)	2,675,000	3,123,062

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Household Durables (continued)
Tempur Sealy International, Inc.
6.88%, 12/15/2020	$ 3,135,000	$ 3,346,612

		49,478,087

Household Products - 1.9%
Reynolds Group Issuer, Inc. / Reynolds Group Issuer LLC
5.75%, 10/15/2020	745,000	774,800
6.88%, 02/15/2021	300,000	318,750
7.13%, 04/15/2019	10,189,000	10,583,824
9.88%, 08/15/2019	9,850,000	10,699,562
Sun Products Corp.
7.75%, 03/15/2021, 144A (C)	4,332,000	3,205,680

		25,582,616

Independent Power and Renewable Electricity Producers - 1.8%
Dynegy, Inc.
5.88%, 06/01/2023 (C)	1,570,000	1,538,600
NRG Energy, Inc.
6.63%, 03/15/2023 (C)	3,775,000	3,982,625
7.88%, 05/15/2021	12,762,000	13,846,770
8.25%, 09/01/2020	3,606,000	3,898,988

		23,266,983

Insurance - 0.7%
Lincoln National Corp.
7.00%, 05/17/2066 (A)	9,013,000	9,238,325

IT Services - 1.3%
SunGard Data Systems, Inc.
6.63%, 11/01/2019	4,942,000	5,114,970
7.63%, 11/15/2020	11,087,000	11,821,514
Unisys Corp.
6.25%, 08/15/2017	615,000	644,212

		17,580,696

Media - 7.7%
Cablevision Systems Corp.
5.88%, 09/15/2022 (C)	5,590,000	5,687,825
7.75%, 04/15/2018	12,652,000	14,094,328
CCO Holdings LLC / CCO Holdings Capital Corp.
5.13%, 02/15/2023	1,900,000	1,895,250
5.75%, 01/15/2024 (C)	4,035,000	4,130,831
6.50%, 04/30/2021	5,016,000	5,291,880
7.00%, 01/15/2019	2,500,000	2,606,250
7.25%, 10/30/2017	1,500,000	1,561,875
CCOH Safari LLC
5.50%, 12/01/2022 (H)	1,579,000	1,594,790
Cequel Communications Holdings I LLC / Cequel Capital Corp.
6.38%, 09/15/2020, 144A (C)	4,043,000	4,214,828
Clear Channel Worldwide Holdings, Inc.
6.50%, 11/15/2022	10,926,000	11,268,560
7.63%, 03/15/2020	8,558,000	9,099,197
DISH DBS Corp.
4.63%, 07/15/2017	3,026,000	3,154,605
5.00%, 03/15/2023	3,185,000	3,173,056
5.88%, 07/15/2022 (C)	1,030,000	1,091,800
7.88%, 09/01/2019	4,000,000	4,645,000
Getty Images, Inc.
7.00%, 10/15/2020, 144A (C)	3,886,000	2,992,220

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Media (continued)
Numericable Group SA
4.88%, 05/15/2019, 144A	$ 5,465,000	$ 5,451,338
Regal Entertainment Group
5.75%, 06/15/2023	855,000	820,800
Unitymedia KabelBW GMBH
6.13%, 01/15/2025, 144A	2,640,000	2,755,500
Univision Communications, Inc.
6.88%, 05/15/2019, 144A	4,050,000	4,257,563
7.88%, 11/01/2020, 144A	6,005,000	6,492,906
8.50%, 05/15/2021, 144A	5,000,000	5,412,500

		101,692,902

Metals & Mining - 0.7%
ArcelorMittal
7.50%, 10/15/2039	3,880,000	4,141,900
Novelis, Inc.
8.38%, 12/15/2017	4,900,000	5,120,500

		9,262,400

Oil, Gas & Consumable Fuels - 4.8%
BreitBurn Energy Partners, LP / BreitBurn Finance Corp.
7.88%, 04/15/2022	5,004,000	4,800,713
California Resources Corp.
5.00%, 01/15/2020, 144A (C)	1,956,000	1,985,340
5.50%, 09/15/2021, 144A	2,274,000	2,319,480
6.00%, 11/15/2024, 144A (C)	3,138,000	3,200,760
Carrizo Oil & Gas, Inc.
7.50%, 09/15/2020, 144A	3,175,000	3,206,750
Chesapeake Energy Corp.
6.63%, 08/15/2020 (C)	2,756,000	3,107,390
CITGO Petroleum Corp.
6.25%, 08/15/2022, 144A	2,901,000	2,951,768
Denbury Resources, Inc.
5.50%, 05/01/2022	5,308,000	5,228,380
Energy XXI Gulf Coast, Inc.
6.88%, 03/15/2024, 144A	1,392,000	1,099,680
7.50%, 12/15/2021 (C)	3,218,000	2,670,940
7.75%, 06/15/2019	2,375,000	2,137,500
Linn Energy LLC / Linn Energy Finance Corp.
6.25%, 11/01/2019	6,460,000	5,943,200
6.50%, 05/15/2019	1,350,000	1,262,250
7.75%, 02/01/2021	6,300,000	6,174,000
8.63%, 04/15/2020	3,640,000	3,649,100
Newfield Exploration Co.
6.88%, 02/01/2020	2,238,000	2,321,925
Peabody Energy Corp.
6.25%, 11/15/2021 (C)	2,605,000	2,466,609
6.50%, 09/15/2020 (C)	1,440,000	1,371,600
SM Energy Co.
6.50%, 11/15/2021 (C)	5,173,000	5,366,987
6.50%, 01/01/2023	520,000	536,900
6.63%, 02/15/2019	1,328,000	1,374,480

		63,175,752

Paper & Forest Products - 0.6%
Ainsworth Lumber Co., Ltd.
7.50%, 12/15/2017, 144A	3,604,000	3,730,140

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Paper & Forest Products (continued)
Boise Cascade Co.
6.38%, 11/01/2020	$ 2,698,000	$ 2,819,410
Coveris Holdings SA
7.88%, 11/01/2019, 144A	1,940,000	2,037,000

		8,586,550

Personal Products - 0.5%
First Quality Finance Co., Inc.
4.63%, 05/15/2021, 144A	1,197,000	1,107,225
Revlon Consumer Products Corp.
5.75%, 02/15/2021 (C)	5,731,000	5,731,000

		6,838,225

Pharmaceuticals - 1.3%
Salix Pharmaceuticals, Ltd.
6.00%, 01/15/2021, 144A	1,279,000	1,384,518
Valeant Pharmaceuticals International, Inc.
5.63%, 12/01/2021, 144A (C)	350,000	346,500
6.38%, 10/15/2020, 144A	2,561,000	2,628,226
6.88%, 12/01/2018, 144A	3,350,000	3,467,250
7.00%, 10/01/2020, 144A	3,700,000	3,875,750
7.50%, 07/15/2021, 144A	4,527,000	4,843,890

		16,546,134

Professional Services - 0.0% (I)
Cardtronics, Inc.
5.13%, 08/01/2022, 144A	592,000	589,040

Real Estate Management & Development - 0.7%
Algeco Scotsman Global Finance PLC
8.50%, 10/15/2018, 144A (C)	6,785,000	7,056,400
Realogy Group LLC / Realogy Co-Issuer Corp.
4.50%, 04/15/2019, 144A (C)	1,727,000	1,731,318

		8,787,718

Road & Rail - 1.2%
Aviation Capital Group Corp.
4.63%, 01/31/2018, 144A	1,024,000	1,067,175
6.75%, 04/06/2021, 144A	3,823,000	4,358,220
7.13%, 10/15/2020, 144A	4,310,000	4,954,078
Avis Budget Car Rental LLC / Avis Budget Finance, Inc.
5.50%, 04/01/2023 (C)	1,320,000	1,326,600
9.75%, 03/15/2020	3,605,000	3,974,512

		15,680,585

Semiconductors & Semiconductor Equipment - 0.7%
Freescale Semiconductor, Inc.
5.00%, 05/15/2021, 144A (C)	5,266,000	5,187,010
6.00%, 01/15/2022, 144A (C)	2,555,000	2,618,875
NXP BV / NXP Funding LLC
3.75%, 06/01/2018, 144A	800,000	806,000

		8,611,885

Software - 1.5%
First Data Corp.
6.75%, 11/01/2020, 144A (C)	5,913,000	6,326,910
7.38%, 06/15/2019, 144A	1,648,000	1,746,880
8.25%, 01/15/2021, 144A	750,000	813,750

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Software (continued)
First Data Corp. (continued)
8.75%, 01/15/2022, 144A (Cash Rate: 8.75%) (D)	$ 2,717,000	$ 2,968,323
8.88%, 08/15/2020, 144A (C)	4,160,000	4,503,200
11.75%, 08/15/2021 (C)	3,117,000	3,654,682

		20,013,745

Specialty Retail - 0.7%
Claire’s Stores, Inc.
6.13%, 03/15/2020, 144A	600,000	555,000
9.00%, 03/15/2019, 144A (C)	8,987,000	9,166,740

		9,721,740

Technology Hardware, Storage & Peripherals - 0.5%
Dell, Inc.
6.50%, 04/15/2038 (C)	4,324,000	4,107,800
7.10%, 04/15/2028	2,455,000	2,504,100

		6,611,900

Textiles, Apparel & Luxury Goods - 0.8%
Levi Strauss & Co.
6.88%, 05/01/2022 (C)	9,344,000	10,161,600

Transportation Infrastructure - 0.2%
syncreon Group BV / syncreon Global Finance US, Inc.
8.63%, 11/01/2021, 144A	2,337,000	2,284,418

Wireless Telecommunication Services - 2.6%
Sprint Communications, Inc.
9.00%, 11/15/2018, 144A	4,673,000	5,496,616
Sprint Corp.
7.13%, 06/15/2024, 144A	1,920,000	1,972,800
7.88%, 09/15/2023, 144A (C)	15,733,000	17,030,972
T-Mobile USA, Inc.
6.13%, 01/15/2022	702,000	727,448
6.63%, 04/01/2023	5,700,000	6,013,500
6.73%, 04/28/2022	3,030,000	3,204,225

		34,445,561

Total Corporate Debt Securities (Cost $1,156,294,560)		1,164,920,771

CONVERTIBLE BOND - 0.2%
Diversified Telecommunication Services - 0.2%
Level 3 Financing, Inc.
8.63%, 07/15/2020	1,848,000	2,032,800

Total Convertible Bond (Cost $2,035,163)		2,032,800

LOAN ASSIGNMENTS - 4.4%
Aerospace & Defense - 0.2%
Silver II US Holdings LLC, Term Loan
4.00%, 12/13/2019 (A)	2,842,384	2,773,990

Commercial Services & Supplies - 0.3%
ADS Waste Holdings, Inc., Term Loan
3.75%, 10/09/2019 (A)	3,959,773	3,866,719

Diversified Financial Services - 0.2%
Delos Finance Sarl, Term Loan B
TBD, 03/06/2021 (J)	2,800,000	2,782,500

	Principal	Value
LOAN ASSIGNMENTS (continued)
Diversified Telecommunication Services - 0.4%
Intelsat Jackson Holdings SA, Term Loan B2
3.75%, 06/30/2019 (A)	$ 3,864,684	$ 3,832,480
Level 3 Financing, Inc., Term Loan B
4.00%, 01/15/2020 (A)	1,000,000	991,000

		4,823,480

Energy Equipment & Services - 0.3%
Stallion Oilfield Services, Ltd., Term Loan B
8.00%, 06/19/2018 (A)	3,761,888	3,611,413

Food Products - 0.6%
Big Heart Pet Brands, Term Loan
3.50%, 03/08/2020 (A)	3,980,000	3,824,780
Del Monte Foods, Inc., 1st Lien Term Loan
4.25%, 02/18/2021 (A)	3,970,000	3,718,568

		7,543,348

Hotels, Restaurants & Leisure - 0.9%
CityCenter Holdings LLC, Term Loan B
4.25%, 10/16/2020 (A)	4,400,000	4,368,100
Dunkin’ Brands, Inc., Term Loan C
2.65%, 09/30/2017 (A)	3,934,045	3,911,098
Great Wolf Resorts, Inc., Term Loan B
4.25%, 08/06/2020 (A)	3,950,000	3,908,853

		12,188,051

Independent Power and Renewable Electricity Producers - 0.3%
Dynegy Holdings, Inc., Term Loan B2
4.00%, 04/23/2020 (A)	3,950,000	3,925,312

Media - 0.0% (I)
Checkout Holding Corp., 2nd Lien Term Loan
7.75%, 04/11/2022 (A)	479,000	453,852

Metals & Mining - 0.1%
Atkore International, Inc., 1st Lien Term Loan
4.50%, 04/09/2021 (A)	668,325	661,642
Atkore International, Inc., 2nd Lien Term Loan
7.75%, 10/09/2021 (A)	580,000	570,575

		1,232,217

Paper & Forest Products - 0.1%
Exopack Holdings SA, Term Loan B
5.25%, 05/08/2019 (A)	1,881,780	1,888,837

Professional Services - 0.5%
Ceridian LLC, Term Loan B1
4.12%, 05/09/2017 (A)	1,422,321	1,419,950
Ceridian LLC, Term Loan B2
4.50%, 09/15/2020 (A)	1,483,610	1,469,393
Interactive Data Corp., Term Loan
4.75%, 05/02/2021 (A)	3,447,360	3,443,051

		6,332,394

Software - 0.3%
BMC Software Finance, Inc., Term Loan
5.00%, 09/10/2020 (A)	3,831,111	3,777,997

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
LOAN ASSIGNMENTS (continued)
Textiles, Apparel & Luxury Goods - 0.2%
Philips-Van Heusen Corp., Term Loan B
3.25%, 02/13/2020 (A)	$ 2,583,905	$ 2,587,134

Total Loan Assignments (Cost $58,697,696)		57,787,244

	Shares	Value
PREFERRED STOCKS - 1.9%
Banks - 0.8%
GMAC Capital Trust I
Series 2, 8.13% (A)	420,750	11,246,648

Capital Markets - 0.1%
Goldman Sachs Group, Inc.
Series J, 5.50% (B) (C)	52,081	1,246,298

Consumer Finance - 0.8%
Ally Financial, Inc.
Series A, 8.50% (A)	211,700	5,605,816
Series G, 7.00%, 144A	4,580	4,586,870

		10,192,686

Insurance - 0.2%
Hartford Financial Services Group, Inc., 7.88% (A)	98,086	2,970,044

Total Preferred Stocks (Cost $24,292,086)		25,655,676

	Shares	Value
COMMON STOCK - 0.1%
IT Services - 0.1%
Unisys Corp. (C) (K)	61,972	$ 1,588,962

Total Common Stock (Cost $1,487,453)		1,588,962

SECURITIES LENDING COLLATERAL - 11.8%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (L)	156,039,680	156,039,680

Total Securities Lending Collateral (Cost $156,039,680)		156,039,680

	Principal	Value
REPURCHASE AGREEMENT - 2.9%
State Street Bank & Trust Co. 0.01% (L), dated 10/31/2014, to be repurchased at $38,791,539 on 11/03/2014. Collateralized by U.S. Government Agency Obligations, 4.00%, due 12/15/2017, and with a total value of $39,567,824.	$ 38,791,507	38,791,507

Total Repurchase Agreement (Cost $38,791,507)		38,791,507

Total Investments (Cost $1,453,035,840) (M)		1,462,195,322
Net Other Assets (Liabilities) - (10.5)%		(138,889,477)

Net Assets - 100.0%		$ 1,323,305,845

SECURITY VALUATION:

Valuation Inputs (N)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs (O)	Value at October 31, 2014
ASSETS
Investments
Preferred Corporate Debt Securities	$—	$15,378,682	$—	$15,378,682
Corporate Debt Securities
Aerospace & Defense	—	24,051,491	—	24,051,491
Air Freight & Logistics	—	3,140,407	—	3,140,407
Airlines	—	29,861,257	—	29,861,257
Auto Components	—	4,631,010	—	4,631,010
Automobiles	—	23,509,755	—	23,509,755
Banks	—	15,196,905	—	15,196,905
Beverages	—	5,326,200	—	5,326,200
Building Products	—	28,251,704	—	28,251,704
Capital Markets	—	5,726,817	—	5,726,817
Chemicals	—	15,571,516	—	15,571,516
Commercial Services & Supplies	—	33,372,190	—	33,372,190
Construction & Engineering	—	26,911,528	—	26,911,528
Construction Materials	—	1,506,890	—	1,506,890
Consumer Finance	—	32,787,757	—	32,787,757
Containers & Packaging	—	18,757,193	—	18,757,193
Diversified Consumer Services	—	1,587,350	—	1,587,350
Diversified Financial Services	—	68,909,559	—	68,909,559
Diversified Telecommunication Services	—	109,205,775	—	109,205,775
Electric Utilities	—	26,274,945	5	26,274,950

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION (continued):

Valuation Inputs (continued) (N)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs (O)	Value at October 31, 2014
Electronic Equipment, Instruments & Components	$—	$11,392,664	$—	$11,392,664
Energy Equipment & Services	—	36,039,977	—	36,039,977
Food & Staples Retailing	—	3,973,235	—	3,973,235
Food Products	—	13,653,770	—	13,653,770
Health Care Equipment & Supplies	—	32,740,801	—	32,740,801
Health Care Providers & Services	—	81,597,611	—	81,597,611
Hotels, Restaurants & Leisure	—	62,785,597	—	62,785,597
Household Durables	—	49,478,087	—	49,478,087
Household Products	—	25,582,616	—	25,582,616
Independent Power and Renewable Electricity Producers	—	23,266,983	—	23,266,983
Insurance	—	9,238,325	—	9,238,325
IT Services	—	17,580,696	—	17,580,696
Media	—	101,692,902	—	101,692,902
Metals & Mining	—	9,262,400	—	9,262,400
Oil, Gas & Consumable Fuels	—	63,175,752	—	63,175,752
Paper & Forest Products	—	8,586,550	—	8,586,550
Personal Products	—	6,838,225	—	6,838,225
Pharmaceuticals	—	16,546,134	—	16,546,134
Professional Services	—	589,040	—	589,040
Real Estate Management & Development	—	8,787,718	—	8,787,718
Road & Rail	—	15,680,585	—	15,680,585
Semiconductors & Semiconductor Equipment	—	8,611,885	—	8,611,885
Software	—	20,013,745	—	20,013,745
Specialty Retail	—	9,721,740	—	9,721,740
Technology Hardware, Storage & Peripherals	—	6,611,900	—	6,611,900
Textiles, Apparel & Luxury Goods	—	10,161,600	—	10,161,600
Transportation Infrastructure	—	2,284,418	—	2,284,418
Wireless Telecommunication Services	—	34,445,561	—	34,445,561
Convertible Bond	—	2,032,800	—	2,032,800
Loan Assignments	—	57,787,244	—	57,787,244
Preferred Stocks	25,655,676	—	—	25,655,676
Common Stock	1,588,962	—	—	1,588,962
Securities Lending Collateral	156,039,680	—	—	156,039,680
Repurchase Agreement	—	38,791,507	—	38,791,507

Total Investments	$183,284,318	$1,278,910,999	$5	$1,462,195,322

Investments	Transfer from Level 1 to Level 2	Transfer from Level 2 to Level 1	Transfer from Level 2 to Level 3	Transfer from Level 3 to Level 2 (P)
Corporate Debt Securities	$—	$—	$—	$847,500

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Floating or variable rate security. Rate is listed as of October 31, 2014.
(B)	The security has a perpetual maturity. The date shown is the next call date.
(C)	All or a portion of this security is on loan. The value of all securities on loan is $152,834,116. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(D)	Payment in-kind. Securities pay interest or dividends in the form of additional bonds or preferred stock. If a security makes cash payment in addition to in-kind, the cash rate is disclosed separately.
(E)	Fair valued as determined in good faith in accordance with procedures established by the board of trustees. Total aggregate fair value of securities is $5, or less than 0.01% of the Fund’s net assets.
(F)	Total aggregate value of illiquid securities is $5, or less than 0.01% of the Fund’s net assets.
(G)	Securities in default.
(H)	When-issued security. A conditional transaction in a security authorized for issuance, but not yet issued.
(I)	Percentage rounds to less than 0.1% or (0.1)%.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FOOTNOTES TO SCHEDULE OF INVESTMENTS (continued):

(J)	All or a portion of this security represents unsettled loan commitments at October 31, 2014 where the rate will be determined at time of settlement.
(K)	Non-income producing security.
(L)	Rate shown reflects the yield at October 31, 2014.
(M)	Aggregate cost for federal income tax purposes is $1,453,144,824. Aggregate gross unrealized appreciation and depreciation for all securities is $30,382,844 and $21,332,346, respectively. Net unrealized appreciation for tax purposes is $9,050,498.
(N)	The Fund recognizes transfers between Levels at the end of the reporting period. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.
(O)	Level 3 securities were not considered significant to the Fund.
(P)	Transferred from Level 3 to 2 due to utilizing significant observable inputs, as of prior reporting period the security utilized significant unobservable inputs.

DEFINITIONS:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $379,809,804, or 28.70% of the Fund’s net assets.
MTN TBD	Medium Term Note To Be Determined

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Muni

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
ASSET-BACKED SECURITY - 0.1%
Tobacco Settlement Financing Corp.
Series 2002-A, Class B
6.13%, 06/01/2032	$ 15,000	$ 15,075

Total Asset-Backed Security (Cost $14,713)		15,075

MUNICIPAL GOVERNMENT OBLIGATIONS - 100.6%
Alabama - 1.7%
Alabama State University, Revenue Bonds
Series A, AGM
3.00%, 03/01/2023	185,000	188,239

Arizona - 1.1%
Student & Academic Services LLC, Revenue Bonds
BAM
5.00%, 06/01/2026	100,000	117,284

California - 17.4%
Aromas-San Juan Unified School District, General Obligation Unlimited
Series B, AGM
Zero Coupon, 08/01/2042	300,000	127,323
California School Finance Authority, Revenue Bonds
Series A
5.75%, 11/01/2024, 144A	100,000	102,755
6.75%, 08/01/2044	250,000	280,388
6.75%, 11/01/2045, 144A	100,000	102,519
Coachella Valley Unified School District, General Obligation Unlimited
Series C, AGM
Zero Coupon, 08/01/2037 - 08/01/2038	35,000	12,674
Cypress School District, General Obligation Unlimited
Zero Coupon, 08/01/2050	100,000	49,256
Folsom Cordova Unified School District School Facilities Improvement District No. 3, General Obligation Unlimited
Series B, ASSURED GTY
Zero Coupon, 10/01/2034	720,000	296,762
Golden State Tobacco Securitization Corp., Revenue Bonds
Series A-1
5.00%, 06/01/2033	235,000	191,997
Oakley Public Finance Authority, Special Assessment
BAM
2.88%, 09/02/2020	160,000	167,875
Paramount Unified School District, General Obligation Unlimited
Zero Coupon, 08/01/2045	50,000	38,535
San Carlos Elementary School District, General Obligation Unlimited
Zero Coupon, 10/01/2035 - 10/01/2037	1,350,000	478,167
Santee School District, General Obligation Unlimited
Series E, AGM
Zero Coupon, 05/01/2051	150,000	24,819

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
California (continued)
Tobacco Securitization Authority of Southern California, Revenue Bonds
Series A1
5.13%, 06/01/2046	$ 30,000	$ 22,429

		1,895,499

Illinois - 17.3%
Chicago Board of Education, General Obligation Unlimited
AGM
5.00%, 12/01/2024	115,000	122,905
Series A
5.00%, 12/01/2041	150,000	150,171
Cook County Township High School District No. 201 J. Sterling Morton, General Obligation Limited
Series C, AGM
Zero Coupon, 12/01/2025	195,000	132,360
County of Kankakee, General Obligation Unlimited
2.00%, 12/01/2016	120,000	118,937
DuPage County School District No. 2 Bensenville, General Obligation Limited
Series A
3.00%, 01/01/2024	250,000	259,985
Illinois Finance Authority, Revenue Bonds
5.00%, 08/15/2021	30,000	35,010
6.50%, 04/01/2044	75,000	82,169
Kendall Kane & Will Counties Community Unit School District No. 308, General Obligation Unlimited
AGM
Zero Coupon, 02/01/2020	110,000	98,710
Lake County School District No. 38 Big Hollow, General Obligation Unlimited
AMBAC
Zero Coupon, 02/01/2020	60,000	53,064
Marion-Clinton Counties High School District No. 200-Centralia, General Obligation Unlimited
BAM
3.25%, 12/01/2023	200,000	205,828
Southwestern Illinois Development Authority, Revenue Bonds
AGM
Zero Coupon, 12/01/2022 - 12/01/2024	100,000	73,568
Springfield Park District, General Obligation Limited
3.00%, 12/30/2023	100,000	102,668
Stephenson County School District No. 145 Freeport, General Obligation Limited
AMBAC
Zero Coupon, 01/01/2021	30,000	25,505
Village of Elk Grove Village, General Obligation Unlimited
4.00%, 01/01/2022	60,000	67,888
Will & Kendall Counties Community Consolidated School District 202 Plainfield, General Obligation Unlimited
Series A, AGM
2.70%, 01/01/2025	100,000	96,617

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Illinois (continued)
Will County Community High School District No. 210 Lincoln-Way, General Obligation Unlimited
Series A
5.00%, 01/01/2027	$ 55,000	$ 63,042
Winnebago & Boone Counties School District No. 205 Rockford, General Obligation Unlimited
Zero Coupon, 02/01/2022	65,000	53,754
Zion Park District, General Obligation Limited
Series B
2.00%, 12/30/2015	150,000	152,350

		1,894,531

Indiana - 0.5%
Indiana Finance Authority, Revenue Bonds
Series A
5.00%, 08/15/2021	45,000	52,731

Iowa - 1.7%
Iowa Tobacco Settlement Authority, Revenue Bonds
Series A
6.50%, 06/01/2023	95,000	94,274
Series C
5.63%, 06/01/2046	110,000	92,530

		186,804

Kansas - 0.2%
Kansas Rural Water Finance Authority, Revenue Bonds
4.25%, 03/01/2038	25,000	25,812

Kentucky - 3.4%
City of Covington, General Obligation Unlimited
AGM
3.10%, 04/01/2025	350,000	353,119
Kentucky Area Development Districts, Certificate of Participation
Series J
5.25%, 01/01/2016	20,000	20,731

		373,850

Maine - 0.3%
Byron Independent School District No. 531, General Obligation Unlimited
Series A
3.13%, 02/01/2025	35,000	36,067

Michigan - 7.5%
Bad Axe Public Schools, General Obligation Unlimited
Series B
4.00%, 05/01/2024	50,000	56,669
City of Detroit, General Obligation Unlimited
Series A, AGM
5.00%, 04/01/2019	15,000	15,017
Series A, ASSURED GTY
4.00%, 04/01/2018	110,000	112,717
Series A-1, NATL-RE
5.38%, 04/01/2015 - 04/01/2016	35,000	35,004

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Michigan (continued)
City of Detroit, General Obligation Unlimited (continued)
Series B, ASSURED GTY
5.00%, 04/01/2018	$ 40,000	$ 41,033
Series C, AGM
5.00%, 04/01/2016 - 04/01/2018	15,000	15,478
City of Detroit Sewage Disposal System Revenue, Revenue Bonds
BHAC, FGIC
5.75%, 07/01/2031	150,000	167,923
Series A, NATL
Zero Coupon, 07/01/2017	30,000	27,307
Series A, NATL-RE
3.70%, 07/01/2015	15,000	15,317
5.25%, 07/01/2018	50,000	54,841
Series B, NATL
4.25%, 07/01/2025	25,000	25,099
Series C, NATL
5.00%, 07/01/2017	50,000	53,142
City of Detroit Water Supply System Revenue, Revenue Bonds
Series B, NATL-RE
5.00%, 07/01/2018 - 07/01/2034	65,000	67,843
Detroit Local Development Finance Authority, Tax Allocation
Series A, ACA-CBI
5.50%, 05/01/2021	135,000	128,106

		815,496

Missouri - 0.6%
Missouri Joint Municipal Electric Utility Commission, Revenue Bonds
7.73%, 01/01/2039	55,000	67,330

New Jersey - 0.5%
New Jersey Economic Development Authority, Revenue Bonds
Series A
6.10%, 07/01/2044	50,000	48,594
Tobacco Settlement Financing Corp., Revenue Bonds
Series 1A
4.50%, 06/01/2023	10,000	9,887

		58,481

New York - 1.6%
New York Counties Tobacco Trust IV, Revenue Bonds
Series A
5.00%, 06/01/2042	225,000	170,248

Ohio - 15.3%
Bethel Local School District, General Obligation Unlimited
Series B
Zero Coupon, 11/01/2021	50,000	41,914
Buckeye Tobacco Settlement Financing Authority, Revenue Bonds
Series A-2
5.13%, 06/01/2024	620,000	517,396
5.75%, 06/01/2034	100,000	78,745
5.88%, 06/01/2030 - 06/01/2047	175,000	138,818

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Ohio (continued)
Cleveland-Cuyahoga County Port Authority, Revenue Bonds
Series A
7.05%, 11/15/2040	$ 100,000	$ 100,708
County of Warren, Revenue Bonds
5.00%, 07/01/2021 - 07/01/2026	600,000	688,526
Toledo-Lucas County Port Authority, Revenue Bonds
Series A
5.00%, 07/01/2046	100,000	103,878

		1,669,985

Pennsylvania - 3.2%
City of Scranton, General Obligation Unlimited
Series B, AMBAC
3.70%, 09/01/2015	25,000	24,709
Philadelphia Gas Works Co., Revenue Bonds
AGM
5.00%, 07/01/2026	10,000	10,037
Pottsville Hospital Authority, Revenue Bonds
6.50%, 07/01/2028	300,000	316,023

		350,769

Puerto Rico - 10.4%
Commonwealth of Puerto Rico, General Obligation Unlimited
AGC-ICC
5.50%, 07/01/2022	100,000	105,700
AGM
5.50%, 07/01/2017	20,000	20,853
AGM-CR
5.25%, 07/01/2016	25,000	25,824
Series A, AGC-ICC
5.50%, 07/01/2029	50,000	52,573
Series A, AGM
4.00%, 07/01/2022	10,000	9,738
5.00%, 07/01/2035	10,000	9,973
Series A, ASSURED GTY
4.00%, 07/01/2015	10,000	10,125
5.00%, 07/01/2016	175,000	180,642
Puerto Rico Electric Power Authority, Revenue Bonds
Series RR, NATL
5.00%, 07/01/2022	25,000	24,748
Series UU, AGM
5.00%, 07/01/2015 - 07/01/2022	135,000	137,151
Puerto Rico Highways & Transportation Authority, Revenue Bonds
Series A, AMBAC
Zero Coupon, 07/01/2015	70,000	67,759
Series CC, AGM
5.25%, 07/01/2033	50,000	50,115
Series CC, AGM
5.25%, 07/01/2036	15,000	14,999
Series E, AGM
5.50%, 07/01/2017	30,000	30,774
Series K, CIFG, FSA-CR
5.00%, 07/01/2018	10,000	10,035

	Principal	Value
MUNICIPAL GOVERNMENT OBLIGATIONS (continued)
Puerto Rico (continued)
Puerto Rico Highways & Transportation Authority, Revenue Bonds (continued)
Series Y, AGM
6.25%, 07/01/2021	$ 110,000	$ 121,240
Puerto Rico Infrastructure Financing Authority, Revenue Bonds
Series C, AMBAC
5.50%, 07/01/2016	20,000	20,591
Puerto Rico Public Buildings Authority, Revenue Bonds
Series H, AMBAC
5.50%, 07/01/2017	130,000	133,645
Series H, RADIAN, FGIC, COMWLTH GTD
5.25%, 07/01/2015	100,000	99,449
Puerto Rico Sales Tax Financing Corp., Revenue Bonds
Series A, BHAC-CR, FGIC
Zero Coupon, 08/01/2041	45,000	13,438

		1,139,372

Rhode Island - 4.1%
Tobacco Settlement Financing Corp.
Series A, Class C
6.25%, 06/01/2042	445,000	444,947

South Carolina - 4.3%
Richland County Recreational District, General Obligation Unlimited
3.00%, 03/01/2026	340,000	347,565
South Carolina Jobs-Economic Development Authority, Revenue Bonds
CIFG
5.00%, 11/01/2014 - 11/01/2015	125,000	124,976

		472,541

Texas - 7.3%
City of Houston Airport System Revenue, Revenue Bonds
5.00%, 07/01/2029	250,000	263,910
City of Laredo International Toll Bridge System Revenue, Revenue Bonds
AGM
5.00%, 10/01/2025	300,000	352,185
Fort Bend Grand Parkway Toll Road Authority, Revenue Bonds
5.00%, 03/01/2025	40,000	47,156
Willow Creek Farms Municipal Utility District, General Obligation Unlimited
BAM
3.00%, 09/01/2023 (A)	130,000	131,600

		794,851

Wisconsin - 2.2%
Wisconsin Health & Educational Facilities Authority, Revenue Bonds
5.00%, 12/01/2044 (A)	250,000	238,770

Total Municipal Government Obligations (Cost $10,644,638)		10,993,607

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
INVESTMENT COMPANY - 2.3%
Capital Markets - 2.3%
PIMCO Municipal Income Fund III	22,550	$ 245,795

Total Investment Company (Cost $245,813)		245,795

	Principal	Value
REPURCHASE AGREEMENT - 0.7%
State Street Bank & Trust Co. 0.01% (B), dated 10/31/2014, to be repurchased at $76,879 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.00%, due 07/25/2037, and with a value of $82,890.	$ 76,879	76,879

Total Repurchase Agreement (Cost $76,879)		76,879

Total Investments (Cost $10,982,043) (C)		11,331,356
Net Other Assets (Liabilities) - (3.7)%		(399,043)

Net Assets - 100.0%		$ 10,932,313

SECURITY VALUATION:

Valuation Inputs (D)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Asset-Backed Security	$—	$15,075	$—	$15,075
Municipal Government Obligations	—	10,993,607	—	10,993,607
Investment Company	245,795	—	—	245,795
Repurchase Agreement	—	76,879	—	76,879

Total Investments	$245,795	$11,085,561	$—	$11,331,356

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	When-issued security. A conditional transaction in a security authorized for issuance, but not yet issued.
(B)	Rate shown reflects the yield at October 31, 2014.
(C)	Aggregate cost for federal income tax purposes is $10,982,043. Aggregate gross unrealized appreciation and depreciation for all securities in which there is an excess of value over tax cost were $369,993 and $20,680, respectively. Net unrealized appreciation for tax purposes is $349,313.
(D)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITIONS:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $205,274, or 1.88% of the Fund’s net assets.
ACA	ACA Financial Guaranty Corp.
AGC	Assured Guaranty Corp.
AGM	Assured Guaranty Municipal Corp.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica High Yield Muni

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

DEFINITIONS (continued):

AMBAC	AMBAC Financial Group, Inc.
ASSURED GTY	Assured Guaranty, Ltd.
BAM	Build America Mutual Assurance Co.
BHAC	Berkshire Hathaway Assurance Corp.
CBI	Certificates of bond insurance
CIFG	CIFG Assurance North America, Inc.
COMWLTH	Commonwealth
CR	Custodial Receipts
FGIC	Financial Guaranty Insurance Co.
FSA	Assured Guaranty Municipal Corp. (formerly Financial Security Assurance, Inc.)
GTD	Guaranteed
ICC	Insured Custody Certificate
NATL	National Public Finance Guarantee Corp.
NATL-RE	National Public Finance Guarantee Corp. Reinsured
RADIAN	Radian Asset Assurance Inc.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Income & Growth

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
COMMON STOCKS - 82.3%
Aerospace & Defense - 3.2%
BAE Systems PLC	3,866,042	$ 28,470,525

Airlines - 2.5%
Japan Airlines Co., Ltd. (A)	822,200	22,077,773

Automobiles - 1.9%
Daimler AG	224,059	17,469,651

Banks - 2.6%
Commonwealth Bank of Australia	321,948	22,893,536

Beverages - 2.0%
Thai Beverage PCL (A) (B)	30,250,003	18,012,962

Capital Markets - 4.9%
Ares Capital Corp.	1,224,235	19,575,517
Federated Investors, Inc., Class B (A)	787,703	24,631,473

		44,206,990

Chemicals - 4.1%
LyondellBasell Industries NV, Class A	200,560	18,377,313
Potash Corp. of Saskatchewan, Inc.	255,620	8,734,536
Yara International ASA	205,140	9,420,304

		36,532,153

Diversified Telecommunication Services - 17.5%
AT&T, Inc.	768,900	26,788,476
BCE, Inc. (A)	306,062	13,591,592
Belgacom SA (A)	802,450	30,307,361
HKT Trust and HKT, Ltd.	15,992,540	19,585,725
Swisscom AG	33,854	19,957,641
Telenor ASA	790,090	17,766,468
Telstra Corp., Ltd.	5,791,054	28,817,170

		156,814,433

Food Products - 2.5%
Marine Harvest ASA (A)	1,570,870	22,247,413

Media - 2.2%
Regal Entertainment Group, Class A (A)	904,939	20,044,399

Metals & Mining - 1.1%
Antofagasta PLC, Class A	844,320	9,508,562

Multi-Utilities - 0.8%
Centrica PLC	1,522,610	7,384,616

Oil, Gas & Consumable Fuels - 9.3%
Canadian Oil Sands, Ltd.	1,291,320	20,233,984
Royal Dutch Shell PLC, Class B ADR (A)	296,950	22,173,256
Ship Finance International, Ltd. (A)	1,068,520	18,367,859
Total SA	382,187	22,817,808

		83,592,907

Pharmaceuticals - 2.5%
GlaxoSmithKline PLC	982,170	22,210,756

Real Estate Investment Trusts - 23.0%
American Capital Agency Corp.	1,034,070	23,514,752
Ascendas Real Estate Investment Trust	13,586,756	23,599,731
Blackstone Mortgage Trust, Inc., Class A	982,168	27,422,131
Lexington Realty Trust	1,269,070	13,909,007
National Retail Properties, Inc. (A)	312,328	11,905,943
PennyMac Mortgage Investment Trust	739,910	15,974,657
Realty Income Corp. (A)	474,766	21,853,479
Select Income REIT	400,251	9,810,152
Spirit Realty Capital, Inc.	2,202,940	26,214,986
Starwood Property Trust, Inc.	1,375,757	31,037,078

		205,241,916

	Shares	Value
COMMON STOCKS (continued)
Thrifts & Mortgage Finance - 1.1%
Home Loan Servicing Solutions, Ltd. (A)	495,970	$ 9,527,584

Wireless Telecommunication Services - 1.1%
Vodafone Group PLC ADR	288,100	9,570,682

Total Common Stocks (Cost $718,194,062)		735,806,858

MASTER LIMITED PARTNERSHIPS - 15.0%
Capital Markets - 4.7%
Apollo Global Management LLC, Class A	475,360	10,814,440
KKR & Co, LP	643,055	13,864,266
Oaktree Capital Group LLC, Class A	353,709	16,794,103

		41,472,809

Electric Utilities - 0.9%
Brookfield Infrastructure Partners, LP	194,848	7,908,880

Oil, Gas & Consumable Fuels - 9.4%
Alliance Resource Partners, LP	424,546	20,416,417
Cheniere Energy Partners, LP	185,814	5,875,439
Energy Transfer Partners, LP, Class B	591,527	38,112,085
TC Pipelines, LP	188,778	11,770,308
Teekay LNG Partners, LP	207,413	8,151,331

		84,325,580

Total Master Limited Partnerships (Cost $126,306,615)		133,707,269

SECURITIES LENDING COLLATERAL - 15.8%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (C)	141,468,418	141,468,418

Total Securities Lending Collateral (Cost $141,468,418)		141,468,418

	Principal	Value
REPURCHASE AGREEMENT - 2.1%
State Street Bank & Trust Co. 0.01% (C), dated 10/31/2014, to be repurchased at $18,801,303 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 2.00%, due 11/01/2027, and with a value of $19,180,578.	$ 18,801,287	18,801,287

Total Repurchase Agreement (Cost $18,801,287)		18,801,287

Total Investments (Cost $1,004,770,382) (D)		1,029,783,832
Net Other Assets (Liabilities) - (15.2)%		(136,169,819)

Net Assets - 100.0%		$ 893,614,013

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Income & Growth

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Common Stocks	$393,258,856	$342,548,002	$—	$735,806,858
Master Limited Partnerships	133,707,269	—	—	133,707,269
Securities Lending Collateral	141,468,418	—	—	141,468,418
Repurchase Agreement	—	18,801,287	—	18,801,287

Total Investments	$668,434,543	$361,349,289	$—	$1,029,783,832

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $136,988,926. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Fair valued as determined in good faith in accordance with procedures established by the board of trustees. Total aggregate fair value of securities is $18,012,962, or 2.02% of the Fund’s net assets.
(C)	Rate shown reflects the yield at October 31, 2014.
(D)	Aggregate cost for federal income tax purposes is $995,730,169. Aggregate gross unrealized appreciation and depreciation for all securities is $73,050,250 and $38,996,587, respectively. Net unrealized appreciation for tax purposes is $34,053,663.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITION:

ADR	American Depositary Receipt

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Inflation Opportunities

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
U.S. GOVERNMENT OBLIGATIONS - 54.3%
U.S. Treasury Floating Rate Note
0.07%, 01/31/2016 (A)	$ 720,000	$ 719,965
0.09%, 04/30/2016 - 07/31/2016 (A)	7,320,000	7,322,299
U.S. Treasury Inflation Indexed Bond
1.38%, 02/15/2044	3,061,860	3,376,178
1.75%, 01/15/2028	817,495	928,624
2.38%, 01/15/2025	6,372,595	7,556,999
3.38%, 04/15/2032	6,767,404	9,606,540
3.88%, 04/15/2029	7,306,997	10,496,953
U.S. Treasury Inflation Indexed Note
0.13%, 04/15/2016 - 07/15/2024	69,188,062	69,363,218
0.50%, 04/15/2015	4,346,536	4,338,047
0.63%, 01/15/2024	1,544,436	1,569,534
1.13%, 01/15/2021	12,048,060	12,724,823
1.25%, 07/15/2020	3,921,067	4,186,656
1.38%, 07/15/2018	1,588,406	1,692,769

Total U.S. Government Obligations (Cost $134,921,883)		133,882,605

U.S. GOVERNMENT AGENCY OBLIGATIONS - 2.4%
Federal Home Loan Bank
0.78%, 07/23/2019 (A)	800,000	800,317
Federal Home Loan Mortgage Corp.
1.80%, 04/25/2024 (A)	3,000,000	2,897,868
2.35%, 02/25/2024 (A)	1,500,000	1,483,617
Federal National Mortgage Association
2.15%, 10/25/2023 (A)	846,806	852,442

Total U.S. Government Agency Obligations (Cost $6,197,998)		6,034,244

FOREIGN GOVERNMENT OBLIGATIONS - 23.6%
Australia Government Bond
3.00%, 09/20/2025, Reg S	AUD 2,100,000	2,530,651
Brazil Notas do Tesouro Nacional,
Series B
6.00%, 05/15/2017 - 08/15/2022	BRL 6,000,000	6,116,016
Canadian Government Bond
1.50%, 12/01/2044	CAD 978,633	1,049,739
4.25%, 12/01/2021	6,536,376	7,517,659
Italy Buoni Poliennali del Tesoro
2.10%, 09/15/2021, Reg S	EUR 6,222,182	8,437,177
Japanese Government CPI Linked Bond
0.10%, 03/10/2024	JPY 51,450,000	489,857
Kommunalbanken AS
0.61%, 03/27/2017, 144A (A)	$ 500,000	504,110
Mexican Udibonos
Series S
4.50%, 12/04/2025	MXN 36,402,121	3,189,062
New Zealand Government Bond
2.00%, 09/20/2025, Reg S	NZD 2,000,000	1,553,871
Spain Government Inflation-Linked Bond
0.55%, 11/30/2019, Reg S	EUR 1,996,840	2,533,795
1.80%, 11/30/2024, Reg S	1,827,109	2,481,765
Turkey Government Bond
3.00%, 02/23/2022	TRY 1,513,118	734,894

	Principal	Value
FOREIGN GOVERNMENT OBLIGATIONS (continued)
U.K. Gilt Inflation-Linked
0.13%, 03/22/2029 - 03/22/2044, Reg S	GBP 11,902,240	$ 20,957,794

Total Foreign Government Obligations (Cost $59,488,762)		58,096,390

MORTGAGE-BACKED SECURITIES - 1.8%
GS Mortgage Securities Trust
Series 2014-GSFL, Class B
1.90%, 07/15/2031, 144A (A)	$ 3,000,000	2,990,598
JPMorgan Chase Commercial Mortgage Securities Trust
Series 2014-FBLU, Class B
1.65%, 12/15/2028, 144A (A)	1,500,000	1,497,204

Total Mortgage-Backed Securities (Cost $4,501,250)		4,487,802

ASSET-BACKED SECURITIES - 0.5%
Invitation Homes Trust
Series 2014-SFR1, Class A
1.15%, 06/17/2031, 144A (A)	200,000	198,217
SLM Student Loan Trust
Series 2014-1, Class A3
0.75%, 02/26/2029 (A)	1,000,000	1,004,010

Total Asset-Backed Securities (Cost $1,203,906)		1,202,227

PREFERRED CORPORATE DEBT SECURITIES - 0.9%
Banks - 0.9%
Goldman Sachs Capital II
4.00%, 12/01/2014 (A) (B)	500,000	376,000
UBS Preferred Funding Trust V
6.24%, 05/15/2016 (A) (B)	400,000	415,720
BAC Capital Trust XIV
Series G
4.00%, 11/17/2014 (A) (B)	700,000	549,500
Societe Generale SA
6.00%, 01/27/2020, 144A (A) (B) (C)	800,000	754,000

Total Preferred Corporate Debt Securities (Cost $2,264,327)		2,095,220

CORPORATE DEBT SECURITIES - 13.7%
Automobiles - 0.5%
Toyota Motor Credit Corp.
Series MTN
0.75%, 03/05/2017 (D)	1,300,000	1,295,958

Banks - 2.5%
Banco do Brasil SA
9.00%, 06/18/2024, 144A (A) (B)	1,250,000	1,228,750
Banco Santander Chile
1.13%, 04/11/2017, 144A (A)	200,000	199,043
Fifth Third Bancorp
0.65%, 12/20/2016 (A)	400,000	398,315
Intesa Sanpaolo SpA
5.02%, 06/26/2024, 144A (C)	1,000,000	977,314
RBS Capital Trust IV
2.03%, 12/30/2014 (A) (B)	400,000	388,000
Royal Bank of Scotland NV
4.65%, 06/04/2018	200,000	206,389

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Inflation Opportunities

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Banks (continued)
UBS AG
Series MTN
4.75%, 05/22/2023, Reg S (A)	$ 1,200,000	$ 1,213,500
Zions Bancorporation
5.65%, 11/15/2023 (A)	1,400,000	1,440,190

		6,051,501

Building Products - 0.1%
Masco Corp.
5.95%, 03/15/2022 (C)	315,000	346,500

Capital Markets - 1.1%
Morgan Stanley
Series MTN
3.99%, 04/25/2023 - 06/09/2023 (A)	2,643,000	2,694,460

Commercial Services & Supplies - 0.2%
Hutchison Whampoa International 14, Ltd.
1.63%, 10/31/2017, 144A	400,000	399,321

Construction Materials - 0.2%
Vulcan Materials Co.
7.00%, 06/15/2018 (C)	500,000	556,250

Diversified Financial Services - 2.5%
Bank of America Corp.
Series MTN
1.30%, 03/22/2018 (A)	1,500,000	1,521,557
4.09%, 02/18/2020 (A)	400,000	405,400
Citigroup, Inc.
0.50%, 06/09/2016 (A)	2,070,000	2,052,442
Goldman Sachs Capital III
4.00%, 12/01/2014 (A) (B) (C)	2,600,000	1,951,300
JPMorgan Chase & Co.
2.20%, 10/22/2019	240,000	237,115

		6,167,814

Energy Equipment & Services - 0.3%
Transocean, Inc.
6.38%, 12/15/2021 (C)	400,000	420,343
6.50%, 11/15/2020 (C)	400,000	411,434

		831,777

Insurance - 2.0%
Genworth Holdings, Inc.
6.15%, 11/15/2066 (A)	1,850,000	1,581,750
XL Group PLC
6.50%, 04/15/2017 (A) (B) (C)	3,350,000	3,214,325

		4,796,075

Machinery - 0.1%
Valmont Industries, Inc.
5.00%, 10/01/2044	128,000	126,222
5.25%, 10/01/2054	180,000	172,870

		299,092

Metals & Mining - 1.2%
Alcoa, Inc.
5.13%, 10/01/2024 (C)	244,000	257,595
Glencore Canada Corp.
6.00%, 10/15/2015	400,000	418,470
Glencore Funding LLC
1.59%, 01/15/2019, 144A (A)	800,000	812,458

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Metals & Mining (continued)
Goldcorp, Inc.
3.63%, 06/09/2021 (C)	400,000	400,576
5.45%, 06/09/2044	178,000	173,639
Kinross Gold Corp.
5.13%, 09/01/2021	$ 119,000	$ 116,085
5.95%, 03/15/2024, 144A	699,000	668,519

		2,847,342

Oil, Gas & Consumable Fuels - 2.9%
BP Capital Markets PLC
2.52%, 01/15/2020	133,000	133,585
Petrobras Global Finance BV
1.85%, 05/20/2016 (A)	1,355,000	1,355,000
2.37%, 01/15/2019 (A)	3,000,000	2,993,550
2.59%, 03/17/2017 (A)	2,750,000	2,759,625

		7,241,760

Paper & Forest Products - 0.1%
Domtar Corp.
6.75%, 02/15/2044	200,000	218,649

Total Corporate Debt Securities (Cost $34,789,327)		33,746,499

SHORT-TERM U.S. GOVERNMENT OBLIGATIONS - 0.1%
U.S. Treasury Bill
0.00%, 12/26/2014 (E) (F)	50,000	50,000
0.01%, 12/11/2014 (E)	70,000	69,999

Total Short-Term U.S. Government Obligations (Cost $119,999)		119,999

	Shares	Value
PREFERRED STOCKS - 0.5%
Banks - 0.1%
UBS Preferred Funding Trust IV
Series D, 0.85% (A)	14,000	263,060

Consumer Finance - 0.2%
Navient Corp.
3.70% (A)	3,200	78,944
3.75% (A)	19,249	471,793

		550,737

Insurance - 0.2%
Principal Financial Group, Inc.
Series A, 5.56% (A)	4,000	402,000
Prudential Financial, Inc.
4.39% (A)	4,655	123,358

		525,358

Total Preferred Stocks (Cost $1,356,527)		1,339,155

SECURITIES LENDING COLLATERAL - 2.7%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (G)	6,762,445	6,762,445

Total Securities Lending Collateral (Cost $6,762,445)		6,762,445

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Inflation Opportunities

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

Principal	Value
REPURCHASE AGREEMENT - 2.5%

State Street Bank & Trust Co.
0.01% (G), dated 10/31/2014, to be repurchased at $6,183,737 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.00%, due 07/25/2037, and with a value of $6,310,308

$ 6,183,732	$ 6,183,732

Total Repurchase Agreement (Cost $6,183,732)	6,183,732

Total Investments (Cost $257,790,156) (H)	253,950,318
Net Other Assets (Liabilities) - (3.0)%	(7,279,771)

Net Assets - 100.0%	$ 246,670,547

FUTURES CONTRACTS:
Description	Type	Contracts	Expiration Date	Net Unrealized Appreciation (Depreciation)
5-Year U.S. Treasury Note	Short	(130)	12/31/2014	$(200,081)

FORWARD FOREIGN CURRENCY CONTRACTS:
Counterparty	Settlement Date	Currency Purchased		Currency Sold		Unrealized Appreciation	Unrealized Depreciation
JPM	11/28/2014	727,600	USD	551,929	EUR	$35,827	$—
JPM	12/05/2014	1,314,851	USD	1,000,000	EUR	61,418	—
GSC	12/16/2014	1,295,300	USD	1,000,000	EUR	41,771	—
JPM	01/14/2015	5,118,618	USD	4,035,835	EUR	58,547	—
GSC	01/30/2015	1,277,254	USD	1,000,000	EUR	23,314	—
JPM	08/14/2015	1,807,905	USD	1,081,000	GBP	83,685	—

Total						$304,562	$—

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Inflation Opportunities

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION:

Valuation Inputs (I)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
U.S. Government Obligations	$—	$133,882,605	$—	$133,882,605
U.S. Government Agency Obligations	—	6,034,244	—	6,034,244
Foreign Government Obligations	—	58,096,390	—	58,096,390
Mortgage-Backed Securities	—	4,487,802	—	4,487,802
Asset-Backed Securities	—	1,202,227	—	1,202,227
Preferred Corporate Debt Securities	—	2,095,220	—	2,095,220
Corporate Debt Securities	—	33,746,499	—	33,746,499
Short-Term U.S. Government Obligations	—	119,999	—	119,999
Preferred Stocks	1,339,155	—	—	1,339,155
Securities Lending Collateral	6,762,445	—	—	6,762,445
Repurchase Agreement	—	6,183,732	—	6,183,732

Total Investments	$8,101,600	$245,848,718	$—	$253,950,318

Derivative Financial Instruments
Forward Foreign Currency Contracts (J)	$—	$304,562	$—	$304,562

Total Derivative Financial Instruments	$—	$304,562	$—	$304,562

LIABILITIES
Derivative Financial Instruments
Futures Contracts (J)	$(200,081)	$—	$—	$(200,081)

Total Derivative Financial Instruments	$(200,081)	$—	$—	$(200,081)

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Floating or variable rate security. Rate is listed as of October 31, 2014.
(B)	The security has a perpetual maturity. The date shown is the next call date.
(C)	All or a portion of this security is on loan. The value of all securities on loan is $6,624,466. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(D)	Step bond. Coupon rate changes in increments to maturity. Rate disclosed is as of October 31, 2014. Maturity date disclosed is the ultimate maturity date.
(E)	All or a portion of this security has been segregated by the custodian with the broker as collateral to cover margin requirements for open futures contracts. Total value of securities segregated as collateral to cover margin requirements for open futures contracts is $119,999.
(F)	Percentage rounds to less than 0.01% or (0.01)%.
(G)	Rate shown reflects the yield at October 31, 2014.
(H)	Aggregate cost for federal income tax purposes is $258,089,509. Aggregate gross unrealized appreciation and depreciation for all securities is $352,484 and $4,491,675 respectively. Net unrealized depreciation for tax purposes is $4,139,191.
(I)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.
(J)	Derivative financial instruments valued at unrealized appreciation (depreciation) on the instrument.

DEFINITIONS:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $10,229,534, or 4.15% of the Fund’s net assets.
GSC	Goldman Sachs & Co.
JPM	JPMorgan Chase Bank
MTN	Medium Term Note
Reg S	Security exempt from registration under Regulation S of the Securities Act of 1933, which exempts from registration securities offered and sold outside the United States. Security may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Inflation Opportunities

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

CURRENCY ABBREVIATIONS:

AUD	Australian Dollar
BRL	Brazilian Real
CAD	Canadian Dollar
EUR	Euro
GBP	Pound Sterling
JPY	Japanese Yen
MXN	Mexican Peso
NZD	New Zealand Dollar
TRY	Turkish New Lira
USD	United States Dollar

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica International Equity

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
CONVERTIBLE PREFERRED STOCK - 1.3%
Germany - 1.3%
Volkswagen AG
2.21% (A)	74,600	$ 15,953,352

Total Convertible Preferred Stock (Cost $18,609,952)		15,953,352

PREFERRED STOCKS - 1.1%
Brazil - 0.7%
Itau Unibanco Holding SA
3.16% (A)	633,760	9,399,362

Korea, Republic of - 0.4%
Hyundai Motor Co.
1.59% (A)	38,530	4,453,249

Total Preferred Stocks (Cost $12,648,666)		13,852,611

COMMON STOCKS - 93.2%
Australia - 3.9%
APA Group	877,500	6,100,670
Asciano, Ltd.	3,097,000	17,130,926
BHP Billiton PLC, ADR (B)	260,069	13,533,991
Challenger, Ltd.	2,060,784	12,675,184

		49,440,771

Belgium - 0.7%
Ageas	250,464	8,372,489

Canada - 0.8%
Fairfax Financial Holdings, Ltd.	22,931	10,476,784

Denmark - 1.2%
Carlsberg A/S, Class B	167,376	14,762,330

France - 9.7%
Arkema SA	157,894	9,745,522
Bollore SA (B)	19,200	9,102,739
Cie Generale des Etablissements Michelin,
Class B	105,191	9,136,567
GDF Suez	561,200	13,625,891
Rexel SA	895,700	15,055,859
Sanofi	200,800	18,220,598
Total SA	229,200	13,683,987
Veolia Environnement SA	728,440	12,098,517
Vinci SA (B)	174,900	9,982,984
Vivendi SA (C)	473,583	11,569,293

		122,221,957

Germany - 6.9%
adidas AG	59,200	4,313,666
Allianz SE, Class A	94,900	15,091,199
Bayer AG	88,865	12,709,629
Merck KGaA	183,300	16,593,109
Metro AG (C)	450,700	14,367,621
Siemens AG, Class A	128,400	14,482,676
Talanx AG (C)	279,451	9,017,892

		86,575,792

Guernsey, Channel Islands - 0.9%
Friends Life Group, Ltd.	2,306,300	11,960,524

Hong Kong - 4.8%
Cheung Kong Holdings, Ltd.	887,500	15,789,494
First Pacific Co., Ltd.	7,858,112	8,450,135
Guangdong Investment, Ltd.	9,326,900	12,244,766

	Shares	Value
COMMON STOCKS (continued)
Hong Kong (continued)
Noble Group, Ltd. (B)	13,240,000	$ 12,324,557
SJM Holdings, Ltd.	5,601,000	11,809,317

		60,618,269

Ireland - 2.1%
DCC PLC	58,500	3,278,384
Ryanair Holdings PLC, ADR (C)	217,200	12,063,288
Smurfit Kappa Group PLC, Class B	563,500	11,642,888

		26,984,560

Israel - 0.7%
Israel Corp., Ltd. (C)	18,872	9,207,076

Italy - 2.6%
Davide Campari-Milano SpA	719,344	5,173,215
Eni SpA, Class B	814,900	17,361,358
Pirelli & C. SpA	298,000	3,996,103
Prysmian SpA	390,994	6,776,384

		33,307,060

Japan - 21.2%
Aisin Seiki Co., Ltd.	379,600	12,644,007
Daiichi Sankyo Co., Ltd.	800,900	12,047,002
Denki Kagaku Kogyo KK	2,348,000	7,669,732
Electric Power Development Co., Ltd. (B)	202,700	7,088,647
FUJIFILM Holdings Corp.	581,500	19,520,134
Hitachi, Ltd.	3,383,300	26,584,180
Japan Airlines Co., Ltd.	582,300	15,635,961
Kintetsu World Express, Inc.	128,800	4,457,295
Komatsu, Ltd.	483,800	11,422,203
Kuraray Co., Ltd.	1,037,300	12,048,302
Mitsubishi Corp.	716,200	14,043,500
MS&AD Insurance Group Holdings, Inc.	809,600	17,500,928
Nippon Telegraph & Telephone Corp.	329,700	20,513,546
Nitori Holdings Co., Ltd.	192,500	12,199,795
ORIX Corp.	1,184,300	16,438,370
Resona Holdings, Inc.	3,029,800	17,329,806
Sony Corp. (B)	636,500	12,566,620
Sumitomo Mitsui Financial Group, Inc.	490,400	19,999,936
USS Co., Ltd.	454,000	7,145,049

		266,855,013

Korea, Republic of - 2.7%
Kangwon Land, Inc.	269,425	8,810,293
Samsung Electronics Co., Ltd.	11,000	12,827,567
SK Telecom Co., Ltd.	47,050	11,790,681

		33,428,541

Macau - 1.3%
MGM China Holdings, Ltd.	4,917,400	15,808,437

Netherlands - 4.7%
Akzo Nobel NV	177,700	11,850,192
Boskalis Westminster NV	181,700	9,693,758
Delta Lloyd NV	404,379	9,217,109
Heineken Holding NV, Class A	180,600	11,705,876
Koninklijke Philips NV	514,156	14,374,713
Wolters Kluwer NV	81,260	2,169,536

		59,011,184

Singapore - 0.3%
SIA Engineering Co., Ltd. (B)	1,145,400	4,247,433

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica International Equity

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Spain - 1.5%
Amadeus IT Holding SA, Class A	517,241	$ 19,030,416

Sweden - 4.3%
Investor AB, Class B	493,700	17,720,167
Saab AB, Class B (B)	135,427	3,657,496
Svenska Cellulosa AB SCA, Class B	759,280	17,012,793
Telefonaktiebolaget LM Ericsson, Class B	1,370,700	16,196,734

		54,587,190

Switzerland - 4.8%
GAM Holding AG (C)	786,500	13,431,743
Nestle SA	219,262	16,079,381
Novartis AG	187,800	17,428,376
UBS AG, Class A (C)	789,200	13,722,715

		60,662,215

United Kingdom - 16.3%
Admiral Group PLC	376,200	8,049,610
Barclays PLC	3,734,200	14,361,429
BP PLC, ADR (B)	287,100	12,477,366
British Sky Broadcasting Group PLC	954,200	13,523,165
HSBC Holdings PLC	1,806,800	18,488,262
IG Group Holdings PLC	1,043,213	10,053,920
Imperial Tobacco Group PLC	338,500	14,705,057
Inchcape PLC	1,041,000	11,597,062
Johnson Matthey PLC	127,145	6,070,107
Kingfisher PLC	3,103,800	15,036,248
National Grid PLC, Class B	1,081,200	16,044,969
Noble Corp. PLC (B)	475,557	9,948,652
Rexam PLC	1,460,536	11,132,014
Royal Bank of Scotland Group PLC (C)	2,234,900	13,895,602
UBM PLC	767,600	6,996,928
Unilever PLC	352,700	14,187,527
Vodafone Group PLC	2,656,420	8,833,803

		205,401,721

	Shares	Value
COMMON STOCKS (continued)
United States - 1.8%
Flextronics International, Ltd. (C)	1,164,605	$ 12,484,566
Mallinckrodt PLC (B) (C)	106,900	9,854,042
Paragon Offshore PLC (B) (C)	111,897	544,938

		22,883,546

Total Common Stocks (Cost $1,158,373,410)		1,175,843,308

SECURITIES LENDING COLLATERAL - 5.3%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (A)	67,589,195	67,589,195

Total Securities Lending Collateral (Cost $67,589,195)		67,589,195

	Principal	Value
REPURCHASE AGREEMENT - 3.8%
State Street Bank & Trust Co. 0.01% (A), dated 10/31/2014, to be repurchased at $47,474,112 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 2.50%, due 11/01/2027, and with a value of $48,426,188.	$ 47,474,073	47,474,073

Total Repurchase Agreement (Cost $47,474,073)		47,474,073

Total Investments (Cost $1,304,695,296) (D)		1,320,712,539
Net Other Assets (Liabilities) - (4.7)%		(59,270,511)

Net Assets - 100.0%		$1,261,442,028

INVESTMENTS BY INDUSTRY (unaudited):

Industry	Percentage of Total Investments	Value
Banks	7.1%	$93,474,397
Insurance	6.8	89,686,535
Pharmaceuticals	6.6	86,852,756
Electronic Equipment, Instruments & Components	4.4	58,588,880
Chemicals	4.3	56,590,931
Diversified Financial Services	3.7	48,899,406
Oil, Gas & Consumable Fuels	3.3	43,522,711
Multi-Utilities	3.2	41,769,377
Trading Companies & Distributors	3.1	41,423,916
Hotels, Restaurants & Leisure	2.8	36,428,047
Specialty Retail	2.6	34,381,092
Media	2.6	34,258,922
Industrial Conglomerates	2.4	32,135,773
Beverages	2.4	31,641,421
Food Products	2.3	30,266,908
Airlines	2.1	27,699,249
Capital Markets	2.1	27,154,458
Auto Components	2.0	25,776,677
Containers & Packaging	1.7	22,774,902

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica International Equity

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

INVESTMENTS BY INDUSTRY (unaudited) (continued):

Industry	Percentage of Total Investments	Value
Wireless Telecommunication Services	1.6%	$20,624,484
Diversified Telecommunication Services	1.6	20,513,546
Automobiles	1.5	20,406,601
Construction & Engineering	1.5	19,676,742
IT Services	1.4	19,030,416
Road & Rail	1.3	17,130,926
Household Products	1.3	17,012,793
Consumer Finance	1.2	16,438,370
Communications Equipment	1.2	16,196,734
Real Estate Management & Development	1.2	15,789,494
Tobacco	1.1	14,705,057
Food & Staples Retailing	1.1	14,367,621
Air Freight & Logistics	1.0	13,560,034
Metals & Mining	1.0	13,533,991
Semiconductors & Semiconductor Equipment	1.0	12,827,567
Household Durables	0.9	12,566,620
Water Utilities	0.9	12,244,766
Distributors	0.9	11,597,062
Machinery	0.9	11,422,203
Energy Equipment & Services	0.8	10,493,590
Independent Power and Renewable Electricity Producers	0.5	7,088,647
Electrical Equipment	0.5	6,776,384
Gas Utilities	0.5	6,100,670
Textiles, Apparel & Luxury Goods	0.3	4,313,666
Transportation Infrastructure	0.3	4,247,433
Aerospace & Defense	0.3	3,657,496

Investments, at Value	91.3	1,205,649,271
Short-Term Investments	8.7	115,063,268

Total Investments	100.0%	$1,320,712,539

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Convertible Preferred Stock	$—	$15,953,352	$—	$15,953,352
Preferred Stocks	9,399,362	4,453,249	—	13,852,611
Common Stocks	81,383,627	1,094,459,681	—	1,175,843,308
Securities Lending Collateral	67,589,195	—	—	67,589,195
Repurchase Agreement	—	47,474,073	—	47,474,073

Total Investments	$158,372,184	$1,162,340,355	$—	$1,320,712,539

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Rate shown reflects the yield at October 31, 2014.
(B)	All or a portion of this security is on loan. The value of all securities on loan is $65,474,092. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(C)	Non-income producing security.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica International Equity

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FOOTNOTES TO SCHEDULE OF INVESTMENTS (continued):

(D)	Aggregate cost for federal income tax purposes is $1,311,526,513. Aggregate gross unrealized appreciation and depreciation for all securities is $70,837,761 and $61,651,735, respectively. Net unrealized appreciation for tax purposes is $9,186,026.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITION:

ADR	American Depositary Receipt

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica International Small Cap Value

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
PREFERRED STOCK - 1.0%
Germany - 1.0%
Sartorius AG 1.16% (A)	66,450	$ 7,251,923

Total Preferred Stock (Cost $7,685,409)		7,251,923

COMMON STOCKS - 96.3%
Australia - 3.9%
APA Group	1,056,400	7,344,442
Bentham IMF, Ltd. (B)	2,236,400	4,042,884
FlexiGroup, Ltd.	2,145,900	6,777,314
Senex Energy, Ltd. (B) (C)	10,996,100	5,264,196
STW Communications Group, Ltd.	5,761,200	5,758,072

		29,186,908

Austria - 0.9%
Flughafen Wien AG (B)	71,600	6,576,033

Belgium - 1.9%
Barco NV (B)	95,100	7,011,978
D’ieteren SA (B)	208,700	7,556,925

		14,568,903

Canada - 1.4%
Essential Energy Services Trust (C)	1,404,000	2,516,375
Newalta Corp.	407,400	7,356,009
TransGlobe Energy Corp. (B)	164,100	711,990

		10,584,374

Denmark - 1.5%
Bavarian Nordic A/S (C)	196,984	6,099,641
Schouw & Co.	114,200	5,059,704

		11,159,345

Finland - 2.2%
Kesko OYJ, Class B	165,300	6,269,089
Ramirent OYJ	645,881	5,154,884
Tieto OYJ (B)	203,200	5,151,948

		16,575,921

France - 2.2%
BioMerieux (B)	47,400	4,998,934
Societe BIC SA	65,500	8,170,827
Sopra Group SA	40,900	3,065,830

		16,235,591

Georgia - 0.2%
Bank of Georgia Holdings PLC	44,600	1,829,163

Germany - 6.4%
Bertrandt AG	37,268	4,878,389
Gerresheimer AG	164,200	9,136,401
Patrizia Immobilien AG (C)	621,640	8,404,332
Rhoen Klinikum AG	209,700	6,243,804
SAF-Holland SA	771,500	9,667,109
Stroeer Media AG	282,580	6,448,278
Tom Tailor Holding AG (C)	238,200	3,339,410

		48,117,723

Guernsey, Channel Islands - 0.4%
Etalon Group, Ltd. GDR, Reg S	993,193	3,056,055

Hong Kong - 4.7%
AMVIG Holdings, Ltd.	3,886,000	1,814,555

	Shares	Value
COMMON STOCKS (continued)
Hong Kong (continued)
Far East Consortium International, Ltd.	5,262,000	$ 1,955,211
First Pacific Co., Ltd.	13,066,750	14,051,187
Midland Holdings, Ltd. (C)	7,198,000	3,538,160
Newocean Energy Holdings, Ltd.	8,521,120	4,014,120
Pacific Textiles Holdings, Ltd.	3,955,000	5,323,069
Shun Tak Holdings, Ltd.	8,226,000	4,191,003

		34,887,305

Ireland - 1.0%
Smurfit Kappa Group PLC, Class B	371,011	7,665,731

Israel - 0.6%
Plus500, Ltd. (B)	543,500	4,450,269

Italy - 5.2%
ASTM SpA	573,200	6,894,909
Danieli & C Officine Meccaniche SpA,
Class B	420,200	7,583,995
Davide Campari-Milano SpA (B)	1,058,400	7,611,561
Pirelli & C. SpA	588,200	7,887,610
Prysmian SpA	495,300	8,584,129

		38,562,204

Japan - 27.1%
Air Water, Inc.	555,500	8,854,840
Avex Group Holdings, Inc. (B)	686,700	10,199,913
Chugoku Marine Paints, Ltd.	831,000	6,567,177
Daiichikosho Co., Ltd.	189,600	4,784,831
Denki Kagaku Kogyo KK	3,820,700	12,480,300
Dynam Japan Holdings Co., Ltd.	3,288,300	9,275,160
Electric Power Development Co., Ltd. (B)	172,500	6,032,519
Hikari Tsushin, Inc.	114,000	7,562,213
HIS Co., Ltd.	264,900	6,881,556
Hoshizaki Electric Co., Ltd.	197,900	9,585,813
kabu.com Securities Co., Ltd.	915,400	4,550,915
Kaken Pharmaceutical Co., Ltd.	483,400	12,111,109
Kintetsu World Express, Inc.	267,500	9,257,194
Miraca Holdings, Inc. (B)	156,300	6,561,386
Nakanishi, Inc.	214,800	7,346,119
Nitori Holdings Co., Ltd.	202,000	12,801,863
Rohto Pharmaceutical Co., Ltd. (B)	654,300	9,491,086
Ryohin Keikaku Co., Ltd.	62,400	8,425,935
Sanwa Holdings Corp.	1,430,600	9,919,800
SKY Perfect JSAT Holdings, Inc.	2,085,400	12,801,842
Sogo Medical Co., Ltd.	112,400	5,367,070
Toho Holdings Co., Ltd.	302,800	3,961,334
Token Corp.	82,100	3,717,354
USS Co., Ltd.	562,300	8,849,473
Welcia Holdings Co., Ltd. (B)	142,500	4,760,538

		202,147,340

Korea, Republic of - 0.6%
Eugene Technology Co., Ltd.	268,800	4,345,992

Mexico - 0.6%
Credito Real SAB de CV	1,616,435	4,147,244

Netherlands - 8.8%
BE Semiconductor Industries NV	277,423	5,284,154
BinckBank NV	870,500	8,627,241
Boskalis Westminster NV	226,200	12,067,849
Delta Lloyd NV	693,400	15,804,835
Koninklijke Ten Cate NV (B)	537,961	12,133,283

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica International Small Cap Value

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Netherlands (continued)
Nutreco NV	235,700	$ 11,805,597

		65,722,959

New Zealand - 0.6%
Kathmandu Holdings, Ltd.	1,878,700	4,683,504

Norway - 1.1%
ABG Sundal Collier Holding ASA	3,340,500	2,451,634
Norwegian Property ASA (C)	3,705,445	5,658,049

		8,109,683

Philippines - 0.7%
Alliance Global Group, Inc.	8,946,700	5,042,249

Singapore - 1.9%
ARA Asset Management, Ltd.	4,462,300	5,948,079
CWT, Ltd.	6,354,200	7,992,393

		13,940,472

Sweden - 0.8%
Dios Fastigheter AB (B)	920,954	6,239,734

Switzerland - 3.3%
GAM Holding AG (C)	799,190	13,648,462
Gategroup Holding AG, Class A (C)	255,000	5,746,021
Swissquote Group Holding SA	159,576	4,977,089

		24,371,572

United Arab Emirates - 0.7%
Dragon Oil PLC	629,100	5,431,473

United Kingdom - 17.3%
Berendsen PLC	258,951	4,193,212
Cineworld Group PLC	1,699,712	9,111,829
Fenner PLC	988,900	4,894,307
IG Group Holdings PLC	1,261,500	12,157,652
Inchcape PLC	1,043,500	11,624,913
Inmarsat PLC	554,600	6,089,444
International Personal Finance PLC	1,248,500	9,738,093
Ithaca Energy, Inc. (C)	4,193,600	5,358,044
Lancashire Holdings, Ltd.	1,202,400	12,888,295
Northgate PLC	1,856,806	14,565,752
Rexam PLC	2,071,348	15,787,543

	Shares	Value
COMMON STOCKS (continued)
United Kingdom (continued)
Stock Spirits Group PLC	1,961,700	$ 9,580,041
UBM PLC	1,446,800	13,188,060

		129,177,185

United States - 0.3%
Eros International PLC (C)	128,978	2,380,934

Total Common Stocks (Cost $734,628,934)		719,195,866

RIGHT - 0.0% (D)
Germany - 0.0% (D)
Rhoen Klinikum AG (C)	209,700	176,592

Total Right (Cost $0)		176,592

SECURITIES LENDING COLLATERAL - 2.9%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (A)	21,996,640	21,996,640

Total Securities Lending Collateral (Cost $21,996,640)		21,996,640

	Principal	Value
REPURCHASE AGREEMENT - 1.6%
State Street Bank & Trust Co. 0.01% (A), dated 10/31/2014, to be repurchased at $11,969,261 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.50%, due 01/25/2039, and with a value of $12,211,761.	$ 11,969,251	11,969,251

Total Repurchase Agreement (Cost $11,969,251)		11,969,251

Total Investments (Cost $776,280,234) (E)		760,590,272
Net Other Assets (Liabilities) - (1.8)%		(13,362,619)

Net Assets - 100.0%		$ 747,227,653

INVESTMENTS BY INDUSTRY (unaudited):

Industry	Percentage of Total Investments	Value
Media	8.5%	$64,673,759
Capital Markets	5.3	40,203,420
Chemicals	5.3	40,035,600
Specialty Retail	4.9	37,236,463
Diversified Financial Services	4.6	34,701,992
Real Estate Management & Development	3.8	28,851,541
Insurance	3.8	28,693,130
Commercial Services & Supplies	3.3	25,466,069
Containers & Packaging	3.3	25,267,829
Machinery	2.9	22,064,115
Pharmaceuticals	2.8	21,602,195
Oil, Gas & Consumable Fuels	2.7	20,779,823
Consumer Finance	2.7	20,662,651
Health Care Equipment & Supplies	2.6	19,596,976

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica International Small Cap Value

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

INVESTMENTS BY INDUSTRY (unaudited) (continued):

Industry	Percentage of Total Investments	Value
Distributors	2.5%	$19,181,838
Auto Components	2.3	17,554,719
Air Freight & Logistics	2.3	17,249,587
Beverages	2.3	17,191,602
Health Care Providers & Services	2.2	16,943,116
Food Products	2.2	16,865,301
Food & Staples Retailing	2.2	16,396,697
Hotels, Restaurants & Leisure	2.1	16,156,716
Road & Rail	1.9	14,565,752
Transportation Infrastructure	1.8	13,470,942
Construction & Engineering	1.6	12,067,849
Building Products	1.3	9,919,800
Semiconductors & Semiconductor Equipment	1.3	9,630,146
Industrial Conglomerates	1.2	9,233,252
Life Sciences Tools & Services	1.2	9,136,401
Electrical Equipment	1.1	8,584,129
Multiline Retail	1.1	8,425,935
IT Services	1.1	8,217,778
Gas Utilities	1.0	7,344,442
Electronic Equipment, Instruments & Components	0.9	7,011,978
Biotechnology	0.8	6,099,641
Diversified Telecommunication Services	0.8	6,089,444
Independent Power and Renewable Electricity Producers	0.8	6,032,519
Textiles, Apparel & Luxury Goods	0.7	5,323,069
Trading Companies & Distributors	0.7	5,154,884
Professional Services	0.6	4,878,389
Household Durables	0.5	3,717,354
Energy Equipment & Services	0.3	2,516,375
Banks	0.2	1,829,163

Investments, at Value	95.5	726,624,381
Short-Term Investments	4.5	33,965,891

Total Investments	100.0%	$760,590,272

SECURITY VALUATION:

Valuation Inputs (F)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Preferred Stock	$—	$7,251,923	$—	$7,251,923
Common Stocks	25,526,651	693,669,215	—	719,195,866
Right	—	176,592	—	176,592
Securities Lending Collateral	21,996,640	—	—	21,996,640
Repurchase Agreement	—	11,969,251	—	11,969,251

Total Investments	$47,523,291	$713,066,981	$—	$760,590,272

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Rate shown reflects the yield at October 31, 2014.
(B)	All or a portion of this security is on loan. The value of all securities on loan is $20,924,956. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(C)	Non-income producing security.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica International Small Cap Value

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FOOTNOTES TO SCHEDULE OF INVESTMENTS (continued):

(D)	Percentage rounds to less than 0.1% or (0.1)%.
(E)	Aggregate cost for federal income tax purposes is $778,061,061. Aggregate gross unrealized appreciation and depreciation for all securities is $39,966,763 and $57,437,552, respectively. Net unrealized depreciation for tax purposes is $17,470,789.
(F)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITIONS:

GDR	Global Depositary Receipt
Reg S	Security exempt from registration under Regulation S of the Securities Act of 1933, which exempts from registration securities offered and sold outside the United States. Security may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Large Cap Value

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
COMMON STOCKS - 97.2%
Aerospace & Defense - 2.5%
Exelis, Inc.	2,531,794	$ 45,192,523

Automobiles - 2.2%
General Motors Co.	1,244,188	39,067,503

Banks - 1.4%
Great Western Bancorp, Inc. (A)	1,325,901	25,748,997

Beverages - 1.2%
Cott Corp. (B)	3,421,227	20,766,848

Chemicals - 3.2%
E.I. du Pont de Nemours & Co.	819,661	56,679,558

Diversified Financial Services - 9.9%
Citigroup, Inc.	1,687,127	90,311,908
JPMorgan Chase & Co.	1,455,579	88,033,418

		178,345,326

Diversified Telecommunication Services - 2.1%
Verizon Communications, Inc.	741,339	37,252,285

Electrical Equipment - 4.2%
Eaton Corp. PLC	1,094,348	74,842,460

Energy Equipment & Services - 2.9%
Cameron International Corp. (A)	632,720	37,678,476
National Oilwell Varco, Inc.	208,112	15,117,256

		52,795,732

Food & Staples Retailing - 2.2%
Wal-Mart Stores, Inc.	509,264	38,841,565

Food Products - 5.3%
Pinnacle Foods, Inc.	2,787,672	94,223,314

Health Care Equipment & Supplies - 4.0%
Hologic, Inc. (A)	1,284,964	33,653,207
Medtronic, Inc. (C)	571,976	38,985,884

		72,639,091

Hotels, Restaurants & Leisure - 1.5%
McDonald’s Corp.	285,520	26,761,790

Independent Power and Renewable Electricity Producers - 1.6%
AES Corp.	2,085,130	29,337,779

Industrial Conglomerates - 6.7%
General Electric Co.	3,629,366	93,673,936
Koninklijke Philips NV	945,008	26,403,524

		120,077,460

Insurance - 10.5%
ACE, Ltd.	354,945	38,795,488
Allstate Corp.	1,184,074	76,787,199
MetLife, Inc.	1,343,129	72,851,317

		188,434,004

Life Sciences Tools & Services - 6.6%
Affymetrix, Inc. (A) (B) (C)	1,881,918	16,956,081
Bio-Rad Laboratories, Inc., Class A (A)	484,563	54,668,398
VWR Corp. (A) (C)	1,218,287	27,192,166
Waters Corp. (A)	182,220	20,189,976

		119,006,621

Media - 2.0%
Time Warner Cable, Inc.	246,350	36,265,183

Metals & Mining - 1.1%
Cliffs Natural Resources, Inc. (C)	1,773,641	19,917,988

Multi-Utilities - 2.5%
PG&E Corp.	890,213	44,795,518

	Shares	Value
COMMON STOCKS (continued)
Oil, Gas & Consumable Fuels - 6.3%
Occidental Petroleum Corp.	964,979	$ 85,815,583
Williams Cos., Inc.	489,255	27,158,545

		112,974,128

Pharmaceuticals - 8.6%
Actavis PLC (A)	207,145	50,282,377
Pfizer, Inc.	3,464,308	103,756,025

		154,038,402

Semiconductors & Semiconductor Equipment - 2.5%
Applied Materials, Inc., Class A	2,042,755	45,124,458

Technology Hardware, Storage & Peripherals - 6.2%
Apple, Inc.	511,117	55,200,636
EMC Corp.	1,925,772	55,327,430

		110,528,066

Total Common Stocks (Cost $1,521,272,722)		1,743,656,599

SECURITIES LENDING COLLATERAL - 3.2%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (D)	56,589,281	56,589,281

Total Securities Lending Collateral (Cost $56,589,281)		56,589,281

	Principal	Value
REPURCHASE AGREEMENT - 3.4%
State Street Bank & Trust Co. 0.01% (D), dated 10/31/2014, to be repurchased at $61,410,663 on 11/03/2014. Collateralized by U.S. Government Agency Obligations, 2.50% - 3.50%, due 01/01/2032 - 01/01/2033, and with a total value of $62,641,088.	$ 61,410,611	61,410,611

Total Repurchase Agreement (Cost $61,410,611)		61,410,611

Total Investments (Cost $1,639,272,614) (E)		1,861,656,491
Net Other Assets (Liabilities) - (3.8)%		(67,757,973)

Net Assets - 100.0%		$ 1,793,898,518

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Large Cap Value

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION:

Valuation Inputs (F)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Common Stocks	$1,743,656,599	$—	$—	$1,743,656,599
Securities Lending Collateral	56,589,281	—	—	56,589,281
Repurchase Agreement	—	61,410,611	—	61,410,611

Total Investments	$1,800,245,880	$61,410,611	$—	$1,861,656,491

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Non-income producing security.
(B)	Total aggregate value of illiquid securities is $37,722,929, or 2.10% of the Fund’s net assets.
(C)	All or a portion of this security is on loan. The value of all securities on loan is $55,070,470. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(D)	Rate shown reflects the yield at October 31, 2014.
(E)	Aggregate cost for federal income tax purposes is $1,642,107,467. Aggregate gross unrealized appreciation and depreciation for all securities is $246,579,060 and $27,030,036, respectively. Net unrealized appreciation for tax purposes is $219,549,024.
(F)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Mid Cap Growth

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
COMMON STOCKS - 99.1%
Auto Components - 2.0%
BorgWarner, Inc. (A)	19,997	$ 1,140,229

Banks - 4.9%
Comerica, Inc., Class A	28,317	1,351,854
First Republic Bank, Class A (A)	27,398	1,395,380

		2,747,234

Biotechnology - 4.2%
BioMarin Pharmaceutical, Inc. (A) (B)	15,922	1,313,565
Cubist Pharmaceuticals, Inc. (A) (B)	14,783	1,068,663

		2,382,228

Building Products - 2.1%
USG Corp. (A) (B)	42,975	1,154,309

Chemicals - 4.0%
Methanex Corp.	16,156	958,697
RPM International, Inc. (A)	28,746	1,302,194

		2,260,891

Commercial Services & Supplies - 2.3%
Stericycle, Inc. (A) (B)	10,381	1,308,006

Construction Materials - 2.0%
Eagle Materials, Inc.	13,005	1,137,027

Electrical Equipment - 2.6%
AMETEK, Inc., Class A	27,968	1,458,531

Electronic Equipment, Instruments & Components - 2.5%
Trimble Navigation, Ltd. (A) (B)	51,242	1,376,360

Food & Staples Retailing - 1.9%
Rite Aid Corp. (A) (B)	201,916	1,060,059

Food Products - 2.3%
WhiteWave Foods Co., Class A (B)	34,097	1,269,431

Health Care Equipment & Supplies - 2.4%
Align Technology, Inc. (A) (B)	25,816	1,358,438

Health Care Providers & Services - 2.7%
Cardinal Health, Inc.	19,518	1,531,773

Household Durables - 6.0%
Mohawk Industries, Inc. (A) (B)	8,451	1,200,380
Whirlpool Corp.	12,586	2,165,421

		3,365,801

Insurance - 2.9%
Hartford Financial Services Group, Inc. (A)	41,237	1,632,160

Media - 3.3%
Lions Gate Entertainment Corp. (A)	55,783	1,848,091

Oil, Gas & Consumable Fuels - 5.9%
Cimarex Energy Co. (A)	10,027	1,139,769
Energen Corp.	11,115	752,485
EQT Corp.	15,313	1,440,035

		3,332,289

Pharmaceuticals - 3.0%
Mylan, Inc. (A) (B)	31,726	1,698,927

Professional Services - 5.6%
Equifax, Inc.	21,808	1,651,738
Towers Watson & Co., Class A (A)	13,370	1,474,577

		3,126,315

Road & Rail - 5.2%
Genesee & Wyoming, Inc., Class A (A) (B)	15,547	1,495,621

	Shares	Value
COMMON STOCKS (continued)
Road & Rail (continued)
Ryder System, Inc., Class A (A)	16,335	$ 1,445,158

		2,940,779

Semiconductors & Semiconductor Equipment - 5.1%
KLA-Tencor Corp. (A)	21,414	1,694,918
Synaptics, Inc. (A) (B)	17,265	1,181,444

		2,876,362

Software - 7.8%
Fortinet, Inc. (B)	57,914	1,508,660
PTC, Inc. (B)	42,892	1,636,330
Solera Holdings, Inc.	24,253	1,259,943

		4,404,933

Specialty Retail - 12.2%
Dick’s Sporting Goods, Inc. (A)	23,550	1,068,464
Ross Stores, Inc.	19,375	1,563,950
Signet Jewelers, Ltd. (A)	13,140	1,576,931
Ulta Salon Cosmetics & Fragrance, Inc. (B)	11,307	1,365,999
Williams-Sonoma, Inc., Class A (A)	19,799	1,287,529

		6,862,873

Textiles, Apparel & Luxury Goods - 2.8%
Under Armour, Inc., Class A (A) (B)	23,944	1,570,248

Trading Companies & Distributors - 3.4%
Air Lease Corp., Class A	51,402	1,880,799

Total Common Stocks (Cost $50,794,073)		55,724,093

SECURITIES LENDING COLLATERAL - 24.7%
State Street Navigator Securities Lending Trust - Prime Portfolio
0.16% (C)	13,919,363	13,919,363

Total Securities Lending Collateral (Cost $13,919,363)		13,919,363

	Principal	Value
REPURCHASE AGREEMENT - 1.0%
State Street Bank & Trust Co. 0.01% (C), dated 10/31/2014, to be repurchased at $580,371 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 2.00%, due 11/01/2027, and with a value of $594,778.	$ 580,370	580,370

Total Repurchase Agreement (Cost $580,370)		580,370

Total Investments (Cost $65,293,806) (D)		70,223,826
Net Other Assets (Liabilities) - (24.8)%		(13,977,111)

Net Assets - 100.0%		$ 56,246,715

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Mid Cap Growth

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Common Stocks	$55,724,093	$—	$—	$55,724,093
Securities Lending Collateral	13,919,363	—	—	13,919,363
Repurchase Agreement	—	580,370	—	580,370

Total Investments	$69,643,456	$580,370	$—	$70,223,826

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $13,615,652. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Non-income producing security.
(C)	Rate shown reflects the yield at October 31, 2014.
(D)	Aggregate cost for federal income tax purposes is $65,293,806. Aggregate gross unrealized appreciation and depreciation for all securities is $6,453,159 and $1,523,139, respectively. Net unrealized appreciation for tax purposes is $4,930,020.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Mid Cap Value Opportunities

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
COMMON STOCKS - 97.9%
Aerospace & Defense - 1.7%
Exelis, Inc.	164,600	$ 2,938,110

Airlines - 1.5%
Copa Holdings SA, Class A (A)	22,900	2,677,468

Banks - 2.8%
CIT Group, Inc.	42,400	2,074,632
First Republic Bank, Class A	53,900	2,745,127

		4,819,759

Commercial Services & Supplies - 1.8%
ADT Corp. (A)	84,700	3,035,648

Communications Equipment - 2.3%
ARRIS Group, Inc. (B)	33,300	999,666
EchoStar Corp., Class A (B)	64,100	2,995,393

		3,995,059

Consumer Finance - 1.4%
Navient Corp.	121,000	2,393,380

Containers & Packaging - 3.2%
Bemis Co., Inc. (A)	43,400	1,669,598
Rexam PLC, ADR (A)	99,566	3,814,573

		5,484,171

Diversified Consumer Services - 1.8%
H&R Block, Inc.	98,100	3,169,611

Electric Utilities - 7.1%
PPL Corp.	166,050	5,810,089
Westar Energy, Inc., Class A (A)	122,700	4,639,287
Xcel Energy, Inc. (A)	54,000	1,807,380

		12,256,756

Electrical Equipment - 1.7%
Babcock & Wilcox Co. (A)	104,900	3,000,140

Electronic Equipment, Instruments & Components - 0.7%
CDW Corp.	41,300	1,273,692

Energy Equipment & Services - 1.0%
Nabors Industries, Ltd.	98,300	1,754,655

Food & Staples Retailing - 1.8%
Sysco Corp. (A)	81,600	3,144,864

Food Products - 2.3%
ConAgra Foods, Inc.	24,000	824,400
Kellogg Co.	48,300	3,089,268

		3,913,668

Health Care Equipment & Supplies - 1.0%
ResMed, Inc. (A)	32,000	1,671,040

Health Care Providers & Services - 6.9%
Cardinal Health, Inc.	18,100	1,420,488
Catamaran Corp. (B)	39,300	1,873,431
Cigna Corp.	28,100	2,797,917
Community Health Systems, Inc. (A) (B)	30,000	1,649,100
Humana, Inc., Class A	10,600	1,471,810
Laboratory Corp. of America Holdings (A) (B)	21,000	2,295,090
MEDNAX, Inc. (B)	7,400	461,982

		11,969,818

Household Durables - 0.8%
Sony Corp., ADR	68,800	1,363,616

Insurance - 13.1%
Alleghany Corp. (B)	8,000	3,554,240

	Shares	Value
COMMON STOCKS (continued)
Insurance (continued)
Allstate Corp. (A)	50,100	$ 3,248,985
Assured Guaranty, Ltd.	93,500	2,157,980
Fairfax Financial Holdings, Ltd.	5,400	2,439,450
HCC Insurance Holdings, Inc.	53,800	2,807,822
Loews Corp.	102,300	4,460,280
Progressive Corp.	150,200	3,966,782

		22,635,539

Internet Software & Services - 1.3%
Equinix, Inc. (A)	10,800	2,256,120

IT Services - 7.0%
Amdocs, Ltd.	54,900	2,609,946
Computer Sciences Corp.	40,400	2,440,160
DST Systems, Inc. (A)	19,200	1,849,920
Total System Services, Inc.	79,400	2,682,926
Western Union Co. (A)	146,500	2,484,640

		12,067,592

Life Sciences Tools & Services - 2.0%
Bio-Rad Laboratories, Inc., Class A (B)	30,500	3,441,010

Media - 6.6%
AMC Networks, Inc., Class A (A) (B)	49,700	3,014,305
Cablevision Systems Corp., Class A (A)	130,000	2,420,600
Liberty Media Corp., Class C (A) (B)	45,600	2,185,608
Shaw Communications, Inc., Class B	151,400	3,887,952

		11,508,465

Multi-Utilities - 6.9%
Alliant Energy Corp. (A)	36,800	2,278,288
CMS Energy Corp.	150,000	4,900,500
Wisconsin Energy Corp. (A)	97,500	4,841,850

		12,020,638

Oil, Gas & Consumable Fuels - 1.6%
Energy XXI Bermuda, Ltd. (A)	112,200	862,818
Valero Energy Corp.	38,900	1,948,501

		2,811,319

Real Estate Investment Trusts - 3.5%
Annaly Capital Management, Inc.	528,200	6,026,762

Semiconductors & Semiconductor Equipment - 3.7%
Broadcom Corp., Class A	34,400	1,440,672
LAM Research Corp. (A)	11,800	918,748
Micron Technology, Inc. (B)	71,400	2,362,626
NVIDIA Corp. (A)	90,500	1,768,370

		6,490,416

Software - 1.6%
CA, Inc.	60,200	1,749,412
Citrix Systems, Inc. (B)	16,500	1,059,795

		2,809,207

Specialty Retail - 4.4%
Abercrombie & Fitch Co., Class A (A)	70,500	2,360,340
Bed Bath & Beyond, Inc. (A) (B)	13,000	875,420
Best Buy Co., Inc.	53,200	1,816,248
Staples, Inc. (A)	200,200	2,538,536

		7,590,544

Technology Hardware, Storage & Peripherals - 2.6%
NetApp, Inc.	85,700	3,667,960
Western Digital Corp.	9,200	905,004

		4,572,964

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Mid Cap Value Opportunities

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Thrifts & Mortgage Finance - 0.8%
Ocwen Financial Corp., Class B (A) (B)	58,000	$ 1,366,480

Water Utilities - 3.0%
American Water Works Co., Inc.	95,900	5,118,183

Total Common Stocks (Cost $162,800,641)		169,576,694

SECURITIES LENDING COLLATERAL - 23.0%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (C)	39,800,615	39,800,615

Total Securities Lending Collateral (Cost $39,800,615)		39,800,615

Principal	Value
REPURCHASE AGREEMENT - 2.2%

State Street Bank & Trust Co.
0.01% (C), dated 10/31/2014, to be repurchased at $3,747,587 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.00%, due 07/25/2037, and with a value of $3,825,971.

$ 3,747,584	$ 3,747,584

Total Repurchase Agreement (Cost $3,747,584)	3,747,584

Total Investments (Cost $206,348,840) (D)	213,124,893
Net Other Assets (Liabilities) - (23.1)%	(39,995,163)

Net Assets - 100.0%	$ 173,129,730

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Common Stocks	$169,576,694	$—	$—	$169,576,694
Securities Lending Collateral	39,800,615	—	—	39,800,615
Repurchase Agreement	—	3,747,584	—	3,747,584

Total Investments	$209,377,309	$3,747,584	$—	$213,124,893

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $38,852,055. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Non-income producing security.
(C)	Rate shown reflects the yield at October 31, 2014.
(D)	Aggregate cost for federal income tax purposes is $206,767,905. Aggregate gross unrealized appreciation and depreciation for all securities is $10,108,696 and $3,751,708, respectively. Net unrealized appreciation for tax purposes is $6,356,988.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITION:

ADR	American Depositary Receipt

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica MLP & Energy Income

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES - 5.2%
Energy Equipment & Services - 0.1%
Hiland Partners, LP / Hiland Partners Finance Corp.
5.50%, 05/15/2022, 144A	$ 800,000	$ 788,000

		788,000

Oil, Gas & Consumable Fuels - 5.1%
American Eagle Energy Corp.
11.00%, 09/01/2019, 144A	1,900,000	1,691,000
American Energy - Woodford LLC/AEW Finance Corp.
9.00%, 09/15/2022, 144A	1,700,000	1,496,000
Baytex Energy Corp.
5.63%, 06/01/2024, 144A	375,000	361,875
Carrizo Oil & Gas, Inc.
7.50%, 09/15/2020, 144A	450,000	454,500
CrownRock, LP / CrownRock Finance, Inc.
7.13%, 04/15/2021, 144A	600,000	594,000
Endeavor Energy Resources, LP / EER Finance, Inc.
7.00%, 08/15/2021, 144A	2,800,000	2,828,000
Gulfport Energy Corp.
7.75%, 11/01/2020	200,000	204,000
7.75%, 11/01/2020, 144A	2,800,000	2,856,000
Jupiter Resources, Inc.
8.50%, 10/01/2022, 144A	3,600,000	3,177,000
Lonestar Resources America, Inc.
8.75%, 04/15/2019, 144A	2,050,000	1,886,000
MEG Energy Corp.
7.00%, 03/31/2024, 144A	500,000	502,500
Memorial Resource Development Corp.
5.88%, 07/01/2022, 144A	1,300,000	1,267,500
Midstates Petroleum Co., Inc. / Midstates Petroleum Co. LLC
9.25%, 06/01/2021 (A)	1,550,000	1,317,500
10.75%, 10/01/2020 (A)	900,000	801,000
Parsley Energy LLC / Parsley Finance Corp.
7.50%, 02/15/2022, 144A	1,575,000	1,543,500
Resolute Energy Corp.
8.50%, 05/01/2020 (A)	3,000,000	2,670,000
RKI Exploration & Production LLC / RKI Finance Corp.
8.50%, 08/01/2021, 144A	1,200,000	1,173,000
RSP Permian, Inc.
6.63%, 10/01/2022, 144A	700,000	698,110
Sanchez Energy Corp.
6.13%, 01/15/2023, 144A	1,875,000	1,785,937
SemGroup Corp.
7.50%, 06/15/2021	400,000	421,000
Teine Energy, Ltd.
6.88%, 09/30/2022, 144A	1,675,000	1,587,063
Triangle USA Petroleum Corp.
6.75%, 07/15/2022, 144A	250,000	218,750
Williams Cos., Inc.
8.75%, 03/15/2032	4,750,000	6,049,690

		35,583,925

Total Corporate Debt Securities (Cost $38,543,698)		36,371,925

	Shares	Value
CONVERTIBLE PREFERRED STOCK - 0.0% (B)
Multi-Utilities - 0.0% (B)
Dominion Resources, Inc. 6.38%	5,000	$ 251,750

Total Convertible Preferred Stock (Cost $250,000)		251,750

PREFERRED STOCKS - 0.6%
Marine - 0.6%
Navios Maritime Holdings, Inc. 8.63%	62,800	1,483,336
Seaspan Corp.
Series D 7.95% (A)	100,000	2,555,000

Total Preferred Stocks (Cost $4,069,360)		4,038,336

COMMON STOCKS - 53.2%
Chemicals - 0.2%
Dow Chemical Co. (A)	32,500	1,605,500

Electric Utilities - 1.4%
NRG Yield, Inc., Class A (A)	193,595	9,673,942

Energy Equipment & Services - 0.9%
Exterran Holdings, Inc. (A)	83,700	3,291,921
Seadrill, Ltd. (A)	135,600	3,118,800

		6,410,721

Gas Utilities - 0.4%
National Fuel Gas Co. (A)	36,800	2,547,664

Independent Power and Renewable Electricity Producers - 1.5%
Abengoa Yield PLC (A) (C)	314,700	10,227,750

Marine - 0.1%
Safe Bulkers, Inc.	83,100	443,754
Scorpio Bulkers, Inc. (A) (C)	65,800	321,762

		765,516

Multi-Utilities - 1.6%
CenterPoint Energy, Inc.	226,800	5,567,940
NiSource, Inc., Class B (A)	137,500	5,783,250

		11,351,190

Oil, Gas & Consumable Fuels - 47.1%
AltaGas, Ltd. (A)	234,600	9,679,162
ARC Resources, Ltd. (A)	170,225	4,014,534
Baytex Energy Corp. (A)	164,700	5,031,585
Baytex Energy Corp. (A)	15,000	458,365
Bonavista Energy Corp. (A)	194,021	1,823,062
Bonterra Energy Corp. (A)	61,700	2,773,913
Cheniere Energy, Inc. (C)	77,500	5,812,500
CONSOL Energy, Inc. (A)	261,700	9,630,560
Crescent Point Energy Corp. (A)	85,000	2,809,325
Enbridge Energy Management LLC (A) (C)	901,435	32,027,986
Enbridge, Inc. (A)	301,521	14,280,035
EnLink Midstream LLC	238,400	9,035,360
EQT Corp.	80,000	7,523,200
GasLog, Ltd. (A)	204,600	4,259,772
Gibson Energy, Inc.	50,000	1,454,239
Golar LNG, Ltd. (A)	95,000	5,330,450
HollyFrontier Corp.	61,500	2,790,870
Inter Pipeline, Ltd. (A)	124,200	3,913,173
Kinder Morgan Management LLC (C)	401,002	38,151,329

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica MLP & Energy Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Oil, Gas & Consumable Fuels (continued)
Kinder Morgan, Inc. (A)	386,800	$ 14,969,160
LinnCo LLC (A)	234,700	5,625,759
Marathon Petroleum Corp. (D)	43,000	3,908,700
ONEOK, Inc. (A)	238,600	14,063,084
Pembina Pipeline Corp. (C)	188,200	7,799,008
Pengrowth Energy Corp. (A)	440,000	1,773,200
Phillips 66	225,800	17,725,300
SemGroup Corp., Class A	174,000	13,354,500
Spectra Energy Corp. (A)	339,500	13,284,635
Targa Resources Corp.	146,517	18,846,482
Teekay Corp. (A)	120,000	7,015,200
Tesoro Corp. (D)	27,500	1,963,775
TransCanada Corp.	197,100	9,715,059
Valero Energy Corp.	25,000	1,252,250
Williams Cos., Inc.	625,300	34,710,403

		326,805,935

Total Common Stocks (Cost $347,661,211)		369,388,218

MASTER LIMITED PARTNERSHIPS - 33.5%
Energy Equipment & Services - 1.7%
Transocean Partners LLC (A) (C)	163,700	4,113,781
Seadrill Partners LLC	227,551	5,722,908
Shell Midstream Partners, LP (C)	54,100	1,822,629
USA Compression Partners, LP	10,023	228,524

		11,887,842

Marine - 0.2%
Navios Maritime Partners, LP	80,000	1,292,800

Metals & Mining - 0.4%
SunCoke Energy Partners, LP	99,700	2,590,206

Oil, Gas & Consumable Fuels - 31.0%
Hoegh LNG Partners, LP	164,650	3,459,297
Golar LNG Partners, LP	287,296	10,397,242
Teekay Offshore Partners, LP	113,100	3,385,083
Dynagas LNG Partners, LP	429,400	9,455,388
Capital Product Partners, LP	237,975	2,196,509
GasLog Partners, LP	7,000	187,320
VTTI Energy Partners, LP (C)	251,087	6,088,860
KNOT Offshore Partners, LP	250,247	6,023,445
Plains All American Pipeline, LP	109,300	6,159,055
Sunoco Logistics Partners, LP	99,060	4,728,134
Phillips 66 Partners, LP	42,300	2,947,887
ONEOK Partners, LP	75,950	3,881,045
MarkWest Energy Partners, LP	160,387	11,235,109
Magellan Midstream Partners, LP	61,400	5,026,818
DCP Midstream Partners, LP	166,300	8,805,585
Buckeye Partners, LP	89,100	6,718,140
Atlas Pipeline Partners, LP	90,100	3,306,670
Access Midstream Partners, LP	107,900	6,721,091
Plains GP Holdings, LP, Class A	429,100	12,306,588
QEP Midstream Partners, LP	115,700	1,868,555
Regency Energy Partners, LP	365,040	10,951,200
Energy Transfer Equity, LP	228,700	13,346,932
MPLX, LP	13,800	920,184
Targa Resources Partners, LP	75,506	4,611,907
Tesoro Logistics, LP	6,000	337,800
Valero Energy Partners, LP	26,700	1,140,090

	Shares	Value
MASTER LIMITED PARTNERSHIPS (continued)
Oil, Gas & Consumable Fuels (continued)
Western Gas Equity Partners, LP	78,100	$ 4,820,332
Enable Midstream Partners, LP	122,000	2,947,520
EnLink Midstream Partners, LP	59,700	1,791,000
Midcoast Energy Partners, LP	111,700	1,731,350
Southcross Energy Partners, LP	25,000	496,750
Western Gas Partners, LP	204,900	14,322,510
Williams Partners, LP	96,900	4,995,195
Summit Midstream Partners, LP	73,927	3,473,830
Crestwood Midstream Partners, LP	143,960	2,863,364
Global Partners, LP	42,024	1,717,941
Holly Energy Partners, LP	62,567	2,093,492
Enterprise Products Partners, LP	328,748	12,130,801
Energy Transfer Partners, LP, Class B	242,449	15,620,989

		215,211,008

Road & Rail - 0.2%
USD Partners, LP (A) (C)	71,200	1,183,344

Total Master Limited Partnerships (Cost $220,122,597)		232,165,200

SECURITIES LENDING COLLATERAL - 20.4%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (E)	141,399,123	141,399,123

Total Securities Lending Collateral (Cost $141,399,123)		141,399,123

	Principal	Value
REPURCHASE AGREEMENT - 7.7%
State Street Bank & Trust Co. 0.01% (E), dated 10/31/2014, to be repurchased at $53,319,926 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 2.26%, due 10/17/2022, and with a value of $54,386,343.	$ 53,319,882	53,319,882

Total Repurchase Agreement (Cost $53,319,882)		53,319,882

Total Investments (Cost $805,365,871) (F)		836,934,434
Net Other Assets (Liabilities) - (20.6)%		(142,950,708)

Net Assets - 100.0%		$ 693,983,726

	Contracts	Value
WRITTEN OPTIONS - (0.0)% (B)
Call Options - (0.0)% (B)
Marathon Petroleum Corp. Strike Price $90.00 Expires 11/22/2014	200	$ (59,000)
Marathon Petroleum Corp. Strike Price $92.50 Expires 11/22/2014	200	(32,000)
Tesoro Corp. Strike Price $65.00 Expires 11/22/2014	100	(73,000)

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica MLP & Energy Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Contracts	Value
WRITTEN OPTIONS (continued)
Call Options (continued)
Tesoro Corp. Strike Price $70.00 Expires 11/22/2014	175	$ (56,875)

Total Written Options (Premium received $82,292)		$ (220,875)

SECURITY VALUATION:

Valuation Inputs (G)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Corporate Debt Securities	$—	$36,371,925	$—	$36,371,925
Convertible Preferred Stock	251,750	—	—	251,750
Preferred Stocks	4,038,336	—	—	4,038,336
Common Stocks	369,388,218	—	—	369,388,218
Master Limited Partnerships	232,165,200	—	—	232,165,200
Securities Lending Collateral	141,399,123	—	—	141,399,123
Repurchase Agreement	—	53,319,882	—	53,319,882

Total Investments	$747,242,627	$89,691,807	$—	$836,934,434

LIABILITIES
Derivative Financial Instruments
Written Options	$(220,875)	$—	$—	$(220,875)

Total Derivative Financial Instruments	$(220,875)	$—	$—	$(220,875)

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $137,823,377. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Percentage rounds to less than 0.1% or (0.1)%.
(C)	Non-income producing security.
(D)	All or a portion of this security has been segregated as collateral for open options transactions. Total value of securities segregated as collateral for open options transactions is $5,599,775.
(E)	Rate shown reflects the yield at October 31, 2014.
(F)	Aggregate cost for federal income tax purposes is $797,582,723. Aggregate gross unrealized appreciation and depreciation for all securities is $56,568,828 and $17,217,117, respectively. Net unrealized appreciation for tax purposes is $39,351,711.
(G)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITION:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $24,908,735, or 3.59% of the Fund’s net assets.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Money Market

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITY - 3.1%
Banks - 3.1%
Korea Development Bank
0.58%, 01/16/2015, 144A (A)	$ 5,500,000	$ 5,500,000

Total Corporate Debt Security (Cost $5,500,000)		5,500,000

CERTIFICATES OF DEPOSIT - 13.9%
Banks - 13.9%
Bank of Nova Scotia
0.20%, 02/05/2015 - 06/12/2015 (B)	6,250,000	6,250,000
Bank of Tokyo-Mitsubishi UFJ, Ltd.
0.08%, 11/06/2014 (B)	4,000,000	4,000,000
0.32%, 06/24/2015 (B)	4,125,000	4,125,266
Cooperatieve Centrale Raiffeisen-Boerenleenbank BA
0.25%, 07/09/2015 (B)	5,500,000	5,500,000
DnB NOR Bank ASA
0.09%, 11/04/2014 (B)	5,000,000	5,000,000

Total Certificates of Deposit (Cost $24,875,266)		24,875,266

COMMERCIAL PAPER - 69.5%
Banks - 36.7%
Barclays Bank PLC
0.49%, 04/02/2015 (C) (B)	4,700,000	4,700,000
BNP Paribas Finance, Inc.
0.21%, 01/06/2015 (B)	2,000,000	1,999,230
Commonwealth Bank of Australia
0.22%, 11/24/2014, 144A (B)	2,000,000	2,000,000
Mizuho Funding LLC
0.19%, 01/06/2015 (B)	4,000,000	3,998,643
0.23%, 04/01/2015 (B)	3,500,000	3,496,697
National Australia Funding Delaware, Inc.
0.03%, 11/03/2014 (B)	4,100,000	4,099,993
Natixis
0.10%, 11/05/2014 (B)	8,000,000	7,999,911
PNC Bank NA
0.31%, 05/01/2015 (B)	5,000,000	5,000,000
Skandinaviska Enskilda Banken AB
0.26%, 03/17/2015 (B)	2,000,000	1,998,036
0.27%, 02/27/2015, 144A (B)	2,000,000	1,998,230
Standard Chartered Bank
0.37%, 05/13/2015, 144A (B)	6,000,000	5,988,098
Sumitomo Mitsui Banking Corp.
0.20%, 01/05/2015 (B)	4,000,000	3,998,556
0.24%, 01/02/2015, 144A (B)	3,000,000	2,998,760
Swedbank AB
0.24%, 01/06/2015 (B)	2,000,000	1,999,138
US Bank NA
0.10%, 11/03/2014 (B)	7,500,000	7,500,000
Westpac Banking Corp.
0.23%, 08/03/2015 (B)	6,000,000	5,999,583

		65,774,875

Chemicals - 0.4%
Monsanto Co.
0.34%, 11/18/2014 (B)	800,000	799,872

	Principal	Value
COMMERCIAL PAPER (continued)
Consumer Finance - 2.2%
Toyota Motor Credit Corp.
0.21%, 01/26/2015 (B)	$ 4,000,000	$ 4,000,000

Diversified Financial Services - 27.6%
Alpine Securitization Corp.
0.22%, 01/02/2015 (B)	4,000,000	3,998,484
0.26%, 01/02/2015 - 01/05/2015 (B)	4,000,000	3,998,177
Ciesco LLC
0.25%, 12/15/2014 (B)	1,700,000	1,699,481
Collateralized Commercial Paper II Co. LLC
0.37%, 03/05/2015, 144A (B)	7,000,000	6,991,079
0.38%, 05/15/2015 (B)	1,500,000	1,496,913
Gemini Securitization Corp. LLC
0.18%, 11/07/2014 (B)	1,500,000	1,499,955
0.33%, 12/15/2014 (B)	3,500,000	3,498,588
0.34%, 01/05/2015 (B)	3,000,000	2,998,158
JPMorgan Securities LLC
0.45%, 10/26/2015 (B)	3,000,000	2,986,537
Kells Funding LLC
0.24%, 04/05/2015, 144A (B)	4,250,000	4,250,000
Mont Blanc Capital Corp.
0.22%, 01/07/2015 (B)	2,000,000	1,999,181
Nieuw Amsterdam Receivables Corp.
0.18%, 01/07/2015 (B)	3,500,000	3,498,827
Regency Markets No. 1 LLC
0.14%, 11/25/2014 (B)	2,000,000	1,999,813
Salisbury Receivables Co. LLC
0.18%, 11/06/2014 - 12/04/2014 (B)	4,000,000	3,999,620
0.27%, 03/06/2015 (B)	2,000,000	1,998,125
Victory Receivables Corp.
0.17%, 01/05/2015 (B)	2,500,000	2,499,233

		49,412,171

Electric Utilities - 0.8%
OGE Energy Corp.
0.28%, 11/14/2014 (B)	700,000	699,929
Westar Energy, Inc.
0.26%, 11/26/2014 (B)	700,000	699,874

		1,399,803

Media - 0.4%
Viacom, Inc.
0.26%, 11/04/2014 (B)	800,000	799,983

Multi-Utilities - 0.5%
Dominion Resources, Inc.
0.25%, 11/03/2014 (B)	800,000	799,989

Oil, Gas & Consumable Fuels - 0.9%
South Carolina Fuel Co.
0.24%, 11/03/2014 (B)	800,000	799,990
Spectra Energy Partners LP
0.29%, 11/07/2014 (B)	800,000	799,961

		1,599,951

Total Commercial Paper (Cost $124,586,644)		124,586,644

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Money Market

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
DEMAND NOTE - 2.0%
Capital Markets - 2.0%
Goldman Sachs & Co.
0.39%, 01/09/2015 (B) (C)	$ 3,500,000	$ 3,500,000

Total Demand Note (Cost $3,500,000)		3,500,000

SHORT-TERM U.S. GOVERNMENT AGENCY OBLIGATION - 3.9%
Federal Home Loan Bank Discount Notes
0.07%, 11/21/2014 (B)	7,000,000	6,999,747

Total Short-Term U.S. Government Agency Obligation (Cost $6,999,747)		6,999,747

REPURCHASE AGREEMENTS - 8.2%
Barclays Capital, Inc. 0.09% (B), dated 10/31/2014, to be repurchased at $6,300,016 on 11/03/2014. Collateralized by a U.S. Government Obligation, 0.09%, due 01/22/2015, and with a value of $6,430,346.	6,300,000	6,300,000

	Principal	Value
REPURCHASE AGREEMENTS (continued)

Goldman Sachs & Co.
0.09% (B), dated 10/31/2014, to be repurchased at $8,000,020 on 11/03/2014. Collateralized by U.S. Government Agency Obligations, 3.00% - 4.50%, due 03/01/2027 -  11/01/2044, and with a total value of $8,160,000.

	$ 8,000,000	$ 8,000,000
State Street Bank & Trust Co. 0.01% (B), dated 10/31/2014, to be repurchased at $393,951 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 09/25/2039 and with a value of $401,902.	393,950	393,950

Total Repurchase Agreements (Cost $14,693,950)		14,693,950

Total Investments (Cost $180,155,607) (D)		180,155,607
Net Other Assets (Liabilities) - (0.6)%		(998,773)

Net Assets - 100.0%		$ 179,156,834

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Corporate Debt Security	$—	$5,500,000	$—	$5,500,000
Certificates of Deposit	—	24,875,266	—	24,875,266
Commercial Paper	—	124,586,644	—	124,586,644
Demand Note	—	3,500,000	—	3,500,000
Short-Term U.S. Government Agency Obligation	—	6,999,747	—	6,999,747
Repurchase Agreements	—	14,693,950	—	14,693,950

Total Investments	$—	$180,155,607	$—	$180,155,607

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Floating or variable rate security. Rate is listed as of October 31, 2014.
(B)	Rate shown reflects the yield at October 31, 2014.
(C)	Total aggregate value of illiquid securities is $8,200,000, or 4.58% of the Fund’s net assets.
(D)	Aggregate cost for federal income tax purposes is $180,155,607.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITION:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $29,726,167, or 16.59% of the Fund’s net assets.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
U.S. GOVERNMENT OBLIGATIONS - 8.0%
U.S. Treasury Bond
2.75%, 08/15/2042 - 11/15/2042	$ 390,000	$ 367,099
3.63%, 02/15/2044	6,206,400	6,887,652
U.S. Treasury Inflation Indexed Bond
2.50%, 01/15/2029	1,001,098	1,245,664
U.S. Treasury Inflation Indexed Note
0.13%, 01/15/2023	443,119	433,738
0.63%, 01/15/2024	3,557,811	3,615,625
U.S. Treasury Note
0.38%, 03/31/2016	645,000	645,756
0.50%, 09/30/2016	5,186,400	5,188,832
0.88%, 04/30/2017	2,351,900	2,359,616
1.00%, 09/15/2017 (A)	165,000	165,503
1.25%, 11/30/2018	3,955,000	3,932,136
1.63%, 03/31/2019 - 11/15/2022	9,006,700	9,029,191
2.50%, 05/15/2024	5,373,600	5,460,083

Total U.S. Government Obligations (Cost $38,530,759)		39,330,895

U.S. GOVERNMENT AGENCY OBLIGATIONS - 6.0%
Federal Home Loan Mortgage Corp.
5.00%, 04/01/2018	16,705	17,625
5.50%, 09/01/2018 - 06/01/2041	393,021	437,156
Federal National Mortgage Association
2.05%, 02/01/2043 (B)	350,649	360,459
3.33%, 10/25/2023 (B)	190,000	197,429
3.36%, 06/01/2041 (B)	122,014	128,795
3.50%, 07/01/2028 - 11/01/2028	812,125	864,878
3.50%, TBA	11,109,000	11,550,395
3.51%, 09/01/2041 (B)	93,311	98,868
4.00%, 04/01/2026	29,165	31,310
4.00%, TBA	5,011,000	5,320,273
4.50%, 02/01/2025 - 06/01/2026	782,772	847,668
4.50%, TBA	3,204,000	3,472,335
5.00%, 05/01/2018	9,211	9,724
5.00%, TBA	2,595,000	2,873,354
5.50%, 07/01/2019 - 11/01/2038	580,696	650,646
6.00%, 08/01/2036 - 06/01/2041	1,435,221	1,628,948
6.50%, 05/01/2040	425,321	482,710
FREMF Mortgage Trust
Series 2012-K23, Class B
3.66%, 10/25/2045, 144A (B)	120,000	120,276
Series 2012-K711, Class B
3.56%, 08/25/2045, 144A (B)	160,000	163,362
Government National Mortgage Association, IO
0.99%, 02/16/2053 (B)	945,931	72,558

Total U.S. Government Agency Obligations (Cost $29,112,591)		29,328,769

FOREIGN GOVERNMENT OBLIGATIONS - 0.5%
Brazilian Government International Bond
4.25%, 01/07/2025	330,000	335,280
Colombia Government International Bond
4.00%, 02/26/2024	235,000	241,110
Indonesia Government International Bond
5.38%, 10/17/2023, 144A (A)	315,000	346,106
Mexico Government International Bond
4.00%, 10/02/2023 (A)	630,000	657,720

	Principal	Value
FOREIGN GOVERNMENT OBLIGATIONS (continued)
Peruvian Government International Bond
7.35%, 07/21/2025	$ 125,000	$ 165,313
Turkey Government International Bond
5.75%, 03/22/2024	400,000	441,720

Total Foreign Government Obligations (Cost $2,083,499)		2,187,249

MORTGAGE-BACKED SECURITIES - 4.9%
Banc of America Commercial Mortgage Trust
Series 2007-3, Class A1A
5.56%, 06/10/2049 (B)	299,496	324,028
BB-UBS Trust
Series 2012-TFT, Class A
2.89%, 06/05/2030, 144A	460,000	448,866
Series 2012-TFT, Class C
3.47%, 06/05/2030, 144A (B)	475,000	453,291
BB-UBS Trust, IO
Series 2012-SHOW, Class XA
0.60%, 11/05/2036, 144A (B)	3,045,000	165,240
BCAP LLC Trust
Series 2009-RR10, Class 2A1
2.68%, 08/26/2035, 144A (B)	265,906	262,968
Series 2009-RR13, Class 13A3
5.25%, 03/26/2037, 144A (B)	51,334	51,393
Series 2009-RR14, Class 1A1
6.00%, 05/26/2037, 144A (B)	275,586	293,196
Series 2009-RR6, Class 2A1
2.54%, 08/26/2035, 144A (B)	234,273	233,563
Series 2010-RR1, Class 12A1
5.25%, 08/26/2036, 144A (B)	300,590	308,335
Bear Stearns Commercial Mortgage Securities Trust
Series 2006-PW14, Class A1A
5.19%, 12/11/2038	324,537	348,623
Series 2007-PW15, Class A1A
5.32%, 02/11/2044	246,697	265,272
Series 2007-PW17, Class A1A
5.65%, 06/11/2050 (B)	338,149	371,691
Citigroup Commercial Mortgage Trust
Series 2014-GC19, Class A3
3.75%, 03/10/2047	145,000	150,942
Series 2014-GC19, Class A4
4.02%, 03/10/2047	220,000	233,678
COMM Mortgage Trust
Series 2010-RR1, Class GEB
5.54%, 12/11/2049, 144A (B)	100,000	104,908
Series 2013-CR11, Class AM
4.72%, 10/10/2046 (B)	70,000	76,885
Series 2013-GAM, Class A2
3.37%, 02/10/2028, 144A	110,000	109,461
Series 2014-CR14, Class B
4.61%, 02/10/2047 (B)	150,000	161,969
Series 2014-UBS2, Class A5
3.96%, 03/10/2047	155,000	163,992
Commercial Mortgage Pass-Through Certificates
Series 2012-LTRT, Class A2
3.40%, 10/05/2030, 144A	380,000	373,732

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MORTGAGE-BACKED SECURITIES (continued)
Commercial Mortgage Trust
Series 2007-GG11, Class AM
5.87%, 12/10/2049 (B)	$ 70,000	$ 76,216
Credit Suisse Mortgage Capital Certificates
Series 2007-TF2A, Class A3
0.42%, 04/15/2022, 144A (B)	128,140	127,148
Series 2009-11R, Class 5A1
4.36%, 08/26/2036, 144A (B)	969,939	980,644
CSMC Trust
Series 2010-15R, Class 2A1
3.50%, 05/26/2036, 144A (B)	132,460	136,079
Series 2010-18R, Class 3A1
4.00%, 03/26/2037, 144A	55,314	56,062
Series 2010-1R, Class 28A1
5.00%, 02/27/2047, 144A	459,661	467,000
Series 2010-RR1, Class 2A
5.70%, 09/15/2040, 144A (B)	585,000	629,923
Series 2013-8R, Class 3A1
0.31%, 03/27/2036, 144A (B)	741,633	723,242
Series 2014-4R, Class 21A1
0.55%, 12/27/2035, 144A (B)	1,000,000	948,045
DBRR Trust
Series 2011-C32, Class A3A
5.72%, 06/17/2049, 144A (B)	150,000	163,272
Series 2013-EZ3, Class A
1.64%, 12/18/2049, 144A (B)	166,422	167,280
Extended Stay America Trust
Series 2013-ESH7, Class A27
2.96%, 12/05/2031, 144A	165,000	167,472
GS Mortgage Securities Corp. II
Series 2013-KING, Class E
3.44%, 12/10/2027, 144A (B)	320,000	300,473
Hilton USA Trust, IO
Series 2013-HLT, Class X1FX
1.67%, 11/05/2030, 144A (B)	15,000,000	34,695
Jefferies Re-REMIC Trust
Series 2009-R2, Class 2A
2.59%, 12/26/2037, 144A (B)	208,503	208,069
Series 2009-R7, Class 10A3
6.00%, 12/26/2036, 144A	126,607	135,668
Series 2009-R7, Class 12A1
2.62%, 08/26/2036, 144A (B)	96,910	95,820
Series 2009-R7, Class 1A1
2.38%, 02/26/2036, 144A (B)	405,918	398,579
Series 2009-R7, Class 4A1
2.39%, 09/26/2034, 144A (B)	225,355	221,479
Series 2009-R9, Class 1A1
2.24%, 08/26/2046, 144A (B)	178,561	180,383
Series 2010-R2, Class 1A1
6.00%, 05/26/2036, 144A	135,904	140,677
Series 2010-R3, Class 1A1
2.80%, 03/21/2036, 144A (B)	93,681	94,032
JPMorgan Chase Commercial Mortgage Securities Trust
Series 2006-CB14, Class AM
5.41%, 12/12/2044 (B)	100,000	104,543
Series 2007-CB18, Class A1A
5.43%, 06/12/2047 (B)	488,276	524,468

	Principal	Value
MORTGAGE-BACKED SECURITIES (continued)
JPMorgan Chase Commercial Mortgage Securities Trust (continued)
Series 2007-CB20, Class AM
5.88%, 02/12/2051 (B)	$ 360,000	$ 398,870
Series 2007-LD12, Class A1A
5.85%, 02/15/2051 (B)	440,738	484,403
Series 2007-LDPX, Class A1A
5.44%, 01/15/2049	327,206	354,271
Series 2008-C2, Class ASB
6.13%, 02/12/2051 (B)	117,429	124,186
Series 2010-C1, Class B
5.95%, 06/15/2043, 144A	370,000	422,889
JPMorgan Re-REMIC Trust
Series 2009-7, Class 8A1
2.83%, 01/27/2047, 144A (B)	84,342	85,015
Series 2010-4, Class 7A1
1.87%, 08/26/2035, 144A (B)	138,875	138,504
Series 2014-2, Class 6A1
2.87%, 05/26/2037, 144A (B)	1,051,342	1,050,585
LB-UBS Commercial Mortgage Trust
Series 2004-C8, Class C
4.93%, 12/15/2039 (B)	605,000	605,230
Series 2005-C2, Class AJ
5.21%, 04/15/2030 (B)	125,000	126,990
Series 2007-C7, Class AM
6.16%, 09/15/2045 (B)	110,000	123,592
Merrill Lynch Mortgage Trust
Series 2005-CKI1, Class AJ
5.29%, 11/12/2037 (B)	300,000	310,376
Series 2007-C1, Class A1A
5.84%, 06/12/2050 (B)	138,632	148,730
Morgan Stanley Capital I Trust
Series 2007-HQ12, Class A2FX
5.59%, 04/12/2049 (B)	136,579	138,123
Series 2007-HQ12, Class AM
5.59%, 04/12/2049 (B)	280,000	300,119
Series 2007-IQ13, Class A1A
5.31%, 03/15/2044	468,667	504,724
Series 2007-IQ13, Class AM
5.41%, 03/15/2044	110,000	118,069
Series 2007-IQ14, Class A1A
5.67%, 04/15/2049 (B)	128,110	139,297
Series 2007-IQ15, Class AM
5.91%, 06/11/2049 (B)	335,000	360,721
Morgan Stanley Re-REMIC Trust
Series 2012-IO, Class AXB2
1.00%, 03/27/2051, 144A	100,000	99,075
Series 2012-XA, Class A
2.00%, 07/27/2049, 144A	126,259	126,732
Series 2014-R3, Class 2A
3.00%, 07/26/2048, 144A (B)	1,322,459	1,242,129
Motel 6 Trust
Series 2012-MTL6, Class B
2.74%, 10/05/2025, 144A	350,000	350,444
Series 2012-MTL6, Class C
3.14%, 10/05/2025, 144A	543,000	541,384
Nationstar Mortgage Loan Trust
Series 2013-A, Class A
3.75%, 12/25/2052, 144A (B)	829,558	852,654

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MORTGAGE-BACKED SECURITIES (continued)
New Residential Mortgage Loan Trust
Series 2014-1A, Class A
3.75%, 01/25/2054, 144A (B)	$ 360,756	$ 372,190
Series 2014-2A, Class A3
3.75%, 05/25/2054, 144A	977,812	1,001,963
Queens Center Mortgage Trust
Series 2013-QCA, Class D
3.47%, 01/11/2037, 144A (B)	410,000	383,287
SCG Trust
Series 2013-SRP1, Class A
1.55%, 11/15/2026, 144A (B)	230,000	230,239
Series 2013-SRP1, Class AJ
2.10%, 11/15/2026, 144A (B)	145,000	145,443
STRIPS, Ltd.
Series 2012-1A, Class A
1.50%, 12/25/2044, 144A (C)	177,093	175,323
Wachovia Bank Commercial Mortgage Trust
Series 2005-C20, Class B
5.24%, 07/15/2042 (B)	320,000	327,791
Series 2006-WL7A, Class H
0.56%, 09/15/2021, 144A (B)	185,000	179,794
Wells Fargo Re-REMIC Trust
Series 2012-IO, Class A
1.75%, 08/20/2021, 144A	98,366	98,415

Total Mortgage-Backed Securities (Cost $24,088,633)		24,044,859

ASSET-BACKED SECURITIES - 4.6%
321 Henderson Receivables VI LLC
Series 2010-1A, Class A
5.56%, 07/15/2059, 144A	576,235	657,385
AmeriCredit Automobile Receivables Trust
Series 2011-5, Class C
3.44%, 10/08/2017	200,000	204,024
Series 2012-2, Class C
2.64%, 10/10/2017	125,000	126,795
Series 2012-3, Class C
2.42%, 05/08/2018	120,000	122,064
Series 2012-4, Class C
1.93%, 08/08/2018	125,000	126,089
Series 2012-5, Class C
1.69%, 11/08/2018	235,000	236,657
Series 2014-1, Class B
1.68%, 07/08/2019	141,000	140,936
Chrysler Capital Auto Receivables Trust
Series 2013-BA, Class B
1.78%, 06/17/2019, 144A	60,000	60,267
Series 2013-BA, Class C
2.24%, 09/16/2019, 144A	60,000	60,255
Series 2013-BA, Class D
2.89%, 10/15/2020, 144A	60,000	60,226
Series 2014-AA, Class B
1.76%, 08/15/2019, 144A	75,000	75,055
Series 2014-AA, Class C
2.28%, 11/15/2019, 144A	95,000	95,197
Credit Acceptance Auto Loan Trust
Series 2013-1A, Class A
1.21%, 10/15/2020, 144A	250,000	250,020

	Principal	Value
ASSET-BACKED SECURITIES (continued)
Credit Acceptance Auto Loan Trust (continued)
Series 2013-2A, Class A
1.50%, 04/15/2021, 144A	$ 250,000	$ 250,789
DT Auto Owner Trust
Series 2012-1A, Class D
4.94%, 07/16/2018, 144A	191,883	195,488
Ford Credit Floorplan Master Owner Trust
Series 2012-2, Class D
3.50%, 01/15/2019	100,000	104,403
Series 2012-5, Class C
2.14%, 09/15/2019	100,000	101,074
HLSS Servicer Advance Receivables Backed Notes
Series 2013-T2, Class A2
1.15%, 05/16/2044, 144A	250,000	249,775
HLSS Servicer Advance Receivables Trust
Series 2012-T2, Class A2
1.99%, 10/15/2045, 144A	395,000	397,726
Series 2013-T1, Class A2
1.50%, 01/16/2046, 144A	460,000	458,712
HSBC Home Equity Loan Trust
Series 2006-3, Class M1
0.42%, 03/20/2036 (B)	775,000	746,800
Hyundai Auto Receivables Trust
Series 2012-A, Class D
2.61%, 05/15/2018	95,000	97,660
MVW Owner Trust
Series 2014-1A, Class A
2.25%, 09/20/2031, 144A	627,000	630,548
Nelnet Student Loan Trust
Series 2008-3, Class A4
1.88%, 11/25/2024 (B)	205,000	214,762
Series 2014-2A, Class A3
1.00%, 07/27/2037, 144A (B)	165,000	164,437
Prestige Auto Receivables Trust
Series 2013-1A, Class A2
1.09%, 02/15/2018, 144A	79,625	79,756
Series 2013-1A, Class A3
1.33%, 05/15/2019, 144A	110,000	110,293
Series 2014-1A, Class A2
0.97%, 03/15/2018, 144A	182,681	182,763
Santander Drive Auto Receivables Trust
Series 2012-2, Class C
3.20%, 02/15/2018	310,000	314,836
Series 2012-4, Class C
2.94%, 12/15/2017	230,000	234,524
Series 2012-AA, Class C
1.78%, 11/15/2018, 144A	795,000	801,870
Series 2013-2, Class B
1.33%, 03/15/2018	370,000	371,510
Series 2013-3, Class B
1.19%, 05/15/2018	350,000	350,826
Series 2013-4, Class C
3.25%, 01/15/2020	170,000	176,251
Series 2013-5, Class B
1.55%, 10/15/2018	530,000	531,670
Series 2013-5, Class C
2.25%, 06/17/2019	250,000	251,681

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
ASSET-BACKED SECURITIES (continued)
Santander Drive Auto Receivables Trust (continued)
Series 2013-A, Class B
1.89%, 10/15/2019, 144A	$ 280,000	$ 283,817
Series 2013-A, Class C
3.12%, 10/15/2019, 144A	110,000	113,021
Series 2014-1, Class B
1.59%, 10/15/2018	575,000	577,264
Series 2014-1, Class C
2.36%, 04/15/2020	250,000	252,442
SBA Tower Trust
Series 2014-1A, Class C
2.90%, 10/15/2044, 144A (B)	1,260,000	1,263,348
Sierra Timeshare Receivables Funding LLC
Series 2013-3A, Class B
2.70%, 10/20/2030, 144A	238,322	239,082
Series 2014-3A, Class A
2.30%, 10/20/2031, 144A (D)	580,000	579,893
SLM Private Credit Student Loan Trust
Series 2002-A, Class A2
0.78%, 12/16/2030 (B)	199,963	197,045
Series 2005-B, Class A2
0.41%, 03/15/2023 (B)	412,342	408,744
SLM Private Education Loan Trust
Series 2011-A, Class A3
2.65%, 01/15/2043, 144A (B)	250,000	267,387
Series 2011-B, Class A2
3.74%, 02/15/2029, 144A	100,000	105,250
Series 2011-B, Class A3
2.40%, 06/16/2042, 144A (B)	100,000	106,039
Series 2011-C, Class A2A
3.40%, 10/17/2044, 144A (B)	150,000	162,034
Series 2011-C, Class A2B
4.54%, 10/17/2044, 144A	140,000	150,953
Series 2012-A, Class A1
1.55%, 08/15/2025, 144A (B)	58,707	59,345
Series 2012-A, Class A2
3.83%, 01/17/2045, 144A	120,000	126,636
Series 2012-B, Class A2
3.48%, 10/15/2030, 144A	400,000	417,381
Series 2012-C, Class A2
3.31%, 10/15/2046, 144A	430,000	447,509
Series 2012-D, Class A2
2.95%, 02/15/2046, 144A	620,000	639,508
Series 2012-E, Class A1
0.90%, 10/16/2023, 144A (B)	125,650	126,013
Series 2012-E, Class A2B
1.90%, 06/15/2045, 144A (B)	535,000	550,565
Series 2013-A, Class A2A
1.77%, 05/17/2027, 144A	715,000	705,383
Series 2013-A, Class A2B
1.20%, 05/17/2027, 144A (B)	470,000	472,895
Series 2013-B, Class A2A
1.85%, 06/17/2030, 144A	1,055,000	1,035,476
Series 2013-C, Class A2A
2.94%, 10/15/2031, 144A	305,000	312,336
Series 2013-C, Class A2B
1.55%, 10/15/2031, 144A (B)	155,000	157,824
SolarCity LMC Series III LLC
Series 2014-2, Class A
4.02%, 07/20/2044, 144A	505,000	508,155

	Principal	Value
ASSET-BACKED SECURITIES (continued)
SpringCastle America Funding LLC
Series 2014-AA, Class A
2.70%, 05/25/2023, 144A	$ 395,000	$ 395,305
Trafigura Securitisation Finance PLC
Series 2014-1A, Class A
1.10%, 10/15/2021, 144A (B)	1,840,000	1,840,000
World Financial Network Credit Card Master Trust
Series 2010-A, Class B
6.75%, 04/15/2019	170,000	175,565
Series 2012-C, Class A
2.23%, 08/15/2022	360,000	363,545
Series 2012-D, Class A
2.15%, 04/17/2023	455,000	454,792

Total Asset-Backed Securities (Cost $22,600,927)		22,727,676

MUNICIPAL GOVERNMENT OBLIGATIONS - 0.2%
Los Angeles Community College District, General Obligation Unlimited
6.60%, 08/01/2042	45,000	62,124
Metropolitan Transportation Authority, Revenue Bonds
Series E
6.81%, 11/15/2040	45,000	61,740
Municipal Electric Authority of Georgia, Revenue Bonds
6.64%, 04/01/2057	35,000	44,467
New Jersey State Turnpike Authority, Revenue Bonds
Series F
7.41%, 01/01/2040	54,000	79,076
New York City Water & Sewer System, Revenue Bonds
5.88%, 06/15/2044	45,000	58,589
New York State Dormitory Authority, Revenue Bonds
Series H
5.39%, 03/15/2040	40,000	49,558
Port Authority of New York & New Jersey, Revenue Bonds
4.96%, 08/01/2046	70,000	77,572
State of California, General Obligation Unlimited
7.60%, 11/01/2040	200,000	302,710
State of Illinois, General Obligation Unlimited
5.10%, 06/01/2033	190,000	187,070
University of California, Revenue Bonds
Series AD
4.86%, 05/15/2112	40,000	39,444

Total Municipal Government Obligations (Cost $900,519)		962,350

PREFERRED CORPORATE DEBT SECURITIES - 0.6%
Insurance - 0.6%
ZFS Finance USA Trust II
6.45%, 12/15/2065, 144A (B)	1,195,000	1,272,675

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
PREFERRED CORPORATE DEBT SECURITIES (continued)
Insurance (continued)
Reinsurance Group of America, Inc.
6.75%, 12/15/2065 (B)	$ 1,442,000	$ 1,470,840

Total Preferred Corporate Debt Securities (Cost $2,785,494)		2,743,515

CORPORATE DEBT SECURITIES - 13.0%
Aerospace & Defense - 0.1%
Exelis, Inc. 5.55%, 10/01/2021	480,000	515,736

Air Freight & Logistics - 0.1%
FedEx Corp.
4.90%, 01/15/2034	225,000	246,367
5.10%, 01/15/2044	160,000	176,046

		422,413

Airlines - 0.3%
American Airlines Pass-Through Trust
3.70%, 04/01/2028	575,000	572,844
United Airlines Pass-Through Trust
3.75%, 03/03/2028	975,000	987,187
United Continental Holdings, Inc.
6.00%, 07/15/2028	95,000	90,488

		1,650,519

Automobiles - 0.0% (E)
General Motors Co.
4.88%, 10/02/2023	105,000	112,481
6.25%, 10/02/2043	65,000	77,350

		189,831

Banks - 2.1%
Barclays Bank PLC
10.18%, 06/12/2021, 144A	1,250,000	1,678,340
BPCE SA
4.00%, 04/15/2024	250,000	258,400
5.15%, 07/21/2024, 144A	205,000	210,985
Branch Banking & Trust Co.
3.80%, 10/30/2026	355,000	360,090
Cooperatieve Centrale Raiffeisen-Boerenleenbank BA
2.25%, 01/14/2019 (A)	250,000	253,016
11.00%, 06/30/2019, 144A (B) (F)	1,285,000	1,676,925
Credit Agricole SA
2.50%, 04/15/2019, 144A (A)	419,000	422,189
Export-Import Bank of Korea
4.00%, 01/11/2017	515,000	542,713
HSBC Bank Brasil SA - Banco Multiplo
Series MTN
4.00%, 05/11/2016, 144A	610,000	626,775
Intesa Sanpaolo SpA
5.02%, 06/26/2024, 144A	590,000	576,615
Korea Development Bank
3.50%, 08/22/2017	515,000	539,203
Macquarie Bank, Ltd.
1.65%, 03/24/2017, 144A	285,000	285,707
Nordea Bank AB
4.25%, 09/21/2022, 144A	1,500,000	1,559,007
Royal Bank of Scotland Group PLC
1.88%, 03/31/2017	245,000	245,754
6.00%, 12/19/2023	215,000	231,398

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Banks (continued)
Societe Generale SA
5.00%, 01/17/2024, 144A	$ 415,000	$ 423,875
Wells Fargo & Co.
2.15%, 01/15/2019	111,000	111,493
4.13%, 08/15/2023	105,000	109,515
5.38%, 11/02/2043	220,000	245,991
5.90%, 06/15/2024 (B) (F)	139,000	142,906

		10,500,897

Beverages - 0.1%
Anheuser-Busch InBev Finance, Inc.
2.15%, 02/01/2019 (A)	155,000	155,069
3.70%, 02/01/2024 (A)	215,000	221,275

		376,344

Biotechnology - 0.1%
Amgen, Inc.
5.15%, 11/15/2041	120,000	128,699
5.65%, 06/15/2042	100,000	114,800

		243,499

Capital Markets - 1.1%
Ameriprise Financial, Inc.
3.70%, 10/15/2024 (A)	470,000	476,628
Bank of New York Mellon Corp.
Series MTN
2.10%, 01/15/2019	155,000	154,945
Goldman Sachs Group, Inc.
2.38%, 01/22/2018	215,000	217,006
2.90%, 07/19/2018	290,000	296,651
3.63%, 02/07/2016 - 01/22/2023	399,000	403,914
5.75%, 01/24/2022	98,000	112,899
6.25%, 02/01/2041	60,000	74,349
6.75%, 10/01/2037	65,000	79,688
Series MTN
1.83%, 11/29/2023 (B)	155,000	159,996
Macquarie Group, Ltd.
6.25%, 01/14/2021, 144A (A)	955,000	1,091,439
Morgan Stanley
3.45%, 11/02/2015	443,000	454,549
3.80%, 04/29/2016	115,000	119,529
5.00%, 11/24/2025	215,000	228,516
Series MTN
5.45%, 01/09/2017	425,000	461,176
UBS AG
7.63%, 08/17/2022	730,000	861,514

		5,192,799

Chemicals - 0.2%
LyondellBasell Industries NV
5.00%, 04/15/2019	420,000	462,999
Monsanto Co.
4.40%, 07/15/2044	375,000	378,029

		841,028

Commercial Services & Supplies - 0.2%
ERAC USA Finance LLC
3.85%, 11/15/2024, 144A	560,000	566,396
Hutchison Whampoa International 14, Ltd.
1.63%, 10/31/2017, 144A	340,000	339,423

		905,819

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Communications Equipment - 0.0% (E)
Cisco Systems, Inc.
2.13%, 03/01/2019	$ 175,000	$ 175,693

Construction & Engineering - 0.0% (E)
Odebrecht Offshore Drilling Finance, Ltd.
6.75%, 10/01/2022, 144A	190,740	199,800

Construction Materials - 0.2%
Martin Marietta Materials, Inc.
4.25%, 07/02/2024, 144A	705,000	718,705

Consumer Finance - 0.1%
Discover Financial Services
3.85%, 11/21/2022	217,000	219,547

Diversified Financial Services - 1.1%
Bank of America Corp.
2.60%, 01/15/2019	189,000	190,809
2.65%, 04/01/2019	770,000	776,989
4.10%, 07/24/2023	154,000	160,769
5.75%, 12/01/2017	250,000	278,283
Citigroup, Inc.
2.50%, 09/26/2018	183,000	185,232
2.55%, 04/08/2019 (A)	335,000	338,521
3.38%, 03/01/2023	163,000	162,585
4.45%, 01/10/2017	89,000	94,742
4.95%, 11/07/2043	60,000	65,581
6.68%, 09/13/2043	60,000	76,293
General Electric Capital Corp.
7.13%, 06/15/2022 (B) (F)	400,000	466,000
Series MTN
6.88%, 01/10/2039	65,000	89,028
JPMorgan Chase & Co.
3.20%, 01/25/2023	676,000	670,668
3.25%, 09/23/2022	123,000	123,168
4.75%, 03/01/2015	265,000	268,728
4.85%, 02/01/2044	60,000	64,512
6.75%, 02/01/2024 (B) (F)	48,000	50,573
Series MTN
1.35%, 02/15/2017	450,000	450,668
MassMutual Global Funding II
2.35%, 04/09/2019, 144A	200,000	201,776
Oaktree Capital Management, LP
6.75%, 12/02/2019, 144A	545,000	650,704

		5,365,629

Diversified Telecommunication Services - 0.6%
AT&T, Inc.
2.30%, 03/11/2019 (A)	310,000	311,486
4.35%, 06/15/2045	120,000	112,008
Intelsat Jackson Holdings SA
7.25%, 04/01/2019	170,000	178,500
Level 3 Financing, Inc.
8.13%, 07/01/2019	400,000	428,000
Sprint Capital Corp.
6.88%, 11/15/2028	135,000	131,287
Verizon Communications, Inc.
2.63%, 02/21/2020, 144A	397,000	394,880
3.45%, 03/15/2021	145,000	148,140
3.85%, 11/01/2042	551,000	485,492
4.50%, 09/15/2020	140,000	152,001
6.55%, 09/15/2043	377,000	475,248

		2,817,042

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Electric Utilities - 0.6%
CenterPoint Energy Houston Electric LLC
4.50%, 04/01/2044	$ 210,000	$ 228,035
Cleveland Electric Illuminating Co.
5.95%, 12/15/2036	125,000	144,066
8.88%, 11/15/2018	28,000	35,061
Commonwealth Edison Co.
4.70%, 01/15/2044 (A)	135,000	150,175
Duke Energy Carolinas LLC
4.25%, 12/15/2041	134,000	139,498
Duke Energy Corp.
3.75%, 04/15/2024	35,000	36,327
Entergy Arkansas, Inc.
3.70%, 06/01/2024	206,000	215,211
Georgia Power Co.
3.00%, 04/15/2016	395,000	407,887
Jersey Central Power & Light Co.
7.35%, 02/01/2019	116,000	138,618
Niagara Mohawk Power Corp.
4.88%, 08/15/2019, 144A	410,000	456,652
Oncor Electric Delivery Co. LLC
4.10%, 06/01/2022	42,000	45,167
5.30%, 06/01/2042 (A)	75,000	89,773
Pacific Gas & Electric Co.
4.75%, 02/15/2044	62,000	66,505
PacifiCorp
3.60%, 04/01/2024	425,000	442,216
5.75%, 04/01/2037	125,000	157,586
Progress Energy, Inc.
4.88%, 12/01/2019	21,000	23,437

		2,776,214

Energy Equipment & Services - 0.3%
Schlumberger Investment SA
3.65%, 12/01/2023 (A)	105,000	109,874
TransCanada PipeLines, Ltd.
3.75%, 10/16/2023 (A)	120,000	122,564
4.63%, 03/01/2034	110,000	115,535
Transocean, Inc.
6.00%, 03/15/2018 (A)	647,000	689,828
6.80%, 03/15/2038 (A)	110,000	103,043
Weatherford International, Ltd.
5.95%, 04/15/2042	120,000	127,006

		1,267,850

Food & Staples Retailing - 0.2%
CVS Health Corp.
5.30%, 12/05/2043	42,000	48,222
Sysco Corp.
2.35%, 10/02/2019	595,000	598,558
Wal-Mart Stores, Inc.
4.00%, 04/11/2043	149,000	148,986
4.30%, 04/22/2044 (A)	120,000	125,077

		920,843

Food Products - 0.0% (E)
Mondelez International, Inc.
2.25%, 02/01/2019	200,000	199,606

Health Care Equipment & Supplies - 0.0% (E)
Boston Scientific Corp.
2.65%, 10/01/2018	187,000	188,950

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Health Care Providers & Services - 0.3%
Aetna, Inc.
4.75%, 03/15/2044 (A)	$ 44,000	$ 46,054
Coventry Health Care, Inc.
5.45%, 06/15/2021 (A)	177,000	202,825
HCA, Inc.
7.25%, 09/15/2020	150,000	159,000
Tenet Healthcare Corp.
6.25%, 11/01/2018	165,000	179,231
UnitedHealth Group, Inc.
3.38%, 11/15/2021	61,000	63,536
WellPoint, Inc.
1.88%, 01/15/2018	239,000	239,325
2.30%, 07/15/2018	564,000	568,611
3.30%, 01/15/2023	75,000	74,175

		1,532,757

Hotels, Restaurants & Leisure - 0.0% (E)
GLP Capital, LP / GLP Financing II, Inc.
4.38%, 11/01/2018	11,000	11,303
4.88%, 11/01/2020	20,000	20,800

		32,103

Industrial Conglomerates - 0.0% (E)
General Electric Co.
4.50%, 03/11/2044	117,000	124,724

Insurance - 1.2%
American International Group, Inc.
4.13%, 02/15/2024	171,000	180,091
8.18%, 05/15/2068 (B)	61,000	82,808
Genworth Holdings, Inc.
7.63%, 09/24/2021	145,000	176,742
Hanover Insurance Group, Inc.
6.38%, 06/15/2021	1,195,000	1,367,342
Lincoln National Corp.
8.75%, 07/01/2019 (A)	630,000	800,135
Metropolitan Life Global Funding I
1.30%, 04/10/2017, 144A	640,000	641,340
3.88%, 04/11/2022, 144A	750,000	794,966
Pacific Life Insurance Co.
9.25%, 06/15/2039, 144A	705,000	1,105,555
Principal Financial Group, Inc.
8.88%, 05/15/2019	345,000	437,774
Prudential Financial, Inc.
Series MTN
5.38%, 06/21/2020	228,000	258,637
7.38%, 06/15/2019	189,000	230,003

		6,075,393

IT Services - 0.1%
International Business Machines Corp.
3.63%, 02/12/2024	283,000	288,922
MasterCard, Inc.
2.00%, 04/01/2019	173,000	172,719
3.38%, 04/01/2024	111,000	113,381

		575,022

Life Sciences Tools & Services - 0.1%
Thermo Fisher Scientific, Inc.
2.40%, 02/01/2019	443,000	445,511
5.30%, 02/01/2044 (A)	23,000	25,912

		471,423

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Media - 0.6%
CBS Corp.
4.63%, 05/15/2018	$ 78,000	$ 84,667
5.75%, 04/15/2020 (A)	62,000	71,045
CCO Holdings LLC / CCO Holdings Capital Corp.
7.25%, 10/30/2017	530,000	551,862
Clear Channel Worldwide Holdings, Inc.
6.50%, 11/15/2022	400,000	414,000
Comcast Corp.
5.88%, 02/15/2018	313,000	355,354
Cox Communications, Inc.
8.38%, 03/01/2039, 144A	217,000	310,273
DIRECTV Holdings LLC / DIRECTV Financing Co., Inc.
4.60%, 02/15/2021	215,000	232,879
5.00%, 03/01/2021	115,000	126,620
NBCUniversal Enterprise, Inc.
5.25%, 03/19/2021, 144A (F)	200,000	208,339
NBCUniversal Media LLC
4.38%, 04/01/2021	189,000	207,621
4.45%, 01/15/2043	159,000	162,069
5.15%, 04/30/2020	283,000	322,022

		3,046,751

Metals & Mining - 0.1%
BHP Billiton Finance USA, Ltd.
3.85%, 09/30/2023 (A)	140,000	146,446
Freeport-McMoRan, Inc.
3.88%, 03/15/2023 (A)	140,000	138,370
Novelis, Inc.
8.75%, 12/15/2020	250,000	272,813
Rio Tinto Finance USA PLC
2.88%, 08/21/2022 (A)	119,000	116,187

		673,816

Multi-Utilities - 0.1%
CMS Energy Corp.
3.88%, 03/01/2024 (A)	70,000	72,352
4.88%, 03/01/2044	152,000	162,243
Dominion Resources, Inc.
1.95%, 08/15/2016	362,000	367,591
PG&E Corp.
2.40%, 03/01/2019	87,000	87,324

		689,510

Oil, Gas & Consumable Fuels - 1.3%
Apache Corp.
4.25%, 01/15/2044	47,000	43,583
4.75%, 04/15/2043	65,000	65,094
BP Capital Markets PLC
2.24%, 05/10/2019	325,000	324,561
2.75%, 05/10/2023	272,000	259,123
3.25%, 05/06/2022	140,000	140,418
3.81%, 02/10/2024	195,000	199,492
Energy Transfer Partners, LP
5.95%, 10/01/2043	120,000	132,598
EOG Resources, Inc.
2.45%, 04/01/2020	290,000	288,852
Exxon Mobil Corp.
1.82%, 03/15/2019	500,000	501,855

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Oil, Gas & Consumable Fuels (continued)
Husky Energy, Inc.
4.00%, 04/15/2024	$ 140,000	$ 144,335
Kerr-McGee Corp.
6.95%, 07/01/2024	150,000	187,400
Kinder Morgan Energy Partners, LP
2.65%, 02/01/2019	217,000	217,094
4.15%, 02/01/2024 (A)	465,000	460,404
Laredo Petroleum, Inc.
7.38%, 05/01/2022	180,000	187,200
Linn Energy LLC / Linn Energy Finance Corp.
6.25%, 11/01/2019	240,000	220,800
MEG Energy Corp.
6.50%, 03/15/2021, 144A	150,000	148,500
Murphy Oil Corp.
2.50%, 12/01/2017	250,000	253,978
Nexen Energy ULC
5.88%, 03/10/2035	10,000	11,614
Noble Energy, Inc.
5.25%, 11/15/2043 (A)	85,000	91,509
6.00%, 03/01/2041	150,000	173,988
8.25%, 03/01/2019	139,000	171,296
Peabody Energy Corp.
6.25%, 11/15/2021 (A)	135,000	127,828
Petrobras Global Finance BV
6.25%, 03/17/2024	440,000	467,834
Petroleos Mexicanos
3.50%, 01/30/2023	145,000	140,346
Range Resources Corp.
5.75%, 06/01/2021	40,000	42,200
Shell International Finance BV
2.00%, 11/15/2018	283,000	285,314
4.55%, 08/12/2043	169,000	181,457
Statoil ASA
2.90%, 11/08/2020	325,000	333,333
Total Capital International SA
3.70%, 01/15/2024	141,000	146,118
Western Gas Partners, LP
5.38%, 06/01/2021	225,000	251,516
Williams Cos., Inc.
3.70%, 01/15/2023	64,000	60,206
7.88%, 09/01/2021 (A)	100,000	120,738
Williams Partners, LP
5.40%, 03/04/2044	104,000	108,706

		6,489,290

Paper & Forest Products - 0.1%
International Paper Co.
4.75%, 02/15/2022	630,000	683,178

Pharmaceuticals - 0.2%
AbbVie, Inc.
4.40%, 11/06/2042	95,000	93,862
Actavis, Inc.
3.25%, 10/01/2022	210,000	201,756
4.63%, 10/01/2042	195,000	177,629
Bristol-Myers Squibb Co.
4.50%, 03/01/2044	222,000	231,901
Teva Pharmaceutical Finance Co., BV
3.65%, 11/10/2021	70,000	71,479

		776,627

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Real Estate Investment Trusts - 0.9%
ARC Properties Operating Partnership LP / Clark Acquisition LLC
2.00%, 02/06/2017 (A)	$ 875,000	$ 854,504
3.00%, 02/06/2019 (A)	205,000	197,409
Kilroy Realty, LP
4.25%, 08/15/2029	865,000	862,128
Realty Income Corp.
3.88%, 07/15/2024	750,000	753,229
Simon Property Group, LP
3.38%, 10/01/2024	895,000	899,760
Ventas Realty, LP / Ventas Capital Corp.
2.70%, 04/01/2020	61,000	60,518
WEA Finance LLC / Westfield UK & Europe Finance PLC
2.70%, 09/17/2019, 144A	570,000	573,732

		4,201,280

Road & Rail - 0.0% (E)
Burlington Northern Santa Fe LLC
3.00%, 03/15/2023	40,000	39,445
3.75%, 04/01/2024	37,000	38,159

		77,604

Semiconductors & Semiconductor Equipment - 0.1%
KLA-Tencor Corp.
4.13%, 11/01/2021	520,000	523,571

Software - 0.1%
First Data Corp.
7.38%, 06/15/2019, 144A	200,000	212,000

Technology Hardware, Storage & Peripherals - 0.1%
Hewlett-Packard Co.
3.75%, 12/01/2020	215,000	220,535

Tobacco - 0.1%
Altria Group, Inc.
4.00%, 01/31/2024 (A)	114,000	118,006
Philip Morris International, Inc.
1.88%, 01/15/2019	243,000	242,475
4.88%, 11/15/2043	81,000	87,895

		448,376

Wireless Telecommunication Services - 0.2%
America Movil SAB de CV
2.38%, 09/08/2016	300,000	307,137
3.13%, 07/16/2022	200,000	196,578
Sprint Communications, Inc.
9.00%, 11/15/2018, 144A	305,000	358,756
Sprint Corp.
7.88%, 09/15/2023, 144A	155,000	167,787
T-Mobile USA, Inc.
6.46%, 04/28/2019	20,000	20,850
6.63%, 04/28/2021	55,000	57,956
6.73%, 04/28/2022	55,000	58,163
6.84%, 04/28/2023	15,000	15,863

		1,183,090

Total Corporate Debt Securities (Cost $62,660,427)		63,725,814

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
SHORT-TERM U.S. GOVERNMENT OBLIGATIONS - 4.9%
U.S. Treasury Bill
0.01%, 12/11/2014 (G)	$ 14,970,400	$ 14,970,146
0.02%, 11/06/2014 (G)	5,783,600	5,783,584
0.03%, 11/20/2014 (G)	2,810,000	2,809,962
0.08%, 05/28/2015 (G) (H)	300,000	299,861

Total Short-Term U.S. Government Obligations (Cost $23,863,553)		23,863,553

	Shares	Value
PREFERRED STOCKS - 0.1%
Capital Markets - 0.0% (E)
State Street Corp.
Series D
5.90% (B)	3,072	80,179

Diversified Financial Services - 0.1%
Citigroup Capital XIII 7.88% (B)	12,963	345,075

Electric Utilities - 0.0% (E)
SCE Trust III 5.75% (A) (B)	960	25,958

Total Preferred Stocks (Cost $456,527)		451,212

COMMON STOCKS - 59.8%
Aerospace & Defense - 1.8%
Honeywell International, Inc.	34,766	3,341,708
L-3 Communications Holdings, Inc.	8,208	996,944
United Technologies Corp.	41,168	4,404,976

		8,743,628

Airlines - 0.4%
Delta Air Lines, Inc.	22,529	906,342
United Continental Holdings, Inc. (I)	19,529	1,031,326

		1,937,668

Auto Components - 0.0% (E)
Johnson Controls, Inc.	3,685	174,116

Automobiles - 0.3%
General Motors Co.	52,080	1,635,312

Banks - 1.8%
BB&T Corp.	26,834	1,016,472
PNC Financial Services Group, Inc.	6,621	571,988
SVB Financial Group (I)	2,606	291,846
Wells Fargo & Co.	128,319	6,812,456

		8,692,762

Beverages - 1.5%
Coca-Cola Co.	81,711	3,422,057
Coca-Cola Enterprises, Inc.	9,052	392,404
Constellation Brands, Inc., Class A (I)	17,473	1,599,478
Dr. Pepper Snapple Group, Inc.	9,023	624,843
Molson Coors Brewing Co., Class B	11,813	878,651
PepsiCo, Inc.	3,935	378,429

		7,295,862

Biotechnology - 2.0%
Alexion Pharmaceuticals, Inc. (I)	4,747	908,386
Amgen, Inc.	1,025	166,234
Biogen Idec, Inc. (I)	8,896	2,856,328
Celgene Corp. (I)	31,151	3,335,960

	Shares	Value
COMMON STOCKS (continued)
Biotechnology (continued)
Gilead Sciences, Inc. (I)	14,332	$ 1,605,184
Vertex Pharmaceuticals, Inc. (I)	7,523	847,391

		9,719,483

Building Products - 0.2%
Fortune Brands Home & Security, Inc. (A)	3,640	157,430
Masco Corp.	25,780	568,965

		726,395

Capital Markets - 1.9%
Charles Schwab Corp.	68,781	1,971,951
Goldman Sachs Group, Inc.	6,790	1,290,032
Invesco, Ltd.	47,418	1,919,007
Morgan Stanley	74,766	2,613,072
State Street Corp.	17,974	1,356,318

		9,150,380

Chemicals - 0.8%
Axiall Corp.	9,335	376,201
Dow Chemical Co.	12,146	600,012
E.I. du Pont de Nemours & Co.	12,873	890,168
Monsanto Co.	6,871	790,440
Mosaic Co.	31,787	1,408,482

		4,065,303

Commercial Services & Supplies - 0.1%
Tyco International, Ltd.	6,264	268,914

Communications Equipment - 1.3%
Cisco Systems, Inc.	128,631	3,147,600
QUALCOMM, Inc.	41,690	3,273,082

		6,420,682

Construction & Engineering - 0.5%
Fluor Corp.	34,918	2,316,460

Construction Materials - 0.1%
Martin Marietta Materials, Inc. (A)	4,216	492,935

Consumer Finance - 0.2%
Capital One Financial Corp.	11,776	974,699
Navient Corp.	3,997	79,061

		1,053,760

Containers & Packaging - 0.2%
Crown Holdings, Inc. (I)	16,784	804,457
Sealed Air Corp., Class A	3,198	115,928

		920,385

Diversified Financial Services - 2.6%
Bank of America Corp.	282,720	4,851,475
Berkshire Hathaway, Inc., Class B (I)	22,377	3,136,360
Citigroup, Inc.	72,530	3,882,531
Intercontinental Exchange, Inc.	5,222	1,087,691

		12,958,057

Diversified Telecommunication Services - 0.9%
AT&T, Inc.	1,364	47,522
Verizon Communications, Inc.	89,226	4,483,606

		4,531,128

Electric Utilities - 1.3%
Edison International	33,826	2,116,831
Entergy Corp., Class B	10,475	880,109
Exelon Corp. (A)	31,917	1,167,843
NextEra Energy, Inc.	20,735	2,078,062

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Electric Utilities (continued)
Xcel Energy, Inc.	10,232	$ 342,465

		6,585,310

Electrical Equipment - 0.9%
Eaton Corp. PLC	31,437	2,149,976
Emerson Electric Co.	31,475	2,016,289

		4,166,265

Electronic Equipment, Instruments & Components - 0.2%
Corning, Inc.	20,601	420,878
TE Connectivity, Ltd.	8,382	512,392

		933,270

Energy Equipment & Services - 1.2%
Baker Hughes, Inc.	10,331	547,130
Ensco PLC, Class A (A)	16,639	675,377
Halliburton Co.	33,545	1,849,671
Schlumberger, Ltd.	28,066	2,768,992

		5,841,170

Food & Staples Retailing - 1.2%
Costco Wholesale Corp.	12,954	1,727,675
CVS Health Corp.	35,952	3,085,041
Kroger Co.	8,057	448,855
Wal-Mart Stores, Inc.	7,243	552,424

		5,813,995

Food Products - 1.0%
Archer-Daniels-Midland Co.	27,098	1,273,606
General Mills, Inc.	4,002	207,944
Kellogg Co.	5,263	336,622
Mondelez International, Inc., Class A	86,409	3,046,781

		4,864,953

Gas Utilities - 0.1%
Atmos Energy Corp.	2,300	121,900
Questar Corp.	11,400	274,854

		396,754

Health Care Equipment & Supplies - 1.5%
Abbott Laboratories	69,553	3,031,815
Boston Scientific Corp. (I)	152,818	2,029,423
CareFusion Corp., Class A (I)	15,153	869,327
Covidien PLC	3,436	317,624
Stryker Corp.	15,305	1,339,647

		7,587,836

Health Care Providers & Services - 1.3%
Aetna, Inc.	14,720	1,214,547
Humana, Inc., Class A	14,796	2,054,424
McKesson Corp.	5,497	1,118,145
UnitedHealth Group, Inc.	18,379	1,746,189

		6,133,305

Hotels, Restaurants & Leisure - 0.6%
McDonald’s Corp.	760	71,235
Royal Caribbean Cruises, Ltd., Class A	15,555	1,057,273
Starbucks Corp.	16,977	1,282,782
Yum! Brands, Inc.	4,039	290,122

		2,701,412

Household Durables - 0.4%
Harman International Industries, Inc.	11,513	1,235,806
NVR, Inc. (A) (I)	129	158,358

	Shares	Value
COMMON STOCKS (continued)
Household Durables (continued)
PulteGroup, Inc. (A)	35,965	$ 690,168

		2,084,332

Household Products - 1.3%
Kimberly-Clark Corp.	15,057	1,720,564
Procter & Gamble Co.	53,490	4,668,072

		6,388,636

Industrial Conglomerates - 0.4%
General Electric Co.	83,346	2,151,160

Insurance - 1.7%
ACE, Ltd.	25,074	2,740,588
American International Group, Inc.	10,822	579,735
Axis Capital Holdings, Ltd.	8,899	428,398
Hartford Financial Services Group, Inc.	8,478	335,559
Marsh & McLennan Cos., Inc.	19,677	1,069,838
MetLife, Inc.	47,633	2,583,614
Prudential Financial, Inc.	6,370	564,000
Willis Group Holdings PLC	3,400	137,802

		8,439,534

Internet & Catalog Retail - 0.6%
Amazon.com, Inc. (I)	3,012	920,046
Expedia, Inc.	3,284	279,041
Priceline Group, Inc. (I)	1,356	1,635,621

		2,834,708

Internet Software & Services - 2.0%
eBay, Inc. (I)	9,522	499,905
Facebook, Inc., Class A (I)	39,121	2,933,684
Google, Inc., Class A (I)	5,435	3,086,373
Google, Inc., Class C (I)	5,797	3,240,987

		9,760,949

IT Services - 1.9%
Accenture PLC, Class A	25,323	2,054,202
Alliance Data Systems Corp. (I)	1,706	483,395
Cognizant Technology Solutions Corp., Class A (I)	28,475	1,391,004
Fidelity National Information Services, Inc.	11,268	657,938
International Business Machines Corp.	6,654	1,093,918
Visa, Inc., Class A	13,968	3,372,294
Xerox Corp.	9,613	127,661

		9,180,412

Machinery - 0.7%
Deere & Co. (A)	5,901	504,771
PACCAR, Inc.	41,613	2,718,161
Snap-on, Inc.	969	128,044
SPX Corp.	3,309	313,660

		3,664,636

Media - 2.7%
Charter Communications, Inc., Class A (I)	3,643	577,015
Comcast Corp., Class A	70,798	3,918,669
DIRECTV (I)	2,864	248,567
DISH Network Corp., Class A (I)	11,302	719,372
Omnicom Group, Inc.	1,900	136,534
Time Warner Cable, Inc.	4,476	658,912
Time Warner, Inc.	46,936	3,730,004
Time, Inc. (I)	6,304	142,407
Twenty-First Century Fox, Inc., Class A	46,467	1,602,182

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Media (continued)
Walt Disney Co.	17,030	$ 1,556,202

		13,289,864

Metals & Mining - 0.6%
Alcoa, Inc.	98,639	1,653,190
Freeport-McMoRan, Inc.	2,883	82,165
U.S. Steel Corp. (A)	27,559	1,103,462

		2,838,817

Multi-Utilities - 0.8%
CenterPoint Energy, Inc.	27,846	683,619
CMS Energy Corp.	22,770	743,896
Dominion Resources, Inc.	9,491	676,708
NiSource, Inc., Class B	33,906	1,426,086
Public Service Enterprise Group, Inc.	7,573	312,841
Sempra Energy	1,326	145,860

		3,989,010

Multiline Retail - 0.2%
Dollar General Corp. (I)	8,557	536,267
Dollar Tree, Inc. (I)	3,132	189,705

		725,972

Oil, Gas & Consumable Fuels - 3.9%
Anadarko Petroleum Corp., Class A	2,183	200,356
Cheniere Energy, Inc. (I)	4,813	360,975
Chevron Corp.	42,674	5,118,746
EOG Resources, Inc.	13,401	1,273,765
EQT Corp.	5,867	551,733
Exxon Mobil Corp.	56,338	5,448,448
Hess Corp.	180	15,266
Marathon Oil Corp.	51,286	1,815,524
Occidental Petroleum Corp.	30,323	2,696,624
Phillips 66	19,676	1,544,566
Pioneer Natural Resources Co.	27	5,105
QEP Resources, Inc.	9,239	231,622

		19,262,730

Personal Products - 0.1%
Estee Lauder Cos., Inc., Class A	9,411	707,519

Pharmaceuticals - 3.6%
Actavis PLC (I)	2,993	726,521
Allergan, Inc.	4,868	925,212
Bristol-Myers Squibb Co.	57,546	3,348,602
Johnson & Johnson	71,761	7,734,400
Merck & Co., Inc.	52,500	3,041,850
Perrigo Co. PLC	4,095	661,138
Pfizer, Inc.	40,624	1,216,689

		17,654,412

Real Estate Investment Trusts - 1.4%
AvalonBay Communities, Inc.	7,040	1,097,113
Boston Properties, Inc.	4,125	522,844
Brixmor Property Group, Inc.	17,700	431,172
DiamondRock Hospitality Co.	32,586	467,609
Essex Property Trust, Inc. (A)	764	154,145
Extra Space Storage, Inc.	2,616	152,146
Highwoods Properties, Inc.	8,655	371,040
Host Hotels & Resorts, Inc.	17,417	405,990
Liberty Property Trust, Series C	15,165	527,287
Mid-America Apartment Communities, Inc.	4,039	285,396

	Shares	Value
COMMON STOCKS (continued)
Real Estate Investment Trusts (continued)
Omega Healthcare Investors, Inc. (A)	3,837	$ 146,420
Prologis, Inc., Class A	19,369	806,719
Public Storage	990	182,497
Simon Property Group, Inc.	7,756	1,389,953

		6,940,331

Road & Rail - 1.6%
Canadian Pacific Railway, Ltd.	3,314	688,252
CSX Corp.	75,415	2,687,036
Union Pacific Corp.	37,827	4,404,954

		7,780,242

Semiconductors & Semiconductor Equipment - 1.5%
Avago Technologies, Ltd., Class A	21,098	1,819,702
Broadcom Corp., Class A	42,668	1,786,936
Freescale Semiconductor, Ltd. (A) (I)	19,380	385,468
KLA-Tencor Corp.	8,531	675,229
LAM Research Corp.	29,935	2,330,739
Teradyne, Inc. (A)	7,800	143,520

		7,141,594

Software - 2.5%
Adobe Systems, Inc. (I)	29,863	2,093,993
Citrix Systems, Inc. (I)	16,707	1,073,091
Microsoft Corp.	151,884	7,130,954
Oracle Corp.	42,080	1,643,224
VMware, Inc., Class A (A) (I)	3,970	331,773

		12,273,035

Specialty Retail - 2.1%
AutoZone, Inc. (A) (I)	2,976	1,647,276
Gap, Inc., Class A	2,127	80,592
Home Depot, Inc.	40,104	3,910,942
Lowe’s Cos., Inc.	50,582	2,893,290
Tiffany & Co. (A)	1,724	165,711
TJX Cos., Inc.	28,831	1,825,579

		10,523,390

Technology Hardware, Storage & Peripherals - 2.5%
Apple, Inc.	100,613	10,866,204
EMC Corp.	7,972	229,035
Hewlett-Packard Co.	37,495	1,345,321

		12,440,560

Textiles, Apparel & Luxury Goods - 0.6%
lululemon athletica, Inc. (A) (I)	6,771	282,012
Ralph Lauren Corp.	5,708	940,907
VF Corp.	26,014	1,760,627

		2,983,546

Tobacco - 0.7%
Philip Morris International, Inc.	38,935	3,465,604

Trading Companies & Distributors - 0.1%
WW Grainger, Inc. (A)	2,888	712,758

Total Common Stocks (Cost $211,551,828)		293,361,251

SECURITIES LENDING COLLATERAL - 3.4%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (G)	16,891,406	16,891,406

Total Securities Lending Collateral (Cost $16,891,406)		16,891,406

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

Principal	Value
REPURCHASE AGREEMENT - 2.0%

State Street Bank & Trust Co.
0.01% (G), dated 10/31/2014, to be repurchased at $9,946,845 on 11/03/2014. Collateralized by U.S. Government Agency Obligations, 2.50% - 3.50%, due 11/01/2027 - 01/01/2032, and with a total value of $10,149,353.

$ 9,946,837	$ 9,946,837

Total Repurchase Agreement (Cost $9,946,837)	9,946,837

Total Investments (Cost $445,473,000) (J)	529,565,386
Net Other Assets (Liabilities) - (8.0)%	(39,029,560)

Net Assets - 100.0%	$ 490,535,826

FUTURES CONTRACTS:
Description	Type	Contracts	Expiration Date	Net Unrealized Appreciation (Depreciation)
S&P 500 E-Mini Index	Long	54	12/19/2014	$144,592

SECURITY VALUATION:

Valuation Inputs (K)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs (L)	Value at October 31, 2014
ASSETS
Investments
U.S. Government Obligations	$—	$39,330,895	$—	$39,330,895
U.S. Government Agency Obligations	—	29,328,769	—	29,328,769
Foreign Government Obligations	—	2,187,249	—	2,187,249
Mortgage-Backed Securities	—	23,869,536	175,323	24,044,859
Asset-Backed Securities	—	22,727,676	—	22,727,676
Municipal Government Obligations	—	962,350	—	962,350
Preferred Corporate Debt Securities	—	2,743,515	—	2,743,515
Corporate Debt Securities	—	63,725,814	—	63,725,814
Short-Term U.S. Government Obligations	—	23,863,553	—	23,863,553
Preferred Stocks	451,212	—	—	451,212
Common Stocks	293,361,251	—	—	293,361,251
Securities Lending Collateral	16,891,406	—	—	16,891,406
Repurchase Agreement	—	9,946,837	—	9,946,837

Total Investments	$310,703,869	$218,686,194	$175,323	$529,565,386

Derivative Financial Instruments
Futures Contracts (M)	$144,592	$—	$—	$144,592

Total Derivative Financial Instruments	$144,592	$—	$—	$144,592

Investments	Transfer from Level 1 to Level 2	Transfer from Level 2 to Level 1	Transfer from Level 2 to Level 3 (N)	Transfer from Level 3 to Level 2
Mortgage-Backed Securities	$—	$—	$175,323	$—

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Multi-Managed Balanced

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $16,525,148. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Floating or variable rate security. Rate is listed as of October 31, 2014.
(C)	Fair valued as determined in good faith in accordance with procedures established by the board of trustees. Total aggregate fair value of securities is $175,323, or 0.04% of the Fund’s net assets.
(D)	When-issued security. A conditional transaction in a security authorized for issuance, but not yet issued.
(E)	Percentage rounds to less than 0.1% or (0.1)%.
(F)	The security has a perpetual maturity. The date shown is the next call date.
(G)	Rate shown reflects the yield at October 31, 2014.
(H)	All or a portion of this security has been segregated by the custodian with the broker as collateral to cover margin requirements for open futures contracts. Total value of securities segregated as collateral to cover margin requirements for open futures contracts is $299,774.
(I)	Non-income producing security.
(J)	Aggregate cost for federal income tax purposes is $448,614,830. Aggregate gross unrealized appreciation and depreciation for all securities is $82,408,442 and $1,457,886, respectively. Net unrealized appreciation for tax purposes is $80,950,556.
(K)	The Fund recognizes transfers between Levels at the end of the reporting period. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.
(L)	Level 3 securities were not considered significant to the Fund.
(M)	Derivative financial instruments valued at unrealized appreciation (depreciation) on the instrument.
(N)	Transferred from Level 2 to 3 due to utilizing significant unobservable inputs, as of prior reporting period the security utilized significant observable inputs.

DEFINITIONS:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $51,026,637, or 10.40% of the Fund’s net assets.
IO	Interest only portion of a STRIPS (Separate Trading of Registered Interest and Principal of Securities)
MTN	Medium Term Note
TBA	To Be Announced

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Opportunistic Allocation

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
INVESTMENT COMPANIES - 94.0%
Capital Markets - 90.8%
Adams Express Co.	2,384	$ 34,020
AllianceBernstein Income Fund, Inc.	4,209	32,073
BlackRock Build America Bond Trust	1,470	31,590
BlackRock Muni Intermediate Duration Fund, Inc.	2,194	31,857
BlackRock MuniHoldings California Quality Fund, Inc.	2,230	31,844
BlackRock MuniHoldings Investment Quality Fund	2,254	31,624
Calamos Global Dynamic Income Fund	20	180
Calamos Strategic Total Return Fund	5	59
Cohen & Steers Quality Income Realty Fund, Inc.	2,752	31,951
Cohen & Steers REIT and Preferred Income Fund, Inc.	1,676	31,676
Eaton Vance Municipal Bond Fund	2,491	31,461
Franklin Limited Duration Income Trust	4	50
Invesco Dynamic Credit Opportunities Fund	2,646	31,778
Invesco Municipal Opportunity Trust	2,497	31,837
Invesco Municipal Trust	2,499	31,462
Invesco Quality Municipal Income Trust	2,552	31,543
Invesco Trust for Investment Grade Municipals	2,396	31,603
John Hancock Preferred Income Fund (A)	1,592	32,716
John Hancock Preferred Income Fund III	1,814	32,199
John Hancock Premium Dividend Fund	2,300	31,487
John Hancock Tax-Advantaged Dividend Income Fund	1,540	33,634
Morgan Stanley China A Share Fund, Inc.	1,314	32,193
Morgan Stanley India Investment Fund, Inc. (B)	1,317	33,636
Nuveen Build American Bond Term Fund	1,528	31,400
Nuveen Dividend Advantage Municipal Fund	2,252	31,888
Nuveen Dividend Advantage Municipal Fund 3	2,310	31,878
Nuveen Municipal Advantage Fund, Inc.	2,345	32,220
Nuveen Municipal Market Opportunity Fund, Inc.	2,375	32,300
Nuveen Performance Plus Municipal Fund, Inc.	2,174	31,762
Nuveen Premium Income Municipal Fund 2, Inc.	2,283	31,962
Nuveen Premium Income Municipal Fund, Inc.	2,327	31,833

	Shares	Value
INVESTMENT COMPANIES (continued)
Capital Markets (continued)
Nuveen Quality Income Municipal Fund, Inc.	2,282	$ 31,857
Putnam Municipal Opportunities Trust	2,653	31,412

		960,985

Diversified Financial Services - 3.2%
India Fund, Inc.	1,211	33,593

Total Investment Companies (Cost $971,014)		994,578

SECURITIES LENDING COLLATERAL - 0.8%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (C)	8,400	8,400

Total Securities Lending Collateral (Cost $8,400)		8,400

	Principal	Value
REPURCHASE AGREEMENT - 17.2%
State Street Bank & Trust Co. 0.01% (C), dated 10/31/2014, to be repurchased at $181,556 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.00%, due 07/25/2037, and with a value of $188,806.	$ 181,556	181,556

Total Repurchase Agreement (Cost $181,556)		181,556

Total Investments (Cost $1,160,970) (D)		1,184,534
Net Other Assets (Liabilities) - (12.0)%		(126,810)

Net Assets - 100.0%		$ 1,057,724

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Investment Companies	$994,578	$—	$—	$994,578
Securities Lending Collateral	8,400	—	—	8,400
Repurchase Agreement	—	181,556	—	181,556

Total Investments	$1,002,978	$181,556	$—	$1,184,534

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $8,220. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Non-income producing security.
(C)	Rate shown reflects the yield at October 31, 2014.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Opportunistic Allocation

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FOOTNOTES TO SCHEDULE OF INVESTMENTS (continued):

(D)	Aggregate cost for federal income tax purposes is $1,163,739. Aggregate gross unrealized appreciation and depreciation for all securities is $22,860 and $2,065, respectively. Net unrealized appreciation for tax purposes is $20,795.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
U.S. GOVERNMENT AGENCY OBLIGATION - 0.0% (A)
Federal Home Loan Mortgage Corp.
2.27%, 08/01/2037 (B)	$ 500,011	$ 531,495

Total U.S. Government Agency Obligation (Cost $507,023)		531,495

MORTGAGE-BACKED SECURITIES - 21.8%
7 WTC Depositor LLC Trust
Series 2012-7WTC, Class A
4.08%, 03/13/2031, 144A	11,293,880	11,651,603
BAMLL Commercial Mortgage Securities Trust
Series 2014-ICTS, Class C
1.55%, 06/15/2028, 144A (B)	2,250,000	2,244,420
Series 2014-ICTS, Class D
2.05%, 06/15/2028, 144A (B)	3,500,000	3,482,587
Series 2014-IP, Class D
2.72%, 06/15/2028, 144A (B)	11,000,000	10,991,365
Banc of America Funding Trust
Series 2010-R4, Class 1A1
5.50%, 07/26/2036, 144A	1,888,823	1,942,666
Series 2010-R6, Class 3A1
6.25%, 09/26/2037, 144A	1,734,093	1,799,397
BBCMS Trust
Series 2014-BXO, Class C
2.15%, 08/15/2027, 144A (B)	10,000,000	10,002,700
BCAP LLC Trust
Series 2009-RR10, Class 2A1
2.68%, 08/26/2035, 144A (B)	1,688,293	1,669,637
Series 2009-RR13, Class 13A3
5.25%, 03/26/2037, 144A (B)	1,220,538	1,221,939
Series 2009-RR13, Class 14A1
5.25%, 03/26/2037, 144A (B)	137,279	137,121
Series 2009-RR13, Class 2A3
5.50%, 02/26/2036, 144A (B)	1,876,194	1,939,904
Series 2009-RR13, Class 3A3
4.87%, 05/26/2036, 144A (B)	1,304,643	1,307,216
Series 2009-RR14, Class 1A1
6.00%, 05/26/2037, 144A (B)	6,386,606	6,794,710
Series 2009-RR6, Class 2A1
2.54%, 08/26/2035, 144A (B)	5,536,385	5,519,609
Series 2010-RR1, Class 12A1
5.25%, 08/26/2036, 144A (B)	4,040,328	4,144,431
Series 2010-RR6, Class 15A5
5.50%, 07/26/2036, 144A (B)	452,723	453,788
Series 2010-RR6, Class 16A5
5.50%, 04/26/2036, 144A (B)	531,923	538,488
Series 2010-RR6, Class 20A1
4.50%, 11/26/2035, 144A (B)	399,039	400,491
Series 2010-RR7, Class 5A6
5.50%, 10/26/2036, 144A	5,413,215	5,613,169
Series 2012-RR2, Class 7A3
2.61%, 09/26/2035, 144A (B)	4,484,122	4,534,613
Series 2012-RR4, Class 2A5
1.94%, 04/26/2037, 144A (B)	6,578,858	6,585,739
Series 2012-RR5, Class 6A1
2.70%, 10/26/2035(B)	5,655,820	5,738,301
Bear Stearns Commercial Mortgage Securities Trust
Series 2007-PW17, Class AAB
5.70%, 06/11/2050	5,269,671	5,310,026

	Principal	Value
MORTGAGE-BACKED SECURITIES (continued)
BHMS Mortgage Trust
Series 2014-ATLS, Class CFL
2.60%, 07/05/2033, 144A (B)	$ 15,000,000	$ 14,999,985
BLCP Hotel Trust
Series 2014-CLRN, Class C
2.10%, 08/15/2029, 144A (B)	10,000,000	10,002,700
BNPP Mortgage Securities LLC
Series 2009-1, Class A1
6.00%, 08/27/2037, 144A	3,882,895	4,048,233
Boca Hotel Portfolio Trust
Series 2013-BOCA, Class B
1.90%, 08/15/2026, 144A (B)	15,000,000	15,002,370
Series 2013-BOCA, Class C
2.30%, 08/15/2026, 144A (B)	10,745,000	10,765,437
Capmark Military Housing Trust
Series 2008-AMCW, Class A2
5.91%, 03/10/2015, 144A	2,221,896	2,235,869
CD Commercial Mortgage Trust
Series 2007-CD4, Class A1A
5.29%, 12/11/2049 (B)	12,062,545	12,810,000
CGBAM Commercial Mortgage Trust
Series 2013-BREH, Class B
1.95%, 05/15/2030, 144A (B)	10,000,000	9,983,740
CHL Mortgage Pass-Through Trust
Series 2002-35, Class 1A3
5.00%, 02/25/2018	2,617,842	2,658,353
Citigroup Commercial Mortgage Trust
Series 2014-388G, Class D
1.90%, 06/15/2033, 144A (B)	18,000,000	17,932,212
Series 2014-388G, Class E
2.50%, 06/15/2033, 144A (B)	15,000,000	14,915,895
Citigroup Mortgage Loan Trust
Series 2009-10, Class 6A1
2.67%, 09/25/2034, 144A (B)	1,675,344	1,670,097
Series 2010-8, Class 5A6
4.00%, 11/25/2036, 144A	6,937,954	7,068,541
Series 2010-8, Class 6A6
4.50%, 12/25/2036, 144A	6,042,530	6,207,853
Series 2010-8, Class 6A62
3.50%, 12/25/2036, 144A	3,728,568	3,782,886
Series 2014-A, Class A
4.00%, 01/25/2035, 144A (B)	16,100,243	16,750,709
Citigroup Mortgage Loan Trust, Inc.
Series 2003-HE3, Class A
0.53%, 12/25/2033 (B)	4,113,312	3,936,925
COMM Mortgage Trust
Series 2013-FL3, Class B
2.30%, 10/13/2028, 144A (B)	15,000,000	15,232,890
Series 2014-PAT, Class D
2.30%, 08/13/2027, 144A (B)	15,000,000	14,849,805
Series 2014-PAT, Class E
3.30%, 08/13/2027, 144A (B)	5,000,000	4,951,095
Series 2014-TWC, Class C
2.00%, 02/13/2032, 144A (B)	8,000,000	7,999,992
Commercial Mortgage Pass-Through Certificates
Series 2012-MVP, Class A
2.09%, 11/17/2026, 144A (B)	8,886,969	8,915,967
Series 2012-MVP, Class B
1.75%, 11/17/2026, 144A (B)	9,900,000	9,911,543

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MORTGAGE-BACKED SECURITIES (continued)
Credit Suisse Commercial Mortgage Trust
Series 2007-C1, Class A1A
5.36%, 02/15/2040	$ 13,758,292	$ 14,622,257
Series 2007-C1, Class AAB
5.34%, 02/15/2040	3,861,902	4,017,934
Series 2007-C4, Class AAB
5.90%, 09/15/2039 (B)	5,756,081	6,012,681
Series 2007-C5, Class A4
5.70%, 09/15/2040 (B)	6,730,000	7,337,255
Credit Suisse First Boston Mortgage Securities Corp. Series 2005-C6, Class AJ 5.23%, 12/15/2040 (B)	20,842,000	21,493,729
CSMC Trust
Series 2010-15R, Class 2A1
3.50%, 05/26/2036, 144A (B)	3,677,271	3,777,745
Series 2010-15R, Class 4A1
3.50%, 04/26/2035, 144A (B)	7,120,832	7,255,808
Series 2010-15R, Class 6A1
3.50%, 10/26/2046, 144A (B)	1,393,888	1,396,935
Series 2010-18R, Class 1A11
3.75%, 08/26/2035, 144A (B)	2,856,420	2,846,697
Series 2010-18R, Class 3A1
4.00%, 03/26/2037, 144A	1,529,444	1,550,111
Series 2010-1R, Class 28A1
5.00%, 02/27/2047, 144A	11,214,802	11,393,858
Series 2010-RR4, Class 2B
5.47%, 09/18/2039, 144A (B)	8,250,000	8,769,898
Series 2014-SURF, Class C
1.96%, 02/15/2029, 144A (B)	4,740,000	4,748,897
Series 2014-SURF, Class D
2.41%, 02/15/2029, 144A (B)	6,000,000	6,018,246
Del Coronado Trust
Series 2013-HDC, Class C
1.75%, 03/15/2026, 144A (B)	10,000,000	9,991,480
Series 2013-HDC, Class D
2.10%, 03/15/2026, 144A (B)	8,500,000	8,483,263
Extended Stay America Trust Series 2013-ESH5, Class A15 1.28%, 12/05/2031, 144A	17,900,000	17,801,550
GE Capital Commercial Mortgage Corp. Series 2005-C3, Class C 5.11%, 07/10/2045 (B)	9,000,000	9,208,557
GP Portfolio Trust
Series 2014-GPP, Class C
2.10%, 02/15/2027, 144A (B)	13,000,000	13,016,627
Series 2014-GPP, Class D
2.90%, 02/15/2027, 144A (B)	10,000,000	10,016,570
Hilton USA Trust
Series 2013-HLF, Class CFL
2.05%, 11/05/2030, 144A (B)	14,920,000	14,920,149
Series 2013-HLF, Class DFL
2.90%, 11/05/2030, 144A (B)	4,830,000	4,830,048
Impac CMB Trust Series 2007-A, Class A 0.40%, 05/25/2037 (B)	13,453,395	13,149,739
Jefferies Re-REMIC Trust
Series 2009-R2, Class 2A
2.59%, 12/26/2037, 144A (B)	2,474,530	2,469,371

	Principal	Value
MORTGAGE-BACKED SECURITIES (continued)
Jefferies Re-REMIC Trust (continued)
Series 2009-R2, Class 3A
2.74%, 01/26/2047, 144A (B)	$ 1,069,137	$ 1,068,620
Series 2009-R7, Class 11A1
2.35%, 03/26/2037, 144A (B)	2,054,648	2,020,121
Series 2009-R7, Class 12A1
2.62%, 08/26/2036, 144A (B)	672,270	664,710
Series 2009-R7, Class 4A1
2.39%, 09/26/2034, 144A (B)	1,170,717	1,150,579
Series 2009-R9, Class 1A1
2.24%, 08/26/2046, 144A (B)	5,232,730	5,286,125
Series 2010-R2, Class 1A1
6.00%, 05/26/2036, 144A	2,444,603	2,530,443
Series 2010-R3, Class 1A1
2.80%, 03/21/2036, 144A (B)	1,951,034	1,958,348
Series 2010-R8, Class 2A1
5.00%, 10/26/2036, 144A	2,528,456	2,548,105
JPMorgan Chase Commercial Mortgage Securities Trust
Series 2011-PLSD, Class C
5.14%, 11/13/2044, 144A	4,450,000	4,734,075
Series 2013-ALC, Class B
3.00%, 07/17/2026, 144A (B)	18,000,000	18,159,048
Series 2013-JWRZ, Class C
1.65%, 04/15/2030, 144A (B)	10,000,000	9,978,860
Series 2014-DSTY, Class C
3.80%, 06/10/2027, 144A (B)	10,000,000	10,078,820
Series 2014-FBLU, Class C
2.15%, 12/15/2028, 144A (B)	20,000,000	19,962,740
Series 2014-FBLU, Class D
2.75%, 12/15/2028, 144A (B)	6,000,000	5,988,816
Series 2014-INN, Class C
1.85%, 06/15/2029, 144A (B)	19,365,000	19,283,938
JPMorgan Commercial Mortgage-Backed Securities Trust Series 2009-RR2, Class MLB 5.74%, 06/15/2050, 144A (B)	10,000,000	10,634,940
JPMorgan Re-REMIC Trust
Series 2009-11, Class 1A1
2.67%, 02/26/2037, 144A (B)	4,490,174	4,454,010
Series 2009-7, Class 8A1
2.83%, 01/27/2047, 144A (B)	998,042	1,006,014
Series 2010-4, Class 7A1
1.87%, 08/26/2035, 144A (B)	3,654,810	3,645,063
Series 2010-5, Class 2A2
4.50%, 07/26/2035, 144A (B)	7,038,514	7,317,521
LB Commercial Mortgage Trust Series 2007-C3, Class A1A 5.86%, 07/15/2044 (B)	10,030,601	11,022,347
LB-UBS Commercial Mortgage Trust Series 2004-C8, Class B 4.91%, 12/15/2039 (B)	12,585,000	12,591,897
Lehman Brothers Small Balance Commercial Series 2005-1A, Class A 0.40%, 02/25/2030, 144A (B)	8,241,696	7,544,662
MASTR Alternative Loan Trust Series 2003-4, Class 1A1 5.00%, 05/25/2018	6,477,297	6,645,221
Morgan Stanley Re-REMIC Trust
Series 2009-GG10, Class A4B
5.80%, 08/12/2045, 144A (B)	10,000,000	10,852,960

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
MORTGAGE-BACKED SECURITIES (continued)
Morgan Stanley Re-REMIC Trust (continued)
Series 2010-R4, Class 3A
5.50%, 08/26/2047, 144A	$ 14,355,581	$ 14,901,107
Mortgage Equity Conversion Asset Trust Series 2010-1A, Class A 4.00%, 07/25/2060, 144A (C)	12,165,880	11,557,586
Motel 6 Trust Series 2012-MTL6, Class A1 1.50%, 10/05/2025, 144A	8,519,313	8,506,185
New Residential Mortgage Loan Trust Series 2014-1A, Class A 3.75%, 01/25/2054, 144A (B)	8,325,145	8,589,011
NorthStar Series 2013-1A, Class A 2.00%, 08/25/2029, 144A (B) (C)	11,366,313	11,376,968
RBSCF Trust
Series 2009-RR2, Class CWB
5.22%, 08/16/2048, 144A (B)	4,000,000	4,202,536
Series 2010-RR3, Class CSCA
5.47%, 09/16/2039, 144A (B)	10,518,839	11,021,377
RBSSP Re-REMIC Trust
Series 2009-1, Class 10A1
6.50%, 07/26/2037, 144A	4,457,542	4,657,770
Series 2013-2, Class 2A1
0.35%, 12/20/2036, 144A (B)	15,538,923	15,003,980
RREF LLC Series 2013-RIA4, Class A1 3.25%, 11/27/2028, 144A (B)	4,464,835	4,493,432
SCG Trust Series 2013-SRP1, Class B 2.65%, 11/15/2026, 144A (B)	20,000,000	20,050,020
SilverLeaf Finance XVII LLC Series 2013-A, Class A 2.68%, 03/16/2026, 144A	10,754,232	10,735,509
Springleaf Mortgage Loan Trust
Series 2012-2A, Class M2
4.61%, 10/25/2057, 144A (B)	19,719,000	20,737,427
Series 2013-2A, Class A
1.78%, 12/25/2065, 144A (B)	3,773,879	3,767,252
Starwood Property Mortgage Trust Series 2013-FV1, Class B 2.15%, 08/11/2028, 144A (B)	10,000,000	10,011,100
TIAA Seasoned Commercial Mortgage Trust Series 2007-C4, Class AJ 5.56%, 08/15/2039 (B)	5,114,000	5,296,048
Wachovia Bank Commercial Mortgage Trust Series 2005-C20, Class B 5.24%, 07/15/2042 (B)	6,000,000	6,146,082
Wells Fargo Mortgage-Backed Securities Trust Series 2003-G, Class A1 2.49%, 06/25/2033 (B)	720,869	727,779
Wells Fargo Mortgage Loan Trust
Series 2010-RR2, Class 1A1
1.74%, 09/27/2035, 144A (B)	3,222,924	3,221,509
Series 2010-RR4, Class 1A1
2.67%, 12/27/2046, 144A (B)	4,493,913	4,511,089

	Principal	Value
MORTGAGE-BACKED SECURITIES (continued)
Wells Fargo Mortgage Loan Trust (continued)
Series 2011-RR3, Class A1
2.63%, 03/27/2037, 144A (B)	$ 11,160,099	$ 10,923,677

Total Mortgage-Backed Securities (Cost $885,928,665)		887,351,849

ASSET-BACKED SECURITIES - 12.5%
AmeriCredit Automobile Receivables Trust Series 2013-5, Class C 2.29%, 11/08/2019	3,000,000	3,025,923
Ares IIIR / IVR CLO, Ltd. Series 2007-3RA, Class A2 0.45%, 04/16/2021, 144A (B)	14,998,525	14,938,396
ARES XII CLO, Ltd. Series 2007-12A, Class A 0.86%, 11/25/2020, 144A (B)	13,292,115	13,217,121
Bacchus, Ltd. Series 2006-1A, Class C 1.08%, 01/20/2019, 144A (B)	5,000,000	4,909,005
Battalion CLO, Ltd. Series 2007-1A, Class C 1.03%, 07/14/2022, 144A (B)	14,000,000	13,608,574
Bayview Opportunity Master Fund IIlA Trust Series 2013-4RPL, Class A 4.46%, 07/28/2018, 144A (B)	482,592	482,632
Bayview Opportunity Master Fund Trust Series 2013-14NP, Class A 4.21%, 08/28/2033, 144A (B)	7,200,100	7,208,107
Burr Ridge CLO Plus LLC Series 2006-1A, Class C 0.98%, 03/27/2023, 144A (B)	6,500,000	6,196,171
BXG Receivables Note Trust
Series 2012-A, Class A
2.66%, 12/02/2027, 144A	11,975,672	11,938,775
Series 2013-A, Class A
3.01%, 12/04/2028, 144A	22,517,113	22,771,939
ColumbusNova CLO, Ltd. Series 2007-1A, Class A1 0.48%, 05/16/2019, 144A (B)	1,851,406	1,840,081
Comstock Funding, Ltd. Series 2006-1A, Class B 0.98%, 05/30/2020, 144A (B)	2,500,000	2,426,728
CWABS Asset-Backed Certificates Trust Series 2006-17, Class 2A2 0.30%, 03/25/2047 (B)	21,989,454	18,660,427
Diamond Resorts Owner Trust
Series 2013-1, Class A
1.95%, 01/20/2025, 144A	6,353,152	6,338,457
Series 2013-2, Class A
2.27%, 05/20/2026, 144A	12,149,743	12,250,149
Foursight Capital Automobile Receivables Trust Series 2014-1, Class A 2.11%, 03/23/2020, 144A	9,347,489	9,314,277
Hilton Grand Vacations Trust
Series 2013-A, Class A
2.28%, 01/25/2026, 144A	5,346,534	5,395,642

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
ASSET-BACKED SECURITIES (continued)
Hilton Grand Vacations Trust (continued)
Series 2014-AA, Class A
1.77%, 11/25/2026, 144A	$ 7,312,144	$ 7,272,249
Series 2014-AA, Class B
2.07%, 11/25/2026, 144A	14,624,287	14,490,051
HLSS Servicer Advance Receivables Trust
Series 2012-T2, Class A2
1.99%, 10/15/2045, 144A	20,000,000	20,138,000
Series 2014-T2, Class AT2
2.22%, 01/15/2047, 144A	10,000,000	9,984,000
HSBC Home Equity Loan Trust
Series 2006-3, Class A4
0.40%, 03/20/2036 (B)	21,260,645	21,089,199
Series 2007-1, Class A4
0.52%, 03/20/2036 (B)	9,352,000	9,185,843
Inwood Park CDO, Ltd. Series 2006-1A, Class C 0.93%, 01/20/2021, 144A (B)	12,750,000	12,420,221
Marriott Vacation Club Owner Trust Series 2012-1A, Class A 2.51%, 05/20/2030, 144A	10,213,050	10,382,372
Mountain View CLO III, Ltd. Series 2007-3A, Class A1 0.44%, 04/16/2021, 144A (B)	4,545,475	4,528,316
Mountain View Funding CLO, Ltd. Series 2006-1A, Class C1 0.98%, 04/15/2019, 144A (B)	4,000,000	3,897,008
MVW Owner Trust Series 2014-1A, Class B 2.70%, 09/20/2031, 144A	10,000,000	10,051,250
Newstar Trust Series 2012-2A, Class A 2.13%, 01/20/2023, 144A (B)	10,000,000	9,981,930
Ocean Trails CLO I Series 2006-1A, Class A1 0.48%, 10/12/2020, 144A (B)	3,674,631	3,654,832
Orange Lake Timeshare Trust
Series 2012-AA, Class A
3.45%, 03/10/2027, 144A	3,145,760	3,246,455
Series 2014-AA, Class A
2.29%, 07/09/2029, 144A	14,232,495	14,292,157
ORES LLC Series 2014-LV3, Class A 3.00%, 03/27/2024, 144A	8,004,278	8,003,885
Prestige Auto Receivables Trust Series 2012-1A, Class C 3.25%, 07/15/2019, 144A	5,000,000	5,120,655
Sierra Timeshare Receivables Funding LLC
Series 2011-2A, Class A
3.26%, 05/20/2028, 144A	2,028,578	2,067,196
Series 2012-1A, Class B
3.58%, 11/20/2028, 144A	4,664,714	4,780,679
Series 2012-2A, Class A
2.38%, 03/20/2029, 144A	3,923,231	3,984,221
Series 2012-2A, Class B
3.42%, 03/20/2029, 144A	1,756,670	1,794,537
Series 2013-2A, Class C
4.75%, 11/20/2025, 144A	3,549,545	3,650,221

	Principal	Value
ASSET-BACKED SECURITIES (continued)
Sierra Timeshare Receivables Funding LLC (continued)
Series 2014-1A, Class A
2.07%, 03/20/2030, 144A	$ 7,072,759	$ 7,124,340
Series 2014-1A, Class B
2.42%, 03/20/2030, 144A	7,072,759	7,050,692
Series 2014-2A, Class B
2.40%, 06/20/2031, 144A	14,765,424	14,751,382
Series 2014-3A, Class B
2.80%, 10/20/2031, 144A (D)	15,000,000	14,999,691
Silverleaf Finance LLC Series 2014-A, Class A 2.81%, 01/15/2027, 144A	15,000,000	15,055,663
Silverleaf Finance XV LLC Series 2012-D, Class A 3.00%, 03/17/2025, 144A	8,937,780	9,073,419
SpringCastle America Funding LLC Series 2014-AA, Class A 2.70%, 05/25/2023, 144A	14,300,000	14,311,040
Station Place Securitization Trust 2.40%, 11/25/2014	30,000,000	30,000,000
SVO VOI Mortgage LLC Series 2012-AA, Class A 2.00%, 09/20/2029, 144A	12,628,538	12,654,603
Trafigura Securitisation Finance PLC Series 2012-1A, Class A 2.55%, 10/15/2015, 144A (B)	25,520,000	25,707,412
US Residential Opportunity Fund Trust Series 2014, Class 1A 3.47%, 03/25/2034, 144A (B)	4,794,749	4,799,794
Welk Resorts LLC Series 2013-AA, Class A 3.10%, 03/15/2029, 144A	13,845,961	14,002,462

Total Asset-Backed Securities (Cost $500,137,355)		508,068,179

MUNICIPAL GOVERNMENT OBLIGATION - 0.3%
Rhode Island Economic Development Corp., Revenue Bonds AGM 6.00%, 11/01/2015 (E)	11,675,000	11,867,170

Total Municipal Government Obligation (Cost $11,675,000)		11,867,170

PREFERRED CORPORATE DEBT SECURITY - 1.1%
Insurance - 1.1%
ZFS Finance USA Trust II 6.45%, 12/15/2065, 144A (B)	42,570,000	45,337,050

Total Preferred Corporate Debt Security (Cost $45,856,237)		45,337,050

CORPORATE DEBT SECURITIES - 61.4%
Aerospace & Defense - 1.6%
Bombardier, Inc.
4.75%, 04/15/2019, 144A (F)	3,820,000	3,925,050
7.50%, 03/15/2018, 144A (F)	14,956,000	16,601,160
Exelis, Inc. 4.25%, 10/01/2016	40,675,000	42,482,028

		63,008,238

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Airlines - 1.7%
America West Airlines Pass-Through Trust
7.93%, 07/02/2020	$ 2,443,137	$ 2,699,667
8.06%, 01/02/2022	9,309,125	10,542,585
Continental Airlines Pass-Through Trust 7.46%, 10/01/2016 (F)	964,891	984,188
Delta Air Lines Pass-Through Trust 6.20%, 01/02/2020	24,698,734	27,415,595
Northwest Airlines Pass-Through Trust 6.26%, 05/20/2023	1,071,478	1,145,089
UAL Pass-Through Trust 10.40%, 05/01/2018	17,240,937	19,051,235
Virgin Australia Trust 5.00%, 04/23/2025, 144A	7,607,618	7,835,847

		69,674,206

Automobiles - 0.3%
General Motors Co. 3.50%, 10/02/2018	11,894,000	12,250,820

Banks - 12.5%
Barclays Bank PLC 6.05%, 12/04/2017, 144A	40,900,000	45,314,910
BBVA US Senior SAU 4.66%, 10/09/2015	36,535,000	37,854,096
Branch Banking & Trust Co. 0.55%, 09/13/2016 (B)	9,285,000	9,265,223
Cooperatieve Centrale Raiffeisen-Boerenleenbank BA 11.00%, 06/30/2019, 144A (B) (G)	12,067,000	15,747,435
Export-Import Bank of Korea 4.00%, 01/11/2017	13,900,000	14,647,973
Fifth Third Bancorp
0.65%, 12/20/2016 (B)	1,714,000	1,706,782
5.45%, 01/15/2017	8,737,000	9,480,632
First Horizon National Corp. 5.38%, 12/15/2015 (F)	39,835,000	41,644,107
HBOS PLC Series MTN 6.75%, 05/21/2018, 144A (F)	35,695,000	40,088,590
ING Bank NV
0.93%, 10/01/2019, 144A (B)	6,800,000	6,809,758
3.75%, 03/07/2017, 144A	15,062,000	15,865,091
5.13%, 05/01/2015, 144A	14,773,000	15,074,886
Intesa Sanpaolo SpA
1.61%, 04/11/2016 (B)	13,000,000	13,088,530
3.63%, 08/12/2015, 144A	3,080,000	3,135,049
3.88%, 01/16/2018	21,320,000	22,269,230
Lloyds Bank PLC Series MTN 9.88%, 12/16/2021, Reg S (B)	17,101,000	19,666,150
MUFG Union Bank NA 2.63%, 09/26/2018	15,328,000	15,610,526
National City Bank 5.25%, 12/15/2016	17,300,000	18,728,305
Series MTN 5.80%, 06/07/2017	4,655,000	5,155,887
Regions Bank 7.50%, 05/15/2018	36,086,000	42,277,167

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Banks (continued)
Regions Financial Corp. 2.00%, 05/15/2018	$ 20,000,000	$ 19,838,940
Royal Bank of Scotland Group PLC 1.17%, 03/31/2017 (B) (F)	6,375,000	6,396,127
Royal Bank of Scotland NV 4.65%, 06/04/2018 (F)	4,000,000	4,127,776
Royal Bank of Scotland PLC 4.38%, 03/16/2016	7,005,000	7,312,246
Societe Generale SA 5.75%, 04/20/2016, 144A	21,505,000	22,742,785
Standard Chartered Bank 6.40%, 09/26/2017, 144A (F)	8,554,000	9,615,671
SunTrust Bank 5.45%, 12/01/2017	5,500,000	6,067,188
UniCredit Luxembourg Finance SA 6.00%, 10/31/2017, 144A (F)	5,065,000	5,460,794
Wachovia Corp.
0.60%, 10/15/2016 (B)	22,044,000	22,021,493
5.63%, 10/15/2016	10,233,000	11,119,188

		508,132,535

Beverages - 0.4%
Anheuser-Busch InBev Worldwide, Inc. 9.75%, 11/17/2015 (F)	BRL 21,570,000	8,617,902
Coca-Cola Bottling Co., Consolidated 5.00%, 06/15/2016	$ 7,650,000	8,078,255

		16,696,157

Building Products - 0.3%
Owens Corning 6.50%, 12/01/2016	12,170,000	13,374,879

Capital Markets - 2.1%
Goldman Sachs Group, Inc. 5.95%, 01/18/2018	16,775,000	18,782,129
Morgan Stanley Series MTN
1.51%, 04/25/2018 (B)	33,000,000	33,736,461
3.00%, 08/31/2017 (B)	1,500,000	1,552,500
5.95%, 12/28/2017	12,000,000	13,486,008
UBS AG 5.88%, 12/20/2017	14,632,000	16,481,572

		84,038,670

Chemicals - 1.0%
ADOP Co. 6.63%, 10/01/2017, 144A	15,000,000	16,939,890
Dow Chemical Co. 8.55%, 05/15/2019	15,777,000	19,870,974
Lubrizol Corp. 8.88%, 02/01/2019 (F)	4,310,000	5,450,314

		42,261,178

Commercial Services & Supplies - 0.4%
Hutchison Whampoa International 11, Ltd. 3.50%, 01/13/2017, 144A (F)	9,600,000	10,020,250
Hutchison Whampoa International 14, Ltd. 1.63%, 10/31/2017, 144A	6,690,000	6,678,647

		16,698,897

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Construction & Engineering - 0.5%
Toll Brothers Finance Corp. 8.91%, 10/15/2017 (F)	$ 18,525,000	$ 21,627,938

Construction Materials - 0.3%
CRH America, Inc. 6.00%, 09/30/2016	12,748,000	13,881,578

Consumer Finance - 1.5%
Ally Financial, Inc. 4.75%, 09/10/2018	18,750,000	19,687,500
Discover Financial Services 6.45%, 06/12/2017	37,678,000	42,058,030

		61,745,530

Diversified Financial Services - 7.4%
Bank of America Corp.
5.42%, 03/15/2017	20,206,000	21,877,521
7.80%, 09/15/2016	3,020,000	3,363,362
Series MTN 1.11%, 04/01/2019 (B)	16,000,000	16,082,624
Bank of America NA
0.51%, 06/15/2016 (B)	5,000,000	4,980,085
0.53%, 06/15/2017 (B)	33,850,000	33,598,190
Citigroup, Inc. 0.50%, 06/09/2016 (B) (F)	44,069,000	43,695,207
Ford Motor Credit Co. LLC 8.00%, 12/15/2016	34,068,000	38,609,605
General Electric Capital Corp. Series MTN 5.63%, 09/15/2017	15,891,000	17,765,598
JPMorgan Chase Bank NA
0.56%, 06/13/2016 (B)	9,550,000	9,523,069
6.00%, 10/01/2017	34,783,000	38,954,038
Lazard Group LLC 6.85%, 06/15/2017	1,500,000	1,689,729
Murray Street Investment Trust I 4.65%, 03/09/2017 (H)	18,046,000	19,266,252
National Rural Utilities Cooperative Finance Corp. 10.38%, 11/01/2018	35,000,000	46,076,065
PTTEP Australia International Finance Pty, Ltd. 4.15%, 07/19/2015, 144A	6,000,000	6,116,502

		301,597,847

Diversified Telecommunication Services - 2.1%
Qwest Corp. 8.38%, 05/01/2016	11,007,000	12,045,742
Telefonica Emisiones SAU
3.19%, 04/27/2018	18,370,000	19,067,399
3.73%, 04/27/2015	13,630,000	13,819,007
3.99%, 02/16/2016	4,000,000	4,150,536
Verizon Communications, Inc. 1.98%, 09/14/2018 (B)	35,900,000	37,564,539

		86,647,223

Electronic Equipment, Instruments & Components - 0.9%
Avnet, Inc.
6.00%, 09/01/2015	18,943,000	19,709,187
6.63%, 09/15/2016	15,199,000	16,642,130

		36,351,317

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Energy Equipment & Services - 3.7%
Boardwalk Pipelines, LP
5.88%, 11/15/2016	$ 19,745,000	$ 21,239,380
DCP Midstream Operating, LP
3.25%, 10/01/2015	24,545,000	25,089,703
Sunoco Logistics Partners Operations, LP
6.13%, 05/15/2016	17,646,000	18,548,646
TransCanada PipeLines, Ltd.
0.91%, 06/30/2016 (B) (F)	14,365,000	14,450,903
Transocean, Inc.
5.05%, 12/15/2016	12,500,000	13,118,162
6.00%, 03/15/2018 (F)	10,016,000	10,678,999
Weatherford International, Ltd.
9.63%, 03/01/2019	36,745,000	46,956,252

		150,082,045

Food & Staples Retailing - 0.1%
Delhaize Group SA
6.50%, 06/15/2017	3,688,000	4,126,754

Food Products - 0.6%
ConAgra Foods, Inc.
2.10%, 03/15/2018	23,340,000	23,457,330

Health Care Equipment & Supplies - 0.6%
Boston Scientific Corp.
2.65%, 10/01/2018	22,000,000	22,229,394

Hotels, Restaurants & Leisure - 0.8%
MGM Resorts International
10.00%, 11/01/2016 (F)	18,460,000	20,905,950
Seneca Gaming Corp.
8.25%, 12/01/2018, 144A	11,000,000	11,495,000

		32,400,950

Household Durables - 0.8%
Meritage Homes Corp.
4.50%, 03/01/2018	16,694,000	17,027,880
Whirlpool Corp.
7.75%, 07/15/2016	12,970,000	14,389,164

		31,417,044

Independent Power and Renewable Electricity Producers - 0.2%
Constellation Energy Group, Inc.
4.55%, 06/15/2015	8,476,000	8,667,219

Insurance - 4.4%
American International Group, Inc.
2.38%, 08/24/2015	7,540,000	7,629,289
CNA Financial Corp.
6.50%, 08/15/2016	12,500,000	13,666,150
Fidelity National Financial, Inc.
6.60%, 05/15/2017 (F)	26,072,000	28,991,725
Genworth Holdings, Inc. Series MTN
6.52%, 05/22/2018	24,490,000	27,577,968
Hartford Financial Services Group, Inc.
4.00%, 10/15/2017	9,075,000	9,695,285
Liberty Mutual Group, Inc.
6.70%, 08/15/2016, 144A	1,925,000	2,109,725
Prudential Covered Trust
3.00%, 09/30/2015, 144A	90,001	91,685

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Insurance (continued)
Stone Street Trust
5.90%, 12/15/2015, 144A	$ 35,555,000	$ 37,173,535
Transatlantic Holdings, Inc.
5.75%, 12/14/2015	14,000,000	14,739,676
WR Berkley Corp.
5.60%, 05/15/2015	35,260,000	36,158,002

		177,833,040

IT Services - 0.9%
Computer Sciences Corp.
2.50%, 09/15/2015 (F)	25,615,000	25,975,659
Xerox Business Services LLC
5.20%, 06/01/2015	11,300,000	11,582,873

		37,558,532

Life Sciences Tools & Services - 0.3%
Thermo Fisher Scientific, Inc.
1.30%, 02/01/2017	12,000,000	11,985,840

Machinery - 0.8%
CNH Industrial Capital LLC
3.25%, 02/01/2017 (F)	20,000,000	20,000,000
3.88%, 11/01/2015	11,371,000	11,513,137

		31,513,137

Media - 1.8%
British Sky Broadcasting Group PLC
6.10%, 02/15/2018, 144A	14,355,000	16,150,165
9.50%, 11/15/2018, 144A	27,879,000	35,375,133
Cablevision Systems Corp.
7.75%, 04/15/2018 (F)	19,852,000	22,115,128

		73,640,426

Metals & Mining - 1.9%
Glencore Canada Corp.
5.38%, 06/01/2015	13,250,000	13,593,440
Glencore Finance Canada, Ltd.
5.80%, 11/15/2016, 144A	4,913,000	5,314,313
Kinross Gold Corp.
3.63%, 09/01/2016	28,605,000	29,593,875
Novelis, Inc.
8.38%, 12/15/2017	10,000,000	10,450,000
Vale Overseas, Ltd.
6.25%, 01/11/2016	17,000,000	17,998,920

		76,950,548

Oil, Gas & Consumable Fuels - 2.3%
Chesapeake Energy Corp.
3.48%, 04/15/2019 (B)	22,192,500	22,207,813
Enbridge, Inc.
0.89%, 10/01/2016 (B) (F)	19,895,000	19,989,700
Petrobras Global Finance BV
2.00%, 05/20/2016 (F)	15,000,000	14,951,400
Petrobras International Finance Co. SA
3.50%, 02/06/2017 (F)	17,000,000	17,268,430
Ras Laffan Liquefied Natural Gas Co., Ltd. III 5.83%, 09/30/2016, 144A	13,894,140	14,622,749
Tengizchevroil Finance Co. Sarl 6.12%, 11/15/2014, 144A	2,699,747	2,699,747

		91,739,839

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Real Estate Investment Trusts - 3.0%
ARC Properties Operating Partnership LP / Clark Acquisition LLC
2.00%, 02/06/2017 (F)	$ 2,000,000	$ 1,953,152
3.00%, 02/06/2019 (F)	27,137,000	26,132,117
Digital Realty Trust, LP 4.50%, 07/15/2015 (F)	14,200,000	14,427,271
Equity Commonwealth 6.65%, 01/15/2018	2,990,000	3,296,098
Government Properties Income Trust 3.75%, 08/15/2019	24,795,000	25,202,059
Highwoods Realty, LP 5.85%, 03/15/2017	19,300,000	21,153,939
Kilroy Realty, LP 5.00%, 11/03/2015	14,130,000	14,694,310
National Retail Properties, Inc. 6.15%, 12/15/2015	14,850,000	15,700,400

		122,559,346

Real Estate Management & Development - 0.8%
First Industrial, LP 5.75%, 01/15/2016	16,570,000	17,386,951
Series MTN 7.50%, 12/01/2017	11,650,000	13,323,732

		30,710,683

Road & Rail - 1.5%
Aviation Capital Group Corp.
3.88%, 09/27/2016, 144A	6,000,000	6,163,608
4.63%, 01/31/2018, 144A (F)	25,984,000	27,079,563
7.13%, 10/15/2020, 144A	6,880,000	7,908,134
GATX Financial Corp. 5.80%, 03/01/2016	19,000,000	20,178,418

		61,329,723

Semiconductors & Semiconductor Equipment - 0.5%
KLA-Tencor Corp. 2.38%, 11/01/2017 (D)	6,770,000	6,791,278
NXP BV / NXP Funding LLC 3.75%, 06/01/2018, 144A	13,300,000	13,399,750

		20,191,028

Tobacco - 1.1%
Altria Group, Inc. 9.70%, 11/10/2018	15,465,000	19,933,024
Lorillard Tobacco Co. 8.13%, 06/23/2019	20,000,000	24,500,460

		44,433,484

Trading Companies & Distributors - 1.0%
International Lease Finance Corp. 6.75%, 09/01/2016, 144A	39,130,000	41,477,800

Wireless Telecommunication Services - 1.3%
Crown Castle Towers LLC 3.21%, 08/15/2035, 144A	12,000,000	12,236,604
SBA Tower Trust 5.10%, 04/15/2042, 144A	2,765,000	2,931,735
Sprint Communications, Inc. 9.00%, 11/15/2018, 144A	12,700,000	14,938,375

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Wireless Telecommunication Services (continued)
WCP Wireless Site Funding / WCP Wireless Site RE Funding 4.14%, 11/15/2040, 144A	$ 20,461,140	$ 20,822,688

		50,929,402

Total Corporate Debt Securities (Cost $2,473,300,943)		2,493,220,577

LOAN ASSIGNMENTS - 2.0%
Food & Staples Retailing - 0.2%
Albertson’s LLC, Term Loan B2 4.75%, 03/21/2019 (B)	8,353,580	8,323,992

Food Products - 0.2%
Aramark Services, Inc., Extended Synthetic Line of Credit 2 1.83%, 07/26/2016 (B)	2,644,062	2,624,232
Aramark Services, Inc., Extended Synthetic Line of Credit 3 1.83%, 07/26/2016 (B)	6,211,851	6,165,263

		8,789,495

Health Care Providers & Services - 0.3%
HCA, Inc., Term Loan B5 2.90%, 03/31/2017 (B)	13,365,000	13,303,748

Hotels, Restaurants & Leisure - 0.4%
Dunkin’ Brands, Inc., Term Loan C 2.65%, 09/30/2017 (B)	15,567,065	15,476,262

Household Products - 0.7%
Dell, Inc., Term Loan C 3.75%, 10/29/2018 (B)	27,000,000	26,773,389

Personal Products - 0.2%
Revlon Consumer Products Corp., Term Loan B 3.25%, 11/20/2017 (B)	8,479,900	8,360,655

Total Loan Assignments (Cost $81,295,527)		81,027,541

	Shares	Value
SECURITIES LENDING COLLATERAL - 2.7%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (I)	109,909,532	109,909,532

Total Securities Lending Collateral (Cost $109,909,532)		109,909,532

	Principal	Value
REPURCHASE AGREEMENT - 0.2%

State Street Bank & Trust Co.
0.01% (I), dated 10/31/2014, to be repurchased at $7,151,273 on 11/03/2014. Collateralized by U.S. Government Agency Obligations, 3.50% - 4.00%, due 09/25/2039 - 02/15/2041, and with a total value of $7,297,572.

	$ 7,151,267	$ 7,151,267

Total Repurchase Agreement (Cost $7,151,267)		7,151,267

Total Investments (Cost $4,115,761,549) (J)		4,144,464,660
Net Other Assets (Liabilities) - (2.0)%		(79,814,849)

Net Assets - 100.0%		$ 4,064,649,811

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Short-Term Bond

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION:

Valuation Inputs (K)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs (L)	Value at October 31, 2014
ASSETS
Investments
U.S. Government Agency Obligation	$—	$531,495	$—	$531,495
Mortgage-Backed Securities	—	875,794,263	11,557,586	887,351,849
Asset-Backed Securities	—	508,068,179	—	508,068,179
Municipal Government Obligation	—	11,867,170	—	11,867,170
Preferred Corporate Debt Security	—	45,337,050	—	45,337,050
Corporate Debt Securities	—	2,493,220,577	—	2,493,220,577
Loan Assignments	—	81,027,541	—	81,027,541
Securities Lending Collateral	109,909,532	—	—	109,909,532
Repurchase Agreement	—	7,151,267	—	7,151,267

Total Investments	$109,909,532	$4,022,997,542	$11,557,586	$4,144,464,660

Investments	Transfer from Level 1 to Level 2	Transfer from Level 2 to Level 1	Transfer from Level 2 to Level 3 (M)	Transfer from Level 3 to Level 2
Mortgage-Backed Securities	$—	$—	$11,557,586	$—

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Percentage rounds to less than 0.1% or (0.1)%.
(B)	Floating or variable rate security. Rate is listed as of October 31, 2014.
(C)	Fair valued as determined in good faith in accordance with procedures established by the board of trustees. Total aggregate fair value of securities is $22,934,554, or 0.56% of the Fund’s net assets.
(D)	When-issued security. A conditional transaction in a security authorized for issuance, but not yet issued.
(E)	Total aggregate value of illiquid securities is $11,867,170, or 0.29% of the Fund’s net assets.
(F)	All or a portion of this security is on loan. The value of all securities on loan is $107,677,423. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(G)	The security has a perpetual maturity. The date shown is the next call date.
(H)	Step bond. Coupon rate changes in increments to maturity. Rate disclosed is as of October 31, 2014. Maturity date disclosed is the ultimate maturity date.
(I)	Rate shown reflects the yield at October 31, 2014.
(J)	Aggregate cost for federal income tax purposes is $4,116,208,990. Aggregate gross unrealized appreciation and depreciation for all securities is $43,777,390 and $15,521,720, respectively. Net unrealized appreciation for tax purposes is $28,255,670.
(K)	The Fund recognizes transfers between Levels at the end of the reporting period. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.
(L)	Level 3 securities were not considered significant to the Fund.
(M)	Transferred from Level 2 to 3 due to utilizing significant unobservable inputs, as of prior reporting period the security utilized significant observable inputs.

DEFINITIONS:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $1,730,033,179, or 42.56% of the Fund’s net assets.
AGM	Assured Guaranty Municipal Corp.
MTN	Medium Term Note
Reg S	Security exempt from registration under Regulation S of the Securities Act of 1933, which exempts from registration securities offered and sold outside the United States. Security may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

CURRENCY ABBREVIATION:

BRL	Brazilian Real

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Core

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
COMMON STOCKS - 96.8%
Aerospace & Defense - 1.0%
AAR Corp.	28,020	$ 742,530
Curtiss-Wright Corp.	10,615	734,664
Ducommun, Inc. (A) (B)	25,140	663,948

		2,141,142

Airlines - 0.3%
JetBlue Airways Corp. (A) (B)	61,785	712,999

Auto Components - 0.4%
Cooper Tire & Rubber Co.	25,085	807,988

Banks - 4.5%
Banner Corp.	19,630	848,409
BBCN Bancorp, Inc. (A)	49,310	697,243
Cathay General Bancorp (A)	29,920	790,187
Chemical Financial Corp.	27,260	811,803
First NBC Bank Holding Co. (B)	21,950	806,223
Hanmi Financial Corp., Class B	36,945	792,470
Lakeland Financial Corp. (A)	19,600	812,224
OFG Bancorp	48,820	760,127
PrivateBancorp, Inc., Class A	26,105	843,714
Prosperity Bancshares, Inc. (A)	12,720	768,161
Trustmark Corp., Class A (A)	32,315	786,224
Umpqua Holdings Corp. (A)	43,700	769,120

		9,485,905

Biotechnology - 0.4%
Myriad Genetics, Inc. (A) (B)	19,110	754,654

Building Products - 0.8%
Quanex Building Products Corp. (A)	42,700	854,854
Universal Forest Products, Inc.	16,375	818,259

		1,673,113

Capital Markets - 1.7%
Arlington Asset Investment Corp., Class A (A)	26,695	730,909
Janus Capital Group, Inc. (A)	50,260	753,397
Manning & Napier, Inc., Class A	43,680	691,891
Piper Jaffray Cos. (A) (B)	14,240	803,991
Solar Capital, Ltd.	38,920	723,523

		3,703,711

Chemicals - 2.4%
A. Schulman, Inc.	22,555	798,673
Cabot Corp.	15,270	708,986
FutureFuel Corp.	60,545	806,459
Olin Corp. (A)	28,110	681,386
OM Group, Inc. (A)	28,315	737,040
PolyOne Corp. (A)	19,750	730,948
Stepan Co.	16,155	715,343

		5,178,835

Commercial Services & Supplies - 3.7%
ABM Industries, Inc.	28,140	777,790
ACCO Brands Corp. (A) (B)	98,385	809,709
Brady Corp., Class A (A)	32,875	783,740
Brink’s Co.	27,925	586,425
Deluxe Corp. (A)	12,525	761,520
Kimball International, Inc., Class B (A)	48,790	877,244
R.R. Donnelley & Sons Co. (A)	44,890	783,330
Tetra Tech, Inc.	29,210	783,120
United Stationers, Inc. (A)	17,795	743,297
Viad Corp.	34,710	885,452

		7,791,627

	Shares	Value
COMMON STOCKS (continued)
Communications Equipment - 2.5%
ARRIS Group, Inc. (B)	27,545	$ 826,901
Black Box Corp.	32,160	707,198
Brocade Communications Systems, Inc.	73,865	792,572
Comtech Telecommunications Corp.	20,180	768,253
Harmonic, Inc. (A) (B)	117,400	783,058
NETGEAR, Inc. (A) (B)	21,955	747,348
Polycom, Inc. (B)	58,130	760,340

		5,385,670

Construction & Engineering - 1.4%
AECOM Technology Corp. (A) (B)	22,540	733,677
Aegion Corp., Class A (A) (B)	40,175	736,006
EMCOR Group, Inc.	17,855	787,941
Tutor Perini Corp. (A) (B)	29,550	827,696

		3,085,320

Consumer Finance - 0.4%
Cash America International, Inc. (A)	17,305	850,541

Containers & Packaging - 0.7%
Greif, Inc., Class A	16,995	748,800
Sonoco Products Co.	18,745	766,108

		1,514,908

Distributors - 0.4%
Core-Mark Holding Co., Inc.	14,090	817,643

Diversified Consumer Services - 2.2%
Apollo Education Group, Inc., Class A (B)	27,305	782,561
Capella Education Co. (A)	11,875	840,037
DeVry Education Group, Inc.	17,365	840,640
K12, Inc. (A) (B)	41,800	518,320
Steiner Leisure, Ltd., Class A (B)	19,930	840,647
Strayer Education, Inc. (B)	12,140	888,527

		4,710,732

Diversified Telecommunication Services - 1.2%
Inteliquent, Inc.	57,185	962,424
magicJack VocalTec, Ltd. (B)	79,955	743,581
Vonage Holdings Corp. (A) (B)	217,835	758,066

		2,464,071

Electric Utilities - 0.4%
UIL Holdings Corp. (A)	19,405	798,322

Electrical Equipment - 0.7%
General Cable Corp. (A)	50,890	721,111
Regal Beloit Corp. (A)	10,880	772,154

		1,493,265

Electronic Equipment, Instruments & Components - 4.0%
Benchmark Electronics, Inc. (B)	30,165	715,514
Celestica, Inc. (B)	70,555	774,694
DTS, Inc. (B)	27,560	820,737
Insight Enterprises, Inc. (B)	29,345	667,599
Itron, Inc. (A) (B)	19,055	741,811
Nam Tai Property, Inc. (A)	126,000	695,520
Orbotech, Ltd. (B)	46,740	749,710
Sanmina Corp. (B)	35,545	891,113
ScanSource, Inc. (B)	21,905	836,333
Tech Data Corp. (B)	12,845	767,103
Zebra Technologies Corp., Class A (A) (B)	10,715	790,231

		8,450,365

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Core

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Energy Equipment & Services - 3.8%
Atwood Oceanics, Inc. (A) (B)	16,095	$ 654,262
Geospace Technologies Corp. (A) (B)	24,995	769,596
Helix Energy Solutions Group, Inc., Class A (A) (B)	33,065	880,852
ION Geophysical Corp. (A) (B)	293,495	821,786
Key Energy Services, Inc. (A) (B)	162,760	494,790
Parker Drilling Co. (A) (B)	162,760	722,654
Patterson-UTI Energy, Inc.	22,880	526,926
Pioneer Energy Services Corp. (B)	60,850	558,603
Precision Drilling Corp.	74,570	620,422
SEACOR Holdings, Inc. (A) (B)	9,110	751,120
Unit Corp. (B)	13,655	661,175
Vantage Drilling Co. (A) (B)	635,480	614,827

		8,077,013

Food & Staples Retailing - 1.1%
Pantry, Inc. (B)	33,490	863,037
SpartanNash Co.	35,985	806,424
SUPERVALU, Inc. (B)	81,470	703,086

		2,372,547

Food Products - 1.1%
Calavo Growers, Inc. (A)	16,245	788,532
Lancaster Colony Corp. (A)	8,755	800,995
Sanderson Farms, Inc. (A)	7,850	659,243

		2,248,770

Gas Utilities - 0.7%
Laclede Group, Inc.	15,615	792,774
WGL Holdings, Inc. (A)	16,485	774,795

		1,567,569

Health Care Equipment & Supplies - 4.3%
Alere, Inc. (A) (B)	18,485	738,845
Analogic Corp. (A)	10,610	773,893
CONMED Corp. (A)	18,230	765,478
CryoLife, Inc. (A)	67,480	692,345
Greatbatch, Inc. (B)	16,080	807,055
Haemonetics Corp. (A) (B)	21,420	807,962
Hill-Rom Holdings, Inc. (A)	17,225	766,168
ICU Medical, Inc., Class B (B)	10,985	778,837
Natus Medical, Inc. (A) (B)	23,675	804,950
NuVasive, Inc. (A) (B)	20,295	830,065
Symmetry Medical, Inc. (A) (B)	74,115	733,739
Thoratec Corp. (A) (B)	27,175	738,617

		9,237,954

Health Care Providers & Services - 6.0%
Addus HomeCare Corp. (A) (B)	35,345	702,305
Alliance HealthCare Services, Inc. (A) (B)	32,890	793,636
Almost Family, Inc. (A) (B)	26,865	790,906
Amsurg Corp., Class A (A) (B)	14,420	778,824
Centene Corp. (A) (B)	8,880	822,910
Chemed Corp. (A)	7,300	754,528
Health Net, Inc. (B)	15,530	737,830
Kindred Healthcare, Inc.	37,360	812,580
Landauer, Inc. (A)	21,235	760,001
Magellan Health, Inc. (A) (B)	14,075	851,819
Molina Healthcare, Inc. (A) (B)	16,280	791,859
PharMerica Corp. (B)	28,670	822,542
Providence Service Corp. (A) (B)	17,415	769,395
Select Medical Holdings Corp.	61,565	887,767

	Shares	Value
COMMON STOCKS (continued)
Health Care Providers & Services (continued)
Triple-S Management Corp., Class B (A) (B)	37,515	$ 830,582
VCA, Inc. (A) (B)	18,715	852,842

		12,760,326

Health Care Technology - 1.5%
Computer Programs & Systems, Inc. (A)	12,410	781,582
MedAssets, Inc. (A) (B)	33,490	725,393
Omnicell, Inc. (B)	27,270	881,094
Quality Systems, Inc.	49,475	747,567

		3,135,636

Hotels, Restaurants & Leisure - 1.2%
Cheesecake Factory, Inc. (A)	15,985	734,351
Marriott Vacations Worldwide Corp. (A)	11,790	818,697
Ruby Tuesday, Inc. (A) (B)	125,335	962,573

		2,515,621

Household Durables - 1.2%
Ethan Allen Interiors, Inc. (A)	30,365	859,329
Helen of Troy, Ltd. (B)	12,780	790,443
Universal Electronics, Inc. (A) (B)	15,065	857,048

		2,506,820

Insurance - 1.8%
Argo Group International Holdings, Ltd. (A)	14,015	782,037
Aspen Insurance Holdings, Ltd. (A)	17,080	745,200
Maiden Holdings, Ltd. (A)	60,260	720,107
Montpelier RE Holdings, Ltd. (A)	22,710	752,610
United Fire Group, Inc. (A)	26,260	852,925

		3,852,879

Internet & Catalog Retail - 1.1%
Blue Nile, Inc. (A) (B)	24,880	883,240
Nutrisystem, Inc. (A)	47,415	798,469
PetMed Express, Inc. (A)	54,920	725,493

		2,407,202

Internet Software & Services - 0.2%
Monster Worldwide, Inc. (A) (B)	136,385	526,446

IT Services - 2.9%
Convergys Corp. (A)	40,275	812,346
CSG Systems International, Inc. (A)	26,425	700,527
DST Systems, Inc.	8,365	805,968
ExlService Holdings, Inc. (B)	29,815	834,522
Forrester Research, Inc.	19,925	802,579
Global Cash Access Holdings, Inc. (B)	100,300	731,187
Leidos Holdings, Inc.	20,475	748,771
Sykes Enterprises, Inc. (A) (B)	36,910	795,041

		6,230,941

Leisure Products - 0.4%
Nautilus, Inc., Class A (B)	63,435	848,760

Life Sciences Tools & Services - 1.4%
Affymetrix, Inc. (A) (B)	89,400	805,494
Bruker Corp. (B)	37,905	785,770
Charles River Laboratories International, Inc. (A) (B)	12,575	794,237
PAREXEL International Corp. (A) (B)	11,980	650,634

		3,036,135

Machinery - 2.6%
Briggs & Stratton Corp. (A)	37,545	758,784
ESCO Technologies, Inc. (A)	20,855	792,907

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Core

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Machinery (continued)
Federal Signal Corp.	59,030	$ 838,226
Hillenbrand, Inc.	22,930	763,340
LB Foster Co., Class A (A)	16,155	873,824
Meritor, Inc. (A) (B)	69,075	793,672
Wabash National Corp. (A) (B)	60,050	618,515

		5,439,268

Marine - 0.4%
Matson, Inc. (A)	28,380	808,546

Media - 0.4%
Harte-Hanks, Inc.	120,195	782,469

Metals & Mining - 2.5%
Commercial Metals Co.	44,265	765,342
Dominion Diamond Corp. (B)	51,070	715,491
Kaiser Aluminum Corp. (A)	9,095	632,557
Materion Corp. (A)	23,700	934,965
Schnitzer Steel Industries, Inc., Class A (A)	32,495	765,257
Steel Dynamics, Inc. (A)	32,740	753,347
U.S. Steel Corp. (A)	19,775	791,791

		5,358,750

Multi-Utilities - 0.8%
Avista Corp. (A)	22,470	796,562
Vectren Corp. (A)	18,140	815,393

		1,611,955

Multiline Retail - 0.3%
Big Lots, Inc. (A)	15,900	725,835

Oil, Gas & Consumable Fuels - 4.4%
Clayton Williams Energy, Inc. (A) (B)	8,100	673,434
Cloud Peak Energy, Inc. (A) (B)	65,485	783,855
Comstock Resources, Inc. (A)	45,990	544,522
Gran Tierra Energy, Inc. (B)	149,755	682,883
Green Plains, Inc. (A)	22,505	769,671
Halcon Resources Corp. (A) (B)	208,205	647,517
Hugoton Royalty Trust	78,670	704,883
InterOil Corp. (A) (B)	14,620	828,077
Pacific Ethanol, Inc. (B)	63,880	901,347
REX American Resources Corp., Class A (A) (B)	10,460	761,070
Teekay Tankers, Ltd., Class A (A)	191,190	810,645
VAALCO Energy, Inc. (A) (B)	91,350	677,817
Warren Resources, Inc. (A) (B)	167,615	579,948

		9,365,669

Paper & Forest Products - 0.7%
Clearwater Paper Corp. (B)	11,070	712,354
Neenah Paper, Inc. (A)	13,855	845,294

		1,557,648

Personal Products - 0.9%
Medifast, Inc. (A) (B)	23,425	743,510
USANA Health Sciences, Inc. (A) (B)	9,445	1,076,541

		1,820,051

Professional Services - 2.6%
CBIZ, Inc. (A) (B)	85,030	784,827
CRA International, Inc. (B)	29,300	879,000
Heidrick & Struggles International, Inc.	34,660	721,621
Insperity, Inc. (A)	26,215	827,346
Korn / Ferry International (B)	28,000	782,040
Resources Connection, Inc. (A)	49,160	760,505

	Shares	Value
COMMON STOCKS (continued)
Professional Services (continued)
TrueBlue, Inc. (B)	27,170	$ 671,642

		5,426,981

Real Estate Investment Trusts - 8.2%
AG Mortgage Investment Trust, Inc.	38,725	738,486
Agree Realty Corp.	26,100	798,921
American Capital Mortgage Investment Corp.	37,575	736,094
Anworth Mortgage Asset Corp.	150,160	779,330
Apollo Residential Mortgage, Inc.	45,895	765,529
Capstead Mortgage Corp. (A)	58,760	746,840
Corporate Office Properties Trust	26,290	718,769
CYS Investments, Inc. (A)	78,660	702,434
DuPont Fabros Technology, Inc. (A)	27,150	840,836
Dynex Capital, Inc. (A)	89,400	752,748
EPR Properties (A)	12,820	719,202
Equity Commonwealth	28,265	754,958
Franklin Street Properties Corp.	63,700	763,763
Government Properties Income Trust (A)	32,355	738,341
Hatteras Financial Corp. (A)	39,255	747,415
Home Properties, Inc. (A)	11,595	745,674
Inland Real Estate Corp. (A)	74,215	787,421
Investors Real Estate Trust	90,235	757,974
Mack-Cali Realty Corp. (A)	36,460	682,896
MFA Financial, Inc.	92,500	775,150
Omega Healthcare Investors, Inc. (A)	20,595	785,905
Piedmont Office Realty Trust, Inc., Class A	38,405	746,977
Select Income REIT	29,325	718,756

		17,304,419

Road & Rail - 1.4%
ArcBest Corp. (A)	20,675	800,122
Celadon Group, Inc. (A)	36,070	701,922
Con-way, Inc. (A)	16,840	730,351
Werner Enterprises, Inc. (A)	30,735	846,442

		3,078,837

Semiconductors & Semiconductor Equipment - 4.4%
Brooks Automation, Inc., Class A (A)	68,815	848,489
Cabot Microelectronics Corp., Class A (B)	17,335	836,067
ChipMOS TECHNOLOGIES Bermuda, Ltd.	32,300	693,804
Diodes, Inc. (A) (B)	30,265	781,745
Fairchild Semiconductor International, Inc., Class A (A) (B)	48,460	743,861
Integrated Device Technology, Inc. (A) (B)	50,575	829,936
Intersil Corp., Class A (A)	50,105	665,895
Lattice Semiconductor Corp. (B)	107,470	721,123
Microsemi Corp. (B)	29,840	777,929
MKS Instruments, Inc.	21,950	798,980
OmniVision Technologies, Inc. (B)	27,860	746,091
PMC-Sierra, Inc. (A) (B)	102,510	798,553

		9,242,473

Software - 1.4%
EnerNOC, Inc. (A) (B)	45,110	666,274
Netscout Systems, Inc. (B)	15,745	580,361
Rovi Corp. (A) (B)	36,985	772,247
Take-Two Interactive Software, Inc. (A) (B)	32,685	864,518

		2,883,400

Specialty Retail - 4.4%
Abercrombie & Fitch Co., Class A (A)	20,760	695,045

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Core

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Specialty Retail (continued)
Brown Shoe Co., Inc.	28,500	$ 757,815
Buckle, Inc. (A)	15,975	788,047
Build-A-Bear Workshop, Inc. (A) (B)	55,610	942,589
Cato Corp., Class A (A)	21,525	767,797
Chico’s FAS, Inc. (A)	50,090	755,357
Children’s Place, Inc. (A)	13,810	680,143
Citi Trends, Inc. (B)	34,845	789,239
Guess?, Inc. (A)	33,035	732,386
Haverty Furniture Cos., Inc. (A)	33,390	734,914
Outerwall, Inc. (A) (B)	13,085	827,888
Zumiez, Inc. (A) (B)	25,595	854,361

		9,325,581

Technology Hardware, Storage & Peripherals - 0.4%
Lexmark International, Inc., Class A (A)	17,565	758,105

Textiles, Apparel & Luxury Goods - 1.7%
Columbia Sportswear Co.	20,210	778,893
Iconix Brand Group, Inc. (A) (B)	18,470	738,985
Movado Group, Inc.	20,630	728,239
Skechers U.S.A., Inc., Class A (A) (B)	13,025	713,119
Steven Madden, Ltd., Class B (A) (B)	22,700	711,645

		3,670,881

Thrifts & Mortgage Finance - 1.1%
Home Loan Servicing Solutions, Ltd. (A)	35,025	672,830
Radian Group, Inc. (A)	49,715	837,698
WSFS Financial Corp. (A)	10,350	814,028

		2,324,556

Wireless Telecommunication Services - 0.4%
Spok Holdings, Inc. (A)	51,900	842,856

Total Common Stocks (Cost $200,267,933)		205,473,710

	Shares	Value
MASTER LIMITED PARTNERSHIPS - 1.3%
Capital Markets - 0.6%
AllianceBernstein Holding, LP	26,750	$ 711,550
Och-Ziff Capital Management Group LLC, Class A	61,815	681,201

		1,392,751

Chemicals - 0.3%
CVR Partners, LP	50,180	611,193

Oil, Gas & Consumable Fuels - 0.4%
Alliance Resource Partners, LP	17,335	833,640

Total Master Limited Partnerships (Cost $3,106,262)		2,837,584

SECURITIES LENDING COLLATERAL - 25.4%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (C)	53,848,738	53,848,738

Total Securities Lending Collateral (Cost $53,848,738)		53,848,738

	Principal	Value
REPURCHASE AGREEMENT - 1.6%
State Street Bank & Trust Co. 0.01% (C), dated 10/31/2014, to be repurchased at $3,368,367 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 2.00%, due 11/01/2027, and with a value of $3,436,936.	$ 3,368,364	3,368,364

Total Repurchase Agreement (Cost $3,368,364)		3,368,364

Total Investments (Cost $260,591,297) (D)		265,528,396
Net Other Assets (Liabilities) - (25.1)%		(53,307,757)

Net Assets - 100.0%		$ 212,220,639

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Common Stocks	$205,473,710	$—	$—	$205,473,710
Master Limited Partnerships	2,837,584	—	—	2,837,584
Securities Lending Collateral	53,848,738	—	—	53,848,738
Repurchase Agreement	—	3,368,364	—	3,368,364

Total Investments	$262,160,032	$3,368,364	$—	$265,528,396

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Core

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $52,458,514. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Non-income producing security.
(C)	Rate shown reflects the yield at October 31, 2014.
(D)	Aggregate cost for federal income tax purposes is $260,584,444. Aggregate gross unrealized appreciation and depreciation for all securities is $15,137,779 and $10,193,827, respectively. Net unrealized appreciation for tax purposes is $4,943,952.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Growth

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
COMMON STOCKS - 97.3%
Aerospace & Defense - 2.4%
Engility Holdings, Inc. (A)	142,546	$ 6,157,987
KEYW Holding Corp. (A) (B)	658,780	6,686,617

		12,844,604

Auto Components - 1.2%
Dorman Products, Inc. (A) (B)	139,730	6,477,883

Banks - 12.2%
BancorpSouth, Inc.	361,740	8,330,872
Bank of the Ozarks, Inc. (B)	237,180	8,358,223
Home BancShares, Inc.	253,640	8,096,189
Iberiabank Corp.	220,890	15,210,485
Pinnacle Financial Partners, Inc.	135,850	5,325,320
PrivateBancorp, Inc., Class A	605,380	19,565,882

		64,886,971

Commercial Services & Supplies - 1.1%
Healthcare Services Group, Inc. (B)	198,460	5,910,139

Communications Equipment - 2.9%
Aruba Networks, Inc. (A)	468,390	10,107,856
Ruckus Wireless, Inc. (A) (B)	413,050	5,361,389

		15,469,245

Diversified Consumer Services - 1.6%
Capella Education Co.	121,360	8,585,006

Diversified Financial Services - 2.1%
MarketAxess Holdings, Inc. (B)	172,043	11,122,580

Electrical Equipment - 2.7%
EnerSys	225,803	14,180,428

Electronic Equipment, Instruments & Components - 1.0%
InvenSense, Inc., Class A (A) (B)	326,250	5,288,513

Food Products - 6.0%
J&J Snack Foods Corp.	109,070	11,237,482
TreeHouse Foods, Inc. (A)	244,120	20,791,701

		32,029,183

Health Care Equipment & Supplies - 3.8%
Anika Therapeutics, Inc. (A)	42,867	1,720,681
Cantel Medical Corp.	292,367	12,396,361
Neogen Corp. (A)	118,590	5,206,101
Vascular Solutions, Inc. (A)	29,544	868,889

		20,192,032

Health Care Providers & Services - 6.0%
Air Methods Corp. (A) (B)	259,770	12,268,937
Centene Corp. (A)	212,660	19,707,202

		31,976,139

Health Care Technology - 2.3%
Medidata Solutions, Inc. (A) (B)	265,090	11,958,210

Hotels, Restaurants & Leisure - 6.3%
Krispy Kreme Doughnuts, Inc. (A) (B)	454,520	8,599,518
Red Robin Gourmet Burgers, Inc. (A)	116,347	6,395,595
Sonic Corp. (A) (B)	723,480	18,238,931

		33,234,044

Internet Software & Services - 3.3%
Envestnet, Inc. (A)	247,020	10,972,628
SPS Commerce, Inc. (A)	111,100	6,477,130

		17,449,758

	Shares	Value
COMMON STOCKS (continued)
IT Services - 2.4%
MAXIMUS, Inc., Class A	263,969	$ 12,791,938

Life Sciences Tools & Services - 5.2%
Cambrex Corp. (A)	416,729	8,784,647
ICON PLC (A)	201,680	10,610,385
PAREXEL International Corp. (A) (B)	148,600	8,070,466

		27,465,498

Machinery - 3.1%
Proto Labs, Inc. (A) (B)	137,630	8,996,873
Wabash National Corp. (A) (B)	732,644	7,546,233

		16,543,106

Multiline Retail - 1.5%
Tuesday Morning Corp. (A) (B)	397,810	8,111,346

Oil, Gas & Consumable Fuels - 4.4%
Comstock Resources, Inc. (B)	470,650	5,572,496
Matador Resources Co. (A) (B)	556,970	13,517,662
PDC Energy, Inc. (A)	93,100	4,070,332

		23,160,490

Pharmaceuticals - 7.0%
Akorn, Inc., Class A (A) (B)	245,556	10,939,520
Lannett Co., Inc. (A) (B)	150,050	8,510,836
Prestige Brands Holdings, Inc. (A)	355,770	12,601,373
Sagent Pharmaceuticals, Inc. (A) (B)	162,361	5,137,102

		37,188,831

Professional Services - 2.2%
WageWorks, Inc. (A) (B)	207,980	11,856,940

Road & Rail - 1.9%
Saia, Inc. (A)	208,300	10,210,866

Semiconductors & Semiconductor Equipment - 4.2%
CEVA, Inc. (A)	347,100	5,657,730
Silicon Laboratories, Inc. (A)	363,360	16,565,582

		22,223,312

Software - 2.2%
Ellie Mae, Inc. (A) (B)	297,690	11,425,342

Specialty Retail - 3.0%
Asbury Automotive Group, Inc. (A)	77,610	5,435,804
Monro Muffler Brake, Inc. (B)	193,290	10,329,418

		15,765,222

Textiles, Apparel & Luxury Goods - 4.2%
Deckers Outdoor Corp. (A) (B)	28,400	2,483,864
G-III Apparel Group, Ltd. (A)	156,670	12,431,765
Steven Madden, Ltd., Class B (A)	231,537	7,258,685

		22,174,314

Trading Companies & Distributors - 1.1%
Aceto Corp.	262,085	5,959,813

Total Common Stocks (Cost $420,030,696)		516,481,753

SECURITIES LENDING COLLATERAL - 25.6%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (C)	135,929,304	135,929,304

Total Securities Lending Collateral (Cost $135,929,304)		135,929,304

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Growth

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Principal	Value
REPURCHASE AGREEMENT - 2.4%

State Street Bank & Trust Co.
0.01% (C), dated 10/31/2014, to be repurchased at $12,615,233 on 11/03/2014. Collateralized by U.S. Government Agency Obligations, 2.00% - 3.50%, due 12/01/2027 - 02/15/2041, and with a total value of $12,871,987.

	$ 12,615,223	$ 12,615,223

Total Repurchase Agreement (Cost $12,615,223)		12,615,223

Total Investments (Cost $568,575,223) (D)		665,026,280
Net Other Assets (Liabilities) - (25.3)%		(134,135,310)

Net Assets - 100.0%		$ 530,890,970

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Common Stocks	$516,481,753	$—	$—	$516,481,753
Securities Lending Collateral	135,929,304	—	—	135,929,304
Repurchase Agreement	—	12,615,223	—	12,615,223

Total Investments	$652,411,057	$12,615,223	$—	$665,026,280

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Non-income producing security.
(B)	All or a portion of this security is on loan. The value of all securities on loan is $132,543,428. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(C)	Rate shown reflects the yield at October 31, 2014.
(D)	Aggregate cost for federal income tax purposes is $569,855,751. Aggregate gross unrealized appreciation and depreciation for all securities is $112,923,418 and $17,752,889, respectively. Net unrealized appreciation for tax purposes is $95,170,529.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Value

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
COMMON STOCKS - 97.9%
Aerospace & Defense - 1.5%
Triumph Group, Inc.	151,334	$ 10,537,386

Air Freight & Logistics - 0.8%
Air Transport Services Group, Inc. (A) (B)	654,869	5,356,828

Airlines - 0.4%
SkyWest, Inc.	255,040	2,938,061

Automobiles - 0.7%
Thor Industries, Inc.	89,869	4,753,171

Banks - 10.4%
BankUnited, Inc.	285,625	8,540,188
BBCN Bancorp, Inc.	559,951	7,917,707
East-West Bancorp, Inc.	352,628	12,962,605
First Niagara Financial Group, Inc.	1,163,835	8,717,124
FirstMerit Corp.	599,608	11,002,807
FNB Corp.	598,339	7,652,756
Hancock Holding Co.	201,981	7,107,711
Trustmark Corp., Class A	275,254	6,696,930

		70,597,828

Capital Markets - 4.3%
Ares Capital Corp.	768,186	12,283,294
Fifth Street Finance Corp.	432,968	3,853,415
Janus Capital Group, Inc. (A)	205,057	3,073,804
New Mountain Finance Corp. (A)	336,567	4,940,804
Stifel Financial Corp. (B)	114,388	5,434,574

		29,585,891

Chemicals - 0.9%
Koppers Holdings, Inc.	69,423	2,740,820
RPM International, Inc.	70,455	3,191,612

		5,932,432

Commercial Services & Supplies - 4.6%
ACCO Brands Corp. (A) (B)	647,255	5,326,909
Deluxe Corp.	129,948	7,900,838
Ennis, Inc.	209,260	3,103,326
R.R. Donnelley & Sons Co. (A)	299,093	5,219,173
Tetra Tech, Inc.	360,504	9,665,112

		31,215,358

Communications Equipment - 3.2%
ADTRAN, Inc. (A)	223,604	4,742,641
Black Box Corp.	254,398	5,594,212
Oplink Communications, Inc.	385,360	8,034,756
Plantronics, Inc.	60,112	3,118,009

		21,489,618

Consumer Finance - 3.5%
Encore Capital Group, Inc. (A) (B)	225,308	10,253,767
World Acceptance Corp. (A) (B)	188,325	13,495,370

		23,749,137

Containers & Packaging - 1.9%
Greif, Inc., Class A	162,336	7,152,524
Sonoco Products Co.	143,604	5,869,096

		13,021,620

Diversified Financial Services - 0.6%
Gain Capital Holdings, Inc., Class A (A)	484,582	4,148,022

Electric Utilities - 4.5%
Hawaiian Electric Industries, Inc. (A)	478,385	13,471,322
Portland General Electric Co. (A)	469,811	17,105,818

		30,577,140

	Shares	Value
COMMON STOCKS (continued)
Electrical Equipment - 2.7%
EnerSys	164,337	$ 10,320,364
Franklin Electric Co., Inc.	97,137	3,627,096
GrafTech International, Ltd. (A) (B)	955,284	4,098,168

		18,045,628

Electronic Equipment, Instruments & Components - 6.1%
Anixter International, Inc.	73,475	6,257,866
CTS Corp.	246,421	4,534,146
Ingram Micro, Inc., Class A (B)	329,890	8,854,248
Park Electrochemical Corp.	236,449	6,100,384
Plexus Corp. (B)	74,061	3,062,422
ScanSource, Inc. (B)	229,564	8,764,753
Vishay Intertechnology, Inc. (A)	308,911	4,173,388

		41,747,207

Energy Equipment & Services - 2.8%
Atwood Oceanics, Inc. (B)	187,514	7,622,444
Gulfmark Offshore, Inc., Class A (A)	141,216	4,259,075
Tidewater, Inc. (A)	201,835	7,441,656

		19,323,175

Food & Staples Retailing - 0.9%
SpartanNash Co.	269,350	6,036,134

Health Care Equipment & Supplies - 2.2%
Hill-Rom Holdings, Inc.	235,942	10,494,700
Symmetry Medical, Inc. (B)	454,543	4,499,976

		14,994,676

Health Care Providers & Services - 2.5%
Amsurg Corp., Class A (B)	100,326	5,418,607
Kindred Healthcare, Inc.	159,052	3,459,381
WellCare Health Plans, Inc. (B)	116,833	7,929,456

		16,807,444

Hotels, Restaurants & Leisure - 0.8%
Ruth’s Hospitality Group, Inc.	419,738	5,108,211

Insurance - 5.6%
American Equity Investment Life Holding Co.	185,621	4,790,878
FBL Financial Group, Inc., Class A	50,185	2,488,172
Hanover Insurance Group, Inc.	109,035	7,298,803
HCC Insurance Holdings, Inc.	164,337	8,576,748
Stewart Information Services Corp.	192,719	6,806,835
Validus Holdings, Ltd.	202,804	8,067,543

		38,028,979

IT Services - 0.7%
CACI International, Inc., Class A (B)	60,546	4,982,330

Leisure Products - 0.6%
LeapFrog Enterprises, Inc., Class A (B)	807,668	4,296,794

Machinery - 3.6%
TriMas Corp. (B)	501,439	15,875,559
Woodward, Inc.	172,866	8,852,468

		24,728,027

Metals & Mining - 1.3%
Kaiser Aluminum Corp. (A)	126,940	8,828,677

Oil, Gas & Consumable Fuels - 1.4%
Rosetta Resources, Inc. (B)	159,375	6,061,031
Triangle Petroleum Corp. (A) (B)	443,929	3,440,450

		9,501,481

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Value

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Paper & Forest Products - 0.3%
P.H. Glatfelter Co.	78,500	$ 1,980,555

Personal Products - 1.7%
Nu Skin Enterprises, Inc., Class A (A)	221,738	11,714,419

Professional Services - 3.9%
CBIZ, Inc. (A) (B)	865,910	7,992,349
FTI Consulting, Inc. (B)	228,633	9,232,201
Korn/Ferry International (B)	345,586	9,652,217

		26,876,767

Real Estate Investment Trusts - 8.5%
First Potomac Realty Trust	451,670	5,645,875
Hersha Hospitality Trust, Class A	2,126,364	15,501,194
iStar Financial, Inc. (A) (B)	570,247	8,091,805
LaSalle Hotel Properties	358,014	14,037,729
Medical Properties Trust, Inc.	489,980	6,609,830
Omega Healthcare Investors, Inc. (A)	85,584	3,265,885
Ramco-Gershenson Properties Trust	275,423	4,814,394

		57,966,712

Road & Rail - 0.8%
Werner Enterprises, Inc. (A)	196,314	5,406,488

Semiconductors & Semiconductor Equipment - 1.6%
Integrated Silicon Solution, Inc. (A)	294,353	3,997,314
Teradyne, Inc.	391,242	7,198,853

		11,196,167

Software - 0.5%
American Software, Inc., Class A	318,600	3,077,676

Specialty Retail - 9.6%
Ascena Retail Group, Inc., Class B (B)	891,802	11,102,935
DSW, Inc., Class A	209,869	6,222,616
Finish Line, Inc., Class A	244,899	6,482,477
Genesco, Inc. (A) (B)	104,190	7,990,331
Outerwall, Inc. (A) (B)	119,370	7,552,540
Rent-A-Center, Inc. (A)	208,257	6,449,719

	Shares	Value
COMMON STOCKS (continued)
Specialty Retail (continued)
Select Comfort Corp. (A) (B)	355,231	$ 9,125,884
Sonic Automotive, Inc., Class A (A)	413,879	10,301,448

		65,227,950

Technology Hardware, Storage & Peripherals - 0.5%
QLogic Corp. (B)	303,998	3,590,216

Textiles, Apparel & Luxury Goods - 2.0%
Crocs, Inc. (B)	421,358	4,921,461
Iconix Brand Group, Inc. (A) (B)	214,500	8,582,145

		13,503,606

Total Common Stocks (Cost $575,677,456)		666,871,811

SECURITIES LENDING COLLATERAL - 14.9%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (C)	101,901,660	101,901,660

Total Securities Lending Collateral (Cost $101,901,660)		101,901,660

	Principal	Value
REPURCHASE AGREEMENT - 0.0% (D)
State Street Bank & Trust Co. 0.01% (C), dated 10/31/2014, to be repurchased at $81,407 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, at 3.50%, due 01/01/2032 with a value of $85,212.	$ 81,407	81,407

Total Repurchase Agreement (Cost $81,407)		81,407

Total Investments (Cost $677,660,523) (E)		768,854,878
Net Other Assets (Liabilities) - (12.8)%		(87,481,959)

Net Assets - 100.0%		$ 681,372,919

SECURITY VALUATION:

Valuation Inputs (F)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Common Stocks	$666,871,811	$—	$—	$666,871,811
Securities Lending Collateral	101,901,660	—	—	101,901,660
Repurchase Agreement	—	81,407	—	81,407

Total Investments	$768,773,471	$81,407	$—	$768,854,878

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small Cap Value

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $99,528,732. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Non-income producing security.
(C)	Rate shown reflects the yield at October 31, 2014.
(D)	Percentage rounds to less than 0.1% or (0.1)%.
(E)	Aggregate cost for federal income tax purposes is $681,233,757. Aggregate gross unrealized appreciation and depreciation for all securities is $113,276,113 and $25,654,992, respectively. Net unrealized appreciation for tax purposes is $87,621,121.
(F)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small/Mid Cap Value

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
COMMON STOCKS - 98.7%
Aerospace & Defense - 0.6%
Aerovironment, Inc. (A)	64,839	$ 1,987,315
Curtiss-Wright Corp.	38,000	2,629,980
Orbital Sciences Corp. (A)	57,200	1,504,360

		6,121,655

Airlines - 1.1%
American Airlines Group, Inc.	150,160	6,209,116
Delta Air Lines, Inc.	126,650	5,095,129

		11,304,245

Auto Components - 1.2%
Dana Holding Corp.	75,700	1,548,822
Gentex Corp. (B)	54,500	1,784,330
Magna International, Inc., Class A	64,530	6,369,756
Stoneridge, Inc. (A) (B)	201,850	2,622,032

		12,324,940

Automobiles - 0.2%
Harley-Davidson, Inc.	31,845	2,092,217

Banks - 7.3%
CIT Group, Inc.	148,365	7,259,499
First Citizens BancShares, Inc., Class A	27,763	6,974,343
First Community Bancshares, Inc.	234,840	3,844,331
First Republic Bank, Class A	45,100	2,296,943
KeyCorp	251,650	3,321,780
Lakeland Bancorp, Inc., Class A	359,550	3,951,455
Regions Financial Corp.	421,975	4,190,212
Sandy Spring Bancorp, Inc. (B)	170,600	4,401,480
Sterling Bancorp (B)	312,100	4,388,126
SunTrust Banks, Inc.	165,780	6,488,629
Umpqua Holdings Corp.	155,200	2,731,520
Union Bankshares Corp. (B)	66,500	1,494,920
United Community Banks, Inc. (B)	94,200	1,698,426
Washington Trust Bancorp, Inc. (B)	60,321	2,314,517
Webster Financial Corp.	636,425	19,945,559
Wilshire Bancorp, Inc.	300,800	2,977,920

		78,279,660

Beverages - 0.8%
Molson Coors Brewing Co., Class B	122,020	9,075,848

Building Products - 0.8%
Continental Building Products, Inc. (A) (B)	256,400	3,779,336
Norcraft Cos., Inc. (A) (B)	241,500	4,105,500
Quanex Building Products Corp. (B)	43,400	868,868

		8,753,704

Capital Markets - 3.7%
Invesco, Ltd.	237,025	9,592,402
Janus Capital Group, Inc. (B)	146,000	2,188,540
LPL Financial Holdings, Inc.	25,600	1,059,584
Piper Jaffray Cos. (A) (B)	43,600	2,461,656
Raymond James Financial, Inc.	305,680	17,157,818
Stifel Financial Corp. (A)	78,000	3,705,780
Waddell & Reed Financial, Inc., Class A	62,300	2,974,202

		39,139,982

Chemicals - 2.2%
Celanese Corp., Series A	130,760	7,679,535
Huntsman Corp.	400,850	9,780,740
OM Group, Inc.	90,075	2,344,652

	Shares	Value
COMMON STOCKS (continued)
Chemicals (continued)
Tronox, Ltd., Class A (B)	140,700	$ 3,402,126

		23,207,053

Commercial Services & Supplies - 1.5%
HNI Corp. (B)	107,700	5,024,205
Knoll, Inc.	76,500	1,521,585
Pitney Bowes, Inc.	166,025	4,107,459
R.R. Donnelley & Sons Co. (B)	285,850	4,988,082

		15,641,331

Communications Equipment - 1.6%
ARRIS Group, Inc. (A)	136,275	4,090,976
CommScope Holding Co., Inc. (A)	170,550	3,673,647
F5 Networks, Inc., Class B (A)	48,745	5,994,660
KVH Industries, Inc. (A) (B)	296,100	3,825,612

		17,584,895

Construction & Engineering - 0.9%
Comfort Systems USA, Inc., Class A (B)	207,400	3,185,664
EMCOR Group, Inc. (B)	76,400	3,371,532
Granite Construction, Inc.	25,450	939,359
Quanta Services, Inc. (A)	56,775	1,934,892

		9,431,447

Construction Materials - 0.8%
Caesarstone Sdot-Yam, Ltd.	152,900	8,540,994

Consumer Finance - 0.6%
Discover Financial Services	107,470	6,854,437

Diversified Financial Services - 0.9%
Voya Financial, Inc.	245,550	9,637,837

Diversified Telecommunication Services - 1.7%
Level 3 Communications, Inc. (A)	387,440	18,174,810

Electric Utilities - 1.0%
Exelon Corp. (B)	163,675	5,988,868
Portland General Electric Co. (B)	126,631	4,610,635

		10,599,503

Electrical Equipment - 0.4%
Regal Beloit Corp.	60,200	4,272,394

Electronic Equipment, Instruments & Components - 2.1%
Control4 Corp. (A) (B)	292,000	4,528,920
Daktronics, Inc.	252,625	3,362,439
Orbotech, Ltd. (A)	335,300	5,378,212
Rofin-Sinar Technologies, Inc. (A) (B)	86,700	1,941,213
Universal Display Corp., Class A (A) (B)	126,800	3,966,304
Vishay Intertechnology, Inc. (B)	264,100	3,567,991

		22,745,079

Energy Equipment & Services - 1.4%
Helix Energy Solutions Group, Inc., Class A (A)	119,700	3,188,808
Precision Drilling Corp.	1,371,934	11,414,491

		14,603,299

Food Products - 1.6%
J&J Snack Foods Corp.	32,895	3,389,172
Pinnacle Foods, Inc.	134,425	4,543,565
Tyson Foods, Inc., Class A	237,765	9,593,818

		17,526,555

Gas Utilities - 1.3%
Atmos Energy Corp.	256,970	13,619,410

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small/Mid Cap Value

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Health Care Equipment & Supplies - 3.0%
AngioDynamics, Inc. (A) (B)	281,200	$ 4,780,400
Boston Scientific Corp. (A)	343,350	4,559,688
Cooper Cos., Inc.	19,800	3,245,220
Greatbatch, Inc. (A)	81,457	4,088,327
Hologic, Inc. (A)	319,525	8,368,360
Zimmer Holdings, Inc., Class A	60,105	6,686,080

		31,728,075

Health Care Providers & Services - 4.7%
AMN Healthcare Services, Inc. (A) (B)	174,600	2,994,390
HCA Holdings, Inc. (A)	175,370	12,284,668
Health Net, Inc. (A)	63,600	3,021,636
HealthSouth Corp.	99,800	4,024,934
Laboratory Corp. of America Holdings (A)	44,240	4,834,990
MEDNAX, Inc. (A)	84,750	5,290,943
PharMerica Corp. (A)	114,600	3,287,874
Universal Health Services, Inc., Class B	23,300	2,416,443
WellCare Health Plans, Inc. (A) (B)	54,300	3,685,341
WellPoint, Inc.	67,900	8,602,251

		50,443,470

Health Care Technology - 0.4%
Omnicell, Inc. (A)	122,700	3,964,437

Hotels, Restaurants & Leisure - 1.1%
Churchill Downs, Inc.	35,500	3,620,290
MGM Resorts International (A)	115,000	2,673,750
Royal Caribbean Cruises, Ltd., Class A	82,030	5,575,579

		11,869,619

Household Durables - 0.9%
Harman International Industries, Inc.	33,400	3,585,156
Helen of Troy, Ltd. (A)	45,900	2,838,915
La-Z-Boy, Inc.	132,400	3,026,664

		9,450,735

Household Products - 0.4%
Spectrum Brands Holdings, Inc., Class A	51,500	4,665,385

Independent Power and Renewable Electricity Producers - 0.4%
NRG Energy, Inc.	126,425	3,790,222

Insurance - 4.8%
Allied World Assurance Co. Holdings AG	142,175	5,402,650
Aspen Insurance Holdings, Ltd.	62,800	2,739,964
eHealth, Inc. (A) (B)	51,900	1,294,905
Hartford Financial Services Group, Inc.	201,275	7,966,464
HCC Insurance Holdings, Inc.	50,923	2,657,671
Lincoln National Corp.	170,280	9,324,533
Selective Insurance Group, Inc.	258,600	6,677,052
United Fire Group, Inc. (B)	273,843	8,894,421
Validus Holdings, Ltd.	57,100	2,271,438
XL Group PLC, Class A	129,150	4,375,602

		51,604,700

Internet & Catalog Retail - 0.2%
Nutrisystem, Inc.	147,100	2,477,164

Internet Software & Services - 1.2%
AOL, Inc. (A)	125,000	5,441,250
Blucora, Inc. (A) (B)	89,600	1,518,720
IAC/InterActiveCorp	56,400	3,817,716
TheStreet, Inc.	623,000	1,426,670

	Shares	Value
COMMON STOCKS (continued)
Internet Software & Services (continued)
XO Group, Inc. (A)	18,200	$ 231,686

		12,436,042

IT Services - 0.6%
Global Payments, Inc.	49,400	3,976,700
Sykes Enterprises, Inc. (A) (B)	125,000	2,692,500

		6,669,200

Life Sciences Tools & Services - 0.5%
Quintiles Transnational Holdings, Inc. (A)	97,185	5,689,210

Machinery - 5.7%
Allison Transmission Holdings, Inc., Class A	462,050	15,007,384
Altra Industrial Motion Corp. (B)	117,700	3,709,904
CIRCOR International, Inc.	20,200	1,518,030
Columbus McKinnon Corp.	67,600	1,923,220
Crane Co.	49,500	3,086,325
ITT Corp.	168,250	7,581,345
Mueller Industries, Inc. (B)	144,800	4,700,208
NN, Inc.	225,800	5,645,000
Oshkosh Corp.	43,200	1,933,632
Stanley Black & Decker, Inc.	67,680	6,337,555
Trinity Industries, Inc. (B)	176,090	6,288,174
Watts Water Technologies, Inc., Class A (B)	59,200	3,589,296

		61,320,073

Media - 1.5%
AMC Networks, Inc., Class A (A)	25,400	1,540,510
Gannett Co., Inc.	199,500	6,284,250
Starz, Class A (A)	283,475	8,759,377

		16,584,137

Metals & Mining - 2.5%
Alcoa, Inc.	718,500	12,042,060
Kaiser Aluminum Corp. (B)	43,000	2,990,650
Stillwater Mining Co. (A) (B)	333,875	4,383,779
U.S. Steel Corp.	192,950	7,725,718

		27,142,207

Multi-Utilities - 3.3%
Ameren Corp.	325,840	13,796,066
CMS Energy Corp.	155,875	5,092,436
DTE Energy Co.	105,365	8,656,788
NorthWestern Corp. (B)	143,700	7,593,108

		35,138,398

Multiline Retail - 0.2%
Macy’s, Inc.	39,450	2,280,999

Oil, Gas & Consumable Fuels - 3.4%
Cimarex Energy Co.	20,888	2,374,339
EnCana Corp.	365,960	6,817,835
Gulfport Energy Corp. (A)	55,200	2,769,936
Newfield Exploration Co. (A)	137,050	4,469,200
PBF Energy, Inc., Class A	247,950	6,464,056
VAALCO Energy, Inc. (A) (B)	303,300	2,250,486
Western Refining, Inc. (B)	63,900	2,913,201
Whiting Petroleum Corp. (A)	134,415	8,231,575

		36,290,628

Paper & Forest Products - 0.6%
Domtar Corp.	87,500	3,593,625
P.H. Glatfelter Co.	120,500	3,040,215

		6,633,840

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small/Mid Cap Value

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Pharmaceuticals - 0.6%
Mallinckrodt PLC (A) (B)	28,768	$ 2,651,834
Nektar Therapeutics (A) (B)	298,933	4,122,286

		6,774,120

Professional Services - 0.5%
Heidrick & Struggles International, Inc.	95,000	1,977,900
On Assignment, Inc. (A)	123,100	3,582,210

		5,560,110

Real Estate Investment Trusts - 8.9%
AvalonBay Communities, Inc.	43,880	6,838,259
BioMed Realty Trust, Inc., Class B, (B)	593,325	12,887,019
Brandywine Realty Trust	474,913	7,327,907
CBL & Associates Properties, Inc.	215,775	4,127,776
DiamondRock Hospitality Co.	412,500	5,919,375
DuPont Fabros Technology, Inc. (B)	340,400	10,542,188
Excel Trust, Inc.	443,792	5,769,296
Liberty Property Trust, Series C	502,375	17,467,579
National Retail Properties, Inc. (B)	117,100	4,463,852
Physicians Realty Trust (B)	218,400	3,350,256
Summit Hotel Properties, Inc. (B)	506,000	5,889,840
Sunstone Hotel Investors, Inc.	686,900	10,516,439

		95,099,786

Real Estate Management & Development - 1.2%
CBRE Group, Inc., Class A (A)	406,775	13,016,800

Road & Rail - 0.9%
AMERCO	16,600	4,500,592
Con-way, Inc.	116,660	5,059,544

		9,560,136

Semiconductors & Semiconductor Equipment - 5.5%
Brooks Automation, Inc., Class A (B)	343,900	4,240,287
Cohu, Inc.	156,600	1,597,320
Entegris, Inc. (A)	351,700	4,776,086
First Solar, Inc. (A) (B)	59,530	3,506,317
GSI Technology, Inc. (A) (B)	184,500	887,445
Integrated Device Technology, Inc. (A)	175,850	2,885,698
LAM Research Corp.	41,950	3,266,227
Micron Technology, Inc. (A)	200,775	6,643,645
MKS Instruments, Inc.	76,400	2,780,960
NXP Semiconductor NV (A)	73,164	5,023,440
RF Micro Devices, Inc. (A) (B)	325,300	4,232,153
Sigma Designs, Inc. (A)	357,500	1,426,425
Silicon Motion Technology Corp. ADR	287,600	6,818,996
Skyworks Solutions, Inc.	125,370	7,301,549
Xcerra Corp. (A)	426,100	3,617,589

		59,004,137

Software - 2.2%
AVG Technologies NV (A) (B)	12,200	218,624
Check Point Software Technologies, Ltd., Class A (A) (B)	86,135	6,395,524
Electronic Arts, Inc. (A)	205,295	8,410,936
TiVo, Inc. (A)	690,400	9,009,720

		24,034,804

Specialty Retail - 4.3%
Abercrombie & Fitch Co., Class A (B)	96,100	3,217,428
American Eagle Outfitters, Inc. (B)	1,028,800	13,240,655
ANN, Inc. (A)	72,101	2,767,957

	Shares	Value
COMMON STOCKS (continued)
Specialty Retail (continued)
Express, Inc. (A)	199,200	$ 2,982,024
Finish Line, Inc., Class A	141,000	3,732,270
Foot Locker, Inc.	213,095	11,935,451
Guess?, Inc.	106,800	2,367,756
Ross Stores, Inc.	70,795	5,714,573

		45,958,114

Technology Hardware, Storage & Peripherals - 1.1%
NetApp, Inc.	102,800	4,399,840
Western Digital Corp.	76,165	7,492,351

		11,892,191

Textiles, Apparel & Luxury Goods - 1.2%
Deckers Outdoor Corp. (A) (B)	78,450	6,861,237
Hanesbrands, Inc.	45,075	4,760,371
Steven Madden, Ltd., Class B (A) (B)	54,400	1,705,440

		13,327,048

Thrifts & Mortgage Finance - 1.9%
Berkshire Hills Bancorp, Inc.	152,331	3,927,093
Dime Community Bancshares, Inc. (B)	167,700	2,641,275
Oritani Financial Corp. (B)	97,500	1,440,075
Provident Financial Services, Inc.	148,200	2,701,686
TrustCo Bank Corp. (B)	243,000	1,773,900
United Financial Bancorp, Inc.	266,408	3,737,705
Washington Federal, Inc.	202,500	4,420,575

		20,642,309

Trading Companies & Distributors - 1.3%
AerCap Holdings NV (A)	99,325	4,304,746
GATX Corp.	153,976	9,762,078

		14,066,824

Total Common Stocks (Cost $899,380,492)		1,058,646,215

SECURITIES LENDING COLLATERAL - 8.9%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (C)	95,771,159	95,771,159

Total Securities Lending Collateral (Cost $95,771,159)		95,771,159

	Principal	Value
REPURCHASE AGREEMENT - 1.6%
State Street Bank & Trust Co. 0.01% (C), dated 10/31/2014, to be repurchased at $17,694,667 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 2.50%, due 10/20/2027, and with a value of $18,052,368.	$ 17,694,652	17,694,652

Total Repurchase Agreement (Cost $17,694,652)		17,694,652

Total Investments (Cost $1,012,846,303) (D)		1,172,112,026
Net Other Assets (Liabilities) - (9.2)%		(98,758,914)

Net Assets - 100.0%		$ 1,073,353,112

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Small/Mid Cap Value

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Common Stocks	$1,058,646,215	$—	$—	$1,058,646,215
Securities Lending Collateral	95,771,159	—	—	95,771,159
Repurchase Agreement	—	17,694,652	—	17,694,652

Total Investments	$1,154,417,374	$17,694,652	$—	$1,172,112,026

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	Non-income producing security.
(B)	All or a portion of this security is on loan. The value of all securities on loan is $93,290,186. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(C)	Rate shown reflects the yield at October 31, 2014.
(D)	Aggregate cost for federal income tax purposes is $1,014,064,079. Aggregate gross unrealized appreciation and depreciation for all securities is $177,187,905 and $19,139,958, respectively. Net unrealized appreciation for tax purposes is $158,047,947.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITION:

ADR	American Depositary Receipt

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Strategic High Income

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Principal	Value
CORPORATE DEBT SECURITIES - 37.5%
Aerospace & Defense - 2.5%
AAR Corp. 7.25%, 01/15/2022	$ 461,000	$ 500,185
Huntington Ingalls Industries, Inc. 7.13%, 03/15/2021	450,000	483,750

		983,935

Auto Components - 2.6%
Cooper Tire & Rubber Co. 8.00%, 12/15/2019	500,000	555,000
Goodyear Tire & Rubber Co. 8.25%, 08/15/2020	310,000	333,250
Titan International, Inc. 6.88%, 10/01/2020	131,000	118,227

		1,006,477

Chemicals - 1.1%
Huntsman International LLC 8.63%, 03/15/2021	400,000	436,000

Commercial Services & Supplies - 1.6%
Stena AB 7.00%, 02/01/2024, 144A	149,000	148,627
United Rentals North America, Inc. 8.25%, 02/01/2021	435,000	474,150

		622,777

Diversified Consumer Services - 1.1%
Service Corp., International
7.00%, 06/15/2017	335,000	365,988
7.63%, 10/01/2018	55,000	61,600

		427,588

Diversified Telecommunication Services - 1.2%
Frontier Communications Corp. 8.50%, 04/15/2020 (A)	385,000	443,713

Energy Equipment & Services - 1.3%
SEACOR Holdings, Inc. 7.38%, 10/01/2019	443,000	489,515

Food Products - 1.3%
Post Holdings, Inc. 7.38%, 02/15/2022 (A)	500,000	512,500

Gas Utilities - 1.1%
Suburban Propane Partners, LP/Suburban Energy Finance Corp. 7.38%, 03/15/2020 (A)	425,000	443,063

Health Care Providers & Services - 4.1%
CHS / Community Health Systems, Inc. 8.00%, 11/15/2019	403,000	435,240
HealthSouth Corp. 7.75%, 09/15/2022	585,000	625,219
Omnicare, Inc. 7.75%, 06/01/2020	513,000	546,345

		1,606,804

Hotels, Restaurants & Leisure - 1.1%
Viking Cruises, Ltd. 8.50%, 10/15/2022, 144A	400,000	433,000

Independent Power and Renewable Electricity Producers - 1.3%
NRG Energy, Inc. 7.63%, 01/15/2018	455,000	510,737

	Principal	Value
CORPORATE DEBT SECURITIES (continued)
Machinery - 2.8%
Manitowoc Co., Inc. 8.50%, 11/01/2020	$ 464,000	$ 502,280
Mueller Water Products, Inc. 8.75%, 09/01/2020	525,000	567,000

		1,069,280

Multiline Retail - 1.3%
Dillard’s, Inc.
7.75%, 05/15/2027	75,000	82,875
7.88%, 01/01/2023	350,000	402,500

		485,375

Oil, Gas & Consumable Fuels - 2.4%
Energy XXI Gulf Coast, Inc. 7.75%, 06/15/2019 (A)	30,000	27,000
Linn Energy LLC / Linn Energy Finance Corp. 8.63%, 04/15/2020	500,000	501,250
Stone Energy Corp. 7.50%, 11/15/2022	250,000	233,125
United Refining Co. 10.50%, 02/28/2018	140,000	149,100

		910,475

Paper & Forest Products - 2.2%
Cascades, Inc. 7.88%, 01/15/2020	290,000	303,050
Louisiana-Pacific Corp. 7.50%, 06/01/2020	518,000	554,260

		857,310

Professional Services - 0.2%
FTI Consulting, Inc. 6.75%, 10/01/2020	63,000	66,465

Real Estate Investment Trusts - 0.6%
Potlatch Corp. 7.50%, 11/01/2019	200,000	227,000

Real Estate Management & Development - 1.3%
Mobile Mini, Inc. 7.88%, 12/01/2020	480,000	517,200

Specialty Retail - 2.0%
L Brands, Inc. 7.00%, 05/01/2020	375,000	425,625
Rent-A-Center, Inc. 6.63%, 11/15/2020 (A)	375,000	361,875

		787,500

Textiles, Apparel & Luxury Goods - 3.0%
Hanesbrands, Inc. 6.38%, 12/15/2020	500,000	530,625
Levi Strauss & Co. 7.63%, 05/15/2020 (A)	600,000	636,750

		1,167,375

Wireless Telecommunication Services - 1.4%
T-Mobile USA, Inc. 6.63%, 11/15/2020	500,000	526,875

Total Corporate Debt Securities (Cost $14,830,409)		14,530,964

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Strategic High Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
PREFERRED STOCKS - 14.9%
Banks - 1.8%
Citigroup, Inc. Series J 7.13%	5,500	$ 148,830
First Republic Bank 7.00% (A)	16,000	431,680
TCF Financial Corp. Series B 6.45%	5,000	124,850

		705,360

Capital Markets - 1.3%
Morgan Stanley Series G 6.63%	20,000	509,600

Consumer Finance - 1.3%
Capital One Financial Corp. Series D 6.70%	20,000	502,800

Diversified Financial Services - 0.7%
KKR Financial Holdings LLC Series A 7.38% (A)	10,000	260,000

Diversified Telecommunication Services - 1.3%
Qwest Corp 7.00% (A)	19,000	488,870

Insurance - 5.3%
Allstate Corp. Series C 6.75%	13,000	350,870
Aspen Insurance Holdings, Ltd. 7.25%	3,000	79,410
Kemper Corp. 7.38%	19,484	508,532
Maiden Holdings North America, Ltd. 7.75%	15,600	404,664
Maiden Holdings, Ltd. Series A 8.25%	1,400	35,854
Montpelier RE Holdings, Ltd. Series A 8.88%	12,000	331,200
PartnerRe, Ltd. Series E 7.25%	12,000	328,560

		2,039,090

Real Estate Investment Trusts - 3.2%
Corporate Office Properties Trust Series L 7.38%	15,250	396,653
Digital Realty Trust, Inc. Series H 7.38%	13,000	347,230
DuPont Fabros Technology, Inc. Series A 7.88%	10,000	256,000

	Shares	Value
PREFERRED STOCKS (continued)
Real Estate Investment Trusts (continued)
DuPont Fabros Technology, Inc. (continued) Series B 7.63%	10,000	$ 254,900

		1,254,783

Total Preferred Stocks (Cost $5,666,346)		5,760,503

COMMON STOCKS - 45.6%
Airlines - 0.7%
Copa Holdings SA, Class A (A)	2,300	268,916

Automobiles - 1.0%
Ford Motor Co. (A)	28,600	402,974

Banks - 1.1%
First Republic Bank, Class A (A)	3,050	155,337
SunTrust Banks, Inc. (A)	7,400	289,636

		444,973

Chemicals - 0.7%
LyondellBasell Industries NV, Class A (A)	3,075	281,762

Communications Equipment - 1.0%
QUALCOMM, Inc.	4,900	384,699

Consumer Finance - 1.3%
Capital One Financial Corp.	5,900	488,343

Diversified Consumer Services - 0.8%
H&R Block, Inc.	9,025	291,598

Diversified Financial Services - 1.2%
JPMorgan Chase & Co.	7,450	450,576

Diversified Telecommunication Services - 3.2%
AT&T, Inc. (A)	10,675	371,917
Verizon Communications, Inc.	9,625	483,656
Windstream Holdings, Inc.	37,200	389,856

		1,245,429

Electric Utilities - 0.9%
PPL Corp. (A)	10,000	349,900

Electrical Equipment - 0.8%
Eaton Corp. PLC (A)	4,500	307,755

Food & Staples Retailing - 1.0%
Sysco Corp.	10,200	393,108

Food Products - 1.4%
Kellogg Co.	3,675	235,053
Kraft Foods Group, Inc.	5,525	311,334

		546,387

Health Care Equipment & Supplies - 1.0%
Medtronic, Inc. (A)	5,600	381,696

Household Durables - 1.4%
Whirlpool Corp. (A)	3,075	529,054

Insurance - 3.1%
Assured Guaranty, Ltd. (A)	15,075	347,931
MetLife, Inc.	9,025	489,516
Prudential Financial, Inc.	4,125	365,227

		1,202,674

IT Services - 0.6%
DST Systems, Inc.	2,600	250,510

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Strategic High Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Multi-Utilities - 1.1%
National Grid PLC, ADR (A)	6,000	$ 446,340

Multiline Retail - 1.7%
Macy’s, Inc. (A)	6,100	352,702
Target Corp. (A)	5,275	326,100

		678,802

Oil, Gas & Consumable Fuels - 6.4%
Chevron Corp. (A)	2,575	308,871
ConocoPhillips (A)	4,425	319,264
Eni SpA, ADR	8,500	361,250
Occidental Petroleum Corp. (A)	5,000	444,650
PBF Energy, Inc., Class A (A)	11,075	288,725
Royal Dutch Shell PLC, Class B, ADR (A)	5,800	433,086
Valero Energy Corp.	6,300	315,567

		2,471,413

Pharmaceuticals - 4.3%
AstraZeneca PLC, ADR (A)	5,175	377,464
Eli Lilly & Co. (A)	4,975	329,992
Johnson & Johnson (A)	3,725	401,480
Novartis AG, ADR	2,875	266,484
Pfizer, Inc. (A)	9,725	291,264

		1,666,684

Real Estate Investment Trusts - 1.4%
Annaly Capital Management, Inc.	48,150	549,392

Semiconductors & Semiconductor Equipment - 2.0%
Intel Corp. (A)	8,200	278,882
Maxim Integrated Products, Inc., Class A (A)	8,250	242,055
Xilinx, Inc. (A)	5,525	245,752

		766,689

Software - 1.9%
CA, Inc. (A)	10,325	300,044
Microsoft Corp. (A)	9,100	427,245

		727,289

Specialty Retail - 0.9%
Best Buy Co., Inc.	10,450	356,763

Technology Hardware, Storage & Peripherals - 3.1%
Apple, Inc.	4,925	531,900
Seagate Technology PLC (A)	5,700	358,131

	Shares	Value
COMMON STOCKS (continued)
Technology Hardware, Storage & Peripherals (continued)
Western Digital Corp.	3,150	$ 309,865

		1,199,896

COMMON STOCKS (continued)
Thrifts & Mortgage Finance - 0.9%
New York Community Bancorp, Inc. (A)	21,500	342,925

Wireless Telecommunication Services - 0.7%
Vodafone Group PLC, ADR	7,675	254,964

Total Common Stocks (Cost $17,212,638)		17,681,511

INVESTMENT COMPANY - 0.9%
Capital Markets - 0.9%
Cushing Renaissance Fund	13,475	345,634

Total Investment Company (Cost $356,669)		345,634

SECURITIES LENDING COLLATERAL - 24.8%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (B)	9,633,194	9,633,194

Total Securities Lending Collateral (Cost $9,633,194)		9,633,194

	Principal	Value
REPURCHASE AGREEMENT - 1.7%
State Street Bank & Trust Co. 0.01% (B), dated 10/31/2014, to be repurchased at $672,918 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.00%, due 07/25/2037, and with a value of $689,322.	$ 672,918	672,918

Total Repurchase Agreement (Cost $672,918)		672,918

Total Investments (Cost $48,372,174) (C)		48,624,724
Net Other Assets (Liabilities) - (25.4)%		(9,837,061)

Net Assets - 100.0%		$ 38,787,663

SECURITY VALUATION:

Valuation Inputs (D)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Corporate Debt Securities	$—	$14,530,964	$—	$14,530,964
Preferred Stocks	5,257,703	502,800	—	5,760,503
Common Stocks	17,681,511	—	—	17,681,511
Investment Company	345,634	—	—	345,634
Securities Lending Collateral	9,633,194	—	—	9,633,194
Repurchase Agreement	—	672,918	—	672,918

Total Investments	$32,918,042	$15,706,682	$—	$48,624,724

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Strategic High Income

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $9,420,557. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Rate shown reflects the yield at October 31, 2014.
(C)	Aggregate cost for federal income tax purposes is $48,374,499. Aggregate gross unrealized appreciation and depreciation for all securities is $1,003,335 and $753,110, respectively. Net unrealized appreciation for tax purposes is $250,225.
(D)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

DEFINITIONS:

144A	144A securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At October 31, 2014, these securities aggregated $581,627, or 1.50% of the Fund’s net assets.
ADR	American Depositary Receipt

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Tactical Allocation

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
INVESTMENT COMPANIES - 101.8%
Capital Markets - 81.3%
iShares Floating Rate Bond ETF	12,612	$ 639,555
iShares MSCI ACWI ETF (A)	72,462	4,319,460
SPDR Barclays Short Term High Yield Bond ETF	64,137	1,920,903
Vanguard REIT ETF	10,969	866,441
Vanguard Short-Term Bond ETF	7,955	638,866
Vanguard Total Bond Market ETF	23,247	1,914,623

		10,299,848

Growth - Large Cap - 6.8%
Vanguard Growth ETF	8,449	867,374

Growth - Small Cap - 6.9%
Vanguard Small-Cap ETF	7,512	868,612

Value - Large Cap - 6.8%
Vanguard Value ETF	10,456	864,293

Total Investment Companies (Cost $12,794,732)		12,900,127

	Shares	Value
SECURITIES LENDING COLLATERAL - 4.3%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (B)	542,978	$ 542,978

Total Securities Lending Collateral (Cost $542,978)		542,978

	Principal	Value
REPURCHASE AGREEMENT - 47.1%
State Street Bank & Trust Co. 0.01% (B), dated 10/31/2014, to be repurchased at $5,964,094 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 2.00%, due 11/01/2027, and with a value of $6,083,497.	$ 5,964,089	5,964,089

Total Repurchase Agreement (Cost $5,964,089)		5,964,089

Total Investments (Cost $19,301,799) (C)		19,407,194
Net Other Assets (Liabilities) - (53.2)%		(6,739,677)

Net Assets - 100.0%		$ 12,667,517

SECURITY VALUATION:

Valuation Inputs (D)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Investment Companies	$12,900,127	$—	$—	$12,900,127
Securities Lending Collateral	542,978	—	—	542,978
Repurchase Agreement	—	5,964,089	—	5,964,089

Total Investments	$13,443,105	$5,964,089	$—	$19,407,194

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $531,344. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Rate shown reflects the yield at October 31, 2014.
(C)	Aggregate cost for federal income tax purposes is $19,491,112. Aggregate gross unrealized appreciation and depreciation for all securities is $125,618 and $209,536, respectively. Net unrealized depreciation for tax purposes is $83,918.
(D)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Tactical Income

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
INVESTMENT COMPANIES - 99.4%
Capital Markets - 69.2%
iShares Floating Rate Bond ETF (A)	300,343	$ 15,230,394
iShares iBoxx $ High Yield Corporate Bond ETF (A)	785,885	72,717,939
iShares iBoxx $ Investment Grade Corporate Bond ETF (A)	391,905	46,769,943
SPDR Barclays High Yield Bond ETF (A)	4,885,890	197,194,520
SPDR Barclays Short Term High Yield Bond ETF (A)	5,837,287	174,826,746
Vanguard Total Bond Market ETF (A)	1,427,298	117,552,263

		624,291,805

Growth - Large Cap - 21.2%
Vanguard Growth ETF (A)	1,856,005	190,537,473

Value - Large Cap - 9.0%
Vanguard Value ETF (A)	984,317	81,363,643

Total Investment Companies (Cost $885,779,465)		896,192,921

	Shares	Value
SECURITIES LENDING COLLATERAL - 22.7%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (B)	204,977,679	$ 204,977,679

Total Securities Lending Collateral (Cost $204,977,679)		204,977,679

	Principal	Value
REPURCHASE AGREEMENT - 0.5%
State Street Bank & Trust Co. 0.01% (B), dated 10/31/2014, to be repurchased at $4,659,168 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 3.50%, due 01/01/2032, and with a value of $4,754,251.	$ 4,659,164	4,659,164

Total Repurchase Agreement (Cost $4,659,164)		4,659,164

Total Investments (Cost $1,095,416,308) (C)		1,105,829,764
Net Other Assets (Liabilities) - (22.6)%		(203,636,563)

Net Assets - 100.0%		$ 902,193,201

SECURITY VALUATION:

Valuation Inputs (D)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Investment Companies	$896,192,921	$—	$—	$896,192,921
Securities Lending Collateral	204,977,679	—	—	204,977,679
Repurchase Agreement	—	4,659,164	—	4,659,164

Total Investments	$1,101,170,600	$4,659,164	$—	$1,105,829,764

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $200,595,760. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Rate shown reflects the yield at October 31, 2014.
(C)	Aggregate cost for federal income tax purposes is $1,098,380,305. Aggregate gross unrealized appreciation and depreciation for all securities is $9,980,169 and $2,530,710, respectively. Net unrealized appreciation for tax purposes is $7,449,459.
(D)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica Tactical Rotation

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
INVESTMENT COMPANIES - 99.9%
Capital Markets - 94.6%
Consumer Discretionary Select Sector SPDR Fund (A)	17,814	$ 1,213,133
Consumer Staples Select Sector SPDR Fund (A)	25,872	1,208,481
Financial Select Sector SPDR Fund (A)	51,037	1,216,722
Health Care Select Sector SPDR Fund	18,201	1,224,381
Industrial Select Sector SPDR Fund (A)	21,897	1,209,152
iShares Floating Rate Bond ETF	44,581	2,260,703
iShares MSCI ACWI ETF (A)	107,809	6,426,495
iShares MSCI China ETF (A)	20,804	1,023,765
iShares MSCI Hong Kong ETF (A)	47,349	1,023,212
iShares MSCI Taiwan ETF (A)	38,209	600,645
Materials Select Sector SPDR Fund	12,686	614,002
Technology Select Sector SPDR Fund (A)	30,044	1,217,984
Utilities Select Sector SPDR Fund (A)	26,685	1,213,367
Vanguard Telecommunication Services ETF (A)	13,554	1,207,933

		21,659,975

Growth - Small Cap - 5.3%
Vanguard Small-Cap ETF	10,543	1,219,087

Total Investment Companies (Cost $21,903,748)		22,879,062

	Shares	Value
SECURITIES LENDING COLLATERAL - 23.3%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (B)	5,333,015	$ 5,333,015

Total Securities Lending Collateral (Cost $5,333,015)		5,333,015

	Principal	Value
REPURCHASE AGREEMENT - 0.4%
State Street Bank & Trust Co. 0.01% (B), dated 10/31/2014, to be repurchased at $86,538 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 2.50%, due 11/01/2027, and with a value of $88,982.	$ 86,538	86,538

Total Repurchase Agreement (Cost $86,538)		86,538

Total Investments (Cost $27,323,301) (C)		28,298,615
Net Other Assets (Liabilities) - (23.6)%		(5,396,743)

Net Assets - 100.0%		$ 22,901,872

SECURITY VALUATION:

Valuation Inputs (D)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Investment Companies	$22,879,062	$—	$—	$22,879,062
Securities Lending Collateral	5,333,015	—	—	5,333,015
Repurchase Agreement	—	86,538	—	86,538

Total Investments	$28,212,077	$86,538	$—	$28,298,615

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $5,212,377. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Rate shown reflects the yield at October 31, 2014.
(C)	Aggregate cost for federal income tax purposes is $27,811,820. Aggregate gross unrealized appreciation and depreciation for all securities is $488,875 and $2,080, respectively. Net unrealized appreciation for tax purposes is $486,795.
(D)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica US Growth

(formerly, Transamerica Diversified Equity)

SCHEDULE OF INVESTMENTS

At October 31, 2014

	Shares	Value
COMMON STOCKS - 99.8%
Aerospace & Defense - 1.9%
TransDigm Group, Inc. (A)	43,450	$ 8,126,454
United Technologies Corp.	135,609	14,510,163

		22,636,617

Airlines - 0.5%
United Continental Holdings, Inc. (B)	121,560	6,419,584

Beverages - 1.7%
Monster Beverage Corp. (B)	203,436	20,522,624

Biotechnology - 6.1%
Celgene Corp. (B)	126,090	13,502,978
Gilead Sciences, Inc. (B)	246,220	27,576,640
Incyte Corp. (A) (B)	112,030	7,512,732
Regeneron Pharmaceuticals, Inc., Class A (B)	29,910	11,776,165
Vertex Pharmaceuticals, Inc. (B)	112,700	12,694,528

		73,063,043

Capital Markets - 1.6%
Ameriprise Financial, Inc.	156,830	19,787,241

Chemicals - 2.3%
Dow Chemical Co.	311,950	15,410,330
Eastman Chemical Co.	154,990	12,520,092

		27,930,422

Communications Equipment - 2.4%
Cisco Systems, Inc.	382,520	9,360,265
QUALCOMM, Inc.	256,926	20,171,260

		29,531,525

Containers & Packaging - 1.1%
Crown Holdings, Inc. (B)	279,390	13,391,163

Electrical Equipment - 0.8%
Eaton Corp. PLC	134,380	9,190,248

Energy Equipment & Services - 1.8%
Halliburton Co.	386,380	21,304,993

Food & Staples Retailing - 4.8%
Costco Wholesale Corp.	164,199	21,899,221
CVS Health Corp.	218,512	18,750,515
Walgreen Co.	261,120	16,769,126

		57,418,862

Food Products - 1.2%
Mondelez International, Inc., Class A	423,348	14,927,251

Health Care Equipment & Supplies - 0.7%
Zimmer Holdings, Inc., Class A	78,323	8,712,651

Health Care Providers & Services - 3.2%
Aetna, Inc.	105,740	8,724,607
Envision Healthcare Holdings, Inc. (B)	178,010	6,221,450
McKesson Corp.	71,630	14,570,258
UnitedHealth Group, Inc.	96,520	9,170,365

		38,686,680

Health Care Technology - 1.1%
Cerner Corp. (B)	209,520	13,270,997

Hotels, Restaurants & Leisure - 1.5%
Starbucks Corp.	240,540	18,175,202

Household Products - 1.3%
Colgate-Palmolive Co.	242,220	16,199,674

	Shares	Value
COMMON STOCKS (continued)
Insurance - 1.7%
Aon PLC	117,460	$ 10,101,560
Prudential Financial, Inc.	120,460	10,665,528

		20,767,088

Internet & Catalog Retail - 3.1%
Amazon.com, Inc. (B)	51,140	15,621,225
Priceline Group, Inc. (B)	18,106	21,839,638

		37,460,863

Internet Software & Services - 6.4%
Akamai Technologies, Inc. (B)	192,370	11,599,911
Facebook, Inc., Class A (B)	269,153	20,183,783
Google, Inc., Class A (B)	39,432	22,392,250
Google, Inc., Class C (B)	41,408	23,150,385

		77,326,329

IT Services - 6.8%
Accenture PLC, Class A	173,690	14,089,733
Automatic Data Processing, Inc.	192,620	15,752,464
Cognizant Technology Solutions Corp., Class A (B)	249,710	12,198,333
Genpact, Ltd. (B)	554,210	9,726,386
Jack Henry & Associates, Inc.	168,620	10,086,848
Mastercard, Inc., Class A	239,360	20,046,400

		81,900,164

Machinery - 2.2%
Dover Corp.	122,691	9,746,573
Illinois Tool Works, Inc., Class A	182,775	16,641,664

		26,388,237

Media - 3.5%
DIRECTV (B)	187,789	16,298,207
Time Warner, Inc.	116,650	9,270,175
Twenty-First Century Fox, Inc., Class A	473,170	16,314,902

		41,883,284

Metals & Mining - 0.4%
Reliance Steel & Aluminum Co.	66,980	4,519,810

Multiline Retail - 1.5%
Dollar Tree, Inc. (B)	304,920	18,469,004

Oil, Gas & Consumable Fuels - 2.5%
Anadarko Petroleum Corp., Class A	179,540	16,478,181
EOG Resources, Inc.	144,060	13,692,903

		30,171,084

Personal Products - 2.1%
Coty, Inc., Class A (A) (B)	577,940	9,593,804
Estee Lauder Cos., Inc., Class A	214,490	16,125,358

		25,719,162

Pharmaceuticals - 4.9%
Actavis PLC (B)	59,350	14,406,619
Bristol-Myers Squibb Co.	454,770	26,463,066
Merck & Co., Inc.	169,300	9,809,242
Salix Pharmaceuticals, Ltd. (A) (B)	61,946	8,910,932

		59,589,859

Professional Services - 2.4%
Equifax, Inc.	134,700	10,202,178
Nielsen NV	243,610	10,350,989

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica US Growth

(formerly, Transamerica Diversified Equity)

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

	Shares	Value
COMMON STOCKS (continued)
Professional Services (continued)
Verisk Analytics, Inc., Class A (B)	141,720	$ 8,836,242

		29,389,409

Road & Rail - 2.4%
Hertz Global Holdings, Inc. (B)	435,170	9,538,926
JB Hunt Transport Services, Inc. (A)	137,960	11,005,069
Norfolk Southern Corp.	79,820	8,831,285

		29,375,280

Semiconductors & Semiconductor Equipment - 1.4%
Intel Corp.	284,310	9,669,383
SunPower Corp., Class A (A) (B)	213,700	6,804,208

		16,473,591

Software - 7.5%
Activision Blizzard, Inc.	505,980	10,094,301
Intuit, Inc.	216,437	19,048,620
Microsoft Corp.	866,626	40,688,091
salesforce.com, Inc. (A) (B)	210,410	13,464,136
Solera Holdings, Inc.	145,730	7,570,673

		90,865,821

Specialty Retail - 5.9%
Advance Auto Parts, Inc.	99,170	14,574,023
Lowe’s Cos., Inc.	381,966	21,848,455
Ross Stores, Inc.	197,390	15,933,321
TJX Cos., Inc.	291,930	18,485,008

		70,840,807

Technology Hardware, Storage & Peripherals - 6.9%
Apple, Inc.	744,544	80,410,752
Western Digital Corp.	27,427	2,697,994

		83,108,746

	Shares	Value
COMMON STOCKS (continued)
Textiles, Apparel & Luxury Goods - 2.4%
PVH Corp.	133,870	$ 15,308,035
Ralph Lauren Corp.	86,030	14,181,185

		29,489,220

Tobacco - 1.8%
Altria Group, Inc.	441,580	21,345,977

Total Common Stocks (Cost $1,063,791,256)		1,206,252,512

SECURITIES LENDING COLLATERAL - 3.1%
State Street Navigator Securities Lending Trust - Prime Portfolio 0.16% (C)	37,764,538	37,764,538

Total Securities Lending Collateral (Cost $37,764,538)		37,764,538

	Principal	Value
REPURCHASE AGREEMENT - 0.4%
State Street Bank & Trust Co. 0.01% (C), dated 10/31/2014, to be repurchased at $4,741,576 on 11/03/2014. Collateralized by a U.S. Government Agency Obligation, 2.50%, due 11/01/2027, and with a value of $4,837,361.	$ 4,741,573	4,741,573

Total Repurchase Agreement (Cost $4,741,573)		4,741,573

Total Investments (Cost $1,106,297,367) (D)		1,248,758,623
Net Other Assets (Liabilities) - (3.3)%		(39,563,835)

Net Assets - 100.0%		$ 1,209,194,788

SECURITY VALUATION:

Valuation Inputs (E)

	Level 1 Quoted Prices	Level 2 Other Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Value at October 31, 2014
ASSETS
Investments
Common Stocks	$1,206,252,512	$—	$—	$1,206,252,512
Securities Lending Collateral	37,764,538	—	—	37,764,538
Repurchase Agreement	—	4,741,573	—	4,741,573

Total Investments	$1,244,017,050	$4,741,573	$—	$1,248,758,623

FOOTNOTES TO SCHEDULE OF INVESTMENTS:

(A)	All or a portion of this security is on loan. The value of all securities on loan is $36,962,840. The amount of securities on loan indicated may not correspond with the securities on loan identified because securities with pending sales are in the process of recall from the brokers.
(B)	Non-income producing security.
(C)	Rate shown reflects the yield at October 31, 2014.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

Transamerica US Growth

(formerly, Transamerica Diversified Equity)

SCHEDULE OF INVESTMENTS (continued)

At October 31, 2014

FOOTNOTES TO SCHEDULE OF INVESTMENTS (continued):

(D)	Aggregate cost for federal income tax purposes is $1,106,794,083. Aggregate gross unrealized appreciation and depreciation for all securities is $175,193,331 and $33,228,791, respectively. Net unrealized appreciation for tax purposes is $141,964,540.
(E)	The Fund recognizes transfers between Levels at the end of the reporting period. There were no transfers between Level 1, 2 and 3 during the period ended October 31, 2014. See the Notes to Financial Statements for more information regarding security valuation and pricing inputs.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF ASSETS AND LIABILITIES

At October 31, 2014

	Transamerica Capital Growth	Transamerica Concentrated Growth (A)	Transamerica Dividend Focused	Transamerica Emerging Markets Debt	Transamerica Emerging Markets Equity
Assets:
Investments, at value	$1,187,357,029	$434,644,150	$1,482,716,326	$653,788,007	$245,622,934
Repurchase agreements, at value	132,217,511	2,858,855	63,523,727	9,364,202	5,287,447
Cash on deposit with broker	—	—	—	228,000	—
Foreign currency, at value	—	—	—	1,228,790	148,716
Cash	—	—	247,021	—	—
Unrealized appreciation on forward foreign currency contracts	—	—	—	944,260	—
Receivables:
Shares of beneficial interest sold	779,726	97,119	174,404	1,875,737	614,790
Investments sold	3,404,510	8,701,974	—	18,762,536	—
Interest	37	1	18	9,658,411	1
Dividends	31,867	258,146	1,980,328	1,925	315,748
Dividend reclaims	160,381	27,501	—	—	13,113
Net income from securities lending	20,761	11,481	14,410	19,440	3,730
Variation margin receivable on derivative financial instruments	—	—	—	27,986	—
Prepaid expenses	3,122	7,656	5,198	3,964	1,025
Total assets	1,323,974,944	446,606,883	1,548,661,432	695,903,258	252,007,504

Liabilities:
Cash deposit due to broker	260,000	—	—	—	—
Accounts payable and accrued liabilities:
Shares of beneficial interest redeemed	572,305	47,918	204,987	682,957	49,598
Investments purchased	75,339,716	—	—	16,839,036	—
When-issued securities purchased	—	—	—	3,381,568	—
Management and advisory fees	661,730	206,348	766,471	295,999	194,985
Distribution and service fees	70,740	312	15,894	39,318	1,511
Administration fees	22,522	7,583	30,344	12,466	5,131
Transfer agent fees	51,901	4,458	10,985	80,898	1,975
Trustees fees	72	24	97	39	17
Audit and tax fees	18,829	16,794	19,093	25,839	18,077
Custody fees	—	428	982	8,476	33,258
Legal fees	10,107	2,516	12,316	6,565	2,328
Printing and shareholder reports fees	16,051	960	15,226	23,480	4,720
Foreign capital gains tax	—	—	—	556,034	35,828
Registration fees	23,313	20,705	27,429	5,454	11,368
Other	1,562	273	2,081	1,114	457
Collateral for securities on loan	67,859,738	72,458,026	70,447,920	81,169,789	5,924,000
Unrealized depreciation on forward foreign currency contracts	—	—	—	307,976	—
Total liabilities	144,908,586	72,766,345	71,553,825	103,437,008	6,283,253
Net assets	$1,179,066,358	$373,840,538	$1,477,107,607	$592,466,250	$245,724,251

Net assets consist of:
Paid-in capital	$803,663,768	$356,580,394	$1,179,611,627	$624,995,736	$239,013,986
Undistributed (distributions in excess of) net investment income (loss)	(2,724,226)	716,412	1,836,793	1,196,143	2,971,376
Accumulated net realized gain (loss)	41,303,000	750,218	49,173,710	(27,050,301)	(7,459,518)
Net unrealized appreciation (depreciation) on:
Investments	336,823,816	15,793,514	246,485,477	(7,025,611)	11,206,123
Futures contracts	—	—	—	(103,211)	—
Translation of assets and liabilities denominated in foreign currencies	—	—	—	453,494	(7,716)
Net assets	$1,179,066,358	$373,840,538	$1,477,107,607	$592,466,250	$245,724,251
Net assets by class:
Class A	$124,413,617	$444,137	$63,638,989	$81,683,999	$1,494,878
Class B	4,931,674	—	—	—	—
Class C	50,878,755	274,048	4,418,900	27,202,166	1,423,791
Class I	161,858,230	19,642,417	6,310,925	340,067,582	1,147,233
Class I2	836,984,082	353,479,936	1,402,738,793	143,512,503	241,658,349
Shares outstanding (unlimited shares, no par value):
Class A	5,098,136	27,384	4,765,548	7,596,840	145,888
Class B	226,680	—	—	—	—
Class C	2,329,284	16,981	331,846	2,537,175	140,429
Class I	6,493,817	1,220,685	472,690	31,543,248	111,430
Class I2	49,571,292	21,732,620	105,006,848	13,317,204	23,457,476
Net asset value per share:
Class A	$24.40	$16.22	$13.35	$10.75	$10.25
Class B	21.76	—	—	—	—
Class C	21.84	16.14	13.32	10.72	10.14
Class I	24.92	16.09	13.35	10.78	10.30
Class I2	16.88	16.26	13.36	10.78	10.30
Maximum offering price per share: (B)
Class A	$25.82	$17.16	$14.13	$11.29	$10.85

Investments, at cost	$850,533,213	$418,850,636	$1,236,230,849	$660,257,584	$234,380,983
Repurchase agreements, at cost	$132,217,511	$2,858,855	$63,523,727	$9,364,202	$5,287,447
Foreign currency, at cost	$—	$—	$—	$1,315,472	$151,101
Securities loaned, at value	$66,414,450	$70,942,668	$68,883,946	$79,080,629	$5,747,061

(A)	Formerly, The Torray Resolute Fund.

(B)	Includes the maximum selling commission (represented as a percentage of offering price) which is reduced on certain levels of sales as set forth in the prospectus. Net asset value per share for Classes B, C, I and I2 shares represents offering price. The redemption price for Classes B and C shares equals net asset value less any applicable contingent deferred sales charge.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF ASSETS AND LIABILITIES (continued)

At October 31, 2014

	Transamerica Enhanced Muni	Transamerica Flexible Income	Transamerica Floating Rate	Transamerica Global Bond	Transamerica Global Equity (A)
Assets:
Investments, at value	$63,073,492	$773,586,342	$216,071,773	$215,752,500	$295,382,318
Repurchase agreements, at value	18,801,287	7,244,488	27,027,546	14,910,895	2,343,922
Foreign currency, at value	—	6,375	—	10,201,480	55,130
Cash	—	2,197,285	101,276	—	—
Unrealized appreciation on forward foreign currency contracts	—	—	—	549,007	—
Unrealized appreciation on unfunded commitments	—	—	2,302	—	—
Receivables:
Shares of beneficial interest sold	1,578,727	436,764	17,129	—	466,831
Investments sold	1,045,067	2,177,729	1,673,242	—	4,358,562
When-issued securities sold	49,713	—	—	—	—
Interest	626,989	7,239,931	609,571	2,858,996	1
Dividends	—	65,456	—	273	241,823
Dividend reclaims	—	—	—	—	6,049
Net income from securities lending	—	8,046	1,048	168	—
12b-1 waiver	4,653	—	—	—	—
Prepaid expenses	67	1,337	—	—	1,018
Total assets	85,179,995	792,963,753	245,503,887	244,273,319	302,855,654

Liabilities:
Due to custodian	12,837,198	—	—	—	—
Accounts payable and accrued liabilities:
Shares of beneficial interest redeemed	102,768	627,039	—	—	3,784,293
Investments purchased	1,845,737	30,656,010	27,143,628	3,292,220	214,033
When-issued securities purchased	2,403,296	—	—	—	—
Management and advisory fees	8,437	265,803	64,679	120,432	166,861
Distribution and service fees	14,735	77,125	2,496	281	79,231
Administration fees	1,285	15,485	4,253	5,143	4,328
Transfer agent fees	3,727	27,499	1,546	1,603	29,352
Trustees fees	3	49	13	16	20
Audit and tax fees	19,317	20,756	18,903	18,327	16,432
Custody fees	—	—	—	10,140	—
Legal fees	299	5,839	2,210	2,327	—
Printing and shareholder reports fees	828	8,156	836	1,547	11,930
Distribution payable	—	—	50,546	—	—
Foreign capital gains tax	—	—	—	2,130	—
Registration fees	1,125	22,237	6,820	16,061	8,508
Other	44	987	295	91	471
Collateral for securities on loan	—	31,871,120	2,010,000	—	—
Unrealized depreciation on forward foreign currency contracts	—	—	—	1,118,654	—
Total liabilities	17,238,799	63,598,105	29,306,225	4,588,972	4,315,459
Net assets	$67,941,196	$729,365,648	$216,197,662	$239,684,347	$298,540,195

Net assets consist of:
Paid-in capital	$65,490,211	$782,126,480	$217,947,051	$250,199,593	$365,479,541
Undistributed (distributions in excess of) net investment income (loss)	2,746	91,229	(5,037)	80,654	(1,342,869)
Accumulated net realized gain (loss)	1,020,734	(73,311,798)	311,259	(822,219)	(60,306,050)
Net unrealized appreciation (depreciation) on:
Investments	1,427,505	20,466,510	(2,057,913)	(8,996,265)	(5,285,808)
Unfunded commitments	—	—	2,302	—	—
Translation of assets and liabilities denominated in foreign currencies	—	(6,773)	—	(777,416)	(4,619)
Net assets	$67,941,196	$729,365,648	$216,197,662	$239,684,347	$298,540,195
Net assets by class:
Class A	$35,973,817	$73,829,293	$632,605	$299,995	$56,663,180
Class B	—	3,643,768	—	—	6,459,496
Class C	9,959,700	68,628,516	1,672,385	253,908	74,772,403
Class I	22,007,679	42,545,051	411,559	323,404	33,329,203
Class I2	—	540,719,020	213,481,113	238,807,040	127,315,913
Shares outstanding (unlimited shares, no par value):
Class A	3,224,663	7,803,863	63,769	30,487	5,115,894
Class B	—	384,979	—	—	587,102
Class C	894,210	7,300,581	168,560	25,853	6,805,314
Class I	1,964,757	4,491,689	41,488	32,851	3,013,055
Class I2	—	57,062,391	21,523,525	24,248,913	11,510,053
Net asset value per share:
Class A	$11.16	$9.46	$9.92	$9.84	$11.08
Class B	—	9.46	—	—	11.00
Class C	11.14	9.40	9.92	9.82	10.99
Class I	11.20	9.47	9.92	9.84	11.06
Class I2	—	9.48	9.92	9.85	11.06
Maximum offering price per share: (B)
Class A	$11.53	$9.93	$10.41	$10.33	$11.72

Investments, at cost	$61,645,987	$753,119,832	$218,129,686	$224,746,635	$300,668,126
Repurchase agreements, at cost	$18,801,287	$7,244,488	$27,027,546	$14,910,895	$2,343,922
Foreign currency, at cost	$—	$6,598	$—	$10,318,237	$55,517
Securities loaned, at value	$—	$31,211,453	$1,960,494	$—	$—

(A)	Formerly, Transamerica Multi-Manager International Portfolio.

(B)	Includes the maximum selling commission (represented as a percentage of offering price) which is reduced on certain levels of sales as set forth in the prospectus. Net asset value per share for Classes B, C, I and I2 shares represents offering price. The redemption price for Classes B and C shares equals net asset value less any applicable contingent deferred sales charge.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF ASSETS AND LIABILITIES (continued)

At October 31, 2014

	Transamerica Growth Opportunities	Transamerica High Yield Bond	Transamerica High Yield Muni	Transamerica Income & Growth	Transamerica Inflation Opportunities
Assets:
Investments, at value	$862,917,400	$1,423,403,815	$11,254,477	$1,010,982,545	$247,766,586
Repurchase agreements, at value	77,799,299	38,791,507	76,879	18,801,287	6,183,732
Foreign currency, at value	—	—	—	1,546	1,526
Cash	—	5,339	135,433	—	—
Unrealized appreciation on forward foreign currency contracts	—	—	—	—	304,562
Receivables:
Shares of beneficial interest sold	48,763	3,892,910	81,756	2,124,569	67,638
Investments sold	2,469,343	909,392	397,174	—	221,635
Interest	22	19,466,160	131,632	5	869,294
Dividends	—	212,305	2,624	4,043,479	683
Dividend reclaims	—	—	—	261,154	—
Net income from securities lending	88,852	64,731	713	35,844	1,315
Variation margin receivable on derivative financial instruments	—	—	—	—	21,328
12b-1 waiver	—	—	943	—	—
Prepaid expenses	3,396	3,526	—	2,049	—
Total assets	943,327,075	1,486,749,685	12,081,631	1,036,252,478	255,438,299

Liabilities:
Cash deposit due to broker	330,000	—	—	—	—
Accounts payable and accrued liabilities:
Shares of beneficial interest redeemed	470,872	852,346	—	493,262	51,934
Investments purchased	31,600,667	4,067,558	742,815	—	1,772,648
When-issued securities purchased	—	1,579,000	372,470	—	—
Management and advisory fees	461,750	594,530	1,125	487,199	131,695
Distribution and service fees	35,693	89,856	2,927	89,384	389
Administration fees	15,354	27,050	283	18,412	5,259
Transfer agent fees	45,016	67,096	701	24,376	1,645
Trustees fees	49	86	1	58	22
Audit and tax fees	17,735	23,516	19,201	20,892	18,524
Custody fees	—	2,127	—	—	2,144
Legal fees	8,813	13,637	501	6,394	3,243
Printing and shareholder reports fees	14,178	79,774	508	10,789	1,567
Registration fees	9,844	5,478	8,777	18,342	16,101
Other	1,783	2,106	9	939	136
Collateral for securities on loan	128,753,647	156,039,680	—	141,468,418	6,762,445
Total liabilities	161,765,401	163,443,840	1,149,318	142,638,465	8,767,752
Net assets	$781,561,674	$1,323,305,845	$10,932,313	$893,614,013	$246,670,547

Net assets consist of:
Paid-in capital	$548,696,420	$1,297,336,178	$10,175,732	$877,142,135	$250,225,366
Undistributed (distributions in excess of) net investment income (loss)	584,629	11,216	2,314	7,905,348	(75,872)
Accumulated net realized gain (loss)	79,171,542	16,798,969	404,954	(16,414,660)	264,196
Net unrealized appreciation (depreciation) on:
Investments	153,109,083	9,159,482	349,313	25,013,450	(3,839,838)
Futures contracts	—	—	—	—	(200,081)
Translation of assets and liabilities denominated in foreign currencies	—	—	—	(32,260)	296,776
Net assets	$781,561,674	$1,323,305,845	$10,932,313	$893,614,013	$246,670,547
Net assets by class:
Class A	$104,933,061	$135,250,221	$4,491,624	$70,223,038	$298,876
Class B	4,078,732	6,434,593	—	—	—
Class C	13,296,487	69,198,164	1,398,323	93,061,732	380,168
Class I	65,746,555	305,991,938	5,042,366	72,555,636	276,589
Class I2	593,506,839	806,430,929	—	657,773,607	245,714,914
Shares outstanding (unlimited shares, no par value):
Class A	9,292,386	13,967,058	392,058	6,475,133	30,036
Class B	417,052	664,351	—	—	—
Class C	1,349,917	7,179,278	121,941	8,617,114	38,250
Class I	5,485,966	31,403,551	439,478	6,677,609	27,788
Class I2	49,040,716	82,558,879	—	60,511,749	24,681,588
Net asset value per share:
Class A	$11.29	$9.68	$11.46	$10.85	$9.95
Class B	9.78	9.69	—	—	—
Class C	9.85	9.64	11.47	10.80	9.94
Class I	11.98	9.74	11.47	10.87	9.95
Class I2	12.10	9.77	—	10.87	9.96
Maximum offering price per share: (A)
Class A	$11.95	$10.16	$11.84	$11.48	$10.45

Investments, at cost	$709,808,317	$1,414,244,333	$10,905,164	$985,969,095	$251,606,424
Repurchase agreements, at cost	$77,799,299	$38,791,507	$76,879	$18,801,287	$6,183,732
Foreign currency, at cost	$—	$—	$—	$1,609	$1,542
Securities loaned, at value	$125,928,840	$152,834,116	$—	$136,988,926	$6,624,466

(A)	Includes the maximum selling commission (represented as a percentage of offering price) which is reduced on certain levels of sales as set forth in the prospectus. Net asset value per share for Classes B, C, I and I2 shares represents offering price. The redemption price for Classes B and C shares equals net asset value less any applicable contingent deferred sales charge.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF ASSETS AND LIABILITIES (continued)

At October 31, 2014

	Transamerica International Equity	Transamerica International Small Cap Value	Transamerica Large Cap Value	Transamerica Mid Cap Growth	Transamerica Mid Cap Value Opportunities
Assets:
Investments, at value	$1,273,238,466	$748,621,021	$1,800,245,880	$69,643,456	$209,377,309
Repurchase agreements, at value	47,474,073	11,969,251	61,410,611	580,370	3,747,584
Foreign currency, at value	102,995	69,136	—	—	—
Cash	—	—	—	—	9,454
Receivables:
Shares of beneficial interest sold	10,265,350	8,690,236	332,091	—	208,492
Investments sold	472,939	—	19,391,709	—	66,243
Interest	13	4	17	—	1
Dividends	2,685,348	1,534,024	528,864	16,054	115,870
Dividend reclaims	466,640	265,303	—	—	—
Net income from securities lending	47,068	19,550	112,896	2,002	13,214
Prepaid expenses	2,063	885	7,287	—	—
Total assets	1,334,754,955	771,169,410	1,882,029,355	70,241,882	213,538,167

Liabilities:
Accounts payable and accrued liabilities:
Shares of beneficial interest redeemed	2,097,105	122,083	232,662	381	48,387
Investments purchased	2,685,931	1,181,347	30,244,264	—	419,229
Management and advisory fees	727,678	550,110	917,497	52,503	97,056
Distribution and service fees	42,637	—	13,851	367	302
Administration fees	25,134	15,104	36,725	1,141	3,501
Transfer agent fees	66,209	19,545	16,120	445	1,597
Trustees fees	78	48	117	27	11
Audit and tax fees	19,674	19,488	20,160	15,649	15,394
Custody fees	7,671	—	—	941	967
Legal fees	8,849	4,803	17,897	958	1,187
Printing and shareholder reports fees	12,130	3,490	23,660	1,097	218
Registration fees	28,864	28,374	15,276	2,203	19,836
Other	1,772	725	3,327	92	137
Collateral for securities on loan	67,589,195	21,996,640	56,589,281	13,919,363	39,800,615
Total liabilities	73,312,927	23,941,757	88,130,837	13,995,167	40,408,437
Net assets	$1,261,442,028	$747,227,653	$1,793,898,518	$56,246,715	$173,129,730

Net assets consist of:
Paid-in capital	$1,206,710,028	$747,846,477	$1,417,967,512	$51,199,792	$164,732,663
Undistributed (distributions in excess of) net investment income (loss)	18,136,775	9,123,393	488,186	—	87,285
Accumulated net realized gain (loss)	20,663,374	6,001,314	153,058,943	116,903	1,533,729
Net unrealized appreciation (depreciation) on:
Investments	16,017,243	(15,689,962)	222,383,877	4,930,020	6,776,053
Translation of assets and liabilities denominated in foreign currencies	(85,392)	(53,569)	—	—	—
Net assets	$1,261,442,028	$747,227,653	$1,793,898,518	$56,246,715	$173,129,730
Net assets by class:
Class A	$61,565,981	$—	$31,676,950	$491,652	$703,311
Class C	36,866,933	—	9,401,409	329,950	277,760
Class I	567,267,500	214,169,810	13,348,026	339,247	5,979,072
Class I2	595,741,614	533,057,843	1,739,472,133	55,085,866	166,169,587
Shares outstanding (unlimited shares, no par value):
Class A	3,495,725	—	2,382,330	44,878	65,844
Class C	2,126,542	—	709,118	30,335	26,015
Class I	31,872,693	18,136,975	999,817	30,885	559,324
Class I2	33,453,312	45,083,984	130,384,961	5,011,326	15,546,362
Net asset value per share:
Class A	$17.61	$—	$13.30	$10.96	$10.68
Class C	17.34	—	13.26	10.88	10.68
Class I	17.80	11.81	13.35	10.98	10.69
Class I2	17.81	11.82	13.34	10.99	10.69
Maximum offering price per share: (A)
Class A	$18.63	$—	$14.07	$11.60	$11.30

Investments, at cost	$1,257,221,223	$764,310,983	$1,577,862,003	$64,713,436	$202,601,256
Repurchase agreements, at cost	$47,474,073	$11,969,251	$61,410,611	$580,370	$3,747,584
Foreign currency, at cost	$102,975	$69,633	$—	$—	$—
Securities loaned, at value	$65,474,092	$20,924,956	$55,070,470	$13,615,652	$38,852,055

(A)	Includes the maximum selling commission (represented as a percentage of offering price) which is reduced on certain levels of sales as set forth in the prospectus. Net asset value per share for Classes B, C, I and I2 shares represents offering price. The redemption price for Classes B and C shares equals net asset value less any applicable contingent deferred sales charge.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF ASSETS AND LIABILITIES (continued)

At October 31, 2014

	Transamerica MLP & Energy Income	Transamerica Money Market	Transamerica Multi-Managed Balanced	Transamerica Opportunistic Allocation	Transamerica Short-Term Bond
Assets:
Investments, at value	$783,614,552	$165,461,657	$519,618,549	$1,002,978	$4,137,313,393
Repurchase agreements, at value	53,319,882	14,693,950	9,946,837	181,556	7,151,267
Cash	76,983	—	—	14	311,337
Receivables:
Shares of beneficial interest sold	2,133,793	321,821	1,503,727	—	17,133,686
Due from adviser	—	—	—	16,701	—
Investments sold	3,711,752	—	1,601,416	—	19,612,966
Interest	694,906	15,129	1,178,740	—	39,720,008
Dividends	1,958,904	—	217,175	3,352	—
Dividend reclaims	—	—	226	—	—
Net income from securities lending	34,468	—	3,058	66	16,004
Variation margin receivable on derivative financial instruments	—	—	60,576	—	—
12b-1 waiver	—	46,201	—	—	—
Transfer agent	—	—	4	—	—
Prepaid expenses	822	1,705	2,025	—	18,046
Total assets	845,546,062	180,540,463	534,132,333	1,204,667	4,221,276,707

Liabilities:
Foreign currency, at value	2,212,237	—	—	—	—
Accounts payable and accrued liabilities:
Shares of beneficial interest redeemed	147,238	1,111,754	273,831	—	12,623,284
Investments purchased	6,871,213	—	25,326,927	125,511	8,833,774
When-issued securities purchased	—	—	579,893	—	21,765,629
Management and advisory fees	563,591	8,037	261,964	—	1,602,453
Distribution and service fees	55,569	191,845	148,844	280	938,310
Administration fees	13,348	3,875	10,076	23	86,666
Transfer agent fees	24,444	32,824	58,393	71	257,479
Trustees fees	43	—	32	—	272
Audit and tax fees	23,687	15,500	18,221	11,304	32,171
Custody fees	—	1,310	4,761	55	4,857
Legal fees	3,521	2,715	5,170	14	45,273
Printing and shareholder reports fees	5,047	5,553	14,860	1,280	102,313
Distribution payable	—	232	—	—	403,168
Registration fees	21,898	9,566	1,198	3	13,265
Other	502	418	931	2	8,450
Collateral for securities on loan	141,399,123	—	16,891,406	8,400	109,909,532
Written options and swaptions, at value	220,875	—	—	—	—
Total liabilities	151,562,336	1,383,629	43,596,507	146,943	156,626,896
Net assets	$693,983,726	$179,156,834	$490,535,826	$1,057,724	$4,064,649,811

Net assets consist of:
Paid-in capital	$652,414,763	$179,141,620	$386,906,685	$1,072,647	$4,027,951,044
Undistributed (distributions in excess of) net investment income (loss)	5,779,226	16,063	6,914	—	(413,258)
Accumulated net realized gain (loss)	4,349,089	(849)	19,385,249	(38,487)	8,440,661
Net unrealized appreciation (depreciation) on:
Investments	31,568,563	—	84,092,386	23,564	28,703,111
Futures contracts	—	—	144,592	—	—
Written options and swaptions	(138,583)	—	—	—	—
Translation of assets and liabilities denominated in foreign currencies	10,668	—	—	—	(31,747)
Net assets	$693,983,726	$179,156,834	$490,535,826	$1,057,724	$4,064,649,811
Net assets by class:
Class A	$64,299,750	$100,310,249	$174,817,142	$268,196	$1,012,764,152
Class B	—	3,820,355	6,578,789	—	—
Class C	53,064,278	24,179,902	132,473,344	259,126	847,406,833
Class I	112,832,920	19,324,444	176,666,551	530,402	804,004,176
Class I2	463,786,778	31,521,884	—	—	1,400,474,650
Shares outstanding (unlimited shares, no par value):
Class A	5,535,165	100,301,401	6,827,038	27,303	97,675,217
Class B	—	3,819,730	258,506	—	—
Class C	4,588,277	24,173,914	5,254,817	26,397	81,878,203
Class I	9,703,857	19,323,403	6,873,674	53,980	78,907,265
Class I2	39,879,142	31,518,586	—	—	137,519,382
Net asset value per share:
Class A	$11.62	$1.00	$25.61	$9.82	$10.37
Class B	—	1.00	25.45	—	—
Class C	11.57	1.00	25.21	9.82	10.35
Class I	11.63	1.00	25.70	9.83	10.19
Class I2	11.63	1.00	—	—	10.18
Maximum offering price per share: (A)
Class A	$12.30	$1.00	$27.10	$10.39	$10.64

Investments, at cost	$752,045,989	$165,461,657	$435,526,163	$979,414	$4,108,610,282
Repurchase agreements, at cost	$53,319,882	$14,693,950	$9,946,837	$181,556	$7,151,267
Foreign currency, at cost	$(2,219,052)	$—	$—	$—	$—
Securities loaned, at value	$137,823,377	$—	$16,525,148	$8,220	$107,677,423
Premium received on written options and swaptions	$(82,292)	$—	$—	$—	$—

(A)	Includes the maximum selling commission (represented as a percentage of offering price) which is reduced on certain levels of sales as set forth in the prospectus. Net asset value per share for Classes B, C, I and I2 shares represents offering price. The redemption price for Classes B and C shares equals net asset value less any applicable contingent deferred sales charge.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF ASSETS AND LIABILITIES (continued)

At October 31, 2014

	Transamerica Small Cap Core	Transamerica Small Cap Growth	Transamerica Small Cap Value	Transamerica Small/Mid Cap Value	Transamerica Strategic High Income
Assets:
Investments, at value	$262,160,032	$652,411,057	$768,773,471	$1,154,417,374	$47,951,806
Repurchase agreements, at value	3,368,364	12,615,223	81,407	17,694,652	672,918
Cash	580,370	—	—	—	—
Receivables:
Shares of beneficial interest sold	1,668	23,477	24,916	1,925,042	57,970
Investments sold	—	3,430,975	25,259,427	13,495,653	—
Interest	1	4	—	5	297,997
Dividends	138,624	—	307,197	266,342	20,678
Dividend reclaims	—	—	—	1,892	1,401
Net income from securities lending	19,635	86,566	69,615	38,917	2,295
Prepaid expenses	—	2,517	3,381	4,408	—
Total assets	266,268,694	668,569,819	794,519,414	1,187,844,285	49,005,065

Liabilities:
Accounts payable and accrued liabilities:
Shares of beneficial interest redeemed	10,122	15,304	5,014,435	2,330,809	—
Investments purchased	—	1,313,929	5,677,075	15,069,077	519,446
Management and advisory fees	155,383	367,003	481,309	673,852	35,970
Distribution and service fees	362	681	916	372,133	1,127
Administration fees	4,246	11,150	14,198	21,754	788
Transfer agent fees	1,561	3,606	4,521	155,138	1,418
Trustees fees	13	35	45	68	8
Audit and tax fees	15,958	16,580	17,138	18,574	17,606
Custody fees	140	798	1,181	1,589	344
Legal fees	1,442	6,465	8,365	12,432	870
Printing and shareholder reports fees	1,114	8,591	11,189	48,021	2,196
Registration fees	8,806	4,148	12,889	14,281	4,389
Other	170	1,255	1,574	2,286	46
Collateral for securities on loan	53,848,738	135,929,304	101,901,660	95,771,159	9,633,194
Total liabilities	54,048,055	137,678,849	113,146,495	114,491,173	10,217,402
Net assets	$212,220,639	$530,890,970	$681,372,919	$1,073,353,112	$38,787,663

Net assets consist of:
Paid-in capital	$201,927,152	$397,020,044	$529,739,306	$812,204,396	$38,023,149
Undistributed (distributions in excess of) net investment income (loss)	886,913	(1,924,168)	5,438,111	144,627	84,957
Accumulated net realized gain (loss)	4,469,475	39,344,037	55,001,147	101,738,366	427,007
Net unrealized appreciation (depreciation) on:
Investments	4,937,099	96,451,057	91,194,355	159,265,723	252,550
Net assets	$212,220,639	$530,890,970	$681,372,919	$1,073,353,112	$38,787,663
Net assets by class:
Class A	$332,448	$861,522	$955,340	$473,644,328	$1,200,109
Class B	—	—	—	27,009,674	—
Class C	380,132	628,383	920,903	314,998,904	1,072,381
Class I	684,727	509,847	655,292	235,417,928	13,897,007
Class I2	210,823,332	528,891,218	678,841,384	22,282,278	22,618,166
Shares outstanding (unlimited shares, no par value):
Class A	30,787	66,944	73,744	16,398,764	116,475
Class B	—	—	—	1,006,757	—
Class C	35,430	49,495	71,546	11,867,610	104,172
Class I	63,286	39,410	50,312	7,945,160	1,348,472
Class I2	19,473,730	40,779,730	52,044,252	750,850	2,196,343
Net asset value per share:
Class A	$10.80	$12.87	$12.95	$28.88	$10.30
Class B	—	—	—	26.83	—
Class C	10.73	12.70	12.87	26.54	10.29
Class I	10.82	12.94	13.02	29.63	10.31
Class I2	10.83	12.97	13.04	29.68	10.30
Maximum offering price per share: (A)
Class A	$11.43	$13.62	$13.70	$30.56	$10.90

Investments, at cost	$257,222,933	$555,960,000	$677,579,116	$995,151,651	$47,699,256
Repurchase agreements, at cost	$3,368,364	$12,615,223	$81,407	$17,694,652	$672,918
Securities loaned, at value	$52,458,514	$132,543,428	$99,528,732	$93,290,186	$9,420,557

(A)	Includes the maximum selling commission (represented as a percentage of offering price) which is reduced on certain levels of sales as set forth in the prospectus. Net asset value per share for Classes B, C, I and I2 shares represents offering price. The redemption price for Classes B and C shares equals net asset value less any applicable contingent deferred sales charge.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF ASSETS AND LIABILITIES (continued)

At October 31, 2014

	Transamerica Tactical Allocation	Transamerica Tactical Income	Transamerica Tactical Rotation	Transamerica US Growth (A)
Assets:
Investments, at value	$13,443,105	$1,101,170,600	$28,212,077	$1,244,017,050
Repurchase agreements, at value	5,964,089	4,659,164	86,538	4,741,573
Cash	—	—	396,266	—
Receivables:
Shares of beneficial interest sold	—	1,595,664	126,023	159,906
Investments sold	917,264	28,892,136	881,472	—
Interest	2	1	—	1
Dividends	—	—	—	631,718
Dividend reclaims	—	—	—	488,171
Net income from securities lending	2,773	191,477	2,873	7,188
Prepaid expenses	49	5,873	34	6,983
Total assets	20,327,282	1,136,514,915	29,705,283	1,250,052,590

Liabilities:
Due to custodian	5,877,551	—	—	—
Accounts payable and accrued liabilities:
Shares of beneficial interest redeemed	288,146	1,740,083	120,817	1,384,254
Investments purchased	921,753	26,681,965	1,311,793	644,403
Management and advisory fees	391	357,819	5,003	657,180
Distribution and service fees	6,695	392,800	8,321	145,975
Administration fees	270	19,033	468	24,612
Transfer agent fees	1,353	80,555	2,723	153,270
Trustees fees	1	60	1	78
Audit and tax fees	18,302	21,399	18,333	20,804
Custody fees	814	1,305	1,352	8,787
Legal fees	137	—	196	15,550
Printing and shareholder reports fees	1,282	44,795	1,043	35,112
Registration fees	67	1,591	316	—
Other	25	2,630	30	3,239
Collateral for securities on loan	542,978	204,977,679	5,333,015	37,764,538
Total liabilities	7,659,765	234,321,714	6,803,411	40,857,802
Net assets	$12,667,517	$902,193,201	$22,901,872	$1,209,194,788

Net assets consist of:
Paid-in capital	$12,278,882	$878,328,564	$21,126,170	$865,144,887
Undistributed (distributions in excess of) net investment income (loss)	—	3,568,177	46,352	3,085,419
Accumulated net realized gain (loss)	283,240	9,883,004	754,036	198,393,392
Net unrealized appreciation (depreciation) on:
Investments	105,395	10,413,456	975,314	142,461,256
Translation of assets and liabilities denominated in foreign currencies	—	—	—	109,834
Net assets	$12,667,517	$902,193,201	$22,901,872	$1,209,194,788
Net assets by class:
Class A	$5,431,701	$259,348,249	$12,114,908	$459,677,416
Class B	—	—	—	16,421,347
Class C	6,362,089	400,141,975	7,266,057	49,040,608
Class I	873,727	242,702,977	3,520,907	212,865,564
Class I2	—	—	—	370,160,598
Class T	—	—	—	101,029,255
Shares outstanding (unlimited shares, no par value):
Class A	526,347	24,747,095	1,033,248	23,913,901
Class B	—	—	—	871,300
Class C	621,678	38,318,373	626,196	2,605,419
Class I	85,241	23,154,634	300,785	10,922,115
Class I2	—	—	—	19,006,239
Class T	—	—	—	2,431,451
Net asset value per share:
Class A	$10.32	$10.48	$11.73	$19.22
Class B	—	—	—	18.85
Class C	10.23	10.44	11.60	18.82
Class I	10.25	10.48	11.71	19.49
Class I2	—	—	—	19.48
Class T	—	—	—	41.55
Maximum offering price per share: (B)
Class A	$10.92	$11.00	$12.41	$20.34
Class T	$—	$—	$—	$45.41

Investments, at cost	$13,337,710	$1,090,757,144	$27,236,763	$1,101,555,794
Repurchase agreements, at cost	$5,964,089	$4,659,164	$86,538	$4,741,573
Securities loaned, at value	$531,344	$200,595,760	$5,212,377	$36,962,840

(A)	Formerly, Transamerica Diversified Equity.

(B)	Includes the maximum selling commission (represented as a percentage of offering price) which is reduced on certain levels of sales as set forth in the prospectus. Net asset value per share for Classes B, C, I and I2 shares represents offering price. The redemption price for Classes B and C shares equals net asset value less any applicable contingent deferred sales charge.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF OPERATIONS

For the period and year ended October 31, 2014 and year ended December 31, 2013

Transamerica Capital Growth	Transamerica Concentrated Growth (A)	Transamerica Concentrated Growth (B)	Transamerica Dividend Focused	Transamerica Emerging Markets Debt	Transamerica Emerging Markets Equity
Investment Income:
Dividend income	$5,354,515	$2,084,404	$153,200	$29,954,838	$—	$6,566,716
Interest income	4,795	682	144	4,230	38,588,790	72
Net income from securities lending	729,140	61,729	—	77,865	323,086	45,092
Withholding taxes on foreign income	(198,020)	(49,384)	(5,581)	(45,234)	(79,892)	(804,518)
Total investment income	5,890,430	2,097,431	147,763	29,991,699	38,831,984	5,807,362

Expenses:
Management and advisory fees	7,056,414	1,159,015	119,870	7,420,500	3,372,952	2,112,489
Distribution and service fees:
Class A	304,122	566	—	95,179	248,192	2,854
Class B	54,671	—	—	—	—	—
Class C	426,983	1,705	—	22,933	268,697	11,750
Administration fees	238,201	43,739	—	290,437	141,938	55,610
Transfer agent fees:
Fund level	—	—	18,633	—	—	—
Class A	220,363	386	—	6,747	188,942	2,004
Class B	19,250	—	—	—	—	—
Class C	61,180	287	—	2,571	35,025	1,465
Class I	207,144	14,681	—	4,410	267,341	650
Class I2	48,025	12,279	—	83,813	14,627	16,475
Trustees fees	17,002	15,431	49,000	17,654	9,529	3,960
Audit and tax fees	31,003	3,289	12,000	36,562	35,702	20,941
Custody fees	139,427	20,116	4,564	109,364	251,037	322,571
Legal fees	32,028	11,268	2,073	40,044	17,231	7,009
Printing and shareholder reports fees	57,337	12,313	1,091	53,724	80,854	12,108
Registration fees	86,607	94,708	22,820	50,222	66,627	45,202
Insurance fees	—	—	30,680	—	—	—
Other	34,576	10,941	—	44,908	26,681	10,426
Total expenses	9,034,333	1,400,724	260,731	8,279,068	5,025,375	2,625,514
Fund expenses (waived/reimbursed) recaptured	—	—	(110,754)	—	—	—
Class expenses (waived/reimbursed) recaptured:
Class B	2,198	—	—	—	—	—
Class I	—	(10,473)	—	—	—	—
Total expenses (waived/reimbursed) recaptured	2,198	(10,473)	(110,754)	—	—	—
Net expenses	9,036,531	1,390,251	149,977	—	—	—
Net investment income (loss)	(3,146,101)	707,180	(2,214)	21,712,631	33,806,609	3,181,848

Net realized gain (loss) on transactions from:
Investments	42,995,849	991,442	413,282	49,179,546	(18,554,300)	628,492
Futures contracts	—	—	—	—	(227,035)	—
Foreign currency transactions	23,694	(73)	—	—	(232,214)	(182,628)
Net realized gain (loss)	43,019,543	991,369	413,282	49,179,546	(19,013,549)	445,864

Net change in unrealized appreciation (depreciation) on:
Investments	89,236,910	12,284,158	2,910,000	79,639,634	10,419,801	(C)	(5,230,646	) (D)
Futures contracts	—	—	—	—	(103,211)	—
Translation of assets and liabilities denominated in foreign currencies	—	—	—	—	793,665	(39,622)
Net change in unrealized appreciation (depreciation)	89,236,910	12,284,158	2,910,000	79,639,634	11,110,255	(5,270,268)
Net realized and change in unrealized gain (loss)	132,256,453	13,275,527	3,323,282	128,819,180	(7,903,294)	(4,824,404)
Net increase (decrease) in net assets resulting from operations	$129,110,352	$13,982,707	$3,321,068	$150,531,811	$25,903,315	$(1,642,556)

(A)	Effective at the close of business on February 28, 2014, the fiscal year end of the Fund changed to October 31. The Statement of Operations represents activity for the ten months of January 1, 2014 - October 31, 2014. Refer to the Notes to Financial Statements for details. Formerly, The Torray Resolute Fund.

(B)	For the year ended December 31, 2013. Prior to January 1, 2014, the Statements of Operations was audited by another independent registered public accounting firm.

(C)	Net of foreign capital gains tax of $556,034.

(D)	Net of foreign capital gains tax of $35,828.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF OPERATIONS (continued)

For the period and year ended October 31, 2014

	Transamerica Enhanced Muni	Transamerica Flexible Income	Transamerica Floating Rate (A)	Transamerica Global Bond (B)		Transamerica Global Equity (C)
Investment Income:
Dividend income	$34	$557,091	$67,271	$—		$551,386
Interest income	1,055,478	20,950,295	6,319,029	2,795,308		625
Dividend income from affiliated investments (D)	—	—	—	—		4,309,563
Net income from securities lending	—	79,977	7,095	429		—
Withholding taxes on foreign income	—	68	—	(9,027)		(21,508)
Total investment income	1,055,512	21,587,431	6,393,395	2,786,710		4,840,066

Expenses:
Management and advisory fees	147,797	2,464,039	934,510	504,864		548,350
Distribution and service fees:
Class A	35,572	211,869	1,656	480		200,303
Class B	—	42,313	—	—		78,723
Class C	58,037	693,383	13,414	1,743		823,601
Administration fees	8,398	140,958	38,300	23,373		37,660
Transfer agent fees:
Class A	6,605	103,338	548	98		128,823
Class B	—	8,717	—	—		24,589
Class C	3,004	61,962	1,273	47		133,944
Class I	14,786	37,802	436	262		33,220
Class I2	—	28,152	11,313	6,969		1,437
Trustees fees	598	10,182	2,720	1,989		3,815
Audit and tax fees	19,680	24,325	21,200	18,479		18,246
Custody fees	53,382	101,938	179,925	104,550		17,482
Legal fees	1,068	19,334	6,284	4,102		11,929
Printing and shareholder reports fees	2,902	31,680	49,119	3,294		135,176
Registration fees	38,327	70,445	80,057	71,342		60,610
Other	2,364	17,809	5,570	3,363		10,790
Total expenses	392,520	4,068,246	1,346,325	744,955		2,268,698
Fund expenses (waived/reimbursed) recaptured	(36,025)	—	(92,099)	(34,156)		—
Class expenses (waived/reimbursed) recaptured:
Class A	(21,587)	(13,220)	(548)	(98)		(13,487)
Class B	—	—	—	—		(7,309)
Class C	(17,514)	—	(1,273)	(47)		(13,840)
Class I	(14,786)	—	(436)	(262)		(4,067)
Class I2	—	—	(11,313)	(6,969)		—
Total expenses (waived/reimbursed) recaptured	(89,912)	(13,220)	(105,669)	(41,532)		(38,703)
Net expenses	302,608	4,055,026	1,240,656	703,423		2,229,995
Net investment income (loss)	752,904	17,532,405	5,152,739	2,083,287		2,610,071

Net realized gain (loss) on transactions from:
Investments	1,020,734	2,616,794	401,399	(1,689,286)		(1,882,814)
Affiliated investments	—	—	—	—		33,556,380
Distributions from affiliated investments (D)	—	—	—	—		6,275,341
Foreign currency transactions	—	(2,370)	—	(438,135)		33,284
Net realized gain (loss)	1,020,734	2,614,424	401,399	(2,127,421)		37,982,191

Net change in unrealized appreciation (depreciation) on:
Investments	1,491,584	2,724,030	(2,057,913)	(8,996,265	) (E)	(39,166,629)
Unfunded commitment	—	—	2,302	—		—
Translation of assets and liabilities denominated in foreign currencies	—	(5,831)	—	(777,416)		(4,619)
Net change in unrealized appreciation (depreciation)	1,491,584	2,718,199	(2,055,611)	(9,773,681)		(39,171,248)
Net realized and change in unrealized gain (loss)	2,512,318	5,332,623	(1,654,212)	(11,901,102)		(1,189,057)
Net increase (decrease) in net assets resulting from operations	$3,265,222	$22,865,028	$3,498,527	$(9,817,815)		$1,421,014

(A)	Commenced operations on October 31, 2013.

(B)	Commenced operations on March 1, 2014.

(C)	Formerly, Transamerica Multi-Manager International Portfolio.

(D)	Information reflects the operation results from Transamerica Multi-Manager International Portfolio.

(E)	Net of foreign capital gains tax of $2,130.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF OPERATIONS (continued)

For the period and year ended October 31, 2014

	Transamerica Growth Opportunities	Transamerica High Yield Bond	Transamerica High Yield Muni	Transamerica Income & Growth	Transamerica Inflation Opportunities (A)
Investment Income:
Dividend income	$6,359,455	$1,857,194	$10,225	$44,326,622	$25,877
Interest income	2,558	72,790,518	269,508	81	2,999,847
Net income from securities lending	1,086,871	482,599	713	921,025	4,871
Withholding taxes on foreign income	(158,169)	—	—	(1,135,149)	(6,500)
Total investment income	7,290,715	75,130,311	280,446	44,112,579	3,024,095

Expenses:
Management and advisory fees	5,621,383	6,919,009	32,367	4,331,645	584,999
Distribution and service fees:
Class A	286,704	907,600	5,947	163,116	448
Class B	47,886	74,700	—	—	—
Class C	138,160	728,747	10,321	715,537	1,949
Administration fees	187,371	309,119	1,587	162,786	26,648
Transfer agent fees:
Class A	299,306	214,660	1,715	60,171	86
Class B	19,668	11,657	—	—	—
Class C	44,051	73,442	458	65,913	95
Class I	118,011	166,618	3,067	52,505	220
Class I2	41,571	50,116	—	35,170	7,953
Trustees fees	12,701	19,940	87	10,937	1,888
Audit and tax fees	29,023	41,636	19,259	29,181	18,791
Custody fees	150,064	190,676	23,591	162,877	47,357
Legal fees	27,051	45,116	—	22,515	5,640
Printing and shareholder reports fees	40,846	284,555	4,510	45,830	3,737
Registration fees	59,672	79,678	40,167	63,317	71,543
Other	32,703	47,496	1,611	22,891	3,464
Total expenses	7,156,171	10,164,765	144,687	5,944,391	774,818
Fund expenses (waived/reimbursed) recaptured	—	—	(74,946)	—	—
Class expenses (waived/reimbursed) recaptured:
Class A	—	—	(4,173)	—	(27)
Class C	—	—	(3,038)	—	(30)
Class I	—	—	(3,067)	—	(159)
Total expenses (waived/reimbursed) recaptured	—	—	(85,224)	—	(216)
Net expenses	7,156,171	10,164,765	59,463	5,944,391	774,602
Net investment income (loss)	134,544	64,965,546	220,983	38,168,188	2,249,493

Net realized gain (loss) on transactions from:
Investments	79,392,708	16,963,379	404,969	(19,985,459)	73,566
Futures contracts	—	—	—	—	(31,414)
Foreign currency transactions	3,508	—	—	(404,816)	67,875
Net realized gain (loss)	79,396,216	16,963,379	404,969	(20,390,275)	110,027

Net change in unrealized appreciation (depreciation) on:
Investments	(8,064,424)	(11,634,145)	339,358	(1,019,619)	(3,839,838)
Futures contracts	—	—	—	—	(200,081)
Translation of assets and liabilities denominated in foreign currencies	14	—	—	(33,089)	296,776
Net change in unrealized appreciation (depreciation)	(8,064,410)	(11,634,145)	339,358	(1,052,708)	(3,743,143)
Net realized and change in unrealized gain (loss)	71,331,806	5,329,234	744,327	(21,442,983)	(3,633,116)
Net increase (decrease) in net assets resulting from operations	$71,466,350	$70,294,780	$965,310	$16,725,205	$(1,383,623)

(A)	Commenced operations on March 1, 2014.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF OPERATIONS (continued)

For the period and year ended October 31, 2014

	Transamerica International Equity	Transamerica International Small Cap Value	Transamerica Large Cap Value	Transamerica Mid Cap Growth (A)	Transamerica Mid Cap Value Opportunities (B)
Investment Income:
Dividend income	$34,439,582	$16,630,976	$35,754,635	$396,517	$1,758,673
Interest income	3,410	1,334	5,238	106	498
Net income from securities lending	690,557	322,292	1,224,041	20,121	37,697
Withholding taxes on foreign income	(2,253,560)	(1,267,591)	(380,157)	(1,582)	(7,272)
Total investment income	32,879,989	15,687,011	36,603,757	415,162	1,789,596

Expenses:
Management and advisory fees	6,561,734	4,777,602	10,047,478	386,103	468,756
Distribution and service fees:
Class A	127,898	—	50,139	946	378
Class C	296,103	—	97,996	3,325	1,346
Administration fees	224,128	130,686	400,937	13,406	17,491
Transfer agent fees:
Class A	91,423	—	25,608	297	107
Class C	40,228	—	11,093	216	98
Class I	319,740	91,377	17,688	364	1,527
Class I2	38,594	32,689	116,858	3,947	5,113
Trustees fees	15,354	8,823	27,612	964	1,345
Audit and tax fees	30,428	25,424	46,031	16,722	15,533
Custody fees	509,945	417,636	151,519	10,414	11,871
Legal fees	30,638	18,090	53,474	2,303	2,264
Printing and shareholder reports fees	61,154	19,823	65,821	18,179	6,394
Registration fees	121,925	57,081	56,674	74,836	72,923
Other	28,450	13,520	65,649	3,923	1,806
Total expenses	8,497,742	5,592,751	11,234,577	535,945	606,952
Class expenses (waived/reimbursed) recaptured:
Class A	—	—	—	(52)	—
Class I	—	89	—	(159)	(104)
Total expenses (waived/reimbursed) recaptured	—	89	—	(211)	(104)
Net expenses	8,497,742	5,592,840	11,234,577	535,734	606,848
Net investment income (loss)	24,382,247	10,094,171	25,369,180	(120,572)	1,182,748

Net realized gain (loss) on transactions from:
Investments	21,523,004	5,999,230	153,216,673	228,530	1,533,729
Foreign currency transactions	(75,905)	(234,347)	(326)	—	(67)
Net realized gain (loss)	21,447,099	5,764,883	153,216,347	228,530	1,533,662

Net change in unrealized appreciation (depreciation) on:
Investments	(66,004,265)	(42,033,682)	5,638,963	4,930,020	6,776,053
Translation of assets and liabilities denominated in foreign currencies	(94,016)	(64,411)	—	—	—
Net change in unrealized appreciation (depreciation)	(66,098,281)	(42,098,093)	5,638,963	4,930,020	6,776,053
Net realized and change in unrealized gain (loss)	(44,651,182)	(36,333,210)	158,855,310	5,158,550	8,309,715
Net increase (decrease) in net assets resulting from operations	$(20,268,935)	$(26,239,039)	$184,224,490	$5,037,978	$9,492,463

(A)	Commenced operations on October 31, 2013.

(B)	Commenced operations on April 30, 2014

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF OPERATIONS (continued)

For the year ended October 31, 2014

	Transamerica MLP & Energy Income	Transamerica Money Market	Transamerica Multi-Managed Balanced	Transamerica Opportunistic Allocation	Transamerica Short-Term Bond
Investment Income:
Dividend income	$12,993,966	$—	$5,277,254	$80,578	$—
Interest income	1,700,198	455,663	4,895,457	4	114,510,221
Net income from securities lending	249,870	—	45,947	869	235,750
Withholding taxes on foreign income	(208,344)	—	(619)	—	1,063
Total investment income	14,735,690	455,663	10,218,039	81,451	114,747,034

Expenses:
Management and advisory fees	4,124,801	782,529	3,020,057	4,487	18,356,826
Distribution and service fees:
Class A	104,765	237,818	434,563	710	2,686,684
Class B	—	48,950	71,636	—	—
Class C	265,419	258,252	1,125,386	2,650	8,607,193
Administration fees	95,553	48,908	114,466	267	992,046
Transfer agent fees:
Class A	50,793	276,336	286,907	40	698,670
Class B	—	16,652	26,049	—	—
Class C	27,603	39,311	118,217	37	598,929
Class I	64,413	50,519	215,640	614	662,146
Class I2	19,139	4,141	—	—	110,070
Trustees fees	6,806	3,167	7,910	19	68,176
Audit and tax fees	27,132	17,969	22,328	12,060	97,616
Custody fees	64,604	79,349	189,135	5,449	430,807
Legal fees	17,201	1,811	15,914	42	135,332
Printing and shareholder reports fees	9,286	6,231	184,390	6,126	315,041
Registration fees	80,202	65,266	53,572	71,340	141,013
Other	12,401	11,545	19,949	215	160,194
Total expenses	4,970,118	1,948,754	5,906,119	104,056	34,060,743
Fund expenses (waived/reimbursed) recaptured	—	(598,485)	—	(89,855)	—
Class expenses (waived/reimbursed) recaptured:
Class A	119	(509,220)	—	(40)	(159,874)
Class B	—	(65,119)	—	—	—
Class C	337	(295,090)	—	(37)	—
Class I	1,595	(50,519)	—	(614)	—
Class I2	—	(4,141)	—	—	—
Total expenses (waived/reimbursed) recaptured	2,051	(1,522,574)	—	(90,546)	(159,874)
Net expenses	4,972,169	426,180	5,906,119	13,510	33,900,869
Net investment income (loss)	9,763,521	29,483	4,311,920	67,941	80,846,165

Net realized gain (loss) on transactions from:
Investments	8,929,624	—	22,929,216	(48,558)	12,852,693
Futures contracts	—	—	1,245,655	—	—
Written options and swaptions	852,354	—	(24,732)	—	—
Swap agreements	—	—	(8,276)	—	—
Foreign currency transactions	(8,625)	—	(14,312)	—	3,018
TBA short commitments	—	—	(47)	—	—
Net realized gain (loss)	9,773,353	—	24,127,504	(48,558)	12,855,711

Net change in unrealized appreciation (depreciation) on:
Investments	27,139,478	—	23,593,910	23,564	(18,966,114)
Futures contracts	—	—	71,304	—	—
Written options and swaptions	(138,583)	—	3,841	—	—
Translation of assets and liabilities denominated in foreign currencies	10,960	—	(8,143)	—	(28,594)
TBA short commitments	—	—	22,735	—	—
Net change in unrealized appreciation (depreciation)	27,011,855	—	23,683,647	23,564	(18,994,708)
Net realized and change in unrealized gain (loss)	36,785,208	—	47,811,151	(24,994)	(6,138,997)
Net increase (decrease) in net assets resulting from operations	$46,548,729	$29,483	$52,123,071	$42,947	$74,707,168

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF OPERATIONS (continued)

For the period and year ended October 31, 2014

	Transamerica Small Cap Core	Transamerica Small Cap Growth	Transamerica Small Cap Value	Transamerica Small/Mid Cap Value	Transamerica Strategic High Income (A)
Investment Income:
Dividend income	$2,177,158	$1,880,309	$13,896,390	$16,098,388	$615,919
Interest income	403	1,555	2,402	1,737	462,010
Net income from securities lending	197,134	777,997	451,444	679,539	12,029
Withholding taxes on foreign income	(4,633)	—	—	(72,618)	(4,706)
Total investment income	2,370,062	2,659,861	14,350,236	16,707,046	1,085,252

Expenses:
Management and advisory fees	994,891	4,569,542	6,116,392	8,402,629	150,629
Distribution and service fees:
Class A	755	1,936	2,605	1,398,669	1,776
Class B	—	—	—	301,572	—
Class C	3,232	5,709	8,289	3,105,666	6,413
Administration fees	31,090	139,048	180,548	271,754	5,706
Transfer agent fees:
Class A	246	1,437	1,980	978,455	194
Class B	—	—	—	49,354	—
Class C	295	596	652	389,533	96
Class I	574	734	905	210,766	5,712
Class I2	9,245	41,578	53,979	1,667	1,211
Trustees fees	2,148	8,536	11,354	17,817	440
Audit and tax fees	17,289	25,189	29,077	36,307	17,688
Custody fees	35,782	63,309	78,659	145,864	14,909
Legal fees	4,105	21,612	28,028	40,358	1,392
Printing and shareholder reports fees	28,851	26,913	32,804	164,862	3,516
Registration fees	81,502	38,812	48,244	83,608	59,561
Other	4,621	24,747	31,713	45,593	2,590
Total expenses	1,214,626	4,969,698	6,625,229	15,644,474	271,833
Fund expenses (waived/reimbursed) recaptured	—	—	—	—	(39,616)
Class expenses (waived/reimbursed) recaptured:
Class A	(4)	—	—	—	(194)
Class C	(21)	—	—	—	(96)
Class I	(163)	—	—	—	(5,712)
Class I2	—	—	—	—	(1,211)
Total expenses (waived/reimbursed) recaptured	(188)	—	—	—	(46,829)
Net expenses	1,214,438	4,969,698	6,625,229	15,644,474	225,004
Net investment income (loss)	1,155,624	(2,309,837)	7,725,007	1,062,572	860,248

Net realized gain (loss) on transactions from:
Investments	4,401,407	51,767,223	57,211,344	102,933,991	427,759
Foreign currency transactions	(35)	—	—	(22)	(16)
Net realized gain (loss)	4,401,372	51,767,223	57,211,344	102,933,969	427,743

Net change in unrealized appreciation (depreciation) on:
Investments	4,937,099	(27,025,684)	(28,631,716)	(22,145,371)	252,550
Net change in unrealized appreciation (depreciation)	4,937,099	(27,025,684)	(28,631,716)	(22,145,371)	252,550
Net realized and change in unrealized gain (loss)	9,338,471	24,741,539	28,579,628	80,788,598	680,293
Net increase (decrease) in net assets resulting from operations	$10,494,095	$22,431,702	$36,304,635	$81,851,170	$1,540,541

(A)	Commenced operations on March 1, 2014.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF OPERATIONS (continued)

For the year ended October 31, 2014

	Transamerica Tactical Allocation	Transamerica Tactical Income	Transamerica Tactical Rotation	Transamerica US Growth (A)
Investment Income:
Dividend income	$323,565	$41,570,094	$323,209	$18,104,964
Interest income	30	989	108	772
Net income from securities lending	58,270	2,412,647	22,360	114,749
Withholding taxes on foreign income	—	—	—	(58,912)
Total investment income	381,865	43,983,730	345,677	18,161,573

Expenses:
Management and advisory fees	66,899	4,604,236	104,739	8,947,646
Distribution and service fees:
Class A	12,482	821,883	25,678	1,220,330
Class B	—	—	—	179,790
Class C	63,407	4,314,880	58,574	481,907
Administration fees	3,041	245,046	4,761	321,259
Transfer agent fees:
Class A	6,099	272,109	13,260	1,124,641
Class B	—	—	—	62,921
Class C	7,169	397,150	9,808	140,337
Class I	1,262	254,635	3,703	311,499
Class I2	—	—	—	32,612
Class T	—	—	—	104,189
Trustees fees	163	16,670	271	22,085
Audit and tax fees	19,366	38,202	18,591	40,609
Custody fees	9,788	31,029	10,499	182,580
Legal fees	479	35,486	743	41,345
Printing and shareholder reports fees	—	161,346	1,027	101,659
Registration fees	31,989	53,895	32,412	73,404
Other	1,984	45,410	2,098	59,357
Total expenses	224,128	11,291,977	286,164	13,448,170
Fund expenses (waived/reimbursed) recaptured	(30,320)	—	(13,272)	—
Class expenses (waived/reimbursed) recaptured:
Class A	(6,099)	(54,697)	(13,260)	—
Class B	—	—	—	10,475
Class C	(7,169)	—	(9,808)	—
Class I	(1,262)	—	(3,703)	—
Total expenses (waived/reimbursed) recaptured	(44,850)	(54,697)	(40,043)	10,475
Net expenses	179,278	11,237,280	246,121	13,458,645
Net investment income (loss)	202,587	32,746,450	99,556	4,702,928

Net realized gain (loss) on transactions from:
Investments	593,953	46,787,395	859,488	417,554,891
Foreign currency transactions	—	—	—	34
Net realized gain (loss)	593,953	46,787,395	859,488	417,554,925

Net change in unrealized appreciation (depreciation) on:
Investments	(497,837)	(20,881,142)	106,774	(243,780,159)
Translation of assets and liabilities denominated in foreign currencies	—	—	—	(29,456)
Net change in unrealized appreciation (depreciation)	(497,837)	(20,881,142)	106,774	(243,809,615)
Net realized and change in unrealized gain (loss)	96,116	25,906,253	966,262	173,745,310
Net increase (decrease) in net assets resulting from operations	$298,703	$58,652,703	$1,065,818	$178,448,238

(A)	Formerly, Transamerica Diversified Equity.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS

For the periods and years ended:

	Transamerica Capital Growth		Transamerica Concentrated Growth (A)
	October 31, 2014	October 31, 2013	October 31, 2014 (B)	December 31, 2013 (C)	December 31, 2012 (C)
From operations:
Net investment income (loss)	$(3,146,101)	$1,252,016	$707,180	$(2,214)	$2,628
Net realized gain (loss)	43,019,543	21,150,562	991,369	413,282	61,007
Net change in unrealized appreciation (depreciation)	89,236,910	228,456,042	12,284,158	2,910,000	607,782
Net increase (decrease) in net assets resulting from operations	129,110,352	250,858,620	13,982,707	3,321,068	671,417

Distributions to shareholders:
Net investment income:
Fund Level	—	—	—	(3,382)	(2,880)
Class I	—	(414,609)	—	—	—
Class I2	—	(4,858,470)	—	—	—
Total distributions from net investment income	—	(5,273,079)	—	(3,382)	(2,880)
Net realized gains:
Fund Level	—	—	—	(293,304)	(23,593)
Class A	(2,081,467)	(1,530,417)	—	—	—
Class B	(145,269)	(139,179)	—	—	—
Class C	(760,899)	(494,636)	—	—	—
Class I	(2,778,746)	(1,819,062)	(377,911)	—	—
Class I2	(15,844,892)	(18,146,877)	—	—	—
Total distributions from net realized gains	(21,611,273)	(22,130,171)	(377,911)	(293,304)	(23,593)
Total distributions to shareholders	(21,611,273)	(27,403,250)	(377,911)	(296,686)	(26,473)

Capital share transactions:
Proceeds from shares sold:
Fund Level	—	—	176,841	489,107	7,365,038
Class A	56,847,940	13,760,514	462,262	—	—
Class B	204,170	406,133	—	—	—
Class C	26,513,720	5,432,545	264,344	—	—
Class I	98,954,375	17,805,329	6,252,828	—	—
Class I2	390,541,414	18,632,003	345,890,669	—	—
	573,061,619	56,036,524	353,046,944	489,107	7,365,038
Issued from fund acquisition:
Class I	—	—	9,903,534	—	—
Dividends and distributions reinvested:
Fund Level	—	—	370,421	290,954	24,168
Class A	1,996,249	1,494,049	—	—	—
Class B	139,326	134,512	—	—	—
Class C	656,374	444,699	—	—	—
Class I	2,365,528	1,856,211	—	—	—
Class I2	15,844,893	23,005,347	—	—	—
	21,002,370	26,934,818
Redeemed due to acquisition:
Fund Level	—	—	(9,903,534)	—	—
Cost of shares redeemed:
Fund Level	—	—	(749,632)	(363,523)	(514,433)
Class A	(38,249,668)	(17,737,159)	(33,549)	—	—
Class B	(626,908)	(839,159)	—	—	—
Class C	(8,611,228)	(5,273,413)	—	—	—
Class I	(63,277,857)	(23,628,247)	(571,460)	—	—
Class I2	(149,575,850)	(238,009,204)	(5,588,234)	—	—
	(260,341,511)	(285,487,182)	(6,942,875)	(363,523)	(514,433)
Automatic conversions:
Class A	1,459,868	1,097,663	—	—	—
Class B	(1,459,868)	(1,097,663)	—	—	—
	—	—	—	—	—

Net increase (decrease) in net assets resulting from capital share transactions	333,722,478	(202,515,840)	346,474,490	416,538	6,874,773
Net increase (decrease) in net assets	441,221,557	20,939,530	360,079,286	3,440,920	7,519,717

Net assets:
Beginning of period/year	737,844,801	716,905,271	13,761,252	10,320,332	2,800,615
End of period/year	$1,179,066,358	$737,844,801	$373,840,538	$13,761,252	$10,320,332
Undistributed (distributions in excess of) net investment income (loss)	$(2,724,226)	$—	$716,412	$—	$—

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the periods and years ended:

	Transamerica Capital Growth		Transamerica Concentrated Growth (A)
	October 31, 2014	October 31, 2013	October 31, 2014 (B)	December 31, 2013 (C)	December 31, 2012 (C)
Capital share transactions - shares:
Shares issued:
Fund Level	—	—	11,501	36,709	611,391
Class A	2,460,389	736,697	29,524	—	—
Class B	9,828	25,736	—	—	—
Class C	1,287,558	312,545	16,981	—	—
Class I	4,255,489	930,310	396,020	—	—
Class I2	23,744,448	1,544,176	22,085,210	—	—
	31,757,712	3,549,464	22,527,735	36,709	611,391
Shares issued on fund acquisition:
Class I	—	—	861,025	—	—
Shares issued-reinvested from dividends and distributions:
Fund Level	—	—	23,929	20,038	1,979
Class A	89,198	95,102	—	—	—
Class B	6,925	9,433	—	—	—
Class C	32,558	31,185	—	—	—
Class I	103,751	116,596	—	—	—
Class I2	1,026,889	2,118,356	—	—	—
	1,259,321	2,370,672	23,929	20,038	1,979
Shares redeemed due to acquisition:
Fund Level	—	—	(861,025)	—	—
Shares redeemed:
Fund Level	—	—	(47,628)	(26,638)	(44,281)
Class A	(1,665,952)	(1,034,466)	(2,140)	—	—
Class B	(30,894)	(53,494)	—	—	—
Class C	(414,991)	(338,280)	—	—	—
Class I	(2,719,996)	(1,324,163)	(36,360)	—	—
Class I2	(9,444,270)	(19,954,282)	(352,590)	—	—
	(14,276,103)	(22,704,685)	(438,718)	(26,638)	(44,281)
Automatic conversions:
Class A	63,646	63,975	—	—	—
Class B	(71,016)	(70,611)	—	—	—
	(7,370)	(6,636)	—	—	—

Net increase (decrease) in shares outstanding:
Fund Level	—	—	(873,223)	30,109	569,089
Class A	947,281	(138,692)	27,384	—	—
Class B	(85,157)	(88,936)	—	—	—
Class C	905,125	5,450	16,981	—	—
Class I	1,639,244	(277,257)	1,220,685	—	—
Class I2	15,327,067	(16,291,750)	21,732,620	—	—
	18,733,560	(16,791,185)	22,124,447	30,109	569,089

(A)	Formerly, The Torray Resolute Fund.

(B)	Effective at the close of business on February 28, 2014, the fiscal year end of the Fund changed to October 31. The Statement of Changes in Net Assets represents activity for the ten months of January 1, 2014 – October 31, 2014. Refer to the Notes to Financial Statements for details.

(C)	Prior to January 1, 2014, the Statements of Changes in Net Assets were audited by another independent registered public accounting firm.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the periods and years ended:

	Transamerica Dividend Focused		Transamerica Emerging Markets Debt
	October 31, 2014	October 31, 2013 (A)	October 31, 2014	October 31, 2013
From operations:
Net investment income (loss)	$21,712,631	$15,514,784	$33,806,609	$40,731,202
Net realized gain (loss)	49,179,546	7,966,064	(19,013,549)	(18,903,673)
Net change in unrealized appreciation (depreciation)	79,639,634	166,845,843	11,110,255	(31,684,002)
Net increase (decrease) in net assets resulting from operations	150,531,811	190,326,691	25,903,315	(9,856,473)

Distributions to shareholders:
Net investment income:
Class A	(493,242)	(7,753)	(5,052,223)	(5,102,239)
Class C	(20,663)	(5,285)	(1,295,021)	(838,968)
Class I	(71,747)	(15,822)	(13,439,260)	(3,993,888)
Class I2	(20,888,189)	(13,934,773)	(12,705,101)	(23,246,897)
Total distributions from net investment income	(21,473,841)	(13,963,633)	(32,491,605)	(33,181,992)
Net realized gains:
Class A	(11,141)	—	—	(2,255,450)
Class C	(11,903)	—	—	(280,946)
Class I	(13,662)	—	—	(1,051,779)
Class I2	(7,935,194)	—	—	(11,406,660)
Total distributions from net realized gains	(7,971,900)	—	—	(14,994,835)
Total distributions to shareholders	(29,445,741)	(13,963,633)	(32,491,605)	(48,176,827)

Capital share transactions:
Proceeds from shares sold:
Class A	66,769,358	1,687,850	60,824,303	199,752,472
Class C	3,252,271	1,217,386	9,291,107	28,974,971
Class I	4,453,396	1,889,290	286,885,850	200,189,453
Class I2	426,493,950	975,076,469	21,901,688	85,050,900
	500,968,975	979,870,995	378,902,948	513,967,796
Dividends and distributions reinvested:
Class A	503,571	7,701	4,781,683	7,018,704
Class C	32,324	5,285	1,095,269	881,693
Class I	85,409	15,822	12,019,253	3,477,805
Class I2	28,823,383	13,934,773	12,705,101	34,653,557
	29,444,687	13,963,581	30,601,306	46,031,759
Cost of shares redeemed:
Class A	(7,127,885)	(542,220)	(111,939,621)	(127,182,355)
Class C	(424,806)	(29,705)	(13,334,411)	(7,542,455)
Class I	(360,262)	(367,253)	(94,626,856)	(108,612,869)
Class I2	(194,004,001)	(141,733,627)	(224,316,463)	(247,977,045)
	(201,916,954)	(142,672,805)	(444,217,351)	(491,314,724)

Net increase (decrease) in net assets resulting from capital share transactions	328,496,708	851,161,771	(34,713,097)	68,684,831
Net increase (decrease) in net assets	449,582,778	1,027,524,829	(41,301,387)	10,651,531

Net assets:
Beginning of period/year	1,027,524,829	—	633,767,637	623,116,106
End of period/year	$1,477,107,607	$1,027,524,829	$592,466,250	$633,767,637
Undistributed (distributions in excess of) net investment income (loss)	$1,836,793	$1,598,003	$1,196,143	$6,337,250

Capital share transactions - shares:
Shares issued:
Class A	5,170,553	149,971	5,638,083	17,579,315
Class C	254,246	110,535	861,404	2,534,373
Class I	351,499	175,331	26,961,333	17,666,138
Class I2	32,725,036	96,711,870	2,075,401	7,317,501
	38,501,334	97,147,707	35,536,221	45,097,327

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the periods and years ended:

	Transamerica Dividend Focused		Transamerica Emerging Markets Debt
	October 31, 2014	October 31, 2013 (A)	October 31, 2014	October 31, 2013
Shares issued-reinvested from dividends and distributions:
Class A	38,326	683	450,089	625,834
Class C	2,564	467	103,284	79,270
Class I	6,656	1,409	1,117,980	314,041
Class I2	2,275,426	1,254,768	1,199,994	3,076,060
	2,322,972	1,257,327	2,871,347	4,095,205
Shares redeemed:
Class A	(547,282)	(46,703)	(10,479,621)	(11,480,882)
Class C	(33,410)	(2,556)	(1,256,970)	(699,828)
Class I	(28,569)	(33,636)	(8,831,612)	(9,679,319)
Class I2	(15,373,793)	(12,586,459)	(21,283,435)	(22,797,436)
	(15,983,054)	(12,669,354)	(41,851,638)	(44,657,465)

Net increase (decrease) in shares outstanding:
Class A	4,661,597	103,951	(4,391,449)	6,724,267
Class C	223,400	108,446	(292,282)	1,913,815
Class I	329,586	143,104	19,247,701	8,300,860
Class I2	19,626,669	85,380,179	(18,008,040)	(12,403,875)
	24,841,252	85,735,680	(3,444,070)	4,535,067

(A)	Commenced operations on January 4, 2013.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the years ended:

	Transamerica Emerging Markets Equity		Transamerica Enhanced Muni
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013 (A)
From operations:
Net investment income (loss)	$3,181,848	$3,242,898	$752,904	$220,501
Net realized gain (loss)	445,864	(3,180,413)	1,020,734	20,181
Net change in unrealized appreciation (depreciation)	(5,270,268)	14,498,443	1,491,584	(64,079)
Net increase (decrease) in net assets resulting from operations	(1,642,556)	14,560,928	3,265,222	176,603

Distributions to shareholders:
Net investment income:
Class A	(8,906)	(835)	(319,114)	(78,248)
Class C	(6,643)	—	(98,787)	(19,225)
Class I	(5,913)	(1,251)	(338,642)	(133,926)
Class I2	(2,879,766)	(777,953)	—	—
Total distributions from net investment income	(2,901,228)	(780,039)	(756,543)	(231,399)
Net realized gains:
Class A	—	—	—	—
Class C	—	—	—	—
Class I	—	—	—	—
Class I2	—	—	—	—
Total distributions from net realized gains	—	—	—	—
Total distributions to shareholders	(2,901,228)	(780,039)	(756,543)	(231,399)

Capital share transactions:
Proceeds from shares sold:
Class A	778,984	546,045	31,755,448	7,973,706
Class C	657,282	602,881	8,303,538	2,064,192
Class I	839,074	469,604	15,829,734	12,848,497
Class I2	77,941,637	112,493,513	—	—
	80,216,977	114,112,043	55,888,720	22,886,395
Dividends and distributions reinvested:
Class A	8,906	835	304,764	72,796
Class C	6,643	—	83,295	17,748
Class I	5,913	1,251	334,660	131,713
Class I2	2,879,766	777,953	—	—
	2,901,228	780,039	722,719	222,257
Cost of shares redeemed:
Class A	(86,240)	(92,166)	(3,292,547)	(1,812,300)
Class C	(137,805)	(11,720)	(660,265)	(314,617)
Class I	(196,245)	(262,066)	(1,876,940)	(6,276,109)
Class I2	(54,917,222)	(13,859,813)	—	—
	(55,337,512)	(14,225,765)	(5,829,752)	(8,403,026)

Net increase (decrease) in net assets resulting from capital share transactions	27,780,693	100,666,317	50,781,687	14,705,626
Net increase (decrease) in net assets	23,236,909	114,447,206	53,290,366	14,650,830

Net assets:
Beginning of year	222,487,342	108,040,136	14,650,830	—
End of year	$245,724,251	$222,487,342	$67,941,196	$14,650,830
Undistributed (distributions in excess of) net investment income (loss)	$2,971,376	$2,865,168	$2,746	$6,385

Capital share transactions - shares:
Shares issued:
Class A	76,170	54,862	2,901,035	770,305
Class C	65,101	62,943	775,285	199,980
Class I	82,256	45,972	1,470,585	1,233,436
Class I2	7,618,026	11,067,191	—	—
	7,841,553	11,230,968	5,146,905	2,203,721

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the years ended:

	Transamerica Emerging Markets Equity		Transamerica Enhanced Muni
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013 (A)
Shares issued-reinvested from dividends and distributions:
Class A	912	84	28,072	7,055
Class C	683	—	7,691	1,721
Class I	605	126	30,850	12,672
Class I2	294,455	78,186	—	—
	296,655	78,396	66,613	21,448
Shares redeemed:
Class A	(8,637)	(9,519)	(306,165)	(175,639)
Class C	(14,097)	(1,178)	(60,300)	(30,167)
Class I	(19,906)	(29,673)	(173,520)	(609,266)
Class I2	(5,559,277)	(1,399,120)	—	—
	(5,601,917)	(1,439,490)	(539,985)	(815,072)

Net increase (decrease) in shares outstanding:
Class A	68,445	45,427	2,622,942	601,721
Class C	51,687	61,765	722,676	171,534
Class I	62,955	16,425	1,327,915	636,842
Class I2	2,353,204	9,746,257	—	—
	2,536,291	9,869,874	4,673,533	1,410,097

(A)	Commenced operations on October 31, 2012.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the period and years ended:

	Transamerica Flexible Income		Transamerica Floating Rate	Transamerica Global Bond
	October 31, 2014	October 31, 2013	October 31, 2014 (B)	October 31, 2014 (C)
From operations:
Net investment income (loss)	$17,532,405	$11,370,399	$5,152,739	$2,083,287
Net realized gain (loss)	2,614,424	4,476,578	401,399	(2,127,421)
Net change in unrealized appreciation (depreciation)	2,718,199	(3,941,600)	(2,055,611)	(9,773,681)
Net increase (decrease) in net assets resulting from operations	22,865,028	11,905,377	3,498,527	(9,817,815)

Distributions to shareholders:
Net investment income:
Class A	(2,421,358)	(3,702,894)	(19,867)	(2,194)
Class B	(92,856)	(223,929)	—	—
Class C	(1,634,737)	(3,315,312)	(33,524)	(1,240)
Class I	(1,179,920)	(1,972,149)	(12,877)	(2,934)
Class I2	(12,828,125)	(2,885,897)	(5,194,388)	(703,399)
Total distributions from net investment income	(18,156,996)	(12,100,181)	(5,260,656)	(709,767)
Total distributions to shareholders	(18,156,996)	(12,100,181)	(5,260,656)	(709,767)

Capital share transactions:
Proceeds from shares sold:
Class A	23,918,469	40,284,829	2,147,440	303,746
Class B	413,004	831,725	—	—
Class C	18,506,389	43,043,792	4,365,683	280,962
Class I	25,618,926	50,944,316	490,725	328,198
Class I2	473,052,249	495,080	228,824,215	250,466,458
	541,509,037	135,599,742	235,828,063	251,379,364
Dividends and distributions reinvested:
Class A	2,179,071	3,293,438	16,171	2,194
Class B	85,077	201,200	—	—
Class C	1,081,313	1,813,634	29,180	1,240
Class I	798,837	1,183,925	10,110	2,934
Class I2	12,828,125	2,885,897	5,108,435	703,399
	16,972,423	9,378,094	5,163,896	709,767
Cost of shares redeemed:
Class A	(32,107,888)	(42,930,806)	(1,516,370)	—
Class B	(1,122,028)	(2,195,747)	—	—
Class C	(23,191,557)	(54,966,032)	(2,683,838)	(23,424)
Class I	(17,104,535)	(50,313,429)	(84,815)	(1,269)
Class I2	(4,777,343)	(75,467,479)	(18,747,145)	(1,852,509)
	(78,303,351)	(225,873,493)	(23,032,168)	(1,877,202)
Automatic conversions:
Class A	588,405	674,074	—	—
Class B	(588,405)	(674,074)	—	—
	—	—	—	—

Net increase (decrease) in net assets resulting from capital share transactions	480,178,109	(80,895,657)	217,959,791	250,211,929
Net increase (decrease) in net assets	484,886,141	(81,090,461)	216,197,662	239,684,347

Net assets:
Beginning of period/year	244,479,507	325,569,968	—	—
End of period/year	$729,365,648	$244,479,507	$216,197,662	$239,684,347
Undistributed (distributions in excess of) net investment income (loss)	$91,229	$334,375	$(5,037)	$80,654

Capital share transactions - shares:
Shares issued:
Class A	2,542,481	4,264,329	214,137	30,273
Class B	43,617	88,010	—	—
Class C	1,972,695	4,590,351	435,093	28,011
Class I	2,704,896	5,372,218	48,936	32,687
Class I2	50,209,721	52,542	22,879,633	24,365,726
	57,473,410	14,367,450	23,577,799	24,456,697

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the period and years ended:

	Transamerica Flexible Income		Transamerica Floating Rate	Transamerica Global Bond
	October 31, 2014	October 31, 2013	October 31, 2014 (B)	October 31, 2014 (C)
Shares issued-reinvested from dividends and distributions:
Class A	231,211	351,067	1,616	214
Class B	9,029	21,432	—	—
Class C	115,443	194,558	2,918	121
Class I	84,560	125,870	1,009	287
Class I2	1,355,549	307,132	510,146	68,747
	1,795,792	1,000,059	515,689	69,369
Shares redeemed:
Class A	(3,399,515)	(4,570,287)	(151,984)	—
Class B	(118,755)	(233,263)	—	—
Class C	(2,475,726)	(5,890,608)	(269,451)	(2,279)
Class I	(1,815,002)	(5,337,746)	(8,457)	(123)
Class I2	(504,831)	(8,027,144)	(1,866,254)	(185,560)
	(8,313,829)	(24,059,048)	(2,296,146)	(187,962)
Automatic conversions:
Class A	62,396	71,662	—	—
Class B	(62,396)	(71,668)	—	—
	—	(6)	—	—

Net increase (decrease) in shares outstanding:
Class A	(563,427)	116,771	63,769	30,487
Class B	(128,505)	(195,489)	—	—
Class C	(387,588)	(1,105,699)	168,560	25,853
Class I	974,454	160,342	41,488	32,851
Class I2	51,060,439	(7,667,470)	21,523,525	24,248,913
	50,955,373	(8,691,545)	21,797,342	24,338,104

(B)	Commenced operations on October 31, 2013.

(C)	Commenced operations on March 1, 2014.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the years ended:

	Transamerica Global Equity (A)		Transamerica Growth Opportunities		Transamerica High Yield Bond
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013
From operations:
Net investment income (loss)	$2,610,071	$1,738,475	$134,544	$1,213,387	$64,965,546	$42,329,989
Net realized gain (loss)	37,982,191	2,704,138	79,396,216	30,035,549	16,963,379	16,338,918
Net change in unrealized appreciation (depreciation)	(39,171,248)	33,928,458	(8,064,410)	157,779,255	(11,634,145)	180,552
Net increase (decrease) in net assets resulting from operations	1,421,014	38,371,071	71,466,350	189,028,191	70,294,780	58,849,459

Distributions to shareholders:
Net investment income:
Class A	(1,148,000)	(850,005)	—	(257,012)	(16,889,594)	(18,026,038)
Class B	(56,120)	(18,249)	—	—	(319,025)	(437,388)
Class C	(612,675)	(272,364)	—	—	(3,188,615)	(4,017,457)
Class I	(580,821)	(453,501)	—	(675,466)	(8,267,762)	(5,564,208)
Class I2	—	—	—	(4,186,160)	(36,588,053)	(15,400,340)
Total distributions from net investment income	(2,397,616)	(1,594,119)	—	(5,118,638)	(65,253,049)	(43,445,431)
Net realized gains:
Class A	—	—	(4,376,857)	(901,789)	(5,006,583)	—
Class B	—	—	(251,719)	(60,751)	(101,279)	—
Class C	—	—	(616,095)	(118,782)	(948,563)	—
Class I	—	—	(2,708,792)	(704,338)	(1,147,640)	—
Class I2	—	—	(20,801,283)	(3,690,555)	(7,045,094)	—
Total distributions from net realized gains	—	—	(28,754,746)	(5,476,215)	(14,249,159)	—
Total distributions to shareholders	(2,397,616)	(1,594,119)	(28,754,746)	(10,594,853)	(79,502,208)	(43,445,431)

Capital share transactions:
Proceeds from shares sold:
Class A	7,966,644	10,911,543	6,599,125	6,685,229	173,219,462	421,598,283
Class B	55,549	182,475	41,149	419,541	229,560	805,604
Class C	4,052,645	4,249,730	1,931,246	1,202,500	19,391,683	25,931,314
Class I	14,551,208	9,075,640	5,817,121	5,205,955	314,041,552	67,630,636
Class I2	130,168,115	—	66,586,657	26,972,272	228,808,324	399,268,205
	156,794,161	24,419,388	80,975,298	40,485,497	735,690,581	915,234,042
Dividends and distributions reinvested:
Class A	1,101,850	792,546	4,325,183	1,148,525	20,649,402	16,918,455
Class B	50,131	16,177	247,546	59,946	397,829	403,020
Class C	479,502	214,910	601,654	115,797	3,673,005	3,434,970
Class I	345,993	249,056	2,693,411	1,372,507	8,319,790	4,485,867
Class I2	—	—	20,801,283	7,876,715	43,633,147	15,400,340
	1,977,476	1,272,689	28,669,077	10,573,490	76,673,173	40,642,652
Cost of shares redeemed:
Class A	(37,266,990)	(30,575,173)	(17,789,106)	(22,012,553)	(460,050,845)	(292,022,445)
Class B	(1,462,767)	(2,196,751)	(679,353)	(757,870)	(1,863,045)	(1,751,619)
Class C	(19,262,089)	(23,255,098)	(2,794,857)	(2,296,185)	(28,889,093)	(31,923,169)
Class I	(14,623,326)	(10,263,048)	(15,067,251)	(38,753,244)	(98,492,364)	(94,183,370)
Class I2	—	—	(56,271,968)	(29,803,079)	(27,435,858)	(110,942,388)
	(72,615,172)	(66,290,070)	(92,602,535)	(93,622,931)	(616,731,205)	(530,822,991)
Automatic conversions:
Class A	1,480,765	292,244	1,201,990	1,284,879	510,808	614,457
Class B	(1,480,765)	(292,244)	(1,201,990)	(1,284,879)	(510,808)	(614,457)
	—	—	—	—	—	—

Net increase (decrease) in net assets resulting from capital share transactions	86,156,465	(40,597,993)	17,041,840	(42,563,944)	195,632,549	425,053,703
Net increase (decrease) in net assets	85,179,863	(3,821,041)	59,753,444	135,869,394	186,425,121	440,457,731

Net assets:
Beginning of year	213,360,332	217,181,373	721,808,230	585,938,836	1,136,880,724	696,422,993
End of year	$298,540,195	$213,360,332	$781,561,674	$721,808,230	$1,323,305,845	$1,136,880,724
Undistributed (distributions in excess of) net investment income (loss)	$(1,342,869)	$(1,584,953)	$584,629	$567,375	$11,216	$297,528

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the years ended:

	Transamerica Global Equity (A)		Transamerica Growth Opportunities		Transamerica High Yield Bond
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013
Capital share transactions - shares:
Shares issued:
Class A	725,367	1,097,905	593,671	691,999	17,772,383	42,931,870
Class B	5,060	18,359	4,356	50,052	23,470	82,580
Class C	370,940	428,583	196,063	140,807	1,998,850	2,666,912
Class I	1,311,464	923,404	493,398	524,902	32,162,394	6,884,076
Class I2	11,510,053	—	5,563,306	2,783,633	23,365,813	41,224,229
	13,922,884	2,468,251	6,850,794	4,191,393	75,322,910	93,789,667
Shares issued-reinvested from dividends and distributions:
Class A	100,442	83,076	397,170	136,404	2,127,398	1,740,871
Class B	4,570	1,696	26,058	8,046	41,010	41,426
Class C	43,790	22,575	62,935	15,440	380,287	354,471
Class I	31,684	26,216	233,802	155,085	851,764	457,709
Class I2	—	—	1,790,128	884,031	4,456,417	1,572,118
	180,486	133,563	2,510,093	1,199,006	7,856,876	4,166,595
Shares redeemed:
Class A	(3,370,560)	(3,097,747)	(1,618,205)	(2,330,375)	(47,409,587)	(30,002,828)
Class B	(133,502)	(222,049)	(70,777)	(90,977)	(191,247)	(179,860)
Class C	(1,762,053)	(2,358,842)	(290,370)	(283,555)	(2,981,084)	(3,294,653)
Class I	(1,337,942)	(1,025,543)	(1,302,409)	(3,950,285)	(10,046,652)	(9,591,677)
Class I2	—	—	(4,712,809)	(3,122,641)	(2,793,377)	(11,205,242)
	(6,604,057)	(6,704,181)	(7,994,570)	(9,777,833)	(63,421,947)	(54,274,260)
Automatic conversions:
Class A	132,416	29,466	110,393	138,454	52,379	63,070
Class B	(132,907)	(29,571)	(126,758)	(156,922)	(52,364)	(63,045)
	(491)	(105)	(16,365)	(18,468)	15	25

Net increase (decrease) in shares outstanding:
Class A	(2,412,335)	(1,887,300)	(516,971)	(1,363,518)	(27,457,427)	14,732,983
Class B	(256,779)	(231,565)	(167,121)	(189,801)	(179,131)	(118,899)
Class C	(1,347,323)	(1,907,684)	(31,372)	(127,308)	(601,947)	(273,270)
Class I	5,206	(75,923)	(575,209)	(3,270,298)	22,967,506	(2,249,892)
Class I2	11,510,053	—	2,640,625	545,023	25,028,853	31,591,105
	7,498,822	(4,102,472)	1,349,952	(4,405,902)	19,757,854	43,682,027

(A)	Formerly, Transamerica Multi-Manager International Portfolio.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the periods and years ended:

	Transamerica High Yield Muni		Transamerica Income & Growth		Transamerica Inflation Opportunities
	October 31, 2014	October 31, 2013 (A)	October 31, 2014	October 31, 2013 (B)	October 31, 2014 (C)
From operations:
Net investment income (loss)	$220,983	$6,499	$38,168,188	$14,818,449	$2,249,493
Net realized gain (loss)	404,969	6,292	(20,390,275)	(2,532,935)	110,027
Net change in unrealized appreciation (depreciation)	339,358	9,955	(1,052,708)	26,033,898	(3,743,143)
Net increase (decrease) in net assets resulting from operations	965,310	22,746	16,725,205	38,319,412	(1,383,623)

Distributions to shareholders:
Net investment income:
Class A	(69,308)	(2,193)	(2,555,008)	(436,188)	(3,891)
Class C	(31,759)	(2,177)	(2,599,791)	(354,818)	(3,021)
Class I	(118,686)	(2,246)	(2,130,508)	(570,369)	(4,477)
Class I2	—	—	(21,087,158)	(9,039,496)	(2,172,857)
Total distributions from net investment income	(219,753)	(6,616)	(28,372,465)	(10,400,871)	(2,184,246)
Net realized gains:
Class A	(2,293)	—	—	—	—
Class C	(1,015)	—	—	—	—
Class I	(2,999)	—	—	—	—
Total distributions from net realized gains	(6,307)	—	—	—	—
Return of capital:
Class A	—	—	(618,631)	(132,412)	—
Class C	—	—	(629,473)	(107,711)	—
Class I	—	—	(515,848)	(173,145)	—
Class I2	—	—	(5,105,721)	(2,744,090)	—
Total distributions from return of capital	—	—	(6,869,673)	(3,157,358)	—
Total distributions to shareholders	(226,060)	(6,616)	(35,242,138)	(13,558,229)	(2,184,246)

Capital share transactions:
Proceeds from shares sold:
Class A	17,289,106	255,000	50,752,561	46,054,546	302,911
Class C	1,953,129	488,616	65,243,983	41,365,491	383,107
Class I	4,680,828	250,000	68,572,697	44,259,022	274,798
Class I2	—	—	344,403,248	348,261,842	251,277,397
	23,923,063	993,616	528,972,489	479,940,901	252,238,213
Dividends and distributions reinvested:
Class A	65,812	2,193	2,583,875	479,516	3,891
Class C	31,859	2,177	2,649,604	406,290	3,021
Class I	121,685	2,246	2,223,963	689,749	4,477
Class I2	—	—	26,192,879	11,783,586	2,172,857
	219,356	6,616	33,650,321	13,359,141	2,184,246
Cost of shares redeemed:
Class A	(13,397,989)	—	(25,521,972)	(4,492,320)	(6,266)
Class C	(1,195,759)	—	(14,718,432)	(1,975,027)	(2,150)
Class I	(371,970)	—	(24,292,029)	(19,217,455)	(1,349)
Class I2	—	—	(56,807,612)	(21,528,242)	(4,174,278)
	(14,965,718)	—	(121,340,045)	(47,213,044)	(4,184,043)

Net increase (decrease) in net assets resulting from capital share transactions	9,176,701	1,000,232	441,282,765	446,086,998	250,238,416
Net increase (decrease) in net assets	9,915,951	1,016,362	422,765,832	470,848,181	246,670,547

Net assets:
Beginning of period/year	1,016,362	—	470,848,181	—	—
End of period/year	$10,932,313	$1,016,362	$893,614,013	$470,848,181	$246,670,547
Undistributed (distributions in excess of) net investment income (loss)	$2,314	$1,084	$7,905,348	$4,072,245	$(75,872)

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the periods and years ended:

	Transamerica High Yield Muni		Transamerica Income & Growth		Transamerica Inflation Opportunities
	October 31, 2014	October 31, 2013 (A)	October 31, 2014	October 31, 2013 (B)	October 31, 2014 (C)
Capital share transactions - shares:
Shares issued:
Class A	1,553,279	25,493	4,631,575	4,295,590	30,278
Class C	174,609	48,390	5,997,856	3,863,905	38,166
Class I	436,493	25,000	6,243,996	4,184,839	27,477
Class I2	—	—	30,782,763	33,431,832	24,882,709
	2,164,381	98,883	47,656,190	45,776,166	24,978,630
Shares issued-reinvested from dividends and distributions:
Class A	5,958	216	237,549	45,566	386
Class C	2,907	214	244,534	38,796	299
Class I	11,074	221	204,334	66,405	444
Class I2	—	—	2,406,073	1,129,363	215,125
	19,939	651	3,092,490	1,280,130	216,254
Shares redeemed:
Class A	(1,192,888)	—	(2,321,202)	(413,945)	(628)
Class C	(104,179)	—	(1,345,017)	(182,960)	(215)
Class I	(33,310)	—	(2,225,072)	(1,796,893)	(133)
Class I2	—	—	(5,178,998)	(2,059,284)	(416,246)
	(1,330,377)	—	(11,070,289)	(4,453,082)	(417,222)

Net increase (decrease) in shares outstanding:
Class A	366,349	25,709	2,547,922	3,927,211	30,036
Class C	73,337	48,604	4,897,373	3,719,741	38,250
Class I	414,257	25,221	4,223,258	2,454,351	27,788
Class I2	—	—	28,009,838	32,501,911	24,681,588
	853,943	99,534	39,678,391	42,603,214	24,777,662

(A)	Commenced operations on July 31, 2013.

(B)	Commenced operations on October 31, 2012.

(C)	Commenced operations on March 1, 2014.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the period and years ended:

	Transamerica International Equity		Transamerica International Small Cap Value		Transamerica Large Cap Value
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013 (A)	October 31, 2014	October 31, 2013
From operations:
Net investment income (loss)	$24,382,247	$9,612,436	$10,094,171	$3,467,589	$25,369,180	$28,355,805
Net realized gain (loss)	21,447,099	17,197,152	5,764,883	2,791,725	153,216,347	237,604,959
Net change in unrealized appreciation (depreciation)	(66,098,281)	70,756,176	(42,098,093)	26,354,562	5,638,963	138,174,635
Net increase (decrease) in net assets resulting from operations	(20,268,935)	97,565,764	(26,239,039)	32,613,876	184,224,490	404,135,399

Distributions to shareholders:
Net investment income:
Class A	(509,161)	(61,664)	—	—	(238,893)	(72,760)
Class C	(320,275)	(90,894)	—	—	(53,303)	(41,488)
Class I	(4,077,344)	(1,600,664)	(291,215)	—	(236,054)	(137,535)
Class I2	(9,899,226)	(3,903,807)	(4,135,115)	—	(24,537,425)	(28,604,588)
Total distributions from net investment income	(14,806,006)	(5,657,029)	(4,426,330)	—	(25,065,675)	(28,856,371)
Net realized gains:
Class A	(578,921)	—	—	—	(1,670,557)	(146,611)
Class C	(472,334)	—	—	—	(1,440,024)	(126,430)
Class I	(4,322,315)	—	(171,973)	—	(2,462,234)	(190,103)
Class I2	(10,118,807)	—	(2,415,423)	—	(231,982,105)	(73,116,044)
Total distributions from net realized gains	(15,492,377)	—	(2,587,396)	—	(237,554,920)	(73,579,188)
Total distributions to shareholders	(30,298,383)	(5,657,029)	(7,013,726)	—	(262,620,595)	(102,435,559)

Capital share transactions:
Proceeds from shares sold:
Class A	67,709,185	20,032,741	—	—	32,832,975	8,146,880
Class C	24,934,132	10,681,845	—	—	5,714,167	6,485,535
Class I	546,077,678	57,367,751	264,608,512	4,172,260	10,399,652	13,633,565
Class I2	426,676,921	79,776,173	384,457,693	175,371,482	362,993,691	157,282,878
	1,065,397,916	167,858,510	649,066,205	179,543,742	411,940,485	185,548,858
Dividends and distributions reinvested:
Class A	1,017,592	59,628	—	—	1,776,069	215,800
Class C	442,217	14,908	—	—	1,132,600	150,365
Class I	7,337,963	1,505,165	463,188	—	1,924,149	306,471
Class I2	20,018,033	3,903,807	6,550,538	—	256,519,530	101,720,632
	28,815,805	5,483,508	7,013,726	—	261,352,348	102,393,268
Cost of shares redeemed:
Class A	(26,206,694)	(4,205,545)	—	—	(11,641,071)	(2,626,419)
Class C	(4,501,629)	(546,953)	—	—	(4,776,962)	(1,299,556)
Class I	(138,522,124)	(10,514,139)	(48,105,231)	(391,230)	(15,090,961)	(1,972,409)
Class I2	(100,047,281)	(26,892,954)	(39,248,795)	(11,875)	(307,852,586)	(372,606,026)
	(269,277,728)	(42,159,591)	(87,354,026)	(403,105)	(339,361,580)	(378,504,410)

Net increase (decrease) in net assets resulting from capital share transactions	824,935,993	131,182,427	568,725,905	179,140,637	333,931,253	(90,562,284)
Net increase (decrease) in net assets	774,368,675	223,091,162	535,473,140	211,754,513	255,535,148	211,137,556

Net assets:
Beginning of period/year	487,073,353	263,982,191	211,754,513	—	1,538,363,370	1,327,225,814
End of period/year	$1,261,442,028	$487,073,353	$747,227,653	$211,754,513	$1,793,898,518	$1,538,363,370
Undistributed (distributions in excess of) net investment income (loss)	$18,136,775	$8,276,287	$9,123,393	$3,691,109	$488,186	$950,667

Capital share transactions - shares:
Shares issued:
Class A	3,737,658	1,194,438	—	—	2,552,312	622,081
Class C	1,391,756	657,929	—	—	439,719	489,379
Class I	30,237,856	3,480,994	21,850,113	378,465	799,260	996,416
Class I2	22,757,183	5,089,120	30,906,352	16,951,235	27,372,842	13,076,957
	58,124,453	10,422,481	52,756,465	17,329,700	31,164,133	15,184,833

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the period and years ended:

	Transamerica International Equity		Transamerica International Small Cap Value		Transamerica Large Cap Value
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013 (A)	October 31, 2014	October 31, 2013
Shares issued-reinvested from dividends and distributions:
Class A	57,752	3,970	—	—	141,442	18,289
Class C	25,342	1,001	—	—	90,673	12,949
Class I	413,174	99,746	38,154	—	153,085	25,654
Class I2	1,127,777	258,873	539,139	—	20,412,760	8,708,966
	1,624,045	363,590	577,293	—	20,797,960	8,765,858
Shares redeemed:
Class A	(1,443,769)	(260,135)	—	—	(915,902)	(201,370)
Class C	(253,620)	(33,955)	—	—	(369,278)	(100,215)
Class I	(7,854,178)	(650,654)	(4,093,338)	(36,419)	(1,129,338)	(145,894)
Class I2	(5,463,528)	(1,653,350)	(3,311,693)	(1,049)	(22,857,927)	(28,155,491)
	(15,015,095)	(2,598,094)	(7,405,031)	(37,468)	(25,272,445)	(28,602,970)

Net increase (decrease) in shares outstanding:
Class A	2,351,641	938,273	—	—	1,777,852	439,000
Class C	1,163,478	624,975	—	—	161,114	402,113
Class I	22,796,852	2,930,086	17,794,929	342,046	(176,993)	876,176
Class I2	18,421,432	3,694,643	28,133,798	16,950,186	24,927,675	(6,369,568)
	44,733,403	8,187,977	45,928,727	17,292,232	26,689,648	(4,652,279)

(A)	Commenced operations on January 4, 2013.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the periods and years ended:

	Transamerica Mid Cap Growth	Transamerica Mid Cap Value Opportunities	Transamerica MLP & Energy Income
	October 31, 2014 (A)	October 31, 2014 (B)	October 31, 2014	October 31, 2013 (C)
From operations:
Net investment income (loss)	$(120,572)	$1,182,748	$9,763,521	$1,970,241
Net realized gain (loss)	228,530	1,533,662	9,773,353	955,807
Net change in unrealized appreciation (depreciation)	4,930,020	6,776,053	27,011,855	4,428,793
Net increase (decrease) in net assets resulting from operations	5,037,978	9,492,463	46,548,729	7,354,841

Distributions to shareholders:
Net investment income:
Class A	—	(2,161)	(1,039,676)	(55,002)
Class C	—	(1,287)	(515,361)	(13,768)
Class I	(20)	(18,055)	(1,577,053)	(44,591)
Class I2	(4,000)	(1,129,378)	(6,809,315)	(1,176,272)
Total distributions from net investment income	(4,020)	(1,150,881)	(9,941,405)	(1,289,633)
Net realized gains:
Class A	—	—	(93,935)	—
Class C	—	—	(34,226)	—
Class I	—	—	(58,215)	—
Class I2	—	—	(969,227)	—
Total distributions from net realized gains	—	—	(1,155,603)	—
Total distributions to shareholders	(4,020)	(1,150,881)	(11,097,008)	(1,289,633)

Capital share transactions:
Proceeds from shares sold:
Class A	469,950	740,044	73,681,339	17,098,597
Class C	392,688	278,569	48,548,339	4,993,590
Class I	319,750	5,896,131	115,454,149	9,673,920
Class I2	50,276,548	158,849,070	239,551,414	200,103,453
	51,458,936	165,763,814	477,235,241	231,869,560
Dividends and distributions reinvested:
Class A	—	2,161	1,015,112	53,165
Class C	—	1,287	382,065	13,488
Class I	20	18,055	925,964	43,974
Class I2	4,000	1,129,378	7,778,542	1,176,272
	4,020	1,150,881	10,101,683	1,286,899
Cost of shares redeemed:
Class A	(6,718)	(67,117)	(30,496,397)	(1,112,229)
Class C	(84,185)	(19,175)	(2,489,880)	(90,532)
Class I	(7,652)	(67,213)	(17,488,490)	(335,246)
Class I2	(151,644)	(1,973,042)	(16,007,052)	(6,760)
	(250,199)	(2,126,547)	(66,481,819)	(1,544,767)

Net increase (decrease) in net assets resulting from capital share transactions	51,212,757	164,788,148	420,855,105	231,611,692
Net increase (decrease) in net assets	56,246,715	173,129,730	456,306,826	237,676,900

Net assets:
Beginning of period/year	—	—	237,676,900	—
End of period/year	$56,246,715	$173,129,730	$693,983,726	$237,676,900
Undistributed (distributions in excess of) net investment income (loss)	$—	$87,285	$5,779,226	$919,425

Capital share transactions - shares:
Shares issued:
Class A	45,511	71,952	6,444,024	1,702,533
Class C	38,172	27,721	4,285,354	496,304
Class I	31,589	563,893	10,214,886	961,149
Class I2	5,025,215	15,627,496	20,474,978	19,985,228
	5,140,487	16,291,062	41,419,242	23,145,214

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the periods and years ended:

	Transamerica Mid Cap Growth	Transamerica Mid Cap Value Opportunities	Transamerica MLP & Energy Income
	October 31, 2014 (A)	October 31, 2014 (B)	October 31, 2014	October 31, 2013 (C)
Shares issued-reinvested from dividends and distributions:
Class A	—	208	89,499	5,292
Class C	—	123	33,671	1,345
Class I	2	1,749	80,333	4,378
Class I2	387	108,717	697,300	117,308
	389	110,797	900,803	128,323
Shares redeemed:
Class A	(633)	(6,316)	(2,596,064)	(110,119)
Class C	(7,837)	(1,829)	(219,332)	(9,065)
Class I	(706)	(6,318)	(1,523,506)	(33,383)
Class I2	(14,276)	(189,851)	(1,395,001)	(671)
	(23,452)	(204,314)	(5,733,903)	(153,238)

Net increase (decrease) in shares outstanding:
Class A	44,878	65,844	3,937,459	1,597,706
Class C	30,335	26,015	4,099,693	488,584
Class I	30,885	559,324	8,771,713	932,144
Class I2	5,011,326	15,546,362	19,777,277	20,101,865
	5,117,424	16,197,545	36,586,142	23,120,299

(A)	Commenced operations on October 31, 2013.

(B)	Commenced operations on April 30, 2014

(C)	Commenced operations on April 30, 2013.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the years ended:

	Transamerica Money Market		Transamerica Multi-Managed Balanced		Transamerica Opportunistic Allocation
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013	October 31, 2014 (A)
From operations:
Net investment income (loss)	$29,483	$158,622	$4,311,920	$4,044,654	$67,941
Net realized gain (loss)	—	—	24,127,504	22,450,647	(48,558)
Net change in unrealized appreciation (depreciation)	—	—	23,683,647	27,250,644	23,564
Net increase (decrease) in net assets resulting from operations	29,483	158,622	52,123,071	53,745,945	42,947

Distributions to shareholders:
Net investment income:
Class A	(3,351)	(3,125)	(2,060,730)	(1,441,042)	(16,186)
Class B	(204)	(283)	(26,864)	(14,798)	—
Class C	(1,198)	(1,221)	(727,673)	(365,872)	(14,271)
Class I	(2,751)	(9,874)	(2,762,577)	(2,532,217)	(33,668)
Class I2	(6,639)	(144,240)	—	—	—
Total distributions from net investment income	(14,143)	(158,743)	(5,577,844)	(4,353,929)	(64,125)
Net realized gains:
Class A	—	—	(6,969,184)	(4,393,440)	—
Class B	—	—	(362,006)	(314,260)	—
Class C	—	—	(4,537,375)	(2,364,203)	—
Class I	—	—	(8,000,079)	(5,851,179)	—
Total distributions from net realized gains	—	—	(19,868,644)	(12,923,082)	—
Total distributions to shareholders	(14,143)	(158,743)	(25,446,488)	(17,277,011)	(64,125)

Capital share transactions:
Proceeds from shares sold:
Class A	73,169,752	93,358,748	32,938,100	33,411,254	257,678
Class B	1,188,265	2,702,767	367,903	1,275,903	—
Class C	14,219,481	26,742,098	40,695,782	34,252,398	250,000
Class I	4,608,232	7,781,398	16,152,567	27,830,697	508,346
Class I2	14,874,587	866,139,625	—	—	—
	108,060,317	996,724,636	90,154,352	96,770,252	1,016,024
Dividends and distributions reinvested:
Class A	3,270	3,092	8,698,595	5,624,470	16,186
Class B	195	266	378,038	318,115	—
Class C	1,156	1,192	4,882,590	2,493,048	14,271
Class I	2,736	9,841	10,640,277	7,994,334	33,668
Class I2	30,915	120,139	—	—	—
	38,272	134,530	24,599,500	16,429,967	64,125
Cost of shares redeemed:
Class A	(64,258,662)	(100,230,456)	(30,909,489)	(26,509,027)	—
Class B	(2,593,616)	(4,311,917)	(738,849)	(1,381,471)	—
Class C	(20,238,646)	(27,938,304)	(15,522,013)	(11,300,169)	—
Class I	(7,592,493)	(10,946,023)	(34,795,613)	(53,323,730)	(1,247)
Class I2	(113,918,131)	(1,388,193,824)	—	—	—
	(208,601,548)	(1,531,620,524)	(81,965,964)	(92,514,397)	(1,247)
Automatic conversions:
Class A	964,155	1,491,119	1,980,927	1,860,400	—
Class B	(964,155)	(1,491,119)	(1,980,927)	(1,860,400)	—
	—	—	—	—	—
Net increase (decrease) in net assets resulting from capital share transactions	(100,502,959)	(534,761,358)	32,787,888	20,685,822	1,078,902
Net increase (decrease) in net assets	(100,487,619)	(534,761,479)	59,464,471	57,154,756	1,057,724

Net assets:
Beginning of year	279,644,453	814,405,932	431,071,355	373,916,599	—
End of year	$179,156,834	$279,644,453	$490,535,826	$431,071,355	$1,057,724
Undistributed (distributions in excess of) net investment income (loss)	$16,063	$723	$6,914	$887,915	$—

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the year ended:

	Transamerica Money Market		Transamerica Multi-Managed Balanced		Transamerica Opportunistic Allocation
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013	October 31, 2014 (A)
Capital share transactions - shares:
Shares issued:
Class A	73,169,752	93,358,748	1,349,190	1,451,625	25,720
Class B	1,188,264	2,702,767	15,119	55,957	—
Class C	14,219,481	26,742,098	1,684,944	1,514,143	25,000
Class I	4,608,233	7,781,398	655,266	1,196,508	50,806
Class I2	14,874,587	866,139,625	—	—	—
	108,060,317	996,724,636	3,704,519	4,218,233	101,526
Shares issued-reinvested from dividends and distributions:
Class A	3,270	3,092	366,264	258,922	1,583
Class B	195	266	16,108	14,871	—
Class C	1,156	1,192	209,287	116,952	1,397
Class I	2,736	9,841	446,156	365,981	3,291
Class I2	30,915	120,139	—	—	—
	38,272	134,530	1,037,815	756,726	6,271
Shares redeemed:
Class A	(64,258,662)	(100,230,456)	(1,258,739)	(1,159,723)	—
Class B	(2,593,615)	(4,311,917)	(30,556)	(60,970)	—
Class C	(20,238,645)	(27,938,304)	(642,080)	(502,298)	—
Class I	(7,592,493)	(10,946,023)	(1,421,276)	(2,323,952)	(117)
Class I2	(113,918,131)	(1,388,193,824)	—	—	—
	(208,601,546)	(1,531,620,524)	(3,352,651)	(4,046,943)	(117)
Automatic conversions:
Class A	964,155	1,491,119	81,480	81,674	—
Class B	(964,155)	(1,491,117)	(82,000)	(82,182)	—
	—	2	(520)	(508)	—

Net increase (decrease) in shares outstanding:
Class A	9,878,515	(5,377,497)	538,195	632,498	27,303
Class B	(2,369,311)	(3,100,001)	(81,329)	(72,324)	—
Class C	(6,018,008)	(1,195,014)	1,252,151	1,128,797	26,397
Class I	(2,981,524)	(3,154,784)	(319,854)	(761,463)	53,980
Class I2	(99,012,629)	(521,934,060)	—	—	—
	(100,502,957)	(534,761,356)	1,389,163	927,508	107,680

(A)	Commenced operations on October 31, 2013.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the years ended:

	Transamerica Short-Term Bond		Transamerica Small Cap Core	Transamerica Small Cap Growth
	October 31, 2014	October 31, 2013	October 31, 2014 (A)	October 31, 2014	October 31, 2013
From operations:
Net investment income (loss)	$80,846,165	$88,911,109	$1,155,624	$(2,309,837)	$(1,374,546)
Net realized gain (loss)	12,855,711	28,108,700	4,401,372	51,767,223	(10,235,390)
Net change in unrealized appreciation (depreciation)	(18,994,708)	(24,512,090)	4,937,099	(27,025,684)	132,355,793
Net increase (decrease) in net assets resulting from operations	74,707,168	92,507,719	10,494,095	22,431,702	120,745,857

Distributions to shareholders:
Net investment income:
Class A	(21,792,309)	(21,816,489)	(443)	—	(36)
Class C	(12,151,962)	(15,556,070)	(148)	—	—
Class I	(14,819,641)	(11,069,787)	(570)	—	(236)
Class I2	(36,362,344)	(46,347,624)	(212,400)	(13,380)	(310,438)
Total distributions from net investment income	(85,126,256)	(94,789,970)	(213,561)	(13,380)	(310,710)
Net realized gains:
Class A	(5,375,671)	(3,551,210)	—	—	—
Class C	(4,773,809)	(3,839,661)	—	—	—
Class I	(2,858,306)	(1,692,537)	—	—	—
Class I2	(8,468,483)	(7,974,540)	—	—	—
Total distributions from net realized gains	(21,476,269)	(17,057,948)	—	—	—
Total distributions to shareholders	(106,602,525)	(111,847,918)	(213,561)	(13,380)	(310,710)

Capital share transactions:
Proceeds from shares sold:
Class A	487,562,162	543,762,634	320,881	358,402	270,167
Class C	195,646,184	239,503,037	386,364	245,586	83,830
Class I	624,083,494	359,047,248	658,168	121,382	169,538
Class I2	115,908,574	543,506,012	236,237,390	58,927,253	207,109,332
	1,423,200,414	1,685,818,931	237,602,803	59,652,623	207,632,867
Dividends and distributions reinvested:
Class A	24,497,042	22,910,343	443	—	36
Class C	14,459,422	16,311,981	148	—	—
Class I	13,036,726	9,076,614	570	—	236
Class I2	44,865,067	54,612,869	212,400	13,380	310,438
	96,858,257	102,911,807	213,561	13,380	310,710
Cost of shares redeemed:
Class A	(444,326,310)	(402,741,543)	(12,012)	(116,509)	(14,096)
Class C	(223,138,513)	(241,095,077)	(29,345)	(34,898)	—
Class I	(313,121,163)	(249,180,907)	(1,000)	(124,762)	—
Class I2	(310,472,462)	(549,855,999)	(35,833,902)	(115,172,585)	(4,208,930)
	(1,291,058,448)	(1,442,873,526)	(35,876,259)	(115,448,754)	(4,223,026)

Net increase (decrease) in net assets resulting from capital share transactions	229,000,223	345,857,212	201,940,105	(55,782,751)	203,720,551
Net increase (decrease) in net assets	197,104,866	326,517,013	212,220,639	(33,364,429)	324,155,698

Net assets:
Beginning of year	3,867,544,945	3,541,027,932	—	564,255,399	240,099,701
End of year	$4,064,649,811	$3,867,544,945	$212,220,639	$530,890,970	$564,255,399
Undistributed (distributions in excess of) net investment income (loss)	$(413,258)	$(437,572)	$886,913	$(1,924,168)	$(1,867,375)

Capital share transactions - shares:
Shares issued:
Class A	46,830,522	52,013,270	31,850	28,724	23,912
Class C	18,823,269	22,933,751	38,194	19,510	7,899
Class I	61,010,639	34,958,637	63,324	9,950	14,517
Class I2	11,329,795	52,759,014	22,743,486	4,712,855	20,187,902
	137,994,225	162,664,672	22,876,854	4,771,039	20,234,230

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the year ended:

	Transamerica Short-Term Bond		Transamerica Small Cap Core	Transamerica Small Cap Growth
	October 31, 2014	October 31, 2013	October 31, 2014 (A)	October 31, 2014	October 31, 2013
Shares issued-reinvested from dividends and distributions:
Class A	2,355,593	2,190,396	43	—	4
Class C	1,393,177	1,562,163	14	—	—
Class I	1,275,695	883,031	55	—	25
Class I2	4,390,838	5,313,668	20,522	1,054	33,131
	9,415,303	9,949,258	20,634	1,054	33,160
Shares redeemed:
Class A	(42,693,290)	(38,517,671)	(1,106)	(9,604)	(1,245)
Class C	(21,470,005)	(23,098,877)	(2,778)	(2,914)	—
Class I	(30,622,087)	(24,251,555)	(93)	(10,082)	—
Class I2	(30,329,868)	(53,356,505)	(3,290,278)	(9,282,608)	(372,149)
	(125,115,250)	(139,224,608)	(3,294,255)	(9,305,208)	(373,394)

Net increase (decrease) in shares outstanding:
Class A	6,492,825	15,685,995	30,787	19,120	22,671
Class C	(1,253,559)	1,397,037	35,430	16,596	7,899
Class I	31,664,247	11,590,113	63,286	(132)	14,542
Class I2	(14,609,235)	4,716,177	19,473,730	(4,568,699)	19,848,884
	22,294,278	33,389,322	19,603,233	(4,533,115)	19,893,996

(A)	Commenced operations on October 31, 2013.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the period and years ended:

	Transamerica Small Cap Value		Transamerica Small/Mid Cap Value		Transamerica Strategic High Income
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013	October 31, 2014 (A)
From operations:
Net investment income (loss)	$7,725,007	$5,752,003	$1,062,572	$2,604,365	$860,248
Net realized gain (loss)	57,211,344	42,658,701	102,933,969	97,522,134	427,743
Net change in unrealized appreciation (depreciation)	(28,631,716)	116,989,097	(22,145,371)	138,372,873	252,550
Net increase (decrease) in net assets resulting from operations	36,304,635	165,399,801	81,851,170	238,499,372	1,540,541

Distributions to shareholders:
Net investment income:
Class A	(6,970)	(1,818)	(1,823,340)	(1,447,118)	(21,932)
Class B	—	—	—	—	—
Class C	(1,449)	(626)	(203)	—	(14,963)
Class I	(6,211)	(3,120)	(1,237,227)	(965,696)	(220,447)
Class I2	(6,672,269)	(3,059,606)	(164,899)	(149,218)	(530,495)
Total distributions from net investment income	(6,686,899)	(3,065,170)	(3,225,669)	(2,562,032)	(787,837)
Net realized gains:
Class A	(67,507)	(41)	(41,137,010)	—	—
Class B	—	—	(2,688,264)	—	—
Class C	(43,009)	(28)	(25,079,326)	—	—
Class I	(44,883)	(30)	(14,269,028)	—	—
Class I2	(43,683,172)	(32,267)	(1,690,758)	—	—
Total distributions from net realized gains	(43,838,571)	(32,366)	(84,864,386)	—	—
Total distributions to shareholders	(50,525,470)	(3,097,536)	(88,090,055)	(2,562,032)	(787,837)

Capital share transactions:
Proceeds from shares sold:
Class A	431,439	631,592	87,652,676	168,638,341	1,153,243
Class B	—	—	706,194	883,904	—
Class C	364,868	300,447	57,877,052	61,189,175	1,066,569
Class I	62,650	212,736	121,395,417	74,137,947	14,025,078
Class I2	92,994,125	293,402,564	1,055,255	2,672,078	32,956,154
	93,853,082	294,547,339	268,686,594	307,521,445	49,201,044
Dividends and distributions reinvested:
Class A	74,130	1,859	41,378,601	1,399,157	21,932
Class B	—	—	2,240,828	—	—
Class C	44,298	654	21,380,464	—	14,963
Class I	51,094	3,150	10,657,939	664,877	205,018
Class I2	50,355,441	3,091,873	1,855,657	149,218	530,495
	50,524,963	3,097,536	77,513,489	2,213,252	772,408
Cost of shares redeemed:
Class A	(522,416)	(28,905)	(175,013,075)	(100,015,781)	(725)
Class B	—	—	(5,904,431)	(5,288,500)	—
Class C	(106,250)	(29,934)	(48,837,255)	(37,495,211)	(35,357)
Class I	(154,279)	(7,749)	(76,056,692)	(40,738,524)	(390,084)
Class I2	(187,601,274)	(9,834,788)	(2,284,369)	(1,910,960)	(11,512,327)
	(188,384,219)	(9,901,376)	(308,095,822)	(185,448,976)	(11,938,493)
Automatic conversions:
Class A	—	—	1,856,060	1,582,310	—
Class B	—	—	(1,856,060)	(1,582,310)	—
	—	—	—	—	—

Net increase (decrease) in net assets resulting from capital share transactions	(44,006,174)	287,743,499	38,104,261	124,285,721	38,034,959
Net increase (decrease) in net assets	(58,227,009)	450,045,764	31,865,376	360,223,061	38,787,663

Net assets:
Beginning of period/year	739,599,928	289,554,164	1,041,487,736	681,264,675	—
End of period/year	$681,372,919	$739,599,928	$1,073,353,112	$1,041,487,736	$38,787,663
Undistributed (distributions in excess of) net investment income (loss)	$5,438,111	$4,329,328	$144,627	$2,259,731	$84,957

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the period and years ended:

	Transamerica Small Cap Value		Transamerica Small/Mid Cap Value		Transamerica Strategic High Income
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013	October 31, 2014 (A)
Capital share transactions - shares:
Shares issued:
Class A	33,285	50,363	3,086,404	6,634,584	114,409
Class B	—	—	26,773	36,426	—
Class C	28,348	24,984	2,213,351	2,556,135	106,121
Class I	4,786	16,892	4,130,014	2,891,549	1,365,979
Class I2	7,192,651	26,779,785	35,971	100,517	3,252,437
	7,259,070	26,872,024	9,492,513	12,219,211	4,838,946
Shares issued-reinvested from dividends and distributions:
Class A	5,801	183	1,497,055	62,518	2,137
Class B	—	—	86,753	—	—
Class C	3,469	64	836,809	—	1,458
Class I	3,989	312	377,005	29,123	19,988
Class I2	3,930,947	305,782	65,594	6,533	51,602
	3,944,206	306,341	2,863,216	98,174	75,185
Shares redeemed:
Class A	(40,730)	(2,405)	(6,130,690)	(4,069,459)	(71)
Class B	—	—	(222,732)	(224,587)	—
Class C	(8,574)	(2,396)	(1,870,301)	(1,625,590)	(3,407)
Class I	(12,677)	(663)	(2,618,525)	(1,584,404)	(37,495)
Class I2	(14,626,262)	(870,242)	(79,242)	(72,140)	(1,107,696)
	(14,688,243)	(875,706)	(10,921,490)	(7,576,180)	(1,148,669)
Automatic conversions:
Class A	—	—	65,165	63,137	—
Class B	—	—	(69,867)	(67,145)	—
	—	—	(4,702)	(4,008)	—

Net increase (decrease) in shares outstanding:
Class A	(1,644)	48,141	(1,482,066)	2,690,780	116,475
Class B	—	—	(179,073)	(255,306)	—
Class C	23,243	22,652	1,179,859	930,545	104,172
Class I	(3,902)	16,541	1,888,494	1,336,268	1,348,472
Class I2	(3,502,664)	26,215,325	22,323	34,910	2,196,343
	(3,484,967)	26,302,659	1,429,537	4,737,197	3,765,462

(A)	Commenced operations on March 1, 2014.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the years ended:

	Transamerica Tactical Allocation		Transamerica Tactical Income		Transamerica Tactical Rotation
	October 31, 2014	October 31, 2013 (A)	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013 (A)
From operations:
Net investment income (loss)	$202,587	$70,157	$32,746,450	$32,449,119	$99,556	$14,580
Net realized gain (loss)	593,953	(227,762)	46,787,395	(25,475,573)	859,488	(31,458)
Net change in unrealized appreciation (depreciation)	(497,837)	603,232	(20,881,142)	30,157,802	106,774	868,540
Net increase (decrease) in net assets resulting from operations	298,703	445,627	58,652,703	37,131,348	1,065,818	851,662

Distributions to shareholders:
Net investment income:
Class A	(116,188)	(47,652)	(9,387,251)	(15,878,009)	(35,784)	(20,490)
Class C	(111,628)	(29,951)	(10,079,093)	(16,406,179)	(7,089)	(17,020)
Class I	(27,765)	(24,159)	(8,025,504)	(14,004,956)	(17,768)	(14,990)
Total distributions from net investment income	(255,581)	(101,762)	(27,491,848)	(46,289,144)	(60,641)	(52,500)
Net realized gains:
Class A	(6,626)	—	—	(1,145,016)	(21,960)	—
Class C	(10,192)	—	—	(1,298,064)	(13,300)	—
Class I	(2,523)	—	—	(1,027,731)	(8,367)	—
Total distributions from net realized gains	(19,341)	—	—	(3,470,811)	(43,627)	—
Return of capital:
Class A	—	—	—	(724,530)	—	—
Class C	—	—	—	(748,631)	—	—
Class I	—	—	—	(639,062)	—	—
Total distributions from return of capital	—	—	—	(2,112,223)	—	—
Total distributions to shareholders	(274,922)	(101,762)	(27,491,848)	(51,872,178)	(104,268)	(52,500)

Capital share transactions:
Proceeds from shares sold:
Class A	2,033,070	4,509,182	48,021,688	255,790,051	6,072,181	6,636,656
Class C	2,120,963	6,345,790	52,497,261	274,261,506	4,349,824	3,737,108
Class I	148,863	4,551,591	82,956,484	218,879,286	1,770,288	2,955,354
	4,302,896	15,406,563	183,475,433	748,930,843	12,192,293	13,329,118
Dividends and distributions reinvested:
Class A	122,191	45,081	8,694,710	16,307,555	57,698	20,490
Class C	121,209	29,924	8,941,478	16,258,490	20,390	17,020
Class I	26,003	24,159	6,550,437	12,461,119	26,135	14,990
	269,403	99,164	24,186,625	45,027,164	104,223	52,500
Cost of shares redeemed:
Class A	(777,688)	(599,405)	(149,952,578)	(179,409,998)	(976,776)	(615,827)
Class C	(1,801,486)	(612,568)	(139,234,720)	(100,809,838)	(1,218,130)	(132,814)
Class I	(841,328)	(3,145,680)	(124,650,121)	(196,619,979)	(1,280,840)	(312,587)
	(3,420,502)	(4,357,653)	(413,837,419)	(476,839,815)	(3,475,746)	(1,061,228)

Net increase (decrease) in net assets resulting from capital share transactions	1,151,797	11,148,074	(206,175,361)	317,118,192	8,820,770	12,320,390
Net increase (decrease) in net assets	1,175,578	11,491,939	(175,014,506)	302,377,362	9,782,320	13,119,552

Net assets:
Beginning of year	11,491,939	—	1,077,207,707	774,830,345	13,119,552	—
End of year	$12,667,517	$11,491,939	$902,193,201	$1,077,207,707	$22,901,872	$13,119,552
Undistributed (distributions in excess of) net investment income (loss)	$—	$—	$3,568,177	$(1,624,157)	$46,352	$9,851

Capital share transactions - shares:
Shares issued:
Class A	196,312	448,991	4,654,071	25,116,273	532,540	636,890
Class C	206,858	637,816	5,103,509	27,009,959	383,593	358,348
Class I	14,577	464,614	7,976,112	21,509,562	155,900	283,008
	417,747	1,551,421	17,733,692	73,635,794	1,072,033	1,278,246

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the year ended:

	Transamerica Tactical Allocation		Transamerica Tactical Income		Transamerica Tactical Rotation
	October 31, 2014	October 31, 2013 (A)	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013 (A)
Shares issued-reinvested from dividends and distributions:
Class A	11,839	4,550	841,151	1,615,063	5,152	2,119
Class C	11,834	3,033	867,629	1,616,041	1,827	1,762
Class I	2,544	2,452	633,166	1,233,427	2,342	1,560
	26,217	10,035	2,341,946	4,464,531	9,321	5,441
Shares redeemed:
Class A	(75,538)	(59,807)	(14,461,409)	(17,862,420)	(85,107)	(58,346)
Class C	(176,194)	(61,669)	(13,535,177)	(10,110,632)	(106,790)	(12,544)
Class I	(81,886)	(317,060)	(12,085,747)	(19,541,746)	(112,192)	(29,833)
	(333,618)	(438,536)	(40,082,333)	(47,514,798)	(304,089)	(100,723)

Net increase (decrease) in shares outstanding:
Class A	132,613	393,734	(8,966,187)	8,868,916	452,585	580,663
Class C	42,498	579,180	(7,564,039)	18,515,368	278,630	347,566
Class I	(64,765)	150,006	(3,476,469)	3,201,243	46,050	254,735
	110,346	1,122,920	(20,006,695)	30,585,527	777,265	1,182,964

(A)	Commenced operations on October 31, 2012.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the years ended:

	Transamerica US Growth (A)
	October 31, 2014	October 31, 2013
From operations:
Net investment income (loss)	$4,702,928	$11,869,628
Net realized gain (loss)	417,554,925	185,255,598
Net change in unrealized appreciation (depreciation)	(243,809,615)	153,323,695
Net increase (decrease) in net assets resulting from operations	178,448,238	350,448,921

Distributions to shareholders:
Net investment income:
Class A	(3,465,587)	(769,591)
Class C	(26,540)	—
Class I	(2,870,434)	(1,532,076)
Class I2	(6,480,546)	(4,002,443)
Class T	(482,132)	(228,735)
Total distributions from net investment income	(13,325,239)	(6,532,845)

Capital share transactions:
Proceeds from shares sold:
Class A	9,117,367	11,366,538
Class B	118,596	1,223,955
Class C	2,861,175	2,754,039
Class I	9,138,705	10,465,200
Class I2	18,392,356	12,660,078
Class T	1,012,958	785,477
	40,641,157	39,255,287
Dividends and distributions reinvested:
Class A	3,398,566	755,349
Class C	25,660	—
Class I	2,833,632	1,502,638
Class I2	6,470,353	3,997,098
Class T	474,365	225,596
	13,202,576	6,480,681
Cost of shares redeemed:
Class A	(61,755,721)	(91,495,788)
Class B	(1,902,375)	(2,834,318)
Class C	(7,265,117)	(8,053,129)
Class I	(78,094,564)	(138,001,397)
Class I2	(266,711,312)	(179,355,730)
Class T	(8,367,204)	(9,082,315)
	(424,096,293)	(428,822,677)
Automatic conversions:
Class A	3,709,838	3,970,796
Class B	(3,709,838)	(3,970,796)
	—	—

Net increase (decrease) in net assets resulting from capital share transactions	(370,252,560)	(383,086,709)
Net increase (decrease) in net assets	(205,129,561)	(39,170,633)

Net assets:
Beginning of year	1,414,324,349	1,453,494,982
End of year	$1,209,194,788	$1,414,324,349
Undistributed (distributions in excess of) net investment income (loss)	$3,085,419	$11,882,467

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

STATEMENTS OF CHANGES IN NET ASSETS (continued)

For the year ended:

	Transamerica US Growth (A)
	October 31, 2014	October 31, 2013
Capital share transactions - shares:
Shares issued:
Class A	505,770	771,500
Class B	6,713	83,088
Class C	159,743	179,174
Class I	494,219	680,611
Class I2	993,024	875,085
Class T	26,058	24,274
	2,185,527	2,613,732
Shares issued-reinvested from dividends and distributions:
Class A	193,430	47,269
Class C	1,481	—
Class I	159,552	92,755
Class I2	365,145	247,039
Class T	12,533	6,577
	732,141	393,640
Shares redeemed:
Class A	(3,402,414)	(6,028,455)
Class B	(107,475)	(192,092)
Class C	(409,264)	(549,732)
Class I	(4,262,368)	(9,056,038)
Class I2	(14,668,763)	(11,316,596)
Class T	(213,712)	(281,788)
	(23,063,996)	(27,424,701)
Automatic conversions:
Class A	205,841	265,338
Class B	(209,143)	(269,403)
	(3,302)	(4,065)

Net increase (decrease) in shares outstanding:
Class A	(2,497,373)	(4,944,348)
Class B	(309,905)	(378,407)
Class C	(248,040)	(370,558)
Class I	(3,608,597)	(8,282,672)
Class I2	(13,310,594)	(10,194,472)
Class T	(175,121)	(250,937)
	(20,149,630)	(24,421,394)

(A)	Formerly, Transamerica Diversified Equity.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS

For a share outstanding during the period and years indicated:	Transamerica Capital Growth
Class A
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$21.40	$15.34	$15.47	$13.78	$11.77
Investment operations
Net investment income (loss) (B)	(0.15)	(0.07)	—	(C)	(0.12)	(0.09)
Net realized and unrealized gain (loss)	3.64	6.49	0.32	1.81	2.12
Total investment operations	3.49	6.42	0.32	1.69	2.03
Distributions
Net investment income	—	—	—	—	(0.02)
Net realized gains	(0.49)	(0.36)	(0.45)	—	—
Total distributions	(0.49)	(0.36)	(0.45)	—	(0.02)
Net asset value
End of period/year	$24.40	$21.40	$15.34	$15.47	$13.78
Total return (D)	16.52%	42.74%	2.38%	12.34%	17.24	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$124,413	$88,843	$65,782	$66,058	$48,547
Expenses to average net assets
After (waiver/reimbursement) recapture	1.26%	1.48%	1.52%	1.55%	1.55	%(F)
Before (waiver/reimbursement) recapture	1.26%	1.41%	1.47%	1.63%	1.78	%(F)
Net investment income (loss) to average net assets	(0.63)%	(0.38)%	0.01%	(0.76)%	(0.75	)%(F)
Portfolio turnover rate	30%	29%	52%	90%	57	%(E)

(A)	Commenced operations on November 13, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica Capital Growth
Class B
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$19.31	$13.96	$14.22	$12.75	$10.95
Investment operations
Net investment income (loss) (B)	(0.32)	(0.17)	(0.10)	(0.20)	(0.15)
Net realized and unrealized gain (loss)	3.26	5.88	0.29	1.67	1.96
Total investment operations	2.94	5.71	0.19	1.47	1.81
Distributions
Net investment income	—	—	—	(C)	—	(0.01)
Net realized gains	(0.49)	(0.36)	(0.45)	—	—
Total distributions	(0.49)	(0.36)	(0.45)	—	(0.01)
Net asset value
End of period/year	$21.76	$19.31	$13.96	$14.22	$12.75
Total return (D)	15.44%	41.86%	1.65%	11.61%	16.51	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$4,932	$6,020	$5,596	$7,786	$9,916
Expenses to average net assets
After (waiver/reimbursement) recapture	2.20%	2.20%	2.20%	2.20%	2.20	%(F)
Before (waiver/reimbursement) recapture	2.16%	2.28%	2.33%	2.45%	2.51	%(F)
Net investment income (loss) to average net assets	(1.54)%	(1.07)%	(0.73)%	(1.41)%	(1.36	)%(F)
Portfolio turnover rate	30%	29%	52%	90%	57	%(E)

(A)	Commenced operations on November 13, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Capital Growth
Class C
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$19.33	$13.96	$14.20	$12.74	$10.94
Investment operations
Net investment income (loss) (B)	(0.28)	(0.15)	(0.08)	(0.20)	(0.15)
Net realized and unrealized gain (loss)	3.28	5.88	0.29	1.66	1.96
Total investment operations	3.00	5.73	0.21	1.46	1.81
Distributions
Net investment income	—	—	—	(C)	—	(0.01)
Net realized gains	(0.49)	(0.36)	(0.45)	—	—
Total distributions	(0.49)	(0.36)	(0.45)	—	(0.01)
Net asset value
End of period/year	$21.84	$19.33	$13.96	$14.20	$12.74
Total return (D)	15.74%	42.01%	1.80%	11.62%	16.53	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$50,879	$27,535	$19,809	$16,252	$12,814
Expenses to average net assets
After (waiver/reimbursement) recapture	1.95%	2.04%	2.08%	2.20%	2.20	%(F)
Before (waiver/reimbursement) recapture	1.95%	2.04%	2.06%	2.18%	2.26	%(F)
Net investment income (loss) to average net assets	(1.34)%	(0.95)%	(0.54)%	(1.41)%	(1.39	)%(F)
Portfolio turnover rate	30%	29%	52%	90%	57	%(E)

(A)	Commenced operations on November 13, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica Capital Growth
	Class I
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$21.78	$15.61	$15.66	$13.89	$11.64
Investment operations
Net investment income (loss) (B)	(0.07)	0.02	0.11	(0.06)	(0.06)
Net realized and unrealized gain (loss)	3.70	6.59	0.30	1.83	2.33
Total investment operations	3.63	6.61	0.41	1.77	2.27
Distributions
Net investment income	—	(0.08)	(0.01)	—	(0.02)
Net realized gains	(0.49)	(0.36)	(0.45)	—	—
Total distributions	(0.49)	(0.44)	(0.46)	—	(0.02)
Net asset value
End of period/year	$24.92	$21.78	$15.61	$15.66	$13.89
Total return (C)	16.88%	43.45%	2.96%	12.81%	19.58	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$161,858	$105,747	$80,083	$11,767	$434
Expenses to average net assets
After (waiver/reimbursement) recapture	0.95%	0.99%	0.94%	1.13%	1.20	%(E)
Before (waiver/reimbursement) recapture	0.95%	0.99%	0.94%	1.10%	1.85	%(E)
Net investment income (loss) to average net assets	(0.31)%	0.11%	0.66%	(0.37)%	(0.51	)%(E)
Portfolio turnover rate	30%	29%	52%	90%	57	%(D)

(A)	Commenced operations on November 30, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Capital Growth
Class I2
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$14.88	$10.80	$10.96	$10.00
Investment operations
Net investment income (loss) (B)	(0.03)	0.04	0.07	—	(C)
Net realized and unrealized gain (loss)	2.52	4.50	0.22	0.96
Total investment operations	2.49	4.54	0.29	0.96
Distributions
Net investment income	—	(0.10)	—	(C)	—
Net realized gains	(0.49)	(0.36)	(0.45)	—
Total distributions	(0.49)	(0.46)	(0.45)	—
Net asset value
End of period/year	$16.88	$14.88	$10.80	$10.96
Total return (D)	17.05%	43.65%	3.11%	9.70	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$836,984	$509,700	$545,635	$407,302
Expenses to average net assets
After (waiver/reimbursement) recapture	0.81%	0.84%	0.84%	1.09	%(F)
Before (waiver/reimbursement) recapture	0.81%	0.84%	0.84%	1.09	%(F)
Net investment income (loss) to average net assets	(0.20)%	0.32%	0.67%	(0.48	)%(F)
Portfolio turnover rate	30%	29%	52%	90	%(E)

(A)	Commenced operations on September 30, 2011.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

For a share outstanding during the period indicated:	Transamerica Concentrated Growth
	Class A		Class C		Class I2
	October 31, 2014 (A)		October 31, 2014 (A)		October 31, 2014 (A)
Net asset value
Beginning of period	$15.57		$15.57		$15.57
Investment operations
Net investment income (loss) (B)	—	(C)	(0.07)		0.04
Net realized and unrealized gain (loss)	0.65		0.64		0.65
Total investment operations	0.65		0.57		0.69
Net asset value
End of period	$16.22		$16.14		$16.26
Total return (D)	4.17	%(E)	3.66	%(E)	4.43	%(E)
Ratio and supplemental data
Net assets end of period (000’s)	$444		$274		$353,480
Expenses to average net assets
After (waiver/reimbursement) recapture	1.18	%(F)	1.93	%(F)	0.77	%(F)
Before (waiver/reimbursement) recapture	1.18	%(F)	1.93	%(F)	0.77	%(F)
Net investment income (loss) to average net assets	0.03	%(F)	(0.67	)%(F)	0.42	%(F)
Portfolio turnover rate	18	%(E)	18	%(E)	18	%(E)

(A)	Commenced operations on March 1, 2014.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Concentrated Growth
Class I (A)
October 31, 2014 (B)	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010 (C)
Net asset value
Beginning of period/year	$15.76	$12.240	$10.220	$10.000	$10.000
Investment operations
Net investment income (loss) (D)	0.02	(0.003)	0.009	(E)	0.003	0.000
Net realized and unrealized gain (loss)	0.76	3.869	2.064	0.221	(F)	0.000
Total investment operations	0.78	3.866	2.073	0.224	0.000
Distributions
Net investment income	—	(0.004)	(0.006)	(0.002)	0.000
Net realized gains	(0.45)	(0.342)	(0.047)	(0.002)	—
Total distributions	(0.45)	(0.346)	(0.053)	(0.004)	0.000
Net asset value
End of period/year	$16.09	$15.76	$12.24	$10.22	$10.00
Total return (G)	6.13	%(H)	31.84%	20.28%	2.23%	0.00%
Ratio and supplemental data
Net assets end of period/year (000’s)	$19,643	$13,761	$10,320	$2,801	$100
Expenses to average net assets
After (waiver/reimbursement) recapture	1.00	%(I)	1.25%	1.25%	1.25%	0.00%
Before (waiver/reimbursement) recapture	1.08	%(I)	2.18%	3.68%	5.90%	0.00%
Net investment income (loss) to average net assets	0.16	%(I)	(0.02)%	0.08	%(E)	0.03%	0.00%
Portfolio turnover rate	18	%(H)	14.84%	21.76%	22.35%	0.00%

(A)	Prior to February 28, 2014, information provided in previous periods reflects The Torray Resolute Fund, which is the accounting survivor pursuant to a Plan of Reorganization. Prior to January 1, 2014, the Financial Highlights were audited by another independent registered public accounting firm.
(B)	Effective at the close of business on February 28, 2014, the fiscal year end of the Fund changed to October 31. The Financial Highlights represent activity for the ten months of January 1, 2014 - October 31, 2014. Refer to the Notes to Financial Statements for details.
(C)	Commenced operations on December 31, 2010.
(D)	Calculated based on average number of shares outstanding.
(E)	For the year ended December 31, 2012, investment income per share reflects a special dividend which amounted to $0.01 per share. Excluding the special dividend, the ratio of net investment income to average net assets would have been (0.01)%.
(F)	The amount of net gains on securities (both realized and unrealized) per share does not accord with the amounts reported in the Statement of Changes due to the timing of purchases and redemptions of Fund shares and fluctuating market values during the period.
(G)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(H)	Not annualized.
(I)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and year indicated:	Transamerica Dividend Focused
	Class A
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$11.98	$10.00
Investment operations
Net investment income (loss) (B)	0.20	0.14
Net realized and unrealized gain (loss)	1.47	1.97
Total investment operations	1.67	2.11
Distributions
Net investment income	(0.20)	(0.13)
Net realized gains	(0.10)	—
Total distributions	(0.30)	(0.13)
Net asset value
End of period/year	$13.35	$11.98
Total return (C)	14.14%	21.25	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$63,639	$1,245
Expenses to average net assets
After (waiver/reimbursement) recapture	0.96%	1.07	%(E)
Before (waiver/reimbursement) recapture	0.96%	1.07	%(E)
Net investment income (loss) to average net assets	1.55%	1.47	%(E)
Portfolio turnover rate	21%	23	%(D)

(A)	Commenced operations on January 4, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and year indicated:	Transamerica Dividend Focused
	Class C
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$11.96	$10.00
Investment operations
Net investment income (loss) (B)	0.09	0.08
Net realized and unrealized gain (loss)	1.49	1.96
Total investment operations	1.58	2.04
Distributions
Net investment income	(0.12)	(0.08)
Net realized gains	(0.10)	—
Total distributions	(0.22)	(0.08)
Net asset value
End of period/year	$13.32	$11.96
Total return (C)	13.30%	20.50	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$4,419	$1,297
Expenses to average net assets
After (waiver/reimbursement) recapture	1.81%	1.78	%(E)
Before (waiver/reimbursement) recapture	1.81%	1.78	%(E)
Net investment income (loss) to average net assets	0.74%	0.83	%(E)
Portfolio turnover rate	21%	23	%(D)

(A)	Commenced operations on January 4, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and year indicated:	Transamerica Dividend Focused
	Class I
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$11.98	$10.00
Investment operations
Net investment income (loss) (B)	0.23	0.17
Net realized and unrealized gain (loss)	1.47	1.96
Total investment operations	1.70	2.13
Distributions
Net investment income	(0.23)	(0.15)
Net realized gains	(0.10)	—
Total distributions	(0.33)	(0.15)
Net asset value
End of period/year	$13.35	$11.98
Total return (C)	14.37%	21.40	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$6,311	$1,715
Expenses to average net assets
After (waiver/reimbursement) recapture	0.80%	0.82	%(E)
Before (waiver/reimbursement) recapture	0.80%	0.82	%(E)
Net investment income (loss) to average net assets	1.80%	1.82	%(E)
Portfolio turnover rate	21%	23	%(D)

(A)	Commenced operations on January 4, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and year indicated:	Transamerica Dividend Focused
	Class I2
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$11.98	$10.00
Investment operations
Net investment income (loss) (B)	0.24	0.17
Net realized and unrealized gain (loss)	1.48	1.97
Total investment operations	1.72	2.14
Distributions
Net investment income	(0.24)	(0.16)
Net realized gains	(0.10)	—
Total distributions	(0.34)	(0.16)
Net asset value
End of period/year	$13.36	$11.98
Total return (C)	14.56%	21.49	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$1,402,739	$1,023,268
Expenses to average net assets
After (waiver/reimbursement) recapture	0.70%	0.71	%(E)
Before (waiver/reimbursement) recapture	0.70%	0.71	%(E)
Net investment income (loss) to average net assets	1.88%	1.91	%(E)
Portfolio turnover rate	21%	23	%(D)

(A)	Commenced operations on January 4, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Emerging Markets Debt
	Class A
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$10.83	$11.54	$10.00	$10.00
Investment operations
Net investment income (loss) (B)	0.61	0.56	0.59	0.08
Net realized and unrealized gain (loss)	(0.11)	(0.55)	1.45	(0.08)
Total investment operations	0.50	0.01	2.04	—
Distributions
Net investment income	(0.58)	(0.47)	(0.50)	—	(C)
Net realized gains	—	(0.25)	—	—
Total distributions	(0.58)	(0.72)	(0.50)	—	(C)
Net asset value
End of period/year	$10.75	$10.83	$11.54	$10.00
Total return (D)	4.81%	(0.07)%	21.07%	0.04	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$81,684	$129,805	$60,754	$2,247
Expenses to average net assets
After (waiver/reimbursement) recapture	1.18%	1.11%	1.21%	1.35	%(F)
Before (waiver/reimbursement) recapture	1.18%	1.11%	1.19%	1.65	%(F)
Net investment income (loss) to average net assets	5.68%	5.02%	5.47%	5.24	%(F)
Portfolio turnover rate	321%	326%	305%	31	%(E)

(A)	Commenced operations on August 31, 2011.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica Emerging Markets Debt
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$10.80	$11.51	$9.99	$10.00
Investment operations
Net investment income (loss) (B)	0.54	0.48	0.52	0.07
Net realized and unrealized gain (loss)	(0.11)	(0.54)	1.44	(0.08)
Total investment operations	0.43	(0.06)	1.96	(0.01)
Distributions
Net investment income	(0.51)	(0.40)	(0.44)	—	(C)
Net realized gains	—	(0.25)	—	—
Total distributions	(0.51)	(0.65)	(0.44)	—	(C)
Net asset value
End of period/year	$10.72	$10.80	$11.51	$9.99
Total return (D)	4.12%	(0.69)%	20.24%	(0.08	)%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$27,202	$30,547	$10,543	$1,025
Expenses to average net assets
After (waiver/reimbursement) recapture	1.84%	1.81%	1.87%	2.00	%(F)
Before (waiver/reimbursement) recapture	1.84%	1.81%	1.86%	2.29	%(F)
Net investment income (loss) to average net assets	5.02%	4.36%	4.87%	4.35	%(F)
Portfolio turnover rate	321%	326%	305%	31	%(E)

(A)	Commenced operations on August 31, 2011.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Emerging Markets Debt
	Class I
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$10.85	$11.56	$10.01	$10.00
Investment operations
Net investment income (loss) (B)	0.65	0.60	0.63	0.09
Net realized and unrealized gain (loss)	(0.10)	(0.56)	1.44	(0.08)
Total investment operations	0.55	0.04	2.07	0.01
Distributions
Net investment income	(0.62)	(0.50)	(0.52)	—	(C)
Net realized gains	—	(0.25)	—	—
Total distributions	(0.62)	(0.75)	(0.52)	—	(C)
Net asset value
End of period/year	$10.78	$10.85	$11.56	$10.01
Total return (D)	5.30%	0.23%	21.40%	0.14	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$340,068	$133,449	$46,190	$2,064
Expenses to average net assets
After (waiver/reimbursement) recapture	0.81%	0.79%	0.86%	1.00	%(F)
Before (waiver/reimbursement) recapture	0.81%	0.79%	0.84%	1.34	%(F)
Net investment income (loss) to average net assets	6.00%	5.38%	5.68%	5.46	%(F)
Portfolio turnover rate	321%	326%	305%	31	%(E)

(A)	Commenced operations on August 31, 2011.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica Emerging Markets Debt
	Class I2
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$10.85	$11.56	$10.01	$10.00
Investment operations
Net investment income (loss) (B)	0.66	0.61	0.63	0.07
Net realized and unrealized gain (loss)	(0.10)	(0.56)	1.45	(0.06)
Total investment operations	0.56	0.05	2.08	0.01
Distributions
Net investment income	(0.63)	(0.51)	(0.53)	—	(C)
Net realized gains	—	(0.25)	—	—
Total distributions	(0.63)	(0.76)	(0.53)	—	(C)
Net asset value
End of period/year	$10.78	$10.85	$11.56	$10.01
Total return (D)	5.39%	0.33%	21.50%	0.14	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$143,512	$339,967	$505,629	$95,233
Expenses to average net assets
After (waiver/reimbursement) recapture	0.71%	0.69%	0.76%	1.00	%(F)
Before (waiver/reimbursement) recapture	0.71%	0.69%	0.74%	1.23	%(F)
Net investment income (loss) to average net assets	6.16%	5.38%	5.82%	4.63	%(F)
Portfolio turnover rate	321%	326%	305%	31	%(E)

(A)	Commenced operations on August 31, 2011.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Emerging Markets Equity
	Class A
	October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$10.40	$9.42	$10.00
Investment operations
Net investment income (loss) (B)	0.11	0.12	0.09
Net realized and unrealized gain (loss)	(0.16)	0.88	(0.67)
Total investment operations	(0.05)	1.00	(0.58)
Distributions
Net investment income	(0.10)	(0.02)	—
Net asset value
End of period/year	$10.25	$10.40	$9.42
Total return (C)	(0.40)%	10.68%	(5.80	)%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$1,495	$805	$302
Expenses to average net assets
After (waiver/reimbursement) recapture	1.62%	1.60%	1.85	%(E)
Before (waiver/reimbursement) recapture	1.62%	1.60%	1.85	%(E)
Net investment income (loss) to average net assets	1.05%	1.19%	1.97	%(E)
Portfolio turnover rate	69%	63%	76	%(D)

(A)	Commenced operations on April 30, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica Emerging Markets Equity
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$10.32	$9.39	$10.00
Investment operations
Net investment income (loss) (B)	0.04	0.06	0.07
Net realized and unrealized gain (loss)	(0.15)	0.87	(0.68)
Total investment operations	(0.11)	0.93	(0.61)
Distributions
Net investment income	(0.07)	—	—
Net asset value
End of period/year	$10.14	$10.32	$9.39
Total return (C)	(1.05)%	9.90%	(6.10	)%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$1,424	$916	$253
Expenses to average net assets
After (waiver/reimbursement) recapture	2.29%	2.23%	2.52	%(E)
Before (waiver/reimbursement) recapture	2.29%	2.23%	2.52	%(E)
Net investment income (loss) to average net assets	0.36%	0.57%	1.43	%(E)
Portfolio turnover rate	69%	63%	76	%(D)

(A)	Commenced operations on April 30, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Emerging Markets Equity
	Class I
	October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$10.43	$9.43	$10.00
Investment operations
Net investment income (loss) (B)	0.12	0.17	0.11
Net realized and unrealized gain (loss)	(0.13)	0.87	(0.68)
Total investment operations	(0.01)	1.04	(0.57)
Distributions
Net investment income	(0.12)	(0.04)	—
Net asset value
End of period/year	$10.30	$10.43	$9.43
Total return (C)	(0.04)%	11.03%	(5.70	)%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$1,147	$505	$302
Expenses to average net assets
After (waiver/reimbursement) recapture	1.29%	1.26%	1.60	%(E)
Before (waiver/reimbursement) recapture	1.29%	1.26%	1.60	%(E)
Net investment income (loss) to average net assets	1.22%	1.74%	2.26	%(E)
Portfolio turnover rate	69%	63%	76	%(D)

(A)	Commenced operations on April 30, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica Emerging Markets Equity
	Class I2
	October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$10.44	$9.44	$10.00
Investment operations
Net investment income (loss) (B)	0.15	0.16	0.10
Net realized and unrealized gain (loss)	(0.16)	0.88	(0.66)
Total investment operations	(0.01)	1.04	(0.56)
Distributions
Net investment income	(0.13)	(0.04)	—
Net asset value
End of period/year	$10.30	$10.44	$9.44
Total return (C)	(0.02)%	11.09%	(5.60	)%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$241,658	$220,261	$107,183
Expenses to average net assets
After (waiver/reimbursement) recapture	1.17%	1.15%	1.49	%(E)
Before (waiver/reimbursement) recapture	1.17%	1.15%	1.49	%(E)
Net investment income (loss) to average net assets	1.44%	1.66%	2.06	%(E)
Portfolio turnover rate	69%	63%	76	%(D)

(A)	Commenced operations on April 30, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Enhanced Muni
Class A
October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$10.37	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.25	0.22
Net realized and unrealized gain (loss)	0.78	0.38	(D)
Total investment operations	1.03	0.60
Distributions
Net investment income	(0.24)	(0.23)
Net asset value
End of year	$11.16	$10.37
Total return (E)	10.05%	6.05%
Ratio and supplemental data
Net assets end of year (000’s)	$35,974	$6,241
Expenses to average net assets (F)
After (waiver/reimbursement) recapture	0.86%	0.86%
Before (waiver/reimbursement) recapture	1.12%	2.36%
Net investment income (loss) to average net assets (C)	2.27%	2.12%
Portfolio turnover rate (G)	107%	111%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	The per share amount may differ with the change in aggregate gains (losses) as shown in the Statements of Operations due to the timing of purchases and sales of Fund shares in relation to fluctuating market values during the year.
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Does not include expenses of the investment companies in which the Fund invests.
(G)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the years indicated:	Transamerica Enhanced Muni
Class C
October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$10.36	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.18	0.15
Net realized and unrealized gain (loss)	0.78	0.39	(D)
Total investment operations	0.96	0.54
Distributions
Net investment income	(0.18)	(0.18)
Net asset value
End of year	$11.14	$10.36
Total return (E)	9.35%	5.42%
Ratio and supplemental data
Net assets end of year (000’s)	$9,960	$1,778
Expenses to average net assets (F)
After (waiver/reimbursement) recapture	1.46%	1.46%
Before (waiver/reimbursement) recapture	1.87%	3.08%
Net investment income (loss) to average net assets (C)	1.69%	1.47%
Portfolio turnover rate (G)	107%	111%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	The per share amount may differ with the change in aggregate gains (losses) as shown in the Statements of Operations due to the timing of purchases and sales of Fund shares in relation to fluctuating market values during the year.
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Does not include expenses of the investment companies in which the Fund invests.
(G)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Enhanced Muni
Class I
October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$10.41	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.26	0.23
Net realized and unrealized gain (loss)	0.78	0.38	(D)
Total investment operations	1.04	0.61
Distributions
Net investment income	(0.25)	(0.20)
Net asset value
End of year	$11.20	$10.41
Total return (E)	10.16%	6.10%
Ratio and supplemental data
Net assets end of year (000’s)	$22,007	$6,632
Expenses to average net assets (F)
After (waiver/reimbursement) recapture	0.71%	0.71%
Before (waiver/reimbursement) recapture	0.92%	2.12%
Net investment income (loss) to average net assets (C)	2.44%	2.21%
Portfolio turnover rate (G)	107%	111%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	The per share amount may differ with the change in aggregate gains (losses) as shown in the Statements of Operations due to the timing of purchases and sales of Fund shares in relation to fluctuating market values during the year.
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Does not include expenses of the investment companies in which the Fund invests.
(G)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the years indicated:	Transamerica Flexible Income
	Class A
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$9.38	$9.37	$8.83	$8.99	$8.33
Investment operations
Net investment income (loss) (A)	0.29	0.41	0.45	0.51	0.50
Net realized and unrealized gain (loss)	0.08	0.03	0.55	(0.16)	0.70
Total investment operations	0.37	0.44	1.00	0.35	1.20
Distributions
Net investment income	(0.29)	(0.43)	(0.46)	(0.51)	(0.54)
Net asset value
End of year	$9.46	$9.38	$9.37	$8.83	$8.99
Total return (B)	3.98%	4.85%	11.60%	3.93%	14.89%
Ratio and supplemental data
Net assets end of year (000’s)	$73,829	$78,512	$77,291	$65,393	$55,103
Expenses to average net assets
After (waiver/reimbursement) recapture	0.89%	0.95%	0.95%	0.97%	1.07	%(C)
Before (waiver/reimbursement) recapture	0.91%	1.00%	1.01%	1.07%	1.15	%(C)
Net investment income (loss) to average net assets	3.04%	4.32%	4.95%	5.70%	5.79%
Portfolio turnover rate	26%	32%	35%	42%	120%

(A)	Calculated based on average number of shares outstanding.
(B)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(C)	Includes extraordinary expenses. The impact of the extraordinary expenses was 0.01%.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Flexible Income
	Class B
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$9.39	$9.37	$8.83	$9.00	$8.34
Investment operations
Net investment income (loss) (A)	0.21	0.32	0.37	0.44	0.43
Net realized and unrealized gain (loss)	0.07	0.05	0.55	(0.18)	0.71
Total investment operations	0.28	0.37	0.92	0.26	1.14
Distributions
Net investment income	(0.21)	(0.35)	(0.38)	(0.43)	(0.48)
Net asset value
End of year	$9.46	$9.39	$9.37	$8.83	$9.00
Total return (B)	2.98%	4.00%	10.69%	2.96%	14.02%
Ratio and supplemental data
Net assets end of year (000’s)	$3,644	$4,819	$6,641	$7,066	$10,614
Expenses to average net assets
After (waiver/reimbursement) recapture	1.72%	1.85%	1.79%	1.82%	1.88	%(C)
Before (waiver/reimbursement) recapture	1.72%	1.85%	1.79%	1.82%	1.88	%(C)
Net investment income (loss) to average net assets	2.24%	3.42%	4.13%	4.87%	4.97%
Portfolio turnover rate	26%	32%	35%	42%	120%

(A)	Calculated based on average number of shares outstanding.
(B)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(C)	Includes extraordinary expenses. The impact of the extraordinary expenses was 0.01%.

For a share outstanding during the years indicated:	Transamerica Flexible Income
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$9.32	$9.31	$8.79	$8.96	$8.31
Investment operations
Net investment income (loss) (A)	0.22	0.34	0.38	0.45	0.44
Net realized and unrealized gain (loss)	0.08	0.04	0.54	(0.17)	0.70
Total investment operations	0.30	0.38	0.92	0.28	1.14
Distributions
Net investment income	(0.22)	(0.37)	(0.40)	(0.45)	(0.49)
Net asset value
End of year	$9.40	$9.32	$9.31	$8.79	$8.96
Total return (B)	3.26%	4.10%	10.71%	3.21%	14.15%
Ratio and supplemental data
Net assets end of year (000’s)	$68,629	$71,692	$81,874	$50,314	$36,264
Expenses to average net assets
After (waiver/reimbursement) recapture	1.60%	1.67%	1.65%	1.68%	1.74	%(C)
Before (waiver/reimbursement) recapture	1.60%	1.67%	1.65%	1.68%	1.74	%(C)
Net investment income (loss) to average net assets	2.33%	3.60%	4.22%	4.98%	5.14%
Portfolio turnover rate	26%	32%	35%	42%	120%

(A)	Calculated based on average number of shares outstanding.
(B)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(C)	Includes extraordinary expenses. The impact of the extraordinary expenses was 0.01%.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Flexible Income
	Class I
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$9.39	$9.38	$8.85	$9.02	$8.48
Investment operations
Net investment income (loss) (B)	0.31	0.43	0.47	0.53	0.50
Net realized and unrealized gain (loss)	0.08	0.04	0.55	(0.16)	0.57
Total investment operations	0.39	0.47	1.02	0.37	1.07
Distributions
Net investment income	(0.31)	(0.46)	(0.49)	(0.54)	(0.53)
Net asset value
End of period/year	$9.47	$9.39	$9.38	$8.85	$9.02
Total return (C)	4.25%	5.13%	11.87%	4.19%	13.10	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$42,545	$33,036	$31,480	$19,992	$9,787
Expenses to average net assets
After (waiver/reimbursement) recapture	0.62%	0.68%	0.67%	0.69%	0.76	%(E)(F)
Before (waiver/reimbursement) recapture	0.62%	0.68%	0.67%	0.69%	0.76	%(E)(F)
Net investment income (loss) to average net assets	3.29%	4.58%	5.20%	5.93%	6.25	%(F)
Portfolio turnover rate	26%	32%	35%	42%	120	%(D)

(A)	Commenced operations on November 30, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Includes extraordinary expenses. The impact of the extraordinary expenses was 0.01%.
(F)	Annualized.

For a share outstanding during the years indicated:	Transamerica Flexible Income
	Class I2
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of year	$9.40	$9.38	$8.86	$9.03	$8.37
Investment operations
Net investment income (loss) (B)	0.31	0.44	0.48	0.55	0.53
Net realized and unrealized gain (loss)	0.09	0.05	0.54	(0.17)	0.71
Total investment operations	0.40	0.49	1.02	0.38	1.24
Distributions
Net investment income	(0.32)	(0.47)	(0.50)	(0.55)	(0.58)
Net asset value
End of year	$9.48	$9.40	$9.38	$8.86	$9.03
Total return (C)	4.35%	5.35%	11.85%	4.31%	15.39%
Ratio and supplemental data
Net assets end of year (000’s)	$540,719	$56,421	$128,284	$109,052	$146,631
Expenses to average net assets
After (waiver/reimbursement) recapture	0.52%	0.58%	0.57%	0.58%	0.64	%(D)
Before (waiver/reimbursement) recapture	0.52%	0.58%	0.57%	0.58%	0.64	%(D)
Net investment income (loss) to average net assets	3.26%	4.65%	5.32%	6.10%	6.18%
Portfolio turnover rate	26%	32%	35%	42%	120%

(A)	Effective November 30, 2009, all previously existing Class I shares were re-designated as Class I2 Shares.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Includes extraordinary expenses. The impact of the extraordinary expenses was 0.01%.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Floating Rate
	Class A	Class C	Class I	Class I2
	October 31, 2014 (A)	October 31, 2014 (A)	October 31, 2014 (A)	October 31, 2014 (A)
Net asset value
Beginning of year	$10.00	$10.00	$10.00	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.31	0.24	0.33	0.34
Net realized and unrealized gain (loss)	(0.10)	(0.10)	(0.09)	(0.10)
Total investment operations	0.21	0.14	0.24	0.24
Distributions
Net investment income	(0.29)	(0.22)	(0.32)	(0.32)
Net asset value
End of year	$9.92	$9.92	$9.92	$9.92
Total return (D)	2.17%	1.43%	2.45%	2.47%
Ratio and supplemental data
Net assets end of year (000’s)	$633	$1,672	$412	$213,481
Expenses to average net assets (E)
After (waiver/reimbursement) recapture	1.06%	1.80%	0.80%	0.80%
Before (waiver/reimbursement) recapture	1.21%	1.97%	0.97%	0.87%
Net investment income (loss) to average net assets (C)	3.08%	2.45%	3.27%	3.37%
Portfolio turnover rate (F)	73%	73%	73%	73%

(A)	Commenced operations on October 31, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Does not include expenses of the investment companies in which the Fund invests.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the period indicated:	Transamerica Global Bond
	Class A		Class C		Class I		Class I2
	October 31, 2014 (A)		October 31, 2014 (A)		October 31, 2014 (A)		October 31, 2014 (A)
Net asset value
Beginning of period	$10.00		$10.00		$10.00		$10.00
Investment operations
Net investment income (loss) (B)	0.15		0.09		0.16		0.15
Net realized and unrealized gain (loss)	(0.23)		(0.22)		(0.23)		(0.21)
Total investment operations	(0.08)		(0.13)		(0.07)		(0.06)
Distributions
Net investment income	(0.08)		(0.05)		(0.09)		(0.09)
Net asset value
End of period	$9.84		$9.82		$9.84		$9.85
Total return (C)	(0.82	)%(D)	(1.34	)%(D)	(0.71	)%(D)	(0.61	)%(D)
Ratio and supplemental data
Net assets end of period (000’s)	$300		$254		$323		$238,807
Expenses to average net assets
After (waiver/reimbursement) recapture	1.00	%(E)	1.75	%(E)	0.75	%(E)	0.75	%(E)
Before (waiver/reimbursement) recapture	1.09	%(E)	1.81	%(E)	0.91	%(E)	0.79	%(E)
Net investment income (loss) to average net assets	2.15	%(E)	1.39	%(E)	2.42	%(E)	2.23	%(E)
Portfolio turnover rate	138	%(D)	138	%(D)	138	%(D)	138	%(D)

(A)	Commenced operations on March 1, 2014.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Global Equity (formerly, Transamerica Multi-Manager International Portfolio)
	Class A
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$10.96	$9.22	$9.09	$9.84	$8.53
Investment operations
Net investment income (loss) (A) (B)	0.18	0.11	0.16	0.08	0.09
Net realized and unrealized gain (loss)	0.10	1.73	0.22	(0.75)	1.33
Total investment operations	0.28	1.84	0.38	(0.67)	1.42
Distributions
Net investment income	(0.16)	(0.10)	(0.25)	(0.08)	(0.11)
Net asset value
End of year	$11.08	$10.96	$9.22	$9.09	$9.84
Total return (C)	2.54%	20.08%	4.65%	(6.90)%	16.80%
Ratio and supplemental data
Net assets end of year (000’s)	$56,663	$82,534	$86,834	$118,070	$135,479
Expenses to average net assets (D)
After (waiver/reimbursement) recapture	0.74%	0.69%	0.68%	0.67%	0.70%
Before (waiver/reimbursement) recapture	0.75%	0.69%	0.68%	0.67%	0.70%
Net investment income (loss) to average net assets (B)	1.64%	1.09%	1.79%	0.77%	1.04%
Portfolio turnover rate (E)	150%	18%	41%	13%	11%

(A)	Calculated based on average number of shares outstanding.
(B)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Does not include expenses of the investment companies in which the Fund invests.
(E)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the years indicated:	Transamerica Global Equity (formerly, Transamerica Multi-Manager International Portfolio)
Class B
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$10.89	$9.16	$9.00	$9.74	$8.45
Investment operations
Net investment income (loss) (A) (B)	0.10	0.04	0.09	0.01	0.02
Net realized and unrealized gain (loss)	0.08	1.71	0.24	(0.75)	1.32
Total investment operations	0.18	1.75	0.33	(0.74)	1.34
Distributions
Net investment income	(0.07)	(0.02)	(0.17)	—	(C)	(0.05)
Net asset value
End of year	$11.00	$10.89	$9.16	$9.00	$9.74
Total return (D)	1.64%	19.11%	3.92%	(7.59)%	15.95%
Ratio and supplemental data
Net assets end of year (000’s)	$6,460	$9,191	$9,847	$13,373	$18,432
Expenses to average net assets (E)
After (waiver/reimbursement) recapture	1.53%	1.45%	1.45%	1.45%	1.45%
Before (waiver/reimbursement) recapture	1.63%	1.54%	1.54%	1.48%	1.49%
Net investment income (loss) to average net assets (B)	0.95%	0.37%	1.05%	0.11%	0.19%
Portfolio turnover rate (F)	150%	18%	41%	13%	11%

(A)	Calculated based on average number of shares outstanding.
(B)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Does not include expenses of the investment companies in which the Fund invests.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Global Equity (formerly, Transamerica Multi-Manager International Portfolio)
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$10.88	$9.15	$9.01	$9.75	$8.45
Investment operations
Net investment income (loss) (A) (B)	0.09	0.04	0.09	0.02	0.02
Net realized and unrealized gain (loss)	0.10	1.72	0.23	(0.74)	1.33
Total investment operations	0.19	1.76	0.32	(0.72)	1.35
Distributions
Net investment income	(0.08)	(0.03)	(0.18)	(0.02)	(0.05)
Net asset value
End of year	$10.99	$10.88	$9.15	$9.01	$9.75
Total return (C)	1.73%	19.26%	3.87%	(7.42)%	16.10%
Ratio and supplemental data
Net assets end of year (000’s)	$74,772	$88,681	$92,050	$117,858	$144,849
Expenses to average net assets (D)
After (waiver/reimbursement) recapture	1.47%	1.40%	1.38%	1.34%	1.36%
Before (waiver/reimbursement) recapture	1.49%	1.40%	1.38%	1.34%	1.36%
Net investment income (loss) to average net assets (B)	0.87%	0.40%	1.07%	0.16%	0.27%
Portfolio turnover rate (E)	150%	18%	41%	13%	11%

(A)	Calculated based on average number of shares outstanding.
(B)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Does not include expenses of the investment companies in which the Fund invests.
(E)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the period and years indicated:	Transamerica Global Equity (formerly, Transamerica Multi-Manager International Portfolio)
	Class I
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$10.96	$9.23	$9.11	$9.86	$8.84
Investment operations
Net investment income (loss) (B) (C)	0.21	0.14	0.16	0.11	(0.02)
Net realized and unrealized gain (loss)	0.09	1.73	0.25	(0.74)	1.19
Total investment operations	0.30	1.87	0.41	(0.63)	1.17
Distributions
Net investment income	(0.20)	(0.14)	(0.29)	(0.12)	(0.15)
Net asset value
End of period/year	$11.06	$10.96	$9.23	$9.11	$9.86
Total return (D)	2.75%	20.53%	5.07%	(6.49)%	13.41	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$33,329	$32,954	$28,450	$28,748	$28,047
Expenses to average net assets (F)
After (waiver/reimbursement) recapture	0.44%	0.31%	0.28%	0.29%	0.34	%(G)
Before (waiver/reimbursement) recapture	0.46%	0.31%	0.28%	0.29%	0.34	%(G)
Net investment income (loss) to average net assets (C)	1.88%	1.39%	1.87%	1.12%	(0.21	)%(G)
Portfolio turnover rate (H)	150%	18%	41%	13%	11	%(E)

(A)	Commenced operations on November 30, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Does not include expenses of the investment companies in which the Fund invests.
(G)	Annualized.
(H)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period indicated:	Transamerica Global Equity
	Class I2
	October 31, 2014 (A)
Net asset value
Beginning of period	$11.31
Investment operations
Net investment income (loss) (B)	—	(C)
Net realized and unrealized gain (loss)	(0.25)
Total investment operations	(0.25)
Net asset value
End of period	$11.06
Total return (D)	(2.21	)%(E)
Ratio and supplemental data
Net assets end of period (000’s)	$127,316
Expenses to average net assets
After (waiver/reimbursement) recapture	1.08	%(F)
Before (waiver/reimbursement) recapture	1.08	%(F)
Net investment income (loss) to average net assets	0.07	%(F)
Portfolio turnover rate	150	%(E)

(A)	Commenced operations on September 4, 2014.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

For a share outstanding during the years indicated:	Transamerica Growth Opportunities
Class A
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$10.73	$8.15	$10.93	$9.82	$7.54
Investment operations
Net investment income (loss) (A)	(0.04)	(0.03)	0.01	(0.10)	(0.05)
Net realized and unrealized gain (loss)	1.05	2.71	(0.55)	1.21	2.33
Total investment operations	1.01	2.68	(0.54)	1.11	2.28
Distributions
Net investment income	—	(0.02)	—	(B)	—	—
Net realized gains	(0.45)	(0.08)	(2.24)	—	—
Total distributions	(0.45)	(0.10)	(2.24)	—	—
Net asset value
End of year	$11.29	$10.73	$8.15	$10.93	$9.82
Total return (C)	9.57%	33.31%	(3.79)%	11.30%	30.41%
Ratio and supplemental data
Net assets end of year (000’s)	$104,933	$105,245	$91,110	$103,177	$59,685
Expenses to average net assets
After (waiver/reimbursement) recapture	1.37%	1.46%	1.67%	1.75%	1.75%
Before (waiver/reimbursement) recapture	1.37%	1.46%	1.54%	1.64%	1.98%
Net investment income (loss) to average net assets	(0.39)%	(0.27)%	0.10%	(0.83)%	(0.56)%
Portfolio turnover rate	53%	45%	38%	125%	63%

(A)	Calculated based on average number of shares outstanding.
(B)	Rounds to less than $0.01 or $(0.01).
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Growth Opportunities
Class B
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$9.43	$7.21	$10.01	$9.05	$6.99
Investment operations
Net investment income (loss) (A)	(0.12)	(0.09)	(0.04)	(0.15)	(0.10)
Net realized and unrealized gain (loss)	0.92	2.39	(0.52)	1.11	2.16
Total investment operations	0.80	2.30	(0.56)	0.96	2.06
Distributions
Net investment income	—	—	—	(B)	—	—
Net realized gains	(0.45)	(0.08)	(2.24)	—	—
Total distributions	(0.45)	(0.08)	(2.24)	—	—
Net asset value
End of year	$9.78	$9.43	$7.21	$10.01	$9.05
Total return (C)	8.63%	32.23%	(4.47)%	10.61%	29.47%
Ratio and supplemental data
Net assets end of year (000’s)	$4,079	$5,507	$5,582	$9,636	$12,406
Expenses to average net assets
After (waiver/reimbursement) recapture	2.23%	2.27%	2.32%	2.40%	2.40%
Before (waiver/reimbursement) recapture	2.23%	2.27%	2.31%	2.29%	2.41%
Net investment income (loss) to average net assets	(1.27)%	(1.06)%	(0.56)%	(1.40)%	(1.21)%
Portfolio turnover rate	53%	45%	38%	125%	63%

(A)	Calculated based on average number of shares outstanding.
(B)	Rounds to less than $0.01 or $(0.01).
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

For a share outstanding during the years indicated:	Transamerica Growth Opportunities
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$9.48	$7.25	$10.05	$9.08	$7.01
Investment operations
Net investment income (loss) (A)	(0.11)	(0.09)	(0.04)	(0.15)	(0.10)
Net realized and unrealized gain (loss)	0.93	2.40	(0.52)	1.12	2.17
Total investment operations	0.82	2.31	(0.56)	0.97	2.07
Distributions
Net realized gains	(0.45)	(0.08)	(2.24)	—	—
Net asset value
End of year	$9.85	$9.48	$7.25	$10.05	$9.08
Total return (B)	8.80%	32.19%	(4.46)%	10.68%	29.53%
Ratio and supplemental data
Net assets end of year (000’s)	$13,296	$13,099	$10,943	$14,288	$12,781
Expenses to average net assets
After (waiver/reimbursement) recapture	2.14%	2.25%	2.28%	2.40%	2.40%
Before (waiver/reimbursement) recapture	2.14%	2.25%	2.28%	2.28%	2.41%
Net investment income (loss) to average net assets	(1.16)%	(1.06)%	(0.51)%	(1.43)%	(1.21)%
Portfolio turnover rate	53%	45%	38%	125%	63%

(A)	Calculated based on average number of shares outstanding.
(B)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Growth Opportunities
Class I
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$11.32	$8.61	$11.37	$10.19	$8.04
Investment operations
Net investment income (loss) (B)	—	(C)	0.02	0.08	(0.02)	(0.02)
Net realized and unrealized gain (loss)	1.11	2.85	(0.58)	1.24	2.17
Total investment operations	1.11	2.87	(0.50)	1.22	2.15
Distributions
Net investment income	—	(0.08)	(0.02)	(0.04)	—
Net realized gains	(0.45)	(0.08)	(2.24)	—	—
Total distributions	(0.45)	(0.16)	(2.26)	(0.04)	—
Net asset value
End of period/year	$11.98	$11.32	$8.61	$11.37	$10.19
Total return (D)	9.97%	33.87%	(3.16)%	12.01%	26.74	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$65,747	$68,609	$80,359	$9,954	$815
Expenses to average net assets
After (waiver/reimbursement) recapture	0.99%	1.01%	0.99%	1.08%	1.40	%(F)
Before (waiver/reimbursement) recapture	0.99%	1.01%	0.99%	1.08%	1.48	%(F)
Net investment income (loss) to average net assets	(0.02)%	0.22%	0.90%	(0.20)%	(0.23	)%(F)
Portfolio turnover rate	53%	45%	38%	125%	63	%(E)

(A)	Commenced operations on November 30, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

For a share outstanding during the years indicated:	Transamerica Growth Opportunities
	Class I2 (A)
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$11.41	$8.68	$11.43	$10.23	$7.78
Investment operations
Net investment income (loss) (B)	0.02	0.03	0.09	0.01	0.03
Net realized and unrealized gain (loss)	1.12	2.87	(0.58)	1.25	2.42
Total investment operations	1.14	2.90	(0.49)	1.26	2.45
Distributions
Net investment income	—	(0.09)	(0.02)	(0.06)	—
Net realized gains	(0.45)	(0.08)	(2.24)	—	—
Total distributions	(0.45)	(0.17)	(2.26)	(0.06)	—
Net asset value
End of year	$12.10	$11.41	$8.68	$11.43	$10.23
Total return (C)	10.16%	34.04%	(2.97)%	12.28%	31.49%
Ratio and supplemental data
Net assets end of year (000’s)	$593,507	$529,348	$397,945	$113,057	$106,970
Expenses to average net assets
After (waiver/reimbursement) recapture	0.83%	0.84%	0.85%	0.89%	0.88%
Before (waiver/reimbursement) recapture	0.83%	0.84%	0.85%	0.89%	0.88%
Net investment income (loss) to average net assets	0.14%	0.32%	0.99%	0.09%	0.32%
Portfolio turnover rate	53%	45%	38%	125%	63%

(A)	Effective November 30, 2009, all previously existing Class I shares were re-designated as Class I2 Shares.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica High Yield Bond
	Class A
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$9.75	$9.59	$8.95	$9.16	$8.45
Investment operations
Net investment income (loss) (A)	0.50	0.54	0.59	0.61	0.66
Net realized and unrealized gain (loss)	0.05	0.17	0.67	(0.21)	0.73
Total investment operations	0.55	0.71	1.26	0.40	1.39
Distributions
Net investment income	(0.49)	(0.55)	(0.62)	(0.61)	(0.68)
Net realized gains	(0.13)	—	—	—	—
Total distributions	(0.62)	(0.55)	(0.62)	(0.61)	(0.68)
Net asset value
End of year	$9.68	$9.75	$9.59	$8.95	$9.16
Total return (B)	5.85%	7.58%	14.57%	4.41%	17.21%
Ratio and supplemental data
Net assets end of year (000’s)	$135,250	$404,077	$256,099	$228,920	$193,332
Expenses to average net assets
After (waiver/reimbursement) recapture	0.97%	1.04%	1.06%	1.17%	1.15%
Before (waiver/reimbursement) recapture	0.97%	1.04%	1.06%	1.17%	1.15%
Net investment income (loss) to average net assets	5.10%	5.49%	6.44%	6.65%	7.52%
Portfolio turnover rate	48%	64%	78%	93%	91%

(A)	Calculated based on average number of shares outstanding.
(B)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

For a share outstanding during the years indicated:	Transamerica High Yield Bond
	Class B
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$9.76	$9.60	$8.95	$9.15	$8.44
Investment operations
Net investment income (loss) (A)	0.42	0.46	0.52	0.55	0.61
Net realized and unrealized gain (loss)	0.05	0.17	0.67	(0.21)	0.72
Total investment operations	0.47	0.63	1.19	0.34	1.33
Distributions
Net investment income	(0.41)	(0.47)	(0.54)	(0.54)	(0.62)
Net realized gains	(0.13)	—	—	—	—
Total distributions	(0.54)	(0.47)	(0.54)	(0.54)	(0.62)
Net asset value
End of year	$9.69	$9.76	$9.60	$8.95	$9.15
Total return (B)	4.99%	6.69%	13.77%	3.81%	16.38%
Ratio and supplemental data
Net assets end of year (000’s)	$6,435	$8,234	$9,236	$9,431	$13,887
Expenses to average net assets
After (waiver/reimbursement) recapture	1.80%	1.83%	1.84%	1.83%	1.83%
Before (waiver/reimbursement) recapture	1.80%	1.83%	1.83%	1.84%	1.83%
Net investment income (loss) to average net assets	4.28%	4.72%	5.69%	5.99%	6.93%
Portfolio turnover rate	48%	64%	78%	93%	91%

(A)	Calculated based on average number of shares outstanding.
(B)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica High Yield Bond
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$9.72	$9.56	$8.92	$9.13	$8.42
Investment operations
Net investment income (loss) (A)	0.42	0.47	0.53	0.55	0.61
Net realized and unrealized gain (loss)	0.05	0.17	0.66	(0.21)	0.73
Total investment operations	0.47	0.64	1.19	0.34	1.34
Distributions
Net investment income	(0.42)	(0.48)	(0.55)	(0.55)	(0.63)
Net realized gains	(0.13)	—	—	—	—
Total distributions	(0.55)	(0.48)	(0.55)	(0.55)	(0.63)
Net asset value
End of year	$9.64	$9.72	$9.56	$8.92	$9.13
Total return (B)	4.98%	6.80%	13.81%	3.84%	16.54%
Ratio and supplemental data
Net assets end of year (000’s)	$69,198	$75,630	$76,995	$48,789	$41,810
Expenses to average net assets
After (waiver/reimbursement) recapture	1.74%	1.77%	1.77%	1.76%	1.77%
Before (waiver/reimbursement) recapture	1.74%	1.77%	1.77%	1.76%	1.77%
Net investment income (loss) to average net assets	4.33%	4.78%	5.73%	6.07%	6.96%
Portfolio turnover rate	48%	64%	78%	93%	91%

(A)	Calculated based on average number of shares outstanding.
(B)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

For a share outstanding during the period and years indicated:	Transamerica High Yield Bond
	Class I
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$9.82	$9.66	$9.00	$9.20	$8.55
Investment operations
Net investment income (loss) (B)	0.52	0.57	0.62	0.65	0.63
Net realized and unrealized gain (loss)	0.05	0.17	0.68	(0.21)	0.68
Total investment operations	0.57	0.74	1.30	0.44	1.31
Distributions
Net investment income	(0.52)	(0.58)	(0.64)	(0.64)	(0.66)
Net realized gains	(0.13)	—	—	—	—
Total distributions	(0.65)	(0.58)	(0.64)	(0.64)	(0.66)
Net asset value
End of period/year	$9.74	$9.82	$9.66	$9.00	$9.20
Total return (C)	5.95%	7.80%	15.05%	4.95%	15.92	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$305,992	$82,840	$103,181	$82,736	$27,057
Expenses to average net assets
After (waiver/reimbursement) recapture	0.75%	0.79%	0.78%	0.77%	0.83	%(E)
Before (waiver/reimbursement) recapture	0.75%	0.79%	0.78%	0.78%	0.83	%(E)
Net investment income (loss) to average net assets	5.32%	5.78%	6.64%	7.09%	7.71	%(E)
Portfolio turnover rate	48%	64%	78%	93%	91	%(D)

(A)	Commenced operations on November 30, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica High Yield Bond
	Class I2
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of year	$9.84	$9.67	$9.02	$9.22	$8.50
Investment operations
Net investment income (loss) (B)	0.53	0.57	0.64	0.66	0.71
Net realized and unrealized gain (loss)	0.06	0.19	0.66	(0.21)	0.73
Total investment operations	0.59	0.76	1.30	0.45	1.44
Distributions
Net investment income	(0.53)	(0.59)	(0.65)	(0.65)	(0.72)
Net realized gains	(0.13)	—	—	—	—
Total distributions	(0.66)	(0.59)	(0.65)	(0.65)	(0.72)
Net asset value
End of year	$9.77	$9.84	$9.67	$9.02	$9.22
Total return (C)	6.16%	8.03%	15.01%	5.06%	17.74%
Ratio and supplemental data
Net assets end of year (000’s)	$806,431	$566,100	$250,912	$388,633	$408,505
Expenses to average net assets
After (waiver/reimbursement) recapture	0.65%	0.67%	0.67%	0.66%	0.66%
Before (waiver/reimbursement) recapture	0.65%	0.67%	0.67%	0.66%	0.66%
Net investment income (loss) to average net assets	5.43%	5.83%	6.88%	7.16%	8.11%
Portfolio turnover rate	48%	64%	78%	93%	91%

(A)	Effective November 30, 2009, all previously existing Class I shares were re-designated as Class I2 Shares.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

For a share outstanding during the period and years indicated:	Transamerica High Yield Muni
	Class A
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$10.21	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.34	0.09
Net realized and unrealized gain (loss)	1.31	0.21
Total investment operations	1.65	0.30
Distributions
Net investment income	(0.38)	(0.09)
Net realized gains	(0.02)	—
Total distributions	(0.40)	(0.09)
Net asset value
End of period/year	$11.46	$10.21
Total return (D)	16.49%	2.96	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$4,492	$262
Expenses to average net assets (F)
After (waiver/reimbursement) recapture	0.91%	0.91	%(G)
Before (waiver/reimbursement) recapture	2.27%	43.10	%(G)
Net investment income (loss) to average net assets (C)	3.11%	3.50	%(G)
Portfolio turnover rate (H)	266%	52	%(E)

(A)	Commenced operations on July 31, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Does not include expenses of the investment companies in which the Fund invests.
(G)	Annualized.
(H)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica High Yield Muni
	Class C
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$10.21	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.34	0.07
Net realized and unrealized gain (loss)	1.26	0.21
Total investment operations	1.60	0.28
Distributions
Net investment income	(0.32)	(0.07)
Net realized gains	(0.02)	—
Total distributions	(0.34)	(0.07)
Net asset value
End of period/year	$11.47	$10.21
Total return (D)	15.94%	2.83	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$1,398	$496
Expenses to average net assets (F)
After (waiver/reimbursement) recapture	1.51%	1.51	%(G)
Before (waiver/reimbursement) recapture	2.98%	43.79	%(G)
Net investment income (loss) to average net assets (C)	3.08%	2.88	%(G)
Portfolio turnover rate (H)	266%	52	%(E)

(A)	Commenced operations on July 31, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Does not include expenses of the investment companies in which the Fund invests.
(G)	Annualized.
(H)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the period and years indicated:	Transamerica High Yield Muni
	Class I
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$10.21	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.43	0.09
Net realized and unrealized gain (loss)	1.25	0.21
Total investment operations	1.68	0.30
Distributions
Net investment income	(0.40)	(0.09)
Net realized gains	(0.02)	—
Total distributions	(0.42)	(0.09)
Net asset value
End of period/year	$11.47	$10.21
Total return (D)	16.76%	3.00	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$5,042	$258
Expenses to average net assets (F)
After (waiver/reimbursement) recapture	0.76%	0.76	%(G)
Before (waiver/reimbursement) recapture	2.04%	42.89	%(G)
Net investment income (loss) to average net assets (C)	3.91%	3.64	%(G)
Portfolio turnover rate (H)	266%	52	%(E)

(A)	Commenced operations on July 31, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Does not include expenses of the investment companies in which the Fund invests.
(G)	Annualized.
(H)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Income & Growth
	Class A
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$11.04	$10.00
Investment operations
Net investment income (loss) (B)	0.65	0.40
Net realized and unrealized gain (loss)	(0.30)	1.03
Total investment operations	0.35	1.43
Distributions
Net investment income	(0.43)	(0.30)
Return of capital	(0.11)	(0.09)
Total distributions	(0.54)	(0.39)
Net asset value
End of year	$10.85	$11.04
Total return (C)	3.29%	14.55%
Ratio and supplemental data
Net assets end of year (000’s)	$70,223	$43,345
Expenses to average net assets
After (waiver/reimbursement) recapture	1.10%	1.19%
Before (waiver/reimbursement) recapture	1.10%	1.19%
Net investment income (loss) to average net assets	5.29%	3.73%
Portfolio turnover rate	23%	24%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

For a share outstanding during the years indicated:	Transamerica Income & Growth
	Class C
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$11.00	$10.00
Investment operations
Net investment income (loss) (B)	0.56	0.32
Net realized and unrealized gain (loss)	(0.29)	1.02
Total investment operations	0.27	1.34
Distributions
Net investment income	(0.38)	(0.26)
Return of capital	(0.09)	(0.08)
Total distributions	(0.47)	(0.34)
Net asset value
End of year	$10.80	$11.00
Total return (C)	2.55%	13.67%
Ratio and supplemental data
Net assets end of year (000’s)	$93,062	$40,924
Expenses to average net assets
After (waiver/reimbursement) recapture	1.84%	1.88%
Before (waiver/reimbursement) recapture	1.84%	1.88%
Net investment income (loss) to average net assets	5.16%	3.05%
Portfolio turnover rate	23%	24%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Income & Growth
	Class I
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$11.06	$10.00
Investment operations
Net investment income (loss) (B)	0.65	0.48
Net realized and unrealized gain (loss)	(0.27)	0.98
Total investment operations	0.38	1.46
Distributions
Net investment income	(0.46)	(0.31)
Return of capital	(0.11)	(0.09)
Total distributions	(0.57)	(0.40)
Net asset value
End of year	$10.87	$11.06
Total return (C)	3.54%	14.86%
Ratio and supplemental data
Net assets end of year (000’s)	$72,556	$27,139
Expenses to average net assets
After (waiver/reimbursement) recapture	0.85%	0.90%
Before (waiver/reimbursement) recapture	0.85%	0.90%
Net investment income (loss) to average net assets	5.94%	4.55%
Portfolio turnover rate	23%	24%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

For a share outstanding during the years indicated:	Transamerica Income & Growth
	Class I2
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$11.06	$10.00
Investment operations
Net investment income (loss) (B)	0.65	0.51
Net realized and unrealized gain (loss)	(0.26)	0.95
Total investment operations	0.39	1.46
Distributions
Net investment income	(0.47)	(0.31)
Return of capital	(0.11)	(0.09)
Total distributions	(0.58)	(0.40)
Net asset value
End of year	$10.87	$11.06
Total return (C)	3.63%	14.95%
Ratio and supplemental data
Net assets end of year (000’s)	$657,773	$359,440
Expenses to average net assets
After (waiver/reimbursement) recapture	0.75%	0.79%
Before (waiver/reimbursement) recapture	0.75%	0.79%
Net investment income (loss) to average net assets	5.95%	4.81%
Portfolio turnover rate	23%	24%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period indicated:	Transamerica Inflation Opportunities
	Class A		Class C		Class I		Class I2
	October 31, 2014 (A)		October 31, 2014 (A)		October 31, 2014 (A)		October 31, 2014 (A)
Net asset value
Beginning of period	$10.00		$10.00		$10.00		$10.00
Investment operations
Net investment income (loss) (B)	0.16		0.09		0.18		0.14
Net realized and unrealized gain (loss)	(0.06)		(0.04)		(0.06)		(0.01)
Total investment operations	0.10		0.05		0.12		0.13
Distributions
Net investment income	(0.15)		(0.11)		(0.17)		(0.17)
Net asset value
End of period	$9.95		$9.94		$9.95		$9.96
Total return (C)	1.01	%(D)	0.52	%(D)	1.16	%(D)	1.26	%(D)
Ratio and supplemental data
Net assets end of period (000’s)	$299		$380		$277		$245,715
Expenses to average net assets
After (waiver/reimbursement) recapture	1.00	%(E)	1.75	%(E)	0.75	%(E)	0.72	%(E)
Before (waiver/reimbursement) recapture	1.01	%(E)	1.77	%(E)	0.84	%(E)	0.72	%(E)
Net investment income (loss) to average net assets	2.30	%(E)	1.39	%(E)	2.67	%(E)	2.11	%(E)
Portfolio turnover rate	57	%(D)	57	%(D)	57	%(D)	57	%(D)

(A)	Commenced operations on March 1, 2014.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica International Equity
	Class A
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$18.44	$14.57	$13.47	$15.03
Investment operations
Net investment income (loss) (B)	0.48	0.30	0.24	0.15
Net realized and unrealized gain (loss)	(0.58)	3.81	1.19	(1.71)
Total investment operations	(0.10)	4.11	1.43	(1.56)
Distributions
Net investment income	(0.34)	(0.24)	(0.33)	—
Net realized gains	(0.39)	—	—	—
Total distributions	(0.73)	(0.24)	(0.33)	—
Net asset value
End of period/year	$17.61	$18.44	$14.57	$13.47
Total return (C)	(0.51)%	28.61%	11.10%	(10.38	)%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$61,566	$21,102	$2,999	$490
Expenses to average net assets
After (waiver/reimbursement) recapture	1.29%	1.42%	1.46%	1.50	%(E)
Before (waiver/reimbursement) recapture	1.29%	1.42%	1.51%	1.52	%(E)
Net investment income (loss) to average net assets	2.62%	1.82%	1.76%	1.56	%(E)
Portfolio turnover rate	19%	34%	33%	16	%(D)

(A)	Commenced operations on March 1, 2011.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica International Equity
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$18.21	$14.45	$13.40	$15.03
Investment operations
Net investment income (loss) (B)	0.33	0.22	0.11	0.16
Net realized and unrealized gain (loss)	(0.54)	3.76	1.24	(1.79)
Total investment operations	(0.21)	3.98	1.35	(1.63)
Distributions
Net investment income	(0.27)	(0.22)	(0.30)	—
Net realized gains	(0.39)	—	—	—
Total distributions	(0.66)	(0.22)	(0.30)	—
Net asset value
End of period/year	$17.34	$18.21	$14.45	$13.40
Total return (C)	(1.19)%	27.87%	10.49%	(10.84	)%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$36,867	$17,537	$4,886	$113
Expenses to average net assets
After (waiver/reimbursement) recapture	1.98%	2.06%	2.04%	2.14	%(E)
Before (waiver/reimbursement) recapture	1.98%	2.06%	2.04%	2.14	%(E)
Net investment income (loss) to average net assets	1.82%	1.35%	0.82%	1.64	%(E)
Portfolio turnover rate	19%	34%	33%	16	%(D)

(A)	Commenced operations on March 1, 2011.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica International Equity
	Class I (A)
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of period/year	$18.60	$14.65	$13.50	$13.97	$12.55
Investment operations
Net investment income (loss) (B)	0.48	0.40	0.33	0.40	0.22
Net realized and unrealized gain (loss)	(0.52)	3.81	1.17	(0.68)	1.36
Total investment operations	(0.04)	4.21	1.50	(0.28)	1.58
Distributions
Net investment income	(0.37)	(0.26)	(0.35)	(0.19)	(0.16)
Net realized gains	(0.39)	—	—	—	—
Total distributions	(0.76)	(0.26)	(0.35)	(0.19)	(0.16)
Net asset value
End of period/year	$17.80	$18.60	$14.65	$13.50	$13.97
Total return (C)	(0.20)%	29.14%	11.58%	(2.05)%	12.73%
Ratio and supplemental data
Net assets end of period/year (000’s)	$567,267	$168,782	$90,012	$78,738	$75,271
Expenses to average net assets
After (waiver/reimbursement) recapture	0.95%	1.02%	1.05%	1.16%	1.43%
Before (waiver/reimbursement) recapture	0.95%	1.02%	1.05%	1.16%	1.43%
Net investment income (loss) to average net assets	2.63%	2.40%	2.39%	2.79%	1.76%
Portfolio turnover rate	19%	34%	33%	16%	43%

(A)	Prior to March 1, 2011, information provided in previous periods reflects TS&W International Equity Portfolio, which is the accounting survivor pursuant to a Plan of Reorganization. Prior to November 1, 2010, the financial highlights were audited by another independent registered public accounting firm.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica International Equity
	Class I2
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$18.60	$14.65	$13.51	$15.03
Investment operations
Net investment income (loss) (B)	0.52	0.43	0.36	0.29
Net realized and unrealized gain (loss)	(0.54)	3.79	1.14	(1.81)
Total investment operations	(0.02)	4.22	1.50	(1.52)
Distributions
Net investment income	(0.38)	(0.27)	(0.36)	—
Net realized gains	(0.39)	—	—	—
Total distributions	(0.77)	(0.27)	(0.36)	—
Net asset value
End of period/year	$17.81	$18.60	$14.65	$13.51
Total return (C)	(0.07)%	29.26%	11.64%	(10.11	)%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$595,742	$279,652	$166,085	$46,313
Expenses to average net assets
After (waiver/reimbursement) recapture	0.85%	0.91%	0.95%	1.02	%(E)
Before (waiver/reimbursement) recapture	0.85%	0.91%	0.95%	1.02	%(E)
Net investment income (loss) to average net assets	2.83%	2.63%	2.62%	3.07	%(E)
Portfolio turnover rate	19%	34%	33%	16	%(D)

(A)	Commenced operations on March 1, 2011.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica International Small Cap Value
	Class I
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$12.24	$10.00
Investment operations
Net investment income (loss) (B)	0.25	0.20
Net realized and unrealized gain (loss)	(0.44)	2.04
Total investment operations	(0.19)	2.24
Distributions
Net investment income	(0.15)	—
Net realized gains	(0.09)	—
Total distributions	(0.24)	—
Net asset value
End of period/year	$11.81	$12.24
Total return (C)	(1.67)%	22.40	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$214,170	$4,186
Expenses to average net assets
After (waiver/reimbursement) recapture	1.15%	1.22	%(E)
Before (waiver/reimbursement) recapture	1.15%	1.23	%(E)
Net investment income (loss) to average net assets	2.03%	2.16	%(E)
Portfolio turnover rate	21%	23	%(D)

(A)	Commenced operations on January 4, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica International Small Cap Value
	Class I2
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$12.25	$10.00
Investment operations
Net investment income (loss) (B)	0.24	0.24
Net realized and unrealized gain (loss)	(0.43)	2.01
Total investment operations	(0.19)	2.25
Distributions
Net investment income	(0.15)	—
Net realized gains	(0.09)	—
Total distributions	(0.24)	—
Net asset value
End of period/year	$11.82	$12.25
Total return (C)	(1.66)%	22.50	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$533,058	$207,569
Expenses to average net assets
After (waiver/reimbursement) recapture	1.05%	1.12	%(E)
Before (waiver/reimbursement) recapture	1.05%	1.12	%(E)
Net investment income (loss) to average net assets	1.91%	2.63	%(E)
Portfolio turnover rate	21%	23	%(D)

(A)	Commenced operations on January 4, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica Large Cap Value
	Class A
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$14.24	$11.77	$10.30	$10.00
Investment operations
Net investment income (loss) (B)	0.15	0.17	0.16	0.11
Net realized and unrealized gain (loss)	1.40	3.13	1.51	0.28
Total investment operations	1.55	3.30	1.67	0.39
Distributions
Net investment income	(0.17)	(0.19)	(0.20)	(0.09)
Net realized gains	(2.32)	(0.64)	—	—
Total distributions	(2.49)	(0.83)	(0.20)	(0.09)
Net asset value
End of period/year	$13.30	$14.24	$11.77	$10.30
Total return (C)	12.09%	29.74%	16.40%	3.94	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$31,677	$8,605	$1,949	$1,021
Expenses to average net assets
After (waiver/reimbursement) recapture	1.07%	1.13%	1.26%	1.32	%(E)
Before (waiver/reimbursement) recapture	1.07%	1.13%	1.26%	1.32	%(E)
Net investment income (loss) to average net assets	1.13%	1.32%	1.45%	1.09	%(E)
Portfolio turnover rate	87%	121%	117%	35	%(D)

(A)	Commenced operations on November 15, 2010.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Large Cap Value
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$14.20	$11.76	$10.29	$10.00
Investment operations
Net investment income (loss) (B)	0.06	0.09	0.10	0.06
Net realized and unrealized gain (loss)	1.39	3.12	1.50	0.28
Total investment operations	1.45	3.21	1.60	0.34
Distributions
Net investment income	(0.07)	(0.13)	(0.13)	(0.05)
Net realized gains	(2.32)	(0.64)	—	—
Total distributions	(2.39)	(0.77)	(0.13)	(0.05)
Net asset value
End of period/year	$13.26	$14.20	$11.76	$10.29
Total return (C)	11.30%	28.86%	15.64%	3.38	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$9,402	$7,783	$1,716	$1,752
Expenses to average net assets
After (waiver/reimbursement) recapture	1.79%	1.79%	1.87%	1.91	%(E)
Before (waiver/reimbursement) recapture	1.79%	1.79%	1.87%	1.91	%(E)
Net investment income (loss) to average net assets	0.49%	0.68%	0.90%	0.49	%(E)
Portfolio turnover rate	87%	121%	117%	35	%(D)

(A)	Commenced operations on November 15, 2010.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica Large Cap Value
	Class I
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$14.28	$11.81	$10.31	$10.00
Investment operations
Net investment income (loss) (B)	0.20	0.22	0.22	0.13
Net realized and unrealized gain (loss)	1.39	3.13	1.51	0.30
Total investment operations	1.59	3.35	1.73	0.43
Distributions
Net investment income	(0.20)	(0.24)	(0.23)	(0.12)
Net realized gains	(2.32)	(0.64)	—	—
Total distributions	(2.52)	(0.88)	(0.23)	(0.12)
Net asset value
End of period/year	$13.35	$14.28	$11.81	$10.31
Total return (C)	12.40%	30.11%	17.00%	4.31	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$13,348	$16,805	$3,550	$7,855
Expenses to average net assets
After (waiver/reimbursement) recapture	0.79%	0.79%	0.83%	0.95	%(E)
Before (waiver/reimbursement) recapture	0.79%	0.79%	0.83%	0.95	%(E)
Net investment income (loss) to average net assets	1.55%	1.64%	2.01%	1.38	%(E)
Portfolio turnover rate	87%	121%	117%	35	%(D)

(A)	Commenced operations on November 15, 2010.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Large Cap Value
	Class I2
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011 (A)
Net asset value
Beginning of period/year	$14.27	$11.80	$10.32	$10.00
Investment operations
Net investment income (loss) (B)	0.21	0.24	0.23	0.16
Net realized and unrealized gain (loss)	1.39	3.12	1.49	0.30
Total investment operations	1.60	3.36	1.72	0.46
Distributions
Net investment income	(0.21)	(0.25)	(0.24)	(0.14)
Net realized gains	(2.32)	(0.64)	—	—
Total distributions	(2.53)	(0.89)	(0.24)	(0.14)
Net asset value
End of period/year	$13.34	$14.27	$11.80	$10.32
Total return (C)	12.53%	30.25%	16.90%	4.60	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$1,739,472	$1,505,170	$1,320,011	$1,328,468
Expenses to average net assets
After (waiver/reimbursement) recapture	0.69%	0.69%	0.73%	0.76	%(E)
Before (waiver/reimbursement) recapture	0.69%	0.69%	0.73%	0.76	%(E)
Net investment income (loss) to average net assets	1.59%	1.89%	2.04%	1.61	%(E)
Portfolio turnover rate	87%	121%	117%	35	%(D)

(A)	Commenced operations on November 15, 2010.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the year indicated:	Transamerica Mid Cap Growth
Class A	Class C	Class I	Class I2
October 31, 2014 (A)	October 31, 2014 (A)	October 31, 2014 (A)	October 31, 2014 (A)
Net asset value
Beginning of year	$10.00	$10.00	$10.00	$10.00
Investment operations
Net investment income (loss) (B)	(0.06)	(0.14)	(0.03)	(0.02)
Net realized and unrealized gain (loss)	1.02	1.02	1.01	1.01
Total investment operations	0.96	0.88	0.98	0.99
Distributions
Net investment income	—	—	—	(C)	—	(C)
Net asset value
End of year	$10.96	$10.88	$10.98	$10.99
Total return (D)	9.60%	8.80%	9.81%	9.91%
Ratio and supplemental data
Net assets end of year (000’s)	$492	$330	$339	$55,086
Expenses to average net assets
After (waiver/reimbursement) recapture	1.31%	2.05%	1.05%	0.99%
Before (waiver/reimbursement) recapture	1.33%	2.05%	1.10%	0.99%
Net investment income (loss) to average net assets	(0.55)%	(1.28)%	(0.29)%	(0.22)%
Portfolio turnover rate	67%	67%	67%	67%

(A)	Commenced operations on October 31, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period indicated:	Transamerica Mid Cap Value Opportunities
	Class A		Class C		Class I		Class I2
	October 31, 2014 (A)		October 31, 2014 (A)		October 31, 2014 (A)		October 31, 2014 (A)
Net asset value
Beginning of period	$10.00		$10.00		$10.00		$10.00
Investment operations
Net investment income (loss) (B)	0.07		0.04		0.06		0.09
Net realized and unrealized gain (loss)	0.69		0.69		0.72		0.69
Total investment operations	0.76		0.73		0.78		0.78
Distributions
Net investment income	(0.08)		(0.05)		(0.09)		(0.09)
Net asset value
End of period	$10.68		$10.68		$10.69		$10.69
Total return (C)	7.62	%(D)	7.29	%(D)	7.83	%(D)	7.86	%(D)
Ratio and supplemental data
Net assets end of period (000’s)	$703		$278		$5,979		$166,170
Expenses to average net assets
After (waiver/reimbursement) recapture	1.18	%(E)	1.93	%(E)	0.95	%(E)	0.86	%(E)
Before (waiver/reimbursement) recapture	1.18	%(E)	1.93	%(E)	0.96	%(E)	0.86	%(E)
Net investment income (loss) to average net assets	1.38	%(E)	0.71	%(E)	1.13	%(E)	1.71	%(E)
Portfolio turnover rate	23	%(D)	23	%(D)	23	%(D)	23	%(D)

(A)	Commenced operations on April 30, 2014
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica MLP & Energy Income
	Class A
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$10.28	$10.00
Investment operations
Net investment income (loss) (B)	0.26	0.13
Net realized and unrealized gain (loss)	1.40	0.20
Total investment operations	1.66	0.33
Distributions
Net investment income	(0.27)	(0.05)
Net realized gains	(0.05)	—
Total distributions	(0.32)	(0.05)
Net asset value
End of period/year	$11.62	$10.28
Total return (C)	16.36%	3.35	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$64,300	$16,419
Expenses to average net assets
After (waiver/reimbursement) recapture	1.54%	1.65	%(E)
Before (waiver/reimbursement) recapture	1.54%	1.65	%(E)
Net investment income (loss) to average net assets	2.24%	2.67	%(E)
Portfolio turnover rate	46%	28	%(D)

(A)	Commenced operations on April 30, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica MLP & Energy Income
	Class C
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$10.25	$10.00
Investment operations
Net investment income (loss) (B)	0.17	0.09
Net realized and unrealized gain (loss)	1.41	0.20
Total investment operations	1.58	0.29
Distributions
Net investment income	(0.21)	(0.04)
Net realized gains	(0.05)	—
Total distributions	(0.26)	(0.04)
Net asset value
End of period/year	$11.57	$10.25
Total return (C)	15.59%	2.90	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$53,064	$5,008
Expenses to average net assets
After (waiver/reimbursement) recapture	2.26%	2.35	%(E)
Before (waiver/reimbursement) recapture	2.26%	2.39	%(E)
Net investment income (loss) to average net assets	1.47%	1.71	%(E)
Portfolio turnover rate	46%	28	%(D)

(A)	Commenced operations on April 30, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica MLP & Energy Income
	Class I
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$10.28	$10.00
Investment operations
Net investment income (loss) (B)	0.29	0.14
Net realized and unrealized gain (loss)	1.41	0.20
Total investment operations	1.70	0.34
Distributions
Net investment income	(0.30)	(0.06)
Net realized gains	(0.05)	—
Total distributions	(0.35)	(0.06)
Net asset value
End of period/year	$11.63	$10.28
Total return (C)	16.69%	3.40	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$112,833	$9,582
Expenses to average net assets
After (waiver/reimbursement) recapture	1.27%	1.35	%(E)
Before (waiver/reimbursement) recapture	1.27%	1.42	%(E)
Net investment income (loss) to average net assets	2.52%	2.82	%(E)
Portfolio turnover rate	46%	28	%(D)

(A)	Commenced operations on April 30, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica MLP & Energy Income
	Class I2
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of period/year	$10.28	$10.00
Investment operations
Net investment income (loss) (B)	0.31	0.12
Net realized and unrealized gain (loss)	1.40	0.22
Total investment operations	1.71	0.34
Distributions
Net investment income	(0.31)	(0.06)
Net realized gains	(0.05)	—
Total distributions	(0.36)	(0.06)
Net asset value
End of period/year	$11.63	$10.28
Total return (C)	16.79%	3.42	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$463,787	$206,668
Expenses to average net assets
After (waiver/reimbursement) recapture	1.17%	1.29	%(E)
Before (waiver/reimbursement) recapture	1.17%	1.29	%(E)
Net investment income (loss) to average net assets	2.73%	2.29	%(E)
Portfolio turnover rate	46%	28	%(D)

(A)	Commenced operations on April 30, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the years indicated:	Transamerica Money Market
	Class A
	October 31, 2014		October 31, 2013		October 31, 2012		October 31, 2011		October 31, 2010
Net asset value
Beginning of year	$1.00		$1.00		$1.00		$1.00		$1.00
Investment operations
Net investment income (loss) (A)	—	(B)	—	(B)	—	(B)	—	(B)	—	(B)
Net realized and unrealized gain (loss)	—		—		—		—		—	(B)
Total investment operations	—	(B)	—	(B)	—	(B)	—	(B)	—	(B)
Net equalization credits and charges	—		—		—		—		—	(B)
Distributions
Net investment income	—	(B)	—	(B)	—	(B)	—	(B)	—	(B)
Net asset value
End of year	$1.00		$1.00		$1.00		$1.00		$1.00
Total return (C)	0.01%		0.01%		0.01%		—	%(D)	0.01%
Ratio and supplemental data
Net assets end of year (000’s)	$100,310		$90,423		$95,801		$112,490		$119,744
Expenses to average net assets
After (waiver/reimbursement) recapture (E)	0.22%		0.24%		0.27%		0.20%		0.22%
Before (waiver/reimbursement) recapture	1.09%		1.09%		1.17%		1.26%		1.19%
Net investment income (loss) to average net assets	0.01%		—	%(D)	—	%(D)	—	%(D)	—	%(D)

(A)	Calculated based on average number of shares outstanding.
(B)	Rounds to less than $0.01 or $(0.01).
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Rounds to less than 0.01% or (0.01)%.
(E)	Transamerica Asset Management, Inc. or any of its affiliates waive fees or reimburse expenses in order to avoid a negative yield. Refer to the notes to the financial statements for details.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Money Market
	Class B
	October 31, 2014		October 31, 2013		October 31, 2012		October 31, 2011		October 31, 2010
Net asset value
Beginning of year	$1.00		$1.00		$1.00		$1.00		$1.00
Investment operations
Net investment income (loss) (A)	—	(B)	—	(B)	—	(B)	—	(B)	—	(B)
Net realized and unrealized gain (loss)	—		—		—		—		—	(B)
Total investment operations	—	(B)	—	(B)	—	(B)	—	(B)	—	(B)
Net equalization credits and charges	—		—		—		—		—	(B)
Distributions
Net investment income	—	(B)	—	(B)	—	(B)	—	(B)	—	(B)
Net asset value
End of year	$1.00		$1.00		$1.00		$1.00		$1.00
Total return (C)	0.01%		0.01%		0.01%		—	%(D)	0.01%
Ratio and supplemental data
Net assets end of year (000’s)	$3,820		$6,189		$9,289		$15,318		$19,442
Expenses to average net assets
After (waiver/reimbursement) recapture (E)	0.22%		0.24%		0.27%		0.20%		0.21%
Before (waiver/reimbursement) recapture	1.86%		1.82%		1.84%		1.89%		1.81%
Net investment income (loss) to average net assets	0.01%		—	%(D)	—	%(D)	—	%(D)	—	%(D)

(A)	Calculated based on average number of shares outstanding.
(B)	Rounds to less than $0.01 or $(0.01).
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Rounds to less than 0.01% or (0.01)%.
(E)	Transamerica Asset Management, Inc. or any of its affiliates waive fees or reimburse expenses in order to avoid a negative yield. Refer to the notes to the financial statements for details.

For a share outstanding during the years indicated:	Transamerica Money Market
	Class C
	October 31, 2014		October 31, 2013		October 31, 2012		October 31, 2011		October 31, 2010
Net asset value
Beginning of year	$1.00		$1.00		$1.00		$1.00		$1.00
Investment operations
Net investment income (loss) (A)	—	(B)	—	(B)	—	(B)	—	(B)	—	(B)
Net realized and unrealized gain (loss)	—		—		—		—		—	(B)
Total investment operations	—	(B)	—	(B)	—	(B)	—	(B)	—	(B)
Net equalization credits and charges	—		—		—		—		—	(B)
Distributions
Net investment income	—	(B)	—	(B)	—	(B)	—	(B)	—	(B)
Net asset value
End of year	$1.00		$1.00		$1.00		$1.00		$1.00
Total return (C)	0.01%		0.01%		—	%(D)	—	%(D)	0.01%
Ratio and supplemental data
Net assets end of year (000’s)	$24,180		$30,196		$31,391		$36,078		$33,800
Expenses to average net assets
After (waiver/reimbursement) recapture (E)	0.22%		0.24%		0.27%		0.20%		0.22%
Before (waiver/reimbursement) recapture	1.67%		1.64%		1.67%		1.73%		1.66%
Net investment income (loss) to average net assets	0.01%		—	%(D)	—	%(D)	—	%(D)	—	%(D)

(A)	Calculated based on average number of shares outstanding.
(B)	Rounds to less than $0.01 or $(0.01).
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Rounds to less than 0.01% or (0.01)%.
(E)	Transamerica Asset Management, Inc. or any of its affiliates waive fees or reimburse expenses in order to avoid a negative yield. Refer to the notes to the financial statements for details.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Money Market
	Class I
	October 31, 2014		October 31, 2013		October 31, 2012		October 31, 2011		October 31, 2010 (A)
Net asset value
Beginning of period/year	$1.00		$1.00		$1.00		$1.00		$1.00
Investment operations
Net investment income (loss) (B)	—	(C)	—	(C)	—	(C)	—	(C)	—	(C)
Net realized and unrealized gain (loss)	—		—		—		—		—	(C)
Total investment operations	—	(C)	—	(C)	—	(C)	—	(C)	—	(C)
Net equalization credits and charges	—		—		—		—		—	(C)
Distributions
Net investment income	—	(C)	—	(C)	—	(C)	—	(C)	—	(C)
Net asset value
End of period/year	$1.00		$1.00		$1.00		$1.00		$1.00
Total return (D)	0.01%		0.04%		0.02%		0.01%		0.01	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$19,325		$22,305		$25,460		$55		$55
Expenses to average net assets
After (waiver/reimbursement) recapture (F)	0.21%		0.21%		0.26%		0.19%		0.22	%(G)
Before (waiver/reimbursement) recapture	0.77%		0.71%		0.72%		3.60%		3.17	%(G)
Net investment income (loss) to average net assets	0.02%		0.04%		0.02%		0.02%		0.01	%(G)

(A)	Commenced operations on November 30, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Transamerica Asset Management, Inc. or any of its affiliates waive fees or reimburse expenses in order to avoid a negative yield. Refer to the notes to the financial statements for details.
(G)	Annualized.

For a share outstanding during the years indicated:	Transamerica Money Market
	Class I2
	October 31, 2014		October 31, 2013		October 31, 2012		October 31, 2011		October 31, 2010 (A)
Net asset value
Beginning of year	$1.00		$1.00		$1.00		$1.00		$1.00
Investment operations
Net investment income (loss) (B)	—	(C)	—	(C)	—	(C)	—	(C)	—	(C)
Net realized and unrealized gain (loss)	—		—		—		—		—	(C)
Total investment operations	—	(C)	—	(C)	—	(C)	—	(C)	—	(C)
Net equalization credits and charges	—		—		—		—		—	(C)
Distributions
Net investment income	—	(C)	—	(C)	—	(C)	—	(C)	—	(C)
Net asset value
End of year	$1.00		$1.00		$1.00		$1.00		$1.00
Total return (D)	0.01%		0.04%		0.03%		0.01%		0.01%
Ratio and supplemental data
Net assets end of year (000’s)	$31,522		$130,531		$652,465		$17,612		$21,773
Expenses to average net assets
After (waiver/reimbursement) recapture (E)	0.21%		0.21%		0.25%		0.19%		0.21%
Before (waiver/reimbursement) recapture	0.53%		0.49%		0.50%		0.55%		0.50%
Net investment income (loss) to average net assets	0.02%		0.03%		0.03%		0.02%		0.01%

(A)	Effective November 30, 2009, all previously existing Class I shares were re-designated as Class I2 Shares.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Transamerica Asset Management, Inc. or any of its affiliates waive fees or reimburse expenses in order to avoid a negative yield. Refer to the notes to the financial statements for details.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Multi-Managed Balanced
	Class A
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$24.23	$22.15	$23.34	$21.40	$17.85
Investment operations
Net investment income (loss) (A) (B)	0.24	0.23	0.26	0.25	0.52
Net realized and unrealized gain (loss)	2.57	2.88	1.94	1.94	3.55
Total investment operations	2.81	3.11	2.20	2.19	4.07
Distributions
Net investment income	(0.31)	(0.25)	(0.31)	(0.25)	(0.52)
Net realized gains	(1.12)	(0.78)	(3.08)	—	—
Total distributions	(1.43)	(1.03)	(3.39)	(0.25)	(0.52)
Net asset value
End of year	$25.61	$24.23	$22.15	$23.34	$21.40
Total return (C)	12.11%	14.61%	11.27%	10.26%	23.08%
Ratio and supplemental data
Net assets end of year (000’s)	$174,817	$152,382	$125,266	$107,146	$95,258
Expenses to average net assets (D)
After (waiver/reimbursement) recapture	1.23%	1.36%	1.47%	1.46%	1.56	%(E)
Before (waiver/reimbursement) recapture	1.23%	1.36%	1.43%	1.49%	1.56	%(E)
Net investment income (loss) to average net assets (B)	1.00%	0.99%	1.20%	1.09%	2.67%
Portfolio turnover rate (F)	102%	126%	153%	263%	99%

(A)	Calculated based on average number of shares outstanding.
(B)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Does not include expenses of the investment companies in which the Fund invests.
(E)	Includes extraordinary expenses. The impact of the extraordinary expenses was 0.01%.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the years indicated:	Transamerica Multi-Managed Balanced
	Class B
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$24.09	$22.01	$23.23	$21.34	$17.79
Investment operations
Net investment income (loss) (A) (B)	0.02	0.03	0.08	0.06	0.33
Net realized and unrealized gain (loss)	2.55	2.87	1.92	1.92	3.58
Total investment operations	2.57	2.90	2.00	1.98	3.91
Distributions
Net investment income	(0.09)	(0.04)	(0.14)	(0.09)	(0.36)
Net realized gains	(1.12)	(0.78)	(3.08)	—	—
Total distributions	(1.21)	(0.82)	(3.22)	(0.09)	(0.36)
Net asset value
End of year	$25.45	$24.09	$22.01	$23.23	$21.34
Total return (C)	11.07%	13.66%	10.30%	9.33%	22.15%
Ratio and supplemental data
Net assets end of year (000’s)	$6,579	$8,186	$9,074	$9,996	$14,658
Expenses to average net assets (D)
After (waiver/reimbursement) recapture	2.15%	2.24%	2.33%	2.29%	2.34	%(E)
Before (waiver/reimbursement) recapture	2.15%	2.24%	2.29%	2.32%	2.34	%(E)
Net investment income (loss) to average net assets (B)	0.10%	0.13%	0.36%	0.25%	1.73%
Portfolio turnover rate (F)	102%	126%	153%	263%	99%

(A)	Calculated based on average number of shares outstanding.
(B)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Does not include expenses of the investment companies in which the Fund invests.
(E)	Includes extraordinary expenses. The impact of the extraordinary expenses was 0.01%.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Multi-Managed Balanced
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$23.88	$21.85	$23.09	$21.20	$17.69
Investment operations
Net investment income (loss) (A) (B)	0.08	0.08	0.13	0.13	0.40
Net realized and unrealized gain (loss)	2.53	2.85	1.92	1.91	3.53
Total investment operations	2.61	2.93	2.05	2.04	3.93
Distributions
Net investment income	(0.16)	(0.12)	(0.21)	(0.15)	(0.42)
Net realized gains	(1.12)	(0.78)	(3.08)	—	—
Total distributions	(1.28)	(0.90)	(3.29)	(0.15)	(0.42)
Net asset value
End of year	$25.21	$23.88	$21.85	$23.09	$21.20
Total return (C)	11.38%	13.90%	10.63%	9.63%	22.43%
Ratio and supplemental data
Net assets end of year (000’s)	$132,473	$95,601	$62,789	$38,868	$24,194
Expenses to average net assets (D)
After (waiver/reimbursement) recapture	1.90%	1.98%	2.04%	2.03%	2.11	%(E)
Before (waiver/reimbursement) recapture	1.90%	1.98%	2.01%	2.05%	2.11	%(E)
Net investment income (loss) to average net assets (B)	0.32%	0.36%	0.61%	0.55%	2.09%
Portfolio turnover rate (F)	102%	126%	153%	263%	99%

(A)	Calculated based on average number of shares outstanding.
(B)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Does not include expenses of the investment companies in which the Fund invests.
(E)	Includes extraordinary expenses. The impact of the extraordinary expenses was 0.01%.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the period and years indicated:	Transamerica Multi-Managed Balanced
	Class I
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$24.31	$22.22	$23.40	$21.46	$18.49
Investment operations
Net investment income (loss) (B) (C)	0.33	0.32	0.36	0.38	0.57
Net realized and unrealized gain (loss)	2.57	2.89	1.94	1.91	2.98
Total investment operations	2.90	3.21	2.30	2.29	3.55
Distributions
Net investment income	(0.39)	(0.34)	(0.40)	(0.35)	(0.58)
Net realized gains	(1.12)	(0.78)	(3.08)	—	—
Total distributions	(1.51)	(1.12)	(3.48)	(0.35)	(0.58)
Net asset value
End of period/year	$25.70	$24.31	$22.22	$23.40	$21.46
Total return (D)	12.46%	15.07%	11.76%	10.70%	19.52	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$176,667	$174,902	$176,788	$12,086	$265
Expenses to average net assets (F)
After (waiver/reimbursement) recapture	0.92%	0.98%	0.99%	1.00%	1.46	%(G)(H)
Before (waiver/reimbursement) recapture	0.92%	0.98%	0.96%	1.01%	2.01	%(G)(H)
Net investment income (loss) to average net assets (C)	1.32%	1.39%	1.63%	1.61%	3.15	%(G)
Portfolio turnover rate (I)	102%	126%	153%	263%	99	%(E)

(A)	Commenced operations on November 30, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Does not include expenses of the investment companies in which the Fund invests.
(G)	Annualized.
(H)	Includes extraordinary expenses. The impact of the extraordinary expenses was 0.01%.
(I)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Opportunistic Allocation
	Class A	Class C	Class I
	October 31, 2014 (A)	October 31, 2014 (A)	October 31, 2014 (A)
Net asset value
Beginning of year	$10.00	$10.00	$10.00
Investment operations
Net investment income (loss) (B)	0.66	0.58	0.69
Net realized and unrealized gain (loss)	(0.21)	(0.20)	(0.21)
Total investment operations	0.45	0.38	0.48
Distributions
Net investment income	(0.63)	(0.56)	(0.65)
Net asset value
End of year	$9.82	$9.82	$9.83
Total return (C)	4.38%	3.69%	4.74%
Ratio and supplemental data
Net assets end of year (000’s)	$268	$259	$531
Expenses to average net assets (D)
After (waiver/reimbursement) recapture	1.22%	1.95%	0.95%
Before (waiver/reimbursement) recapture	9.64%	10.37%	9.47%
Net investment income (loss) to average net assets	6.41%	5.68%	6.67%
Portfolio turnover rate (E)	118%	118%	118%

(A)	Commenced operations on October 31, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Does not include expenses of the investment companies in which the Fund invests.
(E)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the years indicated:	Transamerica Short-Term Bond
Class A
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$10.45	$10.51	$10.33	$10.53	$10.26
Investment operations
Net investment income (loss) (A)	0.21	0.25	0.33	0.37	0.43
Net realized and unrealized gain (loss)	—	(B)	0.01	0.27	(0.16)	0.29
Total investment operations	0.21	0.26	0.60	0.21	0.72
Distributions
Net investment income	(0.23)	(0.27)	(0.35)	(0.39)	(0.45)
Net realized gains	(0.06)	(0.05)	(0.07)	(0.02)	—
Total distributions	(0.29)	(0.32)	(0.42)	(0.41)	(0.45)
Net asset value
End of year	$10.37	$10.45	$10.51	$10.33	$10.53
Total return (C)	1.97%	2.46%	5.95%	2.01%	7.15%
Ratio and supplemental data
Net assets end of year (000’s)	$1,012,764	$953,044	$793,493	$779,041	$856,959
Expenses to average net assets
After (waiver/reimbursement) recapture	0.84%	0.83%	0.83%	0.82%	0.83%
Before (waiver/reimbursement) recapture	0.86%	0.88%	0.89%	0.92%	0.97%
Net investment income (loss) to average net assets	2.05%	2.38%	3.22%	3.58%	4.16%
Portfolio turnover rate	52%	73%	61%	51%	54%

(A)	Calculated based on average number of shares outstanding.
(B)	Rounds to less than $0.01 or $(0.01).
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Short-Term Bond
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$10.43	$10.49	$10.31	$10.51	$10.24
Investment operations
Net investment income (loss) (A)	0.14	0.17	0.25	0.29	0.36
Net realized and unrealized gain (loss)	(0.01)	0.01	0.27	(0.17)	0.28
Total investment operations	0.13	0.18	0.52	0.12	0.64
Distributions
Net investment income	(0.15)	(0.19)	(0.27)	(0.30)	(0.37)
Net realized gains	(0.06)	(0.05)	(0.07)	(0.02)	—
Total distributions	(0.21)	(0.24)	(0.34)	(0.32)	(0.37)
Net asset value
End of year	$10.35	$10.43	$10.49	$10.31	$10.51
Total return (B)	1.20%	1.67%	5.15%	1.23%	6.32%
Ratio and supplemental data
Net assets end of year (000’s)	$847,407	$867,319	$837,435	$846,464	$834,859
Expenses to average net assets
After (waiver/reimbursement) recapture	1.59%	1.60%	1.59%	1.59%	1.59%
Before (waiver/reimbursement) recapture	1.59%	1.60%	1.59%	1.59%	1.63%
Net investment income (loss) to average net assets	1.30%	1.63%	2.46%	2.81%	3.40%
Portfolio turnover rate	52%	73%	61%	51%	54%

(A)	Calculated based on average number of shares outstanding.
(B)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

For a share outstanding during the period and years indicated:	Transamerica Short-Term Bond
	Class I
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$10.27	$10.33	$10.15	$10.35	$10.14
Investment operations
Net investment income (loss) (B)	0.23	0.26	0.35	0.38	0.39
Net realized and unrealized gain (loss)	(0.01)	0.01	0.26	(0.16)	0.24
Total investment operations	0.22	0.27	0.61	0.22	0.63
Distributions
Net investment income	(0.24)	(0.28)	(0.36)	(0.40)	(0.42)
Net realized gains	(0.06)	(0.05)	(0.07)	(0.02)	—
Total distributions	(0.30)	(0.33)	(0.43)	(0.42)	(0.42)
Net asset value
End of period/year	$10.19	$10.27	$10.33	$10.15	$10.35
Total return (C)	2.18%	2.66%	6.21%	2.16%	6.34	%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$804,004	$485,299	$368,296	$270,667	$198,461
Expenses to average net assets
After (waiver/reimbursement) recapture	0.63%	0.63%	0.63%	0.64%	0.65	%(E)
Before (waiver/reimbursement) recapture	0.63%	0.63%	0.63%	0.64%	0.67	%(E)
Net investment income (loss) to average net assets	2.25%	2.58%	3.40%	3.75%	4.17	%(E)
Portfolio turnover rate	52%	73%	61%	51%	54	%(D)

(A)	Commenced operations on November 30, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Short-Term Bond
	Class I2 (A)
	October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$10.27	$10.32	$10.14	$10.34	$10.08
Investment operations
Net investment income (loss) (B)	0.24	0.28	0.36	0.40	0.46
Net realized and unrealized gain (loss)	(0.02)	0.01	0.26	(0.17)	0.27
Total investment operations	0.22	0.29	0.62	0.23	0.73
Distributions
Net investment income	(0.25)	(0.29)	(0.37)	(0.41)	(0.47)
Net realized gains	(0.06)	(0.05)	(0.07)	(0.02)	—
Total distributions	(0.31)	(0.34)	(0.44)	(0.43)	(0.47)
Net asset value
End of year	$10.18	$10.27	$10.32	$10.14	$10.34
Total return (C)	2.18%	2.86%	6.31%	2.28%	7.37%
Ratio and supplemental data
Net assets end of year (000’s)	$1,400,475	$1,561,883	$1,521,804	$924,917	$999,064
Expenses to average net assets
After (waiver/reimbursement) recapture	0.53%	0.53%	0.53%	0.53%	0.53%
Before (waiver/reimbursement) recapture	0.53%	0.53%	0.53%	0.53%	0.58%
Net investment income (loss) to average net assets	2.37%	2.71%	3.50%	3.87%	4.52%
Portfolio turnover rate	52%	73%	61%	51%	54%

(A)	Effective November 30, 2009, all previously existing Class I shares were re-designated as Class I2 Shares.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

For a share outstanding during the year indicated:	Transamerica Small Cap Core
	Class A	Class C	Class I	Class I2
	October 31, 2014 (A)	October 31, 2014 (A)	October 31, 2014 (A)	October 31, 2014 (A)
Net asset value
Beginning of year	$10.00	$10.00	$10.00	$10.00
Investment operations
Net investment income (loss) (B)	0.06	(0.02)	0.08	0.10
Net realized and unrealized gain (loss)	0.76	0.76	0.76	0.75
Total investment operations	0.82	0.74	0.84	0.85
Distributions
Net investment income	(0.02)	(0.01)	(0.02)	(0.02)
Net asset value
End of year	$10.80	$10.73	$10.82	$10.83
Total return (C)	8.18%	7.36%	8.44%	8.55%
Ratio and supplemental data
Net assets end of year (000’s)	$333	$380	$685	$210,823
Expenses to average net assets
After (waiver/reimbursement) recapture	1.32%	2.05%	1.05%	0.97%
Before (waiver/reimbursement) recapture	1.32%	2.06%	1.08%	0.97%
Net investment income (loss) to average net assets	0.55%	(0.20)%	0.79%	0.93%
Portfolio turnover rate	140%	140%	140%	140%

(A)	Commenced operations on October 31, 2013.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Small Cap Growth
Class A
October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$12.37	$9.38	$10.00
Investment operations
Net investment income (loss) (B)	(0.11)	(0.08)	(0.02)
Net realized and unrealized gain (loss)	0.61	3.07	(0.60)
Total investment operations	0.50	2.99	(0.62)
Distributions
Net investment income	—	—	(C)	—
Net asset value
End of period/year	$12.87	$12.37	$9.38
Total return (D)	4.04%	31.90%	(6.20	)%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$862	$591	$236
Expenses to average net assets
After (waiver/reimbursement) recapture	1.35%	1.29%	1.45	%(F)
Before (waiver/reimbursement) recapture	1.35%	1.29%	1.52	%(F)
Net investment income (loss) to average net assets	(0.87)%	(0.70)%	(1.17	)%(F)
Portfolio turnover rate	73%	74%	11	%(E)

(A)	Commenced operations on August 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica Small Cap Growth
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$12.28	$9.37	$10.00
Investment operations
Net investment income (loss) (B)	(0.19)	(0.14)	(0.03)
Net realized and unrealized gain (loss)	0.61	3.05	(0.60)
Total investment operations	0.42	2.91	(0.63)
Net asset value
End of period/year	$12.70	$12.28	$9.37
Total return (C)	3.42%	31.06%	(6.30	)%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$628	$404	$234
Expenses to average net assets
After (waiver/reimbursement) recapture	1.99%	1.95%	2.15	%(E)
Before (waiver/reimbursement) recapture	1.99%	1.95%	2.21	%(E)
Net investment income (loss) to average net assets	(1.51)%	(1.32)%	(1.89	)%(E)
Portfolio turnover rate	73%	74%	11	%(D)

(A)	Commenced operations on August 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Small Cap Growth
	Class I
	October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$12.39	$9.39	$10.00
Investment operations
Net investment income (loss) (B)	(0.07)	(0.04)	(0.01)
Net realized and unrealized gain (loss)	0.62	3.05	(0.60)
Total investment operations	0.55	3.01	(0.61)
Distributions
Net investment income	—	(0.01)	—
Net asset value
End of period/year	$12.94	$12.39	$9.39
Total return (C)	4.44%	32.08%	(6.10	)%(D)
Ratio and supplemental data
Net assets end of period/year (000’s)	$510	$490	$235
Expenses to average net assets
After (waiver/reimbursement) recapture	1.03%	1.04%	1.15	%(E)
Before (waiver/reimbursement) recapture	1.03%	1.02%	1.31	%(E)
Net investment income (loss) to average net assets	(0.54)%	(0.41)%	(0.89	)%(E)
Portfolio turnover rate	73%	74%	11	%(D)

(A)	Commenced operations on August 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica Small Cap Growth
Class I2
October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$12.41	$9.39	$10.00
Investment operations
Net investment income (loss) (B)	(0.05)	(0.04)	(0.01)
Net realized and unrealized gain (loss)	0.61	3.07	(0.60)
Total investment operations	0.56	3.03	(0.61)
Distributions
Net investment income	—	(C)	(0.01)	—
Net asset value
End of period/year	$12.97	$12.41	$9.39
Total return (D)	4.51%	32.32%	(6.10	)%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$528,891	$562,770	$239,395
Expenses to average net assets
After (waiver/reimbursement) recapture	0.89%	0.91%	1.15	%(F)
Before (waiver/reimbursement) recapture	0.89%	0.90%	1.21	%(F)
Net investment income (loss) to average net assets	(0.41)%	(0.33)%	(0.87	)%(F)
Portfolio turnover rate	73%	74%	11	%(E)

(A)	Commenced operations on August 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Small Cap Value
Class A
October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$13.21	$9.83	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.08	0.06	0.04
Net realized and unrealized gain (loss)	0.56	3.39	(0.21)
Total investment operations	0.64	3.45	(0.17)
Distributions
Net investment income	(0.08)	(0.07)	—
Net realized gains	(0.82)	—	(D)	—
Total distributions	(0.90)	(0.07)	—
Net asset value
End of period/year	$12.95	$13.21	$9.83
Total return (E)	4.99%	35.30%	(1.70	)%(F)
Ratio and supplemental data
Net assets end of period/year (000’s)	$955	$996	$268
Expenses to average net assets (G)
After (waiver/reimbursement) recapture	1.38%	1.37%	1.36	%(H)
Before (waiver/reimbursement) recapture	1.38%	1.37%	1.36	%(H)
Net investment income (loss) to average net assets (C)	0.61%	0.50%	0.91	%(H)
Portfolio turnover rate (I)	37%	49%	22	%(F)

(A)	Commenced operations on April 30, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Rounds to less than $0.01 or $(0.01).
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Not annualized.
(G)	Does not include expenses of the investment companies in which the Fund invests.
(H)	Annualized.
(I)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the period and years indicated:	Transamerica Small Cap Value
	Class C
	October 31, 2014	October 31, 2013		October 31, 2012 (A)
Net asset value
Beginning of period/year	$13.15	$9.79		$10.00
Investment operations
Net investment income (loss) (B) (C)	(0.01)	—	(D)	0.01
Net realized and unrealized gain (loss)	0.58	3.38		(0.22)
Total investment operations	0.57	3.38		(0.21)
Distributions
Net investment income	(0.03)	(0.02)		—
Net realized gains	(0.82)	—	(D)	—
Total distributions	(0.85)	(0.02)		—
Net asset value
End of period/year	$12.87	$13.15		$9.79
Total return (E)	4.39%	34.65%		(2.10	)%(F)
Ratio and supplemental data
Net assets end of period/year (000’s)	$921	$635		$251
Expenses to average net assets (G)
After (waiver/reimbursement) recapture	1.99%	1.98%		2.04	%(H)
Before (waiver/reimbursement) recapture	1.99%	1.98%		2.04	%(H)
Net investment income (loss) to average net assets (C)	(0.05)%	—	%(I)	0.24	%(H)
Portfolio turnover rate (J)	37%	49%		22	%(F)

(A)	Commenced operations on April 30, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Rounds to less than $0.01 or $(0.01).
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Not annualized.
(G)	Does not include expenses of the investment companies in which the Fund invests.
(H)	Annualized.
(I)	Rounds to less than 0.01% or (0.01)%.
(J)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica Small Cap Value
Class I
October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$13.26	$9.84	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.12	0.12	0.06
Net realized and unrealized gain (loss)	0.57	3.38	(0.22)
Total investment operations	0.69	3.50	(0.16)
Distributions
Net investment income	(0.11)	(0.08)	—
Net realized gains	(0.82)	—	(D)	—
Total distributions	(0.93)	(0.08)	—
Net asset value
End of period/year	$13.02	$13.26	$9.84
Total return (E)	5.37%	35.87%	(1.60	)%(F)
Ratio and supplemental data
Net assets end of period/year (000’s)	$655	$719	$371
Expenses to average net assets (G)
After (waiver/reimbursement) recapture	1.04%	1.03%	1.12	%(H)
Before (waiver/reimbursement) recapture	1.04%	1.03%	1.12	%(H)
Net investment income (loss) to average net assets (C)	0.93%	1.01%	1.17	%(H)
Portfolio turnover rate (I)	37%	49%	22	%(F)

(A)	Commenced operations on April 30, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Rounds to less than $0.01 or $(0.01).
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Not annualized.
(G)	Does not include expenses of the investment companies in which the Fund invests.
(H)	Annualized.
(I)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the period and years indicated:	Transamerica Small Cap Value
Class I2
October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$13.27	$9.84	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.14	0.12	0.06
Net realized and unrealized gain (loss)	0.58	3.40	(0.22)
Total investment operations	0.72	3.52	(0.16)
Distributions
Net investment income	(0.13)	(0.09)	—
Net realized gains	(0.82)	—	(D)	—
Total distributions	(0.95)	(0.09)	—
Net asset value
End of period/year	$13.04	$13.27	$9.84
Total return (E)	5.54%	36.06%	(1.60	)%(F)
Ratio and supplemental data
Net assets end of period/year (000’s)	$678,842	$737,250	$288,664
Expenses to average net assets (G)
After (waiver/reimbursement) recapture	0.92%	0.92%	1.01	%(H)
Before (waiver/reimbursement) recapture	0.92%	0.92%	1.01	%(H)
Net investment income (loss) to average net assets (C)	1.07%	1.06%	1.30	%(H)
Portfolio turnover rate (I)	37%	49%	22	%(F)

(A)	Commenced operations on April 30, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Rounds to less than $0.01 or $(0.01).
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Not annualized.
(G)	Does not include expenses of the investment companies in which the Fund invests.
(H)	Annualized.
(I)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Small/Mid Cap Value
Class A
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$29.05	$21.86	$20.65	$18.89	$14.72
Investment operations
Net investment income (loss) (A)	0.07	0.11	0.11	(0.06)	(0.02)
Net realized and unrealized gain (loss)	2.18	7.18	2.24	1.82	4.19
Total investment operations	2.25	7.29	2.35	1.76	4.17
Distributions
Net investment income	(0.10)	(0.10)	—	(B)	—	—
Net realized gains	(2.32)	—	(1.14)	—	—
Total distributions	(2.42)	(0.10)	(1.14)	—	—
Net asset value
End of year	$28.88	$29.05	$21.86	$20.65	$18.89
Total return (C)	8.13%	33.47%	12.28%	9.32%	28.33%
Ratio and supplemental data
Net assets end of year (000’s)	$473,644	$519,376	$332,085	$323,147	$283,240
Expenses to average net assets
After (waiver/reimbursement) recapture	1.30%	1.38%	1.41%	1.43%	1.47%
Before (waiver/reimbursement) recapture	1.30%	1.38%	1.41%	1.43%	1.47%
Net investment income (loss) to average net assets	0.24%	0.44%	0.50%	(0.27)%	(0.12)%
Portfolio turnover rate	96%	97%	74%	174%	57%

(A)	Calculated based on average number of shares outstanding.
(B)	Rounds to less than $0.01 or $(0.01).
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

For a share outstanding during the years indicated:	Transamerica Small/Mid Cap Value
Class B
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$27.23	$20.55	$19.60	$18.05	$14.16
Investment operations
Net investment income (loss) (A)	(0.12)	(0.05)	(0.03)	(0.20)	(0.12)
Net realized and unrealized gain (loss)	2.04	6.73	2.12	1.75	4.01
Total investment operations	1.92	6.68	2.09	1.55	3.89
Distributions
Net investment income	—	—	—	(B)	—	—
Net realized gains	(2.32)	—	(1.14)	—	—
Total distributions	(2.32)	—	(1.14)	—	—
Net asset value
End of year	$26.83	$27.23	$20.55	$19.60	$18.05
Total return (C)	7.38%	32.51%	11.58%	8.59%	27.47%
Ratio and supplemental data
Net assets end of year (000’s)	$27,010	$32,286	$29,615	$33,830	$38,355
Expenses to average net assets
After (waiver/reimbursement) recapture	2.01%	2.08%	2.08%	2.09%	2.12%
Before (waiver/reimbursement) recapture	2.01%	2.08%	2.08%	2.09%	2.12%
Net investment income (loss) to average net assets	(0.47)%	(0.22)%	(0.16)%	(0.95)%	(0.74)%
Portfolio turnover rate	96%	97%	74%	174%	57%

(A)	Calculated based on average number of shares outstanding.
(B)	Rounds to less than $0.01 or $(0.01).
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Small/Mid Cap Value
Class C
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010
Net asset value
Beginning of year	$26.95	$20.33	$19.40	$17.86	$14.00
Investment operations
Net investment income (loss) (A)	(0.12)	(0.05)	(0.02)	(0.18)	(0.12)
Net realized and unrealized gain (loss)	2.03	6.67	2.09	1.72	3.98
Total investment operations	1.91	6.62	2.07	1.54	3.86
Distributions
Net investment income	—	(B)	—	—	(B)	—	—
Net realized gains	(2.32)	—	(1.14)	—	—
Total distributions	(2.32)	—	(1.14)	—	—
Net asset value
End of year	$26.54	$26.95	$20.33	$19.40	$17.86
Total return (C)	7.42%	32.56%	11.60%	8.62%	27.57%
Ratio and supplemental data
Net assets end of year (000’s)	$314,999	$288,038	$198,356	$181,765	$169,903
Expenses to average net assets
After (waiver/reimbursement) recapture	1.97%	2.03%	2.04%	2.05%	2.07%
Before (waiver/reimbursement) recapture	1.97%	2.03%	2.04%	2.05%	2.07%
Net investment income (loss) to average net assets	(0.44)%	(0.20)%	(0.13)%	(0.89)%	(0.73)%
Portfolio turnover rate	96%	97%	74%	174%	57%

(A)	Calculated based on average number of shares outstanding.
(B)	Rounds to less than $0.01 or $(0.01).
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

For a share outstanding during the period and years indicated:	Transamerica Small/Mid Cap Value
Class I
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$29.74	$22.38	$21.03	$19.15	$15.44
Investment operations
Net investment income (loss) (B)	0.17	0.22	0.20	0.05	(0.02)
Net realized and unrealized gain (loss)	2.24	7.34	2.29	1.83	3.73
Total investment operations	2.41	7.56	2.49	1.88	3.71
Distributions
Net investment income	(0.20)	(0.20)	—	(C)	—	—
Net realized gains	(2.32)	—	(1.14)	—	—
Total distributions	(2.52)	(0.20)	(1.14)	—	—
Net asset value
End of period/year	$29.63	$29.74	$22.38	$21.03	$19.15
Total return (D)	8.51%	34.02%	12.75%	9.82%	24.03	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$235,418	$180,096	$105,664	$68,499	$40,346
Expenses to average net assets
After (waiver/reimbursement) recapture	0.96%	0.98%	0.97%	1.00%	1.04	%(F)
Before (waiver/reimbursement) recapture	0.96%	0.98%	0.97%	1.00%	1.04	%(F)
Net investment income (loss) to average net assets	0.57%	0.84%	0.93%	0.24%	(0.11	)%(F)
Portfolio turnover rate	96%	97%	74%	174%	57	%(E)

(A)	Commenced operations on November 30, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Small/Mid Cap Value
Class I2
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of year	$29.78	$22.41	$21.03	$19.13	$14.82
Investment operations
Net investment income (loss) (B)	0.20	0.25	0.22	0.06	0.08
Net realized and unrealized gain (loss)	2.25	7.34	2.30	1.84	4.23
Total investment operations	2.45	7.59	2.52	1.90	4.31
Distributions
Net investment income	(0.23)	(0.22)	—	(C)	—	—
Net realized gains	(2.32)	—	(1.14)	—	—
Total distributions	(2.55)	(0.22)	(1.14)	—	—
Net asset value
End of year	$29.68	$29.78	$22.41	$21.03	$19.13
Total return (D)	8.63%	34.14%	12.90%	9.93%	29.00%
Ratio and supplemental data
Net assets end of year (000’s)	$22,282	$21,692	$15,545	$12,935	$15,893
Expenses to average net assets
After (waiver/reimbursement) recapture	0.85%	0.87%	0.87%	0.88%	0.88%
Before (waiver/reimbursement) recapture	0.85%	0.87%	0.87%	0.88%	0.88%
Net investment income (loss) to average net assets	0.68%	0.96%	1.03%	0.26%	0.47%
Portfolio turnover rate	96%	97%	74%	174%	57%

(A)	Effective November 30, 2009, all previously existing Class I shares were re-designated as Class I2 Shares.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

For a share outstanding during the period indicated:	Transamerica Strategic High Income
	Class A		Class C		Class I		Class I2
	October 31, 2014 (A)		October 31, 2014 (A)		October 31, 2014 (A)		October 31, 2014 (A)
Net asset value
Beginning of period	$10.00		$10.00		$10.00		$10.00
Investment operations
Net investment income (loss) (B)	0.24		0.18		0.26		0.26
Net realized and unrealized gain (loss)	0.26		0.26		0.26		0.25
Total investment operations	0.50		0.44		0.52		0.51
Distributions
Net investment income	(0.20)		(0.15)		(0.21)		(0.21)
Net asset value
End of period	$10.30		$10.29		$10.31		$10.30
Total return (C)	4.99	%(D)	4.46	%(D)	5.24	%(D)	5.14	%(D)
Ratio and supplemental data
Net assets end of period (000’s)	$1,200		$1,073		$13,897		$22,618
Expenses to average net assets (E)
After (waiver/reimbursement) recapture	1.20	%(F)	1.95	%(F)	0.95	%(F)	0.95	%(F)
Before (waiver/reimbursement) recapture	1.40	%(F)	2.14	%(F)	1.23	%(F)	1.13	%(F)
Net investment income (loss) to average net assets	3.43	%(F)	2.66	%(F)	3.80	%(F)	3.82	%(F)
Portfolio turnover rate (G)	61	%(D)	61	%(D)	61	%(D)	61	%(D)

(A)	Commenced operations on March 1, 2014.
(B)	Calculated based on average number of shares outstanding.
(C)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(D)	Not annualized.
(E)	Does not include expenses of the investment companies in which the Fund invests.
(F)	Annualized.
(G)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Tactical Allocation
	Class A
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$10.28	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.21	0.13
Net realized and unrealized gain (loss)	0.10	0.54
Total investment operations	0.31	0.67
Distributions
Net investment income	(0.25)	(0.39)
Net realized gains	(0.02)	—
Total distributions	(0.27)	(0.39)
Net asset value
End of year	$10.32	$10.28
Total return (D)	3.05%	6.91%
Ratio and supplemental data
Net assets end of year (000’s)	$5,432	$4,050
Expenses to average net assets (E)
After (waiver/reimbursement) recapture	1.11%	1.15%
Before (waiver/reimbursement) recapture	1.49%	3.06%
Net investment income (loss) to average net assets (C)	1.99%	1.33%
Portfolio turnover rate (F)	228%	425%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Does not include expenses of the investment companies in which the Fund invests.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the years indicated:	Transamerica Tactical Allocation
	Class C
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$10.20	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.13	0.04
Net realized and unrealized gain (loss)	0.10	0.56
Total investment operations	0.23	0.60
Distributions
Net investment income	(0.18)	(0.40)
Net realized gains	(0.02)	—
Total distributions	(0.20)	(0.40)
Net asset value
End of year	$10.23	$10.20
Total return (D)	2.24%	6.18%
Ratio and supplemental data
Net assets end of year (000’s)	$6,362	$5,909
Expenses to average net assets (E)
After (waiver/reimbursement) recapture	1.85%	1.85%
Before (waiver/reimbursement) recapture	2.21%	3.72%
Net investment income (loss) to average net assets (C)	1.30%	0.43%
Portfolio turnover rate (F)	228%	425%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Does not include expenses of the investment companies in which the Fund invests.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Tactical Allocation
	Class I
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$10.22	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.24	0.14
Net realized and unrealized gain (loss)	0.09	0.56
Total investment operations	0.33	0.70
Distributions
Net investment income	(0.28)	(0.48)
Net realized gains	(0.02)	—
Total distributions	(0.30)	(0.48)
Net asset value
End of year	$10.25	$10.22
Total return (D)	3.25%	7.32%
Ratio and supplemental data
Net assets end of year (000’s)	$874	$1,533
Expenses to average net assets (E)
After (waiver/reimbursement) recapture	0.85%	0.85%
Before (waiver/reimbursement) recapture	1.21%	2.73%
Net investment income (loss) to average net assets (C)	2.37%	1.36%
Portfolio turnover rate (F)	228%	425%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Does not include expenses of the investment companies in which the Fund invests.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the years indicated:	Transamerica Tactical Income
	Class A
	October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of year	$10.16	$10.25	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.38	0.34	0.33
Net realized and unrealized gain (loss)	0.26	0.10	0.45
Total investment operations	0.64	0.44	0.78
Distributions
Net investment income	(0.32)	(0.47)	(0.53)
Net realized gains	—	(0.04)	—
Return of capital	—	(0.02)	—
Total distributions	(0.32)	(0.53)	(0.53)
Net asset value
End of year	$10.48	$10.16	$10.25
Total return (D)	6.39%	4.49%	8.02%
Ratio and supplemental data
Net assets end of year (000’s)	$259,348	$342,367	$254,763
Expenses to average net assets (E)
After (waiver/reimbursement) recapture	0.87%	0.88%	0.92%
Before (waiver/reimbursement) recapture	0.89%	0.93%	0.98%
Net investment income (loss) to average net assets (C)	3.63%	3.32%	3.27%
Portfolio turnover rate (F)	102%	237%	142%

(A)	Commenced operations on October 31, 2011.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Does not include expenses of the investment companies in which the Fund invests.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Tactical Income
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of year	$10.12	$10.22	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.29	0.25	0.25
Net realized and unrealized gain (loss)	0.27	0.11	0.46
Total investment operations	0.56	0.36	0.71
Distributions
Net investment income	(0.24)	(0.40)	(0.49)
Net realized gains	—	(0.04)	—
Return of capital	—	(0.02)	—
Total distributions	(0.24)	(0.46)	(0.49)
Net asset value
End of year	$10.44	$10.12	$10.22
Total return (D)	5.61%	3.63%	7.26%
Ratio and supplemental data
Net assets end of year (000’s)	$400,142	$464,339	$279,728
Expenses to average net assets (E)
After (waiver/reimbursement) recapture	1.63%	1.63%	1.67%
Before (waiver/reimbursement) recapture	1.63%	1.63%	1.68%
Net investment income (loss) to average net assets (C)	2.86%	2.54%	2.48%
Portfolio turnover rate (F)	102%	237%	142%

(A)	Commenced operations on October 31, 2011.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Does not include expenses of the investment companies in which the Fund invests.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the years indicated:	Transamerica Tactical Income
	Class I
	October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of year	$10.16	$10.26	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.40	0.36	0.37
Net realized and unrealized gain (loss)	0.26	0.10	0.44
Total investment operations	0.66	0.46	0.81
Distributions
Net investment income	(0.34)	(0.50)	(0.55)
Net realized gains	—	(0.04)	—
Return of capital	—	(0.02)	—
Total distributions	(0.34)	(0.56)	(0.55)
Net asset value
End of year	$10.48	$10.16	$10.26
Total return (D)	6.64%	4.62%	8.35%
Ratio and supplemental data
Net assets end of year (000’s)	$242,703	$270,502	$240,339
Expenses to average net assets (E)
After (waiver/reimbursement) recapture	0.64%	0.67%	0.67%
Before (waiver/reimbursement) recapture	0.64%	0.65%	0.72%
Net investment income (loss) to average net assets (C)	3.83%	3.57%	3.61%
Portfolio turnover rate (F)	102%	237%	142%

(A)	Commenced operations on October 31, 2011.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Does not include expenses of the investment companies in which the Fund invests.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Tactical Rotation
	Class A
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$11.12	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.08	0.05
Net realized and unrealized gain (loss)	0.61	1.56
Total investment operations	0.69	1.61
Distributions
Net investment income	(0.05)	(0.49)
Net realized gains	(0.03)	—
Total distributions	(0.08)	(0.49)
Net asset value
End of year	$11.73	$11.12
Total return (D)	6.31%	16.86%
Ratio and supplemental data
Net assets end of year (000’s)	$12,115	$6,456
Expenses to average net assets (E)
After (waiver/reimbursement) recapture	1.11%	1.15%
Before (waiver/reimbursement) recapture	1.32%	3.94%
Net investment income (loss) to average net assets (C)	0.70%	0.45%
Portfolio turnover rate (F)	194%	301%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Does not include expenses of the investment companies in which the Fund invests.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the years indicated:	Transamerica Tactical Rotation
Class C
October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$11.05	$10.00
Investment operations
Net investment income (loss) (B) (C)	—	(D)	(0.03)
Net realized and unrealized gain (loss)	0.60	1.56
Total investment operations	0.60	1.53
Distributions
Net investment income	(0.02)	(0.48)
Net realized gains	(0.03)	—
Total distributions	(0.05)	(0.48)
Net asset value
End of year	$11.60	$11.05
Total return (E)	5.46%	16.03%
Ratio and supplemental data
Net assets end of year (000’s)	$7,266	$3,840
Expenses to average net assets (F)
After (waiver/reimbursement) recapture	1.85%	1.85%
Before (waiver/reimbursement) recapture	2.09%	4.69%
Net investment income (loss) to average net assets (C)	(0.03)%	(0.28)%
Portfolio turnover rate (G)	194%	301%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Rounds to less than $0.01 or $(0.01).
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Does not include expenses of the investment companies in which the Fund invests.
(G)	Does not include portfolio activity of the investment companies in which the Fund invests.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the years indicated:	Transamerica Tactical Rotation
	Class I
	October 31, 2014	October 31, 2013 (A)
Net asset value
Beginning of year	$11.09	$10.00
Investment operations
Net investment income (loss) (B) (C)	0.11	0.07
Net realized and unrealized gain (loss)	0.61	1.57
Total investment operations	0.72	1.64
Distributions
Net investment income	(0.07)	(0.55)
Net realized gains	(0.03)	—
Total distributions	(0.10)	(0.55)
Net asset value
End of year	$11.71	$11.09
Total return (D)	6.57%	17.26%
Ratio and supplemental data
Net assets end of year (000’s)	$3,521	$2,824
Expenses to average net assets (E)
After (waiver/reimbursement) recapture	0.85%	0.85%
Before (waiver/reimbursement) recapture	1.03%	3.63%
Net investment income (loss) to average net assets (C)	0.98%	0.67%
Portfolio turnover rate (F)	194%	301%

(A)	Commenced operations on October 31, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the investment companies in which the Fund invests.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Does not include expenses of the investment companies in which the Fund invests.
(F)	Does not include portfolio activity of the investment companies in which the Fund invests.

For a share outstanding during the period and years indicated:	Transamerica US Growth (formerly, Transamerica Diversified Equity)
	Class A
	October 31, 2014	October 31, 2013	October 31, 2012		October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$16.95	$13.41	$14.63		$14.29	$12.85
Investment operations
Net investment income (loss) (B)	0.02	0.07	0.01		(0.06)	0.15
Net realized and unrealized gain (loss)	2.38	3.50	0.76	(C)	0.56	1.31
Total investment operations	2.40	3.57	0.77		0.50	1.46
Distributions
Net investment income	(0.13)	(0.03)	—		(0.16)	(0.02)
Net realized gains	—	—	(1.99)		—	—
Total distributions	(0.13)	(0.03)	(1.99)		(0.16)	(0.02)
Net asset value
End of period/year	$19.22	$16.95	$13.41		$14.63	$14.29
Total return (D)	14.25%	26.62%	7.04	%(C)	3.44%	11.32	%(E)
Ratio and supplemental data
Net assets end of period/year (000’s)	$459,677	$447,645	$420,504		$77,197	$83,766
Expenses to average net assets
After (waiver/reimbursement) recapture	1.27%	1.36%	1.47%		1.52%	1.52	%(F)
Before (waiver/reimbursement) recapture	1.27%	1.36%	1.39%		1.66%	1.72	%(F)
Net investment income (loss) to average net assets	0.13%	0.49%	0.08%		(0.42)%	1.14	%(F)
Portfolio turnover rate	111%	55%	80%		141%	79	%(E)

(A)	Commenced operations on November 13, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Includes fair fund settlement. The impacts were $0.01 to Net realized and change in unrealized gain on investments and 0.08% to Total return.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica US Growth (formerly, Transamerica Diversified Equity)
	Class B
	October 31, 2014	October 31, 2013	October 31, 2012		October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$16.64	$13.25	$14.57		$14.22	$12.85
Investment operations
Net investment income (loss) (B)	(0.13)	(0.05)	(0.09)		(0.16)	0.06
Net realized and unrealized gain (loss)	2.34	3.44	0.76	(C)	0.55	1.32
Total investment operations	2.21	3.39	0.67		0.39	1.38
Distributions
Net investment income	—	—	—	(D)	(0.04)	(0.01)
Net realized gains	—	—	(1.99)		—	—
Total distributions	—	—	(1.99)		(0.04)	(0.01)
Net asset value
End of period/year	$18.85	$16.64	$13.25		$14.57	$14.22
Total return (E)	13.28%	25.59%	6.29	%(C)	2.71%	10.68	%(F)
Ratio and supplemental data
Net assets end of period/year (000’s)	$16,421	$19,658	$20,668		$5,420	$7,375
Expenses to average net assets
After (waiver/reimbursement) recapture	2.17%	2.17%	2.17%		2.17%	2.17	%(G)
Before (waiver/reimbursement) recapture	2.11%	2.17%	2.19%		2.30%	2.44	%(G)
Net investment income (loss) to average net assets	(0.76)%	(0.31)%	(0.63)%		(1.07)%	0.40	%(G)
Portfolio turnover rate	111%	55%	80%		141%	79	%(F)

(A)	Commenced operations on November 13, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Includes fair fund settlement. The impacts were $0.01 to Net realized and change in unrealized gain on investments and 0.08% to Total return.
(D)	Rounds to less than $0.01 or $(0.01).
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Not annualized.
(G)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica US Growth (formerly, Transamerica Diversified Equity)
	Class C
	October 31, 2014	October 31, 2013	October 31, 2012		October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$16.61	$13.22	$14.55		$14.22	$12.85
Investment operations
Net investment income (loss) (B)	(0.12)	(0.05)	(0.08)		(0.16)	0.06
Net realized and unrealized gain (loss)	2.34	3.44	0.74	(C)	0.55	1.32
Total investment operations	2.22	3.39	0.66		0.39	1.38
Distributions
Net investment income	(0.01)	—	—	(D)	(0.06)	(0.01)
Net realized gains	—	—	(1.99)		—	—
Total distributions	(0.01)	—	(1.99)		(0.06)	(0.01)
Net asset value
End of period/year	$18.82	$16.61	$13.22		$14.55	$14.22
Total return (E)	13.37%	25.64%	6.22	%(C)	2.72%	10.68	%(F)
Ratio and supplemental data
Net assets end of period/year (000’s)	$49,041	$47,397	$42,637		$13,393	$15,013
Expenses to average net assets
After (waiver/reimbursement) recapture	2.05%	2.16%	2.17%		2.17%	2.17	%(G)
Before (waiver/reimbursement) recapture	2.05%	2.14%	2.16%		2.25%	2.31	%(G)
Net investment income (loss) to average net assets	(0.65)%	(0.32)%	(0.63)%		(1.07)%	0.48	%(G)
Portfolio turnover rate	111%	55%	80%		141%	79	%(F)

(A)	Commenced operations on November 13, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Includes fair fund settlement. The impacts were $0.01 to Net realized and change in unrealized gain on investments and 0.08% to Total return.
(D)	Rounds to less than $0.01 or $(0.01).
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Not annualized.
(G)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica US Growth (formerly, Transamerica Diversified Equity)
Class I
October 31, 2014	October 31, 2013	October 31, 2012	October 31, 2011	October 31, 2010 (A)
Net asset value
Beginning of period/year	$17.19	$13.60	$14.74	$14.41	$12.65
Investment operations
Net investment income (loss) (B)	0.09	0.15	0.09	—	(C)	0.26
Net realized and unrealized gain (loss)	2.41	3.54	0.76	(D)	0.56	1.53
Total investment operations	2.50	3.69	0.85	0.56	1.79
Distributions
Net investment income	(0.20)	(0.10)	—	(0.23)	(0.03)
Net realized gains	—	—	(1.99)	—	—
Total distributions	(0.20)	(0.10)	(1.99)	(0.23)	(0.03)
Net asset value
End of period/year	$19.49	$17.19	$13.60	$14.74	$14.41
Total return (E)	14.67%	27.16%	7.62	%(D)	3.82%	14.16	%(F)
Ratio and supplemental data
Net assets end of period/year (000’s)	$212,866	$249,718	$310,170	$1,127	$421
Expenses to average net assets
After (waiver/reimbursement) recapture	0.90%	0.91%	0.90%	1.17%	1.17	%(G)
Before (waiver/reimbursement) recapture	0.90%	0.91%	0.90%	1.15%	1.81	%(G)
Net investment income (loss) to average net assets	0.51%	0.97%	0.67%	0.01%	2.14	%(G)
Portfolio turnover rate	111%	55%	80%	141%	79	%(F)

(A)	Commenced operations on November 30, 2009.
(B)	Calculated based on average number of shares outstanding.
(C)	Rounds to less than $0.01 or $(0.01).
(D)	Includes fair fund settlement. The impacts were $0.01 to Net realized and change in unrealized gain on investments and 0.08% to Total return.
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Not annualized.
(G)	Annualized.

For a share outstanding during the period and years indicated:	Transamerica US Growth (formerly, Transamerica Diversified Equity)
	Class I2
	October 31, 2014	October 31, 2013	October 31, 2012		October 31, 2011	October 31, 2010 (A)(B)
Net asset value
Beginning of period/year	$17.17	$13.59	$14.73		$14.38	$12.85
Investment operations
Net investment income (loss) (C)	0.12	0.16	0.10		0.04	0.26
Net realized and unrealized gain (loss)	2.42	3.54	0.77	(D)	0.57	1.30
Total investment operations	2.54	3.70	0.87		0.61	1.56
Distributions
Net investment income	(0.23)	(0.12)	(0.02)		(0.26)	(0.03)
Net realized gains	—	—	(1.99)		—	—
Total distributions	(0.23)	(0.12)	(2.01)		(0.26)	(0.03)
Net asset value
End of period/year	$19.48	$17.17	$13.59		$14.73	$14.38
Total return (E)	14.91%	27.26%	7.79	%(D)	4.19%	12.12	%(F)
Ratio and supplemental data
Net assets end of period/year (000’s)	$370,161	$555,040	$577,540		$291,409	$358,714
Expenses to average net assets
After (waiver/reimbursement) recapture	0.77%	0.79%	0.78%		0.80%	0.81	%(G)
Before (waiver/reimbursement) recapture	0.77%	0.79%	0.78%		0.80%	0.81	%(G)
Net investment income (loss) to average net assets	0.66%	1.08%	0.75%		0.30%	2.02	%(G)
Portfolio turnover rate	111%	55%	80%		141%	79	%(F)

(A)	Effective November 30, 2009, all previously existing Class I shares were re-designated as Class I2 Shares.
(B)	Commenced operations on November 13, 2009.
(C)	Calculated based on average number of shares outstanding.
(D)	Includes fair fund settlement. The impacts were $0.01 to Net realized and change in unrealized gain on investments and 0.08% to Total return.
(E)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(F)	Not annualized.
(G)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

FINANCIAL HIGHLIGHTS (continued)

For a share outstanding during the period and years indicated:	Transamerica US Growth (formerly, Transamerica Diversified Equity)
	Class T
	October 31, 2014	October 31, 2013	October 31, 2012 (A)
Net asset value
Beginning of period/year	$36.39	$28.69	$28.70
Income (loss) from investment operations:
Net investment income (loss) (B)	0.21	0.30	0.14
Net realized and unrealized gain (loss)	5.14	7.49	(0.15	)(C)
Total investment operations	5.35	7.79	(0.01)
Distributions
Net investment income	(0.19)	(0.09)	—
Net asset value
End of period/year	$41.55	$36.39	$28.69
Total return (D)	14.74%	27.16%	(0.04	)%(C)(E)
Ratios and supplemental data
Net assets end of period/year (000’s)	$101,029	$94,866	$81,976
Expenses to average net assets
After (waiver/reimbursement) recapture	0.87%	0.91%	0.90	%(F)
Before (waiver/reimbursement) recapture	0.87%	0.91%	0.90	%(F)
Net investment income (loss) to average net assets	0.53%	0.93%	0.65	%(F)
Portfolio turnover rate	111%	55%	80	%(E)

(A)	Commenced operations on February 10, 2012.
(B)	Calculated based on average number of shares outstanding.
(C)	Includes fair fund settlement. The impacts were $0.01 to Net realized and change in unrealized gain on investments and 0.08% to Total return.
(D)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.
(E)	Not annualized.
(F)	Annualized.

The Notes to Financial Statements are an integral part of this report.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS

At October 31, 2014

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Transamerica Funds (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust applies investment company accounting and reporting guidance. The Funds (each, a “Fund” and collectively, the “Funds”) listed in the table below are a series of the Trust. Each class has a public offering price that reflects different sales charges, if any, and expense levels. Class B shares will convert to Class A shares eight years after purchase. Effective November 1, 2013, Class B shares are no longer available to existing investors except for exchanges, and dividend and capital gains reinvestment.

Fund Name	Class	Fund Name	Class
Transamerica Capital Growth	A,B,C,I,I2	Transamerica Large Cap Value	A,C,I,I2
Transamerica Concentrated Growth (A) (B)	A,C,I,I2	Transamerica Mid Cap Growth (C)	A,C,I,I2
Transamerica Dividend Focused	A,C,I,I2	Transamerica Mid Cap Value Opportunities (D)	A,C,I,I2
Transamerica Emerging Markets Debt	A,C,I,I2	Transamerica MLP & Energy Income	A,C,I,I2
Transamerica Emerging Markets Equity	A,C,I,I2	Transamerica Money Market	A,B,C,I,I2
Transamerica Enhanced Muni	A,C,I	Transamerica Multi-Managed Balanced	A,B,C,I
Transamerica Flexible Income	A,B,C,I,I2	Transamerica Opportunistic Allocation (C)	A,C,I
Transamerica Floating Rate (C)	A,C,I,I2	Transamerica Short-Term Bond	A,C,I,I2
Transamerica Global Bond (E)	A,C,I,I2	Transamerica Small Cap Core (C)	A,C,I,I2
Transamerica Global Equity (F) (G)	A,B,C,I,I2	Transamerica Small Cap Growth	A,C,I,I2
Transamerica Growth Opportunities	A,B,C,I,I2	Transamerica Small Cap Value	A,C,I,I2
Transamerica High Yield Bond	A,B,C,I,I2	Transamerica Small/Mid Cap Value	A,B,C,I,I2
Transamerica High Yield Muni	A,C,I	Transamerica Strategic High Income (E)	A,C,I,I2
Transamerica Income & Growth	A,C,I,I2	Transamerica Tactical Allocation	A,C,I
Transamerica Inflation Opportunities (E)	A,C,I,I2	Transamerica Tactical Income	A,C,I
Transamerica International Equity	A,C,I,I2	Transamerica Tactical Rotation	A,C,I
Transamerica International Small Cap Value	I,I2	Transamerica US Growth (H)	A,B,C,I,I2,T

(A)	Formerly, The Torray Resolute Fund. See Reorganization Note 8.
(B)	Classes A, C, I2 commenced operations on March 1, 2014.
(C)	Fund commenced operations on October 31, 2013.
(D)	Fund commenced operations on April 30, 2014.
(E)	Fund commenced operations on March 1, 2014.
(F)	Effective September 4, 2014 the Fund restructured from operating as a fund of fund. The Fund’s name changed from Transamerica Multi-Manager International Portfolio.
(G)	Class I2 commenced operations on September 4, 2014.
(H)	Formerly, Transamerica Diversified Equity.

Transamerica Emerging Markets Debt, Transamerica High Yield Muni and Transamerica MLP & Energy Income are “non-diversified” Funds, as defined under the 1940 Act.

This report must be accompanied by the Funds’ current prospectuses, which contain additional information about the Funds, including investment objectives and strategies.

Transamerica Asset Management, Inc. (“TAM”) provides continuous and regular investment advisory services to the Funds. TAM acts as a manager of managers, providing advisory services that include, without limitation, the design and development of each Fund and its investment strategy and the ongoing review and evaluation of that investment strategy including recommending changes in strategy where it believes appropriate or advisable; the selection of one or more sub-advisers for each Fund employing a combination of quantitative and qualitative screens, research, analysis and due diligence; oversight and monitoring of sub-advisers and recommending changes to sub-advisers where it believes appropriate or advisable; recommending and implementing fund combinations and liquidations where it believes appropriate or advisable; regular supervision of the Funds’ investments; regular review of sub-adviser performance and holdings; ongoing trade oversight and analysis; regular monitoring to ensure adherence to investment process; risk management oversight and analysis; design, development, implementation and regular monitoring of the valuation of portfolio holdings; design, development, implementation and regular monitoring of the compliance process; review of proxies voted by sub-advisers; oversight of preparation, and review, of materials for meetings of the Funds’ Board of Trustees (the “Board”), participation in these meetings and preparation of regular communications with the Board; oversight of preparation and review of prospectuses, shareholder reports and other disclosure materials and filings; and oversight of other service providers to the Funds, such as the custodian, the

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 1. (continued)

transfer agent, the Funds’ independent registered public accounting firm and legal counsel; supervision of the performance of recordkeeping and shareholder relations for the Funds; and ongoing cash management services. TAM uses a variety of quantitative and qualitative tools to carry out its investment advisory services. Where TAM employs sub-advisers, the sub-advisers carry out and effectuate the investment strategy designed for the Funds by TAM and are responsible, subject to TAM’s and the Board’s oversight, among other things, for making decisions to buy, hold or sell a particular security.

Transamerica Fund Services, Inc. (“TFS”) provides supervisory and administrative services to each Fund. TFS’s supervisory and administrative services include performing certain administrative services for the Funds and supervising and overseeing the administrative, clerical, recordkeeping and bookkeeping services provided for the Funds by State Street Bank and Trust Company (“State Street”), to whom TFS has outsourced the provision of certain services as described below; to the extent agreed upon by TFS and the Funds from time to time, monitoring and verifying the custodian’s daily calculation of Net Asset Value (“NAV”); shareholder relations functions; compliance services; valuation services; assisting in due diligence and in oversight and monitoring of certain activities of sub-advisers and certain aspects of each Fund’s investments; assisting with fund combinations and liquidations; oversight of the preparation and filing, and review, of all returns and reports, in connection with federal, state and local taxes; oversight and review of regulatory reporting; supervising and coordinating the Funds’ custodian and their dividend disbursing agent and monitoring their services to the Funds; assisting the Funds in preparing reports to shareholders; acting as liaison with the Funds’ independent public accountants and providing, upon request, analyses, fiscal year summaries and other audit related services; assisting in the preparation of agendas and supporting documents for and minutes of meetings of the Board and committees of trustees; assisting in the preparation of regular communications with the trustees; and providing personnel and office space, telephones and other office equipment as necessary in order for TFS to perform supervisory and administrative services to the Funds. State Street performs back office services to support TFS, including furnishing financial and performance information about the Funds for inclusion in regulatory filings and trustees’ and shareholder reports; preparing drafts of regulatory filings, trustees’ materials, tax returns, expenses and budgeting; tax compliance testing; and maintaining books and records. TFS pays all expenses it incurs in connection with providing these services in the Amended and Restated Administrative Services Agreement with the exception of the costs of certain services specifically assumed by the Funds, as numerated within the Statements of Operations.

In the normal course of business, the Funds enter into contracts that contain a variety of representations that provide general indemnifications. The Funds’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Funds and/or its affiliates that have not yet occurred. However, based on experience, the Funds expect the risk of loss to be remote.

In preparing the Funds’ financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America, estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Funds.

Securities lending: Securities are lent to qualified financial institutions and brokers. State Street serves as securities lending agent to the Funds pursuant to a Securities Lending Agreement. The lending of securities exposes the Funds to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Funds may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Funds may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral with a value of at least 102% of the current value of the loaned securities for securities traded on U.S. exchanges and a value of at least 105% for all other securities loaned. The lending agent has agreed to indemnify the Funds in the case of default of any securities borrower.

Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending securities, the Funds seek to increase their net investment income through the receipt of interest and fees. Such income is reflected separately in the Statements of Operations. Income from loaned securities in the Statements of Operations is net of fees and rebates earned by the lending agent for its services.

The value of loaned securities and related collateral outstanding at October 31, 2014, if any, are shown on a gross basis in the Schedule of Investments and Statements of Assets and Liabilities.

Repurchase agreements: In a repurchase agreement, the Funds purchase a security and simultaneously commit to resell that security to the seller at an agreed-upon price on an agreed-upon date. Securities purchased subject to a repurchase agreement are held at the Funds’ custodian, or designated sub-custodian related to tri-party repurchase agreements, and, pursuant to the terms of the repurchase agreement, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Funds will bear the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 1. (continued)

Repurchase agreements are subject to netting agreements, which are agreements between the Fund and its counterparties that provide for the net settlement of all transactions and collateral with the Fund, through a single payment, in the event of default or termination. Amounts presented on the Schedule of Investments, and as part of Repurchase agreements, at value on the Statements of Assets and Liabilities are shown on a gross basis. The value of the related collateral for each repurchase agreement, as reflected in the Schedule of Investments, exceeds the value of each repurchase agreement at October 31, 2014.

Open repurchase agreements at October 31, 2014, if any, are shown on the Schedule of Investments.

Foreign currency denominated investments: The accounting records of the Funds are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars based on the closing exchange rate each day. The cost of foreign securities purchased and any realized gains or losses are translated at the prevailing exchange rates in effect on the date of the respective transaction. Each Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.

Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.

Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values, and possible adverse political, social, and economic developments, including those particular to a specific industry, country or region.

Foreign taxes: The Funds may be subjected to taxes imposed by the countries in which they invest, with respect to their investments in issuers existing or operating in such countries. The Funds may also be subject to foreign taxes on income, gains on investments, or currency repatriation, a portion of which may be recoverable. The Funds accrue such taxes and recoveries as applicable when the related income or capital gains are earned or unrealized, and based upon the current interpretation of tax rules and regulations that exist in the markets in which the Funds invest. Some countries require governmental approval for the repatriation of investment income, capital, or the proceeds of sales earned by foreign investors. In addition, if there is deterioration in a country’s balance of payments or for other reasons, a country may impose temporary restrictions of foreign capital remittances abroad.

Cash overdraft: Throughout the year, the Funds may have cash overdraft balances. A fee is incurred on these overdrafts, calculated by multiplying the overdraft by a rate based on the federal funds rate.

Payables, if any, are reflected as Due to custodian in the Statements of Assets and Liabilities.

Forward foreign currency contracts: The Funds are subject to foreign currency exchange rate risk exposure in the normal course of pursuing their investment objectives. The Funds, with the exception of Transamerica Money Market (“Money Market”), enter into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Forward foreign currency contracts are marked-to-market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled, a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.

Open forward foreign currency contracts at October 31, 2014, if any, are listed in the Schedule of Investments.

Option contracts: The Funds are subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing their investment objectives. The Funds, with the exception of Money Market, enter into option contracts to manage exposure to various market fluctuations. The Funds purchase or write put and call options on U.S. securities, indices, futures, swaps (“swaptions”), commodities, and currency transactions. Options are valued at the average of the bid and ask price (“Mean Quote”) established each day at the close of the board of trade or exchange on which they are traded. Options are marked-to-market daily to reflect the current value of the option. The primary risks associated with options are an imperfect correlation between the change in value of the securities held and the prices of the option contracts, the possibility of an illiquid market, and an inability of the counterparty to meet the contract terms.

Purchased options: Purchasing call options tends to increase exposure to the underlying instrument. Purchasing put options tends to decrease exposure to the underlying instrument. The Funds pay premiums, which are included in the Statements of Assets and Liabilities as an investment and subsequently marked-to-market to reflect the current value of the option. The risk associated with purchasing put and call options is limited to the premium paid. Premiums paid from options which expire are treated as realized losses.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 1. (continued)

Premiums paid for purchasing options which are exercised or closed are added to the amounts paid or offset against the proceeds on the underlying U.S. security, index, future, swaption, commodity, or currency transaction to determine the realized gain or loss.

Written options: Writing call options tends to decrease exposure to the underlying investment. Writing put options tends to increase exposure to the underlying investment. When the Funds write a covered call or put option, the premium received is recorded as a liability in the Statements of Assets and Liabilities and is subsequently marked-to-market to reflect the current market value of the option written. Premiums received from written options which expire unexercised are treated as realized gains. Premiums received from writing options/swaptions which are exercised or closed are added to the proceeds or offset against amounts paid on the underlying U.S. security, index, future, swaption, commodity, or currency transaction to determine the realized gain or loss. In writing an option, the Funds bear the market risk of an unfavorable change in the price of the security or currency underlying the written option. Exercise of an option written by the Funds could result in the Funds selling or buying a security or currency at a price different from the current market value.

Inflation-capped options: The Funds purchase or write inflation-capped options to enhance returns or for hedging opportunities. The purpose of purchasing inflation-capped options is to protect the Funds from inflation erosion above a certain rate on a given notional exposure. A floor can be used to give downside protection to the investments in inflation-linked products.

Foreign currency options: The Funds may write or purchase foreign currency options. Purchasing foreign currency options gives the Funds the right, but not the obligation to buy or sell the currency and will specify the amount of currency and a rate of exchange that may be exercised by a specified date. These options may be used as a short or long hedge against possible variations in foreign exchange rates or to gain exposure to foreign currencies.

Straddle swaption contracts: The Funds enter into straddle swaption contracts. A straddle swaption is an investment strategy that consists of two swaptions, each with a different underlying swap, wherein the holder buys both a payer and receiver option on the same floating rate. If the floating rate falls, the holder receives the fixed rate, and if the floating rate rises, the holder pays the fixed rate.

The underlying face amounts of open options and swaptions at October 31, 2014, if any, are listed in the Schedule of Investments.

Transactions in written options were as follows:

Transamerica MLP & Energy Income	Premiums	Contracts
Balance at October 31, 2013	$—	—
Sales	993,080	8,305
Closing Buys	(232,578)	(1,970)
Expirations	(233,068)	(1,977)
Exercised	(445,142)	(3,683)

Balance at October 31, 2014	$82,292	675

Transamerica Multi-Managed Balanced	Premiums	Contracts
Balance at October 31, 2013	$20,084	66
Sales	84,137	357
Closing Buys	(104,221)	(423)
Expirations	—	—
Exercised	—	—

Balance at October 31, 2014	$—	—

There were no transactions in written swaptions during the year ended October 31, 2014.

Futures contracts: The Funds are subject to equity and commodity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing their investment objectives. The Funds, with the exception of Money Market, use futures contracts to gain exposure to, or hedge against, changes in the value of equities and commodities, interest rates, or foreign currencies. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date. Upon entering into such contracts, the Funds are required to deposit with the broker, either in cash or in securities, an initial margin in an amount equal to a certain percentage of the contract amount. Subsequent payments (“variation margin”) are paid or received by the Funds, depending on the daily fluctuations in the value of the contract, and are recorded for financial statement purposes as unrealized gains or losses by the Funds. Upon entering into such contracts, the Funds bear the risk of equity and commodity prices, interest rates, or exchange rates moving unexpectedly, in which case, the Funds may not achieve the anticipated benefits of the futures contracts and may realize

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 1. (continued)

losses. With futures, there is minimal counterparty credit risk to the Funds since futures are exchange-traded and the exchange’s clearinghouse, as counterparty to all exchange-traded futures, guarantees the futures against default.

Open futures contracts at October 31, 2014, if any, are listed in the Schedule of Investments. The variation margin receivable or payable, as applicable, is shown on the Statements of Assets and Liabilities.

Swap agreements: Swap agreements are bilaterally negotiated agreements between the Funds and a counterparty to exchange or swap investments, cash flows, assets, foreign currencies, or market-linked returns at specified, future intervals. Swap agreements are privately negotiated in the over-the-counter (“OTC”) market and may be executed in multilateral or other trade facility platforms, such as a registered exchange (“centrally cleared swaps”). Centrally cleared swaps listed or traded on a multilateral platform, are valued at the daily settlement price determined by the corresponding exchange. For centrally cleared credit default swaps the clearing exchange requires all members to provide applicable levels across complete term levels. Centrally cleared interest rate swaps are valued using a pricing model that references the underlying rates including but not limited to the overnight index swap rate and London Interbank Offered Rate (“LIBOR”) forward rate to calculate the daily settlement price. The Funds, with the exception of Money Market, enter into credit default, cross-currency, interest rate, total return, variance, and other forms of swap agreements to manage exposure to credit, currency, interest rate, and commodity risks. In connection with these agreements, securities or cash may be identified as collateral or margin in accordance with the terms of the respective swap agreements to provide assets of value and recourse in the event of default or bankruptcy/insolvency. Swaps are marked-to-market daily based upon values from third party vendors, which may include a registered exchange, or quotations from market makers to the extent available and the change in value, if any, is recorded as an unrealized gain or loss in the Statements of Assets and Liabilities.

For OTC swap agreements, payments received or made at the beginning of the measurement period are reflected as such in the Statements of Assets and Liabilities and represent payments made or received upon entering into the swap agreements to compensate for differences between the stated terms of the swap agreement and prevailing market conditions (credit spreads, currency exchange rates, interest rates, and other relevant factors). These upfront payments are recorded as realized gains or losses in the Statements of Operations upon termination or maturity of the swap. A liquidation payment received or made at the termination of the swap is recorded as realized gain or loss in the Statements of Operations. Net periodic payments received or paid by the Funds are included as part of realized gains or losses in the Statements of Operations.

Specific risks and accounting related to each type of swap agreement are identified and described in the following paragraphs:

Credit default swap agreements: The Funds are subject to credit risk in the normal course of pursuing their investment objectives. The Funds enter into credit default swaps to manage their exposure to the market or certain sectors of the market to reduce their risk exposure to defaults of corporate and sovereign issuers, or to create exposure to corporate or sovereign issuers to which they are not otherwise exposed. Credit default swaps involve the exchange of a fixed rate premium for protection against the loss in value of an underlying security in the event of a defined credit event, such as payment default or bankruptcy (buy protection).

Under a credit default swap, one party acts as a guarantor by receiving the fixed periodic payment in exchange for the commitment to purchase the underlying security at par if the defined credit event occurs (sell protection). The Funds’ maximum risk of loss from counterparty risk, either as the protection seller or as the protection buyer, is the notional amount of the contract. This risk is mitigated by having a master netting arrangement between the Funds and the counterparty, and by the posting of collateral.

Certain Funds sell credit default swaps, which exposes them to risk of loss from credit risk related events specified in the contracts. Although contract-specific, credit events are generally defined as bankruptcy, failure to pay, restructuring, obligation acceleration, obligation default, or repudiation/moratorium. The aggregate fair value of the credit default swaps is disclosed in the Schedule of Investments. The aggregate fair value of assets posted as collateral, net of assets received as collateral, for these swaps is included in the footnotes to the Schedule of Investments. If a defined credit event had occurred during the period, the swaps’ credit-risk-related contingent features would have been triggered, and the Funds would have been required to pay the notional amounts for the credit default swaps with a sell protection less the value of the contracts’ related reference obligations.

Interest rate swap agreements: The Funds are subject to interest rate risk exposure in the normal course of pursuing their investment objectives. Because the Funds hold fixed rate bonds, the value of these bonds may decrease if interest rates rise. To help hedge against this risk, the Funds enter into interest rate swap agreements. Interest rate swaps are agreements between two parties to exchange cash flows based on a notional principal amount. Funds with interest rate agreements can elect to pay a fixed rate and receive a floating rate, or receive a fixed rate and pay a floating rate, on a notional principal amount. The risks of interest rate swaps include changes in market conditions which will affect the value of the contract or the cash flows, and the possible inability of the counterparty to fulfill its obligations under the agreement. The Funds’ maximum risk of loss from counterparty credit risk is the

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 1. (continued)

discounted net value of the cash flows to be received from/paid to the counterparties over the contracts’ remaining lives, to the extent that that amount is positive. This risk is mitigated by having a master netting arrangement between the Funds and the counterparty, and by the posting of collateral.

Total return swap agreements: The Funds are subject to commodity, equity, and other risks related to the underlying investments of the swap agreement in the normal course of pursuing their investment objectives. The value of the commodity-linked investments held by the Funds can be affected by a variety of factors, including, but not limited to, overall market movements and other factors affecting the value of particular industries or commodities, such as weather, disease, embargoes, acts of war or terrorism, or political and regulatory developments. Commodity-linked derivatives are available from a relatively small number of issuers, subjecting a Fund’s investments in commodity-linked derivatives to counterparty risk, which is the risk that the issuer of the commodity-linked derivative will not fulfill its contractual obligations. Total return swap agreements on commodities involve commitments whereby cash flows are exchanged based on the price of a commodity in exchange for either a fixed or floating price or rate. One party would receive payments based on the market value of the commodity involved and pay a fixed amount. Total return swap agreements on indices involve commitments to pay interest in exchange for a market-linked return. One counterparty pays out the total return of a specific reference asset, which may be an equity, index, or bond, and in return receives a regular stream of payments.

Cross-currency swap agreements: The Funds are subject to foreign currency exchange rate risk in the normal course of pursuing their investment objectives. The Funds enter into cross-currency swap agreements to gain or reduce exposure to foreign currencies or to hedge against foreign currency exchange rate and/or interest rate risk. Cross-currency swap agreements are interest rate swaps in which two parties agree to exchange cash flows based on the notional amounts of two different currencies. The Funds with cross currency swap agreements can elect to pay a fixed rate and receive a floating rate, or, receive a fixed rate and pay a floating rate on the notional amounts of two different currencies. The notional amounts are typically determined based on the spot exchange rates at the inception of the trade. Cross-currency swap agreements can also involve an exchange of notional amounts at the start, during and/or at expiration of the contract, either at the current spot rate or another specified rate.

Open centrally cleared swap agreements at October 31, 2014, if any, are listed in the Schedule of Investments. The centrally cleared swap agreements are marked-to-market daily and an appropriate payable or receivable for the variation margin is recorded by the Fund, if applicable, and is shown on the Statements of Assets and Liabilities.

Open OTC swap agreements at October 31, 2014, if any, are listed in the Schedule of Investments. The value, as applicable, is shown on the Statements of Assets and Liabilities.

Loan participations and assignments: The Funds may invest in direct debt instruments which are interests in amounts owed to lenders or lending syndicates by corporate, governmental, or other borrowers, either in the form of participations at the time the loan is originated (“Participations”) or buying an interest in the loan in the secondary market from a financial institution or institutional investor (“Assignments”). Participations and Assignments in commercial loans may be secured or unsecured. These investments may include standby financing commitments, including revolving credit facilities that obligate the Funds to supply additional cash to the borrowers on demand. Loan Participations and Assignments involve risks of insolvency of the lending banks or other financial intermediaries. As such, the Funds assume the credit risks associated with the corporate borrowers and may assume the credit risks associated with the interposed banks or other financial intermediaries.

The Funds, with the exception of Money Market, may be contractually obligated to receive approval from the agent banks and/or borrowers prior to the sale of these investments. The Funds that participate in such syndications, or that can buy a portion of the loans, become part lenders. Loans are often administered by agent banks acting as agents for all holders.

The agent banks administer the terms of the loans, as specified in the loan agreements. In addition, the agent banks are normally responsible for the collection of principal and interest payments from the corporate borrowers and the apportionment of these payments to the credit of all institutions that are parties to the loan agreements. Unless the Funds have direct recourse against the corporate borrowers under the terms of the loans or other indebtedness, the Funds may have to rely on the agent banks or other financial intermediaries to apply appropriate credit remedies against corporate borrowers.

Open loan participations and assignments at October 31, 2014, if any, are identified in the Schedule of Investments.

Unfunded commitments represent the remaining obligation of the Funds to the borrower. At any point in time, up to the maturity date of the issue, the borrower may demand the unfunded portion. These unfunded amounts are marked-to-market and any unrealized gains and losses are recorded in the Statements of Assets and Liabilities.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 1. (continued)

At October 31, 2014, the following Fund had an unfunded loan commitment which could be extended at the option of the borrower:

Transamerica Floating Rate:

Security	Commitment	Unrealized Appreciation (Depreciation)
DTZ U.S. Borrower LLC, Delayed Draw Term Loan	$149,333	$2,302

To be announced (“TBA”) commitments: TBA commitments are entered into to purchase or sell securities for a fixed price at a future date, typically not to exceed 45 days. They are considered securities in themselves, and involve a risk of loss if the value of the security to be purchased declines, or the value of the security sold increases, prior to settlement date, in addition to the risk of decline in the value of the Funds’ other assets. Unsettled TBA commitments are valued at the current value of the underlying securities, according to the procedures described under Security Valuations.

Open balances at October 31, 2014, if any, are included in the payable or receivable for investments purchased or sold in the Statements of Assets and Liabilities. Open TBA commitments at October 31, 2014, if any, are identified in the Schedule of Investments.

When-Issued, forward delivery securities and delayed delivery settlements: The Funds may purchase or sell securities on a when-issued, forward (delayed) delivery basis or delayed settlement. When-issued and forward delivery transactions are made conditionally because a security, although authorized, has not yet been issued in the market. Settlement of such transactions normally occurs within a month or more after the purchase or sale commitment is made. The Funds engage in when-issued transactions to obtain an advantageous price and yield at the time of the transaction. The Funds engage in when-issued and forward delivery transactions for the purpose of acquiring securities, but may enter into a separate agreement to sell the securities before the settlement date. Since the value of securities purchased may fluctuate prior to settlement, the Funds may be required to pay more at settlement than the security is worth. In addition, the Funds are not entitled to any of the interest earned prior to settlement.

Delayed delivery transactions involve a commitment by the Funds to purchase or sell securities for a predetermined price or yield, with payment and delivery taking place beyond the customary settlement period. When delayed delivery transactions are outstanding, the Funds will segregate with its custodian either cash, U.S. Government securities, or other liquid assets at least equal to the value or purchase commitments until payment is made. When purchasing a security on a delayed delivery basis, the Funds assume the rights and risks of ownership of the security, including the risk of price and yield fluctuations. These transactions also involve a risk to the Funds if the other party to the transaction defaults on its obligation to make payment or delivery, and the Funds are delayed or prevented from completing the transaction. The Funds may dispose of or renegotiate a delayed delivery transaction after it is entered into, which may result in a realized gain or loss. When the Funds sell a security on a delayed delivery basis, the Funds do not participate in future gains and losses on the security.

Open when-issued securities at October 31, 2014, if any, are identified in the Schedule of Investments.

Treasury inflation-protected securities (“TIPS”): Certain Funds may invest in TIPS. TIPS are fixed income securities whose principal value is periodically adjusted according to the rate of inflation/deflation. If the index measuring inflation/deflation rises or falls, the principal value of TIPS will be adjusted upward or downward, and consequently the interest payable on these securities (calculated with respect to a larger or smaller principal amount) will be increased or reduced, respectively. Any upward or downward adjustment in the principal amount of a TIPS will be included as interest income in the Statements of Operations, even though investors do not receive their principal until maturity. Repayment of the original bond principal upon maturity (as adjusted for inflation) is guaranteed in the case of U.S. Treasury inflation-indexed bonds. For bonds that do not provide a similar guarantee, the adjusted principal value of the bond repaid at maturity may be less than the original principal.

The adjustments, if any, to principal due to inflation/deflation are reflected as increases/decreases to Interest income in the Statements of Operations with a corresponding adjustment to cost.

Payment in-kind securities (“PIKs”): PIKs give the issuer the option of making interest payments in either cash or additional debt securities at each interest payment date. Those additional debt securities usually have the same terms, including maturity dates and interest rates, and associated risks as the original bonds. The daily market quotations of the original bonds may include the accrued interest (referred to as a “dirty price”) and require a pro-rata adjustment from unrealized appreciation or depreciation on investments to interest receivable in the Statements of Assets and Liabilities.

Open PIKs at October 31, 2014, if any, are identified in the Schedule of Investments.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 1. (continued)

Restricted and illiquid securities: The Funds may invest in unregulated restricted securities. Restricted and illiquid securities are subject to legal or contractual restrictions on resale or are illiquid. Restricted securities generally may be resold in transactions exempt from registration under the Securities Act of 1933. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at the current valuation may be difficult.

The restricted and illiquid securities at October 31, 2014, if any, are identified in the Schedule of Investments.

Commission recapture: The sub-adviser, to the extent consistent with the best execution and usual commission rate policies and practices, has elected to place security transactions of the Funds with broker/dealers with which Transamerica Funds has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Funds. In no event will commissions paid by the Funds be used to pay expenses that would otherwise be borne by any other funds within Transamerica Funds, or by any other party.

Commissions recaptured for the year ended October 31, 2014, are included in Net realized gain (loss) in the Statements of Operations and are summarized as follows:

Fund Name	Commissions
Transamerica Capital Growth	$24,051
Transamerica Concentrated Growth	20,877
Transamerica Dividend Focused	139,464
Transamerica Growth Opportunities	33,427
Transamerica Income & Growth	4,981
Transamerica International Equity	4,924
Transamerica International Small Cap Value	1,161
Transamerica Large Cap Value	11,052
Transamerica Mid Cap Value Opportunities	12,806
Transamerica MLP & Energy Income	2,448
Transamerica Multi-Managed Balanced	4,129
Transamerica Small Cap Growth	24,795
Transamerica Small Cap Value	110,153
Transamerica Small/Mid Cap Value	259,096
Transamerica Strategic High Income	1,264
Transamerica US Growth	1,990

Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the specific identification basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Funds are informed of the ex-dividend dates, net of foreign taxes. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.

Real estate investment trusts (“REITs”): Dividend income related to a REIT is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital, and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts. There are certain additional risks involved in investing in REITs. These include, but are not limited to, economic conditions, changes in zoning laws, real estate values, property taxes, and interest rates.

Open REITs at October 31, 2014, if any, are identified in the Schedule of Investments.

Multiple class operations, income, and expenses: Income, non-class specific expenses, and realized and unrealized gains and losses are allocated to each class daily based upon net assets. Each class bears its own specific expenses in addition to the non-class specific expenses.

Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations, which may differ from GAAP.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 2. SECURITY VALUATION

All investments in securities are recorded at their estimated fair value. The Funds value their investments at the close of the New York Stock Exchange (“NYSE”), normally 4:00 p.m. Eastern Time, each day the NYSE is open for business. The Funds utilize various methods to measure the fair value of their investments on a recurring basis.

GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The three Levels of inputs of the fair value hierarchy are defined as follows:

Level 1—Unadjusted quoted prices in active markets for identical securities.

Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates, and similar data.

Level 3—Unobservable inputs, which may include TAM’s internal valuation committee’s (the “Valuation Committee”) own assumptions in determining the fair value of investments. Factors considered in making this determination may include, but are not limited to, information obtained by contacting the sub-adviser, issuer, analysts, or the appropriate stock exchange (for exchange-traded securities), analysis of the issuer’s financial statements or other available documents and, if necessary, available information concerning other securities in similar circumstances.

The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety. The hierarchy classification of inputs used to value the Funds’ investments, at October 31, 2014, is disclosed in the Valuation Summary of each Fund’s Schedule of Investments.

The Funds’ Board has delegated the valuation functions on a day-to-day basis to TAM, subject to Board oversight. TAM has formed the Valuation Committee to monitor and implement the fair valuation policies and procedures as approved by the Board. These policies and procedures are reviewed at least annually by the Board. The Valuation Committee, among other tasks, monitors for when market quotations are not readily available or are unreliable and determines in good faith the fair value of the portfolio investments. For instances in which daily market quotes are not readily available, securities may be valued, pursuant to procedures adopted by the Board, with reference to other instruments or indices. Depending on the relative significance of valuation inputs, these instruments may be classified in either Level 2 or Level 3 of the fair value hierarchy.

The Valuation Committee may employ a market-based approach which may use related or comparable assets or liabilities, recent transactions, market multiples, book values, and other relevant information for the security to determine the fair value of the security. An income-based valuation approach may also be used in which the anticipated future cash flows of the security are discounted to calculate fair value. Discounts may also be applied due to the nature or duration of any restrictions on the disposition of the securities. When the Funds use fair value methods that rely on significant unobservable inputs to determine a security’s value, the Valuation Committee will choose the method that is believed to accurately reflect fair value. These securities are categorized in Level 3 of the fair value hierarchy. The Valuation Committee reviews fair value measurements on a regular and ad hoc basis and may, as deemed appropriate, update the security valuations as well as the fair valuation guidelines.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3. Due to the inherent uncertainty of valuation, the Valuation Committee’s determination of values may differ significantly from values that would have been realized had a ready market for investments existed, and the differences could be material. The Valuation Committee employs various methods for calibrating these valuation approaches, including a regular review of valuation methodologies, key inputs and assumptions, transactional back-testing, and reviews of any market related activity.

Fair value measurements: Descriptions of the valuation techniques applied to the Funds’ major categories of assets and liabilities measured at fair value on a recurring basis are as follows:

Investment companies: Investment companies are valued at the NAV of the underlying funds. These securities are actively traded and no valuation adjustments are applied. Exchange-Traded Funds (“ETF”) are stated at the last reported sale price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. They are categorized in Level 1 of the fair

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 2. (continued)

value hierarchy. Investments in privately held investment funds with significant restrictions on redemptions where the inputs of NAVs are unobservable will be valued based upon the NAVs of such investments and are categorized in Level 3 of the fair value hierarchy.
Equity securities (common and preferred stocks): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.

Foreign securities, in which the primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts, financial futures, ETF, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.

Preferred stock and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2 or Level 3 if inputs are unobservable.

Securities lending collateral: Securities lending collateral is invested in a money market fund which is valued at the NAV of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.

Repurchase agreements: Repurchase agreements are traded on inactive markets or valued by reference to similar instruments and are generally categorized in Level 2.

Corporate bonds: The fair value of corporate bonds is estimated using various techniques, which consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (where observable), bond spreads, fundamental data relating to the issuer, and credit default swap spreads adjusted for any basis difference between cash and derivative instruments. While most corporate bonds are categorized in Level 2 of the fair value hierarchy, in instances where lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3.

Asset-backed securities: The fair value of asset-backed securities is estimated based on models that consider the estimated cash flows of each tranche of the entity, establish a benchmark yield, and develop an estimated tranche specific spread to the benchmark yield based on the unique attributes of the tranche. To the extent the inputs are observable and timely, the values would generally be categorized in Level 2 of the fair value hierarchy; otherwise they would be categorized in Level 3.

Municipal Bonds & Notes and Variable Rate Notes: The fair value of municipal bonds & notes and variable rate notes is estimated based on models that consider, among other factors, information received from market makers and broker-dealers, current trades, bid-want lists, offerings, market movements, the liquidity of the bond, state of issuance, benchmark yield curves, and bond or note insurance. To the extent the inputs are observable and timely, the values would generally be categorized in Level 2 of the fair value hierarchy; otherwise they are categorized in Level 3.

Mortgage-Backed Securities: The fair value of mortgage-backed securities is estimated based on models based that consider issuer type, coupon, cash flows, mortgage prepayment projection tables and adjustable rate mortgage evaluations that incorporate index data, periodic life caps and the next coupon reset date. To the extent the inputs are observable and timely, the values would generally be categorized in Level 2 of the fair value hierarchy; otherwise they are categorized in Level 3.

Short-term notes: Short-term notes are valued using amortized cost, which approximates fair value. To the extent the inputs are observable and timely, the values would be generally categorized in Level 2 of the fair value hierarchy; otherwise they would be categorized in Level 3.

Government securities: Government securities are normally valued using a model that incorporates market observable data such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities are valued by principally using dealer quotations. Government securities generally are categorized in Level 2 of the fair value hierarchy, or Level 3 if inputs are unobservable.

U.S. Government agency securities: U.S. Government Agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Generally, agency issued debt securities are valued in a manner similar to U.S. Government securities. Mortgage pass-throughs include TBA securities and mortgage pass-through certificates. Generally, TBA securities and

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 2. (continued)

mortgage pass-throughs are valued using dealer quotations. Depending on market activity levels and whether quotations or other observable data are used, these securities are typically categorized in Level 2 of the fair value hierarchy; otherwise they would be categorized in Level 3.

Restricted securities (equity and debt): Restricted securities for which quotations are not readily available are valued at fair value as determined in good faith by the Valuation Committee under the supervision of the Funds’ Board. Restricted securities issued by publicly traded companies are generally valued at a discount to similar publicly traded securities. Restricted securities issued by nonpublic entities may be valued by reference to comparable public entities and/or fundamental data relating to the issuer. Depending on the relative significance of observable valuation inputs, these instruments may be classified in either Level 2 or Level 3 of the fair value hierarchy.

Derivative instruments: Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. OTC derivative contracts include forward, swap, swaption, and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices, or commodity prices. Depending on the product and the terms of the transaction, the fair value of the OTC derivative products are modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets, as is the case of interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Funds using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy or Level 3 if inputs are unobservable.

NOTE 3. RELATED PARTY TRANSACTIONS

TAM, the Funds’ investment adviser, is directly owned by Transamerica Premier Life Insurance Company (“TPLIC”) and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of Aegon NV. TPLIC is owned by Commonwealth General Corporation (“Commonwealth”) and Aegon USA, LLC (“Aegon USA”). Commonwealth and AUSA are wholly owned by Aegon USA. Aegon USA is wholly owned by Aegon US Holding Corporation, which is wholly owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is wholly owned by The Aegon Trust, which is wholly owned by Aegon International B.V., which is wholly owned by Aegon NV, a Netherlands corporation, and a publicly traded international insurance group.

Aegon USA Investment Management LLC (“AUIM”) is both an affiliate and a sub-adviser of Transamerica Flexible Income, Transamerica Floating Rate, Transamerica High Yield Bond, Transamerica Money Market, Transamerica Multi-Managed Balanced, Transamerica Opportunistic Allocation, Transamerica Short-Term Bond, Transamerica Tactical Allocation, Transamerica Tactical Income, and Transamerica Tactical Rotation. Since its inception, Transamerica Tactical Income has been managed using a tactical and strategic asset allocation process. The tactical and strategic process has involved the combination of a number of methods, inputs and analyses applied in the portfolio manager’s discretion. Reliance on any particular input has not been required, and inputs may change over time. For example, the portfolio managers may take into account the output from a proprietary quantitative framework when making changes to the Funds’ asset mix. The portfolio managers also may rely on other investment tools and resources when making investment decisions for the Funds. More information appears in the Funds’ prospectus.

Torray LLC was the investment advisor for The Torray Resolute Fund prior to the reorganization with Transamerica Concentrated Growth.

TFS is the Funds’ administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Funds’ distributor/principal underwriter. TAM, TFS, and TCI are affiliates of Aegon NV.

BNY Mellon Investment Servicing was the administrator and transfer agent for The Torray Resolute Fund prior to the reorganization with Transamerica Concentrated Growth.

Certain officers and trustees of the Funds are also officers and/or trustees of TAM, AUIM, TFS, and TCI. No interested trustee who is deemed an interested person due to current or former service with TAM or an affiliate of TAM, receives compensation from the Funds.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

At the commencement of operations TAM invested in the Funds. As of October 31, 2014, TAM’s investment in the Funds were as follows:

Fund Name	Market Value	% of Fund’s Net Assets
Transamerica Opportunistic Allocation
Class A	$260,953	24.67%
Class C	259,213	24.51
Class I	523,681	49.51

The following schedule reflects the percentage of each Fund’s assets owned by affiliated investment companies at October 31, 2014:

Transamerica Capital Growth	Market Value	% of Net Assets
Transamerica Asset Allocation –Conservative Portfolio	$24,585,975	2.09%
Transamerica Asset Allocation – Growth Portfolio	93,726,092	7.95
Transamerica Asset Allocation – Growth VP	113,478,415	9.62
Transamerica Asset Allocation – Moderate Growth Portfolio	141,966,010	12.04
Transamerica Asset Allocation – Moderate Growth VP	266,586,771	22.60
Transamerica Asset Allocation – Moderate Portfolio	68,232,591	5.79
Transamerica Asset Allocation – Moderate VP	111,750,149	9.48
Transamerica Voya Balanced Allocation VP	174,590	0.01
Transamerica Voya Moderate Growth Allocation VP	303,646	0.03
Total	$820,804,239	69.61%
Transamerica Concentrated Growth	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$17,753,918	4.75%
Transamerica Asset Allocation – Conservative VP	66,882,670	17.89
Transamerica Asset Allocation – Growth Portfolio	68,667,772	18.37
Transamerica Asset Allocation – Moderate Growth Portfolio	102,609,879	27.45
Transamerica Asset Allocation – Moderate Portfolio	49,345,777	13.20
Transamerica Asset Allocation – Moderate VP	36,558,573	9.78
Transamerica Voya Balanced Allocation VP	120,347	0.03
Transamerica Voya Conservative Allocation VP	69,646	0.02
Total	$342,008,582	91.49%

Transamerica Dividend Focused	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$56,473,208	3.82%
Transamerica Asset Allocation – Conservative VP	55,339,230	3.75
Transamerica Asset Allocation – Growth Portfolio	217,262,282	14.71
Transamerica Asset Allocation – Growth VP	48,163,048	3.26
Transamerica Asset Allocation – Moderate Growth Portfolio	325,360,195	22.03
Transamerica Asset Allocation – Moderate Growth VP	213,200,658	14.43
Transamerica Asset Allocation – Moderate Portfolio	157,052,596	10.63
Transamerica Asset Allocation – Moderate VP	292,483,246	19.80
Transamerica Voya Balanced Allocation VP	467,472	0.03
Transamerica Voya Conservative Allocation VP	52,021	0.00	(A)
Transamerica Voya Moderate Growth Allocation VP	244,940	0.02
Total	$1,366,098,896	92.48%
Transamerica Emerging Markets Debt	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$14,966,400	2.53%
Transamerica Asset Allocation – Moderate Growth Portfolio	16,686,878	2.82
Transamerica Asset Allocation – Moderate Growth VP	60,038,439	10.13
Transamerica Asset Allocation – Moderate Portfolio	29,584,908	4.99
Transamerica International Moderate Growth VP	3,726,031	0.63
Transamerica Multi-Manager Alternative Strategies Portfolio	12,559,804	2.12
Transamerica Multi-Manager Alternative Strategies VP	24,849	0.00	(A)
Total	$137,587,309	23.22%

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Transamerica Emerging Markets Equity	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$6,697,165	2.73%
Transamerica Asset Allocation – Growth Portfolio	22,395,040	9.11
Transamerica Asset Allocation – Growth VP	27,691,405	11.27
Transamerica Asset Allocation – Moderate Growth Portfolio	33,286,896	13.55
Transamerica Asset Allocation – Moderate Growth VP	99,234,337	40.38
Transamerica Asset Allocation – Moderate Portfolio	12,626,028	5.14
Transamerica Asset Allocation – Moderate VP	35,323,473	14.37
Total	$237,254,344	96.55%
Transamerica Flexible Income	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$21,607,831	2.96%
Transamerica Asset Allocation – Conservative VP	60,058,476	8.23
Transamerica Asset Allocation – Moderate Growth Portfolio	15,147,292	2.08
Transamerica Asset Allocation – Moderate Growth VP	131,163,274	17.98
Transamerica Asset Allocation – Moderate Portfolio	65,081,735	8.92
Transamerica Asset Allocation – Moderate VP	241,671,849	33.14
Transamerica Voya Balanced Allocation VP	441,210	0.06
Transamerica Voya Conservative Allocation VP	65,292	0.01
Transamerica Voya Moderate Growth Allocation VP	144,528	0.02
Total	$535,381,487	73.40%
Transamerica Floating Rate	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative VP	$26,513,164	12.26%
Transamerica Asset Allocation – Moderate Growth VP	45,923,507	21.24
Transamerica Asset Allocation – Moderate VP	131,645,775	60.89
Transamerica International Moderate Growth VP	9,117,804	4.22
Transamerica Voya Balanced Allocation VP	222,033	0.10
Transamerica Voya Conservative Allocation VP	32,892	0.02
Transamerica Voya Moderate Growth Allocation VP	58,198	0.03
Total	$213,513,373	98.76%

Transamerica Global Bond	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative VP	$38,076,647	15.89%
Transamerica Asset Allocation – Moderate Growth VP	74,744,855	31.18
Transamerica Asset Allocation – Moderate VP	125,921,689	52.53
Transamerica Voya Balanced Allocation VP	108,593	0.05
Total	$238,851,784	99.65%
Transamerica Global Equity	Market Value	% of Net Assets
Transamerica Asset Allocation – Moderate Growth VP	$53,784,262	18.02%
Transamerica Asset Allocation – Moderate VP	59,651,636	19.97
Transamerica International Moderate Growth VP	13,690,539	4.59
Transamerica Voya Balanced Allocation VP	114,643	0.04
Transamerica Voya Moderate Growth Allocation VP	60,093	0.02
Total	$127,301,173	42.64%
Transamerica Growth Opportunities	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$17,932,515	2.29%
Transamerica Asset Allocation – Conservative VP	26,256,246	3.36
Transamerica Asset Allocation – Growth Portfolio	57,336,106	7.34
Transamerica Asset Allocation – Growth VP	56,804,129	7.27
Transamerica Asset Allocation – Moderate Growth Portfolio	105,508,117	13.50
Transamerica Asset Allocation – Moderate Growth VP	137,630,152	17.61
Transamerica Asset Allocation – Moderate Portfolio	54,067,480	6.92
Transamerica Asset Allocation – Moderate VP	129,879,852	16.62
Transamerica Voya Balanced Allocation VP	232,586	0.03
Transamerica Voya Conservative Allocation VP	25,814	0.00	(A)
Transamerica Voya Moderate Growth Allocation VP	272,414	0.03
Total	$585,945,411	74.97%

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Transamerica High Yield Bond	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$24,615,051	1.86%
Transamerica Asset Allocation – Conservative VP	67,850,011	5.13
Transamerica Asset Allocation – Moderate Growth Portfolio	43,069,591	3.25
Transamerica Asset Allocation – Moderate Growth VP	297,852,357	22.51
Transamerica Asset Allocation – Moderate Portfolio	36,456,324	2.75
Transamerica Asset Allocation – Moderate VP	222,292,256	16.80
Transamerica International Moderate Growth VP	30,218,195	2.28
Transamerica Multi-Manager Alternative Strategies Portfolio	30,431,428	2.30
Transamerica Multi-Manager Alternative Strategies VP	60,231	0.01
Transamerica Voya Balanced Allocation VP	444,758	0.03
Transamerica Voya Conservative Allocation VP	65,894	0.01
Transamerica Voya Moderate Growth Allocation VP	291,373	0.02
Total	$753,647,469	56.95%
Transamerica Income & Growth	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative VP	$77,823,792	8.71%
Transamerica Asset Allocation – Growth VP	11,832,900	1.32
Transamerica Asset Allocation – Moderate Growth VP	211,172,956	23.63
Transamerica Asset Allocation – Moderate VP	299,218,048	33.49
Transamerica International Moderate Growth VP	56,820,838	6.36
Transamerica Voya Balanced Allocation VP	572,653	0.06
Transamerica Voya Conservative Allocation VP	81,319	0.01
Transamerica Voya Moderate Growth Allocation VP	240,211	0.03
Total	$657,762,717	73.61%

Transamerica Inflation Opportunities	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$48,936,825	19.84%
Transamerica Asset Allocation – Moderate Growth Portfolio	58,552,194	23.74
Transamerica Asset Allocation – Moderate Portfolio	64,828,831	26.28
Transamerica Asset Allocation – Moderate VP	50,629,291	20.53
Transamerica Voya Balanced Allocation VP	109,617	0.04
Total	$223,056,758	90.43%
Transamerica International Equity	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$12,426,584	0.99%
Transamerica Asset Allocation – Conservative VP	14,940,060	1.18
Transamerica Asset Allocation – Growth Portfolio	67,293,472	5.33
Transamerica Asset Allocation – Growth VP	38,092,791	3.02
Transamerica Asset Allocation – Moderate Growth Portfolio	77,965,384	6.18
Transamerica Asset Allocation – Moderate Growth VP	143,665,331	11.40
Transamerica Asset Allocation – Moderate Portfolio	46,206,036	3.66
Transamerica Asset Allocation – Moderate VP	110,341,453	8.75
Transamerica International Moderate Growth VP	73,414,636	5.82
Transamerica Voya Balanced Allocation VP	229,957	0.02
Transamerica Voya Conservative Allocation VP	17,045	0.00	(A)
Transamerica Voya Moderate Growth Allocation VP	150,840	0.01
Total	$584,743,589	46.36%

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Transamerica International Small Cap Value	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$4,274,328	0.57%
Transamerica Asset Allocation – Conservative VP	26,194,167	3.51
Transamerica Asset Allocation – Growth Portfolio	17,138,699	2.29
Transamerica Asset Allocation – Growth VP	41,547,558	5.56
Transamerica Asset Allocation – Moderate Growth Portfolio	32,347,640	4.33
Transamerica Asset Allocation – Moderate Growth VP	170,542,023	22.82
Transamerica Asset Allocation – Moderate Portfolio	13,744,190	1.84
Transamerica Asset Allocation – Moderate VP	138,516,747	18.54
Transamerica International Moderate Growth VP	83,580,412	11.19
Transamerica Voya Balanced Allocation VP	229,521	0.03
Transamerica Voya Conservative Allocation VP	17,280	0.00	(A)
Transamerica Voya Moderate Growth Allocation VP	150,667	0.02
Total	$528,283,232	70.70%
Transamerica Large Cap Value	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$55,601,729	3.10%
Transamerica Asset Allocation – Conservative VP	88,973,810	4.96
Transamerica Asset Allocation – Growth Portfolio	212,839,816	11.86
Transamerica Asset Allocation – Growth VP	106,667,346	5.95
Transamerica Asset Allocation – Moderate Growth Portfolio	320,537,606	17.87
Transamerica Asset Allocation – Moderate Growth VP	383,977,096	21.40
Transamerica Asset Allocation – Moderate Portfolio	153,163,946	8.54
Transamerica Asset Allocation – Moderate VP	379,775,052	21.17
Transamerica Voya Balanced Allocation VP	702,002	0.04
Transamerica Voya Conservative Allocation VP	95,289	0.01
Transamerica Voya Moderate Growth Allocation VP	428,435	0.02
Total	$1,702,762,127	94.92%

Transamerica Mid Cap Growth	Market Value	% of Net Assets
Transamerica Asset Allocation – Moderate VP	$54,954,251	97.71%
Transamerica Voya Balanced Allocation VP	120,220	0.21
Total	$55,074,471	97.92%
Transamerica Mid Cap Value Opportunities	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$4,653,475	2.69%
Transamerica Asset Allocation – Growth Portfolio	31,590,747	18.25
Transamerica Asset Allocation – Moderate Growth Portfolio	50,164,171	28.97
Transamerica Asset Allocation – Moderate Portfolio	23,039,378	13.31
Transamerica Asset Allocation – Moderate VP	53,928,563	31.15
Total	$163,376,334	94.37%
Transamerica MLP & Energy Income	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative VP	$66,336,348	9.56%
Transamerica Asset Allocation – Growth VP	20,208,924	2.91
Transamerica Asset Allocation – Moderate Growth VP	85,004,896	12.25
Transamerica Asset Allocation – Moderate VP	243,027,742	35.02
Transamerica Multi-Manager Alternative Strategies Portfolio	48,542,717	6.99
Transamerica Multi-Manager Alternative Strategies VP	95,997	0.01
Transamerica Voya Balanced Allocation VP	392,955	0.06
Transamerica Voya Conservative Allocation VP	66,278	0.01
Transamerica Voya Moderate Growth Allocation VP	118,570	0.02
Total	$463,794,427	66.83%

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Transamerica Money Market	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative VP	$473,101	0.26%
Transamerica Asset Allocation – Growth Portfolio	60,293	0.03
Transamerica Asset Allocation – Growth VP	3,912	0.00	(A)
Transamerica Asset Allocation – Moderate Growth VP	32,211	0.02
Transamerica Asset Allocation – Moderate VP	23,553,746	13.16
Transamerica International Moderate Growth VP	21,070	0.01
Transamerica Voya Balanced Allocation VP	110,290	0.06
Transamerica Voya Conservative Allocation VP	16,317	0.01
Transamerica Voya Moderate Growth Allocation VP	57,811	0.03
Total	$24,328,751	13.58%
Transamerica Short-Term Bond	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$80,242,941	1.97%
Transamerica Asset Allocation – Conservative VP	306,547,490	7.55
Transamerica Asset Allocation – Moderate Growth Portfolio	69,753	0.00	(A)
Transamerica Asset Allocation – Moderate Growth VP	98,563,304	2.42
Transamerica Asset Allocation – Moderate Portfolio	134,646,617	3.31
Transamerica Asset Allocation – Moderate VP	683,451,601	16.82
Transamerica BlackRock Tactical Allocation VP	23,315,109	0.57
Transamerica International Moderate Growth VP	36,015,383	0.89
Transamerica Multi-Manager Alternative Strategies Portfolio	9,083,086	0.22
Transamerica Multi-Manager Alternative Strategies VP	17,974	0.00	(A)
Transamerica Voya Balanced Allocation VP	1,102,518	0.03
Transamerica Voya Conservative Allocation VP	326,307	0.01
Transamerica Voya Moderate Growth Allocation VP	115,575	0.00	(A)
Total	$1,373,497,658	33.79%

Transamerica Small Cap Core	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$5,903,484	2.78%
Transamerica Asset Allocation – Conservative VP	1,303,709	0.61
Transamerica Asset Allocation – Growth Portfolio	4,825,611	2.27
Transamerica Asset Allocation – Growth VP	18,194,534	8.57
Transamerica Asset Allocation – Moderate Growth Portfolio	20,377,920	9.60
Transamerica Asset Allocation – Moderate Growth VP	87,338,710	41.16
Transamerica Asset Allocation – Moderate Portfolio	11,511,122	5.42
Transamerica Asset Allocation – Moderate VP	61,265,320	28.88
Transamerica Voya Balanced Allocation VP	117,920	0.06
Transamerica Voya Moderate Growth Allocation VP	62,171	0.03
Total	$210,900,501	99.38%
Transamerica Small Cap Growth	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$6,957,874	1.31%
Transamerica Asset Allocation – Conservative VP	34,171,837	6.44
Transamerica Asset Allocation – Growth Portfolio	34,007,940	6.41
Transamerica Asset Allocation – Growth VP	43,752,021	8.24
Transamerica Asset Allocation – Moderate Growth Portfolio	25,133,174	4.73
Transamerica Asset Allocation – Moderate Growth VP	176,059,230	33.16
Transamerica Asset Allocation – Moderate Portfolio	15,428,587	2.91
Transamerica Asset Allocation – Moderate VP	184,144,591	34.69
Transamerica Voya Balanced Allocation VP	119,641	0.02
Transamerica Voya Moderate Growth Allocation VP	124,973	0.02
Total	$519,899,868	97.93%

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Transamerica Small Cap Value	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$907,043	0.13%
Transamerica Asset Allocation – Conservative VP	37,240,247	5.47
Transamerica Asset Allocation – Growth Portfolio	35,912,675	5.27
Transamerica Asset Allocation – Growth VP	52,905,596	7.76
Transamerica Asset Allocation – Moderate Growth Portfolio	28,942,369	4.25
Transamerica Asset Allocation – Moderate Growth VP	254,136,095	37.30
Transamerica Asset Allocation – Moderate Portfolio	15,627,619	2.29
Transamerica Asset Allocation – Moderate VP	242,837,205	35.64
Transamerica Voya Balanced Allocation VP	237,404	0.03
Transamerica Voya Moderate Growth Allocation VP	186,613	0.03
Total	$668,932,866	98.17%

Transamerica Strategic High Income	Market Value	% of Net Assets
Transamerica Multi-Manager Alternative Strategies Portfolio	$22,577,659	58.20%
Transamerica Multi-Manager Alternative Strategies VP	44,666	0.12
Total	$22,622,325	58.32%
Transamerica US Growth	Market Value	% of Net Assets
Transamerica Asset Allocation – Conservative Portfolio	$26,078,954	2.16%
Transamerica Asset Allocation – Growth Portfolio	99,402,820	8.22
Transamerica Asset Allocation – Moderate Growth Portfolio	150,616,218	12.45
Transamerica Asset Allocation – Moderate Portfolio	70,958,245	5.87
Total	$347,056,237	28.70%

(A)	Percentage rounds to less than 0.01%.

Investment advisory fees: The Funds pay management fees to TAM based on daily Average Net Assets (“ANA”) at the following rates:

Fund Name	Rate
Transamerica Capital Growth
First $500 million	0.8000%
Over $500 million	0.6750
Transamerica Concentrated Growth Effective March 1, 2014
First $650 million	0.6500
Over $650 million up to $1.15 billion	0.6300
Over $1.15 billion	0.5750
Prior to March 1, 2014	1.0000
Transamerica Dividend Focused
First $200 million	0.7500
Over $200 million up to $500 million	0.6500
Over $500 million	0.6000
Transamerica Emerging Markets Debt
First $400 million	0.6000
Over $400 million	0.5800
Transamerica Emerging Markets Equity
First $250 million	0.9500
Over $250 million up to $500 million	0.9300
Over $500 million	0.9000
Transamerica Enhanced Muni
First $150 million	0.4400
Over $150 million up to $350 million	0.4200
Over $350 million up to $650 million	0.4100
Over $650 million up to $1 billion	0.3900
Over $1 billion	0.3600

Fund Name	Rate
Transamerica Flexible Income
First $250 million	0.4750%
Over $250 million up to $350 million	0.4250
Over $350 million	0.4000
Transamerica Floating Rate
First $1 billion	0.6100
Over $1 billion up to $1.5 billion	0.5900
Over $1.5 billion up to $2 billion	0.5700
Over $2 billion	0.5600
Transamerica Global Bond
First $750 million	0.5400
Over $750 million up to $1.5 billion	0.5200
Over $1.5 billion	0.5100
Transamerica Global Equity Effective September 4, 2014
First $250 million	0.8100
Over $250 million up to $500 million	0.8000
Over $500 million up to $1 billion	0.7900
Over $1 billion up to $2 billion	0.7800
Over $2 billion up to $2.5 billion	0.7650
Over $2.5 billion	0.7600
Prior to September 4, 2014	0.1000
Transamerica Growth Opportunities
First $250 million	0.8000
Over $250 million up to $500 million	0.7500
Over $500 million	0.7000

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Fund Name	Rate
Transamerica High Yield Bond Effective May 1, 2014
First $1.25 billion	0.5500%
Over $1.25 billion up to $2 billion	0.5250
Over $2 billion	0.5000
Prior to May 1, 2014
First $400 million	0.5900
Over $400 million up to $750 million	0.5750
Over $750 million	0.5500
Transamerica High Yield Muni
First $500 million	0.5100
Over $500 million up to $1 billion	0.5000
Over $1 billion	0.4700
Transamerica Income & Growth
First $500 million	0.6700
Over $500 million up to $1 billion	0.6500
Over $1 billion up to $1.5 billion	0.6300
Over $1.5 billion	0.6000
Transamerica Inflation Opportunities
First $200 million	0.5500
Over $200 million up to $500 million	0.5400
Over $500 million	0.5100
Transamerica International Equity Effective December 15, 2013
First $500 million	0.7400
Over $500 million up to $1 billion	0.7200
Over $1 billion up to $2 billion	0.6900
Over $2 billion	0.6600
Prior to December 15, 2013
First $250 million	0.8000
Over $250 million up to $500 million	0.7500
Over $500 million up to $1 billion	0.7250
Over $1 billion	0.7000
Transamerica International Small Cap Value
First $300 million	0.9250
Over $300 million up to $750 million	0.9000
Over $750 million	0.8500
Transamerica Large Cap Value
First $750 million	0.6500
Over $750 million up to $1 billion	0.6200
Over $1 billion	0.6000
Transamerica Mid Cap Growth
First $1 billion	0.7200
Over $1 billion	0.7000
Transamerica Mid Cap Value Opportunities
First $750 million	0.6700
Over $750 million up to $1.5 billion	0.6650
Over $1.5 billion up to $2 billion	0.6550
Over $2 billion	0.6475
Transamerica MLP & Energy Income
First $250 million	1.1000
Over $250 million up to $500 million	1.0500
Over $500 million up to $1 billion	0.9800
Over $1 billion up to $2 billion	0.8800
Over $2 billion	0.8200
Transamerica Money Market	0.4000

Fund Name	Rate
Transamerica Multi-Managed Balanced Effective May 1, 2014
First $1 billion	0.6500%
Over $1 billion	0.6000
Prior to May 1, 2014
First $500 million	0.6700
Over $500 million up to $1 billion	0.6500
Over $1 billion	0.6000
Transamerica Opportunistic Allocation
First $250 million	0.4200
Over $250 million up to $1 billion	0.4000
Over $1 billion	0.3800
Transamerica Short-Term Bond
First $250 million	0.5500
Over $250 million up to $500 million	0.5000
Over $500 million up to $1 billion	0.4750
Over $1 billion	0.4500
Transamerica Small Cap Core
First $300 million	0.8000
Over $300 million	0.7700
Transamerica Small Cap Growth
First $300 million	0.8400
Over $300 million	0.8000
Transamerica Small Cap Value
First $250 million	0.8600
Over $250 million	0.8400
Transamerica Small/Mid Cap Value
First $500 million	0.8000
Over $500 million	0.7500
Transamerica Strategic High Income
First $600 million	0.6600
Over $600 million up to $1 billion	0.6300
Over $1 billion up to $2 billion	0.6000
Over $2 billion	0.5850
Transamerica Tactical Allocation
First $250 million	0.5500
Over $250 million up to $500 million	0.5400
Over $500 million up to $1.5 billion	0.5300
Over $1.5 billion up to $2.5 billion	0.5200
Over $2.5 billion	0.5100
Transamerica Tactical Income
First $1 billion	0.4700
Over $1 billion up to $2 billion	0.4500
Over $2 billion	0.4300
Transamerica Tactical Rotation
First $250 million	0.5500
Over $250 million up to $500 million	0.5400
Over $500 million up to $1.5 billion	0.5300
Over $1.5 billion up to $2.5 billion	0.5200
Over $2.5 billion	0.5100

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Fund Name	Rate
Transamerica US Growth Effective July 1, 2014
First $150 million	0.7000%
Over $150 million up to $650 million	0.6700
Over $650 million up to $1.15 billion	0.6500
Over $1.15 billion up to $2 billion	0.6250
Over $2 billion up to $3 billion	0.6100
Over $3 billion up to $4 billion	0.6000
Over $4 billion	0.5800
Prior to July 1, 2014
First $500 million	0.7300
Over $500 million up to $2.5 billion	0.7000
Over $2.5 billion	0.6500

TAM has contractually agreed to waive fees and/or reimburse Fund expenses to the extent that the total operating expenses excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the Funds’ business, exceed the following stated annual limit:

Fund Name	Expense Limit	Maximum Operating Expense Limit Effective Through
Transamerica Capital Growth	1.20%	March 1, 2015
Transamerica Concentrated Growth Effective March 1, 2014	0.95	March 1, 2015
Prior to March 1, 2014	1.25
Transamerica Dividend Focused	0.90	March 1, 2015
Transamerica Emerging Markets Debt	1.00	March 1, 2015
Transamerica Emerging Markets Equity	1.60	March 1, 2015
Transamerica Enhanced Muni	0.71	March 1, 2015
Transamerica Flexible Income	1.00	March 1, 2015
Transamerica Floating Rate	0.80	March 1, 2015
Transamerica Global Bond	0.75	March 1, 2015
Transamerica Global Equity Effective September 4, 2014	1.10	September 4, 2015
Prior to September 4, 2014	0.45
Transamerica Growth Opportunities	1.40	March 1, 2015
Transamerica High Yield Bond	0.95	March 1, 2015
Transamerica High Yield Muni	0.76	March 1, 2015
Transamerica Income & Growth	0.93	March 1, 2015
Transamerica Inflation Opportunities	0.75	March 1, 2015
Transamerica International Equity	1.15	March 1, 2015
Transamerica International Small Cap Value	1.22	March 1, 2015
Transamerica Large Cap Value	1.00	March 1, 2015
Transamerica Mid Cap Growth	1.05	March 1, 2015
Transamerica Mid Cap Value Opportunities	0.95	April 30, 2015
Transamerica MLP & Energy Income	1.35	March 1, 2015
Transamerica Money Market	0.48	March 1, 2015
Transamerica Multi-Managed Balanced Effective March 1, 2014	1.20	March 1, 2015
Prior to March 1, 2014	1.45
Transamerica Opportunistic Allocation	0.95	March 1, 2015
Transamerica Short-Term Bond Effective March 1, 2014	0.80	March 1, 2015
Prior to March 1, 2014	0.85

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Fund Name	Expense Limit	Maximum Operating Expense Limit Effective Through
Transamerica Small Cap Core	1.05%	March 1, 2015
Transamerica Small Cap Growth	1.15	March 1, 2015
Transamerica Small Cap Value	1.15	March 1, 2015
Transamerica Small/Mid Cap Value	1.25	March 1, 2015
Transamerica Strategic High Income	0.95	March 1, 2015
Transamerica Tactical Allocation	0.85	March 1, 2015
Transamerica Tactical Income	0.67	March 1, 2015
Transamerica Tactical Rotation	0.85	March 1, 2015
Transamerica US Growth	1.17	March 1, 2015

TAM is entitled to reimbursement by the Fund of fees waived and/or expenses reduced during any of the previous 36 months if on any day or month the estimated annualized Fund operating expenses are less than the stated annual limit.

During the year ended October 31, 2014, amounts recaptured by TAM were as follows:

Fund Name	Amount Recaptured
Transamerica Capital Growth
Class B	$2,377
Transamerica Concentrated Growth
Class A	4,808
Class C	1,074
Class I	14,937
Class I2	518
Transamerica Enhanced Muni
Class A	4,670
Class C	1,714
Class I	3,680
Transamerica Floating Rate
Class A	206
Class C	319
Class I	126
Class I2	8,690
Transamerica Global Bond
Class A	10,167
Class C	2,825
Class I	2,945
Class I2	102,494
Transamerica Global Equity
Class B	56
Class I2	2,007
Transamerica High Yield Muni
Class A	5,216
Class C	4,444
Class I	10,969
Transamerica Inflation Opportunities
Class A	11,260
Class C	2,596
Class I	3,018
Class I2	54,695
Transamerica International Small Cap Value
Class I	325

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Fund Name	Amount Recaptured
Transamerica Mid Cap Growth
Class A	$14,422
Class C	4,813
Class I	1,829
Class I2	19,899
Transamerica Mid Cap Value Opportunities
Class A	1,843
Class C	1,323
Class I	1,266
Class I2	9,647
Transamerica MLP & Energy Income
Class A	4,999
Class C	337
Class I	1,844
Transamerica Small Cap Core
Class A	14,192
Class C	4,594
Class I	1,693
Transamerica Small Cap Value
Class A	13
Transamerica Strategic High Income
Class A	12,976
Class C	4,749
Class I	4,159
Class I2	2,406
Transamerica Tactical Allocation
Class A	1,145
Class C	4,049
Class I	1,179
Transamerica Tactical Rotation
Class A	1,030
Class C	1,765
Class I	1,333
Transamerica US Growth
Class B	10,596

The following amounts are available for recapture by TAM as of October 31, 2014:

Fund Name/Class	Amount Available	Year Reimbursed
Transamerica Capital Growth
Class B	$9,179	2012
	6,046	2013
	179	2014
Transamerica Concentrated Growth
Class I	10,473	2014
Transamerica Enhanced Muni
Fund Level	136,857	2013
	36,025	2014
Class A	7,784	2014
Class C	3,611	2014
Class I	2,928	2013
	18,466	2014

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Fund Name/Class	Amount Available	Year Reimbursed
Transamerica Floating Rate
Fund Level	$92,099	2014
Class A	548	2014
Class C	1,273	2014
Class I	436	2014
Class I2	11,313	2014
Transamerica Global Bond
Fund Level	34,156	2014
Class A	98	2014
Class C	47	2014
Class I	262	2014
Class I2	6,969	2014
Transamerica Global Equity
Class A	13,487	2014
Class B	12,688	2012
	10,329	2013
	7,365	2014
Class C	13,840	2014
Transamerica High Yield Muni
Fund Level	81,791	2013
	74,946	2014
Class A	1,729	2014
Class C	466	2014
Class I	3,136	2014
Transamerica Inflation Opportunities
Class A	27	2014
Class C	30	2014
Class I	159	2014
Transamerica Mid Cap Growth
Class A	52	2014
Class I	159	2014
Transamerica Mid Cap Value Opportunities
Class I	104	2014
Transamerica Opportunistic Allocation
Fund Level	89,855	2014
Class A	40	2014
Class C	37	2014
Class I	614	2014
Transamerica Small Cap Core
Class A	4	2014
Class C	21	2014
Class I	163	2014
Transamerica Strategic High Income
Fund Level	39,616	2014
Class A	194	2014
Class C	96	2014
Class I	5,712	2014
Class I2	1,211	2014

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Fund Name/Class	Amount Available	Year Reimbursed
Transamerica Tactical Allocation
Fund Level	$125,543	2013
	30,320	2014
Class A	1,894	2013
	7,244	2014
Class C	9,986	2014
Class I	1,149	2013
	2,441	2014
Transamerica Tactical Rotation
Fund Level	134,422	2013
	13,272	2014
Class A	2,179	2013
	14,290	2014
Class C	716	2013
	11,573	2014
Class I	4,919	2014
Transamerica US Growth
Class B	3,105	2013
	121	2014

In addition to the advisory fee waiver for Transamerica Money Market, TAM or any of its affiliates waive fees or reimburse expenses of one or more classes of Transamerica Money Market in order to avoid a negative yield. At any point in which Transamerica Money Market, or any classes thereof, achieves a positive yield, the expenses previously waived or reimbursed within the succeeding 36 months pursuant to this paragraph may be reimbursed to TAM, to the extent that such reimbursement does not cause classes of Transamerica Money Market to experience a negative yield. Waived expenses related to the maintenance of the yield are included in the Statements of Operations, within the Class expenses (waived/reimbursed) recaptured. For the year ended October 31, 2014 and year ended October 31, 2013, the amounts waived were as follows:

Fund/Class	2014 Amount Waived	2014 Amount Waived	2013 Amount Waived	2013 Amount Waived
Fund Level	$520,745	0.27%	$1,596,778	0.27%
Class A	232,884	0.26	250,546	0.26
Class B	48,467	0.99	73,975	0.96
Class C	255,779	0.99	279,510	0.96

Distribution and service fees: The Funds have 12b-1 distribution plans under the 1940 Act pursuant to which an annual fee, based on ANA, is paid to the distributor for various disbursements such as broker-dealer account servicing fees and other promotional expenses of the Funds. Pursuant to the distribution plan, the Trust entered into a distribution agreement with TCI as the Funds’ distributor. The Funds are authorized under the 12b-1 plans to pay fees on each class up to the following limits: 0.25% for Class A (effective March 1, 2014), 1.00% for Class B, and 1.00% for Class C. Prior to March 1, 2014, the Funds were authorized under the 12b-1 plans to pay up to 0.30% for Class A. 12b-1 fees are not applicable for Class I, Class I2, and Class T. Effective March 1, 2014, TAM has contractually agreed to waive 0.10% and 0.25% of 12b-1 fees on Class A shares and Class C shares, respectively, of Transamerica Enhanced Muni and Transamerica High Yield Muni through March 1, 2015. Prior to March 1, 2014, TAM had contractually agreed to waive 0.05% of 12b-1 fees on Class A shares of Transamerica Flexible Income, Transamerica Short-Term Bond, and Transamerica Tactical Income and to waive 0.15% and 0.25% of 12b-1 fees on Class A shares and Class C shares, respectively, of Transamerica Enhanced Muni and Transamerica High Yield Muni.

Underwriter commissions relate to front-end sales charges imposed for Class A shares and contingent deferred sales charges from Class B, Class C, and certain Class A share redemptions. For the year ended October 31, 2014, the underwriter commissions were as follows:

Transamerica Capital Growth	Amount
Received by Underwriter	$586,474
Retained by Underwriter	91,324
Contingent Deferred Sales Charge	8,227

Transamerica Concentrated Growth	Amount
Received by Underwriter	$ 4,740
Retained by Underwriter	667
Contingent Deferred Sales Charge	—

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Transamerica Dividend Focused	Amount
Received by Underwriter	$49,122
Retained by Underwriter	7,298
Contingent Deferred Sales Charge	107
Transamerica Emerging Markets Debt
Received by Underwriter	$116,543
Retained by Underwriter	19,849
Contingent Deferred Sales Charge	28,772
Transamerica Emerging Markets Equity
Received by Underwriter	$15,737
Retained by Underwriter	2,447
Contingent Deferred Sales Charge	250
Transamerica Enhanced Muni
Received by Underwriter	$136,372
Retained by Underwriter	32,324
Contingent Deferred Sales Charge	774
Transamerica Flexible Income
Received by Underwriter	$150,674
Retained by Underwriter	28,352
Contingent Deferred Sales Charge	11,388
Transamerica Floating Rate
Received by Underwriter	$19,665
Retained by Underwriter	4,145
Contingent Deferred Sales Charge	259
Transamerica Global Bond
Received by Underwriter	$475
Retained by Underwriter	92
Contingent Deferred Sales Charge	—
Transamerica Global Equity
Received by Underwriter	$63,747
Retained by Underwriter	10,370
Contingent Deferred Sales Charge	7,876
Transamerica Growth Opportunities
Received by Underwriter	$71,255
Retained by Underwriter	11,274
Contingent Deferred Sales Charge	4,554
Transamerica High Yield Bond
Received by Underwriter	$208,536
Retained by Underwriter	39,833
Contingent Deferred Sales Charge	49,596
Transamerica High Yield Muni
Received by Underwriter	$11,600
Retained by Underwriter	2,653
Contingent Deferred Sales Charge	—
Transamerica Income & Growth
Received by Underwriter	$1,048,436
Retained by Underwriter	163,311
Contingent Deferred Sales Charge	19,490
Transamerica Inflation Opportunities
Received by Underwriter	$94
Retained by Underwriter	15
Contingent Deferred Sales Charge	20

Transamerica International Equity	Amount
Received by Underwriter	$303,583
Retained by Underwriter	46,404
Contingent Deferred Sales Charge	6,684
Transamerica Large Cap Value
Received by Underwriter	$90,896
Retained by Underwriter	15,397
Contingent Deferred Sales Charge	5,943
Transamerica Mid Cap Growth
Received by Underwriter	$3,855
Retained by Underwriter	676
Contingent Deferred Sales Charge	—
Transamerica Mid Cap Value Opportunities
Received by Underwriter	$2,312
Retained by Underwriter	320
Contingent Deferred Sales Charge	15
Transamerica MLP & Energy Income
Received by Underwriter	$1,360,171
Retained by Underwriter	215,008
Contingent Deferred Sales Charge	6,396
Transamerica Money Market
Received by Underwriter	$—
Retained by Underwriter	—
Contingent Deferred Sales Charge	17,377
Transamerica Multi-Managed Balanced
Received by Underwriter	$574,617
Retained by Underwriter	93,949
Contingent Deferred Sales Charge	18,658
Transamerica Short-Term Bond
Received by Underwriter	$551,812
Retained by Underwriter	114,541
Contingent Deferred Sales Charge	217,166
Transamerica Small Cap Core
Received by Underwriter	$2,186
Retained by Underwriter	354
Contingent Deferred Sales Charge	—
Transamerica Small Cap Growth
Received by Underwriter	$6,498
Retained by Underwriter	974
Contingent Deferred Sales Charge	85
Transamerica Small Cap Value
Received by Underwriter	$10,977
Retained by Underwriter	1,662
Contingent Deferred Sales Charge	300
Transamerica Small/Mid Cap Value
Received by Underwriter	$763,532
Retained by Underwriter	116,703
Contingent Deferred Sales Charge	39,064
Transamerica Strategic High Income
Received by Underwriter	$2,974
Retained by Underwriter	580
Contingent Deferred Sales Charge	—

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Transamerica Tactical Allocation	Amount
Received by Underwriter	$50,905
Retained by Underwriter	7,982
Contingent Deferred Sales Charge	4,761
Transamerica Tactical Income
Received by Underwriter	$616,109
Retained by Underwriter	114,943
Contingent Deferred Sales Charge	126,010

Transamerica Tactical Rotation	Amount
Received by Underwriter	$165,298
Retained by Underwriter	26,898
Contingent Deferred Sales Charge	801
Transamerica US Growth
Received by Underwriter	$224,464
Retained by Underwriter	34,317
Contingent Deferred Sales Charge	20,555

Administrative services: The Funds have entered into an agreement with TFS for financial and legal fund administration services. The Funds pay TFS an annual fee of 0.025% on daily ANA. The Legal fees on the Statements of Operations are for fees paid to external legal counsel.

Transfer agent fees: Pursuant to a transfer agency agreement, as amended, the Funds pay TFS a fee for providing services based on the number of classes, accounts and transactions relating to the Fund.

Transfer Agent Fees paid and the amounts due to TFS for the year ended October 31, 2014 are as follows:

Fund Name	Fees Paid to TFS	Fees Due to TFS
Transamerica Capital Growth	$197,263	$17,914
Transamerica Concentrated Growth	23,111	3,736
Transamerica Dividend Focused	87,791	9,166
Transamerica Emerging Markets Debt	268,057	29,554
Transamerica Emerging Markets Equity	16,992	1,567
Transamerica Enhanced Muni	14,060	1,728
Transamerica Flexible Income	63,598	7,100
Transamerica Floating Rate	11,699	1,283
Transamerica Global Bond	7,181	1,565
Transamerica Global Equity	32,371	3,523
Transamerica Growth Opportunities	110,775	8,907
Transamerica High Yield Bond	200,541	30,033
Transamerica High Yield Muni	2,988	418
Transamerica Income & Growth	83,827	9,895
Transamerica Inflation Opportunities	8,136	1,595
Transamerica International Equity	341,740	46,102
Transamerica International Small Cap Value	119,587	18,135
Transamerica Large Cap Value	133,414	11,780
Transamerica Mid Cap Growth	4,251	363
Transamerica Mid Cap Value Opportunities	6,615	1,483
Transamerica MLP & Energy Income	79,114	11,776
Transamerica Money Market	24,531	1,848
Transamerica Multi-Managed Balanced	174,570	14,663
Transamerica Opportunistic Allocation	536	45
Transamerica Short-Term Bond	739,215	77,131
Transamerica Small Cap Core	9,729	1,320
Transamerica Small Cap Growth	42,097	3,375
Transamerica Small Cap Value	54,643	4,297
Transamerica Small/Mid Cap Value	200,950	19,167
Transamerica Strategic High Income	6,542	1,224
Transamerica Tactical Allocation	1,102	72
Transamerica Tactical Income	241,821	20,552
Transamerica Tactical Rotation	3,429	300
Transamerica US Growth	260,182	19,722

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 3. (continued)

Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated, available to the trustees, compensation may be deferred that would otherwise be payable by the Trust to an independent trustee on a current basis for services rendered as trustee. Deferred compensation amounts will accumulate based on the value of the investment option, as elected by the trustee.

Brokerage commissions: The Funds incurred brokerage commissions on security transactions placed with affiliates of the adviser or sub-adviser for the year ended October 31, 2014 as follows:

Fund Name	Commissions
Transamerica Capital Growth	$1,333
Transamerica Growth Opportunities	2,513

NOTE 4. PURCHASES AND SALES OF SECURITIES

The cost of securities purchased and proceeds from securities sold (excluding short-term securities, securities sold short and written options) for the year ended October 31, 2014 were as follows:

	Purchases of securities		Proceeds from maturities and sales of securities
Fund Name	Long-term	U.S. Government	Long-term	U.S. Government
Transamerica Capital Growth	$555,826,499	$—	$268,462,438	$—
Transamerica Concentrated Growth	372,157,132	—	36,807,625	—
Transamerica Dividend Focused	496,596,168	—	236,985,966	—
Transamerica Emerging Markets Debt	1,692,674,209	674,528	1,732,509,791	674,266
Transamerica Emerging Markets Equity	174,442,371	—	148,714,667	—
Transamerica Enhanced Muni	80,716,950	—	34,614,904	—
Transamerica Flexible Income	454,264,933	132,214,556	85,126,846	50,462,622
Transamerica Floating Rate	318,710,352	—	103,049,429	—
Transamerica Global Bond	388,348,753	777,067	162,262,425	586,298
Transamerica Global Equity	401,140,514	—	322,446,582	—
Transamerica Growth Opportunities	382,703,674	—	393,784,813	—
Transamerica High Yield Bond	745,224,991	—	571,508,533	—
Transamerica High Yield Muni	24,415,376	—	14,653,102	—
Transamerica Income & Growth	577,421,495	—	148,667,800	—
Transamerica Inflation Opportunities	163,029,142	164,603,784	53,395,737	31,765,770
Transamerica International Equity	938,626,975	—	161,928,166	—
Transamerica International Small Cap Value	662,125,347	—	107,054,896	—
Transamerica Large Cap Value	1,450,433,117	—	1,355,938,948	—
Transamerica Mid Cap Growth	84,055,047	—	33,488,065	—
Transamerica Mid Cap Value Opportunities	190,523,489	—	28,541,645	—
Transamerica MLP & Energy Income	556,238,226	—	166,682,709	—
Transamerica Multi-Managed Balanced	233,139,878	219,564,957	220,528,529	223,337,396
Transamerica Opportunistic Allocation	2,254,558	—	1,234,059	—
Transamerica Short-Term Bond	2,362,128,594	—	2,034,031,822	15,207
Transamerica Small Cap Core	369,081,383	—	169,778,397	—
Transamerica Small Cap Growth	397,989,809	—	452,461,458	—
Transamerica Small Cap Value	262,067,311	—	331,321,606	—
Transamerica Small/Mid Cap Value	1,034,740,914	—	1,068,328,978	—
Transamerica Strategic High Income	57,376,503	—	19,634,466	—
Transamerica Tactical Allocation	28,903,615	—	27,291,374	—
Transamerica Tactical Income	994,010,853	—	1,197,249,482	—
Transamerica Tactical Rotation	43,997,026	—	35,002,131	—
Transamerica US Growth	1,430,106,847	—	1,810,819,121	—

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS

Transamerica Capital Growth:

The Fund is subject to various risks in the normal course of pursuing its investment objective. The following table details the volume of derivative positions held during the year:

	Beginning number of positions at October 31, 2013	Ending number of positions at October 31, 2014	Average number of positions (A)
Purchased options and swaptions	—	2	2	(B)

(A)	Calculated based on positions held at each month end during the current year.
(B)	There were no open positions at the beginning and/or the end of the year, however the Fund periodically invested in this type of derivative instrument during the year.

Fair Value of Derivative Instruments in the Statements of Assets and Liabilities as of October 31, 2014:

The table below highlights the types of risk associated with each derivative instrument:

Derivatives not accounted for as hedging instruments	Foreign Exchange contracts	Total
Asset derivatives
Purchased options and swaptions, at value (A)	$175,973	$175,973
Total gross amount of assets (B)	$175,973	$175,973

(A)	Included within Investments, at value.
(B)	The Fund does not offset assets and liabilities that are subject to a master netting agreement or similar arrangement on the Statements of Assets and Liabilities.

Gross Amounts Not Offset in the Statements of Assets and Liabilities as of October 31, 2014:

The following table presents the Fund’s derivative assets and liabilities by counterparty net of amounts available for offset under a master netting agreement and net of the related collateral received/pledged by the Fund as of October 31, 2014. See Repurchase agreement note for offsetting and collateral information pertaining to repurchase agreements that are subject to master netting agreements.

Counterparty	Gross Amounts of Assets Presented in Statements of Assets and Liabilities (A)	Value Available for Offset	Collateral Received (B)	Net Amount (not less than $0)
Royal Bank of Scotland PLC	$ 175,973	$—	$(175,973)	$ —
Total	$ 175,973	$—	$(175,973)	$ —

(A)	Absent an event of default or early termination, OTC derivative assets and liabilities are presented gross and not offset in the Statements of Assets and Liabilities.
(B)	In some instances, the actual collateral received and/or pledged may be more than the amount shown due to overcollateralization.

For non-exchange-traded derivatives, under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.

Effect of Derivative Instruments in the Statements of Operations for the year ended October 31, 2014:

Derivatives not accounted for as hedging instruments	Foreign Exchange contracts	Total
Net change in unrealized appreciation (depreciation) on derivatives recognized in income
Net change in unrealized appreciation (depreciation) on purchased options and swaptions (A)	$(1,114,313)	$(1,114,313)
Total Net change in unrealized appreciation (depreciation)	$(1,114,313)	$(1,114,313)

(A)	Included within Net change in unrealized appreciation (depreciation) on Investments.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 5. (continued)

Transamerica Emerging Markets Debt:

The Fund is subject to various risks in the normal course of pursuing its investment objective. The following table details the volume of derivative positions held during the year:

	Beginning number of positions at October 31, 2013	Ending number of positions at October 31, 2014	Average number of positions (A)
Futures contracts	—	1	1	(B)
Forward foreign currency contracts	10	15	13

(A)	Calculated based on positions held at each month end during the current year.
(B)	There were no open positions at the beginning and/or the end of the year, however the Fund periodically invested in this type of derivative instrument during the year.

Fair Value of Derivative Instruments in the Statements of Assets and Liabilities as of October 31, 2014:

The table below highlights the types of risk associated with each derivative instrument:

Derivatives not accounted for as hedging instruments	Interest rate contracts	Foreign Exchange contracts	Total
Asset derivatives
Unrealized appreciation on forward foreign currency contracts	$—	$944,260	$944,260
Total gross amount of assets (A)	$—	$944,260	$944,260
Liability derivatives
Unrealized depreciation on futures contracts (B) (C)	$(103,211)	$—	$(103,211)
Unrealized depreciation on forward foreign currency contracts	—	(307,976)	(307,976)
Total gross amount of liabilities (A)	$(103,211)	$(307,976)	$(411,187)

(A)	The Fund does not offset assets and liabilities that are subject to a master netting agreement or similar arrangement on the Statements of Assets and Liabilities.
(B)	Includes cumulative appreciation (depreciation) on futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statements of Assets and Liabilities.
(C)	May include exchange-traded derivatives which are not subject to a master netting arrangement, or another similar arrangement.

Gross Amounts Not Offset in the Statements of Assets and Liabilities as of October 31, 2014:

The following table presents the Fund’s derivative assets and liabilities by counterparty net of amounts available for offset under a master netting agreement and net of the related collateral received/pledged by the Fund as of October 31, 2014. See Repurchase agreement note for offsetting and collateral information pertaining to repurchase agreements that are subject to master netting agreements.

Counterparty	Gross Amounts of Assets Presented in Statements of Assets and Liabilities (A)	Value Available for Offset	Collateral Received (B)	Net Amount (not less than $0)
HSBC Securities (USA), Inc.	$175,304	$—	$—	$175,304
Other Derivatives (C)	768,956	—	—	768,956
Total	$944,260	$—	$—	$944,260

Counterparty	Gross Amounts of Liabilities Presented in Statements of Assets and Liabilities (A)	Value Available for Offset	Collateral Pledged (B)	Net Amount (not less than $0)
Other Derivatives (C)	$411,187	$—	$—	$411,187
Total	$411,187	$—	$—	$411,187

(A)	Absent an event of default or early termination, OTC derivative assets and liabilities are presented gross and not offset in the Statements of Assets and Liabilities.
(B)	In some instances, the actual collateral received and/or pledged may be more than the amount shown due to overcollateralization.
(C)	Other Derivatives are not subject to a master netting arrangement or another similar arrangement.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 5. (continued)

Transamerica Emerging Markets Debt (continued):

For non-exchange-traded derivatives, under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.

Effect of Derivative Instruments in the Statements of Operations for the year ended October 31, 2014:

Derivatives not accounted for as hedging instruments	Interest rate contracts	Foreign Exchange contracts	Total
Net realized gain (loss) on derivatives recognized in income
Net realized gain (loss) on futures contracts	$(227,035)	$—	$(227,035)
Net realized gain (loss) on forward foreign currency contracts (A)	—	390,777	390,777
Total Net realized gain (loss)	(227,035)	390,777	163,742
Net change in unrealized appreciation (depreciation) on derivatives recognized in income
Net change in unrealized appreciation (depreciation) on futures contracts	(103,211)	—	(103,211)
Net change in unrealized appreciation (depreciation) on forward foreign currency transactions (B)	—	954,778	954,778
Total Net change in unrealized appreciation (depreciation)	(103,211)	954,778	851,567
Total	$(330,246)	$1,345,555	$1,015,309

(A)	Included within Net realized gain (loss) on transactions from Foreign currency transactions.
(B)	Included within Net change in unrealized appreciation (depreciation) on Translation of assets and liabilities denominated in foreign currencies.

Transamerica Global Bond:

The Fund is subject to various risks in the normal course of pursuing its investment objective. The following table details the volume of derivative positions held during the year:

	Beginning number of positions at October 31, 2013	Ending number of positions at October 31, 2014	Average number of positions (A)
Forward foreign currency contracts	—	22	16	(B)

(A)	Calculated based on positions held at each month end during the current period.
(B)	There were no open positions at the beginning and/or the end of the period, however the Fund periodically invested in this type of derivative instrument during the period.

Fair Value of Derivative Instruments in the Statements of Assets and Liabilities as of October 31, 2014:

The table below highlights the types of risk associated with each derivative instrument:

Derivatives not accounted for as hedging instruments	Foreign Exchange contracts	Total
Asset derivatives
Unrealized appreciation on forward foreign currency contracts	$549,007	$549,007
Total gross amount of assets (A)	$549,007	$549,007
Liability derivatives
Unrealized depreciation on forward foreign currency contracts	$(1,118,654)	$(1,118,654)
Total gross amount of liabilities (A)	$(1,118,654)	$(1,118,654)

(A)	The Fund does not offset assets and liabilities that are subject to a master netting agreement or similar arrangement on the Statements of Assets and Liabilities.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 5. (continued)

Transamerica Global Bond (continued):

Gross Amounts Not Offset in the Statements of Assets and Liabilities as of October 31, 2014:

The following table presents the Fund’s derivative assets and liabilities by counterparty net of amounts available for offset under a master netting agreement and net of the related collateral received/pledged by the Fund as of October 31, 2014. See Repurchase agreement note for offsetting and collateral information pertaining to repurchase agreements that are subject to master netting agreements.

Counterparty	Gross Amounts of Assets Presented in Statements of Assets and Liabilities (A)	Value Available for Offset	Collateral Received (B)	Net Amount (not less than $0)
HSBC Securities (USA), Inc.	$85,299	$—	$—	$85,299
Other Derivatives (C)	463,708	—	—	463,708
Total	$549,007	$—	$—	$549,007

Counterparty	Gross Amounts of Liabilities Presented in Statements of Assets and Liabilities (A)	Value Available for Offset	Collateral Pledged (B)	Net Amount (not less than $0)
Other Derivatives (C)	$1,118,654	$—	$—	$1,118,654
Total	$1,118,654	$—	$—	$1,118,654

(A)	Absent an event of default or early termination, OTC derivative assets and liabilities are presented gross and not offset in the Statements of Assets and Liabilities.
(B)	In some instances, the actual collateral received and/or pledged may be more than the amount shown due to overcollateralization.
(C)	Other Derivatives are not subject to a master netting arrangement or another similar arrangement.

For non-exchange-traded derivatives, under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.

Effect of Derivative Instruments in the Statements of Operations for the period ended October 31, 2014:

Derivatives not accounted for as hedging instruments	Foreign exchange contracts	Total
Net realized gain (loss) on derivatives recognized in income
Net realized gain (loss) on forward foreign currency contracts (A)	$410,446	$410,446
Net change in unrealized appreciation (depreciation) on derivatives recognized in income
Net change in unrealized appreciation (depreciation) on forward foreign currency transactions (B)	(569,647)	(569,647)
Total	$(159,201)	$(159,201)

(A)	Included within Net realized gain (loss) on transactions from Foreign currency transactions.
(B)	Included within Net change in unrealized appreciation (depreciation) on Translation of assets and liabilities denominated in foreign currencies.

Transamerica Growth Opportunities:

The Fund is subject to various risks in the normal course of pursuing its investment objective. The following table details the volume of derivative positions held during the year:

	Beginning number of positions at October 31, 2013	Ending number of positions at October 31, 2014	Average number of positions (A)
Purchased options and swaptions	—	2	2	(B)

(A)	Calculated based on positions held at each month end during the current year.
(B)	There were no open positions at the beginning and/or the end of the year, however the Fund periodically invested in this type of derivative instrument during the year.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 5. (continued)

Transamerica Growth Opportunities (continued):

Fair Value of Derivative Instruments in the Statements of Assets and Liabilities as of October 31, 2014:

The table below highlights the types of risk associated with each derivative instrument:

Derivatives not accounted for as hedging instruments	Foreign Exchange contracts	Total
Asset derivatives
Purchased options and swaptions, at value (A)	$134,404	$134,404
Total gross amount of assets (B)	$134,404	$134,404

(A)	Included within Investments, at value.
(B)	The Fund does not offset assets and liabilities that are subject to a master netting agreement or similar arrangement on the Statements of Assets and Liabilities.

Gross Amounts Not Offset in the Statements of Assets and Liabilities as of October 31, 2014:

The following table presents the Fund’s derivative assets and liabilities by counterparty net of amounts available for offset under a master netting agreement and net of the related collateral received/pledged by the Fund as of October 31, 2014. See Repurchase agreement note for offsetting and collateral information pertaining to repurchase agreements that are subject to master netting agreements.

Counterparty	Gross Amounts of Assets Presented in Statements of Assets and Liabilities (A)	Value Available for Offset	Collateral Received (B)	Net Amount (not less than $0)
Royal Bank of Scotland PLC	$ 134,404	$—	$(134,404)	$ —
Total	$ 134,404	$—	$(134,404)	$ —

(A)	Absent an event of default or early termination, OTC derivative assets and liabilities are presented gross and not offset in the Statements of Assets and Liabilities.
(B)	In some instances, the actual collateral received and/or pledged may be more than the amount shown due to overcollateralization.

For non-exchange-traded derivatives, under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.

Effect of Derivative Instruments in the Statements of Operations for the year ended October 31, 2014:

Derivatives not accounted for as hedging instruments	Foreign Exchange contracts	Total
Net change in unrealized appreciation (depreciation) on derivatives recognized in income
Net change in unrealized appreciation (depreciation) on purchased options and swaptions (A)	$(989,154)	$(989,154)
Total Net change in unrealized appreciation (depreciation)	$(989,154)	$(989,154)

(A)	Included within Net change in unrealized appreciation (depreciation) on Investments.

Transamerica Inflation Opportunities:

The Fund is subject to various risks in the normal course of pursuing its investment objective. The following table details the volume of derivative positions held during the year:

	Beginning number of positions at October 31, 2013	Ending number of positions at October 31, 2014	Average number of positions (A)
Futures contracts	—	1	2	(B)
Forward foreign currency contracts	—	6	3	(B)

(A)	Calculated based on positions held at each month end during the current period.
(B)	There were no open positions at the beginning and/or the end of the period, however the Fund periodically invested in this type of derivative instrument during the period.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 5. (continued)

Transamerica Inflation Opportunities (continued):

Fair Value of Derivative Instruments in the Statements of Assets and Liabilities as of October 31, 2014:

The table below highlights the types of risk associated with each derivative instrument:

Derivatives not accounted for as hedging instruments	Interest rate contracts	Foreign Exchange contracts	Total
Asset derivatives
Unrealized appreciation on forward foreign currency contracts	$—	$304,562	$304,562
Total gross amount of assets (A)	$—	$304,562	$304,562
Liability derivatives
Unrealized depreciation on futures contracts (B) (C)	$(200,081)	$—	$(200,081)
Total gross amount of liabilities (A)	$(200,081)	$—	$(200,081)

(A)	The Fund does not offset assets and liabilities that are subject to a master netting agreement or similar arrangement on the Statements of Assets and Liabilities.
(B)	Includes cumulative appreciation (depreciation) on futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statements of Assets and Liabilities.
(C)	May include exchange-traded derivatives which are not subject to a master netting arrangement, or another similar arrangement.

Gross Amounts Not Offset in the Statements of Assets and Liabilities as of October 31, 2014:

The following table presents the Fund’s derivative assets and liabilities by counterparty net of amounts available for offset under a master netting agreement and net of the related collateral received/pledged by the Fund as of October 31, 2014. See Repurchase agreement note for offsetting and collateral information pertaining to repurchase agreements that are subject to master netting agreements.

Counterparty	Gross Amounts of Assets Presented in Statements of Assets and Liabilities (A)	Value Available for Offset	Collateral Received (B)	Net Amount (not less than $0)
Goldman Sachs & Co,	$65,085	$—	$—	$65,085
J.P. Morgan Securities LLC	239,477	—	—	239,477
Total	$304,562	$—	$—	$304,562

Counterparty	Gross Amounts of Liabilities Presented in Statements of Assets and Liabilities (A)	Value Available for Offset	Collateral Pledged (B)	Net Amount (not less than $0)
Other Derivatives (C)	$200,081	$—	$—	$200,081
Total	$200,081	$—	$—	$200,081

(A)	Absent an event of default or early termination, OTC derivative assets and liabilities are presented gross and not offset in the Statements of Assets and Liabilities.
(B)	In some instances, the actual collateral received and/or pledged may be more than the amount shown due to overcollateralization.
(C)	Other Derivatives are not subject to a master netting arrangement or another similar arrangement.

For non-exchange-traded derivatives, under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 5. (continued)

Transamerica Inflation Opportunities (continued):

Effect of Derivative Instruments in the Statements of Operations for the period ended October 31, 2014:

Derivatives not accounted for as hedging instruments	Interest rate contracts	Foreign Exchange contracts	Total
Net realized gain (loss) on derivatives recognized in income
Net realized gain (loss) on futures contracts	$(31,414)	$—	$(31,414)
Net realized gain (loss) on forward foreign currency contracts (A)	—	104,238	104,238
Total Net realized gain (loss)	(31,414)	104,238	72,824
Net change in unrealized appreciation (depreciation) on derivatives recognized in income
Net change in unrealized appreciation (depreciation) on futures contracts	(200,081)	—	(200,081)
Net change in unrealized appreciation (depreciation) on forward foreign currency transactions (B)	—	304,562	304,562
Total Net change in unrealized appreciation (depreciation)	(200,081)	304,562	104,481
Total	$(231,495)	$408,800	$177,305

(A)	Included within Net realized gain (loss) on transactions from Foreign currency transactions.
(B)	Included within Net change in unrealized appreciation (depreciation) on Translation of assets and liabilities denominated in foreign currencies.

Transamerica MLP & Energy Income:

The Fund is subject to various risks in the normal course of pursuing its investment objective. The following table details the volume of derivative positions held during the year:

	Beginning number of positions at October 31, 2013	Ending number of positions at October 31, 2014	Average number of positions (A)
Written options and swaptions	—	4	7	(B)

(A)	Calculated based on positions held at each month end during the current year.
(B)	There were no open positions at the beginning and/or the end of the year, however the Fund periodically invested in this type of derivative instrument during the year.

Fair Value of Derivative Instruments in the Statements of Assets and Liabilities as of October 31, 2014:

The table below highlights the types of risk associated with each derivative instrument:

Derivatives not accounted for as hedging instruments	Equity contracts	Total
Liability derivatives
Written options and swaptions, at value	$(220,875)	$(220,875)
Total gross amount of liabilities (A)	$(220,875)	$(220,875)

(A)	The Fund does not offset assets and liabilities that are subject to a master netting agreement or similar arrangement on the Statements of Assets and Liabilities.

The Fund’s derivatives are not subject to a master netting arrangement, or another similar arrangement.

Effect of Derivative Instruments in the Statements of Operations for the year ended October 31, 2014:

Derivatives not accounted for as hedging instruments	Equity contracts	Total
Net realized gain (loss) on derivatives recognized in income
Net realized gain (loss) on written options and swaptions	$852,354	$852,354
Net change in unrealized appreciation (depreciation) on derivatives recognized in income
Net change in unrealized appreciation (depreciation) on written options and swaptions	(138,583)	(138,583)
Total	$713,771	$713,771

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 5. (continued)

Transamerica Multi-Managed Balanced:

The Fund is subject to various risks in the normal course of pursuing its investment objective. The following table details the volume of derivative positions held during the year:

	Beginning number of positions at October 31, 2013	Ending number of positions at October 31, 2014	Average number of positions (A)
Futures contracts	10	1	4
Purchased options and swaptions	2	—	1	(B)
Written options and swaptions	2	—	1	(B)
Swap agreements	—	—	3	(B)
Forward foreign currency contracts	2	—	2	(B)

(A)	Calculated based on positions held at each month end during the current year.
(B)	There were no open positions at the beginning and/or the end of the year, however the Fund periodically invested in this type of derivative instrument during the year.

Fair Value of Derivative Instruments in the Statements of Assets and Liabilities as of October 31, 2014:

The table below highlights the types of risk associated with each derivative instrument:

Derivatives not accounted for as hedging instruments	Equity contracts	Total
Asset derivatives
Unrealized appreciation on futures contracts (A) (B)	$144,592	$144,592
Total gross amount of assets (C)	$144,592	$144,592

(A)	Includes cumulative appreciation (depreciation) on futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statements of Assets and Liabilities.
(B)	May include exchange-traded derivatives which are not subject to a master netting arrangement, or another similar arrangement.
(C)	The Fund does not offset assets and liabilities that are subject to a master netting agreement or similar arrangement on the Statements of Assets and Liabilities.

The Fund’s derivatives are not subject to a master netting arrangement, or another similar arrangement.

Effect of Derivative Instruments in the Statements of Operations for the year ended October 31, 2014:

Derivatives not accounted for as hedging instruments	Interest rate contracts	Foreign Exchange contracts	Equity contracts	Total
Net realized gain (loss) on derivatives recognized in income
Net realized gain (loss) on purchased options and swaptions (A)	$38,777	$—	$—	$38,777
Net realized gain (loss) on futures contracts	573,048	—	672,607	1,245,655
Net realized gain (loss) on written options and swaptions	(24,732)	—	—	(24,732)
Net realized gain (loss) on swap agreements	(8,276)	—	—	(8,276)
Net realized gain (loss) on forward foreign currency contracts (B)	—	(18,268)	—	(18,268)
Total Net realized gain (loss)	578,817	(18,268)	672,607	1,233,156
Net change in unrealized appreciation (depreciation) on derivatives recognized in income
Net change in unrealized appreciation (depreciation) on purchased options and swaptions (C)	(4,202)	—	—	(4,202)
Net change in unrealized appreciation (depreciation) on futures contracts	46,661	—	24,643	71,304
Net change in unrealized appreciation (depreciation) on written options and swaptions	3,841	—	—	3,841
Net change in unrealized appreciation (depreciation) on forward foreign currency transactions (D)	—	(7,577)	—	(7,577)
Total Net change in unrealized appreciation (depreciation)	46,300	(7,577)	24,643	63,366
Total	$625,117	$(25,845)	$697,250	$1,296,522

(A)	Included within Net realized gain (loss) on transactions from Investments.
(B)	Included within Net realized gain (loss) on transactions from Foreign currency transactions.
(C)	Included within Net change in unrealized appreciation (depreciation) on Investments.
(D)	Included within Net change in unrealized appreciation (depreciation) on Translation of assets and liabilities denominated in foreign currencies.

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 6. FEDERAL INCOME TAXES AND DISTRIBUTIONS TO SHAREHOLDERS

The Funds have not made any provision for federal income or excise taxes due to its policy to distribute all of their taxable income and capital gains to their shareholders and otherwise qualify as regulated investment companies under Subchapter M of the Internal Revenue Code. The Funds recognize the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. The Funds’ federal and state tax returns remain subject to examination by the Internal Revenue Service and state tax authorities for the prior three years. Management has evaluated the Funds’ tax provisions taken for all open tax years, and has concluded that no provision for income tax is required in the Funds’ financial statements. If applicable, the Funds recognize interest accrued related to unrecognized tax benefits in interest and penalties expense in Other on the Statements of Operations. The Funds identify their major tax jurisdictions as U.S. Federal, the states of Colorado and Florida, and foreign jurisdictions where the Funds make significant investments; however, the Funds are not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to different treatment for items including, but not limited to, wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, Late Year Ordinary Loss Deferrals, paydown gain/loss, foreign capital gains tax, and return of capital distributions from underlying investments.

Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. The differences are primarily due to non-REIT return of capital dividends, expiration of capital loss, paydown gain/loss, partnership basis adjustments, distribution reclasses for REITs, distribution re-designations, passive foreign investment companies, foreign capital gains taxes, TIPS, capital gain distributions from underlying funds, net operating losses, grantor trust basis adjustments, organizational expenses, distribution in excess of current earnings, preferred securities. These reclassifications have no impact on net assets or results of operations. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

Fund Name	Shares of beneficial interest, unlimited shares authorized	Undistributed (accumulated) net investment income (loss)	Undistributed (accumulated) net realized gain (loss) from investments
Transamerica Capital Growth	$(397,388)	$421,875	$(24,487)
Transamerica Concentrated Growth (A)	—	9,232	(9,232)
Transamerica Dividend Focused	—	—	—
Transamerica Emerging Markets Debt	—	(6,456,111)	6,456,111
Transamerica Emerging Markets Equity	—	(174,412)	174,412
Transamerica Enhanced Muni	20,181	—	(20,181)
Transamerica Flexible Income	—	381,445	(381,445)
Transamerica Floating Rate	(12,740)	102,880	(90,140)
Transamerica Global Bond	(12,336)	(1,292,866)	1,305,202
Transamerica Global Equity	(1)	29,629	(29,628)
Transamerica Growth Opportunities	(750)	(117,290)	118,040
Transamerica High Yield Bond	—	1,191	(1,191)
Transamerica High Yield Muni	—	—	—
Transamerica Income & Growth	(192,369)	(5,962,620)	6,154,989
Transamerica Inflation Opportunities	(13,050)	(141,119)	154,169
Transamerica International Equity	—	284,247	(284,247)
Transamerica International Small Cap Value	—	(235,557)	235,557
Transamerica Large Cap Value	—	(765,986)	765,986
Transamerica Mid Cap Growth	(12,965)	124,592	(111,627)
Transamerica Mid Cap Value Opportunities	(55,485)	55,418	67
Transamerica MLP & Energy Income	(3,227)	5,037,685	(5,034,458)
Transamerica Money Market	(1,259)	—	1,259
Transamerica Multi-Managed Balanced	(13)	384,923	(384,910)
Transamerica Opportunistic Allocation	(6,255)	(3,816)	10,071
Transamerica Short-Term Bond	1	4,304,405	(4,304,406)

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 6. (continued)

Fund Name	Shares of beneficial interest, unlimited shares authorized	Undistributed (accumulated) net investment income (loss)	Undistributed (accumulated) net realized gain (loss) from investments
Transamerica Small Cap Core	$(12,953)	$(55,150)	$68,103
Transamerica Small Cap Growth	(2,314,147)	2,266,424	47,723
Transamerica Small Cap Value	(3)	70,675	(70,672)
Transamerica Small/Mid Cap Value	—	47,993	(47,993)
Transamerica Strategic High Income	(11,810)	12,546	(736)
Transamerica Tactical Allocation	(876)	52,994	(52,118)
Transamerica Tactical Income (B)	(69)	(62,268)	62,337
Transamerica Tactical Rotation	—	(2,414)	2,414
Transamerica US Growth	—	(174,737)	174,737

(A)	The reclassifications arising from book/tax differences for Transamerica Concentrated Growth are adjusted for the tax period ended February 28, 2014.
(B)	The reclassifications arising from book/tax differences for Transamerica Tactical Income are for the tax period ended May 31, 2014.

At October 31, 2014, the capital loss carryforwards are available to offset future realized capital gains through the periods listed below. Funds not listed in the table below do not have capital loss carryforwards.

Fund Name	Capital Loss Carryforwards	Available Through
Transamerica Emerging Markets Debt	$11,912,757	Short-Term Indefinitely
Transamerica Emerging Markets Debt	9,249,174	Long-Term Indefinitely
Transamerica Emerging Markets Equity	7,038,816	Short-Term Indefinitely
Transamerica Flexible Income	1,261,782	October 31, 2015
Transamerica Flexible Income	51,527,330	October 31, 2016
Transamerica Flexible Income	20,522,686	October 31, 2017
Transamerica Global Bond	549,871	Short-Term Indefinitely
Transamerica Global Bond	1,097,248	Long-Term Indefinitely
Transamerica Global Equity	3,631,025	October 31, 2016
Transamerica Global Equity	51,740,251	October 31, 2017
Transamerica Global Equity	4,934,774	October 31, 2018
Transamerica Income & Growth	9,257,497	Short-Term Indefinitely
Transamerica Income & Growth	7,227,264	Long-Term Indefinitely
Transamerica Money Market	258	October 31, 2015
Transamerica Money Market	591	October 31, 2017
Transamerica Opportunistic Allocation	35,718	Short-Term Indefinitely
Transamerica Tactical Income	1,288,555	Long-Term Indefinitely
Transamerica US Growth	11,573,666	October 31, 2016
Transamerica US Growth	4,933,190	October 31, 2017
The capital loss carryforwards utilized or expired during the year ended October 31, 2014 were as follows:

Fund Name	Capital Loss Carryforwards Utilized/Expired During the Year Ended October 31, 2014
Transamerica Emerging Markets Equity	$665,093
Transamerica Flexible Income	2,232,979
Transamerica Global Equity	34,498,914
Transamerica Money Market	1,259
Transamerica Multi-Managed Balanced	803,509
Transamerica Small Cap Growth	8,728,500
Transamerica US Growth	198,047,439

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 6. (continued)

The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2014 and 2013 was as follows:

	2014 Distributions Paid From				2013 Distributions Paid From
	Ordinary Income	Tax Exempt Income	Long-Term Capital Gain	Return of Capital	Ordinary Income	Tax Exempt Income	Long-Term Capital Gain	Return of Capital
Transamerica Capital Growth	$2,746,835	$—	$18,864,438	$—	$5,273,079	$—	$22,130,171	$—
Transamerica Concentrated Growth (A)	11,239	—	366,672	—	79,532	—	217,154	—
Transamerica Dividend Focused	29,445,741	—	—	—	13,963,633	—	—	—
Transamerica Emerging Markets Debt	32,491,605	—	—	—	47,640,995	—	535,832	—
Transamerica Emerging Markets Equity	2,901,228	—	—	—	780,039	—	—	—
Transamerica Enhanced Muni	6,831	749,712	—	—	1,296	230,103	—	—
Transamerica Flexible Income	18,156,996	—	—	—	12,100,181	—	—	—
Transamerica Floating Rate	5,260,656	—	—	—	—	—	—	—
Transamerica Global Bond	709,767	—	—	—	—	—	—	—
Transamerica Global Equity	2,397,616	—	—	—	1,594,119	—	—	—
Transamerica Growth Opportunities	4,381,103	—	24,373,643	—	5,118,638	—	5,476,215	—
Transamerica High Yield Bond	69,710,187	—	9,792,021	—	43,445,431	—	—	—
Transamerica High Yield Muni	33,000	193,060	—	—	214	6,402	—	—
Transamerica Income & Growth	28,372,465	—	—	6,689,673	10,400,871	—	—	3,157,358
Transamerica Inflation Opportunities	2,184,246	—	—	—	—	—	—	—
Transamerica International Equity	18,832,363	—	11,466,020	—	5,657,029	—	—	—
Transamerica International Small Cap Value	7,013,726	—	—	—	—	—	—	—
Transamerica Large Cap Value	193,536,269	—	69,084,326	—	44,035,375	—	58,400,184	—
Transamerica Mid Cap Growth	4,020	—	—	—	—	—	—	—
Transamerica Mid Cap Value Opportunities	1,150,881	—	—	—	—	—	—	—
Transamerica MLP & Energy Income	11,097,008	—	—	—	1,289,633	—	—	—
Transamerica Money Market	14,143	—	—	—	158,743	—	—	—
Transamerica Multi-Managed Balanced	7,913,430	—	17,533,058	—	10,716,009	—	6,561,002	—

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 6. (continued)

	2014 Distributions Paid From				2013 Distributions Paid From
	Ordinary Income	Tax Exempt Income	Long-Term Capital Gain	Return of Capital	Ordinary Income	Tax Exempt Income	Long-Term Capital Gain	Return of Capital
Transamerica Opportunistic Allocation	$64,125	$—	$—	$—	$—	$—	$—	$—
Transamerica Short-Term Bond	95,546,915	—	11,055,610	—	99,802,724	—	12,045,194	—
Transamerica Small Cap Core	213,561	—	—	—	—	—	—	—
Transamerica Small Cap Growth	—	—	13,380	—	310,710	—	—	—
Transamerica Small Cap Value	20,025,596	—	30,499,874	—	3,065,170	—	32,366	—
Transamerica Small/Mid Cap Value	25,856,904	—	62,233,151	—	2,562,032	—	—	—
Transamerica Strategic High Income	787,837	—	—	—	—	—	—	—
Transamerica Tactical Allocation	212,798	—	62,124	—	101,762	—	—	—
Transamerica Tactical Income (B)	33,213,678	—	—	—	32,626,783	—	599,585	2,112,223
Transamerica Tactical Rotation	104,268	—	—	—	52,500	—	—	—
Transamerica US Growth	13,325,239	—	—	—	6,532,845	—	—	—

(A)	The tax character of distributions paid for Transamerica Concentrated Growth is for the taxable year ended February 28, 2014.
(B)	The tax character of distributions paid for Transamerica Tactical Income is for the taxable year ended May 31, 2014.

The tax basis components of distributable earnings as of October 31, 2014 are as follows:

	Undistributed Ordinary Income	Undistributed Tax Exempt Income	Undistributed Long-Term Capital Gain	Capital Loss Carryforwards	Late Year Ordinary Loss Deferral	Other Temporary Differences	Net Unrealized Appreciation (Depreciation)
Transamerica Capital Growth	$—	$—	$42,029,793	$—	$(2,724,226)	$—	$336,097,023
Transamerica Concentrated Growth (A)	716,412	—	1,019,707	—	—	—	15,524,025
Transamerica Dividend Focused	27,711,230	—	23,299,273	—	—	—	246,485,477
Transamerica Emerging Markets Debt	2,086,351	—	—	(21,161,931)	—	(424,424)	(13,029,482)
Transamerica Emerging Markets Equity	2,971,376	—	—	(7,038,816)	—	—	10,777,705
Transamerica Enhanced Muni	992,366	2,746	28,368	—	—	—	1,427,505

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 6. (continued)

	Undistributed Ordinary Income	Undistributed Tax Exempt Income	Undistributed Long-Term Capital Gain	Capital Loss Carryforwards	Late Year Ordinary Loss Deferral	Other Temporary Differences	Net Unrealized Appreciation (Depreciation)
Transamerica Flexible Income	$110,136	$—	$—	$(73,311,798)	$—	$—	$20,440,830
Transamerica Floating Rate	359,327	—	—	—	—	(50,546)	(2,058,170)
Transamerica Global Bond	346,392	—	—	(1,647,119)	—	—	(9,214,519)
Transamerica Global Equity	—	—	—	(60,306,050)	(1,342,869)	—	(5,290,427)
Transamerica Growth Opportunities	5,863,377	—	74,312,798	—	—	—	152,689,079
Transamerica High Yield Bond	7,302,376	—	9,616,793	—	—	—	9,050,498
Transamerica High Yield Muni	404,954	2,314	—	—	—	—	349,313
Transamerica Income & Growth	—	—	—	(16,484,761)	—	(1,064,764)	34,021,403
Transamerica Inflation Opportunities	593,999	—	—	—	—	—	(4,148,818)
Transamerica International Equity	30,872,824	—	14,758,542	—	—	—	9,100,634
Transamerica International Small Cap Value	10,654,815	—	6,250,719	—	—	—	(17,524,358)
Transamerica Large Cap Value	35,746,852	—	120,635,130	—	—	—	219,549,024
Transamerica Mid Cap Growth	115,463	—	1,440	—	—	—	4,930,020
Transamerica Mid Cap Value Opportunities	2,000,952	—	39,127	—	—	—	6,356,988
Transamerica MLP & Energy Income	3,599,193	—	1,195,784	—	—	(2,449,810)	39,223,796
Transamerica Money Market	16,295	—	—	(849)	—	(232)	—
Transamerica Multi-Managed Balanced	5,483,538	—	17,368,450	—	—	(173,403)	80,950,556

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 6. (continued)

	Undistributed Ordinary Income	Undistributed Tax Exempt Income	Undistributed Long-Term Capital Gain	Capital Loss Carryforwards	Late Year Ordinary Loss Deferral	Other Temporary Differences	Net Unrealized Appreciation (Depreciation)
Transamerica Opportunistic Allocation	$—	$—	$—	$(35,718)	$—	$—	$20,795
Transamerica Short-Term Bond	3,488,811	—	5,399,291	—	—	(403,168)	28,213,833
Transamerica Small Cap Core	5,326,695	—	22,840	—	—	—	4,943,952
Transamerica Small Cap Growth	—	—	40,624,565	—	(1,924,168)	—	95,170,529
Transamerica Small Cap Value	8,973,859	—	55,071,609	—	—	(32,976)	87,621,121
Transamerica Small/Mid Cap Value	19,427,233	—	83,673,536	—	—	—	158,047,947
Transamerica Strategic High Income	523,743	—	7,186	—	—	—	233,585
Transamerica Tactical Allocation	—	—	472,553	—	—	—	(83,918)
Transamerica Tactical Income (B)	1,741,520	—	—	(1,288,555)	(736,379)	(27,637)	7,449,459
Transamerica Tactical Rotation	183,149	—	1,105,758	—	—	—	486,795
Transamerica US Growth	3,085,419	—	215,396,963	(16,506,856)	—	—	142,074,375

(A)	The components of distributable earnings for Transamerica Concentrated Growth are adjusted for the tax period ended February 28, 2014.
(B)	The components of distributable earnings for Transamerica Tactical Income are adjusted for the tax period ended May 31, 2014.

NOTE 7. ACCOUNTING PRONOUNCEMENTS

In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-11, “Transfers and Servicing, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures”. The guidance changes the accounting for certain repurchase agreements and expands disclosure requirements related to repurchase agreements, securities lending, repurchase-to-maturity and similar transactions. The guidance is effective for financial statements with fiscal years beginning on or after December 15, 2014 and interim periods within those fiscal years. Management is currently evaluating the implication, if any, of the additional disclosure requirements and its impact on the Funds’ financial statements.

In July 2014, the Securities and Exchange Commission voted to amend Rule 2a-7, which governs money market funds. A significant change resulting from these amendments is a requirement that institutional prime and institutional municipal money market funds transact fund shares based on a market-based NAV. Government, treasury, retail prime and retail municipal money market funds may continue to transact fund shares at an NAV calculated using the amortized cost valuation method. Among additional disclosure and other requirements, the amendments also will permit a money market fund, or, in certain circumstances, require a money market fund (other than a government money market fund which satisfies the requirements of the amended rules) to impose liquidity fees on redemptions, and permit a money market fund to limit (or gate) redemptions for up to 10 business days in any 90-day period. The degree to which a money market fund will be impacted by the rule amendments will depend upon the type of fund and type of investors

Transamerica Funds	Annual Report 2014

NOTES TO FINANCIAL STATEMENTS (continued)

At October 31, 2014

NOTE 7. (continued)

(retail or institutional). The amendments have staggered compliance dates; however, the majority of these amendments will be effective on October 14, 2016, two years after the effective date for the rule amendments. Management is currently evaluating the implication, if any, of the additional disclosure requirements and its impact to the Funds’ financial statements.

NOTE 8. REORGANIZATION

Transamerica Concentrated Growth

Following the close of business on February 28, 2014, Class I of Transamerica Concentrated Growth assumed all of the assets and liabilities of The Torray Resolute Fund. The shareholders of The Torray Resolute Fund received an aggregate net asset value equal to the aggregate net asset value of their shares in Class I of Transamerica Concentrated Growth immediately prior to the reorganization. The reorganization was treated as a tax-free reorganization for federal income tax purposes and, accordingly, the basis of the assets of Transamerica Concentrated Growth reflects the historical basis of the assets of The Torray Resolute Fund as of the date of the reorganization. For financial reporting purposes, the Torray Resolute Fund’s operating history prior to the reorganization is reflected in Class I of Transamerica Concentrated Growth’s financial statements and financial highlights.

The purpose of the transaction was to provide an additional large cap growth fund with unique distribution opportunities. The acquisition was accomplished by a tax-free exchange of 861,025 shares of Transamerica Concentrated Growth for 861,025 shares of The Torray Resolute Fund outstanding on February 28, 2014. Transamerica Concentrated Growth’s net assets at that date were $500,010, which were combined with those of The Torray Resolute Fund. The aggregate net assets of Transamerica Concentrated Growth were $500,010; the combined net assets of Transamerica Concentrated Growth immediately after the acquisition were $13,903,438.

Assuming the reorganization had been completed on January 1, 2014, the beginning of the semi-annual reporting period of the Fund, the Fund’s pro forma results of operations for the period ended October 31, 2014, are as follows:

Net investment income (loss)	$713,725
Net realized and change in unrealized gain (loss)	991,369
Net increase (decrease) in net assets resulting from operations	12,284,158

Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of The Torray Resolute Fund that have been included in the Transamerica Concentrated Growth’s Statement of Operations since March 1, 2014.

NOTE 9. SUBSEQUENT EVENTS

Transamerica International Small Cap Value closed to new investors on November 28, 2014. Transamerica’s asset allocators and existing Class I shareholders will be able to continue to purchase additional shares in the Fund at this time (provided they are already invested in the Fund).

Transamerica Unconstrained Bond commenced operations on December 8, 2014.

Management has evaluated subsequent events through the date of issuance of the financial statements, and determined that no other material events or transactions would require recognition or disclosure in the Funds’ financial statements.

Transamerica Funds	Annual Report 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Transamerica Funds:

We have audited the accompanying statements of assets and liabilities of Transamerica Capital Growth, Transamerica Concentrated Growth (formerly, the Torray Resolute Fund), Transamerica Dividend Focused, Transamerica Emerging Markets Debt, Transamerica Emerging Markets Equity, Transamerica Enhanced Muni, Transamerica Flexible Income, Transamerica Floating Rate, Transamerica Global Bond, Transamerica Global Equity (formerly, Transamerica Multi-Manager International Portfolio), Transamerica Growth Opportunities, Transamerica High Yield Bond, Transamerica High Yield Muni, Transamerica Income & Growth, Transamerica Inflation Opportunities, Transamerica International Equity, Transamerica International Small Cap Value, Transamerica Large Cap Value, Transamerica Mid Cap Growth, Transamerica Mid Cap Value Opportunities, Transamerica MLP Energy & Income, Transamerica Money Market, Transamerica Multi-Managed Balanced, Transamerica Opportunistic Allocation, Transamerica Short-Term Bond, Transamerica Small Cap Core, Transamerica Small Cap Growth, Transamerica Small Cap Value, Transamerica Small/Mid Cap Value, Transamerica Strategic High Income, Transamerica Tactical Allocation, Transamerica Tactical Income, Transamerica Tactical Rotation, and Transamerica U.S. Growth (thirty-four of the funds of the Transamerica Funds collectively known as “the Funds”), including the schedules of investments, as of October 31, 2014, and the related statements of operations and changes in net assets and the financial highlights for each of the years or periods indicated therein. These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The statements of changes in net assets for the years ended December 31, 2013 and 2012, and financial highlights for the periods ended prior to October 31, 2014 of Transamerica Concentrated Growth were audited by another independent registered public accounting firm whose report dated February 24, 2014 expressed an unqualified opinion on those financial highlights. The financial highlights of Transamerica International Equity for the periods ended prior to November 1, 2010 were audited by another independent registered public accounting firm whose report dated December 17, 2010, expressed an unqualified opinion on those financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Funds’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of October 31, 2014, by correspondence with the custodian and others or by other appropriate auditing procedures where replies from others were not received. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the aforementioned thirty-four Funds of the Transamerica Funds at October 31, 2014, the results of their operations, the changes in their net assets and the financial highlights for each of the years or periods indicated therein, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts

December 24, 2014

Transamerica Funds	Annual Report 2014

SUPPLEMENTAL INFORMATION (unaudited)

TAX INFORMATION

For dividends paid during the year ended October 31, 2014, the Funds designated the following maximum amounts of qualified dividend income:

Fund	Qualified Dividend Income
Transamerica Capital Growth	$2,746,835
Transamerica Dividend Focused	29,351,561
Transamerica Emerging Markets Equity	3,626,699
Transamerica Flexible Income	234,610
Transamerica Global Equity	2,397,616
Transamerica Growth Opportunities	5,909,254
Transamerica High Yield Bond	1,677,785
Transamerica Income & Growth	15,952,758
Transamerica Inflation Opportunities	22,375
Transamerica International Equity	21,251,246
Transamerica International Small Cap Value	12,195,482
Transamerica Large Cap Value	34,470,591
Transamerica Mid Cap Growth	376,150
Transamerica Mid Cap Value Opportunities	947,473
Transamerica MLP & Energy Income	2,624,057
Transamerica Multi-Managed Balanced	4,903,911
Transamerica Small Cap Core	918,660
Transamerica Small Cap Value	9,135,285
Transamerica Small/Mid Cap Value	10,752,266
Transamerica Strategic High Income	354,464
Transamerica Tactical Allocation	305,246
Transamerica Tactical Rotation	104,268
Transamerica US Growth	16,947,012

For corporate shareholders, investment income (dividend income plus short-term gains, if any) qualifies for the maximum dividends received deductions as follows:

Fund	Dividend Received Deduction Percentage
Transamerica Capital Growth	100%
Transamerica Dividend Focused	61
Transamerica Emerging Markets Equity	20
Transamerica Flexible Income	1
Transamerica Global Equity	17
Transamerica Growth Opportunities	64
Transamerica High Yield Bond	2
Transamerica Income & Growth	8
Transamerica Inflation Opportunities	1
Transamerica Large Cap Value	39
Transamerica Mid Cap Growth	100
Transamerica Mid Cap Value Opportunities	28
Transamerica MLP & Energy Income	15
Transamerica Multi-Managed Balanced	41
Transamerica Small Cap Core	15
Transamerica Small Cap Value	38
Transamerica Small/Mid Cap Value	5

Transamerica Funds	Annual Report 2014

Fund	Dividend Received Deduction Percentage
Transamerica Strategic High Income	18%
Transamerica Tactical Allocation	93
Transamerica Tactical Rotation	100
Transamerica US Growth	100

For tax purposes, the long-term capital gain designations for the year ended October 31, 2014 were as follows:

Fund	Long-Term Capital Gain Designation
Transamerica Capital Growth	$18,864,438
Transamerica Growth Opportunities	24,373,643
Transamerica High Yield Bond	9,792,021
Transamerica International Equity	11,466,020
Transamerica Large Cap Value	69,084,326
Transamerica Multi-Managed Balanced	17,533,058
Transamerica Short-Term Bond	11,055,610
Transamerica Small Cap Growth	13,380
Transamerica Small Cap Value	30,499,874
Transamerica Small/Mid Cap Value	62,233,151
Transamerica Tactical Allocation	62,124

The amounts which represent income derived from sources within, and taxes paid to, foreign countries or possessions of the United States are as follows:

Fund	Foreign Source Income	Foreign Taxes
Transamerica Emerging Markets Equity	$5,740,910	$700,864
Transamerica International Equity	25,220,704	939,070
Transamerica International Small Cap Value	14,065,749	832,535

The information and distributions reported herein may differ from the information and distributions taxable to the shareholders for the calendar year ending December 31, 2014. Complete information will be computed and reported in conjunction with your 2014 Form 1099-DIV.

Transamerica Funds	Annual Report 2014

TRANSAMERICA FUNDS

Transamerica Global Equity (formerly Transamerica Multi-Manager International Portfolio) (“the Fund”)

RESULTS OF SHAREHOLDER PROXY

Rule 30e-1 under the Investment Company Act of 1940, as amended, titled “Reports to Stockholders of Management Companies,” requires registered management companies to report on all subject matters put to the vote of shareholders and to provide final results. Accordingly, the Board of Trustees of the Funds solicited a vote by the shareholders for the following items:

At the special meetings of shareholders held on August 29, 2014, the results were as follows:

Transamerica Global Equity (formerly Transamerica Multi-Manager International Portfolio):

Proposal I — To approve an amended and restated investment advisory agreement with TAM

	Shares Voted	% of Voted	% of Total
For	7,850,113.775	88.680	44.735
Against	412,275.466	4.657	2.349
Abstain	589,778.968	6.663	3.361
Total	8,852,168.210	100.000	50.445

Proposal II: To approve the Fund’s use of the Manager of Managers exemptive order available to TAM and the Trust

	Shares Voted	% of Voted	% of Total
For	6,174,815.222	69.755	35.188
Against	2,078,866.222	23.484	11.847
Abstain	598,480.765	6.761	3.411
Total	8,852,162.210	100.000	50.445

Proposal III — To approve a new sub-advisory agreement with Rockefeller & Co.

	Shares Voted	% of Voted	% of Total
For	7,876,713.286	88.981	44.886
Against	368,287.304	4.160	2.099
Abstain	607,164.619	6.859	3.460
Total	8,852,165.210	100.000	50.445

Transamerica Funds	Annual Report 2014

INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL

At a meeting of the Board of Trustees of Transamerica Funds (the “Trustees” or the “Board”) held on June 18-19, 2014, the Board considered the renewal of the investment advisory agreements (each an “Investment Advisory Agreement”) between each of the following funds (each a “Fund” and collectively the “Funds”) and Transamerica Asset Management, Inc. (“TAM”):

Transamerica Capital Growth	Transamerica Large Cap Value
Transamerica Dividend Focused	Transamerica MLP & Energy Income
Transamerica Emerging Markets Debt	Transamerica Money Market
Transamerica Emerging Markets Equity	Transamerica Multi-Managed Balanced
Transamerica Enhanced Muni	Transamerica Short-Term Bond
Transamerica Flexible Income	Transamerica Small Cap Growth
Transamerica Growth Opportunities	Transamerica Small Cap Value
Transamerica High Yield Bond	Transamerica Small/Mid Cap Value
Transamerica High Yield Muni	Transamerica Tactical Allocation
Transamerica Income & Growth	Transamerica Tactical Income
Transamerica International Equity	Transamerica Tactical Rotation
Transamerica International Small Cap Value	Transamerica US Growth

For the Funds listed in the left-hand column below, the Board also considered the renewal of the investment sub-advisory agreements (each a “Sub-Advisory Agreement” and, together with each Investment Advisory Agreement, the “Agreements”) between TAM and the corresponding sub-advisers listed in the right-hand column below (each a “Sub-Adviser” and collectively the “Sub-Advisers”).

Fund	Sub-Adviser(s)
Transamerica Capital Growth	Morgan Stanley Investment Management Inc.
Transamerica Dividend Focused	Barrow, Hanley, Mewhinney and Strauss, LLC
Transamerica Emerging Markets Debt	Logan Circle Partners, LP
Transamerica Emerging Markets Equity	ClariVest Asset Management LLC
Transamerica Enhanced Muni	Belle Haven Investments, L.P.
Transamerica Flexible Income	Aegon USA Investment Management, LLC
Transamerica Growth Opportunities	Morgan Stanley Investment Management Inc.
Transamerica High Yield Bond	Aegon USA Investment Management, LLC
Transamerica High Yield Muni	Belle Haven Investments, L.P.
Transamerica Income & Growth	Ranger International Management, LP
Transamerica International Equity	Thompson, Siegel & Walmsley LLC
Transamerica International Small Cap Value	Thompson, Siegel & Walmsley LLC
Transamerica Large Cap Value	Levin Capital Strategies, L.P.
Transamerica MLP & Energy Income	Kayne Anderson Capital Advisers, L.P.
Transamerica Money Market	Aegon USA Investment Management, LLC
Transamerica Multi-Managed Balanced	J.P. Morgan Investment Management Inc.
Transamerica Short-Term Bond	Aegon USA Investment Management, LLC
Transamerica Small Cap Growth	Ranger Investment Management, L.P.
Transamerica Small Cap Value	Lombardia Capital Partners, LLC
Transamerica Small/Mid Cap Value	Systematic Financial Management L.P.
Transamerica Tactical Allocation	Aegon USA Investment Management, LLC
Transamerica Tactical Income	Aegon USA Investment Management, LLC
Transamerica Tactical Rotation	Aegon USA Investment Management, LLC
Transamerica US Growth	Wellington Management Company, LLP

Following its review and consideration, the Board determined that the terms of each Investment Advisory Agreement and Sub-Advisory Agreement are reasonable and that the renewal of each of the Agreements is in the best interests of the applicable Fund and its shareholders. The Board, including the independent members of the Board (the “Independent Trustees”), unanimously approved the renewal of each of the Agreements through June 30, 2015. In reaching their decision, the Trustees requested and received from TAM and each Sub-Adviser such information as they deemed reasonably necessary to evaluate the Agreements, including, to the extent applicable, information about fees and performance of comparable funds and/or accounts managed by each Sub-Adviser. The Trustees also considered information they had previously received from TAM and each Sub-Adviser as part of their regular oversight of each

Transamerica Funds	Annual Report 2014

INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL (continued)

Fund, as well as comparative fee, expense and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee, expense and profitability information prepared by TAM.

In their deliberations, the Independent Trustees had the opportunity to meet privately without representatives of TAM or any Sub-Adviser present and were represented throughout the process by independent legal counsel. In considering the proposed continuation of each of the Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and/or their own business judgment, to be relevant. They based their decisions on the considerations discussed below, among others, although they did not identify any particular consideration or information that was controlling of their decisions, and each Trustee may have attributed different weights to the various factors.

Nature, Extent and Quality of the Services Provided

The Board considered the nature, extent and quality of the services provided by TAM and each Sub-Adviser to the applicable Fund in the past and the services anticipated to be provided in the future. The Board also considered the investment approach for each Fund; the experience, capability and integrity of TAM’s senior management; the financial resources of TAM and each Sub-Adviser; TAM’s management oversight process; and the professional qualifications of the portfolio management team of each Sub-Adviser. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for each applicable Sub-Adviser and a comparison of trading results against a peer universe of managers.

The Board also considered the continuous and regular investment advisory and other services provided by TAM for the portion of the investment advisory fee it retains after payment of the sub-advisory fee(s) for each Fund. The Board noted that the investment advisory services include the design, development and ongoing review and evaluation of each Fund and its investment strategy; where applicable the selection, oversight and monitoring of one or more investment sub-advisers to perform certain duties with respect to the Funds; ongoing portfolio trading oversight and analysis; risk management oversight and analysis; design, development, implementation and ongoing review and evaluation of a process for the valuation of Fund investments; design, development, implementation and ongoing review and evaluation of a compliance program for the Funds; design, development, implementation and ongoing review and evaluation of a process for the voting of proxies and rights to consent to corporate action for Fund investments; participation in Board meetings and oversight of preparation of materials for the Board, including materials for Board meetings and regular communications with the Board; oversight of preparation of the Funds’ prospectuses, statements of additional information, shareholder reports and other disclosure materials and regulatory filings for the Funds; and ongoing cash management services. The Board also noted that TAM, as part of the investment advisory services it provides to all Transamerica mutual funds, including the Funds, oversees the services provided by the funds’ administrator, custodian, transfer agent, independent accountant and legal counsel and supervises the performance of the recordkeeping and shareholder functions of the funds.

Based on these considerations, the Board determined that TAM and each Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the applicable Fund’s operations, the competitive landscape of the investment company business and investor needs.

Investment Performance

The Board considered the short- and longer-term performance, as applicable, of each Fund in light of its investment objective, policies and strategies, including relative performance against (i) a peer universe of comparable mutual funds, as prepared by Lipper, and (ii) the Fund’s benchmark(s), in each case for various trailing periods ended December 31, 2013.

Transamerica Capital Growth. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 1- and 3-year periods. The Board also noted that the performance of Class A Shares of the Fund was above its benchmark for the past 1- and 3-year periods. The Board also noted that the Fund’s performance included the management of a previous sub-adviser to the Fund.

Transamerica Dividend Focused. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe since inception. The Board also noted that the performance of Class A Shares of the Fund was below its benchmark since inception.

Transamerica Emerging Markets Debt. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 1-year period. The Board also noted that the performance of Class A Shares of the Fund was above its benchmark for the past 1-year period.

Transamerica Emerging Markets Equity. The Board noted that the performance of Class A Shares of the Fund was in line with the median for its peer universe for the past 1-year period. The Board also noted that the performance of Class A Shares of the Fund was above its benchmark for the past 1-year period. The Trustees and TAM agreed to continue to monitor and report to the Board on the performance of the Fund.

Transamerica Funds	Annual Report 2014

INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL (continued)

Transamerica Enhanced Muni. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 1-year period. The Board also noted that the performance of Class A Shares of the Fund was above its benchmark for the past 1-year period.

Transamerica Flexible Income. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 1-, 3- and 5-year periods and below the median for the past 10-year period. The Board also noted that the performance of Class A Shares of the Fund was above its benchmark for the past 1-, 3-, 5- and 10-year periods. The Trustees also noted recent changes in the Fund’s portfolio management team. The Trustees noted that TAM intends to monitor and report to the Board on the portfolio manager transition and performance going forward.

Transamerica Growth Opportunities. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 1- and 10-year periods, in line with the median for the past 5-year period and below the median for the past 3-year period. The Board also noted that the performance of Class A Shares of the Fund was above its benchmark for the past 1-year period and below its benchmark for the past 3-, 5- and 10-year periods. The Trustees discussed the reasons for the underperformance with TAM and TAM agreed to continue to monitor and report to the Board on the performance of the Fund. The Board also noted that the Fund’s performance included the management of a previous sub-adviser to the Fund.

Transamerica High Yield Bond. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 3-, 5- and 10-year periods and in line with the median for the past 1-year period. The Board also noted that the performance of Class A Shares of the Fund was below its benchmark for the past 1-, 3-, 5- and 10-year periods.

Transamerica High Yield Muni. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe since inception. The Board also noted that the performance of Class A of the Fund was above its benchmark since inception.

Transamerica Income & Growth. The Board noted that the performance of Class A Shares of the Fund was below the median for its peer universe for the past 1-year period. The Board also noted that the performance of Class A Shares of the Fund was below its benchmark for the past 1-year period. The Trustees discussed the reasons for the underperformance with TAM and TAM agreed to continue to monitor and report to the Board on the performance of the Fund.

Transamerica International Equity. The Board noted that the performance of Class I Shares of the Fund was above the median for its peer universe for the past 1-, 3-, 5- and 10-year periods. The Board also noted that the performance of Class I Shares of the Fund was above its benchmark for the past 1-, 3-, 5- and 10-year periods.

Transamerica International Small Cap Value. The Board noted that the performance of Class I2 Shares of the Fund was above the median for its peer universe for the period since inception. The Board also noted that the performance of Class I2 Shares of the Fund was below its benchmark for the period since inception.

Transamerica Large Cap Value. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 1- and 3-year periods. The Board also noted that the performance of Class A Shares of the Fund was above its benchmark for the past 1-year period and below its benchmark for the past 3-year period.

Transamerica MLP & Energy Income. The Board noted that the performance of Class A Shares of the Fund was in line with the median for its peer universe for the period since inception. The Board also noted that the performance of Class A Shares of the Fund was above its composite benchmark for the period since inception.

Transamerica Money Market. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 1- and 3-year periods and below the median for the past 5- and 10-year periods. The Board noted TAM’s observations that the yields of money market funds have been below average due to a low interest rate environment and that relative performance in the tightly-constrained money market universe is largely a function of expenses. The Trustees also noted recent changes in the Fund’s portfolio management team. The Trustees noted that TAM intends to monitor and report to the Board on the portfolio manager transition and performance going forward. The Board also noted that the Fund’s performance included the management of a previous sub-adviser to the Fund.

Transamerica Multi-Managed Balanced. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 3-, 5- and 10-year periods and below the median for the past 1-year period. The Board also noted that the performance of Class A Shares of the Fund was above its primary benchmark for the past 10-year period and below its primary benchmark for the past 1-, 3- and 5- year periods. The Trustees discussed the reasons for the underperformance with TAM and TAM agreed to continue to monitor and report to the Board on the performance of the Fund. The Board noted that it had approved the replacement of one sub-adviser to the Fund during the past year and that the Fund’s performance included the management of previous sub-advisers to the Fund. The Trustees also noted anticipated changes in the portfolio management team of one of the sub-advisers to the Fund. The Trustees noted that TAM intends to monitor and report to the Board on the portfolio manager transition going forward.

Transamerica Funds	Annual Report 2014

INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL (continued)

Transamerica Short-Term Bond. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 1-, 3- and 5-year periods. The Board also noted that the performance of Class A Shares of the Fund was above its benchmark for the past 1-, 3- and 5-year periods. The Trustees also noted recent changes in the Fund’s portfolio management team. The Trustees noted that TAM intends to monitor and report to the Board on the portfolio manager transition and performance going forward. The Board also noted that the Fund’s performance included the management of a previous sub-adviser.

Transamerica Small Cap Growth. The Board noted that the performance of Class A Shares of the Fund was below the median for its peer universe for the past 1-year period. The Board also noted that the performance of Class A Shares of the Fund was below its benchmark for the past 1-year period. The Trustees discussed the reasons for the underperformance with TAM and agreed to continue to monitor the performance of the Fund.

Transamerica Small Cap Value. The Board noted that the performance of Class A Shares of the Fund was in line with the median for its peer universe for the past 1-year period. The Board also noted that the performance of Class A Shares of the Fund was above its benchmark for the past 1-year period.

Transamerica Small/Mid Cap Value. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 5- and 10-year periods and in line with the median for the past 1- and 3-year periods. The Board also noted that the performance of Class A Shares of the Fund was above its benchmark for the past 1-, 5- and 10-year periods and below its benchmark for the past 3-year period. The Board also noted that the Fund’s performance included the performance of previous sub-advisers to the Fund.

Transamerica Tactical Allocation. The Board noted that the performance of Class A Shares of the Fund was in line with the median for its peer universe for the past 1-year period. The Board also noted that the performance of Class A Shares of the Fund was below its primary benchmark for the past 1-year period. The Trustees discussed the reasons for the underperformance with TAM and agreed to continue to monitor the performance of the Fund. The Trustees also noted recent changes in the Fund’s portfolio management team. The Trustees noted that TAM intends to monitor and report to the Board on the portfolio manager transition and performance going forward.

Transamerica Tactical Income. The Board noted that the performance of Class A Shares of the Fund was below the median for its peer universe for the past 1-year period. The Board also noted that the performance of Class A Shares of the Fund was below its composite benchmark for the past 1-year period. The Trustees discussed the reasons for the underperformance with TAM and agreed to continue to monitor the performance of the Fund. The Trustees also noted recent changes in the Fund’s portfolio management team. The Trustees noted that TAM intends to monitor and report to the Board on the portfolio manager transition and performance going forward.

Transamerica Tactical Rotation. The Board noted that the performance of Class A Shares of the Fund was above the median for its peer universe for the past 1-year period. The Board also noted that the performance of Class A Shares of the Fund was below its primary benchmark for the past 1-year period. The Trustees discussed the reasons for the underperformance with TAM and agreed to continue to monitor the performance of the Fund. The Trustees also noted recent changes in the Fund’s portfolio management team. The Trustees noted that TAM intends to monitor and report to the Board on the portfolio manager transition and performance going forward.

Transamerica US Growth. The Board noted that the performance of Class A Shares of the Fund was below the median for its peer universe for the past 1- and 3-year periods. The Board also noted that the performance of Class A Shares of the Fund was below its benchmark for the past 1- and 3-year periods. The Trustees discussed the reasons for the underperformance with TAM and TAM agreed to continue to monitor and report to the Board on the performance of the Fund. The Board also noted upcoming changes to the Fund’s name, portfolio management team and process that would take place on or about July 1, 2014. The Trustees noted that TAM intends to monitor and report to the Board on the portfolio manager transition and performance going forward. The Board also noted that the Fund’s performance included the management of a previous sub-adviser to the Fund.

On the basis of this information and the Board’s assessment of the nature, extent and quality of the services to be provided or procured by TAM and provided by the Sub-Advisers, the Board concluded that TAM and each Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the applicable Fund’s investment objectives, policies and strategies and that is competitive with other investment companies.

Investment Advisory and Sub-Advisory Fees and Total Expense Ratios

The Board considered the investment advisory fee and total expense ratio of each Fund, including information provided by Lipper comparing the investment advisory fee and total expense ratio of each Fund to the investment advisory fees and total expense ratios of other investment companies in both a peer group and broader peer universe compiled by Lipper. The Board also considered the fees charged by the Sub-Advisers for sub-advisory services, the portion of a Fund’s investment advisory fee retained by TAM following payment of the sub-advisory fee(s) and how the portion of the contractual investment advisory fee retained by TAM at a specified asset

Transamerica Funds	Annual Report 2014

INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL (continued)

level compared to the portions retained by other investment advisers managing mutual funds with similar investment strategies as calculated by Strategic Insight, an independent provider of information (except for Transamerica Flexible Income, Transamerica High Yield Bond, Transamerica Multi-Managed Balanced, Transamerica Money Market and Transamerica Short-Term Bond which was calculated by TAM).

Transamerica Capital Growth. The Board noted that the Fund’s contractual investment advisory fee was in line with the median for its peer group and above the median for its peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were above the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Dividend Focused. The Board noted that the Fund’s contractual investment advisory fee was below the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were below the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Emerging Markets Debt. The Board noted that the Fund’s contractual investment advisory fee was below the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were below the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Emerging Markets Equity. The Board noted that the Fund’s contractual investment advisory fee was below the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were below the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Enhanced Muni. The Board noted that the Fund’s contractual investment advisory fee was below the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were in line with the median for its peer group and above the median for its peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Flexible Income. The Board noted that the Fund’s contractual investment advisory fee was below the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were below the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Growth Opportunities. The Board noted that the Fund’s contractual investment advisory fee was below the median for its peer group and in line with the median for its peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were above the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica High Yield Bond. The Board noted that the Fund’s contractual investment advisory fee was in line with the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were in line with the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica High Yield Muni. The Board noted that the Fund’s contractual investment advisory fee was below the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were above the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Income & Growth. The Board noted that the Fund’s contractual investment advisory fee was below the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were below the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica International Equity. The Board noted that the Fund’s contractual investment advisory fee was below the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class I Shares of the Fund were below the median for its peer group and in line with the median for its peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Funds	Annual Report 2014

INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL (continued)

Transamerica International Small Cap Value. The Board noted that the Fund’s contractual investment advisory fee was below the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class I2 Shares of the Fund were below the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Large Cap Value. The Board noted that the Fund’s contractual investment advisory fee was below the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were in line with the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica MLP & Energy Income. The Board noted that the Fund’s contractual investment advisory fee was in line with the median for its peer group and above the median for its peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were in line with the median for its peer group and above the median for its peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Money Market. The Board noted that the Fund’s contractual investment advisory fee was below the median for its peer group and in line with the median for its peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were above the median for its peer group and in line with the median for its peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Multi-Managed Balanced. The Board noted that the Fund’s contractual investment advisory fee was above the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were above the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Short-Term Bond. The Board noted that the Fund’s contractual investment advisory fee was above the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were in line with the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Small Cap Growth. The Board noted that the Fund’s contractual investment advisory fee was in line with the median for its peer group and below the median for its peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were below the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Small Cap Value. The Board noted that the Fund’s contractual investment advisory fee was in line with the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were above the median for its peer group and in line with the median for its peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Small/Mid Cap Value. The Board noted that the Fund’s contractual investment advisory fee was above the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were above the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Tactical Allocation. The Board noted that the Fund’s contractual investment advisory fee was above the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were in line with the median for its peer group and below the median for its peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Tactical Income. The Board noted that the Fund’s contractual investment advisory fee was below the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were below the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Funds	Annual Report 2014

INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL (continued)

Transamerica Tactical Rotation. The Board noted that the Fund’s contractual investment advisory fee was above the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were above the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica US Growth. The Board noted that the Fund’s contractual investment advisory fee was above the medians for its peer group and peer universe and that the actual total expenses (i.e., expenses reflecting any waivers and/or reimbursements) of Class A Shares of the Fund were above the medians for its peer group and peer universe. The Board also noted that TAM has entered into an expense limitation arrangement with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

On the basis of these considerations, together with the other information it considered, the Board determined that the investment advisory and sub-advisory fees to be received by TAM and the Sub-Advisers under each Investment Advisory Agreement and Sub-Advisory Agreement are reasonable in light of the services provided.

Cost of Services Provided and Level of Profitability

The Board reviewed information provided by TAM about the cost of providing and procuring fund management services, as well as the costs of the provision of administration, transfer agency and other services, to each Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board considered the profitability of TAM and its affiliates in providing these services for each Fund and Transamerica Funds as a whole, as well as the allocation methodology used for calculating profitability. The Board also considered the assessment prepared by Ernst & Young LLP (“E&Y”), independent registered public accounting firm and auditor to the Funds, to assist the Board’s evaluation of TAM’s profitability analysis. E&Y’s engagement included the review and assessment of the revenue and expense allocation methodology used by TAM to estimate its profitability with respect to its relationship with the Funds, and completion of procedures in respect of the mathematical accuracy of the profitability calculation and its conformity to established allocation methodologies. After considering E&Y’s assessment and information provided by TAM, the Board concluded that, while other allocation methods may also be reasonable, TAM’s profitability methodologies are reasonable.

With respect to the Sub-Advisers, the Board noted that the sub-advisory fees are the product of arm’s-length negotiation between TAM and the applicable Sub-Adviser (with the exception of those fees paid to Aegon USA Investment Management, LLC (“AUIM”)) and are paid by TAM and not the applicable Fund. As a result, for those Funds not sub-advised by AUIM, the Board principally considered the profitability of TAM and its affiliates with respect to the applicable Fund. For each Fund sub-advised by AUIM, the Board noted that information about AUIM’s revenues and expenses was incorporated into TAM’s profitability analysis for the Fund.

Based on this information, the Board determined that the profitability of TAM and its affiliates from their relationships with the Funds was not excessive.

Economies of Scale

The Board considered economies of scale with respect to the management of each Fund, whether the Fund had appropriately benefited from any economies of scale and whether there was the potential for realization of any further economies of scale. The Board also considered the existence of economies of scale with respect to management of the Transamerica mutual funds overall and the extent to which the Funds benefited from these economies of scale. The Board considered each Fund’s investment advisory fee schedule and the existence of breakpoints, if any, and also considered the extent to which TAM shared economies of scale with the Funds through investments in maintaining and developing its capabilities and services. The Trustees concluded that each Fund’s fee structure reflected economies of scale to date and noted that they will have the opportunity to periodically reexamine the appropriateness of the investment advisory fees payable to TAM and the fees paid to the Sub-Advisers and whether each Fund has achieved economies of scale in the future.

Benefits to TAM, its Affiliates and the Sub-Advisers from their Relationships with the Funds

The Board considered any other benefits derived by TAM, its affiliates, and the Sub-Advisers from their relationships with the Funds. The Board noted that TAM does not realize soft dollar benefits from its relationships with the Funds and that TAM believes that any use of soft dollars by the Sub-Advisers is generally appropriate and in the best interests of the Funds. The Board also noted that certain Sub-Advisers are participating in a brokerage program pursuant to which a portion of brokerage commissions paid by each applicable Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to a Fund’s brokerage transactions.

Other Considerations

The Board noted that TAM has made a substantial commitment to the recruitment and retention of high quality personnel and maintains the financial, compliance and operational resources reasonably necessary to manage each Fund in a professional manner that is

Transamerica Funds	Annual Report 2014

INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL (continued)

consistent with the best interests of the Fund and its shareholders. In this regard, the Board favorably considered the procedures and policies TAM has in place to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Advisers. The Board also noted that TAM has made a significant entrepreneurial commitment to the management and success of the Funds.

Conclusion

After consideration of the factors described above, as well as other factors, the Trustees, including the Independent Trustees, concluded that the renewal of each Investment Advisory Agreement and Sub-Advisory Agreement is in the best interests of the applicable Fund and its shareholders and voted to approve the renewal of the Agreements.

Transamerica Funds	Annual Report 2014

TRANSAMERICA MULTI-MANAGED BALANCED

APPROVAL OF NEW INVESTMENT SUB-ADVISORY AGREEMENT

At a meeting of the Board of Trustees of Transamerica Funds (the “Board” or “Board Members”) held on October 16 & 17, 2013, the Board considered the termination of BlackRock Financial Investment Management, LLC (“BlackRock”) as the sub-adviser to Transamerica Multi-Managed Balanced ( the “Fund”) and the approval of a new investment sub-advisory agreement between Transamerica Asset Management, Inc. (“TAM”) and AEGON USA Investment Management, LLC (“AUIM”) (the “New-Sub-Advisory Agreement”) for the Fund.

Following their review and consideration, the Board Members determined that the terms of the New Sub-Advisory Agreement are reasonable and that the termination of BlackRock as sub-adviser to the Fund and approval of the New Sub-Advisory Agreement is in the best interests of the Fund and its shareholders. The Board, including the independent members of the Board (the “Independent Board Members”), unanimously approved the New Sub-Advisory Agreement for an initial two-year period and authorized TAM to terminate the sub-advisory agreement with BlackRock.

To assist the Board Members in their consideration of the New Sub-Advisory Agreement, the Board Members received in advance of their meeting certain materials and information. In addition, the Independent Board Members consulted with their independent legal counsel, discussing, among other things, the legal standards and certain other considerations relevant to the Board Members’ deliberations.

Among other matters, the Board considered:

(a)        that TAM advised the Board Members that the appointment of AUIM is not expected to result in any diminution in the nature, extent and quality of services provided to the Fund and its shareholders, including compliance services;

(b)        that AUIM is an experienced and respected asset management firm, and that TAM believes that AUIM has the capabilities, resources and personnel necessary to provide sub-advisory services to the Fund based on an assessment of the services that AUIM provides to other funds within the Transamerica mutual fund complex;

(c)        that AUIM and TAM are affiliated entities;

(d)        that in June 2013 the Board performed a full annual review of a number of sub-advisory agreements with AUIM with respect to Transamerica mutual funds not discussed herein, and determined that AUIM has the capabilities, resources and personnel necessary to provide the sub-advisory services to the Transamerica mutual fund complex;

(e)        the proposed responsibilities of AUIM for the Fund and the services expected to be provided by it;

(f)        the fact that the sub-advisory fees payable by TAM to AUIM would not increase from those paid by TAM to the Fund’s current sub-adviser;

(g)        that advisory fees paid by the Fund to TAM would not increase;

(h)        that the proposed sub-advisory fees to be paid by TAM to AUIM are reasonable in light of the services to be provided;

(i)        that TAM recommended to the Board that AUIM be appointed as Sub-Adviser to the Fund based on its desire to engage a sub-adviser with strong research and management capabilities across the fixed income spectrum and with the ability to implement the current investment strategies of the Fund; and

(j)        that the Fund and other funds for which AUIM was being appointed as sub-adviser would bear the costs of obtaining shareholder approval of the New Sub-Advisory Agreements, such costs to be allocated on the basis of their respective net assets except where direct costs can reasonably be attributed to a particular Fund.

Further, the Board Members, including a majority of the independent Board Members, found that the change in sub-adviser to AUIM is in the best interests of the Fund and its shareholders and does not involve a conflict of interest from which TAM and AUIM derives an inappropriate advantage.

A discussion followed that included consideration of these and other matters.

In their deliberations, the Board Members evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the considerations discussed here, among others, although they did not identify any consideration or particular information that was controlling of their decisions, and each Board Member may have attributed different weights to the various factors.

Transamerica Funds	Annual Report 2014

TRANSAMERICA MULTI-MANAGED BALANCED

APPROVAL OF NEW INVESTMENT SUB-ADVISORY AGREEMENT (continued)

Nature, Extent and Quality of the Services to be Provided. In evaluating the nature, extent and quality of the services to be provided by AUIM under the New Sub-Advisory Agreement, the Board considered, among other things, information provided by TAM and AUIM regarding AUIM’s operations (including research and trading), facilities, organization and personnel of AUIM, AUIM’s ability to use its resources effectively in performing its duties under the New Sub-Advisory Agreement, and AUIM’s capabilities in implementing the investment strategies of the Fund. The Board also considered that AUIM and TAM are affiliated entities. The Board considered that TAM has advised the Board that the appointment of AUIM is not expected to result in any diminution in the nature, extent and quality of services provided to the Fund and its Shareholders, including compliance services. The Board considered that AUIM is an experienced and respected asset management firm and that TAM believes that AUIM has the capabilities, resources and personnel necessary to provide sub-advisory services to the Fund based on the assessment of the services that AUIM provides to other Transamerica mutual funds. The Board Members also considered that they recently had performed a full annual review of a number of sub-advisory agreements with AUIM and had determined that AUIM has the capabilities, resources and personnel necessary to provide the sub-advisory services to the funds subject to those agreements.

Based on their review of the materials provided and the assurances they had received from TAM, the Board determined that AUIM can provide sub-advisory services that are appropriate in scope and extent in light of the investment program for the Fund and that AUIM’s appointment is not expected to adversely affect the nature, extent and quality of services provided to the Fund.

Investment Performance. The Board considered AUIM’s performance, investment management experience, capabilities and resources, including with respect to other Transamerica mutual funds that it sub-advises within the Transamerica mutual fund complex. The Board reviewed the performance of the Fund as compared to the performance of the AUIM Core Aggregate Fixed Income strategy, and noted that TAM believes that the replacement of the sub-adviser should enhance the investment performance of the Fund. In addition, the Board Members noted that they had recently considered the performance of other funds sub-advised by AUIM as part of the full annual review of the sub-advisory agreements for those funds and, in that connection, determined that AUIM was capable of providing investment and related services that are appropriate in scope and extent in light of those funds’ operations, the competitive landscape of the investment company business and investor needs.

On the basis of this information and the Board’s assessment of the nature, extent and quality of the services to be provided by AUIM, the Board concluded that AUIM is capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies.

Sub-Advisory Fee, Cost of Services Provided and Profitability. The Board considered that the proposed sub-advisory fee schedule in the New Sub-Advisory Agreement was the same as the sub-advisory fee schedule in the sub-advisory agreement with BlackRock, but noted that the assets of the Fund would be aggregated with the assets of certain other Transamerica mutual funds sub-advised by AUIM for purposes of calculating the sub-advisory fees payable by TAM to AUIM. The Board noted that the advisory fee rate payable by the Fund would be reduced in connection with the sub-adviser change. The Board Members noted that the Fund does not pay the sub-advisory fee. On the basis of these considerations, together with the other information it considered, the Board determined that the sub-advisory fee to be received by AUIM under the New Sub-Advisory Agreement is reasonable in light of the services to be provided.

With respect to AUIM’s costs and profitability in providing services to the Fund, the Board noted that TAM and AUIM are affiliates, and that information about AUIM’s revenues and expenses was incorporated into an analysis of the anticipated impact of the sub-adviser change on TAM’s profitability. As a result, the Board principally considered profitability information for TAM and AUIM in the aggregate.

Economies of Scale. The Board considered that the sub-advisory fee schedule for the Fund would remain unchanged but that the Fund’s assets would be aggregated with the assets of certain other Transamerica mutual funds sub-advised by AUIM for purposes of determining the applicable sub-advisory fee rate. The Board noted that TAM believes that the appointment of AUIM as sub-adviser has the potential to attract additional assets because of AUIM’s asset management capabilities across the fixed income spectrum. The Board Members concluded that they would have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees payable by TAM to AUIM, in the future.

Fall-Out Benefits. The Board took into consideration the character of any incidental benefits received by AUIM, including the potential for increased visibility in the marketplace as a result of AUIM’s relationship with the Fund.

Conclusion. After consideration of the factors described above, as well as other factors, the Board Members, including all of the Independent Board Members, found that the change in sub-adviser to AUIM is in the best interests of the Fund and its Shareholders and does not involve a conflict of interest from which TAM or AUIM derives an inappropriate advantage. The Board, including all of the Independent Board Members, concluded that the approval of the New Sub-Advisory Agreement is in the best interests of the Fund and its Shareholders and voted to approve the New Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2014

Management of the Trust

Board Members and Officers

(unaudited)

The Board Members and executive officers of each Trust are listed below.

Interested Board Member means a board member who may be deemed an “interested person” (as that term is defined in the 1940 Act) of each Trust because of his current or former service with TAM or an affiliate of TAM. Interested Board Members may also be referred to herein as “Interested Trustees.” Independent Board Member means a Board Member who is not an “interested person” (as defined under the 1940 Act) of each Trust and may also be referred to herein as an “Independent Trustee.”

The Board governs each Fund and is responsible for protecting the interests of the shareholders. The Board Members are experienced executives who meet periodically throughout the year to oversee the business affairs of each Fund and the operation of each Fund by its officers. The Board also reviews the management of each Fund’s assets by the investment adviser and its respective sub-adviser.

The Funds are among the Funds advised and sponsored by TAM (collectively, “Transamerica Mutual Funds”). The Transamerica Mutual Funds consist of Transamerica Funds, Transamerica Series Trust (“TST”), Transamerica Income Shares, Inc. (“TIS”), Transamerica Partners Funds Group (“TPFG”), Transamerica Partners Funds Group II (“TPFG II”), Transamerica Partners Portfolios (“TPP”) and Transamerica Asset Allocation Variable Funds (“TAAVF”) and consists of 170 funds as of the date of this Annual Report.

The mailing address of each Board Member is c/o Secretary, 4600 South Syracuse St., Suite 1100, Denver, CO 80237.

The Board Members of each Trust and each Portfolio Trust, their year of birth, their positions with the Trusts, and their principal occupations for the past five years (their titles may have varied during that period) the number of Funds in Transamerica Mutual Funds the Board oversees, and other board memberships they hold are set forth in the table below. The length of time served is provided from the date a Trustee became a Trustee of either of the Trusts or Transamerica Partners Portfolios.

Name and Year of Birth	Position(s) Held with Trust	Term of Office and Length of Time Served*	Principal Occupation(s) During Past Five Years	Number of Funds in Complex Overseen by Board Member	Other Directorships During the Past Five Years
INTERESTED BOARD MEMBERS
Marijn P. Smit (1973)	Chairman of the Board**, President and Chief Executive Officer	Since 2014

Chairman of the Board, President and Chief Executive Officer, Transamerica Funds, TST, TPP, TPFG, TPFG II, TAAVF and TIS (2014 – present);

Director, Chairman of the Board, President and Chief Executive Officer, Transamerica Asset Management, Inc. (“TAM”) and Transamerica Fund Services, Inc. (“TFS”) (2014 – present);

President, Investment Solutions, Transamerica Investments & Retirement (2014 – present);

Vice President, Transamerica Premier Life Insurance Company (2010 – present);

Vice President, Transamerica Life Insurance Company (2010 – present);

Senior Vice President, Transamerica Financial Life Insurance Company (2013 – present);

Senior Vice President, Transamerica Retirement Advisors, Inc. (2013 – present);

				170	N/A

Transamerica Funds	Annual Report 2014

Name and Year of Birth	Position(s) Held with Trust	Term of Office and Length of Time Served*	Principal Occupation(s) During Past Five Years	Number of Funds in Complex Overseen by Board Member	Other Directorships During the Past Five Years
INTERESTED BOARD MEMBERS — continued
Marijn P. Smit (continued)			Senior Vice President, Transamerica Retirement Solutions Corporation (2012 – present); and President and Director, Transamerica Stable Value Solutions, Inc. (2010 – present).
Alan F. Warrick (1948)	Board Member	Since 2012	Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2012 – present); Consultant, Aegon USA (2010 – 2011); Senior Advisor, Lovell Minnick Equity Partners (2010 – present); Retired (2010 – present); and Managing Director for Strategic Business Development, Aegon USA (1994 – 2010).	170	First Allied Holdings Inc. (2013 – 2014)
INDEPENDENT BOARD MEMBERS
Sandra N. Bane (1952)	Board Member	Since 2008	Retired (1999 – present); Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2008 – present); Board Member, Transamerica Investors, Inc. (“TII”) (2003 – 2010); and Partner, KPMG (1975 – 1999).	170	Big 5 Sporting Goods (2002 – present); AGL Resources, Inc. (energy services holding company) (2008 – present)
Leo J. Hill (1956)	Lead Independent Board Member	Since 2001	Principal, Advisor Network Solutions, LLC (business consulting) (2006 – present); Board Member, TST (2001 – present); Board Member, Transamerica Funds and TIS (2002 – present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 – present); Board Member, TII (2008 – 2010); Market President, Nations Bank of Sun Coast Florida (1998 – 1999); Chairman, President and Chief Executive Officer, Barnett Banks of Treasure Coast Florida (1994 – 1998);	170	Ameris Bancorp (2013 – present); Ameris Bank (2013 – present)

Transamerica Funds	Annual Report 2014

Name and Year of Birth	Position(s) Held with Trust	Term of Office and Length of Time Served*	Principal Occupation(s) During Past Five Years	Number of Funds in Complex Overseen by Board Member	Other Directorships During the Past Five Years
INDEPENDENT BOARD MEMBERS — continued
Leo J. Hill (continued)

Executive Vice President and Senior Credit Officer, Barnett Banks of Jacksonville, Florida (1991 – 1994); and

Senior Vice President and Senior Loan Administration Officer, Wachovia Bank of Georgia (1976 – 1991).

David W. Jennings (1946)	Board Member	Since 2009	Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 – present); Board Member, TII (2009 – 2010); Managing Director, Hilton Capital (2010 – present); Principal, Maxam Capital Management, LLC (2006 – 2008); and Principal, Cobble Creek Management LP (2004 – 2006).	170	N/A
Russell A. Kimball, Jr. (1944)	Board Member	1986 – 1990 and Since 2002	General Manager, Sheraton Sand Key Resort (1975 – present); Board Member, TST (1986 – present); Board Member, Transamerica Funds, (1986 – 1990), (2002 – present); Board Member, TIS (2002 – present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 – present); and Board Member, TII (2008 – 2010).	170	N/A
Eugene M. Mannella (1954)	Board Member	Since 2007	Chief Executive Officer, HedgeServ Corporation (hedge fund administration) (2008 – present); Self-employed consultant (2006 – present); Managing Member and Chief Compliance Officer, HedgeServ Investment Services, LLC (limited purpose broker-dealer) (2011 – present); President, ARAPAHO Partners LLC (limited purpose broker-dealer) (1998 – 2008);	170	N/A

Transamerica Funds	Annual Report 2014

Name and Year of Birth	Position(s) Held with Trust	Term of Office and Length of Time Served*	Principal Occupation(s) During Past Five Years	Number of Funds in Complex Overseen by Board Member	Other Directorships During the Past Five Years
INDEPENDENT BOARD MEMBERS — continued
Eugene M. Mannella (continued)

Board Member, TPP, TPFG,

TPFG II and TAAVF

(1993 – present);

Board Member, Transamerica Funds, TST and TIS

(2007 – present);

Board Member, TII

(2008 – 2010); and

President, International Fund Services (alternative asset administration) (1993 – 2005).

Norman R. Nielsen, Ph.D. (1939)	Board Member	Since 2006	Retired (2005 – present); Board Member, Transamerica Funds, TST and TIS (2006 – present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 – present); Board Member, TII (2008 – 2010); Interim President, Mt. Mercy University (2013 – 2014); Director, Aspire Inc. (formerly, Iowa Student Loan Service Corporation) (2006 – present); Director, League for Innovation in the Community Colleges (1985 – 2005); Director, Iowa Health Systems (1994 – 2003); Director, U.S. Bank (1985 – 2006); and President, Kirkwood Community College (1985 – 2005).	170	Buena Vista University Board of Trustees (2004 – present); Chairman (2012 – present)
Joyce G. Norden (1939)	Board Member	Since 2007	Retired (2004 – present); Board Member, TPP, TPFG, TPFG II and TAAVF (1993 – present); Board Member, Transamerica Funds, TST and TIS (2007 – present); Board Member, TII (2008 – 2010); and Vice President, Institutional Advancement, Reconstructionist Rabbinical College (1996 – 2004).	170	Board of Governors, Reconstructionist Rabbinical College (2007 – 2012)

Transamerica Funds	Annual Report 2014

Name and Year of Birth	Position(s) Held with Trust	Term of Office and Length of Time Served*	Principal Occupation(s) During Past Five Years	Number of Funds in Complex Overseen by Board Member	Other Directorships During the Past Five Years
INDEPENDENT BOARD MEMBERS — continued
Patricia L. Sawyer (1950)	Board Member	Since 2007	Retired (2007 – present); President/Founder, Smith & Sawyer LLC (management consulting) (1989 – 2007); Board Member, Transamerica Funds, TST and TIS (2007 – present); Board Member, TII (2008 – 2010); Board Member, TPP, TPFG, TPFG II and TAAVF (1993 – present); Trustee, Chair of Finance Committee and Chair of Nominating Committee (1987 – 1996), Bryant University.	170	Honorary Trustee, Bryant University (1996 – present)
John W. Waechter (1952)	Board Member	Since 2004	Attorney, Englander Fischer (2008 – present); Retired (2004 – 2008); Board Member, TST and TIS (2004 – present); Board Member, Transamerica Funds (2005 – present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 – present); Board Member, TII (2008 – 2010); Employee, RBC Dain Rauscher (securities dealer) (2004); Executive Vice President, Chief Financial Officer and Chief Compliance Officer, William R. Hough & Co. (securities dealer) (1979 – 2004); and Treasurer, The Hough Group of Funds (1993 – 2004).	170	Operation PAR,
Inc. (2008 – present);

West Central Florida
Council – Boy Scouts
of America
(2008 – 2013);
Remember Honor
Support, Inc.
(non-profit
organization)
(2013 – present)
Board Member,
WRH Income
Properties, Inc. (real
estate) (2014 –
present)

*	Each Board Member shall hold office until: 1) his or her successor is elected and qualified or 2) he or she resigns, retires or his or her term as a Board Member is terminated in accordance with the Trust’s Declaration of Trust.
**	Mr. Smit was elected as Chairman of the Board on December 11, 2014.

Transamerica Funds	Annual Report 2014

Officers

The mailing address of each officer is c/o Secretary, 4600 South Syracuse St., Suite 1100, Denver, CO 80237. The following table shows information about the officers, including their year of birth, their positions held with the Trust and their principal occupations during the past five years (their titles may have varied during that period). Each officer will hold office until his or her successor has been duly elected or appointed or until his or her earlier death, resignation or removal.

Name and Year of Birth	Position	Term of Office and Length of Time Served*	Principal Occupation(s) or Employment During Past Five Years
Marijn P. Smit (1973)	Chairman of the Board**, President and Chief Executive Officer	Since 2014	See Table Above.
Tané T. Tyler (1965)	Vice President, Associate General Counsel, Chief Legal Officer and Secretary	Since 2014

Vice President, Associate General Counsel, Chief Legal Officer and Secretary, Transamerica Funds, TST, TPP, TPFG, TPFG II, TAAVF and TIS (2014 – present);

Director, Vice President, Associate General Counsel, Chief Legal Officer and Secretary, TAM and TFS (2014 – present);

Senior Vice President, Secretary and General Counsel, ALPS, Inc., ALPS Fund Services, Inc. and ALPS Distributors, Inc. (2004 – 2013); and

Secretary, Liberty All-Star Funds (2005 – 2013).

Christopher A. Staples (1970)	Vice President and Chief Investment Officer, Advisory Services	Since 2005

Vice President and Chief Investment Officer, Advisory Services (2007 – present), Senior Vice President – Investment Management (2006 – 2007), Vice President – Investment Management (2005 – 2006), Transamerica Funds, TST and TIS;

Vice President and Chief Investment Officer, Advisory Services, TPP, TPFG, TPFG II and TAAVF (2007 – present);

Vice President and Chief Investment Officer (2007 – 2010); Vice President – Investment Administration (2005 – 2007), TII;

Director (2005 – present), Senior Vice President (2006 – present) and Chief Investment Officer, Advisory Services (2007 – present), TAM;

Director, TFS (2005 – present); and

Assistant Vice President, Raymond James & Associates (1999 – 2004).

Thomas R. Wald (1960)	Chief Investment Officer	Since 2014

Chief Investment Officer, Transamerica Funds, TST, TPP, TPFG, TPFG II, TAAVF and TIS (2014 – present);

Senior Vice President and Chief Investment Officer, TAM (2014 – present);

Chief Investment Officer, Transamerica Investments & Retirement (2014 – present);

Vice President and Client Portfolio Manager, Curian Capital, LLC (2012 – 2014);

Portfolio Manager, Tactical Allocation Group, LLC (2010 – 2011);

Mutual Fund Manager, Munder Capital Management (2005 – 2008); and

Mutual Fund Manager, Invesco Ltd. (1997 – 2004).

Transamerica Funds	Annual Report 2014

Name and Year of Birth	Position	Term of Office and Length of Time Served*	Principal Occupation(s) or Employment During Past Five Years
Vincent J. Toner (1970)	Vice President and Treasurer	Since 2014

Vice President and Treasurer (2014 – present) Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF;

Vice President and Treasurer, TAM and TFS (2014 – present);

Senior Vice President and Vice President, Fund Administration, Brown Brothers Harriman (2010 – 2014); and

Vice President Fund Administration & Fund Accounting, OppenheimerFunds (2007 – 2010).

Matthew H. Huckman, Sr. (1968)	Tax Manager	Since 2014	Tax Manager, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2014 – present); Tax Manager, TFS (2012 – present); and Assistant Mutual Fund Tax Manager, Invesco (2007 – 2012).
Scott M. Lenhart (1961)	Chief Compliance Officer and Anti-Money Laundering Officer	Since 2014

Chief Compliance Officer and Anti-Money Laundering Officer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2014 – present);

Chief Compliance Officer and Anti-Money Laundering Officer (2014 – present), Senior Compliance Officer (2008 – 2014), TAM;

Vice President and Chief Compliance Officer, TFS (2014 – present);

Director of Compliance, Transamerica Investments & Retirement (2014 – present);

Vice President and Chief Compliance Officer, Transamerica Financial Advisors, Inc. (1999 – 2006); and

Assistant Chief Compliance Officer, Raymond James Financial, Inc., Robert Thomas Securities, Inc. (1989 – 1998).

*	Elected and serves at the pleasure of the Board of the Trust.
**	Mr. Smit was elected as Chairman of the Board on December 11, 2014.

Transamerica Funds	Annual Report 2014

PROXY VOTING POLICIES AND PROCEDURES AND QUARTERLY PORTFOLIO HOLDINGS

(unaudited)

A description of the Transamerica Funds’ proxy voting policies and procedures is available in the Statements of Additional Information of the Funds, available without charge upon request by calling 1-888-233-4339 (toll free) or on the Securities and Exchange Commission’s (“SEC”) website at http://www.sec.gov.

In addition, the Funds are required to file Form N-PX, with their complete proxy voting records for the 12 months ended June 30th, no later than August 31st of each year. The Form is available without charge: (1) from the Funds, upon request by calling 1-888-233-4339; and (2) on the SEC’s website at http://www.sec.gov.

The Funds file their complete schedule of portfolio holdings with the SEC for the first and third quarter of each fiscal year on Form N-Q, which is available on the SEC’s website at http://www.sec.gov. The Funds’ Form N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

You may also visit the Trust’s website at www.transamerica.com for this and other information about the Funds and the Trust.

Important Notice Regarding Delivery of Shareholder Documents

Every year we send shareholders informative materials such as the Transamerica Funds Annual Report, the Transamerica Funds Prospectus, and other required documents that keep you informed regarding your Funds. Transamerica Funds will only send one piece per mailing address, a method that saves your Funds’ money by reducing mailing and printing costs. We will continue to do this unless you tell us not to. To elect to receive individual mailings, simply call a Transamerica Customer Service Representative toll free at 1-888-233-4339, 8 a.m. to 7 p.m. Eastern Time, Monday-Friday. Your request will take effect within 30 days.

Transamerica Funds	Annual Report 2014

NOTICE OF PRIVACY POLICY

(unaudited)

Your privacy is very important to us. We want you to understand what information we collect and how we use it. We collect and use “nonpublic personal information” in connection with providing our customers with a broad range of financial products and services as effectively and conveniently as possible. We treat nonpublic personal information in accordance with our Privacy Policy.

What Information We Collect and From Whom We Collect It

We may collect nonpublic personal information about you from the following sources:

•	Information we receive from you on applications or other forms, such as your name, address, and account number;

•	Information about your transactions with us, our affiliates, or others, such as your account balance and purchase/redemption history; and

•	Information we receive from non-affiliated third parties, including consumer reporting agencies.

What Information We Disclose and To Whom We Disclose It

We do not disclose any nonpublic personal information about current or former customers to anyone without their express consent, except as permitted by law. We may disclose the nonpublic personal information we collect, as described above, to persons or companies that perform services on our behalf and to other financial institutions with which we have joint marketing agreements. We will require these companies to protect the confidentiality of your nonpublic personal information and to use it only to perform the services for which we have hired them.

Our Security Procedures

We restrict access to your nonpublic personal information and only allow disclosures to persons and companies as permitted by law to assist in providing products or services to you. We maintain physical, electronic, and procedural safeguards to protect your nonpublic personal information and to safeguard the disposal of certain consumer information.

If you have any questions about our Privacy Policy, please call 1-888-233-4339 on any business day between 8 a.m. and 7 p.m. Eastern Time.

Note:        This Privacy Policy applies only to customers that have a direct relationship with us or our affiliates. If you own shares of our funds in the name of a third party such as a bank or broker-dealer, its privacy policy may apply to you instead of ours.

Transamerica Funds	Annual Report 2014

4600 S. Syracuse St., Suite 1100

Denver, Colorado 80237

Customer Service 1-888-233-4339

P.O. Box 9012 • Clearwater, FL 33758-9012

Distributor: Transamerica Capital, Inc.